     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1999

                                                      REGISTRATION NO. 333-67171
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             COGENTRIX ENERGY, INC.
                (Name of registrant as specified in its charter)

        NORTH CAROLINA                     4911, 4961                       56-1853081
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                           9405 ARROWPOINT BOULEVARD
                      CHARLOTTE, NORTH CAROLINA 28273-8110
                                 (704) 525-3800
         (Address and telephone number of principal executive offices)

                             ---------------------

                               THOMAS F. SCHWARTZ
                 SENIOR VICE PRESIDENT -- FINANCE AND TREASURER
                           9405 ARROWPOINT BOULEVARD
                      CHARLOTTE, NORTH CAROLINA 28273-8110
                                 (704) 525-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                DUMONT CLARKE IV, ESQ.                                         JERRY THOMAS, ESQ.
               MOORE & VAN ALLEN, PLLC                                     SIMPSON THACHER & BARTLETT
             NATIONSBANK CORPORATE CENTER                                     425 LEXINGTON AVENUE
           100 NORTH TRYON STREET, FLOOR 47                                   NEW YORK, N.Y. 10017
               CHARLOTTE, NC 28202-4003

                             ---------------------

                       COGENTRIX DELAWARE HOLDINGS, INC.
              (Name of co-registrant as specified in its charter)
    (See table on next page for additional information about co-registrant.)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING             AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER UNIT       OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
8.75% Senior Notes due 2008..............    $255,000,000            100%            $255,000,000(1)        $70,890(2)
Subsidiary Guarantee.....................         --                  --                   --                  --  (3)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been estimated based on the book value of the securities to be received by the registrant in exchange for the securities to be issued hereunder in the exchange offer described herein.
(2) Previously paid.
(3) Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no registration fee is payable with respect to this security.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                TABLE OF ADDITIONAL INFORMATION ON CO-REGISTRANT

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                                   Primary Standard
                                                               Jurisdiction of        Industrial
                                                              Incorporation or      Classification       I.R.S. Employer
                           Name                                 Organization          Code Number      Identification No.
--------------------------------------------------------------------------------------------------------------------------
COGENTRIX DELAWARE HOLDINGS, INC.                                 DELAWARE            4911, 4961           51-0352024
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION. DATED MARCH 16, 1999

P R O S P E C T U S
                                (COGENTRIX LOGO)

                             COGENTRIX ENERGY, INC.

                               EXCHANGE OFFER FOR
              $255,000,000 OUTSTANDING 8.75% SENIOR NOTES DUE 2008

                          TERMS OF THE EXCHANGE OFFER

     - Expires at 5:00 p.m., New York City time on April 15, 1999, unless extended.

     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

     - Not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     - There will be no proceeds from the exchange offer.

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

     - The terms of the notes to be issued in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

     - There is no existing market for the exchange notes, and we do not intend to apply for their listing on any securities exchange.

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                 The date of this prospectus is March   , 1999.

                             ---------------------

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. THOSE DOCUMENTS, WHICH CONTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US, ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM COGENTRIX ENERGY, INC., 9405 ARROWPOINT BOULEVARD, CHARLOTTE, NORTH CAROLINA 28273, TELEPHONE NUMBER (704) 525-3800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 31, 1999.
                             ---------------------

                                        PAGE
                                        ----
Prospectus Summary....................     1
Summary Consolidated Historical and
  Unaudited Pro Forma Financial
  Information.........................    10
Risk Factors..........................    11
Capitalization........................    18
Use of Proceeds.......................    19
The Exchange Offer....................    20
Selected Consolidated Historical
  Financial Information...............    28
Unaudited Pro Forma Consolidated
  Financial Data......................    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    40
Business..............................    56
  Trends Affecting the Domestic
     Electric Generating Industry and
     Our Business.....................    56
  Our Development and Acquisition
     Strategy.........................    57
  Our Recent Acquisitions of Interests
     in Electric Generating Plants....    58
  Project Agreements, Financing and
     Operating Arrangements for Our
     Facilities Owned Before the
     Bechtel Acquisition..............    59
  Facility Under Construction in
     Batesville, Mississippi..........    61
  Description of Facilities In
     Operation Before the Bechtel
     Acquisition......................    62
  The October 1998 Bechtel
     Acquisition......................    67

                                        PAGE
                                        ----
  Principal Customers.................    71
  Regulation..........................    71
  Employees...........................    77
  Properties..........................    77
  Legal Proceedings...................    77
Management............................    79
Principal Stockholders................    85
Transactions with Related Parties.....    85
Description of Exchange Notes.........    86
Description of Non-Operating
  Subsidiary Guarantee................   118
Description of Cogentrix Energy's
  Other Material Indebtedness.........   119
Material Federal Income Tax
  Considerations......................   121
Plan of Distribution..................   124
Legal Matters.........................   124
Experts...............................   124
Where You Can Find More Information...   126
Incorporation of Previously Filed
  Documents by Reference..............   126
Index to Cogentrix Energy, Inc. and
  Subsidiary Companies Consolidated
  Financial Statements................   F-1
Index to Cogentrix Delaware Holdings,
  Inc. and Subsidiary Companies
  Consolidated Financial Statements...  F-33
Index to Historical Financial
  Statements of Recent Acquisitions...  F-65

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes a description of the terms of the notes we are offering in exchange for outstanding notes, as well as information regarding our business and detailed financial data. We encourage you to read the entire prospectus.

     References in this prospectus to "we," "us," "our" or "Cogentrix" refer to the combined business of Cogentrix Energy, Inc. and its subsidiaries, including subsidiaries that hold investments in other corporations or partnerships whose financial results are not consolidated with ours. The term "Cogentrix Energy" refers only to Cogentrix Energy, Inc., which is a development and management company that conducts its business primarily through subsidiaries. Cogentrix Energy is the issuer of, and, with the exception of one, non-operating subsidiary that has guaranteed all of its existing and future unsecured senior debt, the only obligated corporation on, the outstanding notes and the notes we are offering in exchange for the outstanding notes. The subsidiaries of Cogentrix Energy that are engaged in the ownership and operation of electric generating facilities are sometimes referred to in this prospectus individually as a "project subsidiary" or collectively as "project subsidiaries."

                               THE EXCHANGE OFFER

     On October 20, and November 25, 1998 Cogentrix Energy privately placed a total of $255 million of 8.75% Senior Notes due 2008. Simultaneously with their private placement, Cogentrix Energy entered into registration agreements with the initial purchasers of the outstanding notes. Under these registration agreements, Cogentrix Energy must deliver this prospectus and complete this exchange offer for the outstanding notes on or before April 18, 1999. If this exchange offer does not take place on or before April 18, 1999, Cogentrix Energy must pay additional interest to the holders of the outstanding notes until this exchange offer is completed.

     You may exchange in this exchange offer the outstanding notes you currently hold for notes issued by Cogentrix Energy with substantially the same terms. Before deciding to tender your outstanding notes, you should read the discussion in this prospectus summary that begins on page 7 under the heading "Summary of Terms of the Exchange Notes" and in the back of this prospectus under the heading "Description of the Exchange Notes."

     We believe that you may resell the exchange notes you will receive without complying with the registration and prospectus delivery provisions of the Securities Act, if the conditions that are described in detail later in this prospectus are met. You should read the discussion in this prospectus summary that begins on page 4 under the heading "Summary of the Exchange Offer" and on page 20 of this prospectus under the heading "The Exchange Offer" for further information regarding those conditions and resales of the exchange notes.

                    USE OF PROCEEDS OF THE OUTSTANDING NOTES

     We sold the outstanding notes primarily to finance our acquisition of ownership interests in 12 electric generating plants and a natural gas pipeline from Bechtel Generating Company, Inc. on October 20, 1998. The net proceeds we received from the sale of the outstanding notes were $250.5 million, after we deducted the discount to the initial purchasers and estimated expenses of the offering. These proceeds were used to fund the purchase price of the Bechtel Acquisition and related acquisition costs, pay settlement costs for an interest rate hedge agreement related to the offering and repay outstanding debt under a subsidiary's revolving credit facility.

                             OVERVIEW OF COGENTRIX

     Cogentrix is an independent power producer that acquires, develops, owns and operates electric generating plants, principally in the United States. We derive most of our revenue from the sale of electricity, but we also produce and sell steam. We sell the electricity we generate, principally under long-term power purchase agreements, to regulated electric utilities. We sell the steam we produce to industrial customers with manufacturing or other facilities located near our electric generating plants. We were one of the early participants in the market for electric power generated by independent power producers that developed as a result of energy legislation the United States Congress enacted in 1978. We believe we are one of the larger independent power producers in the United States based on our total project megawatts in operation.

                         OUR ELECTRIC GENERATING PLANTS

     We currently own -- entirely or in part -- a total of 25 electric generating plants in the United States. Our 25 plants are designed to operate at a total production capability of approximately 4,030 megawatts. After taking into account our part interests in the 16 plants that are not wholly-owned by us, which range from 3.3% to approximately 74%, our net equity interest in the total production capability of our 25 electric generating plants is approximately 1,690 megawatts. We developed, constructed and currently operate 10 of our plants, which, with one exception, are located in either North Carolina or Virginia.

     When our plant currently under construction in Batesville, Mississippi begins operation, we will have ownership interests in a total of 26 domestic electric generating plants that are designed with a total production capability of 4,800 megawatts. Our net equity interest in the total production capability of those 26 facilities will be approximately 2,110 megawatts.

       PROJECT FINANCING ARRANGEMENTS FOR OUR ELECTRIC GENERATING PLANTS

     The costs of developing and constructing all of our plants were financed through non-recourse loans that are required to be repaid solely from the plant's revenues. In the event of default under these loans, the remedies of the lender, with minor exceptions, are limited to recovery of the collateral for the loan. The lender to a particular partnership or subsidiary is generally prohibited from getting a judgment or seeking other recourse against any of our other subsidiaries or Cogentrix Energy for any deficiency left when the collateral is sold to satisfy the debt. The collateral for these loans principally consists of the generating plant and our interest in the land on which the plant is located, together with an assignment of the contracts that the subsidiary has in place to sell the electricity and steam the plant produces and to purchase fuel. Under some of these project financing arrangements, we have also been required to secure the repayment of the loan and the payment of interest by pledging the capital stock of or partnership interests in the subsidiary or partnership that owns the project.

                        COMPETITIVE WEAKNESSES AND RISKS

     We discuss in this prospectus, particularly in the "Risk Factors" section, our competitive weaknesses and the numerous uncertainties and contingencies beyond our control that affect our business, including the following:

     - our substantial leverage, which could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes

     - our dependence on our utility customers whose failure to fulfill their contractual obligations to make payments to us for a prolonged period of time could, depending upon the customer and the size of the facilities affected, result in a reduction of our anticipated cash flow and threaten our ability to service our debt

     - risks associated with our power sales agreements that contain provisions that permit the utility customer to terminate the agreement or change the amount of the payments upon the occurrence of an event such as the failure to demonstrate specified operating and reliability standards, and

     - the strong and increasing competition in the electric generating industry for the development of new facilities and the acquisition of electric generating assets

     You should carefully consider the information in the "Risk Factors" section of this prospectus as well as the other information and data included in this prospectus before deciding whether to participate in the exchange offer.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Agreements....  We sold the outstanding notes on October 20, 1998 to three initial purchasers -- Salomon Smith Barney Inc., Goldman, Sachs & Co. and CIBC Oppenheimer Corp., and on November 25, 1998 to Salomon Smith Barney Inc. The initial purchasers then sold the outstanding notes to qualified institutional buyers, as defined in Rule 144A of the Securities Act. Simultaneously with the initial sales of the outstanding notes, we entered into two registration agreements, each of which provides for the exchange offer.

                             You may exchange your outstanding notes for exchange notes, which have substantially identical terms. This exchange offer satisfies your rights under the registration agreements. After this exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer.........  We are offering to exchange $255.0 million total principal amount of 8.75% Senior Notes due 2008 of Cogentrix Energy, which have been registered under the Securities Act, for your outstanding 8.75% Senior Notes due 2008, which have not been registered under the Securities Act and are subject to restrictions on their transfer. To exchange your outstanding notes, you must properly tender them, and we must accept them. We will exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes at or promptly after the end of the exchange offer.

Resales....................  We believe that you may offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                               - you acquire the exchange notes in the ordinary
                                 course of your business;

                               - you are not participating, do not intend to
                                 participate, and have no arrangement or
                                 understanding with any person to participate, in the distribution of the exchange notes; and

                               - you are not an affiliate of Cogentrix Energy,
                                 as defined in Rule 405 of the Securities Act.

                             If any of these conditions is not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against that possible liability.

                             Each broker-dealer acquiring exchange notes for its own account in exchange for outstanding notes that it acquired through market-making or other trading activities must acknowledge that it will deliver a proper prospectus when any exchange notes are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes.

Expiration Date............  The exchange offer expires at 5:00 p.m., New York
                             City time, April 15, 1999, unless we extend the expiration date. We will not extend the expiration date more than 15 days.

Conditions to the Exchange
Offer......................  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

Procedures For Tendering
  Outstanding Notes........  Cogentrix Energy issued the outstanding notes as global securities. When the outstanding notes were issued, Cogentrix Energy deposited them with First Union National Bank, as book-entry depositary. First Union National Bank issued a certificateless depositary interest in each note, which represents a 100% interest in the notes, to DTC. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

                             If you wish to tender your outstanding notes for exchange, you must transmit to First Union National Bank, as exchange agent, on or prior to the expiration date:

                                 either

                               - a properly completed and duly executed letter
                                 of transmittal, which accompanies this
                                 prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                               - a computer-generated message transmitted by
                                 means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                                 and, either

                               - a timely confirmation of book-entry transfer of
                                 your outstanding notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering," must be received by the exchange agent on or prior to the expiration date; or

                               - the documents necessary for compliance with the
                                 guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering."

                             Do not send letters of transmittal and certificates representing outstanding notes to Cogentrix Energy. Send these documents only to the exchange agent. See "The Exchange Offer -- Exchange Agent" for more information.

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your outstanding notes in the exchange offer please contact the registered holder as soon as possible and instruct that holder to tender on your behalf.

Withdrawal Rights..........  You may withdraw the tender of your outstanding notes any time before 5:00 p.m. New York City time on April 15, 1999, unless we extend the expiration date.

Federal Income Tax
  Considerations...........  The exchange of your outstanding notes is not a taxable exchange for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. For additional information regarding federal income tax considerations you should read the discussion under the heading "Material Federal Income Tax Consequences."

Use of Proceeds............  We will not receive any proceeds from the issuance of the exchange notes, and we will pay the expenses of the exchange offer.

Exchange Agent.............  First Union National Bank is serving as the exchange agent in the exchange offer. The exchange agent's address, and telephone and facsimile numbers are listed in the section of this prospectus entitled "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear a legend restricting their transfer and will not have the registration rights contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture.

Securities Offered.........  $255,000,000 principal amount of 8.75% Senior Notes due 2008.

Maturity Date..............  October 15, 2008.

Interest Payment Dates.....  April 15 and October 15 of each year, commencing
                             April 15, 1999.

Guarantee by Non-operating
  Subsidiary...............  Cogentrix Delaware Holdings, Inc., a wholly-owned subsidiary of Cogentrix Energy, has guaranteed all of the existing and future senior, unsecured outstanding indebtedness for borrowed money of Cogentrix Energy, including the outstanding notes and the exchange notes. If we cannot make payments on any of our senior, unsecured outstanding indebtedness when due, whether at the stated maturity, by acceleration or otherwise, Cogentrix Delaware Holdings must make them instead.

                             You should note, however, that this subsidiary guarantee is not full and unconditional because it:

                                  - does not apply unless the subsidiary has
                                    more than $150,000 of assets

                                  - may be waived or modified at any time by the
                                    subsidiary and the agent bank for Cogentrix
                                    Energy's corporate credit facility without your consent or the consent of the trustee under the indenture for the exchange notes

                                  - terminates before the maturity date of the
                                    exchange notes.

                             You should read "Risk Factors -- Risk Related to Termination of Guarantee of Exchange Notes by Non-operating Subsidiary of Cogentrix Energy" and "Description of Non-operating Subsidiary Guarantee" for more information about this subsidiary guarantee.

Ranking....................  The exchange notes:

                                  - are general, unsecured obligations of
                                    Cogentrix Energy.

                                  - rank equally in right of payment with all
                                    existing and future unsecured senior debt of Cogentrix Energy.

                                  - will effectively rank subordinate to any
                                    secured debt Cogentrix Energy is permitted by the terms of the indenture to, and does, issue.

                             The guarantee:

                                  - is a general, unsecured obligation of
                                    Cogentrix Delaware Holdings

                                  - ranks equally in right of payment with all
                                    existing and future unsecured senior debt of Cogentrix Delaware Holdings

                                  - will effectively rank subordinate in right
                                    of payment to any secured debt Cogentrix
                                    Delaware Holdings issues in the future.

                             Assuming Cogentrix Energy had completed the offering of the outstanding notes on September 30, 1998 and applied the proceeds as it subsequently did, Cogentrix Energy would have had approximately $405 million of unsecured senior debt outstanding on that date, including letters of credit outstanding under its corporate credit facility. On the same date, Cogentrix Delaware Holdings would have had no unsecured senior debt outstanding. On the same date Cogentrix Energy and Cogentrix Delaware Holdings would have had no secured debt outstanding.

Subordination Risk related
to our Holding Company
  Structure................  Cogentrix Energy is a holding company whose ability to pay principal of, premium, if any, and interest on the exchange notes will be dependent upon the receipt of sufficient funds from its current and future consolidated project subsidiaries and other businesses in which it has investments but whose results of operations are not consolidated with Cogentrix Energy's. Their ability to distribute funds to Cogentrix Energy in the form of dividends, management fees, principal, interest, loans or otherwise is restricted by the terms of their existing project financing arrangements. Our right to receive any assets of any of our project subsidiaries upon liquidation or reorganization, and the consequent right of the holders of the exchange notes to participate in the distribution of, or to realize proceeds from, those assets will be effectively subordinated to the claims of the creditors of our project subsidiaries. This same subordination risk applies to our investments in other businesses, which we refer to as our "unconsolidated affiliates," whose debt is not included on our balance sheet. As of September 30, 1998, our project subsidiaries had approximately $938 million of outstanding non-recourse indebtedness. As of the same date, on a pro forma basis giving effect to our recent acquisitions, our proportionate share, which corresponds to our ownership percentage, of the outstanding indebtedness of our affiliates whose debt is not included on our balance sheet was approximately $770 million. You should read "Risk
                             Factors -- Subordination Risk Related to Holding Company Structure" and "Description of Exchange Notes" for more information about this risk.

Optional Redemption........  The exchange notes will be redeemable, at our option, in whole or in part, at any time or from time to time. They are redeemable at the redemption prices described in this prospectus under the heading "Description of Exchange Notes -- Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control..........  Upon a change of control of Cogentrix Energy, you shall have the right to require Cogentrix Energy to repurchase your exchange notes at a repurchase price equal to 101% of the principal amount of the exchange notes, plus accrued interest, if any, to the date of repurchase. For more information about this right and the definition of change in control, you should read "Description of Exchange Notes -- Important Negative
                             Covenants -- Repurchase of Exchange Notes Upon a Change of Control" and "Risk Factors -- Substantial Leverage."

Negative Covenants.........  The indenture under which the outstanding notes have been, and the exchange notes are being issued, contains covenants for your benefit which, among other things and subject to exceptions that are described in detail later in this prospectus, restrict our ability to:

                                  - incur additional debt,

                                  - pay dividends and make other distributions,

                                  - make investments,

                                  - create encumbrances to secure debt,

                                  - engage in transactions with affiliates,

                                  - dispose of assets or

                                  - merge or consolidate with or into, or sell
                                    or otherwise transfer our properties and assets as an entirety to, another entity.

                             For more information about these negative covenants, you should read "Description of Exchange Notes."

Change in Covenants When
the Exchange Notes Are
  Rated Investment Grade...  Following the first date upon which the exchange notes are rated investment grade by two
                             nationally-recognized credit rating agencies, and provided that no default exists under the indenture on such date, some of the negative covenants contained in the indenture will no longer apply to the exchange notes. The negative covenants regarding restrictions on transactions with affiliates, limitations on liens and restrictions on mergers, consolidations and sales of assets will, however, remain in effect and a new covenant restricting sale/leaseback transactions will then apply. If, after the exchange notes are rated investment grade, a default occurs, or the exchange notes shall again be rated less than investment grade, the negative covenants contained in the indenture at the time of issuance of the exchange notes that cease to apply after the exchange notes are rated investment grade will not be reinstated. For more information, you should read "Description of Exchange Notes -- Change in Covenants When Exchange Notes are Rated Investment Grade."

Form of Exchange Notes.....  The notes issued in the exchange offer will be represented by one permanent global note in definitive, fully registered form deposited with First Union National Bank, as custodian, for the benefit of DTC. You will not receive notes in registered form unless one of the events described under the heading "Description of Exchange
                             Notes -- Book-Entry; Delivery and Form" occurs. Instead, beneficial interests in the exchange notes issued in the exchange offer will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

            SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

     The following tables present summary consolidated historical and unaudited pro forma financial information of Cogentrix for the periods indicated. The summary consolidated historical financial information was derived from our consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated financial information was derived from the unaudited pro forma consolidated financial information and gives effect to the Whitewater/Cottage Grove Acquisition and the Bechtel Acquisition as described under "Unaudited Pro Forma Consolidated Financial Data," as if both had occurred on July 1, 1996. The information presented below should be read in conjunction with "Selected Consolidated Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes, included elsewhere in this prospectus. Effective January 1, 1998, we changed our fiscal year to commence on January 1 and conclude on December 31. Our fiscal year previously commenced each July 1, concluding on June 30 of the following year.

                                                              SIX-MONTH     NINE-MONTH PERIODS     PRO FORMA     PRO FORMA
                                                                PERIOD             ENDED          FISCAL YEAR    SIX-MONTH
                             FISCAL YEARS ENDED JUNE 30,        ENDED          SEPTEMBER 30,         ENDED      PERIOD ENDED
                            ------------------------------   DECEMBER 31,   -------------------    JUNE 30,     DECEMBER 31,
                              1995       1996       1997         1997         1997       1998        1997           1997
                            --------   --------   --------   ------------   --------   --------   -----------   ------------
                                                                                              (UNAUDITED)
                                                                            ------------------------------------------------
STATEMENT OF OPERATIONS
 DATA:
Total operating revenue...  $385,102   $410,546   $352,806     $177,946     $263,187   $317,528    $370,123       $208,605
Total operating
 expenses.................   303,147    313,407    349,546      132,338      207,123    200,586     350,463        146,778
Operating income..........    81,955     97,139      3,260       45,608       56,066    116,942      19,660         61,827
Interest expense..........   (59,621)   (58,354)   (56,328)     (25,680)     (41,419)   (51,993)    (81,808)       (45,217)

Income (loss) before
 income taxes.............    34,510     39,756    (44,710)      20,176       17,852     57,076     (59,048)        14,332
Net income (loss).........    21,173     23,795    (28,301)      10,703       11,096     34,702     (36,325)         8,673
Ratio of earnings to fixed
 charges (unaudited)(1)...      1.6x       1.7x        .3x         1.7x         1.4x       2.0x         .3x           1.3x

OTHER DATA (UNAUDITED)(2):
Parent EBITDA.............    31,068     34,271     59,854       35,388       11,680     30,441      62,235         45,815
Parent Fixed Charges......     8,530      8,472      8,222        4,203        6,167      6,423      28,490         14,260
Parent EBITDA/Parent Fixed
 Charges..................      3.6x       4.0x       7.3x         8.4x         1.9x       4.7x        2.2x           3.2x

                              PRO FORMA
                             NINE-MONTH
                            PERIOD ENDED
                            SEPTEMBER 30,
                                1998
                            -------------
                             (UNAUDITED)
                            -------------
STATEMENT OF OPERATIONS
 DATA:
Total operating revenue...    $350,147
Total operating
 expenses.................     212,160
Operating income..........     137,987
Interest expense..........     (74,644)
Income (loss) before
 income taxes.............      54,294
Net income (loss).........      33,033
Ratio of earnings to fixed
 charges (unaudited)(1)...        1.7x
OTHER DATA (UNAUDITED)(2):
Parent EBITDA.............      42,130
Parent Fixed Charges......      21,508
Parent EBITDA/Parent Fixed
 Charges..................        2.0x

                                                              AS OF JUNE 30,              AS OF       AS OF SEPTEMBER 30, 1998
                                                      ------------------------------   DECEMBER 31,   -------------------------
                                                        1995       1996       1997         1997         ACTUAL       PRO FORMA
                                                      --------   --------   --------   ------------   -----------   -----------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities......................  $ 41,540   $ 33,351   $ 84,090     $113,951     $   29,638    $   29,718
Total assets........................................   930,733    921,641    859,828      822,974      1,307,270     1,519,972
Project financing debt(3)...........................   661,891    616,588    591,694      567,705        938,262       938,262
Parent debt(4)......................................   100,000    100,000    100,000      100,000        100,000       355,000
Total shareholders' equity..........................    63,618     83,010     49,709       58,298         92,231        92,231

---------------

(1) For purposes of this ratio, earnings include income before income taxes and cumulative effect of change in accounting principle and fixed charges excluding capitalized interest. Fixed charges include interest, whether capitalized or expensed, amortization of deferred financing costs and the interest element of rentals.
(2) Parent EBITDA represents cash flow to Cogentrix Energy prior to debt service and income taxes of Cogentrix Energy. Parent Fixed Charges include cash payments made by Cogentrix Energy related to outstanding indebtedness of Cogentrix Energy and the cost of funds associated with Cogentrix Energy's guarantees of some of its subsidiaries' indebtedness. The calculation of pro forma Parent Fixed Charges includes estimated interest expense on the notes, net of the estimated interest income on the net proceeds of the sale of notes in excess of (i) the purchase price of the Bechtel Acquisition and related transaction costs, (ii) issuance costs associated with the sale of notes and (iii) the settlement costs on an interest rate hedge agreement related to the sale of notes. Parent EBITDA is not presented here as a measure of operating results. Our management believes Parent EBITDA is a useful measure of Cogentrix Energy's ability to service debt. Parent EBITDA should not be construed as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles) or
    (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
(3) Project financing debt with respect to each of our facilities is non-recourse to Cogentrix Energy and its other project subsidiaries. For a discussion of the term "non-recourse," see "Prospectus Summary -- Project Financing Arrangements for Our Electric Generating Plants."
(4) Parent debt represents obligations of Cogentrix Energy only and does not include non-recourse obligations of its project subsidiaries.

                                  RISK FACTORS

A holder of outstanding notes should carefully consider all of the information contained in this prospectus before deciding whether to accept the exchange offer and, in particular, the following factors:

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS MAKES US VULNERABLE TO CHANGES IN ECONOMIC AND INDUSTRY CONDITIONS AND COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     The following chart presents important financial information concerning our total consolidated indebtedness as of September 30, 1998. The information is presented assuming we had completed our recent acquisition of assets from Bechtel Generating Company Inc. and the offering of the outstanding notes as of September 30, 1998 and had applied the proceeds of the outstanding notes as described under "Prospectus Summary -- Use of Proceeds of the Outstanding Notes."

                                                              AT SEPTEMBER 30, 1998
                                                              ----------------------
Total consolidated indebtedness.............................      $ 1.3 billion
Total consolidated assets...................................        1.5 billion
Total shareholders' equity..................................       92.2 million
Ratio of total debt to total capitalization.................              93.3%

     Cogentrix is highly leveraged as a result of the outstanding indebtedness of Cogentrix Energy and the debt incurred by its project subsidiaries to finance the development and construction of electric generating facilities. With minor exceptions, however, the debt incurred by our subsidiaries to finance the development and construction of our electric generating plants limits the remedies of the creditors to recovery of the collateral for the loan. The amount of our project subsidiaries' debt at September 30, 1998 was $938 million. The lenders are generally prohibited from getting a judgment or seeking other recourse against Cogentrix Energy and its other project subsidiaries, except when Cogentrix Energy has agreed to limited guarantees and other obligations with respect to a project.

     These limited guarantees and other obligations, which were given in connection with the refinancing of project subsidiaries' debt facilities, aggregate approximately $51.9 million. In addition, Cogentrix Energy's indirect subsidiary, Cogentrix, Inc., which does not own a generating plant but has subsidiaries which do, has guaranteed two project subsidiaries' obligations to the purchasing utility. The aggregate amount of Cogentrix, Inc.'s potential exposure under its guarantees of these project subsidiaries' obligations cannot be quantified because the amount, if any, of their obligations will be determined based on future events and there is no dollar limit on the amount of their obligations. For more information about these guarantees, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt and

     - limit, along with the financial and other restrictive covenants in our indentures and credit agreement, among other things, our ability to borrow additional funds.

     The indenture under which the outstanding notes were, and the exchange notes will be, issued permits Cogentrix Energy to issue additional unsecured senior debt that will rank equal in right of payment to the exchange notes. With limited exceptions, the indenture restricts Cogentrix Energy's ability to issue debt which is secured, directly or indirectly, by a lien on any of its property unless the exchange notes are also secured by those assets. See "Description of Exchange Notes -- Important Negative Covenants."

CHANGE OF CONTROL REPURCHASE RISK -- WE MAY NOT HAVE SUFFICIENT FUNDS TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     The indenture under which the outstanding notes were issued, and the exchange notes will be issued, contains provisions that require Cogentrix Energy, in the event of a change in the control of Cogentrix Energy, to repurchase any exchange notes that holders desire to have repurchased. Cogentrix Energy may not have the financial resources necessary to purchase the exchange notes upon a change of control. See "Description of Exchange Notes -- Important Negative Covenants -- Repurchase of Exchange Notes Upon a Change of Control."

SUBORDINATION RISK RELATED TO OUR HOLDING COMPANY STRUCTURE -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR PROJECT SUBSIDIARIES OR UNCONSOLIDATED AFFILIATES ARE UNABLE TO PAY FUNDS TO COGENTRIX ENERGY OR DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

     Cogentrix Energy is a development and management company that conducts its business primarily through its project subsidiaries and other subsidiaries that hold investments in "unconsolidated affiliates," which are corporations, partnerships or limited liability companies that own electric generating plants in which we have less than a majority interest. Our ability to pay principal of, premium, if any, and interest on the exchange notes is dependent upon the cash flow of our project subsidiaries and unconsolidated affiliates and the receipt of sufficient funds from them in the form of dividends, fees, interest, loans or otherwise. The project finance agreements that our project subsidiaries and our unconsolidated affiliates currently have in place restrict their ability to make distributions to Cogentrix Energy. These restrictions generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or unconsolidated affiliate must provide for the payment of its other obligations, including operating expenses, debt service and reserves, and must meet specified debt service coverage ratios.

     Our project subsidiaries and unconsolidated affiliates are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the exchange notes or to make any funds available to us to pay our debt service. Any right of Cogentrix Energy to receive any assets of any of its project subsidiaries or unconsolidated affiliates upon liquidation or reorganization, and the consequent right of the holders of the exchange notes to participate in the distribution of, or to realize proceeds from, those assets, will be effectively subordinated to the claims of the project subsidiaries' or unconsolidated affiliates' creditors.

     As of September 30, 1998, approximately $938 million of indebtedness of our project subsidiaries would be effectively senior to the exchange notes. Substantially all of this indebtedness represents non-recourse project financing secured by the assets of these project subsidiaries. In addition, all of the indebtedness of our unconsolidated affiliates will be effectively senior to the exchange notes. Substantially all of this indebtedness also represents non-recourse project financing secured by the assets of our unconsolidated affiliates. As of September 30, 1998, on a pro forma basis giving effect to an acquisition that occurred after that date, our proportionate share, which corresponds to our ownership percentage, of the outstanding indebtedness of our unconsolidated affiliates was approximately $770 million. See "Description of Exchange Notes."

RISK RELATED TO TERMINATION OF GUARANTEE OF EXCHANGE NOTES GIVEN BY NON-OPERATING SUBSIDIARY OF COGENTRIX ENERGY -- THIS GUARANTEE TERMINATES PRIOR TO THE MATURITY OF THE EXCHANGE NOTES BY ITS TERMS AND MAY BE CHANGED AT ANY TIME WITHOUT YOUR CONSENT. THEREFORE, YOU SHOULD NOT RELY UPON THIS GUARANTEE FOR REPAYMENT OF THE EXCHANGE NOTES.

     One of our two, non-operating, direct subsidiaries, Cogentrix Delaware Holdings has guaranteed all of Cogentrix Energy's existing and future unsecured debt for borrowed money. This guarantee was given by

Cogentrix Delaware Holdings to the lenders under Cogentrix Energy's corporate credit facility. The guarantee expressly extends, however, to all holders of senior unsecured outstanding indebtedness of Cogentrix Energy, including the outstanding notes and the exchange notes. We did this to insure that the claims of our bank lenders would not effectively rank senior as a result of the guarantee to the claims of the holders of the outstanding notes and the exchange notes.

     The guarantee provides, however, that the terms or provisions of the guarantee may be waived, amended, supplemented or otherwise modified at any time and from time to time by Cogentrix Delaware Holdings and the agent bank for the lenders under the credit agreement. The guarantee further provides that any waiver, amendment, supplement or modification shall be effective against the holders of the exchange notes, notwithstanding any reliance by the holders of the exchange notes or any of them on the guarantee prior to the waiver, amendment, supplement or modification.

     Because this guarantee can by its express terms be waived, amended, supplemented or modified without your consent, and because this guarantee is not incorporated in the indenture under which Cogentrix Energy issued the outstanding notes and will issue the exchange notes, you should not rely upon its continuing existence as a source of payment for Cogentrix Energy's obligations, under either the outstanding notes or the exchange notes. You should also note that unless the term of the credit agreement is extended or any letters of credit issued by the banks remain outstanding, this guarantee terminates when the credit agreement for the corporate credit facility terminates in 2001, approximately seven years before the maturity date of the outstanding notes and the exchange notes.

DEPENDENCE ON OUR UTILITY CUSTOMERS -- THE FAILURE OF A UTILITY CUSTOMER TO MAKE PAYMENTS UNDER A POWER SALES AGREEMENT FOR A PROLONGED PERIOD OF TIME COULD, DEPENDING UPON THE CUSTOMER, MATERIALLY REDUCE OUR CASH FLOW AND CONSEQUENTLY IMPACT OUR ABILITY TO SERVICE OUR DEBT.

     Each of our operating facilities relies on a power sales agreement with a single electric utility customer for the majority of its revenues over the life of the power sales agreement. The failure of a utility customer to fulfill its contractual obligations to us for a prolonged period of time could materially reduce our cash flow and, as a result, weaken our financial position and our ability to service our debt.

RISKS ASSOCIATED WITH POWER SALES AGREEMENTS -- THE PROVISIONS OF THE POWER SALES AGREEMENTS AT SOME OF OUR FACILITIES PERMIT THE UTILITY CUSTOMER TO TERMINATE THE AGREEMENT OR CHANGE THE AMOUNT OF THE PAYMENTS UPON THE OCCURRENCE OF CONTRACTUALLY SPECIFIED EVENTS.

     Power sales agreements of some of our project subsidiaries and unconsolidated affiliates permit the purchasing utility to terminate the agreement or change the payments if the facility does not demonstrate contractually specified operating and reliability standards. Some agreements also permit the utility to reduce future payments or recover from the project subsidiary or unconsolidated affiliate payments previously made if a state utility commission prohibits the utility from recovering from its customers payments made under the power sales agreement. Some of our power sales agreements that contain these provisions also provide that the utility will continue to pay the contract rates at least through the term of the related project financing debt. Thereafter, the project subsidiary or unconsolidated affiliate recognizes a reduction in payments received under the power sales agreement to the extent necessary to repay, or is required to repay, to the utility the amount of the accrued liability with interest. See
"Business -- Project Agreements, Financing and Operating Arrangements for Our Facilities Owned Before the Bechtel Acquisition."

     In the event a termination or modification of any of our power sales agreements occurred, the affected project subsidiary or unconsolidated affiliate would likely generate reduced revenues or no revenues, possibly triggering default provisions in its financing agreements. These events might allow the affected lenders to accelerate the debt and could result in Cogentrix Energy not receiving any cash flow from that project subsidiary or unconsolidated affiliate, which could threaten our ability to service our debt.

GOVERNMENT REGULATION -- WE OPERATE OUR BUSINESS IN AN INDUSTRY THAT IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION; CHANGES IN THE REGULATORY ENVIRONMENT, PARTICULARLY CHANGES RELATING TO EMISSIONS CONTROLS, DISPOSAL OF COAL ASH AND EXEMPTIONS FROM REGULATION AS A UTILITY OR PUBLIC UTILITY HOLDING COMPANY, COULD INCREASE OUR COSTS OF DOING BUSINESS AND REDUCE CASH FLOW AVAILABLE FOR DEBT SERVICE.

 Emissions Regulations -- Costs of compliance with stricter emission regulations could have a material adverse impact upon our business.

     The Clean Air Act Amendments of 1990 require states to impose permit fees on emissions, and Congress may consider proposals to further restrict or tax emissions. These proposals, if adopted, could impose additional costs on the operation of our facilities and reduce the amount of funds available to our subsidiaries to make distributions to Cogentrix Energy. This reduction in funds available for distribution in turn could impair Cogentrix Energy's liability to meet its debt service obligations on the exchange notes and its other outstanding debt. See "Business -- Regulation -- Environmental
Regulations -- United States" and "-- International."

 Environmental Regulations -- Changes in the laws governing disposal of coal ash generated by our plants that use coal as their fuel to classify coal ash as a hazardous waste could increase our costs and expose us to greater potential liability for environmental remediation.

     Project subsidiaries owning eight of our facilities contract with ReUse Technology, Inc., a wholly-owned subsidiary of the Company operated as an autonomous business unit, to remove coal ash generated by the coal-fired plants. Coal ash is not currently subject to regulation as a hazardous waste under the Resource Conservation and Recovery Act or the laws of the states where our facilities are located. Any change in law subjecting coal ash to regulation as a hazardous or other restricted waste could increase our costs of doing business and could result in greater potential liability for costs associated with remediating any adverse environmental effects of the disposal or use of coal ash. This occurrence could reduce our cash flow and consequently impact our ability to service our debt.

 Energy Regulations -- Loss of the exemptions we currently enjoy from the extensive regulation electric utilities and electric utility holding companies are subject to could subject our business to increased federal and state regulation and possibly result in the acceleration of some of our project subsidiaries' debt and termination of their contracts.

     The provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935 apply to our cogenerating and small power production facilities. The Public Utility Regulatory Policies Act of 1978 provides to qualifying facilities exemptions from federal and state laws and regulations, including organizational, rate and financial regulation exemptions. The Public Utility Holding Company Act of 1935 regulates public utility holding companies and their subsidiaries. We are not and will not be regulated as a holding company as long as the power plants we own in whole or in part are qualifying facilities or eligible facilities of exempt wholesale generators under the Public Utility Holding Company Act of 1935.

     Qualifying facility status is conditioned on meeting statutory criteria, and would be jeopardized, for example, by the loss of a steam customer or reduction of steam purchases below required amounts. If one of our qualifying facilities that is not also an exempt wholesale generator were to lose its status as a qualifying facility and we were not able to take prompt remedial action to restore that status, the subsidiary operating the facility would lose its exemptions, which could subject it to regulation and result in Cogentrix Energy inadvertently becoming a public utility holding company. Our other facilities could in turn lose their status as qualifying facilities and utility customers of some of those facilities could elect to terminate their power sales agreements. The lenders to the affected subsidiaries could also elect to accelerate those project subsidiaries' debt which would materially reduce our cash flow and consequently our ability to service our debt. See
"Business -- Regulation -- Energy Regulations."

ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS -- LEGISLATIVE PROPOSALS THAT WOULD PERMIT UTILITY CUSTOMERS TO CHOOSE THEIR ELECTRIC ENERGY SUPPLIER AND DEREGULATE ELECTRIC RATES ARE LIKELY TO LEAD IN THE FUTURE TO A MORE COMPETITIVE AND RISKY MARKET FOR US AND OUR ELECTRIC UTILITY CUSTOMERS.

     The Federal Energy Regulatory Commission and many state utility commissions are currently studying or implementing a number of proposals that would dramatically change the structure and method of operation of the electric utility industry in the United States. Under most of these proposals utility customers would be permitted to choose their electric energy supplier in a competitive electric energy market. We cannot predict the final form or timing of the proposed changes, but any changes that are adopted are likely to make the market for independent energy producers like us more competitive and risky.

     The Federal Energy Regulatory Commission issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access to utility transmission lines, on a comparable basis to the utilities' own use of the lines. Many utilities have already filed "open access" tariffs in response. The utilities contend that they should recover from departing customers who choose another energy supplier their fixed costs that will be "stranded" by the ability of their wholesale customers and perhaps eventually, their retail customers, to choose new electric energy suppliers. The final rule adopted by the Federal Energy Regulatory Commission endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many power purchase agreements with independent power producers like us which the utilities view as excessive when compared with current market prices. Utilities are nonetheless seeking ways to lower these contract prices or end the contracts altogether, out of concern that their shareholders will be required to bear all or part of any "stranded" costs. If any of our facilities from which we derive a substantial amount of our revenue were to become the target of a purchasing utility's successful effort to reduce its stranded cost, our revenue, profitability and ability to service our debt could suffer.

GENERAL OPERATING RISKS -- OPERATING A POWER PLANT INVOLVES RISKS OF EQUIPMENT FAILURE, FUEL INTERRUPTION AND OTHER OPERATING PROBLEMS THAT COULD RESULT IN LOST REVENUES OR INCREASED EXPENSES AND THREATEN OUR ABILITY TO SERVICE OUR DEBT.

     The operation of a power plant involves many risks, including the breakdown or failure of electric generating equipment or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. While our facilities contain backup components for critical equipment and we have obtained insurance to protect against operating risks, that protection may not be adequate to cover lost revenues or increased expenses, including higher maintenance costs. As a result, a facility may be unable to perform under its power and steam sales agreements and may be unable to fund principal and interest payments under its project financing agreements. Further, each facility may depend on a single or limited number of vendors to supply water, to supply coal or gas, to transport coal or gas or to wheel electricity. The failure of a water supplier, coal or gas transporter to fulfill its contractual obligations to us for a prolonged period of time could jeopardize our ability to operate a facility, resulting in reduced cash flow and threatening our ability to service our debt.

     We operate 10 of our 25 facilities. With respect to the facilities we do not operate, we are and will, unless we take over the operations ourselves, continue to be exposed to the risk that the operator of the facility will fail to perform, or will perform its duties inadequately, and the operations of the facility will be adversely affected.

PROJECT DEVELOPMENT AND START-UP UNCERTAINTIES -- DEVELOPING NEW ELECTRIC GENERATING PLANTS INVOLVES SIGNIFICANT RISKS THAT MAY DELAY COMMENCEMENT OF COMMERCIAL OPERATION AND RECEIPT OF REVENUES NEEDED TO PAY DEBT SERVICE.

     The projects that we develop are complex, and substantial risks affect their completion schedule. There can be no assurance that we will be able to obtain new power sales agreements, overcome any local opposition to the development of new projects, obtain site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales agreements, licenses and certifications, environmental and other permits and financing necessary for the successful development of new projects. These risks may result in us abandoning projects after having incurred significant project development expenses.

  Construction Risks

     The construction of an electric generating facility involves many risks, including material and labor interruption, work stoppages, labor disputes, weather interferences, unforeseen engineering, environmental and geological problems and unanticipated cost overruns. There is a risk, that the costs of delays will exceed negotiated limits on liquidated damages and insurance coverage or that delays will be caused by events that are not within anyone's control, as to which there may be no liquidated damages or insurance coverage. Many power sales agreements permit the electric utility customer to terminate the agreement in the event milestones, such as commencing commercial operation of the project, are not met by specified dates.

  Start-up Risks

     The commencement of operation of a newly-constructed electric generating plant involves many risks, including the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, especially in the area of environmental emission control. The proceeds of insurance, warranties or performance guarantees by contractors may not be adequate to cover lost revenues or increased expenses. As a result, a project subsidiary may be unable to fund principal and interest payments under its project financing agreements and may operate at a loss. The project subsidiary would, therefore, not be able to distribute any funds to Cogentrix Energy to pay its debt service until its operations generated cash flow available to be distributed to Cogentrix Energy.

COMPETITION -- THE MARKET FOR DEVELOPMENT OF NEW ELECTRIC GENERATING PLANTS IN THE UNITED STATES AND FOR ACQUISITION OF EXISTING ELECTRIC GENERATING PLANTS IS EXTREMELY COMPETITIVE.

     There are numerous strong and capable competitors in the electric generating industry, both domestically and internationally, many of whom have extensive and diversified developmental or operating experience and financial resources similar to or greater than ours. In recent years the industry has been characterized by strong and increasing competition with respect to both the development of new facilities and the acquisition of existing electric generating assets. This changing competitive environment includes a trend away from negotiated transactions and toward competitive bidding. The intensifying competition has contributed in many areas to a reduction in electricity prices. Combined with the increasing competition among regulated electric utilities and the many proposals that are being studied or implemented to deregulate the electric industry, this reduction in electricity prices has put pressure on electric utilities to lower their costs, including the cost of purchased electricity from independent energy producers like us.

RISKS OF DOING BUSINESS OUTSIDE THE UNITED STATES -- ECONOMIC AND POLITICAL CONDITIONS AND THE UNPREDICTABLE LEGAL ENVIRONMENT IN THE COUNTRIES WHERE WE ARE OR COULD BE EXPLORING DEVELOPMENT OPPORTUNITIES PRESENT RISKS OF CONSTRUCTION DELAYS, INTERRUPTION OF BUSINESS AND EXPROPRIATION THAT ARE GREATER THAN THOSE IN THE UNITED STATES AND WHICH COULD REDUCE OUR CASH FLOWS, IMPACT OUR PROFITABILITY AND IMPAIR OUR ABILITY TO SERVICE OUR DEBT.

     The economic and political conditions in countries where we are or could be exploring development opportunities present risks of construction delays, interruption of business and expropriation that are greater than those in the United States and which could reduce our cash flows and impair our ability to service our debt. The uncertainty of the legal environment in foreign countries in which we may develop or acquire projects could also impair our ability to enforce our rights under agreements relating to those projects. Operations in foreign countries also can present currency exchange, convertibility and repatriation risks.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES -- THERE IS NO EXISTING MARKET FOR THE EXCHANGE NOTES AND WE DO NOT INTEND TO APPLY FOR THEIR LISTING ON ANY NATIONAL SECURITIES EXCHANGE.

     There has previously been no public market for the outstanding notes. The exchange notes will constitute a new class of securities with no established trading market. Although the exchange notes are expected to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages market, there can be no assurance as to the development of a market or liquidity of any market that may develop for the exchange notes, the ability of holders of the exchange notes to sell their exchange notes, or the price at which holders would be able to sell their exchange notes. If the exchange notes are traded, they may trade at a discount from their initial public offering price depending upon prevailing interest rates, our operating results, the market for similar securities and other factors. We do not intend to apply for listing of the exchange notes on any securities exchange or the Nasdaq National Market.

CONSEQUENCES OF FAILURE TO EXCHANGE -- HOLDERS OF OUTSTANDING NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER MAY NOT OFFER OR SELL THEM UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE TO THEM AND THEY WILL NOT HAVE ANY REGISTRATION RIGHTS.

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be bound by the restrictions on transfer of their outstanding notes discussed in the legend on the outstanding notes. Outstanding notes not exchanged will continue to remain outstanding. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not governed by, the Securities Act and applicable state securities laws. Cogentrix Energy does not currently anticipate that it will register the outstanding notes under the Securities Act.

     As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes under the terms of, this exchange offer, Cogentrix Energy will have fulfilled a promise contained in the registration agreements. Cogentrix Energy will not have any obligation to conduct another exchange offer for any untendered outstanding notes. Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold their outstanding notes and will be entitled to all the rights and limitations they previously had, except for any rights they had under the registration agreements that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. The restrictions on transfer included in the indenture under which the outstanding notes were issued will continue to apply to all untendered outstanding notes. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could become unavailable.

                                 CAPITALIZATION

     The following table presents as of September 30, 1998, the actual consolidated capitalization of Cogentrix and the pro forma consolidated capitalization of Cogentrix as adjusted to give effect to the subsequently completed offering of the outstanding notes and the application of the net proceeds. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                                                                 SEPTEMBER 30, 1998
                                                              ------------------------
                                                                            PRO FORMA
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
SHORT-TERM DEBT:
  Current portion of non-recourse project financing debt....  $   77,641   $   77,641
                                                              ----------   ----------
LONG-TERM DEBT:
  Non-recourse project financing debt, net of current
     portion................................................     860,621      860,621
  2004 senior notes.........................................     100,000      100,000
  Corporate credit facility(1)..............................          --           --
  2008 senior notes.........................................          --      255,000
                                                              ----------   ----------
     Total long-term debt...................................     960,621    1,215,621
                                                              ----------   ----------
          Total indebtedness................................   1,038,262    1,293,262
                                                              ----------   ----------
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares authorized;
     282,000 shares issued and outstanding..................         130          130
  Accumulated earnings......................................      92,101       92,101
                                                              ----------   ----------
     Total shareholders' equity.............................      92,231       92,231
                                                              ----------   ----------
  Total capitalization and long-term debt...................  $1,130,493   $1,385,493
                                                              ==========   ==========

---------------

(1) Cogentrix Energy has a credit agreement with Australia and New Zealand Banking Group Limited, as agent for a group of lending banks. This corporate credit facility provides for $125 million of revolving credit availability in the form of direct advances or the issuance of letters of credit. Subsequent to September 30, 1998, after repaying outstanding advances, Cogentrix Energy used $60 million of the availability under this credit facility to issue $6 million of letters of credit in connection with an acquisition and to issue a $54 million letter of credit in connection with its investment in the electric generating plant under construction in Batesville, Mississippi. See "Business -- New Facility Under Construction in Batesville, Mississippi." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Cogentrix Energy's Other
    Indebtedness -- Corporate Credit Facility."

                                USE OF PROCEEDS

     Cogentrix Energy will not receive any cash proceeds from the issuance of the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in the indebtedness of Cogentrix Energy.

     The proceeds we received from the sale of the outstanding notes were approximately $255.8 million, consisting of the face amount of the notes of $255.0 million and the net original issue premium of approximately $0.8 million.

     We used the $255.8 million:

     - to fund the discount to the initial purchasers and pay estimated expenses, which in the aggregate were approximately $5.3 million;

     - to fund the purchase price of the acquisition of our recent ownership interests in 12 electric generating plants and a natural gas pipeline from Bechtel Generating Company, Inc. and related acquisition costs, which in the aggregate were approximately $189.9 million;

     - to pay approximately $22.1 million of settlement costs for an interest rate hedge agreement related to the offering of the outstanding notes and

     - to repay approximately $38.5 million of outstanding debt under a project subsidiary's revolving credit facility.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the sale of the outstanding notes on October 20, 1998, we entered into a registration agreement with the initial purchasers of the outstanding notes -- Salomon Smith Barney, Inc., Goldman, Sachs & Co. and CIBC Oppenheimer Corp., and, simultaneously with the sale of additional outstanding notes on November 25, 1998, we entered into a similar registration agreement with Salomon Smith Barney, Inc. as the initial purchaser of the outstanding notes. Under these registration agreements, we agreed to file a registration statement regarding the exchange of the outstanding notes for notes with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission. Copies of the registration agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

     We are conducting the exchange offer to satisfy our contractual obligations under the registration agreements. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. The registration agreements require, among other things, that we, at our cost, become obligated to file a registration statement in connection with a registered exchange offer within 90 days after the date on which the outstanding notes were first issued, which was October 20, 1998, and use our best efforts to cause the registration statement relating to such registered exchange offer to become effective within 150 days after October 20, 1998. When the registration statement is declared effective, we will offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes and will keep the exchange offer open for not less than 30 days and not more than 45 days after the date notice of the exchange offer is mailed to the holders, unless applicable law requires the offer to remain open for a longer period of time. The exchange offer is not extended to outstanding note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

     In the event that applicable interpretations of the Staff of the Securities and Exchange Commission do not permit us to conduct the exchange offer, or if any holder of the outstanding notes notifies us that the holder is not eligible to participate in, or would not receive freely tradeable exchange notes in exchange for tendered outstanding notes in, the exchange offer, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the outstanding notes. We have also agreed to use our best efforts to keep the shelf registration statement effective at least two years after its date of effectiveness.

     The term "holder" as used in this section of the prospectus entitled "The Exchange Offer" means

     (1) any person in whose name the outstanding notes are registered on our books, or

     (2) any other person who has obtained a properly completed bond power from the registered holder, or

     (3) any person whose outstanding notes are held of record by DTC and who wants to deliver such outstanding notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange up to $255,000,000 total principal amount of exchange notes for a like total principal amount of outstanding notes. The outstanding notes must be tendered properly on or before the expiration date and not withdrawn. In exchange for outstanding notes properly tendered and accepted, we will issue, a like total principal amount of up to $255,000,000 in exchange notes.

     The exchange offer is not conditioned upon holders tendering minimum principal amount of outstanding notes. As of the date of this prospectus, $255,000,000 aggregate principal amount of notes are outstanding.

     If you do not tender outstanding notes or tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration agreements, except under limited circumstances. You should read "Risk Factors -- Consequences of a Failure to Exchange" for more information regarding notes outstanding after the exchange offer.

     After the expiration date, we will return to you, without cost, any tendered outstanding notes that we did not accept for exchange.

     Holders exchanging outstanding notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. We will pay the charges and expenses, other than the transfer taxes described below, in the exchange offer. See "-- Fees and Expenses" for further information regarding fees and expenses.

     WE DO NOT RECOMMEND YOU TO TENDER OR NOT TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER.

     The expiration date is 5:00 p.m., New York City time, on April 15, 1999 unless we extend the exchange offer.

     We have the right, in accordance with applicable law, at any time:

     - to delay the acceptance of the outstanding notes;

     - to terminate the exchange offer if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

     - to extend the expiration date of the exchange offer and keep all outstanding notes tendered other than those outstanding notes properly withdrawn; and

     - to waive any condition or amend the terms of the exchange offer.

     If we materially change the exchange offer, or if we waive a material condition of the exchange offer, we will promptly file a post-effective amendment to the registration statement disclosing the change or waiver. We also will extend the exchange offer as required by Rule 14e-1 under the Exchange Act.

     If we exercise any of the rights listed above, we will promptly give oral or written notice of the action to the exchange agent and will issue a release to an appropriate news agency, which is the only method of communication that we are obligated to use. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     We will issue to the exchange agent exchange notes for outstanding notes tendered and accepted and not withdrawn promptly after the expiration date. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

     We will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents. The exchange agent is also your agent for receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to you who validly tender. If for any reason, we

     (1)  delay the acceptance or exchange of any outstanding notes,

     (2)  extend the exchange offer or

     (3)  are unable to accept or exchange outstanding notes,

then the exchange agent may, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Outstanding notes retained by the exchange agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "-- Withdrawal Rights" below.

     In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent's message, meaning a message transmitted to the exchange agent by DTC stating that you agree to be bound by the terms of the letter of transmittal, that

     - you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes,

     - we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances, and

     - the outstanding notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment, and transfer of the outstanding notes.

       PROCEDURES FOR TENDERING

         Valid Tender

     You may tender your outstanding notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the exchange agent either a completed and signed letter of transmittal or an agent's message. You must deliver your letter of transmittal or agent's message by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. In addition, to complete a book-entry transfer, you must also either have DTC transfer the outstanding notes into the exchange agent's account at DTC using DTC's Automated Tender Offer Program procedures for transfer, and obtain a confirmation of such a transfer, or follow the guaranteed delivery procedures described below under "-- Guaranteed Delivery."

     If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all outstanding notes that you hold.

     For tendering your outstanding notes other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. Again, you must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. In addition, to complete a valid tender you must either deliver your outstanding notes to the exchange agent on or before the expiration date, or follow the guaranteed delivery procedures set forth below under "-- Guaranteed Delivery."

     DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     You do not need to endorse certificates for the outstanding notes or provide signature guarantees on the letter of transmittal, unless

     (1)  someone other than the registered holder tenders the certificate or

     (2) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

     In the case of (1) or (2) above, you must sign your outstanding note or provide a properly executed bond power, with the signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

     (1)  a bank;

     (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     (3)  a credit union;

     (4) a national securities exchange, registered securities association or clearing agency; or

     (5) a savings association that is a participant in a securities transfer association.

  Guaranteed Delivery

     If a holder wants to tender outstanding notes in the exchange offer and

     - the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or before the expiration date or

     - a book-entry transfer cannot be completed in time, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

     (1) the tender is made by or through an eligible guarantor institution;

     (2) you deliver a properly completed and signed notice of guaranteed delivery, like the form provided with the letter of transmittal, to the exchange agent on or before the expiration date; and

     (3) you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed.

     You may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form described in the notice.

     Our acceptance of properly tendered outstanding notes is a binding agreement between you and us upon the terms and subject to the conditions of the exchange offer.

  Determination of Validity

     We will resolve all questions regarding the form of documents, validity, eligibility and acceptance for exchange of any tendered outstanding notes. Our resolution of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, is final and binding on all parties. A tender of outstanding notes is invalid until all irregularities have been cured or waived. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will we or they be liable for failing to give any such notice. We reserve the absolute right, in our sole discretion, to reject any tenders determined to be in improper form or unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any condition or irregularity in the tender of outstanding notes by any holder. We need not waive similar conditions or irregularities in the case of other holders.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless we give a waiver, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

     A beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the beneficial owner wants to participate in the exchange offer.

RESALES OF EXCHANGE NOTES

     We are exchanging the outstanding notes for exchange notes based upon the staff of the Securities and Exchange Commission's position set forth in interpretive letters to third parties in other similar transactions. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position for this exchange offer as it did in interpretive letters to other parties. Based on the staff's letters to other parties, we believe that holders of exchange notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers. However, holders of the outstanding notes who intend to participate in the exchange offer must acquire the exchange notes in the ordinary course of business and have no intention of engaging in a distribution of the exchange notes, as a "distribution" is defined under the Securities Act.

     Any holder of outstanding notes who is an "affiliate" of Cogentrix Energy or who intends to distribute exchange notes, or any broker-dealer who purchased outstanding notes directly from Cogentrix Energy or an "affiliate" of Cogentrix
Energy:

     - cannot rely on the Staff's interpretations in the above mentioned interpretive letters and

     - must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the outstanding notes, unless the sale is exempt.

     In this situation, a broker-dealer must deliver a prospectus that contains a plan of distribution that names the broker-dealer as a selling security holder in connection with any resale of outstanding notes or exchange notes, unless the resale is exempt under the Securities Act.

     In addition, if any broker-dealer acquired outstanding notes for its own account as a result of market-making or other trading activities and exchanges the outstanding notes for exchange notes, the broker-dealer must deliver a prospectus with any resales of the exchange notes.

     If you want to exchange your outstanding notes for exchange notes, you will be required to affirm that:

     - you are not an "affiliate" of Cogentrix Energy;

     - you are acquiring the exchange notes in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in a distribution of the exchange notes, as "distribution" is defined under the Securities Act and

     - you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the exchange notes, as "distribution" is defined under the Securities Act.

     In addition, we may require you to provide information regarding the number of "beneficial owners," within the meaning of Rule 13d-3 under the Exchange Act, of the outstanding notes that are held in your name. Each broker-dealer that receives exchange notes for its own account may be deemed to be an "underwriter" under the Securities Act. These broker-dealers must also acknowledge that it acquired the outstanding notes for its own account as the result of market-making activities or other trading activities and agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The letter of transmittal indicates that by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the staff's position enunciated in interpretive letters to other parties, we believe that broker-dealers who acquired outstanding notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this prospectus to satisfy such requirements. We have agreed to allow a broker-dealer to use this prospectus, as it may be amended or supplemented from time to time, for a period starting on the expiration date and ending on the close of business on the first anniversary of the expiration date. You should read "Plan of Distribution" for further information. A broker-dealer intending to use this prospectus in the resale of exchange notes must notify us, on or prior to the expiration date, that it intends to participate in the exchange offer. This notice may be given in the letter of transmittal or may be delivered to the exchange agent.

WITHDRAWAL RIGHTS

     You can withdraw tenders of outstanding notes at any time on or before the expiration date.

     For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a notice of withdrawal to the exchange agent on or before the expiration date. The notice of withdrawal must specify the name of the person tendering the outstanding notes to be withdrawn, the total principal amount of outstanding notes withdrawn, and the name of the registered holder of the outstanding notes if different from the person tendering the outstanding notes. If you delivered outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding notes tendered for the account of an eligible guarantor institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and you must deliver the notice of withdrawal to the exchange agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding notes properly withdrawn may again be tendered at any time on or before the expiration date.

     We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we or they be liable for failing to give any such notice. Withdrawn outstanding notes will be returned to the holder after withdrawal, without cost to the holder.

INTEREST ON EXCHANGE NOTES

     The exchange notes will bear interest at a rate of 8.75% per annum, payable semi-annually, on April 15 and October 15 of each year, commencing April 15, 1999. Holders of exchange notes will receive interest on April 15, 1999 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

CONDITIONS TO THE EXCHANGE OFFER

     We do not have to exchange any outstanding notes, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

     - the staff no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by any of the holders without compliance with the registration and prospectus delivery provisions of the Securities Act,

     - a governmental body passes any law, statute, rule or regulation which, in our opinion, prohibits or prevents the exchange offer,

     - the Securities and Exchange Commission or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement, or

     - we are unable to obtain any governmental approval that we believe is necessary to complete the exchange offer.

     If we reasonably believe that any of the above conditions has occurred, we may

     (1) terminate the exchange offer and return all tendered outstanding notes to the tendering holders,

     (2)  waive any condition to the exchange offer,

     (3) extend the expiration date of the exchange offer and keep all outstanding notes tendered other than those outstanding notes properly withdrawn or

     (4) amend the terms of the exchange offer in any respect. If our waiver or amendment materially changes the exchange offer, we will promptly file a post-effective amendment to the registration statement, disclosing the change or waiver. We also will extend the exchange offer as required by Rule 14e-1 of the Exchange Act.

EXCHANGE AGENT

     First Union National Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered, Certified or Overnight Mail:     Facsimile:

First Union National Bank                       704-590-7628
Corporate Trust Reorganization
1525 West W.T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153
Attention: Mike Klotz

By Hand:                                        Telephone Number:

First Union National Bank                       704-590-7408
40 Broad Street
5th Floor, Suite 550
New York, New York 10004

     IF YOU DELIVER LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THE THOSE LISTED ABOVE, YOUR TENDER IS INVALID.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders for the exchange offer. We will principally solicit tenders for the exchange offer by mail or overnight courier, although our officers and regular employees may additionally solicit in person by telephone or facsimile.

     We have not retained any dealer-manager in connection with the exchange offer and will not pay any brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and its reasonable out-of-pocket expenses.

We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this prospectus, letters of transmittal and related documents to holders of the outstanding notes, and in handling or tendering outstanding notes for their customers.

     We will pay the expenses for the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and expenses.

     We will pay the transfer taxes for the exchange of the outstanding notes in the exchange offer. If, however, exchange notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of such taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

     The following table presents selected consolidated financial information as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998, as of December 31, 1997 and for the six-month periods ended December 31, 1996 and 1997 and each of the five fiscal years in the period ended June 30, 1997, which should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected consolidated financial information as of and for the six-month period ended December 31, 1997 and each of the five fiscal years in the period ended June 30, 1997 presented below has been derived from our consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants. The information for the six-month period ended December 31, 1996, the nine-month periods ended September 30, 1997 and 1998 and as of September 30, 1998 has been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The unaudited interim consolidated results of operations are not necessarily indicative of the consolidated results of operations for any other interim period or for any fiscal year as a whole.

     Effective January 1, 1998, we changed our fiscal year to commence on January 1 and conclude on December 31 of each year. Our fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

                                                                                           SIX-MONTH              NINE-MONTH
                                                                                         PERIODS ENDED           PERIODS ENDED
                                          FISCAL YEARS ENDED JUNE 30,                     DECEMBER 31,           SEPTEMBER 30,
                              ----------------------------------------------------   ----------------------   -------------------
                                1993       1994       1995       1996       1997        1996         1997       1997       1998
                              --------   --------   --------   --------   --------   -----------   --------   --------   --------
                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)                  (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Operating revenue:
  Electric..................  $338,645   $351,892   $357,674   $356,459   $315,203    $162,909     $154,810   $234,652   $231,200
  Steam.....................    22,637     22,254     23,320     27,703     26,686      13,284       12,721     19,451     19,325
  Lease revenue.............         0          0          0          0          0           0            0          0     23,567
  Service revenue under
    sales-type capital
    leases..................         0          0          0          0          0           0            0          0     25,955
  Income from unconsolidated
    investments in power
    projects................         0          0      1,116      3,862        574         348        1,186        623      2,626
  Other.....................     1,037      1,939      2,992     22,522     10,343       4,608        9,229      8,463     14,855
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
        Total operating
          revenue...........   362,319    376,085    385,102    410,546    352,806     181,149      177,946    263,189    317,528
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Operating expenses:
  Operating costs...........   236,568    239,225    235,006    245,582    204,446     108,348       93,689    143,993    112,081
  Cost of services under
    sales-type capital
    leases..................         0          0          0          0          0           0            0          0     29,358
  General, administrative
    and development.........    25,116     26,664     30,499     29,983     39,425      16,017       18,242     31,547     27,765
  Depreciation and
    amortization............    28,851     36,290     37,642     37,842     40,047      18,610       20,407     31,583     31,382
  Loss on impairment and
    cost of removal of
    cogeneration
    facilities..............         0          0          0          0     65,628      65,628            0          0          0
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
        Total operating
          expenses..........   290,535    302,179    303,147    313,407    349,546     208,603      132,338    207,123    200,586
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Operating income (loss).....    71,784     73,906     81,955     97,139      3,260     (27,454)      45,608     56,066    116,942

                                                                                           SIX-MONTH              NINE-MONTH
                                                                                         PERIODS ENDED           PERIODS ENDED
                                          FISCAL YEARS ENDED JUNE 30,                     DECEMBER 31,           SEPTEMBER 30,
                              ----------------------------------------------------   ----------------------   -------------------
                                1993       1994       1995       1996       1997        1996         1997       1997       1998
                              --------   --------   --------   --------   --------   -----------   --------   --------   --------
                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)                  (UNAUDITED)
Other income (expense):
  Interest expense..........   (45,479)   (50,736)   (59,621)   (58,354)   (56,328)    (28,144)     (25,680)   (41,419)   (51,993)
  Investment and other
    income..................     4,110      4,335      8,269      7,478     13,184       7,729        4,334      7,378      5,169
  Equity in net income
    (loss) of affiliates,
    net.....................         0       (650)     8,696     (1,758)      (813)     (1,088)      (1,813)      (410)    (3,242)
Minority interests in income
  before extraordinary
  loss......................    (2,514)    (3,089)    (4,789)    (4,749)    (4,013)     (1,614)      (2,273)    (3,763)    (9,800)
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Income (loss) before income
  taxes, extraordinary gain
  (loss) and cumulative
  effect of change in
  accounting principle......    27,901     23,766     34,510     39,756    (44,710)    (50,571)      20,176     17,852     57,076
Benefit (provision) for
  income taxes..............   (11,508)    (9,307)   (13,337)   (15,961)    17,112      18,895       (7,971)    (6,756)   (22,374)
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Income (loss) before
  extraordinary gain (loss)
  and cumulative effect of
  change in accounting
  principle.................    16,393     14,459     21,173     23,795    (27,598)    (31,676)      12,205     11,096     34,702
Extraordinary gain (loss) on
  early extinguishment of
  debt, net.................         0      3,055          0          0       (703)       (703)      (1,502)         0       (743)
Cumulative effect of change
  in method of accounting
  for income taxes..........         0       (875)         0          0          0           0            0          0          0
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Net income (loss)...........  $ 16,393   $ 16,639   $ 21,173   $ 23,795   $(28,301)   $(32,379)    $ 10,703   $ 11,096   $ 33,959
                              ========   ========   ========   ========   ========    ========     ========   ========   ========
Ratio of earnings to fixed
  charges (unaudited)(1)....      1.5x       1.4x       1.6x       1.6x        .2x       (.7)x         1.7x       1.4x       2.0x
                              ========   ========   ========   ========   ========    ========     ========   ========   ========

                                                         AS OF JUNE 30,                         AS OF           AS OF
                                      ----------------------------------------------------   DECEMBER 31,   SEPTEMBER 30,
                                        1993       1994       1995       1996       1997         1997           1998
                                      --------   --------   --------   --------   --------   ------------   -------------
                                                     (DOLLARS IN THOUSANDS)                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities......  $ 29,669   $118,218   $ 41,540   $ 33,351   $ 84,090     $113,951      $   29,638
Total assets........................   868,369    944,185    930,733    921,641    859,828      822,974       1,307,270
Project financing debt(2)...........   723,435    702,736    661,891    616,588    591,694      567,705         938,262
Parent debt(3)......................    32,037    100,000    100,000    100,000    100,000      100,000         100,000
Total shareholders' equity..........    33,725     46,560     63,618     83,010     49,709       58,298          92,231

                                                                                              SIX-MONTH      NINE-MONTH
                                                    FISCAL YEARS ENDED JUNE 30,             PERIOD ENDED    PERIOD ENDED
                                          -----------------------------------------------   DECEMBER 31,    SEPTEMBER 30,
                                           1993      1994      1995      1996      1997         1997            1998
                                          -------   -------   -------   -------   -------   -------------   -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)                         (UNAUDITED)
OTHER DATA (UNAUDITED)(4):
Parent EBITDA...........................  $24,029   $33,603   $31,068   $34,271   $59,854      $35,388         $30,441
Parent Fixed Charges....................    3,328     3,261     8,530     8,472     8,222        4,203           6,423
Parent EBITDA/Parent Fixed Charges......     7.2x     10.3x      3.6x      4.0x      7.3x         8.4x            4.7x

---------------

(1) For purposes of this ratio, earnings include income before taxes, extraordinary gain (loss) and cumulative effect of change in accounting principle and fixed charges excluding capitalized interest. Fixed charges include interest, whether capitalized or expensed, amortization of deferred financing costs and interest elements of rentals.
(2) Project financing debt with respect to each of our facilities is non-recourse to Cogentrix Energy and its other project subsidiaries. For a discussion of the term "non-recourse," see "Prospectus Summary -- Project Financing Arrangements for our Electric Generating Plants."
(3) Parent debt represents obligations of Cogentrix Energy only and does not include non-recourse obligations of our project subsidiaries.
(4) Parent EBITDA represents cash flow to Cogentrix Energy prior to debt service and income taxes of Cogentrix Energy. Parent Fixed Charges include cash payments made by Cogentrix Energy related to outstanding indebtedness of Cogentrix Energy and the cost of funds associated with Cogentrix Energy's guarantees of some of its subsidiaries' indebtedness. Parent EBITDA is not presented here as a measure of operating results. Our management believes Parent EBITDA is a useful measure of Cogentrix Energy's ability to service debt. Parent EBITDA should not be construed as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1998 gives effect to the following transactions as if such transactions had occurred on September 30, 1998: (1) the Bechtel Acquisition and
(2) the sale of the 8.75% Senior Notes due 2008 and the application of the net proceeds. The following unaudited pro forma consolidated condensed statements of operations for the nine-month period ended September 30, 1998, for the six-month period ended December 31, 1997 and for the twelve-month period ended June 30, 1997 give effect to the following transactions as if such transactions had occurred on July 1, 1996: (1) the Whitewater/Cottage Grove Acquisition, (2) the Bechtel Acquisition and (3) the sale of the 8.75% Senior Notes due 2008 and the application of the net proceeds.

     The pro forma consolidated financial data and accompanying notes should be read in conjunction with Cogentrix's consolidated financial statements and related notes thereto contained in our Report on Form 10-K for the six-month transition period ended December 31, 1997. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what our consolidated results of operations or financial position would actually have been had such transactions in fact occurred at such dates, or to project our consolidated results of operations or financial position at any future date or for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

     References to the "Partnerships" in the notes accompanying the pro forma consolidated financial data mean Logan Generating Company, L.P., Northampton Generating Company, L.P., Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P., collectively. References to the "Holding Companies" mean Palm Power Corporation, Hickory Power Corporation, Birch Power Corporation and Panther Creek Leasing, Inc., collectively. References to "Beale" mean Beale Generating Company (formerly J. Makowski Company, Inc.). For further information regarding specific projects that are referenced in the notes, see "Business -- The October 1998 Bechtel Acquisition."

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                           ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                               BECHTEL           SALE OF
                                              ACTUAL (1)     ACQUISITION          NOTES        PRO FORMA
                                              ----------   ---------------   ---------------   ----------
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $   29,638      $(189,851)(2)     $189,931(7)    $   29,718
  Restricted cash...........................      53,688             --               --           53,688
  Accounts receivable.......................      65,718             --               --           65,718
  Other current assets......................      23,744             --               --           23,744
                                              ----------      ---------         --------       ----------
          Total current assets..............     172,788       (189,851)         189,931          172,868
PROPERTY, PLANT AND EQUIPMENT, NET..........     480,077             --               --          480,077
LAND AND IMPROVEMENTS.......................       3,574             --               --            3,574
DEFERRED FINANCING, START-UP AND
  ORGANIZATION COSTS, NET...................      31,218             --            5,263(8)        36,481
NET INVESTMENT IN LEASE.....................     497,966             --               --          497,966
NATURAL GAS RESERVES........................       1,748             --               --            1,748
INVESTMENTS IN UNCONSOLIDATED AFFILIATES....      72,846        182,484(4)            --          255,330
OTHER ASSETS................................      47,053         24,875(5)            --           71,928
                                              ----------      ---------         --------       ----------
                                              $1,307,270      $  17,508         $195,194       $1,519,972
                                              ==========      =========         ========       ==========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........  $   77,641      $      --         $     --       $   77,641
  Other current liabilities.................      55,516             --               --           55,516
                                              ----------      ---------         --------       ----------
          Total current liabilities.........     133,157             --               --          133,157
LONG-TERM DEBT..............................     960,621                         195,194(9)     1,155,815
DEFERRED INCOME TAXES.......................      37,004         11,166(6)            --           48,170
MINORITY INTERESTS..........................      60,728             --               --           60,728
OTHER LONG-TERM LIABILITIES.................      23,529          6,342(3)            --           29,871
                                              ----------      ---------         --------       ----------
                                               1,215,039         17,508          195,194        1,427,741
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares
     authorized; 282,000 shares issued and
     outstanding............................         130             --               --              130
  Accumulated earnings......................      92,101             --               --           92,101
                                              ----------      ---------         --------       ----------
                                                  92,231             --               --           92,231
                                              ----------      ---------         --------       ----------
                                              $1,307,270      $  17,508         $195,194       $1,519,972
                                              ==========      =========         ========       ==========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed balance sheet.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

Cogentrix is accounting for the Whitewater/Cottage Grove Acquisition and the Bechtel Acquisition using the purchase method of accounting. In connection with the Bechtel Acquisition we acquired direct ownership interests in the Partnerships ranging from 10% to 49%, 10.9% of the outstanding common stock of Beale and 100% of the outstanding common stock of the Holding Companies. Current asset and liability balances as of September 30, 1998 of the Holding Companies have not been reflected in the accompanying pro forma consolidated condensed balance sheet due to the distribution of the assets and the satisfaction of liabilities prior to the closing of the Bechtel Acquisition.

(1) This column represents our historical consolidated condensed balance sheet as of September 30, 1998 which reflects the Whitewater/Cottage Grove Acquisition as such acquisition was consummated on March 20, 1998. The purchase price for our approximate 74% interest in the Whitewater and Cottage Grove Facilities was approximately $174.7 million including the pre-funding of a $16.7 million distribution to the previous owners. Direct costs related to the Whitewater/Cottage Grove Acquisition amounted to approximately $.5 million. The purchase price has been allocated to the assets and liabilities acquired based on their fair market values at the date of consummation. An adjustment in the amount of $22.2 million was recorded to reflect our portion of the excess of the fair value of the Partnerships' fixed rate debt over its historical carrying value. This fair value adjustment, or "debt premium", will be amortized to income over the life of the debt acquired using the effective interest method. The historical book values of the remaining assets and liabilities approximated their fair values at the date of consummation. The excess of the purchase price over the fair value of the net assets acquired of approximately $27.7 million has been recorded as goodwill and is included in "other assets" in the accompanying pro forma consolidated condensed balance sheet as of September 30, 1998. Goodwill is being amortized on a straight-line basis over the terms of the power purchase agreements for the two facilities.

(2) Represents cash outflows used to fund (1) the Bechtel Acquisition purchase price of $187.2 million and (2) related acquisition costs of $2.7 million.

(3) Represents unearned lease income acquired by Cogentrix related to the undivided lessor interest in Panther Creek Leasing, Inc.

(4) Represents our equity investment in the Partnerships and Beale as well as equity investments of the Holding Companies. This amount is comprised of aggregate equity investments of $118.1 million and a net purchase premium of $64.4 million. Investments in affiliates include purchase price premiums or discounts resulting from the difference between the Bechtel Acquisition purchase price, inclusive of the related acquisition costs, and the net assets acquired.

(5) Represents a $10.4 million receivable related to our investment in Cedar Bay and an investment in a leveraged lease of $14.5 million related to the undivided lessor interest in Panther Creek Leasing, Inc.

(6) Reflects the deferred tax effects of the Bechtel Acquisition.

(7) Represents $255.8 million of cash proceeds from the sale of the notes including a net original issue premium of $.8 million, reduced by (1) $5.3 million of issuance costs associated with the offering of the notes, (2) $22.1 million of settlement costs for an interest rate hedge agreement related to the offering of the notes and (3) $38.5 million of proceeds used to repay outstanding indebtedness under a subsidiary's revolving credit facility.

(8) Represents issuance costs associated with the notes.

(9) Represents the issuance of $255 million aggregate principal amount of notes, issued at a net premium of $.8 million, reduced by deferred settlement costs of $22.1 million for an interest rate hedge agreement associated with the notes and $38.5 million of subsidiary indebtedness repaid with proceeds from the notes.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR
                                                      WHITEWATER/     ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                     COTTAGE GROVE        BECHTEL           SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION          NOTES        PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $231,200       $    --           $    --          $     --       $231,200
  Steam................................    19,325            --                --                --         19,325
  Lease revenue........................    23,567         9,793                --                --         33,360
  Service revenue under sales-type
    capital leases.....................    25,955         8,561                --                --         34,516
  Income from unconsolidated
    investments in power projects......     2,626            --            12,035(4)             --         14,661
  Other................................    14,855         1,056             1,174(5)             --         17,085
                                         --------       -------           -------          --------       --------
                                          317,528        19,410            13,209                --        350,147
                                         --------       -------           -------          --------       --------
OPERATING EXPENSES:
  Fuel expense.........................    62,500            --                --                --         62,500
  Operations and maintenance...........    49,581           149                --                --         49,730
  General, administrative and
    development expenses...............    27,765            --               387(5)             --         28,152
  Depreciation and amortization........    31,382           227              (185)(5)           395(6)      31,819
  Cost of services under sales-type
    capital leases.....................    29,358        10,601                --                --         39,959
                                         --------       -------           -------          --------       --------
                                          200,586        10,977               202               395        212,160
                                         --------       -------           -------          --------       --------
OPERATING INCOME.......................   116,942         8,433            13,007              (395)       137,987
OTHER INCOME (EXPENSE):
  Interest expense.....................   (51,993)       (6,449)(2)            --           (16,202)(8)    (74,644)
  Investment and other income, net.....     5,169          (738)(3)           452(5)             --          4,883
  Equity in net loss of affiliates,
    net................................    (3,242)           --                --                --         (3,242)
                                         --------       -------           -------          --------       --------
INCOME BEFORE MINORITY INTERESTS IN
  INCOME AND INCOME TAXES..............    66,876         1,246            13,459           (16,597)        64,984
MINORITY INTERESTS IN INCOME...........    (9,800)         (890)               --                --        (10,690)
                                         --------       -------           -------          --------       --------
INCOME BEFORE INCOME TAXES.............    57,076           356            13,459           (16,597)        54,294
(PROVISION) BENEFIT FOR INCOME TAXES...   (22,374)         (139) (7)       (5,370)(7)         6,622(7)     (21,261)
                                         --------       -------           -------          --------       --------
INCOME FROM CONTINUING OPERATIONS......  $ 34,702       $   217           $ 8,089          $ (9,975)      $ 33,033
                                         ========       =======           =======          ========       ========
EARNINGS PER COMMON SHARE:
  Income from continuing operations....  $ 123.06                                                         $ 117.14
                                         ========                                                         ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                          282,000
                                         ========                                                         ========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                                 OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998

Cogentrix is accounting for the Whitewater/Cottage Grove Acquisition and the Bechtel Acquisition using the purchase method of accounting.

 (1) The pro forma adjustments for the Whitewater/Cottage Grove Acquisition consist of (1) recognition of the operating results of the LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership (the "LS Power Partnerships"), (2) the minority partner's interest in the net income of the LS Power Partnerships, (3) our cost of funds utilized to fund the purchase price of the Whitewater/ Cottage Grove Acquisition, (4) amortization of goodwill resulting from the Whitewater/Cottage Grove Acquisition and (5) the tax effect of the pro forma adjustments using our historical effective tax rate for the period presented.

 (2) Reflects the recognition of interest expense for the period from January 1, 1998 to March 20, 1998 (the closing date of the Whitewater/Cottage Grove Acquisition) on (1) Cottage Grove and Whitewater's combined non-recourse project financing debt totalling $332 million at a blended interest rate including the impact of amortization of deferred financing costs of approximately 8.1%, and (2) additional borrowings used to finance a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs. Interest expense on the project financing debt is reduced by approximately $.34 million amortization of a debt premium recorded by Cogentrix to state the debt acquired at fair value in accordance with APB No. 16. The additional borrowings included $50 million of indebtedness incurred under the corporate credit facility and $20 million of indebtedness incurred under a subsidiary's revolving credit facility. Interest expense on the additional borrowings is computed using a blended interest rate of approximately 6.4%.

 (3) Reflects a reduction in our investment income of approximately $1.3 million for the period from January 1, 1998 to March 20, 1998, the closing date of the Whitewater/Cottage Grove Acquisition, as a result of the utilization of cash and marketable securities totalling approximately $105.1 million to fund a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs, partially offset by other income of approximately $.5 million recognized by Cottage Grove and Whitewater. The reduction in investment income is computed using an investment yield of 5.62%.

 (4) Represents (1) equity earnings from the Partnerships of approximately $9.9 million (2) equity loss from Beale of $41,000 and (3) equity earnings from Indiantown, Gilberton and Morgantown, which are the equity investees of the Holding Companies, of approximately $4.1 million. Equity earnings from affiliates is shown net of amortization of purchase price premiums or discounts resulting from the difference between our purchase price inclusive of the related acquisition costs and the net assets acquired. This amortization resulted in a reduction in equity earnings of approximately $1.9 million for the period presented. These premiums or discounts will be amortized over the remaining life of the facilities or over the remaining term of the power purchase agreement using July 1, 1996 as the measurement date for estimated remaining life or remaining term.

 (5) Represents operating results of the Holding Companies.

 (6) Represents amortization of issuance costs of approximately $5.3 million associated with the issuance of the notes that are capitalized and amortized over the ten-year life of the notes.

 (7) Represents the income tax effect of the pro forma adjustments using our historical effective tax rate of approximately 40% for the period presented.

 (8) Represents (1) the recognition of interest expense of approximately $14.3 million on $217.2 million of the proceeds of the notes used to finance the acquisition and settle an interest rate hedge agreement, (2) interest expense of approximately $1.3 million on $37.8 million of note proceeds that would have replaced subsidiary borrowings, (3) a reduction in interest expense of approximately $.970 million on $37.8 million of subsidiary borrowings that would not have been required had the proceeds from the offering been available, (4) amortization of deferred settlement costs of approximately $1.7 million on an interest rate hedge agreement related to the notes and (5) amortization of the original issue net premium on the notes of $63,000. The original issue net premium and the settlement costs related to the interest rate hedge agreement are deferred and amortized over the term of the notes.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1997
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR
                                                      WHITEWATER/     ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                     COTTAGE GROVE        BECHTEL           SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION          NOTES        PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $154,810       $    --           $    --           $    --       $154,810
  Steam................................    12,721            --                --                --         12,721
  Lease revenue........................        --        11,844                --                --         11,844
  Service revenue under sales-type
    capital leases.....................        --        10,823                --                --         10,823
  Income from unconsolidated
    investments in power projects......     1,186            --             5,348(4)             --          6,534
  Other................................     9,229         1,419             1,225(5)             --         11,873
                                         --------       -------           -------           -------       --------
                                          177,946        24,086             6,573                --        208,605
                                         --------       -------           -------           -------       --------
OPERATING EXPENSES:
  Fuel expense.........................    60,500            --                --                --         60,500
  Operations and maintenance...........    33,189           799                --                --         33,988
  General, administrative and
    development expenses...............    18,242            --               439(5)             --         18,681
  Depreciation and amortization........    20,407           265              (125)(5)           263(6)      20,810
  Cost of services under sales-type
    capital leases.....................        --        12,799                --                --         12,799
                                         --------       -------           -------           -------       --------
                                          132,338        13,863               314               263        146,778
                                         --------       -------           -------           -------       --------
OPERATING INCOME.......................    45,608        10,223             6,259              (263)        61,827
OTHER INCOME (EXPENSE):
  Interest expense.....................   (25,680)       (8,970)(2)            --           (10,567)(8)    (45,217)
  Investment and other income, net.....     4,334        (2,322)(3)           881(5)             --          2,893
  Equity in net loss of affiliates,
    net................................    (1,813)           --                --                --         (1,813)
                                         --------       -------           -------           -------       --------
INCOME BEFORE MINORITY INTERESTS IN
  INCOME AND INCOME TAXES..............    22,449        (1,068)            7,140           (10,830)        17,690
MINORITY INTERESTS IN INCOME...........    (2,273)       (1,085)               --                --         (3,358)
                                         --------       -------           -------           -------       --------
INCOME BEFORE INCOME TAXES.............    20,176        (2,154)            7,140           (10,830)        14,332
(PROVISION) BENEFIT FOR INCOME TAXES...    (7,971)          851(7)         (2,828)(7)         4,289(7)      (5,659)
                                         --------       -------           -------           -------       --------
INCOME FROM CONTINUING OPERATIONS......  $ 12,205       $(1,303)          $ 4,312           $(6,541)      $  8,673
                                         ========       =======           =======           =======       ========
EARNINGS PER COMMON SHARE:
  Income from continuing operations....  $  43.28                                                         $  30.76
                                         ========                                                         ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                          282,000
                                         ========                                                         ========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                                 OF OPERATIONS
                FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1997

Cogentrix is accounting for the Bechtel Acquisition using the purchase method of accounting.

 (1) The pro forma adjustments for the Whitewater/Cottage Grove Acquisition consist of (1) recognition of the operating results of the LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership (the "LS Power Partnerships"), (2) the minority partner's interest in the net income of the LS Power Partnerships, (3) our cost of funds utilized to fund the purchase price of the Whitewater/Cottage Grove Acquisition, (4) amortization of goodwill resulting from the Whitewater/Cottage Grove Acquisition and (5) the tax effect of the pro forma adjustments using our historical effective tax rate for the period presented. The pro forma consolidated condensed statement of operations for the six-month period ended December 31, 1997 does not give effect to a full period of operating results of the acquired facilities since the Whitewater facility and the Cottage Grove facility did not commence commercial operations until September 18, 1997 and October 1, 1997, respectively. In addition, the pro forma adjustments for the six-month period ended December 31, 1997 do not include a gain on sales-type capital leases recorded for the Whitewater and Cottage Grove facilities at their respective commercial operation dates. These gains are non-recurring items which will not have a continuing impact on the statement of operations.

 (2) Reflects the recognition of interest expense of approximately $7.1 million on Cottage Grove and Whitewater's combined non-recourse project financing debt totalling $332 million at a blended average interest rate including the impact of amortization of deferred financing costs of approximately 8.1% in addition to the recognition of interest expense on the additional borrowings we used to finance a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs. Interest expense on the project financing debt is reduced by approximately $.37 million of amortization of a debt premium recorded by Cogentrix to state the debt acquired at fair value in accordance with AP No. 16. The additional borrowings included $50 million of indebtedness we incurred under the corporate credit facility and $20 million of indebtedness incurred under a subsidiary's revolving credit facility. Interest expense on the additional borrowings is computed using a blended interest rate of approximately 6.4%. The Whitewater and Cottage Grove facilities capitalized interest costs through the commercial operation dates of the facilities on September 18, 1997 and October 1, 1997, respectively.

 (3) Reflects a reduction in our investment income of approximately $3.1 million for the period as a result of the utilization of cash and marketable securities totalling approximately $105.1 million to fund a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs, partially offset by other income of approximately $.7 million recognized by Cottage Grove and Whitewater. The reduction in investment income is computed using an investment yield of approximately 5.8%.

 (4) Represents our equity earnings from (1) the Partnerships of approximately $4.6 million, (2) Beale of approximately $.3 million and (3) Indiantown, Gilberton and Morgantown, which are the equity investees of the Holding Companies, of approximately $1.8 million. Equity earnings from affiliates is shown net of amortization of purchase price premiums or discounts resulting from the difference between our purchase price inclusive of the related acquisition costs and the net assets acquired. This amortization resulted in a reduction in equity earnings of approximately $1.3 million for the period presented. These premiums or discounts will be amortized over the remaining life of the facilities or over the remaining term of the power purchase agreement using July 1, 1996 as the measurement date for estimated remaining life or remaining term.

 (5) Represents operating results of the Holding Companies.

 (6) Represents amortization of issuance costs of approximately $5.3 million associated with the issuance of the notes that are capitalized and amortized over the ten-year life of the notes.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                          OF OPERATIONS -- (CONTINUED)

 (7) Represents the income tax effect of the pro forma adjustments using our historical effective tax rate of approximately 40% for the period presented.

 (8) Represents the recognition of interest expense on the notes of approximately $9.5 million and amortization of deferred settlement costs on an interest rate hedge agreement related to the notes of approximately $1.1 million reduced by amortization of original issue net premium on the notes of $42,000. Interest expense of approximately $9.5 million is only recognized on the portion of the proceeds of the notes used to fund the Bechtel Acquisition purchase price of approximately $187.2 million, related acquisition costs of approximately $2.7 million, issuance costs of approximately $5.3 million associated with the notes and settlement costs of approximately $22.1 million for an interest rate hedge agreement related to the notes, at the stated interest rate of 8.75%. The original issue net premium and the settlement costs related to the interest rate hedge agreement are deferred and amortized over the term of the notes.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                FOR THE TWELVE-MONTH PERIOD ENDED JUNE 30, 1997
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR
                                                      WHITEWATER/     ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                     COTTAGE GROVE        BECHTEL           SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION          NOTES        PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $315,203       $    --           $    --          $     --       $ 315,203
  Steam................................    26,686            --                --                --          26,686
  Lease revenue........................        --            --                --                --              --
  Service revenue under sales-type
    capital leases.....................        --            --                --                --              --
  Income from unconsolidated
    investments in power projects......       574            --            14,827(4)             --          15,401
  Other................................    10,343            --             2,490(5)             --          12,833
                                         --------       -------           -------          --------       ---------
                                          352,806            --            17,317                --         370,123
                                         --------       -------           -------          --------       ---------
OPERATING EXPENSES:
  Fuel expense.........................   131,405            --                --                --         131,405
  Operations and maintenance...........    73,041            --                --                --          73,041
  General, administrative and
    development expenses...............    39,425            --               640(5)             --          40,065
  Depreciation and amortization........    40,047            --              (249)(5)           526(6)       40,324
  Cost of services under sales-type
    capital leases.....................        --            --                --                --              --
  Loss on impairment and cost of
    removal............................    65,628            --                --                --          65,628
                                         --------       -------           -------          --------       ---------
                                          349,546            --               391               526         350,463
                                         --------       -------           -------          --------       ---------
OPERATING INCOME.......................     3,260            --            16,926              (526)         19,660
OTHER INCOME (EXPENSE):
  Interest expense.....................   (56,328)       (4,347)(2)            --           (21,133)(8)     (81,808)
  Investment and other income, net.....    13,184        (5,585)(3)           327(5)             --           7,926
  Equity in net loss of affiliates,
    net................................      (813)           --                --                --            (813)
                                         --------       -------           -------          --------       ---------
LOSS BEFORE MINORITY INTERESTS IN
  INCOME AND INCOME TAXES..............   (40,697)       (9,932)           17,253           (21,659)        (55,035)
MINORITY INTERESTS IN INCOME...........    (4,013)           --                --                --          (4,013)
                                         --------       -------           -------          --------       ---------
LOSS BEFORE INCOME TAXES...............   (44,710)       (9,932)           17,253           (21,659)        (59,048)
BENEFIT (PROVISION) FOR INCOME TAXES...    17,112         3,923(7)         (6,608)(7)         8,296(7)       22,723
                                         --------       -------           -------          --------       ---------
LOSS FROM CONTINUING OPERATIONS........  $(27,598)      $(6,009)          $10,645          $(13,363)      $ (36,325)
                                         ========       =======           =======          ========       =========
EARNINGS PER COMMON SHARE:
  Loss from continuing operations......  $ (97.87)                                                        $ (128.81)
                                         ========                                                         =========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                           282,000
                                         ========                                                         =========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                                 OF OPERATIONS
                FOR THE TWELVE-MONTH PERIOD ENDED JUNE 30, 1997

Cogentrix is accounting for the Bechtel Acquisition using the purchase method of accounting.

 (1) The pro forma adjustments for the Whitewater/Cottage Grove Acquisition consist of (1) recognition of the operating results of the LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership (the "LS Power Partnerships"), (2) the minority partner's interest in the net income of the LS Power Partnerships, (3) our cost of funds utilized to fund the purchase price of the Whitewater/Cottage Grove Acquisition, (4) amortization of goodwill resulting from the Whitewater/Cottage Grove Acquisition and (5) the tax effect of the pro forma adjustments using our historical effective tax rate for the period presented. The pro forma consolidated condensed statement of operations for the twelve-month period ended June 30, 1997 does not give effect to a full period of operating results of the acquired facilities since the Whitewater facility and the Cottage Grove facility did not commence commercial operations until September 18, 1997 and October 1, 1997, respectively.

 (2) Reflects the recognition of interest expense on the additional borrowings used to finance a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs. These additional borrowings included $50 million of indebtedness incurred under the corporate credit facility and $20 million of indebtedness incurred under a subsidiary's revolving credit facility. Interest expense on the additional borrowings is computed using a blended interest rate of approximately 6.2%. The Whitewater and Cottage Grove facilities capitalized interest costs through the commercial operation dates of the facilities on September 18, 1997 and October 1, 1997, respectively.

 (3) Reflects a reduction in our investment income for the period as a result of the utilization of cash and marketable securities totalling approximately $105.1 million to fund a portion of the Whitewater/Cottage Grove Acquisition purchase price and related acquisition costs. The reduction in investment income is computed using an investment yield of approximately 5.3%.

 (4) Represents the Company's equity earnings from (1) the Partnerships of approximately $12.3 million, (2) Beale of approximately $.7 million and (3) Indiantown, Gilberton and Morgantown, which are the equity investees of the Holding Companies, of approximately $4.4 million. Equity earnings from affiliates is shown net of amortization of purchase price premiums or discounts resulting from the difference between the purchase price inclusive of the related acquisition costs and the net assets acquired. This amortization resulted in a reduction in equity earnings of approximately $2.6 million for the period presented. These premiums or discounts will be amortized over the remaining life of the facilities or over the remaining term of the power purchase agreement using July 1, 1996 as the measurement date for estimated remaining life or remaining term.

 (5) Represents operating results of the Holding Companies.

 (6) Represents amortization of issuance costs of approximately $5.3 million associated with the issuance of the notes that are capitalized and amortized over the ten-year life of the notes.

 (7) Represents the income tax effect of the pro forma adjustments using our historical effective tax rate of approximately 40% for the period presented.

 (8) Represents the recognition of interest expense on the notes of approximately $19 million, and amortization of deferred settlement costs of approximately $2.2 million on an interest rate hedge agreement related to the notes reduced by amortization of original issue net premium on the notes of $83,000. Interest expense of approximately $19 million is only recognized on the portion of the proceeds of the notes used to fund the Bechtel Acquisition purchase price of approximately $187.2 million, related acquisition costs of approximately $2.7 million, issuance costs of approximately $5.3 million associated with the notes and settlement costs of approximately $22.1 million for an interest rate hedge agreement related to the notes, at the stated interest rate of 8.75%. The original issue net premium and the settlement costs related to the interest rate hedge agreement are deferred and amortized over the term of the notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TRENDS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Effect of Recent Power Purchase Agreement Restructurings on our Revenues, Expenses and Cash Flow

     Each of our electric generating facilities produces electricity for sale to a utility and thermal energy for sale to an industrial user. The electricity and thermal energy generated by these facilities are typically sold under long-term power or steam sales agreements.

     A number of the generating facilities we developed ourselves originally sold electricity under long-term contracts that obligated the electric utility to purchase all electricity generated by the facility. During the last two years, we negotiated amendments to the majority of these contracts to provide the electric utility the ability to suspend or reduce its purchases of electricity from each facility if the electric utility determines the utility can operate its system for a designated period of time more economically.

     The amended power purchase agreements are structured so that we continue to receive -- during any period the utility exercises its ability to suspend or reduce purchases of electricity -- fixed payments that are designed in part to cover the facility's debt service and its fixed operating costs. These fixed payments also make up a substantial portion of the profit component of each power purchase agreement.

     When the electric utility exercises its right to suspend or reduce purchases of electricity from us, we do not, receive, or receive only in reduced amounts, the variable payments for electricity produced that are intended primarily to cover our variable operating and maintenance costs, as well as our coal and rail transportation costs. Because we are not producing electricity, or are producing electricity in reduced amounts, these variable costs are correspondingly reduced.

     Despite the reduced variable payments we receive when an electric utility suspends or reduces its purchases of electricity from us, we generally recognize an increase in cash flows. The increase in cash flows is a result of both the lower operating and maintenance costs during the period of suspension or reduction and the amount of the fixed payments the utility must continue to make during the period.

     The restructuring of these power purchase agreements represents a positive development for the electric utilities and Cogentrix. Even when the fixed payments the utilities must make to us are combined with their cost of obtaining electricity from alternative sources, those payments still represent a significant reduction from the rates the electric utilities would have paid for electricity generated by our facilities had the power purchase agreements not been restructured.

     In response to the reduction in fuel requirements at some of the facilities at which we have restructured the power sales agreements, the facilities coal suppliers have instituted various legal proceedings against Cogentrix seeking to recover damages. The ultimate disposition of those proceedings, in the judgement of our management, will not have a material adverse affect on our consolidated results of operations or financial position. See "Business -- Legal Proceedings," herein for a more detailed discussion of these matters.

  Termination Dates of Seven of our Power Sales Agreements

     The power sales agreements at seven of our facilities either terminate in years 2000 through 2002 or provide for a significant reduction in fixed payments received under such agreements after 2002. Accordingly, revenues recognized by us under these power sales agreements after 2002 will be eliminated or significantly reduced. We believe, however, that our project subsidiaries and unconsolidated affiliates will generate sufficient cash flow to allow them to pay management fees and dividends to Cogentrix Energy periodically in sufficient amounts to allow Cogentrix Energy to pay all required debt service on the 2004 notes and the 2008 notes, fund a significant portion of our development activities and permit Cogentrix Energy to meet its other obligations.

  Legislative Proposals to Restructure the Electric Generating Industry

     The domestic electric generating industry is currently going through a period of significant change as many states are implementing or considering regulatory initiatives designed to increase competition. In addition to restructuring activities in various states, there have also been several industry restructuring bills introduced in Congress. We cannot predict the final form or timing of the proposed restructurings and the impact, if any, that such restructurings would have on our existing business or consolidated results of operations. Because these restructuring proposals have generally included a grandfathering provision for contracts entered into prior to repeal of existing legislation we believe that any such restructuring would not have a material adverse effect on our power sales agreements. Accordingly, we believe that our existing business and results of consolidated operations would not be materially adversely affected, although there can be no assurance in this regard.

  Recent Acquisitions and Changes in our Portfolio of Generating Plants

     As a result of the Whitewater/Cottage Grove Acquisition and the Bechtel Acquisition, we have substantially increased our electric production capability. As a result, our financial condition, and results of operations should be significantly impacted in the coming years. The Whitewater/Cottage Grove Acquisition will impact the lease and service revenues, as well as the cost of services under sales type leases. The Bechtel Acquisition should significantly impact the income from unconsolidated power projects. Both acquisitions were financed with debt, and, as a result, will impact our interest expense reported in our results of operations.

RESULTS OF OPERATIONS

  Nine-Month Period Ended September 30, 1998 as compared to the Nine-Month Period Ended September 30, 1997

     Total operating revenues for the nine-month period ended September 30, 1998 increased 20.6% to $317.5 million as compared to $263.2 million for the nine-month period ended September 30, 1997. This increase was primarily attributable to the $49.5 million aggregate amount of lease revenue and service revenue earned under the power sales agreements for the Cottage Grove and Whitewater facilities in which we acquired interests in March 1998. Electric revenue for the nine-month period ended September 30, 1998 also increased $5.9 million as compared to the same period for fiscal 1997, as a result of an increase in megawatt hours sold to the purchasing utility at the Lumberton, Rocky Mount, Richmond and Southport facilities. This increase in electric revenue was partially offset, however, by a $10.6 million decrease in electric revenue resulting from the restructuring of our power sales agreements on the Portsmouth facility in December 1997 and the Hopewell facility in February 1998 to give the purchasing utility the right to suspend or reduce purchases of energy from these facilities. The increase in total operating revenues also related to an increase in income from unconsolidated investments in power facilities resulting primarily from a $1.5 million increase in earnings recognized from our ownership interest in the Birchwood project and a $6.4 million increase in other operating revenue. The increase in other operating revenue was primarily the result of a $4.3 million construction management fee received in August 1998 related to cost savings realized on the completion of construction of a 248 megawatt gas-fired electric generating facility for Public Utility District Number 1 of Clark County, Washington. Other operating revenue also increased $2.5 million as a result of excess fuel sales to third parties at the Cottage Grove and Whitewater facilities.

     Total operating costs decreased 1.8% to $141.4 million for the nine-month period ended September 30, 1998 as compared to $144.0 million for the nine-month period ended September 30, 1997. This decrease resulted primarily from the $26.6 million decrease in fuel expense at the Hopewell and Portsmouth facilities as a result of the restructuring of their power sales agreements, and a $3.7 million reduction in the operating costs of ReUse Technology. The decrease in operating costs for the nine-month period ended September 30, 1998 were partially offset by $29.4 million increase in cost of services related to the Whitewater/Cottage Grove Acquisition. The decrease was further offset by a $2.6 million increase in fuel expense at the Richmond and Rocky Mount facilities associated with an increase in megawatt hours sold and a $.9 million increase in routine maintenance expense at the Rocky Mount facility.

     General, administrative and development expenses for the nine-month period ended September 30, 1998 decreased 12.0% to $27.8 million as compared to $31.5 million for the nine-month period ended September 30, 1997. The decrease was primarily the result of $10.7 million of expense recognized in the nine-month period ended September 30, 1997 related to the restructuring or terminating of incentive compensation arrangements for some of our employees, as well as $0.8 million of expense incurred related to severance payments to executive officers terminated within the period. The decrease was also due to a $1.4 million decrease in salary expense during the nine-month period ended September 30, 1998 as a result of a restructuring completed by us in the prior year. This decrease was partially offset by an increase of $5.0 million in incentive compensation expense related to our profit-sharing plan as a result of the increase in our profitability for the nine-month period ended September 30, 1998, as well as $2.2 million expense recognized in the second quarter of 1998 related to the restructuring of a retirement plan with a former executive officer. We also incurred additional travel and consulting expense related to increased project development efforts.

     Interest expense increased 27.5% to $52.8 million for the nine-month period ended September 30, 1998 as compared to $41.4 million for the nine-month period ended September 30, 1997. Our average long-term debt increased to $968 million, with a weighted average interest rate of 7.27%, for the nine-month period ended September 30, 1998 as compared to average long-term debt of $700 million, with a weighted average interest rate of 7.9%, for the nine-month period ended September 30, 1997. The increases in interest expense and weighted average debt outstanding are related to the inclusion of the project finance debt of the Cottage Grove and Whitewater facilities acquired in March 1998 and the increase in project finance debt outstanding at the Portsmouth facility, which was refinanced in December 1997, and the Hopewell facility, which was refinanced in February 1998. The increases also related to outstanding borrowings under the corporate credit facility. The increase in interest expense discussed above was partially offset by a decrease in interest expense at several of our project subsidiaries due to the scheduled amortization of outstanding project finance debt. The decrease in weighted average interest rate related primarily to the expiration of an interest rate swap agreement on the Richmond facility's project debt in September 1997, a decrease in interest rates during the period for a portion of our debt that is subject to floating rate fluctuations, and the refinancing of the project debt at the Portsmouth and Hopewell facilities on more favorable interest rate terms.

     The increase in the equity in net loss of affiliates for the nine-month period ended September 30, 1998, relates to an increase in losses recognized by the partnerships operating tomato greenhouses in the states of New York and Texas. These losses result from the delayed start-up of the New York greenhouse and production problems experienced at the Texas greenhouses. In addition, the tomato market has experienced lower than normal pricing due primarily to increased competition.

     The increase in minority interests in income for the nine-month period ended September 30, 1998 as compared to the corresponding period of the prior year relates to the recognition of the minority partner's share of earnings in the Cottage Grove and Whitewater facilities, and an increase in earnings at the Hopewell facility as a result of that facility's restructured power sales agreement.

     The extraordinary loss on early extinguishment of debt for the nine-month period ended September 30, 1998 related to the refinancing of the Hopewell facility's project debt in January 1998. The loss consisted of a write-off of the deferred financing costs on the Hopewell facility's original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

  Six-Month Period Ended December 31, 1997 as compared to the Six-Month Period Ended December 31, 1996

     Total operating revenues decreased 1.8% to $177.9 million for the six-month period ended December 31, 1997 as compared to $181.1 million for the six-month period ended December 31, 1996. This decrease was primarily attributable to the significant decrease in electric revenues resulting from the amendment in September 1996 of our power sales agreements with Carolina Power & Light Company on the Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport facilities. The decrease in operating revenues was also due to a decrease in steam revenues at the Hopewell and Southport facilities resulting from a decrease in demand for steam by the facilities' steam customers. These decreases in operating revenues were partially offset by a $4.5 million construction management fee we earned in December 1997, related to the construction of the Clark facility, as well as a $3.1 million increase in electric revenues at the Rocky Mount and Portsmouth facilities. The increase in electric revenues at the Rocky Mount facility was due to an increase in on-peak megawatt hours provided to the purchasing utility, while the increase in electric revenues at the Portsmouth facility was mainly attributable to the restructured power sales agreement with the purchasing utility eliminating Portsmouth's accrued obligation to return previously disallowed fixed payments to the purchasing utility. The decreases in operating revenues were also offset by a $0.8 million increase in income from unconsolidated investments in electric generating facilities that was primarily the result of earnings generated by our investment in the Birchwood facility, which commenced commercial operations in November 1996. This increase in earnings was partially offset by the impact of us selling our investment in Bolivian Power Company Limited in December 1996. We recognized approximately $427,000 in income from unconsolidated investments in electric generating facilities during the six-month period ended December 31, 1996 related to our investment in Bolivian Power.

     Operating costs decreased 13.5% to $93.7 million for the six-month period ended December 31, 1997 as compared to $108.3 million for the six-month period ended December 31, 1996. This decrease resulted primarily from the decrease in fuel expense of approximately $14.5 million at the Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport facilities resulting from their reduced sales of electricity to Carolina Power & Light Company. The decrease in operating costs was also due to a reduction in maintenance costs of approximately $1.8 million at the Rocky Mount facility, at which facility we performed routine maintenance during the six-month period ended December 31, 1996. The decrease in operating costs was also related to transaction costs of approximately $0.5 million incurred in connection with project debt refinancings completed during the six-month period ended December 31, 1996 and severance costs of approximately $0.5 million incurred by the Lumberton, Elizabethtown, Kenansville, Roxboro, and Southport facilities in the six-month period ended December 31, 1996 associated with the reduction of the workforce at those facilities due to the amendment of their power sales agreements. These decreases were partially offset by an increase in operating costs incurred by ReUse Technology of approximately $2.0 million related to an increase in third-party ash services activity during the six-month period ended December 31, 1997 and an increase in maintenance costs at the Portsmouth facility of approximately $.6 million related to routine maintenance performed during the six-month period ended December 31, 1997.

     General, administrative and development expenses increased 13.9% to $18.2 million for the six-month period ended December 31, 1997 as compared to $16.0 million for the six-month period ended December 31, 1996. The increase in general, administrative and development expenses related primarily to incentive compensation expense incurred in December 1997 related to the successful completion of the Clark facility. The increase was also attributable to severance costs incurred during the six-month period ended December 31, 1997 related to the reduction of the workforce at the corporate office.

     During the six-month period ended December 31, 1996, we undertook an analysis of the projected operating results for all of its facilities in light of the dramatic market changes taking place in the electric generating industry. As a result of this analysis, we recorded a loss on impairment of cogenerating facilities of $57.3 million and recognized an $8.3 million liability related to our estimated cost of removal obligations under the land leases which had removal obligations. See discussion below under "Fiscal Year Ended June 30, 1997 as compared to Fiscal Year Ended June 30, 1996". Also, as part of this analysis we reviewed the depreciable lives of its operating facilities and concluded that, effective January 1, 1997, the Lumberton, Elizabethtown, Kenansville, Roxboro, and Southport facilities would be depreciated over the remaining terms of these facilities' power sales agreements. The 9.7% increase in depreciation and amortization expense in the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related primarily to this change in the estimated useful lives of these facilities.

     The decrease in investment and other income for the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 was due to our recognition of a one-time gain on the sale of our investment in Bolivian Power in December 1996. We sold our investment in Bolivian Power to NRG Generating Holdings (No. 9), B.V., a wholly owned subsidiary of NRG Energy, Inc. pursuant to a cash tender offer which NRG Energy, Inc. made for all outstanding common stock of Bolivian Power at a price of $43 per share. We recognized a $3.1 million gain on the sale of our investment in Bolivian Power, net of transaction costs, which included payments made to unaffiliated individuals who performed development activities for Bolivian Power.

     Interest expense decreased 8.75% to $25.7 million for the six-month period ended December 31, 1997 as compared to $28.1 million for the six-month period ended December 31, 1996. The decrease in interest expense was primarily attributable to a decrease in the weighted average debt outstanding from $719 million for the six-month period ended December 31, 1996 to $680 million for the six-month period ended December 31, 1997. The decrease in weighted average debt outstanding related to regularly scheduled repayments of principal on our project financing debt.

     Equity in net loss of affiliates increased to $1.8 million for the six-month period ended December 31, 1997 as compared to $1.1 million for the six-month period ended December 31, 1996. The increase in equity in net loss was primarily attributable to our recognition of our share of losses from our investments in greenhouse facilities in Texas, Pennsylvania and New York during the six-month period ended December 31, 1997. These greenhouse facilities were either (a) not yet in commercial operation, (b) had just started commercial operation or (c) for the six-month period ended December 31, 1996, not yet an investment interest of Cogentrix. The increase in equity in net loss of affiliates was partially offset by a reduction in development costs associated with the termination in December 1996 of funding for a partnership pursuing development opportunities in Latin America.

     The increase in minority interest in income of joint venture for the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related to an increase in the net income of the Hopewell facility. The increase in net income of the Hopewell facility related primarily to a reduction of maintenance costs incurred at the Hopewell facility during the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996. The increase in net income was also due to a reduction in the amount of interest expense incurred during the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related to a decrease in the amount of project debt outstanding at the Hopewell facility and transaction costs incurred in connection with the refinancing of Hopewell's project debt during the six-month period ended December 31, 1996.

     The extraordinary loss on early extinguishment of debt for the six-month period ended December 31, 1997 related to the refinancing of the Portsmouth facility's project debt in December 1997. The loss consisted of a write-off of the deferred financing costs on the Portsmouth facility's original project debt and net swap termination fees on interest rate swap agreements hedging the original project debt. The extraordinary loss on early extinguishment of debt for the six-month period ended December 31, 1996 related to the write-off of the deferred financing costs on the Elizabethtown, Lumberton, and Kenansville facilities' original project debt, which was refinanced in September 1996.

     The provision for income taxes for the six-month period ended December 31, 1997 represented an effective rate of 39.6% of income before income taxes as compared to an effective rate of 38.3% of loss before benefit for income taxes for the six-month period ended December 31, 1996. The increase in effective rate for the six-month period ended December 31, 1997 related to a reduced recognition of losses for state income tax purposes in the prior year. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

  Fiscal Year Ended June 30, 1997 as compared to Fiscal Year Ended June 30, 1996

     Total operating revenues decreased 14.1% to $352.8 million for fiscal 1997 as compared to $410.5 million for fiscal 1996. This decrease was primarily attributable to the significant decreases in electric revenues resulting from reduced electricity sales and consequently reduced variable payments from, the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities. The decrease in operating revenues was also attributable to the absence of revenue in fiscal 1997 comparable to (a) the payment received in fiscal 1996 upon the execution of a joint development agreement with China Light & Power related to the development of our India project, (b) the $5 million fee we earned in fiscal 1996 related to the pre-construction development phase of the Clark facility and
(c) the $7.5 million payment received in fiscal 1996 from the utility purchasing the electrical output of the Hopewell facility in connection with such utility's buydown of the Hopewell facility's declared production capability. To a lesser extent, the decrease in operating revenues was also attributable to a $1.5 million decrease in steam revenues at the Hopewell, Kenansville and Richmond facilities resulting from a decrease in demand for steam by these facilities' steam customers and a $1.0 million decrease in electric revenue at the Richmond facility resulting from a decrease in megawatt hours sold to the purchasing utility. The decrease in operating revenues was also due to a net decrease in income from unconsolidated investments in electric generating facilities, which was primarily attributable to the sale of our investment in Bolivian Power in December 1996. We recognized approximately $3.9 million in income from unconsolidated investments in power projects in fiscal 1996 related to Bolivian Power, which included our share of a one-time gain recognized by Bolivian Power on the sale of its distribution assets. This decrease in income from unconsolidated investments was partially offset by earnings generated by our investment in the Birchwood Facility, which commenced commercial operations in November 1996. These decreases in operating revenues were partially offset by a $4.6 million increase in electric revenues at the Hopewell and Portsmouth facilities due to an increase in on-peak megawatt hours provided to the purchasing utility, as well as escalation/inflation adjustment provisions in certain power sales agreements.

     Operating costs decreased 16.8% to $204.4 million for fiscal 1997 as compared to $245.6 million for fiscal 1996. This decrease resulted primarily from the significant decrease in fuel expense of approximately $38.0 million at the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities resulting from their reduced electricity sales to Carolina Power & Light Company as a result of the amendment of their power sales agreements as well as a decrease in fuel expense of approximately $2.7 million at the Richmond and Rocky Mount facilities associated with a decrease in megawatt hours sold. The decrease in operating costs was also due to reductions in maintenance costs of approximately $5.2 million at the Hopewell, Portsmouth and Southport facilities at which facilities we performed routine maintenance during fiscal 1996. These decreases were partially offset by an increase in maintenance costs at the Richmond facility of approximately $1.5 million associated with routine maintenance performed in fiscal 1997, an increase in operating costs incurred by ReUse Technology of approximately $3.5 million related to third-party agreements and $1.9 million of expense incurred by ReUse Technology associated with a payment due to a deceased officer's beneficiary in fiscal 1997.

     General, administrative and development expenses increased 31.5% to $39.4 million for fiscal 1997 as compared to $29.9 million for fiscal 1996. The increase was primarily the result of $10.7 million of expense incurred in connection with restructuring or terminating 15 employees' vested incentive compensation arrangements since the arrangements no longer met Cogentrix Energy's compensation philosophy. The increase in general, administrative and development expenses was also due to an increase in performance bonuses paid and severance payments made to certain executive officers in fiscal 1997. These increases were partially offset by a reduction in payments made under the profit-sharing plan due to a net loss before tax, a reduction in development expenses incurred on a project we are developing in Idaho, and a general reduction in consulting expenses related to development.

     During fiscal 1997, we undertook an analysis of the projected operating results for all of its facilities in light of the dramatic market changes in the electric generating industry. The analysis included assumptions regarding future levels of operations, operating costs and market prices for equivalent generation available from other sources. As a part of this analysis, in accordance with the Statement of Financial Accounting

Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we assessed whether any impairment of our facilities had occurred. This assessment included a comparison of the projected future cash flows to be provided by these assets to the net book value of such assets. Based on this assessment, we determined that an impairment loss had occurred on the Elizabethtown, Lumberton, Kenansville and Ringgold facilities. This loss on impairment of cogenerating facilities of $57.3 million (recorded in fiscal 1997) represented the excess of the net book value of these cogenerating facilities over their current fair value, determined by discounting to present value the projected future cash flows to be provided by such assets. We believe that our projections of future cash flows are based upon reasonable assumptions about the future performance of these assets. Because of the risks and uncertainties associated with any projections, there can be no assurances, however, that actual events will be consistent with the assumptions made, and future cash flows may be greater or less than those projected.

     Our analysis of the projected operating results for all of our facilities also resulted in the recognition of an $8.3 million liability related to our estimated cost of removal obligations under the land leases for the Elizabethtown, Lumberton and Kenansville facilities. The total impairment loss and cost of removal of $65.6 million has been reflected in the statement of operations for the year ended June 30, 1997. Also in connection with the overall assessment of the projected operating results for its cogenerating facilities, we concluded that, effective January 1, 1997, the Lumberton, Elizabethtown, Kenansville, Roxboro and Southport facilities would be depreciated over the remaining term of these facilities' power sales agreements. The 5.8% increase in depreciation and amortization expense in fiscal 1997 as compared to fiscal 1996 related primarily to this change in the estimated useful lives of these facilities.

     Annual depreciation expense, in the aggregate, is expected to increase approximately $4.8 million per year as a result of the changes in estimated useful lives of the Lumberton, Elizabethtown, Kenansville, Roxboro and Southport facilities, as well as the impairment loss recognized during fiscal 1997 at the Lumberton, Elizabethtown, Kenansville and Ringgold facilities.

     The 3.5% decrease in interest expense was a result of the decrease in the weighted average debt outstanding from $739 million in fiscal 1996 to $704 million in fiscal 1997. The decrease in weighted average debt outstanding, which related to regularly scheduled payments of principal on our project finance debt and the repayment of the subordinated debt at the Elizabethtown, Lumberton and Kenansville facilities, was partially offset by an increase in project debt outstanding at the Hopewell facility and the Roxboro and Southport facilities, which related to refinancings completed during fiscal 1997.

     Investment income increased 76.3% to $13.2 million for fiscal 1997 as compared to fiscal 1996. The increase in investment income was related to larger cash and investment balances we maintained during fiscal 1997 as compared to fiscal 1996, the recognition of a net loss on the sale of marketable securities of approximately $900,000 during fiscal 1996, and the $3.1 million gain on the sale of an investment (discussed below) during fiscal 1997.

     In December 1996, we sold our investment in Bolivian Power pursuant to a cash tender offer made for all outstanding common stock of Bolivian Power at a price of $43 per share. We recognized a $3.1 million gain on the sale of its investment in Bolivian Power, net of transaction costs, which included payments made to unaffiliated individuals who performed development activities for Bolivian Power.

     The decrease in equity in net loss of affiliates to $800,000 for fiscal 1997 as compared to equity in net loss of $1.8 million in fiscal 1996 was primarily due to a reduction in development costs associated with the termination in December 1996 of funding for a partnership pursuing development opportunities in Latin America. The decrease in equity in net loss in fiscal 1997 was also due to earnings we generated with an investment in a greenhouse facility in Texas which commenced commercial operations in November 1996.

     The decrease in minority interest in income of joint venture in fiscal 1997 as compared to fiscal 1996 related to the decrease in net income of the Hopewell facility. The decrease in net income of the Hopewell facility in turn resulted primarily from the absence of revenue in fiscal 1997 comparable to the $7.5 million contract buydown payment received in fiscal 1996 from the utility purchasing the electrical output of the Hopewell facility. This decrease was partially offset by a reduction in maintenance costs incurred at the Hopewell facility in fiscal 1997 as compared to fiscal 1996.

     The benefit for income taxes for fiscal 1997 represented an effective rate of 38.3% of loss before benefit for income taxes as compared to an effective rate of 40.1% of income before income taxes for fiscal 1996. The decrease in the effective rate in fiscal 1997 related to the reduced recognition of current year losses for state income tax purposes. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

     The extraordinary loss on early extinguishment of debt in fiscal 1997 related to the write-off of the deferred financing costs on the Elizabethtown, Lumberton and Kenansville facilities' original project debt, which was refinanced in September 1996.

  Fiscal Year Ended June 30, 1996 as compared to Fiscal Year June 30, 1995

     Total operating revenues increased $25.4 million (6.6%) in fiscal 1996 as compared to fiscal 1995. This increase in operating revenues was primarily attributable to the $7.5 million payment received from the utility purchasing the electrical output of the Hopewell facility in connection with such utility's buydown of the Hopewell facility's declared production capability capacity from 100 to 88.5 megawatts, the $5 million fee we earned related to the pre-construction development phase of the Clark facility, and the payment we received upon the execution in July 1995 of the joint development agreement with China Light & Power related to the development of our India project. The increase in operating revenues for 1996 also related to the increase in megawatt hours sold by the Elizabethtown, Kenansville, Richmond and Rocky Mount facilities, the 168% increase in steam revenue at the Hopewell facility associated with an increase in steam demand by the industrial customer and the escalation/inflation adjustment provisions in some of our power sales agreements. The increase in revenues for fiscal 1996 was partially offset by a $10.2 million decrease in electric revenues at the Hopewell facility related to the significant, unscheduled maintenance performed at the facility which resulted in a decrease in megawatt hours delivered to the purchasing utility in fiscal 1996.

     Operating costs for fiscal 1996 increased 4.5% to $245.6 million as compared to $235 million in fiscal 1995. This increase relates primarily to a significant increase in maintenance costs at the Hopewell facility related to the boiler outages associated with replacing the tubing in all of the facility boilers. The increase in operating costs also relates to routine turbine and boiler maintenance performed at the Rocky Mount and Richmond facilities. The increases in operating costs were partially offset by significant decreases in fiscal 1996 in routine maintenance costs at the Portsmouth, Lumberton and Kenansville facilities, at which facilities we performed routine turbine and boiler maintenance during fiscal 1995.

     General, administrative and development expenses decreased 1.7% to $30.0 million in fiscal 1996 as compared to $30.5 million in fiscal 1995. The decrease for fiscal 1996 related primarily to a decrease in performance bonuses paid in fiscal 1996, severance payments accrued in fiscal 1995 related to some of our former participants in our incentive compensation plan and a buyout of an unrelated long-term consulting agreement in fiscal 1995 related to the Ringgold facility. The decrease in general, administrative and development expenses for fiscal 1996 also related to a general decrease in outside consulting expenses associated with our international development efforts, which was partially attributable to the direct development expenses related to the India project being shared equally with China Light & Power commencing in July 1995. These decreases were partially offset by an increase in the incentive compensation accrual for fiscal 1996 due to an increase in net income before taxes, expenses associated with our deferred compensation plan, which commenced in January 1995, and development expenses incurred on a project in Idaho which commenced development in December 1994.

     The 2.1% decrease in interest expense is a result of the decrease in the weighted average debt outstanding from $782 million in fiscal 1995 to $739 million in fiscal 1996. The decrease in weighted average debt outstanding related primarily to regularly scheduled repayments of principal on our project finance debt. The decrease in interest expense was partially offset by an increased expense associated with an increase in the weighted average interest rate from 7.62% in fiscal 1995 to 7.89% for fiscal 1996. This increase in the weighted average interest rate related primarily to a new interest rate swap agreement on the Portsmouth facility project debt and an increase in the interest rate floor on an interest rate hedge agreement on the Richmond facility project debt.

     Investment income decreased 9.6% to $7.5 million for fiscal 1996 as compared to fiscal 1995. This decrease related primarily to a net loss on the sale of marketable securities of approximately $900,000 during fiscal 1996. This decrease in investment income was partially offset by increases in investment income associated with larger cash and investment balances maintained by us during fiscal 1996 as compared to fiscal 1995.

     The decrease in equity in net income of affiliates was related to the $10.7 million gain recognized during fiscal 1995 on the termination of the power sales agreement between Consumers Power Company and Michigan Cogeneration Partners Limited Partnership (a joint venture between us and Wolverine Energy, Inc.). This decrease in equity in net income of affiliates was partially offset by an increase in the equity in net income of affiliates associated with the equity in net income of our investment in Bolivian Power, which was acquired in November 1994. We recognized approximately $3.9 million in equity in net income of affiliates during fiscal 1996 related to Bolivian Power, $2.3 million of which was associated with the gain recognized by Bolivian Power on the sale of its distribution subsidiaries.

     The minority interest in income of joint venture for fiscal 1996 was similar to that recognized for the same period of fiscal 1995. However, during fiscal 1996 the Hopewell facility recognized a significant increase in operating costs from the unscheduled outages associated with the boiler retubing maintenance and from the related routine maintenance performed during these outages. This significant increase in operating costs during fiscal 1996 was offset by a decrease in fuel expense associated with the Hopewell facility operating at lower levels in fiscal 1996 and an increase in revenues associated with the $7.5 million contract buydown payment received from the utility purchasing the electrical output of the Hopewell facility in fiscal 1996.

     The provision for income taxes in fiscal 1996 represented an effective rate of 40.1% of income before income taxes as compared to an effective rate of 38.6% of income before income taxes in fiscal 1995. This increase in the effective tax rate related to the reduced recognition of state net operating loss carryforwards calculated under the apportionment method in fiscal 1996. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

LIQUIDITY AND CAPITAL RESOURCES

     The principal components of operating cash flow for the nine-month period ended September 30, 1998 were net income of $33.7 million, increases due to adjustments for depreciation and amortization of $30.9 million, deferred income taxes of $11.0 million, a write-off of deferred financing costs of $2.1 million and equity in net income (loss) of unconsolidated affiliates, net of dividends of $7.2 million, which were partially offset by amortization of unearned lease income, net of minimum lease payments received of $1.3 million, minority interests in income, net of dividends, of $14.9 million and a net $15.6 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $53.1 million, proceeds from borrowings of $170.9 million, proceeds from the sale of marketable securities of $42.1 million, and $9.8 million of cash escrows released were primarily used to acquire interests in facilities of $155.3 million, purchase property plant and equipment of $4.5 million, make investments in affiliates of $1.0 million, repay project finance borrowings of $155.6 million, and pay deferred financing costs of $1.7 million.

     The principal components of operating cash flow for the six-month period ended December 31, 1997 were generated by net income of $10.7 million, increases due to adjustments for depreciation and amortization of $20.4 million, deferred income taxes of $4.6 million, a write-off of deferred financing costs of $1.4 million, minority interest in income of joint venture of $0.8 million, and distributions from and equity in net loss of unconsolidated affiliates of $9.1 million, which were partially offset by a net $5.2 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $41.8 million, proceeds from project finance borrowings of $62.7 million, and $3.1 million of cash escrows released were primarily used to purchase property, plant and equipment additions of $0.7 million, to purchase marketable securities of $0.8 million, to make investments in a greenhouse facility of $2.7 million, to provide $0.9 million of funds to a development joint venture company, to pay deferred financing costs of $1.5 million, to repay project finance borrowings of $86.8 million and to pay a dividend to common shareholders of $5.0 million.

     The principal components of operating cash flow for the fiscal year ended June 30, 1997 were generated by a net loss of $28.3 million, increases due to adjustments for depreciation and amortization of $40 million, loss on impairment and cost of removal of cogenerating facilities of $65.6 million, extraordinary loss on early extinguishment of debt of $1.2 million, distributions from and equity in net loss of unconsolidated affiliates of $7.4 million and a net $16.5 million source of cash reflecting changes in other working capital assets and liabilities, which were partially offset by deferred taxes of $27.6 million, gain on the sale of the investment in Bolivian Power of $3.1 million and minority interest in income of joint venture, net of dividends, of $7.7 million. Cash flow provided by operating activities of $64 million, net of proceeds from the sale of the investment in Bolivian Power of $25.4 million, proceeds from project finance borrowings of $70.7 million, and $55 million of cash escrows and restricted marketable securities released were primarily used to purchase equipment of $3.0 million, to make investments in marketable securities of $21.5 million, to make investments in affiliates of $58.2 million, to repay project finance borrowings of $95.5 million, to pay deferred financing costs of $2.9 million and to pay common stock dividends of $4.8 million.

     The principal components of cash flow provided by operating activities for fiscal year ended June 30, 1996 were generated by net income of $23.8 million, increases due to adjustments for depreciation and amortization of $37.8 million, deferred income taxes of $8.6 million, minority interest in income of joint venture of $3.4 million, net of dividends, loss on the sale of securities, net of $0.9 million, and a net $5.5 million source of cash reflecting changes in other working capital assets and liabilities which were partially offset by $1.5 million of equity in net income of affiliates net of dividends received from unconsolidated affiliates. Cash flow provided by operating activities of $78.5 million and proceeds from project finance borrowings of $0.4 million were primarily used to purchase property, plant and equipment of $1.6 million, to purchase marketable securities of $12.5 million, to make investments in affiliates of $6.5 million, to repay project finance borrowings of $46.6 million, to fund cash escrows of $7.5 million and to pay a dividend to common shareholders of $4.2 million.

     The principal components of cash flow provided by operating activities for fiscal year ended June 30, 1995 were generated by net income of $21.2 million, increases due to adjustments for depreciation and amortization of $37.6 million, deferred income taxes of $7.7 million, dividends received from unconsolidated affiliates, net of equity in net income of such affiliates, of $3.8 million and minority interest in income of joint venture of $3.7 million, net of dividends, which were partially offset by a net $2.5 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $71.5 million, net proceeds from sale of marketable securities of $1.5 million, proceeds from project finance borrowings of $1.6 million, and $27.8 million of cash escrows released were primarily used to purchase property, plant and equipment of $8.2 million, to fund deferred organizational and financing costs of $0.1 million, to repay project finance borrowings of $42.5 million, to make investments in affiliates of $48.3 million and to pay a dividends to common shareholders of $3.3 million.

     Historically, we have financed each facility primarily under financing arrangements and related documents which generally require the extensions of credit to be repaid solely from the project's revenues and provide that the repayment of the extensions of credit (and interest thereon) is secured solely by the physical assets, agreements, cash flow and, in some cases, the capital stock of or the partnership interest in that project subsidiary. This type of financing is generally referred to as "project financing." The project financing debt of our subsidiaries and joint ventures (aggregating $939 million as of September 30, 1998) is non-recourse to Cogentrix Energy and its other project subsidiaries, except in connection with transactions where Cogentrix Energy has agreed to limited guarantees and other obligations with respect to such projects. These limited guarantees and other obligations include agreements for the benefit of the project lenders to three project subsidiaries to fund cash deficits the projects may experience as a result of incurring some types of costs, subject to an aggregate cap of $51.9 million.

     In addition, Cogentrix Inc., which is our indirect subsidiary of Cogentrix Energy, has guaranteed two project subsidiaries' obligations to the purchasing utility under five power sales agreements. Three of these power sales agreements provide that in the event of early termination that is not for cause, the project subsidiary must pay the utility a termination charge equal to the excess paid for capacity and energy over what would have been paid to the utility under the utility's published five-year capacity credit and variable energy rates plus interest. The remaining two power sales agreements provide that in the event of early termination, the project subsidiary must pay the utility the cost of replacing the electricity from a third party for the remainder of the agreement's term. Because these project subsidiaries' obligations do not by their terms stipulate a maximum dollar amount of liability, the aggregate amount of potential exposure under these guarantees cannot be quantified. If we or our subsidiary were required to satisfy all of these guarantees and other obligations or even one or more of the significant ones, it could impair Cogentrix Energy's ability to service its outstanding debt.

     Any project we develop in the future, and those electric generating facilities it may seek to acquire, are likely to require substantial capital investment. Our ability to arrange financing on a non-recourse basis and the cost of such capital are dependent on numerous factors. In order to access capital on a non-recourse basis in the future, we may have to make larger equity investments in, or provide more financial support for, the project entity.

     The ability of our project subsidiaries to pay dividends and management fees periodically to Cogentrix Energy is subject to limitations in their respective project credit documents that generally require that: (a) project debt service payments be current, (b) project debt service coverage ratios be met, (c) all project debt service and other reserve accounts be funded at required levels and (d) there be no default or event of default under the relevant project credit documents. There are also additional limitations that are adapted to the particular characteristics of each project subsidiary. Management does not believe that such restrictions or limitations will adversely affect its ability to meet its debt obligations. See "Business -- Project Agreements, Financing and Operating Arrangements for Our Facilities Owned Before the Bechtel Acquisition" and "-- Description of Facilities in Operation Before the Bechtel Acquisition" herein.

     As of September 30, 1998, we had long-term debt (including the current portion thereof) of approximately $1.0 billion. With the exception of the $100 million of 2004 notes issued in March 1994, substantially all of such indebtedness is project financing debt, a large portion of which is non-recourse to Cogentrix Energy. Future annual maturities of long-term debt range from $78.1 million to $90.0 million in the five-year period ending December 31, 2002. We believe that our project subsidiaries and the project entities in which we have an investment will generate sufficient cash flow to pay all required debt service on the project financing debt and to allow them to pay management fees and dividends to Cogentrix Energy periodically in sufficient amounts to allow Cogentrix Energy to pay all required debt service on outstanding balances under the corporate credit facility, the 2004 notes and the 2008 notes and to fund a significant portion of its development activities and meet its other obligations. If, as a result of unanticipated events, our ability to generate cash from operating activities is significantly impaired, we could be required to curtail our development activities to meet its debt service obligations.

     On October 29, 1998, we amended and restated the corporate credit facility to provide for direct advances to, or the issuance of letters of credit for, the benefit of Cogentrix in an amount up to $125 million. The corporate credit facility is unsecured and imposes covenants on us substantially the same as the covenants contained in the indentures as well as financial condition covenants. See "Description of Cogentrix Energy's Material Indebtedness." We have used approximately $60 million of the credit availability under the corporate credit facility for letters of credit issued in connection with the Bechtel Acquisition and the Batesville Acquisition. See "Business -- New Facility Under Construction in Batesville, Mississippi." The balance of the commitment under the corporate credit facility is available, subject to any limitations imposed by the covenants contained therein and in the indentures, to be drawn upon by us to repay other outstanding indebtedness or for general corporate purposes, including equity investments in new projects or acquisitions of existing electric generating facilities or those under development.

     In December 1997, we substantially completed construction of the Clark Facility and earned a construction management fee of $4.5 million. In August 1998, we earned an additional $4.3 million, which represents an additional construction management fee of $0.5 million and our share ($3.8 million) of cost savings in constructing the Clark Facility.

     In December 1997, we renegotiated the project financing arrangements for our Portsmouth facility. The amended agreements resulted in an extension of the final maturity date of the loan by three months and an increase in the amount of commitment provided by the project lenders in the form of a $40.5 million revolving credit facility. The revolving credit facility is available to be drawn by the project subsidiary owning the Portsmouth facility at any time for general corporate purposes, including paying dividends to Cogentrix Energy. In March 1998, the project subsidiary borrowed $20 million under the revolving credit facility and distributed such amount to Cogentrix Energy for purposes of funding a portion of the purchase price related to the Whitewater/Cottage Grove Acquisition. In July 1998, the project subsidiary borrowed an additional $20.5 million under the revolving credit facility and distributed such amount to Cogentrix Energy for purposes of paying down the outstanding balance under the corporate credit facility. In November 1998, we utilized a portion of the proceeds from the sale of the outstanding notes together with corporate cash balances to pay down the outstanding balance under the Portsmouth facility's revolving credit facility.

     In February 1998, we renegotiated the project financing arrangements for our Hopewell facility, in which we own a 50% interest. The amended agreements resulted in a $34.6 million increase in outstanding indebtedness of the project subsidiary owning and operating the facility, and extended the final maturity date of the loan by six months. The project subsidiary transferred substantially all of the additional funds borrowed (net of transaction costs) to its partners. The distribution received by Cogentrix Energy related to the refinancing was approximately $16.6 million.

     In March 1998, we acquired from LS Power Corporation an approximate 74% ownership interest in the Whitewater facility and the Cottage Grove facility. Each of the Cottage Grove and Whitewater facilities is a 245-megawatt gas-fired, combined-cycle cogenerating facility. Commercial operations of the facilities commenced in the last half of calendar 1997. The aggregate acquisition price for the equity interest in the Cottage Grove and Whitewater facilities was $158.0 million. In addition, we pre-funded a $16.7 million distribution to the previous owners. This distribution represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater facilities prior to January 1, 1998. Cogentrix Energy received a distribution of $15.7 million in April 1998 and expects to receive a distribution of the remaining $1.0 million in 1999. The purchase price was funded with the proceeds of the corporate credit facility and corporate cash balances.

     In August 1998, we acquired an approximate 52% interest in the Batesville facility. We have committed to provide an equity contribution to the project subsidiary of approximately $54 million upon the earliest to occur of (a) the incurrence of construction costs after all project financing has been expended,
(b) an event of default under the project subsidiary's financing arrangements and (c) June 30, 2001. This equity commitment is supported by a $54 million letter of credit, which is provided under the corporate credit facility. We expect the Batesville facility, which we will operate, to begin operation in June 2000. Electricity generated by the Batesville facility will be sold under long-term power purchase agreements with two investment-grade utilities.

     In October 1998, we acquired Bechtel Generating Company, Inc.'s ownership interests in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline. The aggregate acquisition price for the Bechtel Acquisition including acquisition costs was approximately $189.9 million. The purchase price was funded with a portion of the proceeds from the sale of the 2008 notes.

     As a result of a March 1999 arbitration award related to a contract dispute with a coal supplier, the Company is obligated to pay approximately $8 million in damages for a breach of contract to date and for anticipatory breach of contract. The amount of damages awarded will non-materially reduce the projected amount of cash flow to Cogentrix Energy for the current fiscal year and will not have a material adverse impact on Cogentrix Energy's ability to service its outstanding debt.

     For the fiscal year ended June 30, 1997, our board of directors declared a dividend on our outstanding common stock of $5.0 million, which was paid in September 1997. Our board of directors declared a dividend on its outstanding common stock of $2.1 million for the six-month period ended December 31, 1997, which was paid in March 1998. The board of directors' policy, which is subject to change at any time, provides for a dividend payout ratio of no more than 20% of our net income for the immediately preceding fiscal year. In addition, under the terms of the indentures of the 2004 notes and the corporate credit facility, our ability to pay dividends and make other distributions to our shareholders is restricted.

IMPACT OF ENERGY PRICE CHANGES, INTEREST RATES AND INFLATION

     Energy prices are influenced by changes in supply and demand, as well as general economic conditions, and therefore tend to fluctuate significantly. Through various hedging mechanisms, we have attempted to mitigate the impact of changes on the results of operations of most of its projects. The basic hedging mechanism against increased fuel and transportation costs is to provide contractually for matching increases in the energy payments our project subsidiaries receive from the utility purchasing the electricity generated by the facility.

     Under our power sales agreements energy payments are indexed, subject to various caps, to reflect the purchasing utility's solid fuel cost of producing electricity or provide periodic, scheduled increases in energy prices that are designed to match periodic, scheduled increases in fuel and transportation costs that are included in the fuel supply and transportation contracts for the facilities.

     Changes in interest rates could have a significant impact on us. Interest rate changes affect the cost of capital needed to construct projects, as well as interest expense of existing project financing debt. As with fuel price escalation risk, we attempt to hedge against the risk of fluctuations in interest rates by arranging either fixed-rate financing or variable-rate financing with interest rate swaps, collars or caps on a portion of its indebtedness.

     Although hedged to a significant extent, our financial results will likely be affected to some degree by fluctuations in energy prices, interest rates and inflation. The effectiveness of the hedging techniques implemented by us is dependent, in part, on each counterparty's ability to perform in accordance with the provisions of the relevant contracts. We have sought to reduce our risk by entering into contracts with creditworthy organizations.

Interest Rate Sensitivity

     The following tables provide information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps, interest rate caps and debt obligations.

     The table below contains information on the interest rate sensitivity of our debt portfolio. This table presents principal cash flows and related weighted average interest rates by expected maturity dates for all of our debt obligations as of December 31, 1997. This table does not reflect scheduled future interest rate adjustments. The weighted average interest rates disclosed in the table are calculated based on interest rates as of December 31, 1997. Future interest rates are likely to vary from those disclosed in the table.

                                       EXPECTED MATURITY DATE
                           -----------------------------------------------
                            1998      1999      2000      2001      2002     THEREAFTER    TOTAL
                           -------   -------   -------   -------   -------   ----------   --------
                                           (IN THOUSANDS)
Long-term Debt
  Fixed Rate.............  $ 2,339   $ 3,241   $ 3,890   $25,186   $25,186    $165,919    $225,761
     Weighted average
       interest rate.....     7.58%     7.58%     7.58%     7.52%     7.52%       7.55%
Variable Rate............  $71,976   $75,582   $77,552   $53,913   $36,231    $126,690    $441,944
     Weighted average
       interest rate.....     6.96%     6.93%     6.93%     6.98%     7.04%       7.17%
                                                                                          --------
                                                                                          $667,705
                                                                                          ========

     The following tables contain information regarding interest rate swap and interest rate cap agreements entered into by some of our project subsidiaries to manage interest rate risk on their variable-rate project financing debt. The notional amounts of debt covered by these agreements as of December 31, 1997 was $259,191,000. These agreements effectively changed the interest rate, including applicable margins, on the portion of debt covered by the notional amounts from a weighted average variable rate of 7.06% to a weighted average effective rate of 7.29% at December 31, 1997.

            FIXED RATE PAY/VARIABLE RATE RECEIVE INTEREST RATE SWAPS

  HEDGED                              FIXED     VARIABLE       FAIR
 NOTIONAL     EFFECTIVE   MATURITY    RATE        RATE        MARKET
  AMOUNT        DATE        DATE       PAY     RECEIVE(1)      VALUE
 --------     ---------   --------    -----    ----------     ------
$ 8,800,000    8/30/90    8/30/00     9.503%     5.750%     $  (688,471)
 29,490,000     3/2/94    9/30/00     6.260%     5.935%        (124,911)
 86,000,000    7/31/00    7/31/02     6.995%     5.920%        (299,277)
 64,477,000   12/20/95    1/31/02     6.078%     5.920%        (208,254)
                                                            -----------
                                                            $(1,320,913)
                                                            ===========

                               INTEREST RATE CAPS

    HEDGED                             MAXIMUM      ACTUAL        FAIR
   NOTIONAL     EFFECTIVE   MATURITY   INTEREST    INTEREST      MARKET
    AMOUNT        DATE        DATE       RATE      RATE(1)        VALUE
   --------     ---------   --------   --------    --------      ------
  $ 6,321,375    6/30/93    12/31/98    8.375%       5.94%     $        --
    6,321,375   12/31/96    12/31/98    8.375%       5.94%              --
   11,262,750   12/31/96    03/31/01    7.500%       5.94%          13,487
   46,518,000    2/20/97     6/28/02    6.500%       5.94%         203,109
   86,000,000    10/7/92     9/18/99    9.000%       5.92%             945
   86,000,000    9/18/99     7/31/00    9.000%       5.92%          14,865
   86,000,000    7/31/00     7/31/02    9.000%       5.92%          38,981
                                                               -----------
                                                               $   271,387
                                                               ===========

---------------

(1) The "variable rate receive" and "actual interest rate" are based on the interest rates in effect as of December 31, 1997. Interest rates in the future are likely to vary from those disclosed in the tables above.

     In addition to the instruments listed in the table above, a project subsidiary entered into a 5.5850% "pay fixed/receive variable" swap agreement effective January 15, 1998 and maturing in March, 2001, covering a notional amount of approximately $61.5 million.

     Our unrealized loss on derivative financial instruments is approximately $2.7 million as of December 31, 1997. This unrealized loss is comprised of the estimated cost of approximately $1.1 million to liquidate our interest rate swaps and interest rate caps (see fair market value in the tables above) and the carrying cost on our balance sheet of unamortized premiums on interest rate caps of approximately $1.6 million.

YEAR 2000 COMPLIANCE

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data which includes such date, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Cogentrix initiated assessments in 1997 to identify the issues required to be resolved to assure business critical systems successfully operate upon and beyond the turn of the century. The assessments include reviewing information technology and systems utilizing embedded technology. Plans for achieving Year 2000 compliance were finalized during 1998 and remediation work is underway. We have identified the following systems and applications to focus our efforts to ensure Year 2000 compliance:

     - corporate applications, which include core business systems;

     - embedded technology systems, which include the plants operating and control systems and

     - business partner and vendor systems.

Non-compliance in the embedded technology systems or business partner and vendor systems could result in temporary shutdown of the facilities, and potential equipment damage.

     Replacement of our core financial systems which included corporate applications such as purchasing, accounts payable and general ledger, with Year 2000 compliant client-server software is virtually complete. We expect to complete the updating of its human resources and internal payroll systems by June 30, 1999. We do not expect any disruptions in corporate applications as a result of the Year 2000 issue.

     Investigation, analysis, remediation and contingency planning for embedded technology such as plant operating control systems, telecommunications and facilities-based equipment at all of our power generation facilities have been completed. The investigation and analysis have identified no significant Year 2000 issues. For those insignificant issues that have been identified as non-compliant, we have established a remediation plan to address the areas of non-compliance. The remediation of these systems is expected to be completed by June 30, 1999. The costs to replace our core financial systems, update our human resources and internal payroll systems and bring the operating systems at the plant facilities fully compliant with Year 2000 are currently expected to be approximately $2.8 million, of which $2.4 million has already been incurred.

     We are communicating with critical suppliers, vendors, joint venture partners and major customers verbally, in writing and through other representations made by the organizations to assess their compliance efforts and our exposure resulting from Year 2000 issues. Of major concern to us are the fuel suppliers and transporters, and the electric and steam customers. We produce revenue by selling the power we produce to major utilities. We depend on fuel suppliers and transporters to deliver our fuel to power the generating facilities. We also rely on transmission and distribution facilities to deliver our power to the electric and steam customers. At this time, based on our review of responses we have received, we do not expect a major impact from non-compliant Year 2000 suppliers, vendors, joint venture partners or major customers. However, an incomplete or incorrect assessment of the Year 2000 issues by the suppliers and transporters, transmission and distribution facilities, as well as the utility customers, could adversely effect our financial results and operations.

     We have developed contingency plans for the critical systems. We developed these plans to address our most likely worst case scenario, the inability of our plants to produce and distribute power. The contingency plans include turning back the date on all date critical systems at the plant to ensure the continuous operation of the generating facilities. These plans have been tested and appear to be adequate.

     We expect that our business critical systems will be Year 2000 compliant by December 31, 1999, and we do not anticipate costs associated with the Year 2000 issue to have a material impact on our consolidated results of operations or financial position. Currently, we have not entered into any material contracts with external contractors to complete the Year 2000 compliance projects. We have dedicated two headquarters level employees to oversee, develop and test systems to ensure Year 2000 readiness. Managers at each plant location are also responsible for various components of the Year 2000 testing. Despite management's current expectations, there can be no assurances that there will not be interruptions or other limitations of financial and operating systems functionality or that we will not ultimately incur significant unplanned costs to avoid such interruptions or limitations.

CHANGE OF CORPORATE FISCAL YEAR

     Effective January 1, 1998, we changed our fiscal year to commence on January 1 and conclude on December 31 of each year. Our fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

                                    BUSINESS

     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements below about our plans, strategies, and prospects under the subheading "Our Development and Acquisition Strategy." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are discussed under the heading "Risk Factors" and elsewhere in this prospectus.

GENERAL

     The following description of our business provides information about:

     - Trends affecting the domestic electric generating industry and our business

     - Our development and acquisition strategy

     - Our recent acquisitions of interests in electric generating plants

     - Each of our 25 electric generating plants in operation and our plant under construction

     - Our principal electric utility customers

     - The regulatory environment in which we and our competitors conduct business.

     Before reading this detailed description of our business, you should, if you have not already done so, read the "Prospectus Summary" section of this prospectus. It contains an overview of our business that to eliminate redundancy, is not repeated here. For a complete understanding of our business and our competitive strengths and weaknesses, you should also read the sections of this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TRENDS AFFECTING THE DOMESTIC ELECTRIC GENERATING INDUSTRY AND OUR BUSINESS

  Increasing Competition in the Domestic Electric Generating Industry

     In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic electric generating industry. We believe that industry trends and these regulatory initiatives will lead to the transformation of the existing regulated market, which sells to a captive customer base, to a more competitive market in which end users may purchase electricity from a variety of suppliers. These suppliers will include non-utility generators, power marketers, public utilities and others. Our management believes that these market trends will create significant new business opportunities for us because we have demonstrated our ability to construct and operate efficient, low-cost electric generating facilities.

  Growing Market for Sale of Electric Generating Assets

     Regulatory requirements to restructure the United States electric industry have led to the development of a growing market for the sale of electric generating assets principally by utilities, but also by independent power producers and industrial companies. Even when not required to do so by regulatory pressure, some utilities' managements have decided for strategic reasons to sell some or all of their generating assets and to concentrate on the transmission and distribution segments of the power supply market. If this trend continues, it may create additional investment opportunities for us. In connection with acquiring -- entirely or in part -- any additional electric generating assets, we expect to reduce our exposure to electric market price risk by entering into contractual arrangements with fuel suppliers, utilities and/or power marketers under which they would assume some or all of the risks associated with fluctuations in energy prices.

  Passage of the Energy Policy Act has expanded our Options

     The passage of the Energy Policy Act by the United States Congress in 1992 significantly expanded the options available to independent power producers, particularly with respect to siting a generating facility. Among other things, this law enables independent power producers to obtain an order from the Federal Energy Regulatory Commission requiring an intermediary utility to give access to its transmission lines to transmit, or "wheel" electric power from a generating plant to its utility purchaser. The availability of wholesale transmission "wheeling" could be an important aspect in the development of new projects. For example, we may be able to develop a project in one utility's service territory and "wheel" the electric power produced by the project through the transmission lines of that utility to a second utility or another wholesale purchaser. The Energy Policy Act also created a new class of generator -- exempt wholesale generators -- that, unlike qualifying facilities, are not required to use alternative or renewable fuels or to have useful thermal energy output. See
"-- Regulation -- Energy Regulations" herein.

OUR DEVELOPMENT AND ACQUISITION STRATEGY

     We intend to remain among the leaders in the independent power industry by developing and constructing or acquiring -- entirely or in part -- electric generating facilities in the United States and in selected foreign countries where the political climate is conducive to increased foreign investment.

     We have targeted three market segments for our future acquisition and development activities. They are:

     - Acquiring interests in existing domestic electric generating plants

     - Developing, owning, managing and operating on-site cogenerating facilities for large industrial customers with significant energy needs

     - Developing new, electric generating facilities using natural gas as fuel

     Acquiring Interests in Existing Domestic Electric Generating Plants. Our candidates for future acquisitions will generally already have power sales contracts with electric utilities or other customers whose senior unsecured debt carries investment-grade credit ratings. We may also seek to acquire interests in electric generating facilities that do not have contracts in place but are nonetheless highly efficient, low-cost providers that can take advantage of opportunities in a rapidly deregulating energy market. If we do, we would expect to protect Cogentrix against the risk of changes in the market price for electricity by entering into contracts at the time of acquisition with fuel suppliers, utilities or power marketers which reduce or eliminate our exposure to this risk by establishing future prices and quantities for the electricity produced independent of the short-term market.

     Developing New or Managing Existing Plants for Industrial Customers. Many large, industrial customers with significant energy needs own on-site facilities for generating the electricity and producing the steam they require for their manufacturing, refining or other operations. We believe that cogenerating facilities with state-of-the-art technology developed by us could replace or upgrade existing facilities employing older technology that many of these industrial companies currently operate themselves. We expect that many industrial companies choosing not to replace their existing facilities will seek to contract with companies like Cogentrix to manage and operate their existing facilities.

     Developing New Electric Generating Plants. We intend to pursue domestic development of new, highly-efficient, low-cost plants, concentrating on mid-sized facilities that use natural gas as fuel. We expect to have long-term contractual arrangements for these plants in place with fuel suppliers, electric utilities or power marketers. These contractual arrangements will provide us a scheduled and/or indexed payment for electricity and result in the fuel supplier, electric utility or power marketer accepting the risks associated with energy price fluctuations. We also intend to pursue international project development opportunities on a highly selective basis. We expect to do so only in those countries where demand for power is growing rapidly, private investment is encouraged and favorable financing conditions exist.

     We are concentrating on opportunities to develop or acquire interests in mid-sized electric generating facilities which use low-cost, state-of-the-art proven technology. We target projects that will allow us to capitalize on our reputation as a low-cost, efficient and reliable provider. We seek to manage the risks associated with owning and operating electric generating plants by emphasizing diversification and balance among our investments in terms of the following criteria:

     - the geographic location of the facilities in which we have an ownership interest

     - the electric utility customers for the electricity we generate and the industrial customers for the steam we produce

     - the technology we employ to generate electricity and produce steam

     - the coal, gas and other fuel suppliers to our plants

     We also intend whenever practicable to reduce the risks associated with the development of any new projects by developing them on a joint venture basis with one or more strategic partners instead of doing so on our own.

OUR RECENT ACQUISITIONS OF INTERESTS IN ELECTRIC GENERATING PLANTS

     A key part of Cogentrix's business strategy is to acquire interests in domestic electric generating assets. We completed three material acquisitions in 1998 that expanded our operations from four to nine states in the eastern U.S. and into two states in the upper Midwest. These recent acquisitions strengthen our competitive position and diversify our operations with regard to fuel source and dependence on any single project or customer.

     - October 1998. The "Bechtel Acquisition" resulted in our acquiring ownership interests ranging from 3.3% to 49% in 12 domestic electric generating plants. The acquisition of these interests gives us an aggregate net equity interest of approximately 365 megawatts in a diverse portfolio of electric generating plants that comprises approximately 2,400 megawatts in total production capability. The plants are located in New Jersey, New York, Pennsylvania, West Virginia, Massachusetts and Florida. The aggregate purchase price was approximately $189.9 million, including related acquisition costs. We have accounted for this acquisition using the purchase method of accounting. We will account for our ownership interests in these generating facilities using the equity method of accounting.

     - August 1998. The "Batesville Acquisition" resulted in our acquiring an approximate 52% interest in an 800-megawatt, gas-fired electric generating plant under construction in Batesville, Mississippi. We have committed to provide an equity contribution to the project subsidiary of approximately $54 million. The equity commitment is supported by a $54 million letter of credit provided under our corporate credit facility. We expect this generating plant, which we will operate when construction is completed, will begin operation in June 2000. Two electric utilities have agreed to purchase the electricity produced at this plant under long-term power purchase agreements. Both utilities have senior, unsecured debt outstanding that nationally-recognized credit rating agencies have rated investment grade. We will account for our interest in this generating facility using the equity method of accounting, because we anticipate that our ownership will be less than 50% when the plant begins operation.

     - March 1998. The "Whitewater/Cottage Grove Acquisition" resulted in our acquiring approximate 74% interests in each of two electric generating plants located in Whitewater, Wisconsin and Cottage Grove, Minnesota. The aggregate purchase price for the plants was $158.0 million. In addition, we pre-funded a $16.7 million distribution to the previous owners, $16.7 million of which we have already received in return. Each facility is a 245-megawatt, gas-fired plant. Commercial operations began at both facilities in the last six months of 1997. The plant in Cottage Grove has a 30-year power purchase agreement with Northern States Power Company. The plant in Whitewater has a 25-year power purchase agreement with Wisconsin Electric Power Company. We have accounted for this acquisition using the purchase method of accounting. We will account for our ownership interests in these generating facilities using the consolidation method.

PROJECT AGREEMENTS, FINANCING AND OPERATING ARRANGEMENTS FOR OUR FACILITIES OWNED BEFORE THE BECHTEL ACQUISITION

     Before we completed the Bechtel Acquisition in October 1998, we owned -- in whole or in part -- 13 electric generating facilities. We acquired our interests in two of these facilities -- Whitewater and Cottage Grove -- in March 1998. We developed nine of them ourselves; two were developed with joint venture partners. For a description of these 13 facilities, see the table and text that appear in this description of our business under the subheading "Description of Facilities In Operation Before the Bechtel Acquisition."

  Project Agreements

     Each of these 13 project subsidiaries sells electricity to an electric utility under long-term power sales agreements. A facility's revenue from a power sales agreement usually consists of two components: variable payments, which are variable in accordance with the amount of energy the facility produces, and fixed payments, which are received in the same amounts whether or not the facility is producing energy. Variable payments, which are generally intended to cover the costs of actually generating electricity, such as fuel costs and variable operation and maintenance expense, are based on a facility's net electrical output measured in kilowatt hours. Variable payment rates are either scheduled or indexed to the fuel costs of the purchasing utility.

     Fixed payments, which are intended to compensate us for the costs incurred by the project subsidiary whether or not it is generating electricity, such as debt service on the project financing, are more complex and are calculated based on a declared production capability of a facility. Declared production capability is the electric generating capability of a plant in megawatts that the project subsidiary contractually agrees to make available to the utility purchasing its electricity. It is generally less than 100% of the facility's design production capability dictated by its equipment and design specifications. Fixed payments are based either on a facility's net electrical output and paid on a kilowatt-hour basis or on the facility's declared production capability and can be adjusted if actual production capability varies significantly from declared production capability.

     Many power sales agreements permit the purchasing utility to direct the facility to deliver a variable amount of electrical output within limited parameters. This means the utility may within those parameters direct the facility to reduce or suspend the delivery of electricity to the utility. The power sales agreements of substantially all our facilities provide the purchasing utilities with the right to reduce or suspend their purchases of electricity whenever they determine that they can obtain lower cost power either by generating power at their own plants or by purchasing electricity in bulk from others. The power sales agreements for these facilities are structured in a manner such that when the amount of electrical output is reduced, the facility continues to receive the fixed payments, which cover fixed operating costs and debt service requirements and provide substantially all of the project subsidiary's profits. The variable payments, which cover the operating, maintenance and fuel costs incurred to generate electricity, are received only for each kilowatt hour delivered.

     With the exception of three of the thirteen facilities, which produce hot water for use by commercial greenhouses, all of these plants produce process steam for use by an industrial customer which has a manufacturing or other facility located nearby. Our industrial customers, which include textile manufacturing companies, pharmaceutical manufacturing companies, chemical producers and synthetic fiber plants, use the process steam in their manufacturing processes. Our steam sales contracts with these industrial customers generally are long-term contracts that provide payment on a per thousand pound basis for steam delivered and a minimum annual payment if the industrial customer's plant is shut down. All contracts require steam purchases during their initial terms to be adequate to allow maintenance of the qualifying facility status of our plant. See "-- Regulation -- Energy Regulations."

     Each of these project subsidiaries purchases fuel under long-term supply agreements. The fuel supply contracts are structured so that the scheduled increases in the fuel cost are generally matched by increases in the variable payments received by the project subsidiary for electricity under its power sales agreement. This matching is typically effected by having the fuel prices escalate as a function of the solid fuel index of the purchasing utility. The matching is sometimes affected by contracting for scheduled increases in the variable payments under our power sales agreements designed to offset scheduled increases in fuel prices.

  Project Financing

     Each facility is financed primarily under financing arrangements at the project subsidiary level which, except as noted below, require the loans to be repaid solely from the project subsidiary's revenues. They also generally provide that the repayment of the loans and payment of interest is secured solely by the physical assets, agreements, cash flow and, in some cases, the capital stock of or partnership interests in that project subsidiary. This type of financing is generally referred to as "project financing."

     Project financing transactions are generally structured so that all revenues of a project are deposited directly with a bank or other financial institution acting as escrow or security deposit agent. These funds are then payable in a specified order of priority to assure that, to the extent available, they are used first to pay operating expenses, senior debt service and taxes and to fund reserve accounts. Then, subject to satisfying debt service coverage ratios and other conditions, any available funds may be disbursed to Cogentrix Energy and its other partners in the case of jointly-owned facilities in the form of management fees or dividends or for the payment of subordinated debt service, where there are subordinated lenders.

     These facilities are financed using a high proportion of debt to equity. This leveraged financing permits us to develop projects with a limited equity base but also increases the risk that a reduction in revenues could adversely affect a particular project's ability to meet its debt or lease obligations. The lenders to each project subsidiary have security interests covering some or all of the aspects of the project, including the facility, related facility support agreements, the stock or partnership interest of our project subsidiaries, licenses and permits necessary to operate the facility and the cash flow derived from the facility. In the event of a foreclosure after a default, the project subsidiary would only retain an interest in the property remaining, if any, after all debts and obligations were paid.

     In addition, the debt of each operating project may reduce the liquidity of our interest in such project since any sale or transfer of its interest would, in most cases, be subject both to a lien securing such project debt and to transfer restrictions in the relevant financing agreements. Also, our ability to transfer or sell our interest in some of our projects is restricted by purchase options we have granted to an industrial steam customer and to a utility and rights of first refusal we have granted in favor of our power and steam purchasers.

     Because the project debt is "non-recourse", the lenders under these project financing structures cannot look to the Cogentrix Energy or its other projects for repayment unless Cogentrix Energy or another project subsidiary expressly agrees to undertake liability. Cogentrix Energy has agreed to undertake limited financial support for some of its project subsidiaries in the form of limited obligations and contingent liabilities. These obligations and contingent liabilities take the form of guarantees, indemnities, capital infusions and agreements to pay debt service deficiencies. To the extent Cogentrix Energy becomes liable under such guarantees and other agreements with respect to a particular project, distributions received by Cogentrix Energy from other projects may be used by Cogentrix Energy to satisfy these obligations. To the extent of these obligations, the lenders to a project have recourse to Cogentrix Energy and the distributions to Cogentrix Energy from other projects. The aggregate contractual liability of Cogentrix Energy to its project lenders is, in each case, a small portion of the aggregate project debt. Thus the project financing structures are generally described throughout this prospectus as being "non-recourse" to Cogentrix Energy and its other projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The indentures under which Cogentrix Energy has senior debt outstanding permit the incurrence of debt, guarantees and liens jointly by any future project subsidiaries or joint ventures with respect to the
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

future development of electric generating facilities. To the extent we take advantage of these provisions of the indentures, the project lenders will have recourse to several of the Company's facilities instead of having their recourse limited to the facility or facilities owned by a single project subsidiary.

     Our plants are insured in accordance with covenants in each project's debt financing agreements. Coverages for each plant include workers' compensation, commercial general liability, supplemented by primary and excess umbrella liability, and a master property insurance program including property, boiler and machinery and business interruption.

  Operating Arrangements

     Unlike many independent power producers who contract with third-party operators, we operate many of our facilities. When we do, our project subsidiary employs directly the persons required to operate the facility. We invest in training our operating personnel and structure our plant bonus program to reward efficient and cost-effective operation of the facilities. Our management meets several times a year with the facilities' managers and conducts on-site facility performance reviews with each facility manager.

     We have established a strong record of efficiency and reliability in operating our electric generating plants, which is measured in the industry by a generating plant's "availability" to generate and sell electricity. The table below shows the average "availability" of the 10 plants we currently operate for the periods indicated.

                         PERIOD                            AVERAGE AVAILABILITY
                         ------                            --------------------
Twelve months ended June 30, 1998........................         97.4%
Fiscal year ended June 30, 1997..........................         96.9%
Fiscal year ended June 30, 1996..........................         96.4%

     We provide to the facilities we operate administrative and management services for a periodic fee, which in some cases is adjusted annually by an inflation factor. The ability of a project subsidiary to pay these management fees is contingent upon the continuing compliance by the project subsidiary with covenants under its project financing agreements and may be subordinated to the payment of obligations under those agreements. We have earned and will continue to earn incentive compensation from our Hopewell facility, in which Cogentrix Energy holds a 50% general partnership interest and is, through a subsidiary, the managing general partner, if the facility achieves the contractually specified net income levels.

     In addition, we serve as a third-party operator under the terms of a two-year operations and maintenance agreement for the generating facility we developed for Public Utility District Number 1 of Clark County, Washington.

  Ash Removal

     Project subsidiaries owning eight of our coal-fired plants contract with our subsidiary, ReUse Technology, to remove coal ash generated by such facilities. As an alternative to disposing of coal ash in landfills, ReUse Technology has developed the use of coal ash as structural fill material and in the manufacturing and production of various ash derived products for resale.

FACILITY UNDER CONSTRUCTION IN BATESVILLE, MISSISSIPPI

     In August 1998, we acquired an approximate 52% interest in an 800-megawatt, gas-fired facility under construction in Batesville, Mississippi. We expect this plant, which we will operate, to begin operation in June 2000. Electricity generated by the plant will be sold under long-term power purchase agreements with two utilities. Both of these utilities have senior, unsecured debt outstanding that nationally-recognized credit rating agencies have rated investment grade.

DESCRIPTION OF FACILITIES IN OPERATION BEFORE THE BECHTEL ACQUISITION

     Set forth in the following table and the text that follows the table are descriptions of our 13 electric generating facilities in operation before the Bechtel Acquisition. We developed nine of these facilities, which included siting, permitting and financing activities. For a description of the facilities in which we acquired our interests in October 1998 as a result of the Bechtel Acquisition, see the table and text that appears in this description of our business under the subheading "The October 1998 Bechtel Acquisition."

     Each of our facilities described below relies on a power sales agreement with a single customer for the majority of its revenues over the life of the power sales agreement. During the six-month period ended December 31, 1997, two regulated utilities, accounted for approximately 85% of our consolidated revenues. The failure of either of these utility customers to fulfill its contractual obligations for a prolonged period of time would have a material adverse effect on our primary source of revenues. Both of these utilities have senior, unsecured debt outstanding that nationally-recognized credit rating agencies have rated investment grade. As a result of the acquisitions we made in 1998, our operations have become more diverse with regard to both geography and fuel source and less dependent on any single project or customer.

                                                             COMPANY'S
                                                              PERCENT        NET EQUITY
                                                   PLANT     OWNERSHIP    INTEREST IN PLANT         POWER
       PROJECT              LOCATION       FUEL  MEGAWATTS    INTEREST        MEGAWATTS       PURCHASING UTILITY
       -------              --------       ----  ---------   ----------   -----------------   ------------------
Elizabethtown          Elizabethtown, NC   Coal      35        100%               35                CP&L*
Lumberton              Lumberton, NC       Coal      35         100               35                CP&L*
Kenansville            Kenansville, NC     Coal      35         100               35                CP&L*
Roxboro                Roxboro, NC         Coal      60         100               60                CP&L*
Southport              Southport, NC       Coal     120         100              120                CP&L*
Hopewell               Hopewell, VA        Coal     120          50               60           Virginia Power
Portsmouth             Portsmouth, VA      Coal     120         100              120           Virginia Power
Rocky Mount            Rocky Mount, NC     Coal     120         100              120           Virginia Power
Ringgold               Ringgold, PA        Gas     15.5         100             15.5            Pennsylvania
                                                                                              Electric Company
Richmond               Richmond, VA        Coal     240         100              240           Virginia Power
Birchwood              King George, VA     Coal     240          50              120           Virginia Power
Cottage Grove          Cottage Grove, MN   Gas      245        73.2            179.3           Northern States
                                                                                                Power Company
Whitewater             Whitewater, WI      Gas      245        74.2            181.8          Wisconsin Electric
                                                                                              Power Corporation

---------------

* Commonly-used acronym for Carolina Power & Light Company

  Elizabethtown, Lumberton and Kenansville, North Carolina Facilities

     Our subsidiary, Cogentrix Eastern Carolina Corporation, owns and operates three 35-megawatt stoker, coal-fired cogeneration plants in Elizabethtown, Lumberton and Kenansville, North Carolina.

     The Elizabethtown, Lumberton and Kenansville facilities sell electricity to CP&L under separate power sales agreements, which were amended effective in September 1996. Under the amended terms, the power sales agreements for the Elizabethtown and Lumberton facilities each has an initial term expiring in November 2000, and the power sales agreement for the Kenansville facility has an initial term expiring in September 2001. Each of the facilities may operate at a declared production capability of up to approximately 33 megawatts. Another subsidiary, Cogentrix, Inc., has guaranteed the performance of CECC under the power sales agreements. Alamac Knit Fabrics, Inc. purchases steam for its apparel fabrics division mills from the Lumberton facility and the Elizabethtown facility under separate steam sales agreements. Guilford Mills, Inc. purchases steam from the Kenansville facility for use in its textile manufacturing plant.

     Each of the power sales agreements provides that in the event of a termination prior to the expiration of the initial term of the power sales agreements, our project subsidiary must pay CP&L a termination charge. This penalty does not apply in the event of an early termination by our project subsidiary that is the result of a material breach by the utility. When it does apply, the termination charge is an amount equal to the excess paid for capacity and energy over what would have been paid to our project subsidiary under the state utilities commission's published rates plus interest.

     If the average production capability or electricity generated or made available during any 12-month period falls below 80% of the established contract level, a special charge will be imposed by CP&L equal to a percentage of the termination charge described above. In addition, if our project subsidiary desires to terminate the power sales agreement prior to its expiration and a substitute operator satisfactory to the utility is not secured, our project subsidiary must pay to the utility the termination charge described above plus an amount equal to the depreciated installed cost of the interconnection facilities relating to the plant.

  Roxboro and Southport, North Carolina Facilities

     Our subsidiary, Cogentrix of North Carolina, Inc., operates two stoker coal-fired cogeneration plants in Roxboro and Southport, North Carolina, which are owned by another wholly-owned project subsidiary of the Company.

     The Roxboro and Southport facilities sell electricity under separate power sales agreements, each having an initial term expiring in December 2002. The 60-megawatt Roxboro facility may operate at a declared production capability of up to 56 megawatts and the 120-megawatt Southport facility may operate at a declared production capability of up to 107 megawatts. Another subsidiary, Cogentrix, Inc., has guaranteed the performance of our project subsidiary under the power sales agreements. Collins & Aikman Corporation purchases process steam for its textile manufacturing facility from the Roxboro Facility and Archer-Daniels-Midland Company purchases steam for its pharmaceutical and chemical manufacturing company from the Southport facility.

     Each of the power sales agreements provides that in the event our project subsidiary desires to terminate the power sales agreement or abandons the Roxboro or Southport facility, our project subsidiary must pay the utility a termination charge. Such termination charge will be equal to the sum of the following:

     - the depreciated installed cost of the interconnection facilities relating to the plant

     - the cost incurred by the utility to replace the production capability provided by the Roxboro or Southport facility in excess of the fixed payments which would have been made to our project subsidiary for the Roxboro or Southport facility

     - a carrying charge equal to the overall pretax cost of capital allowed to the utility by the retail rate order of the state utilities commission in effect during the time the energy credits were received.

  Hopewell, Virginia Facility

     Our facility, located in Hopewell, Virginia, is a 120-megawatt stoker coal-fired cogeneration facility owned and operated by a general partnership, in which a 50% general partnership interest is owned by one of our subsidiaries. The remaining 50% partnership interest is owned by Capistrano Cogeneration Company, a subsidiary of Edison Mission Energy.

     The Hopewell facility provides declared production capability of up to 92.5 megawatts to Virginia Power under a power sales agreement which expires in January 2008. If the power sales agreement is terminated prior to the end of its initial or any subsequent term other than due to a default by Virginia Power, the project partnership must pay a penalty to Virginia Power. The amount of the penalty is the difference between payments for production capability already made and those that would have been allowable under the applicable "avoided cost" schedules of the utility plus interest. Allied-Signal Corporation purchases steam from the Hopewell Facility.

  Portsmouth, Virginia Facility

     Our facility located in Portsmouth, Virginia is a 120-megawatt stoker coal-fired cogeneration facility. The Portsmouth facility provides Virginia Power declared production capability of up to 115 megawatts under a power sales agreement which expires in June 2008. The Portsmouth facility also sells process steam to Clariant Corporation.

     If the power sales agreement for this facility is terminated prior to the end of its initial or any subsequent term other than due to a default by Virginia Power, then our project subsidiary must pay a penalty to Virginia Power. The amount of the penalty is the difference between payments for production capability already made and those that would have been allowable under the applicable "avoided cost" schedules of Virginia Power plus interest.

  Rocky Mount, North Carolina Facility

     Our facility located near Rocky Mount, North Carolina is a 120-megawatt stoker coal-fired cogeneration plant. Under a power sales agreement with North Carolina Power Company, a division of Virginia Power, the Rocky Mount facility provides declared production capability of 115.5 megawatts of electricity for an initial term expiring in October 2015. In addition, steam from the Rocky Mount facility is sold to Abbott Laboratories.

     The power sales agreement for this facility provides that in the event the state utility commission prohibits North Carolina Power from recovering from its customers payments made by North Carolina Power under the power sales agreement to our project subsidiary, our project subsidiary would recognize a reduction in payments received under the power sales agreement after the 18th anniversary of commencement of commercial operations of the facility to the extent necessary to repay North Carolina Power the amount disallowed by the utility commission with interest. In light of this provision in the power sales agreement, the project lender for the Rocky Mount facility has established a reserve account, which is required to be funded at any time a disallowance of payments made occurs or, from and after January 1, 2004, any meritorious filing with the utility commission challenging the pass-through of payments made by the utility under the power sales agreement is made.

     If a disallowance event occurs during the period from 1998 through 2002, then 25% of cash flow from the facility must be deposited to the regulatory disallowance reserve account until the balance of such account is equal to the amount required to be funded. If a disallowance event occurs during the period from 2003 through 2013, then 100% of the cash flow from the facility must be deposited to the reserve account until the balance of the reserve account is equal to the amount required to be funded. The amount required to be funded in such account is an amount equal to the lesser of:

     - Projected reduction in cash flows from 2009 through 2013 as a result of the disallowance of payments made by the utility and,

     - The amount of our project subsidiary's debt outstanding at September 30, 2008.

     If the number of days in any year in which the Rocky Mount facility is unable to generate electricity in an amount equal to its declared production capability is more than the greater of 25 days or ten percent of the total number of days the facility was required by North Carolina Power to operate, then the fixed payments under the contract for that period will be reduced by four percent for each excess day. In the event testing indicates that the Rocky Mount facility's dependable production capability is less than 90% of the declared production capability, our project subsidiary will be obligated to pay annual liquidated damages to North Carolina Power. A letter of credit has been posted by our project subsidiary in favor of North Carolina Power to secure its obligations to perform under the power sales agreement.

  Ringgold, Pennsylvania Facility

     Our facility located in Ringgold, Pennsylvania, is a 15.5-megawatt gas-fired cogeneration facility using an internal combustion engine fueled primarily by natural gas. Pennsylvania Electric Company purchases energy from the facility. Under the power sales agreement, failure of our subsidiary that owns and operates the plant to generate and sell electricity throughout the term of the agreement at an annual average level which is at least equal to 85% of the average output achieved during a rolling three-year period of operation would result in the payment of a penalty.

     In January 1998, we signed an agreement with Pennsylvania Electric Company to terminate this facility's power purchase agreement. This termination agreement was the result of a request for proposals from the utility to buy-back or restructure power sales agreements issued to all major operating independent power projects in its territory in April 1997. The termination agreement provides for a payment to our project subsidiary of approximately $23 million, which will be sufficient to retire all of the project subsidiary's outstanding debt. The buy-back of the power purchase agreement is subject to the issuance of a satisfactory order by the Pennsylvania Public Utility Commission granting Pennsylvania Electric Company the authority to fully recover from its customers the consideration paid under the buyout agreement. We do not expect the termination of this facility's power purchase agreement, if it occurs, to have an adverse impact on our consolidated results of operations or financial position.

     The Ringgold facility provides hot water to a 10-acre greenhouse owned by our project subsidiary which is leased to and operated by an unaffiliated company -- Keystone Village Farms, Inc. The lease has a ten-year term, which may be extended with our consent.

  Richmond, Virginia Facility

     Our 240-megawatt stoker coal-fired cogeneration plant in Richmond, Virginia provides 209 megawatts of declared production capability to Virginia Power under two 25-year power sales agreements expiring in 2017. Our Richmond facility also provides steam to E. I. DuPont de Nemours & Company.

     The power sales agreement provides that in the event the state utilities commission prohibits Virginia Power from recovering from its customers payments made by Virginia Power to our project subsidiary, our subsidiary would recognize a reduction in payments received under the power sales agreement after the 18th anniversary of commencement of commercial operations of the facility to the extent necessary to repay the amount of the disallowed payments to Virginia Power with interest.

     If the number of days in any year in which the Richmond facility is unable to generate electricity in an amount equal to its declared production capability is more than the greater of 25 days or ten percent of the total number of days the facility was required by Virginia Power to operate, the fixed payments under the contract for that period will be reduced by four percent for each excess day. In the event testing indicates that the facility's dependable production capability is less than 90% of the declared production capability, our subsidiary will be obligated to pay annual liquidated damages to Virginia Power. Our project subsidiary has letters of credit in favor of Virginia Power to secure its obligations to perform under the power sales agreements.

     Our project subsidiary purchased one of the power sales agreements from WV Hydro, Inc. In connection with the purchase and in consideration of certain consulting arrangements, our subsidiary has continuing obligations to make payments to an affiliate of WV Hydro, in an aggregate amount ranging from $250,000 to $750,000, each year through 2003, from excess facility cash flow. If excess facility cash flow for any year is insufficient to pay the $250,000 minimum amount, the deficiency will be carried forward and is payable from excess facility cash flow, if any, in future years. In addition, our subsidiary is obligated to pay an amount ranging from 3 to 3.5 percent of the net proceeds payable to our subsidiary upon any sale, disposition or refinancing of the Richmond facility after payment of senior and subordinated project financing debt and expenses.

  Birchwood, Virginia Facility

     Through an indirect, wholly-owned subsidiary we have a 50% interest in a partnership that owns a 240-megawatt stoker coal-fired cogeneration plant in King George, Virginia. The Southern Company, a public utility holding company, owns the remaining 50% of the facility. The 36-acre greenhouse located adjacent to the facility, which is jointly owned by us and The Southern Company, uses steam from the facility. An affiliate of The Southern Company operates and maintains the Birchwood facility.

     The Birchwood facility provides up to 202 megawatts of declared production capability to Virginia Power under a power sales agreement which expires in 2021. The power sales agreement provides that in the event the state utilities commission prohibits Virginia Power from recovering from its customers payments made by Virginia Power to our project subsidiary, the partnership that owns the facility would recognize a reduction in payments received under the power sales agreement after the 20th anniversary of commencement of commercial operations of the facility to the extent necessary to repay the amount of the disallowed payments to Virginia Power with interest.

     If this facility is unable to operate within the parameters established by Virginia Power under the power sales agreement, the fixed payments under the agreement for the period the facility is not able to do so are subject to reduction. In the event testing indicates that the facility's dependable production capability is less than 90% of the declared production capability, the partnership will be obligated to pay annual liquidated damages to Virginia Power. The partnership has posted a letter of credit in favor of Virginia Power to secure its obligations to perform under the power sales agreement.

  Cottage Grove, Minnesota Facility

     Our Cottage Grove facility is a 245-megawatt combined-cycle, natural gas-fired cogeneration facility in Cottage Grove, Minnesota. One of our wholly-owned indirect subsidiaries is the sole general partner of the partnership that owns the facility with a 1% partnership interest. Another wholly-owned indirect subsidiary of ours owns an approximate 72.2% limited partnership interest in Cottage Grove. An affiliate of Tomen Power Corporation owns the remaining approximate 26.8% limited partnership interest.

     The Cottage Grove facility provides 245 megawatts of declared production capability to Northern States Power Company measured at summer conditions and 262 megawatts of declared production capability measured at winter conditions under a power sales agreement which expires in 2027. Fixed payments are subject to adjustment on the basis of performance-based factors which reflect the Cottage Grove facility's semiannually tested production capability and its rolling 12-month average and on-peak availability. Fixed payments are also adjusted for transmission losses or gains relative to a reference plant. The Cottage Grove facility also sells steam to Minnesota Mining and Manufacturing Company.

     Currently, Northern States Power Company is permitted full recovery from its customers of payments made under the power sales agreement. The power sales agreement provides, however, that following the tenth anniversary of the commercial operation date, if Northern States Power Company fails to obtain or is denied authorization by any governmental authority having jurisdiction over its retail rates and charges, granting it the right to recover from its customers any payments made under the power sales agreement, the disallowed amounts will be monitored in a tracking account and the unpaid balance in the tracking account shall accrue interest. Within 30 days after the first mortgage bonds issued to finance the construction of the facility have been fully retired, Northern States Power Company may begin reducing payments to the partnership that owns the facility to ensure the payments are in line with Minnesota Public Utility Commission rates and begin amortizing the balance in the tracking account. Should Northern States Power Company exercise its right to reduce payments, the maximum reduction is 75% of the payment otherwise due for the period.

     We manage and administer the partnership's business with respect to the Cottage Grove facility, and provide certain management and administrative services to the general partner. Westinghouse Operating Services Company, Inc. operates the Cottage Grove facility.

  Whitewater, Wisconsin Facility

     Our Whitewater facility is a 245-megawatt combined-cycle, natural gas-fired cogeneration facility in Whitewater, Wisconsin. One of our wholly-owned indirect subsidiaries is the sole general partner of the general partnership that owns the facility with a 1% general partnership interest. Another wholly-owned

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

indirect subsidiary of ours owns an approximate 73.2% limited partnership interest. An affiliate of Tomen Power Corporation owns the remaining approximate 25.8% limited partnership interest.

     The Whitewater facility provides approximately 236.5 megawatts of declared production capability to Wisconsin Electric Power Company under a power sales agreement which expires in 2022. The Whitewater facility may also sell to third parties up to 12 megawatts of electric production capability and any energy which the utility does not dispatch. Fixed payments from the utility are subject to adjustment on the basis of performance-based factors which reflect the Whitewater facility's semiannual tested production capability and average and on-peak availability for the preceding contract year.

     The fixed payments from the utility may be reduced to the extent that the utility's senior debt is downgraded by any two of Standard & Poor's Corporation, Moody's Investors Services, Inc. and Duff & Phelps as a result of the utility's long-term power purchase obligations under the power purchase agreement for the Whitewater facility. So long as the partnership's first mortgage bonds issued to finance construction of the facility are outstanding, the reduction may not exceed the level necessary to cause the partnership's debt service coverage ratio to be less than 1.4 in any one month, with such ratio calculated on a rolling average of the four fiscal quarters immediately preceding the proposed adjustment. After the partnership's first mortgage bonds have been repaid, the reduction may not exceed 50% of the partnership's revenues minus expenses. Reductions precluded by application of these limitations are accumulated in a tracking account with interest accruing at a specified rate. Tracking account balances are to be repaid when possible, subject to the limitations described above, or may be applied to the price of the utility's option to purchase the Whitewater facility at the expiration of the power sales agreement.

     Currently, Wisconsin Electric Power Company is permitted full recovery from its customers of payments made under the power sales agreement. The power sales agreement provides, however, if at any time the utility is denied rate recovery from its customers of any payment to be made under the power sales agreement by an applicable regulatory authority, the utility's payments may be correspondingly reduced, subject to contractually specified limitations. While the partnership's first mortgage bonds are outstanding, the fixed payments may be reduced by the annual regulatory disallowance provided that the reduction may not cause the partnership's debt service coverage ratio to be less than 1.4 in any month calculated on a rolling average of the four fiscal quarters preceding the proposed adjustment. After the outstanding first mortgage bonds are repaid, reductions may not exceed 50% of the Whitewater facility's revenues minus expenses. Reductions precluded by these restrictions are accumulated in a tracking account with repayment subject to the same provisions as for bond downgrading adjustments discussed above.

     The Whitewater facility sells steam to the University of Wisconsin -- Whitewater under a steam supply agreement expiring in 2005. The facility also sells hot water to a greenhouse located adjacent to the facility. FloriCulture, Inc., an affiliate of the partnership that owns the Whitewater facility, has entered into an operational services agreement pursuant to which FloriCulture provides all services necessary to produce, market and sell horticulture products and to operate and maintain the greenhouse facility.

     We manage and administer the partnership's business with respect to the Whitewater facility, and provide management and administrative services to the general partner of the partnership. Westinghouse Operating Services Company, Inc. operates the Whitewater facility.

THE OCTOBER 1998 BECHTEL ACQUISITION

     In October 1998, we acquired ownership interests in 12 electric generating plants and a natural gas pipeline from Bechtel Generating Company, Inc. Nine of these electric generating facilities were developed and are managed by U.S. Generating Company, LLC, an indirect, wholly-owned subsidiary of PG&E Corporation, and are owned in part by its affiliates. This acquisition provides Cogentrix with a net equity interest of approximately 365 megawatts in a diverse portfolio of generating plants that comprises approximately 2,400 megawatts in total production capability. The plants are located in New Jersey, New York, Pennsylvania, West Virginia, Massachusetts and Florida.

     The following table provides information about the 12 electric generating facilities and the 375-mile natural gas transmission line.

                                                                      PERCENT          NET
                                                                     OWNERSHIP   EQUITY INTEREST
                                                           PLANT     INTEREST       IN PLANT
PROJECT            LOCATION                    FUEL      MEGAWATTS   ACQUIRED       MEGAWATTS      POWER PURCHASING UTILITY
-------            --------                    ----      ---------   ---------   ---------------   ------------------------
Logan              Logan Township, NJ          Coal         218       49.0%           106.8        Atlantic City Electric
Northampton        Northampton County, PA   Waste coal      110        49.0            53.9        Metropolitan Edison
Indiantown         Martin County, FL           Coal         380        10.0            38.0        Florida Power & Light
Carneys Point      Carneys Point, NJ           Coal         262        10.0            26.2        Atlantic City Electric
Panther Creek      Carbon County, PA        Waste coal       83        12.2            10.1        Metropolitan Edison
Scrubgrass         Scrubgrass Township, PA  Waste coal       85        20.0            17.0        Pennsylvania Electric
Selkirk            Albany, NY                  Gas          396         5.1            20.2        Con Edison & Niagara
                                                                                                   Mohawk
Cedar Bay          Jacksonville, FL            Coal         260        16.0            41.6        Florida Power & Light
Mass Power         Springfield, MA             Gas          258         3.3             8.5        Boston Edison
Gilberton          Frackville, PA           Waste coal       82        19.6            16.1        Pennsylvania Power &
                                                                                                   Light
Pittsfield         Pittsfield, MA              Gas          173        10.9            18.9        New England Power
Morgantown         Morgantown, WV           Coal/Waste       62        15.0             9.3        Monongahela Power
                                               coal
Iroquois Gas       Long Island, NY to           --           --         0.5              --        --
Transmission       Waddington, NY
System

     The portion of the purchase price we allocated to the first four plants described in the table represented approximately 74% of the total purchase price. The text that follows provides a more detailed description of the first four plants.

  Logan Facility

     A Delaware limited partnership owns the Logan facility, which is a 218-megawatt pulverized coal-fired cogeneration generating plant located on the Delaware River in Logan Township, New Jersey. The partnership leases the Logan facility to another Delaware limited partnership. An indirect, wholly-owned subsidiary of Cogentrix, owns a 49% general partnership interest in each of the first limited partnership and each of the partners of the second limited partnership. The remaining 1% interest is held by an indirect subsidiary of Bechtel Generating Company, Inc. as a limited partnership interest. Pursuant to a put agreement, Bechtel Generating Company, Inc. has the right to require us to purchase, at fair market value, the 1% limited partnership interest within the 30-day period following November 20, 1999. If Bechtel Generating Company, Inc. exercises such put right, the 1% limited partnership interest will automatically convert to a general partnership interest upon transfer to us. An indirect, wholly-owned subsidiary of PG&E is the sole limited partner in each of the first partnership and the partners of the second limited partnership, owning a 1% limited partnership interest. The PG&E subsidiary also owns a 49% general partnership interest in each of the first partnership and each of the partners of the second limited partnership.

     The Logan facility, which began operation in September 1994, provides up to 200 megawatts of declared production capability to Atlantic City Electric Company under a power sales agreement which expires in 2024. The Logan facility has the capability to provide up to approximately 15 megawatts of excess production capability and energy to third parties. The Logan Facility sells steam to Solutia, Inc.

     If the net deliverable production capability of the Logan facility falls below 190,000 kilowatts, then the partnership that owns the facility must pay liquidated damages to the utility in an amount calculated

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

using a formula that reflects both the amount of the deficiency and the rate those mid-Atlantic electric utilities who are members of a mid-Atlantic regional power pool and fail to satisfy their capacity obligations to the pool must pay to the other members who make up the deficiency.

     An affiliate of U.S. Generating Company operates the Logan Facility pursuant to an operation and maintenance agreement with initial term expiring in 2004. U.S. Generating Company provides management services pursuant to a management services agreement which expires in 2027.

  Northampton Facility

     A Delaware limited partnership owns this 110-megawatt anthracite waste coal-fired electric generating facility in Northampton County, Pennsylvania. An indirect, wholly-owned subsidiary of Cogentrix owns a 49% general partnership interest in this partnership. The remaining 1% interest is held by an indirect subsidiary of Bechtel Generating Company, Inc. as a limited partnership interest. Pursuant to a put agreement, Bechtel Generating Company, Inc. has the right to require us to purchase, at fair market value, the 1% limited partnership interest within the 30-day period following November 20, 1999. If Bechtel Generating Company, Inc. exercises such put right, the 1% limited partnership interest will automatically convert to a general partnership interest upon transfer to our subsidiary. An indirect, wholly-owned subsidiary of PG&E owns an aggregate 50% equity interest in the partnership that owns this project, which consists of a 48% general partnership interest and 2% limited partnership interest.

     The Northampton facility, which began operation in September 1995, provides electric energy to Metropolitan Edison Company pursuant to a power sales agreement which expires in 2020. Capacity in excess of 89 megawatts may be sold to third parties, but no energy from the Northampton facility may be sold to any entity other than Metropolitan Edison.

     The Northampton facility is not directly interconnected to Metropolitan Edison's electric system and accordingly requires an electric utility that is interconnected with Metropolitan Edison's electric system to transmit the Northampton facility's output to Metropolitan Edison. Pursuant to a transmission service agreement (which expires in 2020) with Pennsylvania Power & Light Company, that utility transmits the Northampton Facility's net electric energy to Metropolitan Edison's existing electric system.

     In the event the Northampton facility's annual average delivery of electricity for any year following the commercial operation date during on-peak hours is less than 85% of the Northampton facility's annual average delivery of electricity during the on-peak hours for the prior three years, the partnership that owns the facility is obligated to make a penalty payment to Metropolitan Edison. During the first 11 years of the power sales agreement commencing with the commercial operation date, the penalty payment will equal the difference between 85% of the annual average on-peak electricity delivered in the prior three years and the actual on-peak electricity delivered in the year to which the penalty relates times 3.4c per kWh. After the eleventh year of the power sales agreement, the penalty payment will be calculated as above, except that the rate of 3.4c per kWh shall be adjusted annually according to changes in the Gross Domestic Product Implicit Price Deflator.

     Based on its use of waste coal as its primary fuel source, the Federal Energy Regulatory Commission has certified the Northampton Facility as a "qualifying small power production facility". The Northampton facility produces and sells steam to Ponderosa Fibers, but steam sales are not required in order to maintain the Northampton facility's regulatory status.

     An affiliate of U.S. Generating Company operates and maintains the Northampton facility pursuant to an operation and maintenance agreement with an initial term expiring in 2020. U.S. Generating Company, LLC provides management and administration services for the Northampton facility pursuant to a management services agreement with an initial term expiring in 2020.

     In addition to the partners' original equity contributions to the partnership that owns the Northampton facility, the partners have posted letters of credit or corporate guarantees in an aggregate amount of $9 million as a standby equity commitment to be used for some types of fuel-related costs. They have also posted a letter of credit in the amount of $2.2 million as a standby equity commitment to be used solely to establish the bank debt service reserve fund for the exclusive benefit of the banks. In connection with the Bechtel Acquisition, the Company provided letters of credit or corporate guarantees for 50% of those standby equity commitments.

  Indiantown Facility

     A Delaware limited partnership owns this 380-megawatt pulverized coal-fired cogeneration facility located in Martin County, Florida. An indirect, wholly-owned subsidiary of PG&E owns a 50% general partnership interest in the partnership, an indirect, wholly-owned subsidiary of General Electric Capital Corporation owns a 40% limited partnership interest in the partnership, and we own a 10% general partnership interest. The Indiantown facility began operation in December 1995 and sells steam to Caulkins Indiantown Citrus Company.

     The Indiantown facility provides 330 megawatts of declared production capability to Florida Power & Light Company under a power sales agreement which expires in 2025. Fixed payments by Florida Power & Light are subject to adjustment on the basis of the Indiantown facility's actual production capability.

     Currently, Florida Power & Light is permitted full recovery from its customers of payments made under the power sales agreement. The power sales agreement contains a provision, which provides that if Florida Power & Light at any time is denied authorization to recover from its customers any payments to be made under the power sales agreement, Florida Power & Light may, in its sole discretion, adjust payments under the power sales agreement to the amount it is authorized to recover from its customers. The utility may also require the partnership that owns the facility to return payments subsequently disallowed by the regulatory agency. If the obligations of Florida Power & Light and the partnership that owns the facility are materially altered due to the operation of this provision in the agreement, the partnership may terminate the power sales agreement upon 60 days' notice. The partnership and Florida Power & Light must then in good faith attempt to negotiate a new power sales agreement or any agreement for transmission of the Indiantown facility's capacity and energy to another investor-owned, municipal, or cooperative electric utility interconnected with Florida Power & Light in Florida.

     An affiliate of U.S. Generating Company provides operation and maintenance services for the Indiantown facility pursuant to an operating agreement which expires in 2025. U.S. Generating Company manages and administers the business of the partnership that owns the facility pursuant to a management service agreement which expires in 2029.

  Carneys Point Facility

     A Delaware limited partnership owns this 262-megawatt pulverized coal-fired cogeneration facility located within the grounds of the DuPont Chamber Works, a chemical complex in Carneys Point, New Jersey. The partnership leases the Carneys Point facility to a partnership of wholly-owned subsidiaries of U.S. Generating Company. Lease payments are structured to equal project cash flow and the lessee partnership derives no net cash flow or benefit from the lease. We own a 10% general partnership interest in the limited partnership that owns the facility. The other general partner is an indirect, wholly-owned subsidiary of PG&E, which owns a 50% general partnership interest. The sole limited partner is an indirect, wholly-owned subsidiary of General Electric Capital Corporation, which owns a 40% limited partnership interest.

     The Carneys Point facility began operation in March 1994. The facility provides Atlantic City Electric Company with 187.6 megawatts in the summer months and 173.2 megawatts in the winter months for an annual average of 180.4 megawatts. If the actual available production capability falls below 95% of the respective production capability requirement for the winter or summer period, the partnership that owns the facility must make a deficiency payment to the utility until actual production capability for such period reaches 95% of the production capability requirements for the period.

     Under an energy services agreement, the Carneys Point facility sells steam and up to 40 megawatts of electricity to DuPont. The Carneys Point facility has the capability to sell an average of approximately 30 megawatts of excess production capability and energy to third parties.

     An affiliate of U.S. Generating Company operates the Carneys Point facility under an operation and maintenance agreement with an initial term expiring in 2004. U.S. Generating Company provides management services for the facility pursuant to a management services agreement with a term expiring in 2018.

PRINCIPAL CUSTOMERS

     Electric utility customers accounting for more than ten percent of our revenue for the six-month period ended December 31, 1997 and for each of the last three fiscal years were as follows:

                                                  FISCAL YEAR ENDED
                                                       JUNE 30,              SIX-MONTH
                                                 --------------------      PERIOD ENDED
                                                 1995    1996    1997    DECEMBER 31, 1997
                                                 ----    ----    ----    -----------------
CP&L...........................................   34%     33%     25%           22%
Virginia Power.................................   57      55      62            63

     As a result of the acquisitions we completed in 1998, our operations will become more diverse with regard to both geography and fuel source and less dependent on any single project or customer. For the year ended December 31, 1997, on a pro forma basis after giving effect to the Whitewater/Cottage Grove Acquisition and the Bechtel Acquisition, CP&L and Virginia Power would have accounted for 13% and 45%, respectively, of our operating revenues (including our pro rata share of revenues of the unconsolidated affiliates in which some of our subsidiaries hold investments).

REGULATION

  General

     The discussion that follows in this section of our prospectus is a brief summary of complex energy and environmental regulations. To reduce the length of the summary and the frequent repetition of the names of federal energy and environmental statutes and the regulatory agencies charged with administering them, we have used acronyms both for the names of the statutes and the federal regulatory agencies. For the same reasons, we have also used, within this section of the prospectus only, defined terms for complex regulatory concepts.

     Our plants are subject to federal, state and local energy and environmental laws and regulations applicable to the development, ownership and operation of electric generating facilities. Federal laws and regulations govern transactions with utilities, types of fuel utilized, the type of energy produced and power plant ownership. State regulatory commissions must approve the rates and, in some instances, other terms under which utilities purchase electricity from independent producers. These state commissions may have broad jurisdiction over non-utility owned power plants. Power plants also are subject to laws and regulations governing environmental emissions and other substances produced by a plant, along with the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before construction or operation of a power plant commences and that the power plant operates in compliance with them. We strive to comply with all environmental laws, regulations, permits and licenses but, despite such efforts, at times we have been in non-compliance.

  Energy Regulations

     QFS UNDER THE PUBLIC UTILITY REGULATORY POLICIES ACT OF 1978. All of our current operating facilities are classified as a qualifying facility ("QF") under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). QFs are relieved of compliance with extensive federal, state and local regulations that control the development, financial structure and operation of power plants and cost-of-service based ratemaking to determine the prices at which electric generating facilities sell energy. In order to be a QF, a cogeneration facility must sequentially produce both electricity and useful thermal energy for non-mechanical or non-electrical uses in specified proportions to the facility's total useful energy output. A QF utilizing oil or natural gas as fuel also must meet energy efficiency standards. A small power production facility may be a QF if it uses alternative fuels as its primary energy input, subject to limitations on fossil fuel input and size for the facility. Finally, a QF must not be controlled or more than 50% owned by an electric utility or by an electric utility holding company, or a subsidiary of either or any combination thereof.

     PURPA exempts QFs from the Public Utility Holding Company Act of 1935 ("PUHCA"), most provisions of the Federal Power Act (the "FPA") and, except under limited circumstances, state rate and financial regulations. These exemptions are important to us and our competitors.

     In the absence of a power sales agreement, regulations adopted by the Federal Energy Regulatory Commission ("FERC") require utilities to purchase electricity generated by QFs at a price based on the purchasing utility's full "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. Avoided costs are the incremental costs to a utility of electric energy or capacity, or both, which, but for the purchase from QFs, the utility would generate for itself or purchase from another source. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded below avoided cost.

     We endeavor to minimize the risk of our facilities losing their QF status. The occurrence of events outside our control, such as loss of a steam customer, could jeopardize QF status. While the facilities usually would be able to react in a manner to avoid the loss of QF status by, for example, by replacing the steam customer or finding another use for the steam which meets PURPA's requirements, there is no certainty that the alternative implemented would be practicable or economic.

     If one of our facilities were to lose its status as a QF, the subsidiary would lose its exemptions from PUHCA and the FPA and from state laws and regulations. This could subject the subsidiary to regulation under the FPA and, in such event, would result in Cogentrix Energy inadvertently becoming a public utility holding company. Our other facilities could in turn lose their QF status. Moreover, loss of QF status could result in utility customers terminating their power sales agreement with the nonqualifying facility. If loss of QF status were threatened for a facility, we could avoid holding company status and thereby protect the QF status of our other facilities by applying to the FERC to obtain exempt wholesale generator ("EWG") status for the owner of the nonqualifying facility. See "EWGs under the Energy Policy Act" herein. Alternatively, the FERC may grant a limited waiver to the QF that would provide continued exemption under PUHCA, provided the facility's rates were regulated under the FPA.

     EWGS UNDER THE ENERGY POLICY ACT. The passage of the Energy Policy Act has significantly expanded the options available to independent power producers with respect to their regulatory status. In addition to or in lieu of QF status, an independent power producer selling exclusively at wholesale now can also apply to the FERC to be granted status as an EWG. Except for existing cost-of-service based facilities for which state consents are required, any owner of a facility may apply for status as an EWG. An EWG, like a QF, is exempt from regulation under PUHCA. However, EWG status does not exempt a facility from FERC and state public utility commission ("PUC") regulatory reviews, which may be more expansive than those applicable to QFs. Owners of the Birchwood facility and the Logan facility, each of which is a QF, have also been determined to be EWGs.

     FOREIGN INVESTMENTS UNDER THE ENERGY POLICY ACT. The Energy Policy Act has also expanded the options for companies that wish to invest in foreign enterprises that own power production facilities outside the United States. Amendments to PUHCA in the Energy Policy Act provide that a domestic company making such an investment may avoid "holding company" status or other regulation under PUHCA, if the foreign enterprise obtains EWG status or files a notice with the Securities and Exchange Commission that it is a foreign utility company ("FUCO").

     PUHCA. Under PUHCA, any entity owning or controlling ten percent or more of the voting securities of a "public utility company" is a "holding company" and is subject to registration with the Securities and Exchange Commission and regulation under PUHCA, unless eligible for an exemption. Under the Energy Policy Act and PURPA, EWGs, FUCOs, and owners and operators of QFs are deemed not to be public utility companies under PUHCA. Momentum is growing in Congress for the repeal of

PUHCA, as more legislators adopt the view that this statute has outlived its purpose. Elimination of PUHCA would enable more companies to consider owning generating and transmission assets, would permit "single state" utility systems to expand beyond their state borders, and would permit companies that are currently in registered holding company systems to diversify their investments to a greater extent than now permitted. This could attract more competitors to the power development and power marketing business. We believe that we are well positioned, however, to meet stronger competition and, indeed, may be able to pursue more investment opportunities made available by the repeal of PUHCA.

     FPA. The FPA grants the FERC exclusive rate-making jurisdiction over wholesale sales of electricity in interstate commerce, including ongoing as well as initial rate jurisdiction, which enables the FERC to revoke or modify previously approved rates. While QFs under PURPA typically are exempt from the traditional rate-making and various other provisions of the FPA, projects not qualifying for QF status, for example, most EWGs, are subject to the FPA and to FERC rate making jurisdiction. Power marketers are also subject to FERC review of their wholesale rates, and to FERC oversight of various business dealings such as corporate reorganizations. Pursuant to the FPA, our power marketing subsidiary has filed its wholesale electric power rates with the FERC and obtained authorization to sell electric power at rates set by supply and demand in the marketplace. In addition, the Logan facility has filed its rates with the FERC and obtained authorization to sell all of its power pursuant to those rates.

     STATE REGULATION. PUCs regulate retail rates of electric utilities and, in many states, power sales agreements from independent power producers. In addition, states have been delegated the authority to determine utilities' avoided costs under PURPA. PUCs often will pre-approve agreements with prices that do not exceed avoided costs, because such contracts often have been acquired through a competitive or market-based process. Recognizing the competitive nature of the acquisition process, many PUCs will permit utilities to "pass through" expenses associated with a power sales agreement with an independent power producer. In addition, retail sales of electricity or steam by an independent power producer may be subject to PUC regulation, depending on state law.

     EWGs are subject to broad regulation by PUCs, ranging from the requirement of certificates of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. In addition, states may assert jurisdiction over the siting and construction of EWGs as well as QFs and over the issuance of securities and the sale or other transfer of assets by these facilities. Many state utility commissions and state legislatures are actively seeking ways to lower electric power costs at the retail level, including options that would permit or compel competition at the retail level. Federal legislation that would require states to permit retail competition is also being given serious consideration. An opening of the retail market would create tremendous opportunities for companies that have until now been limited to the wholesale market. At the same time, state commissions are pressuring the utilities they regulate to cut purchased power costs through strict enforcement of existing contracts with QFs and EWGs, many of which are considered to be overpriced. State commissions are also encouraging efforts by utilities to buy out or buy down such contracts.

     PROPOSED LEGISLATION. In addition to federal legislative initiatives, the state commissions or state legislatures of many states are considering, or have considered, whether to open the retail electric power market to competition. These initiatives are generally called "retail access" or "customer choice". Such "customer choice" plans typically allow customers to choose their electricity suppliers by a date that is specified in the initiative. Retail competition is possible when a customer's local utility agrees, or is required, to "unbundle" its distribution service, that is, the delivery of electric power to retail customers through its local distribution lines, from its transmission and generating service.

     The competitive price environment that will result from retail competition may cause utilities to experience revenue shortfalls and deteriorating creditworthiness. However, most, if not all, state plans will insure that utilities receive sufficient revenues, through a distribution surcharge if necessary, to pay their obligations under existing long-term power purchase contracts with QFs and EWGs, including the above-market rates, or "stranded investment" costs, provided for in such contracts. Many states will also provide that the stranded investment costs will be "securitized" through new financial instruments. On the other hand, QFs and EWGs may be subject to pressure to lower their contract prices or to renegotiate contracts in an effort to reduce the "stranded investment" costs of their utility customers.

     Retail access programs may provide Cogentrix with additional opportunities to provide power from our projects to industrial users or power marketers.

     TRANSMISSION AND WHEELING. Under the FPA, the FERC regulates the rates, terms and conditions for electricity transmission in interstate commerce. The FERC's authority under the FPA to require electric utilities to provide transmission service to QFs and EWGs was significantly expanded by the Energy Policy Act. Except when market factors such as an exceptional site or power sales opportunity warrant it, we generally attempt to site our facilities within the utility customer's service area, and thus avoid the need to utilize wheeling. The new provisions of the Energy Policy Act, however, and actions taken by the FERC under the FPA have improved transmission access and pricing for independent power producers like us.

     In April 1996, the FERC issued a rulemaking order under the FPA, Order 888, requiring all jurisdictional public utilities to file "open access" transmission tariffs. Compliance with Order 888 has been virtually universal. However, many utilities are seeking permission from the FERC to recover for "stranded investment" through add-ons to their transmission rates. To the extent that the FERC permits such charges, the cost of transmission may be too high on some systems to be of practical use to wholesale sellers like Cogentrix. Therefore, the full value of Order 888 remains to be determined.

     The FERC is also encouraging the voluntary restructuring of transmission operations through the use of independent system operators and regional transmission groups. Such entities may create efficiencies for traditional utilities, but are not likely to have a substantial impact on power developers and power marketers like Cogentrix.

  Environmental Regulations -- United States

     The construction and operation of power projects are subject to extensive environmental protection and land use regulation in the United States. Those regulations applicable to Cogentrix primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulation. These laws and regulations often require a lengthy and complex process of obtaining and renewing licenses, permits and approvals from federal, state and local agencies. If such laws and regulations are changed and our facilities are not grandfathered, extensive modifications to power project technologies and facilities could be required.

     Although a number of major environmental statutes are scheduled for reauthorization, we expect that environmental regulations will continue to become more stringent as environmental regulations previously passed become implemented. Accordingly, we plan to continue a strong emphasis on implementation of environmental standards and procedures at the facilities we operate and at our other facilities to minimize the environmental impact of energy generation at these facilities.

     CLEAN AIR ACT. In late 1990, Congress passed the Clean Air Act Amendments of 1990 (the "1990 Amendments") which affect existing facilities as well as new project development. The original Clean Air Act of 1970 set guidelines for emissions standards for major pollutants from newly-built sources. All of the facilities we operate perform at levels better than federal performance standards mandated for such facilities under the Clean Air Act. The 1990 Amendments attempt to reduce emissions from existing sources -- particularly large older facilities that were exempted from some of the regulations under the original Clean Air Act.

     The 1990 Amendments create a marketable commodity called a sulfur dioxide ("SO(2)") "allowance." All non-exempt facilities over 25 megawatts that emit SO(2), including independent power plants, must obtain allowances in order to operate after 1999. Each allowance gives the owner the right to emit one ton of SO(2). The 1990 Amendments exempt from the SO(2) allowance provisions all independent power projects which were operating, under construction or with power sales agreements or letters of intent as of November 15, 1990, as well as facilities outside the contiguous 48 states. As a result, most of the facilities we operate are exempt. The non-exempt facilities we operate have determined their need for allowances and have accounted for these requirements in their operating budgets and financial forecasts. In the future, the facilities we expect to develop will continue to rely on "clean low sulfur coal," with flue gas desulfurization technology or natural gas technology. We believe that the additional costs of obtaining the number of allowances needed for future projects should not materially affect our ability to develop such projects. There has also been an oversupply of allowances in the market resulting in a significant decrease in allowance prices.

     The 1990 Amendments also require states to impose annual operating permit fees. While such permit fees may be substantial and will be greater for coal-fired projects than for those burning gas or other fuels, such fees are not expected to significantly increase our costs at the plants we operate.

     The 1990 Amendments also contain other provisions that could affect our projects. Provisions dealing with geographical areas the EPA has designated as in "nonattainment" with national ambient air quality standards require that existing sources of air pollutants in a nonattainment area be retrofit with reasonably available control technology ("RACT") for all pollutants for which an area is designated nonattainment. The technology currently installed at the plants we operate should uniformly meet or exceed RACT for those pollutants. The nonattainment provisions also require that each new or expanded source of air pollutants in newly designated nonattainment areas which has not submitted a complete air permit application before November 15, 1992 must obtain emissions reductions from existing sources that more than offset the emissions from the new or expanded source. While the "offset" requirements may hamper new project development in some geographical areas, development of new projects has and will likely continue, particularly as markets for "offsets" develop.

     The 1990 Amendments also provide an extensive new operating permit program for existing sources called the Title V permitting program. Because all of the facilities we operate were permitted under the Prevention of Significant Deterioration New Source Review Process, the permitting impact to Cogentrix under the 1990 Amendments at those facilities is expected to be minimal. Continuous emission monitoring systems may need to be upgraded at some facilities while the permit fees will increase operating expenses. The costs of applying for and obtaining operating air permits are not anticipated to be significant.

     The hazardous air pollutant provisions of the 1990 Amendments presently exclude electric steam generating facilities, such as our facilities. Three studies of the emissions from such facilities are, however, in progress. Until all of these studies are completed and Congress either amends the Clean Air Act further or the EPA promulgates regulations, the federal hazardous air pollutants emissions restrictions, which will be applied to our facilities and other electric steam generating facilities, will remain uncertain.

     In July 1997, the EPA promulgated more restrictive ambient air quality standards for ozone and particulate matter: less than 25 microns in diameter -- PM-2.5. These new standards will likely increase the number of nonattainment areas for both ozone and PM-2.5. If our facilities are in these new nonattainment areas, further emission reduction requirements could result in the installation of additional control technology.

     In addition, the Ozone Transport Assessment Group ("OTAG"), composed of state and local air regulatory officials from the 37 eastern states, has recommended additional NO(x) emission reductions that go beyond current federal standards. These recommendations include reductions from utility and industrial boilers. In the fall of 1998, the EPA adopted regulations requiring revisions to state implementation plans ("SIPs"). These regulations implement some of the OTAG's recommendations and goes beyond some of the OTAG's recommendations for reductions in NO(x) emissions. As a result of these more stringent NO(x) emission standards, we may be required to install additional NO(x) emission control technologies and/or obtain allowances from other emitters. The State of North Carolina -- where six of the plants we operate are located -- has, however, proposed to the EPA an alternative NO(x) reduction plan that does not include any of those plants.

     The 1990 Amendments expand the enforcement authority of the federal government by increasing the range of civil and criminal penalties for violations of the Clean Air Act, enhancing administrative civil penalties, and adding a citizen suit provision. These enforcement provisions also include enhanced monitoring, recordkeeping and reporting requirements for existing and new facilities. On February 13, 1997, the EPA issued a regulation providing for the use of "any credible evidence or information" in lieu of, or in addition to, the test methods prescribed by regulation to determine the compliance status of permitted sources of air pollution. This rule may effectively make emission limits previously established for many air pollution sources, including ours, more stringent.

     The Kyoto Protocol regarding greenhouse gas emissions and global warming was signed by the U.S., committing to significant reductions in greenhouse gas emissions. The U.S. Senate must ratify the agreement for the protocol to take effect. The Clinton Administration has proposed a package of legislative and administrative policies to curb greenhouse gases, none of which are affected by the need for Senate ratification. Management believes that none of these policies will have a material effect on the consolidated results of operations or financial position of Cogentrix. Future initiatives on this issue and the effects on Cogentrix are unknown at this time.

     CLEAN WATER ACT. Our facilities are subject to a variety of state and federal regulations governing existing and potential water/wastewater and stormwater discharges from the facilities. Generally, federal regulations promulgated through the Clean Water Act govern overall water/wastewater and stormwater discharges through National Pollutant Discharge Elimination System permits. Under current provisions of the Clean Water Act, existing permits must be renewed every five years, at which time permit limits are under extensive review and can be modified to account for more stringent regulations. In addition, the permits have re-opener clauses which can be used to modify a permit at anytime. Several of the facilities we operate have either recently gone through permit renewal or will be renewed within the next few years. Based upon recent renewals, we do not anticipate more stringent monitoring requirements for any of the facilities we operate.

     EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT. In April of 1997, the EPA expanded the list of industry groups required to report the Toxic Release Inventory under Section 313 of the Emergency Planning and Community Right-to-Know Act to include electric utilities. Our operating facilities will be required to complete a toxic chemical inventory release form for each listed toxic chemical manufactured, processed or otherwise used in excess of threshold levels for the 1998 reporting year. The purpose of this requirement is to inform the EPA, states, localities and the public about releases of toxic chemicals to the air, water and land that can pose a threat to the community.

  Environmental Regulations -- International

     Although the type of environmental laws and regulations applicable to independent power producers and developers varies widely from country to country, many foreign countries have laws and regulations relating to the protection of the environment and land use which are similar to those found in the United States. Laws applicable to the construction and operation of electric generating facilities in foreign countries generally regulate discharges and emissions into water and air and also regulate noise levels.

     Air pollution laws in foreign jurisdictions often limit the emissions of particulates, dust, smoke, carbon monoxide, sulfur dioxide, nitrogen oxide and other pollutants. Water pollution laws in foreign countries generally limit wastewater discharges into municipal sewer systems and require treatment of wastewater which does not meet established standards. New projects and modifications to existing projects are also subject, in many cases, to land use and zoning restrictions imposed in the foreign country. In addition, developers of foreign independent power projects often conduct environmental impact assessments of proposed projects pursuant to existing legislative requirements. Lenders to international development projects may impose their own requirements relating to the protection of the environment.

     We believe that the level of environmental awareness and enforcement is growing in most countries, including most of the countries in which we intend to develop and operate new projects. As a result, plants built overseas will likely include pollution control equipment that is required in the United States. Therefore, based on current trends, we believe that the nature and level of environmental regulation that we are subject to will become increasingly stringent, whether we undertake new projects in foreign countries or in the United States.

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

EMPLOYEES

     At September 30, 1998, we employed 477 people, none of whom is covered by a collective bargaining agreement.

PROPERTIES

     In addition to our properties listed and described in the section entitled "Business -- Facilities in Operation," we lease our principal executive office, a single 61,024 square foot building, located at 9405 Arrowpoint Boulevard in Charlotte, North Carolina. We lease the building and related land from a partnership comprised of four shareholders of Cogentrix Energy. The building lease has an initial term ending in 2004, with optional renewals through 2047. The term of the land lease extends through 2047. See "Transactions with Related Parties -- Leases and Real Property."

     We also lease office space in Prince George, Virginia; Portland, Oregon; Singapore; Bangalore, India; Mangalore, India; and New Delhi, India.

     We believe that our facilities and properties have been satisfactorily maintained, are in good condition, and are suitable for our operations.

LEGAL PROCEEDINGS

     Under the terms of the amended power sales agreements for our Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities, the purchasing utility has exercised its right to suspend or reduce purchases of energy resulting in significantly reduced fuel requirements at each of these facilities. Coal is supplied to the Elizabethtown, Lumberton and Kenansville facilities by James River Coal Sales, Inc. and one of its affiliates. Coal was supplied to the Southport facility until November 1997 when the contract term expired by Coastal Coal Sales, Inc. The coal sales agreements for the Elizabethtown, Lumberton and Kenansville facilities provide for the sale and purchase of the coal requirements of those facilities through September 2001.

     Under the amended power sales agreement for our Portsmouth facility, Virginia Power has from time to time since December 1997 exercised its right to suspend or reduce purchases of energy resulting in significantly reduced fuel requirements at the facility. Coal is supplied to the Portsmouth facility by Arch Coal Sales Company, Inc. The coal sales agreement provides for the sale and purchase of the coal requirements of the Portsmouth facility through 2002.

     As a result of the purchasing utility exercising its right to suspend or reduce purchases of energy from these facilities and the consequent reduction in fuel requirements, our project subsidiaries operating these facilities are purchasing significantly less coal. The suppliers are seeking to recover damages and, in some cases, seeking injunctive relief. A summary of each of these pending disputes is set forth below.

  Dispute with James River Coal (Elizabethtown, Lumberton and Kenansville Facilities)

     In November 1996, James River Coal instituted an action against our project subsidiary in the United States District Court for the Eastern District of Kentucky claiming breach of contract and fraud in the inducement based on the reduction in coal requirements. In this complaint, James River Coal sought specific performance and, in the alternative, an unspecified amount of damages. In April 1998, after the case was transferred to the United States District Court for the Western District of North Carolina, the fraud in the inducement claim was dismissed by the court with prejudice.


     The contract with James River Coal contains an arbitration provision requiring contract disputes to be submitted to arbitration in Charlotte, North Carolina. After we filed a motion to compel arbitration of the contract claim, James River Coal consented to, and filed a demand for, arbitration of the claim. In March 1999, the dispute was submitted to arbitration before a three-member panel of arbitrators. With one member of the panel dissenting, the arbitrators ruled in favor of James River, awarding damages in the amount of approximately $8 million payable in 1999. Approximately $3 million of this settlement relates to reduction in purchase quantities for prior periods and approximately $5 million relates to a reduction in purchase quantities from the date of the settlement through the end of the coal contract (September 2001). The future reduction provides a future economic benefit to the project subsidiary. The amount of damages awarded, even when combined with the amounts which may become payable under the terms of the preliminary settlement agreement we have entered into with the coal supplier to our Portsmouth facility, will not materially reduce the projected amount of cash flow to Cogentrix Energy for the current fiscal year. The payment of these awards should not, therefore, have a material adverse impact on Cogentrix Energy's ability to service its outstanding debt.


  Dispute with Coastal Coal Sales (Supplier to Southport Facility)

     In October 1996, Coastal Coal Sales initiated an arbitration proceeding against our project subsidiary through the American Arbitration Association in Charlotte, North Carolina. The notice of arbitration alleged breach of contract based on the reduction in coal requirements at our Southport facility. In October 1997, a three-member panel of arbitrators ruled in our favor, denying any recovery to the coal supplier.

     The successor company to Coastal Coal Sales subsequently challenged the arbitrator's ruling in the United States District Court for the Western District of North Carolina on grounds of arbitrator partiality. In April 1998, the court issued an order vacating the ruling of the arbitration panel and directing that a new arbitration be conducted. We are appealing the court's decision to the United States Court of Appeals for the Fourth Circuit.

  Dispute with Arch Coal Sales (Supplier to our Portsmouth Facility)

     In February 1998, this coal supplier filed a complaint against our project subsidiary in the United States District Court for the Southern District of West Virginia alleging breach of contract and seeking a determination that the subsidiary is obligated to purchase approximately 360,000 tons of coal per year, breached the coal sales agreement by wrongfully reducing its requirements of coal, and violated a duty of good faith and fair dealing owed to the coal supplier. In the alternative, this coal supplier seeks damages for the subsidiary's failure to purchase such quantities of coal. This agreement also contains an arbitration clause that requires any disputes between the parties to be resolved by arbitration in Charlotte, North Carolina. In June 1998, the District Court issued an order staying the litigation proceeding pending arbitration of the issues raised in the complaint.

     On March 11, 1999, our project subsidiary entered into a comprehensive settlement agreement with this coal supplier, which is subject to the approval of their and our board of directors and to the approval of the lenders to our project subsidiary. The agreement also reflects that we have not yet reached final agreement with the coal supplier on the potential impact of the provisions of our steam sales agreements at the Portsmouth Facility on the settlement agreement's payment terms. If we reach final agreement on that issue and the required board consents and lender approvals are obtained, the settlement agreement will obligate our project subsidiary to take stated minimum quantities of coal each year and failing such purchases to make an agreed upon payment for quantities not purchased over the next five years. Given projected levels of coal requirements over that five year period, we believe such payments will not have a material adverse effect on the projected aggregate amount of cash flow to Cogentrix Energy from its project subsidiaries and unconsolidated affiliates. The payments we expect to make under this settlement agreement should not, therefore, have a material adverse impact on Cogentrix Energy's ability to service its outstanding debt.

  Other Routine Litigation

     In addition to the litigation described above, we experience routine litigation in the normal course of business. Our management is of the opinion that none of this routine litigation will have a material adverse impact on our consolidated financial position or results of operations.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF COGENTRIX ENERGY

     The directors and executive officers of Cogentrix Energy are as set forth below.

NAME                                     AGE   POSITION
----                                     ---   --------
George T. Lewis, Jr....................  71    Chairman of the Board and Director
David J. Lewis.........................  42    Vice Chairman, Chief Executive Officer and Director
Mark F. Miller.........................  44    President, Chief Operating Officer and Director
James E. Lewis.........................  35    Executive Vice President and Director
Dennis W. Alexander....................  52    Group Senior Vice President, General Counsel,
                                               Secretary and Director
James R. Pagano........................  39    Group Senior Vice President -- Development, Mergers &
                                                 Acquisitions
Betty G. Lewis.........................  69    Director
Robert W. Lewis........................  45    Director
W. E. "Bill" Garrett...................  68    Director
John A. Tillinghast....................  71    Director

     GEORGE T. LEWIS, JR., our founder, has been Chairman of the Board and a Director of Cogentrix Energy since its formation in 1993 and Chief Executive Officer of Cogentrix Energy from December 1993 to August 1995, prior to which he was Chief Executive Officer and a Director of Cogentrix, Inc. from 1983 to 1993, Chairman of the Board of Cogentrix, Inc. since 1990 and President of Cogentrix, Inc. from 1983 to 1989. Mr. Lewis previously served for over 18 years with Chas
T. Main, Inc., an engineering firm headquartered in Boston. In 1971, he became a Senior Vice President responsible for that firm's work with the utility industry. From 1978 through 1980, he headed that firm's Southern District office located in Charlotte, North Carolina and directed its involvement in the area of coal-fired industrial power plants. In 1980, Mr. Lewis was promoted to Group Vice President and director and returned to Boston to assume responsibility for all corporate marketing and sales. George Lewis is the father of David J. Lewis, James E. Lewis and Robert W. Lewis and the spouse of Betty G. Lewis.

     DAVID J. LEWIS has been a Director of Cogentrix Energy since its formation and was appointed Vice Chairman of the Board and Chief Executive Officer in August 1995. Prior to August 1995, Mr. Lewis was Executive Vice President -- Marketing and Development, Chief Executive Officer -- Elect since June 1994, Group Senior Vice President -- Marketing and Development with Cogentrix, Inc. since September 1993 and a Director of Cogentrix, Inc. since 1988. From 1989 until September 1993, he was Senior Vice President -- CGX Environmental Systems and President and Chief Operating Officer -- CGX Environmental Systems Division of Cogentrix, Inc. From 1987 to 1989, he was Vice President -- Administration of Cogentrix, Inc. from 1986 to 1987, he was Resident Construction Manager and from 1985 to 1986, he was Assistant Construction Manager. Prior to joining Cogentrix, Inc. in 1985, he was Operations Manager with Bartex Corporation, an export management company headquartered in Portland, Oregon. David Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     MARK F. MILLER was appointed President, Chief Operating Officer and a Director of Cogentrix Energy in May 1997. Prior to joining Cogentrix Energy, Mr. Miller was Vice President for Northrop Grumman in Bethpage, New York. He joined Northrop Grumman in 1982 and held successive positions in the material, law and contracts departments before being named Vice President, Contracts and Pricing at Northrop's B-2 Division in 1991. In 1993, he became Vice President-Business Management at the B-2 Division. In 1994, Northrop acquired the Grumman Corporation and Mr. Miller was named Vice President-Business Management for the newly formed Electronics and Systems Integration Division, a position he held until his move to Cogentrix Energy. From 1980 to 1982, he was an Associate with the law firm of Dolack, Hansler.

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

     JAMES E. LEWIS has been Executive Vice President and a Director of Cogentrix Energy since its formation, prior to which he was Executive Vice President of Cogentrix, Inc. since November 1992 and a Director of Cogentrix, Inc. since 1988. From 1991 to 1992, he was Senior Vice President of Operations responsible for the daily operations of Cogentrix, Inc.'s facilities. From 1989 to 1991, Mr. Lewis was Vice President -- Utility Operations. Mr. Lewis joined Cogentrix in 1986 and in 1987, he was selected as Assistant Project Manager responsible for the construction of the Portsmouth facility. James Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     DENNIS W. ALEXANDER has been Group Senior Vice President, General Counsel, Secretary and a Director since joining Cogentrix Energy in February 1994. Immediately prior to joining Cogentrix Energy, Mr. Alexander was Vice President/General Counsel of Wheelabrator Environmental Systems Inc., the waste-to-energy and cogeneration subsidiary of Wheelabrator Technologies Inc., an independent power and environmental services and products company, as well as Director, Environmental, Health and Safety Audit Program for Wheelabrator Technologies Inc. From 1988 to 1990, Mr. Alexander was Vice President/General Counsel -- Operations of Wheelabrator Environmental Systems Inc. and from 1986 to 1988 was Vice President/General Counsel of Wheelabrator Energy Systems, a cogeneration project development subsidiary. From 1984 to 1986, he served as Group General Counsel for The Signal Company and from 1980 to 1984 as Division General Counsel of Wheelabrator-Frye Inc., each a diversified public company.

     JAMES R. PAGANO has been Group Senior Vice President -- Development, Mergers & Acquisitions since February 1999. From May 1997 until then he was Group Senior Vice President -- Chief Financial Officer of Cogentrix Energy, prior to which he was Senior Vice President -- Project Finance since February 1995 and Vice President -- Project Finance since Cogentrix Energy's formation. Previously, Mr. Pagano was Vice President -- Project Finance of Cogentrix, Inc. since July 1993, Vice President -- Legal and Finance from July 1992 to July 1993, and from January 1992 to July 1992, Mr. Pagano was Vice President and Assistant General Counsel of Cogentrix, Inc. Prior to joining Cogentrix, Inc. he was Vice President of The Deerpath Group, Inc., a financial advisory firm. From 1987 to 1990, Mr. Pagano was an Associate with the law firm of Simpson Thacher & Bartlett.

     BETTY G. LEWIS has been a Director of Cogentrix Energy since September 1994. Betty Lewis is the spouse of George T. Lewis, Jr.

     ROBERT W. LEWIS has been a Director of Cogentrix Energy since its formation, prior to which he was a Director of Cogentrix, Inc. since 1988. In April 1991, Mr. Lewis resigned from his positions of Vice Chairman and Secretary of Cogentrix, Inc. which he had held since March 1991. Since his resignation as an officer, Mr. Lewis has served as a consultant to us. From October 1990 to March 1991, Mr. Lewis was Executive Vice President and Secretary. From March 1988 to October 1990, Mr. Lewis was Senior Vice President -- Corporate Development and Secretary, in which position Mr. Lewis was in charge of Cogentrix, Inc.'s development efforts. From March 1987 to March 1988, Mr. Lewis was Senior Vice President -- Administration and Secretary. From September 1983 to March 1987, Mr. Lewis was Vice President -- Administration and Secretary. Mr. Lewis joined Cogentrix, Inc. in April 1983 and served as Secretary through September 1983. Robert Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     W. E. "BILL" GARRETT has been a Director of Cogentrix Energy since its formation and became a Director of Cogentrix, Inc. in September 1993. Mr. Garrett served on the staff of the National Geographic Society for 36 years -- the last 10 as Editor-in-Chief of the magazine. As a member of the Board of Trustees of the National Geographic Society and its Research and Exploration Committee, he was instrumental in the Society's emergence as the world's largest educational and scientific institution. He resigned in 1990 and became the President of the La Ruta Maya Conservation Foundation, which is involved in cultural and conservation work with the Maya Indians. Mexico, Guatemala and Italy have honored him with prestigious awards for his work in the region. Mr. Garrett currently serves on the boards of the National Capital Bicentennial Celebration, the American Land Conservancy, and Partners for Livable Communities.

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

     JOHN A. TILLINGHAST was elected a Director of Cogentrix Energy on March 19, 1998, filling a position left vacant since the death of former board member T. Louis Austin, Jr. last year. Mr. Tillinghast served from 1994 to April 1998 as President, Chairman and CEO of Great Bay Power Corporation, a public utility in Dover, New Hampshire, and since April 1998 has continued to serve as Chairman. He also has served since 1997 as the President, Chairman and CEO of BayCorp Holdings, Ltd., the holding company for Great Bay Power Corporation. After graduating from Columbia University in 1949 with BS and MS degrees in mechanical engineering, Mr. Tillinghast began a 30-year career with American Electric Power Company, rising through the engineering ranks to become Vice Chairman of the Board in charge of engineering and construction. Prior to his current position at Great Bay Power Corporation, he served as Chairman of the Energy Engineering Board of the National Academy of Sciences and Director of the Edison Electric Institute. Mr. Tillinghast is a Fellow of the American Society of Mechanical Engineers, a registered professional engineer in nine states and a holder of two U.S. and seven foreign patents.

EXECUTIVE COMPENSATION

     The following table sets forth information for the calendar year ended December 31, 1997 and for each of the two fiscal years in the period ended June 30, 1997 concerning the annual compensation paid or accrued by Cogentrix to or for the account of each of the following: (1) the only person who served as the chief executive officer of Cogentrix during the calendar year ended December 31, 1997 and (2) the four most highly compensated executive officers of Cogentrix incumbent at December 31, 1997, other than the chief executive officer, for the year then ended (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       ALL OTHER COMPENSATION
                                                                                   -------------------------------
                                                                                      MATCHING      TERMINATION OF
                                                      ANNUAL COMPENSATION          CONTRIBUTIONS      INCENTIVE
        NAME AND             TWELVE-MONTH      ---------------------------------   SUPPLEMENTAL/     COMPENSATION
   PRINCIPAL POSITION        PERIOD ENDING     SALARY(1)   BONUS(2)     TOTAL      RETIREMENT(3)    AGREEMENTS(4)
   ------------------      -----------------   ---------   --------   ----------   --------------   --------------
George T. Lewis, Jr.....   December 31, 1997   $674,086    $332,080   $1,006,166      $40,445          $915,179
  Chairman of the Board      June 30, 1997      666,647     332,080      998,727       58,212           936,780
                             June 30, 1996      649,100     381,810    1,030,910       60,960                --

David J. Lewis..........   December 31, 1997    613,960     841,239    1,455,199       58,157           862,329
  Vice Chairman and          June 30, 1997      565,317     695,824    1,261,141       67,657           862,171
  Chief Executive Officer    June 30, 1996      351,720     359,500      711,220       45,040                --

James E. Lewis..........   December 31, 1997    364,524     415,163      779,687       25,831           884,692
  Executive Vice President   June 30, 1997      360,347     345,124      705,471       44,191           884,692
                             June 30, 1996      349,720     279,950      629,670       37,380                --

James R. Pagano.........   December 31, 1997    223,532     345,033      568,565       28,412                --
  Group Senior Vice          June 30, 1997      194,498     180,000      374,498       28,912                --
  President -- Development,   June 30, 1996     155,243     137,367      292,610       17,570                --
  Mergers & Acquisitions

Dennis W. Alexander.....   December 31, 1997    284,086     175,033      459,119       21,845                --
  Group Senior Vice          June 30, 1997      272,068      70,000      342,068       21,472                --
  President and              June 30, 1996      220,946     198,840      419,786       15,332                --
  General Counsel

---------------

(1) Amounts listed in this column include all fees for service on Cogentrix's board of directors.
(2) Amounts listed in this column reflect annual performance bonuses and annual distributions under our profit-sharing plan and facility cash flow incentive compensation agreements discussed below. The amounts listed do not include the distributions made under such plan and agreements to the Named Executive Officers during any fiscal year in which such distribution was earned in the previous fiscal year.

(3) The amounts shown in this column include Cogentrix's matching contributions on behalf of the Named Executive Officers to Cogentrix's 401(k) savings plan in which all Cogentrix employees are eligible to participate and to a non-qualified Supplemental Retirement Savings Plan in which approximately 35 employees, including all of the Named Executive Officers participate.
(4) The amounts shown in this column include the payments made to David J. Lewis, James E. Lewis and George T. Lewis, Jr. related to the termination of the facility cash flow incentive compensation agreements, net of the awards each of these Named Executive Officers would have otherwise received under these plans for the fiscal year ended June 30, 1997, which amounts are included under the column heading "Bonuses."

COMPENSATION PURSUANT TO INCENTIVE COMPENSATION PLANS

  Profit-Sharing Plan

     We have a profit-sharing plan which is a non-qualified incentive compensation plan for the benefit of approximately 42 employees of Cogentrix. Under our profit-sharing plan, we have entered into arrangements with each of our executive officers, which provide for annual cash compensation distribution awards to each participant equal to a designated percentage of our adjusted net income before taxes each fiscal year plus the amount of any accrual for payments to be made under our profit-sharing plan, with the designated percentage determined annually at the discretion of our Chief Executive Officer or Chief Operating Officer based on criteria they deem appropriate. No payments were made under our profit-sharing plan for the fiscal year ended June 30, 1997. For the twelve-month period ended December 31, 1997, David J. Lewis earned $190,065, James E. Lewis earned $114,039, and James R. Pagano and Dennis W. Alexander each earned $95,033 under our profit sharing plan, all of which were earned during the six-month period ended December 31, 1997.

     In the event a participant in our profit-sharing plan terminates his or her employment with Cogentrix, for a reason other than death, total disability, retirement or termination by Cogentrix for willful misconduct, the participant is entitled to receive a severance benefit equal to a percentage -- ranging from 100% after six years of full-time employment to a maximum of 200% after ten years or more of full-time employment -- of the most recent annual distribution to which the employee is then entitled. In the event of a participant's death or total disability, the participant, or his or her beneficiary, is entitled to receive from zero to five years of annual distribution awards thereafter, depending upon the participant's length of service with the Company.

  Executive Incentive Bonus Plan

     In addition to the annual cash compensation distribution awards payable under our profit-sharing plan or the facility cash flow incentive compensation agreements described below, some of our executive officers, including David J. Lewis, James E. Lewis, Mark F. Miller, Dennis W. Alexander and James R. Pagano may receive additional incentive cash compensation awards, determined on a sliding scale, if we achieve contractually specified levels of net income before income tax targets for a given fiscal year. No additional incentive cash compensation awards were earned during the fiscal year ended June 30, 1997 or during the twelve-month period ended December 31, 1997.

  Facility Cash Flow Incentive Compensation Agreements

     We had entered into non-qualified incentive compensation agreements with three of the Named Executive Officers, David J. Lewis, James E. Lewis and George
T. Lewis, Jr., each of whom is a director and a shareholder of Cogentrix Energy. These agreements provided for each of these Named Executive Officers to receive, through June 30, 2007, annual distributions equal to a designated percentage of the net cash flow for the fiscal year of one or both of two of our facilities. In the fiscal year ended June 30, 1997, we terminated the facility cash flow incentive compensation agreements with these Named Executive Officers. In connection with the termination of these plans, David J. Lewis, James E. Lewis and George T. Lewis, Jr. were paid $1,157,996, $1,119,816 and $1,247,259, respectively.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

  David J. Lewis

     In August 1995, the board of directors elected David J. Lewis Vice Chairman and Chief Executive Officer of Cogentrix. George T. Lewis, Jr., the former Chief Executive Officer, will continue to serve as Chairman of the Board. We have an employment agreement with David J. Lewis through August 2000 which provides for a base annual salary for each fiscal year at least equal to the base salary for the immediately preceding fiscal year. In addition to the base salary, Mr. Lewis is entitled to receive annual incentive compensation in an amount determined by the board of directors, which amount, when combined with the base salary payable to him, shall be at least sufficient to provide him with total annual compensation that is competitive with total annual compensation offered by other similarly situated companies to their employees in comparable positions.

     Upon our giving notice, the employment agreement is terminable in the event a majority of the board of directors terminates Mr. Lewis' employment for cause. In addition, we may terminate the agreement at any time at our option in the event that the board determines in its reasonable, good faith judgment, and by a vote of at least two-thirds of the directors then in office, that the continued service of Mr. Lewis as Chief Executive Officer of Cogentrix would not be in our best interest because there has occurred a continued failure by him, whether or not such failure resulted from his physical or mental incapacity, substantially to perform his duties, responsibilities or obligations as Chief Executive Officer after having been given written notice of such failure to perform and after having failed to improve such performance within the time period specified in such notice. Mr. Lewis may terminate his employment agreement at any time at his option in the event of a change of control of Cogentrix.

  George T. Lewis, Jr.

     In August 1995, we entered into a five-year employment and noncompetition agreement with George T. Lewis, Jr., a shareholder and Chairman of the Board. Under the terms of the agreement, Mr. Lewis is required to be fully available to us during customary business hours for consultations, either in person or by telephone, with respect to our business and affairs as we may reasonably call on him to furnish. In addition, the restrictive covenants of the agreement substantially limit Mr. Lewis' ability to engage in consulting arrangements for other companies and prohibit his support of any company in the energy industry. Pursuant to the agreement, Mr. Lewis will receive base compensation of $618,000, adjusted annually based on an inflationary index, as well as performance bonuses, the amount of which will be determined in accordance with our policy by the Chief Executive Officer in consultation with the Chief Operating Officer. Mr. Lewis received base compensation of $646,000 for the year ended December 31, 1997.

     In the event of Mr. Lewis' death or inability to provide services due to disability, the agreement shall terminate and we are obligated to continue making payments to him or to his estate for a period of six months after such termination. We may terminate this agreement for cause at any time, and Mr. Lewis may voluntarily terminate this agreement at any time. In either case, Mr. Lewis shall not be entitled to any further payments or benefits under the consulting agreement. In the event we terminate this agreement without cause, Mr. Lewis is entitled to receive all payments and benefits which would have been earned throughout the term of this consulting agreement.

  Dennis W. Alexander

     When he joined Cogentrix in January 1994, we entered into an employment agreement with Dennis W. Alexander to serve as Senior Vice President, General Counsel and Secretary and as a member of the Board of Directors. Under the employment agreement, Mr. Alexander is entitled to a minimum base annual salary of $180,000, subject to adjustment in future years. He is also entitled to participate in our profit sharing plan, at a level of no less than 0.3% of net income before taxes, and our executive incentive bonus plan. The employment agreement is for a one-year term that renews automatically at the end of each calendar year unless we previously exercise our right to terminate Mr. Alexander's employment. We have the right to terminate Mr. Alexander's employment upon 30 days' written notice. A material change in his title, authority, duties or current compensation following a change in control of Cogentrix constitutes a de facto termination by us. In the event we terminate his employment, Mr. Alexander is entitled to receive, within 30 days of his termination, a severance payment in an amount equal to his total compensation received in the prior calendar year, including any fees he received for serving as a member of the Board of Directors.

  James R. Pagano

     In January 1999, we entered into an employment agreement with James R. Pagano, Group Senior Vice President -- Development, Mergers & Acquisitions. Under the employment agreement, Mr. Pagano is entitled to an annual base salary of $306,000, which may be increased in 1999 or in future years. He is also entitled to participate in our profit sharing plan, at a level of no less than 0.5% of net income before taxes, and our executive incentive bonus plan. The employment agreement is for a one-year term that renews automatically at the end of each calendar year unless we previously exercise our right to terminate Mr. Pagano's employment. We have the right to terminate Mr. Pagano's employment upon 30 days' written notice. Following a change in control of Cogentrix, we will be deemed to have terminated Mr. Pagano as the result of

     (1) a change in his title, authority, duties or location of workplace and responsibilities,

     (2) a reduction in his annual base salary or profit sharing participation or

     (3)  our failure to make any other payment to Mr. Pagano.

In the event we terminate his employment, Mr. Pagano is entitled to receive, within 30 days of his termination, a severance payment in an amount equal to 250% of his total compensation received in the prior calendar year, including salary, bonuses and profit sharing.

DIRECTORS' COMPENSATION AND CONSULTING AGREEMENTS

     Directors, including employee directors, receive an annual retainer of $25,000 for service on the board of directors. In addition, for each meeting attended, each director receives a fee of $1,000. During the year ended December 31, 1997, there were five meetings of Cogentrix Energy's board of directors.

     We have entered into consulting agreements with Messrs. Garrett and Tillinghast each of which provides for payment of $15,000 annually for consulting services to be rendered to us.

     While Robert W. Lewis was employed as an executive officer, Cogentrix entered into a non-qualified incentive compensation agreement with him similar to the agreements described above under "-- Facility Cash Flow Incentive Compensation Agreements" providing for him to receive incentive compensation annually equal to a designated percentage of the net cash flow for the fiscal year of two of our facilities. Our obligation to make such annual payments to him continues through June 30, 2007. We have agreed to pay him an annual minimum payment of $200,000 regardless of whether his actual annual distribution would yield such amount. Robert W. Lewis must repay to Cogentrix, on or before January 31, 2008, an amount equal to the aggregate amount of minimum payments made in excess of the actual annual distributions which he was entitled to receive. The actual amount of the distribution Mr. Lewis received pursuant to his facility cash flow compensation agreement for the six-month period ended December 31, 1997 was $100,000.

     If at any time through June 1, 2007 Mr. Lewis sells or transfers any of the shares of common stock of Cogentrix Energy held by him to anyone other than other designated members of the Lewis family without granting Cogentrix Energy a right of first refusal with respect to the shares sold or transferred, he will forfeit his right to the annual distributions under his facility cash flow incentive compensation agreement and the right to the annual minimum payment of $200,000.

                             PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding shares of common stock of Cogentrix Energy are beneficially owned by George T. Lewis, Jr., Betty G. Lewis and their three sons: David J. Lewis, James E. Lewis and Robert W. Lewis. The number of shares and the percentage of the total number of shares beneficially owned by each are shown below.

                                                              NUMBER OF   PERCENTAGE
NAME                                                           SHARES     OWNERSHIP
----                                                          ---------   ----------
George T. Lewis, Jr.(1).....................................   73,320         26%
John C. Fennebresque(2).....................................   73,320         26
Betty G. Lewis..............................................   73,320         26
David J. Lewis..............................................   45,120         16
James E. Lewis..............................................   45,120         16
Robert W. Lewis.............................................   45,120         16

---------------

(1) George T. Lewis, Jr.'s shares are held of record by a revocable grantor trust that may be revoked by Mr. Lewis at any time prior to his death, in which event the shares held by it would be transferred to him. Accordingly, he is deemed to be the beneficial owner of the shares held by the trust.
(2) The 73,320 shares shown as beneficially owned by Mr. Fennebresque are all held of record by the trust described in Note 1 above. Mr. Fennebresque is deemed to be the beneficial owner of these shares, because he is the sole trustee of the trust and, as such, has the power to vote and invest the shares held by it. Since George T. Lewis, Jr. is also deemed to be the beneficial owner of these shares, they are also included in the amount shown for the number of shares beneficially owned by George T. Lewis, Jr.

                       TRANSACTIONS WITH RELATED PARTIES

     The transactions described or referred to below were entered into between related parties. In connection with the public offering of Cogentrix Energy's 2004 senior notes in March 1994, Cogentrix Energy's board of directors adopted a policy that all subsequent material transactions with related parties must be on terms no less favorable than could be obtained from third parties and that any variance from this policy is subject to approval by a majority of Cogentrix Energy's disinterested directors. The indentures and the covenants of the corporate credit facility place limitations on Cogentrix Energy's ability to enter into material transactions with related parties as well.

LEASES AND REAL PROPERTY TRANSACTIONS

     Equipment Leasing Partners ("ELP"), a North Carolina general partnership consisting of four of Cogentrix Energy's shareholders, George T. Lewis, Jr., David J. Lewis, James E. Lewis and Robert W. Lewis, owns and leases equipment to Cogentrix Energy's project subsidiaries related to the operations of their facilities. Each of the partners in ELP is a member of Cogentrix Energy's board of directors. David J. Lewis, James E. Lewis and George T. Lewis, Jr. are also executive officers of Cogentrix Energy. Total rent paid by us to ELP under such equipment leases was $329,892 for the six-month period ended December 31, 1997, $1,021,400 for the fiscal year ended June 30, 1997, $1,112,000 for the fiscal year ended June 30, 1996 and $1,244,000 for the fiscal year ended June 30, 1995.

     ELP also owns and leases to us our executive offices under a long-term lease with an initial term expiring in 2004. Total rent paid by us to ELP under such lease was $398,526 for the six-month period ended December 31, 1997, $834,000 for the fiscal year ended June 30, 1997, $817,000 in the fiscal year ended June 30, 1996, and $801,000 for the fiscal year ended June 30, 1995.

     ELP leases the land on which our executive offices are located under a long-term ground lease from an unrelated third party with an initial term expiring in 2047, all payments under which are guaranteed by Cogentrix, Inc., an indirect subsidiary of Cogentrix Energy. Total amounts paid by ELP under such lease were $56,000 for the six-month period ended December 31, 1997 and $112,000 for each of the fiscal years ended June 30, 1997, 1996 and 1995.

INDEBTEDNESS OF MANAGEMENT

     Cogentrix Energy has from time to time made loans and advances to some of its shareholders, each of whom is also a director of Cogentrix Energy. The largest aggregate amount of indebtedness outstanding exceeding $60,000 at any time during the six-month period ended December 31, 1997 for such shareholders was $140,000 in the case of George T. Lewis, Jr., and the outstanding balance of the loan to Mr. Lewis at December 31, 1997 was $28,000. This loan was made to Mr. Lewis and related to the financing of a personal residence. The loan to Mr. Lewis was payable upon demand and accrued interest at the prime rate plus 1% (9.50% as of December 31, 1997). Mr. Lewis has subsequently repaid the full amount of this loan.

     Cogentrix, Inc. has also from time to time made loans to ELP for the purpose of financing purchases of equipment. These loans were made at variable rates of interest equal to the prime rate of designated banks plus approximately two percentage points. The largest aggregate amount of indebtedness of ELP to Cogentrix, Inc. outstanding during the six-month period ended December 31, 1997 was $44,000. ELP had no indebtedness to Cogentrix, Inc. as of December 31, 1997.

FACILITY CASH FLOW INCENTIVE COMPENSATION AGREEMENTS

     We have entered into agreements with four of the beneficial owners of Cogentrix Energy's outstanding shares of common stock, three of whom are executive officers of Cogentrix and the fourth of whom was a former executive officer and each of whom is a director, that provide for them to receive annual distributions equal to a designated percentage of the net cash flow for each fiscal year of one or both of two of our facilities. During the fiscal year ended June 30, 1997, we terminated these agreements for the three executive officers. See "Management -- Executive Compensation,"
"Management -- Compensation Pursuant to Incentive Compensation Plans -- Facility Cash Flow Incentive Compensation Agreements" and "Management -- Directors' Compensation and Consulting Agreements."

SHAREHOLDER STOCK TRANSFER AGREEMENT

     In August 1994, George T. Lewis, Jr. entered into an agreement with Betty
G. Lewis ("Ms. Lewis") providing for, among other things, the transfer by George
T. Lewis, Jr. of a portion of his shares of Cogentrix Energy's common stock to Ms. Lewis. In accordance with the agreement, if Ms. Lewis desires to transfer or otherwise dispose of any of her shares of common stock of Cogentrix Energy, she must first offer to sell them to Cogentrix Energy at a price equal to a bona fide offer from an unrelated party. Any shares, the offer of sale of which is not accepted by Cogentrix Energy after receipt of the written offer, must be offered by Ms. Lewis at the same price to the other shareholders, who have the right to purchase such shares on a pro rata basis determined in accordance with the then current stock ownership of those shareholders. In the event neither Cogentrix Energy nor the other shareholders notify Ms. Lewis of its or their intention to purchase her shares within 15 days after receipt of the written offer, Ms. Lewis shall have the right for 90 days thereafter to consummate the sale of her shares with the unrelated party who provided the bona fide offer.

                         DESCRIPTION OF EXCHANGE NOTES

     You cannot understand this description of the exchange notes without first reading and understanding the definitions of the defined terms that are used in this description. You can find the definitions of terms used in this description under the subheading "-- Important Definitions" on page 106 of this prospectus."

     Cogentrix Energy will issue the exchange notes, and the outstanding notes were issued, under the indenture between itself and First Union National Bank, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THIS AGREEMENT IN ITS ENTIRETY. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS HOLDERS OF THE EXCHANGE NOTES. WE HAVE FILED A COPY OF THE INDENTURE AS AN EXHIBIT TO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS.

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes:

     - are general, unsecured obligations of Cogentrix Energy only and, with one exception, are not guaranteed by any of its subsidiaries and

     - are equal in right of payment with all existing and future unsecured senior indebtedness of Cogentrix Energy.

     Assuming Cogentrix Energy had completed the offering of the outstanding notes on September 30, 1998 and applied the proceeds as it subsequently did, Cogentrix Energy would have had approximately $405 million of unsecured senior indebtedness outstanding on that date, including letters of credit outstanding under its corporate credit facility.

HOLDING COMPANY STRUCTURE

     Cogentrix Energy's ability to pay principal of, premium, if any, and interest on the exchange notes will be dependent upon the receipt of sufficient funds from its current and future consolidated project subsidiaries and its unconsolidated affiliates. The terms of their existing project financing arrangements restrict their ability to distribute funds to Cogentrix Energy in the form of dividends, management fees, principal, interest, loans or otherwise. Substantially all of the indebtedness of Cogentrix Energy's project subsidiaries and unconsolidated affiliates is, however, non-recourse project financing secured by the assets of the project subsidiaries and unconsolidated affiliates of Cogentrix Energy. Assuming Cogentrix Energy had completed the offering of the outstanding notes on September 30, 1998 and applied the proceeds as it subsequently did, approximately $938 million of outstanding indebtedness of Cogentrix Energy's project subsidiaries would be effectively senior to the exchange notes. In addition, as of the same date, approximately $770 million of outstanding indebtedness of Cogentrix Energy's unconsolidated affiliates would be effectively senior to the exchange notes.

PRINCIPAL, MATURITY AND INTEREST

     In this exchange offer, Cogentrix Energy will issue exchange notes in denominations of $1,000 and integral multiples of $1,000 with a maximum aggregate principal amount of $255.0 million. All exchange notes will mature on October 15, 2008.

     Interest on the exchange notes will accrue at the rate of 8.75% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 1999. Cogentrix Energy will make each interest payment to the Holders of record of the exchange notes at the close of business on the immediately preceding April 1 and October 1.

     Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and -- to the extent permitted by applicable law -- on overdue installments of interest shall accrue at a rate of 1% in excess of the rate per annum borne by the exchange notes.

     The indenture, however, allows Cogentrix Energy to issue up to $165.0 million aggregate principal amount of additional exchange notes in the event Cogentrix Energy later issues any additional add-on notes in a private placement. Any additional exchange notes Cogentrix Energy issues in the future in exchange for additional add-on notes issued in a private placement shall have the same terms, including the same interest rates and interest payment dates, as the exchange notes offered in this exchange offer. Any additional exchange notes that Cogentrix Energy may issue shall be a part of the same series as the exchange notes offered in this exchange offer.

     In addition to authorizing up to $165.0 million aggregate principal amount of additional exchange notes, the indenture does not limit, except as described below under "Important Negative Covenants -- Debt," the amount of additional securities that may be issued under the indenture, and securities may be issued under it in one or more series.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     Cogentrix Energy will pay principal, interest and premium, if any, on the exchange notes at the office or agency of Cogentrix Energy in Charlotte, North Carolina or by mailing a check to the Holder of the exchange notes. The exchange notes may be presented at the office or agent of the trustee in New York City for forwarding to the trustee. However, if a Holder of the exchange notes has given wire transfer instructions to Cogentrix Energy and its paying agent, Cogentrix Energy will make all principal, premium, if any, and interest payments on the exchange notes in accordance with those instructions. All payments of principal, premium, if any, and interest with respect to the exchange notes represented by the permanent global note registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to DTC or its nominee as the registered owner thereof. See "-- Book Entry; Delivery and Form."

THE TRUSTEE

     First Union National Bank is the trustee under the indenture.

REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any exchange notes are outstanding, Cogentrix Energy will furnish to the Holders of exchange notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Cogentrix Energy were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Cogentrix Energy's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Cogentrix Energy were required to file such reports.

Cogentrix Energy is currently meeting these requirements.

     In addition, whether or not required by the Securities and Exchange Commission, Cogentrix Energy will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the trustee and with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

OPTIONAL REDEMPTION

     The exchange notes may be redeemed in whole or in part at Cogentrix Energy's option at any time prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to:

          (1) the then outstanding principal amount of the exchange notes being redeemed plus accrued and unpaid interest thereon to the date of redemption plus

          (2) a premium equal to the excess of:

             (A) the present value at the time of redemption of the principal amount of the exchange notes being redeemed plus any required interest payments due on the exchange notes being redeemed through Stated Maturity computed using a discount rate equal to the Treasury Rate plus 50 basis points over

             (B) the then outstanding principal amount of the exchange notes being redeemed.

IMPORTANT NEGATIVE COVENANTS

     Unless waived or amended, the covenants in the indenture, including the ones summarized below, will, unless the events described under "-- Changes in Covenants When Exchange Notes are Rated Investment Grade" occur, be applicable so long as any of the exchange notes are outstanding.

     These covenants are for your benefit and, among other things, restrict our ability, with exceptions that are described below, to

     - incur additional debt or permit our subsidiaries to do so,

     - pay dividends and make other distributions,

     - make investments,

     - engage in transactions with affiliates,

     - create encumbrances to secure debt,

     - dispose of our assets, or

     - merge or consolidate with or into, or sell or otherwise transfer our properties and assets as an entirety to, another entity.

  Debt

     Cogentrix Energy shall not Incur any Debt, including Acquisition Debt, unless, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1.

     Despite the preceding sentence, Cogentrix Energy may Incur each and all of the following:

          (1) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding exchange notes or other Debt of Cogentrix Energy in an amount -- or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price -- not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing), the amount so exchanged or refinanced being equal to the lesser of:

             (A) the principal amount or involuntary liquidation preference of the Debt so exchanged or refinanced and

             (B) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof, as determined in accordance with GAAP, at the time of such refinancing; provided that such Debt of Cogentrix Energy will rank equal with or expressly
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

        subordinated in right of payment to the exchange notes and the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced;

          (2) Debt of Cogentrix Energy to any of its Subsidiaries and to any Joint Ventures in which Cogentrix Energy is a direct or indirect partner, shareholder, member or other participant if such Debt of Cogentrix Energy is expressly subordinated in right of payment to the exchange notes; provided that any transfer of such Debt by a Subsidiary or a Joint Venture -- other than to another Subsidiary or Joint Venture -- will be deemed to be an Incurrence of Debt;

          (3) Debt issued under or in respect of Permitted Working Capital Facilities;

          (4) Debt in an aggregate principal amount not to exceed $10 million at any one time outstanding;

          (5) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements; and

          (6) Debt outstanding as of the date of original issuance of the exchange notes.

     Guarantees of Debt, and obligations with respect to letters of credit supporting Debt, which are normally included in the definition of Debt below under "-- Important Definitions," shall not be included for purposes of determining any particular amount of Debt under this covenant. For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Cogentrix Energy, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  Subsidiary Debt

     Cogentrix Energy shall not permit any Subsidiary to Incur, assume or otherwise cause or suffer to exist, directly or indirectly, any Debt.

     Despite the preceding sentence, each and all of the following Debt may be Incurred by a Subsidiary:

          (1) Debt outstanding as of the date of the original issuance of the exchange notes;

          (2) Debt owed by a Subsidiary to Cogentrix Energy;

          (3) Debt Incurred to finance the development, acquisition, construction or operation of a Power Generation Facility in which such Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (3) only to the extent of the amount thereof which is Non-Recourse to Cogentrix Energy and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility;

          (4) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Subsidiary otherwise permitted under the indenture in an amount -- or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price -- not to exceed the amount so exchanged or refinanced plus accrued interest and fees and expenses related to such exchange or refinancing, the amount so exchanged or refinanced being equal to the lesser of:

             (A) the principal amount or involuntary liquidation preference of the Debt so exchanged or refinanced and

             (B) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof, as determined in accordance with GAAP, at the time of such refinancing; provided that

                (x) the new Debt shall be Non-Recourse to Cogentrix Energy to no lesser extent than the Debt to be exchanged or refinanced,

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

                (y) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or refinanced, and

                (z) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced;

          (5) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Subsidiary otherwise permitted under the indenture in an amount -- or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price -- in excess of the amount so exchanged or refinanced plus accrued interest and fees and expenses related to such exchange or refinancing. The provisions of this clause (5) shall only apply if:

             (A) the new Debt shall be Non-Recourse to Cogentrix Energy to no lesser extent than the Debt to be exchanged or refinanced,

             (B) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or refinanced,

             (C) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced and

             (D) after giving effect to the incurrence of such new Debt and the retirement of the Debt to be exchanged or refinanced, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1;

          (6) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt which is not Non-Recourse to the Company or to any other Subsidiary in an amount -- or if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, with an original issue price -- not to exceed the amount so exchanged or refinanced plus accrued interest and fees and expenses related to such exchange or refinancing. In order for clause
     (6) to apply, the amount so exchanged or refinanced shall be equal to the lesser of

             (A) the principal amount of the Debt so exchanged or refinanced and

             (B) if the Debt being so exchanged or refinanced was issued with an original issue discount, the accreted value thereof -- as determined in accordance with GAAP -- at the time of such refinancing.

     Additionally, this clause (6) shall not apply unless the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced;

          (7) Debt Incurred to support the performance obligations of a Subsidiary engaged in providing construction management or operating services to a Power Generation Facility; provided that such Debt shall be permitted under this clause (7) only to the extent of the amount thereof which is Non-Recourse to Cogentrix Energy and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility;

          (8) Debt of a Subsidiary, provided that after giving effect to the incurrence of such new Debt and the retirement of any Debt to be exchanged or refinanced, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1;

          (9) Debt Incurred by a Person prior to the time:

             (A) such Person became a Subsidiary of Cogentrix Energy;

             (B) such Person merges with or into a Subsidiary of Cogentrix Energy; or

             (C) another Subsidiary of Cogentrix Energy merges with or into such Person in a transaction in which such Person becomes a Subsidiary of Cogentrix Energy; provided that, giving effect to such transaction, such Debt could have been Incurred at the time of such merger or acquisition by Cogentrix Energy pursuant to the covenant described in the first paragraph of "-- Debt" above or by the Subsidiary pursuant to either of the covenants described in clauses (3) or (4) of this paragraph;

          (10) Debt Incurred by a Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by Cogentrix Energy, to another Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by Cogentrix Energy; and

          (11) Debt issued by Cogentrix Delaware Holdings, Inc. under or in respect of Permitted Working Capital Facilities.

     Guarantees of Debt, and obligations with respect to letters of credit supporting Debt, which are normally included in the definition of Debt below under "-- Important Definitions," shall not be included for purposes of determining any particular amount of Debt under this covenant. For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Cogentrix Energy, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  Restricted Payments

     Cogentrix Energy will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment after the date of the original issuance of the exchange notes if at the time of such Restricted Payment and after giving effect thereto:

          (1) an Event of Default or an event that, after the giving of notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing;

          (2) Cogentrix Energy could not Incur at least $1 of Debt under the covenant described in the first paragraph of "-- Debt" above;

          (3) the aggregate amount of all Restricted Payments made by Cogentrix Energy and its Subsidiaries -- the amount so made, if other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution -- after the date of original issuance of the exchange notes shall exceed the sum, without duplication, of:

             (A) $25 million plus 50% of the Net Income of Cogentrix Energy and its consolidated Subsidiaries for the period, taken as one accounting period, beginning on the first day of the fiscal quarter during which the exchange notes are issued and ending on the last day of the fiscal quarter immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of the amount of such net loss; plus

             (B) the aggregate net proceeds, including the fair market value of proceeds other than cash, as determined in good faith by the Board of Directors, received by Cogentrix Energy from and after the date of original issuance of the exchange notes from the issuance and sale other than to a Subsidiary of its Capital Stock -- excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock -- and warrants, options and rights to purchase its Capital Stock other than Redeemable Stock, but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible -- whether at the option of Cogentrix Energy or the holder thereof or upon the happening of any event -- into

                (x) any security other than its Capital Stock or

                (y) its Redeemable Stock; plus

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

             (C) the net reduction in Investments of the type specified in clause (4) of the definition of Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to Cogentrix Energy or other Person that made the original Investment from the Person in which such Investment was made; provided that such payment shall not exceed the amount of the original Investment; plus

             (D) any amount previously included as a Restricted Payment on account of an obligation by Cogentrix Energy or any Subsidiary to make a Restricted Payment which has not actually been made by Cogentrix Energy or any Subsidiary and which is no longer required to be made by Cogentrix Energy or any Subsidiary; provided that the foregoing clause
        (3) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration without violation of the provisions of the "-- Restricted Payments" covenant.

     The indenture defines Restricted Payments to exclude Permitted Payments which include Permitted Investments. See "-- Important Definitions" below.

  Dividends and Other Payment Restrictions Affecting Subsidiaries

     Cogentrix Energy will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by Cogentrix Energy directly or indirectly,

          (2) make payments in respect of any Debt owed to Cogentrix Energy or any other Subsidiary of Cogentrix Energy,

          (3) make loans or advances to Cogentrix Energy or any other Subsidiary of the Company or

          (4) transfer any of its Property to Cogentrix Energy or any other Subsidiary, other than those encumbrances and restrictions created or existing

             (A) on the date of the original issuance of the exchange notes,

             (B) pursuant to the indenture,

             (C) in connection with the Incurrence of any Debt permitted under the covenant described in clauses (3) and (7) of the second paragraph of "Subsidiary Debt" above; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (1) through (4) above than encumbrances and restrictions, taken as a whole, customarily accepted -- or, in the absence of any industry custom, reasonably acceptable -- in comparable transactions,

             (D) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Subsidiary is a party and where such Subsidiary is engaged, directly or indirectly, in the development, construction, acquisition or operation of a Power Generation Facility; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (1) through

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

        (4) above than encumbrances and restrictions, taken as a whole, customarily accepted -- or, in the absence of any industry custom, reasonably acceptable -- in comparable transactions,

             (E) in connection with any Debt of a Person outstanding when such Person becomes a Subsidiary permitted under the covenant described in clause (9) of the second paragraph of "-- Subsidiary Debt" above; provided that such encumbrance or restriction was not Incurred in contemplation of such Subsidiary becoming a Subsidiary,

             (F) in connection with the Incurrence of any Debt permitted under clause (4), (5), (6), (8) or (to the extent not covered by (C) above)
        (3) of the covenant described in the second paragraph of "-- Subsidiary Debt" above; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (1) through (4) above than those, taken as a whole, customarily accepted -- or, in the absence of any industry custom, reasonably acceptable -- in comparable financing transactions of the same nature as the Debt being Incurred, and

             (G) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of Cogentrix Energy or any Subsidiary and

             (H) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of any Subsidiary or Joint Venture that apply pending the closing of such sale or disposition.

  Dispositions

     Subject to the provisions of "-- Mergers, Consolidations and Sales of Assets" below, Cogentrix Energy will not make and will not permit any of its Subsidiaries to make any Asset Disposition unless Cogentrix Energy or a Subsidiary receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the securities or assets sold or otherwise disposed of, determined in good faith by the Board of Directors, as evidenced by a Board resolution. Additionally, the indenture requires Cogentrix Energy to apply any Net Cash Proceeds from Asset Dispositions in the manner described below.

     Within 90 days from the later of the date of such Asset Disposition or the receipt of Net Cash Proceeds related thereto, Cogentrix Energy must apply the Net Cash Proceeds of such Asset Disposition to the payment of the principal of and premium, if any, and interest on any Senior Debt of Cogentrix
Energy -- including to cash collateralize letters of credit -- if required by the terms, of any Senior Debt. In connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid.

     To the extent such Net Cash Proceeds are not required by the terms of the Senior Debt to be applied in accordance with the preceding paragraph or, if after being so applied there remain Net Cash Proceeds, then at Cogentrix Energy's election, such Net Cash Proceeds may be applied either:

          (A) to the permanent repayment, prepayment or purchase of other senior indebtedness or invested in the business or businesses of Cogentrix Energy or any of its Subsidiaries or

          (B) in the case of any Asset Disposition by a Subsidiary, to the payment of any Debt -- or as otherwise required under the terms of such Debt -- of such Subsidiary or any Wholly-Owned Subsidiary, other than Debt owed to Cogentrix Energy or another Subsidiary. In connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced by an amount equal to the principal amount so repaid.

For purposes of this paragraph, Cogentrix Energy must apply the Net Cash Proceeds within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto.

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

     To the extent of any Net Cash Proceeds from Asset Dispositions that are not applied as provided in the immediately preceding two paragraphs above, the balance of such Net Cash Proceeds shall be applied to make a tender offer to purchase any outstanding 2004 notes pursuant and subject to the conditions of the 2004 indenture at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

     Any Net Cash Proceeds from Asset Dispositions that are not applied as provided in the immediately preceding three paragraphs above shall constitute "Excess Proceeds." In the event the Company or any Subsidiary shall receive any Excess Proceeds, such Excess Proceeds shall be applied in the manner described below to make a tender offer to purchase the then outstanding exchange notes.

     In the event of an Asset Disposition that requires the purchase of exchange notes, Cogentrix Energy will be required to make an offer to all holders of the exchange notes to purchase the maximum principal amount of exchange notes that may be purchased out of the Excess Proceeds. The offering price shall be payable in cash and shall be equal to 100% of the principal amount of the exchange notes tendered in the offer plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures set forth in the indenture. Cogentrix Energy may use any remaining Excess Proceeds for general corporate purposes. If the aggregate purchase price of the exchange notes tendered in the offer exceeds the amount of Excess Proceeds, Cogentrix Energy shall purchase tendered exchange notes on a pro rata basis. Cogentrix Energy will not be required to make an offer if the Excess Proceeds available therefor are less than $10 million. Any lesser amounts will be carried forward and cumulated for each 36 consecutive month period for purposes of determining whether an offer is required with respect to any Excess Proceeds of any subsequent Asset Dispositions. Any lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes.

     Cogentrix Energy will make such required offer by mailing written notice to each Holder of the exchange notes, within 30 days from the receipt of any Excess Proceeds. The notice shall specify the purchase date, which shall be not less than 10 days nor more than 60 days after the date of such notice. The notice shall contain information concerning the business of Cogentrix Energy which Cogentrix Energy believes in good faith will enable the Holders of the exchange notes to make an informed decision. Holders electing to have their exchange notes purchased will be required to surrender such exchange notes at least one Business Day prior to the purchase date.

     In the event Cogentrix Energy is unable to purchase exchange notes from Holders in an offer because of provisions of applicable law, Cogentrix Energy need not make an offer.

     Cogentrix Energy will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with an offer under the provisions of this covenant.

     To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States. Cogentrix Energy will agree to promptly take or cause the applicable Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation shall be promptly effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this provision as if such Asset Disposition had occurred on the date of such repatriation.

     To the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would have a material adverse tax consequence to Cogentrix Energy, the Net Cash Proceeds so affected may be retained outside of the United States by the applicable Subsidiary for so long as such material adverse tax consequence would continue.

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

  Transactions with Affiliates

     Cogentrix Energy will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction after the date of the original issuance of the exchange notes, including the sale, purchase or lease of any assets or properties or the rendering of any services, involving aggregate consideration with respect to such transaction in excess of $2 million with any Affiliate or holder of 5% or more of any class of Capital Stock of Cogentrix Energy except for transactions, including, subject to the covenant described in the first paragraph of "-- Restricted Payments" above, any loans or advances by or to, or guarantee on behalf of, any Affiliate or holder, made in good faith the terms of which:

          (1) are fair and reasonable to Cogentrix Energy or a Subsidiary; and

          (2) are at least as favorable as the terms which could be obtained by Cogentrix Energy or a Subsidiary in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate.

     If a transaction with an Affiliate or holder of 5% or more of any class of Capital Stock of Cogentrix Energy is approved by a majority of the members of the Board of Directors of Cogentrix Energy, including a majority of Cogentrix Energy's independent directors, and the related resolutions of the Board of Directors specifically state that such directors have found the transaction to be on terms which are fair and reasonable to Cogentrix Energy or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder or Affiliate, then such transaction shall be presumed to be on such terms. The fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole.

     With respect to the purchase or disposition of assets of Cogentrix Energy or any of its Subsidiaries having a net book value in excess of $10 million, in addition to such approval of its Board of Directors, Cogentrix Energy shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to Cogentrix Energy or its Subsidiary, as the case may be, from a financial point of view.

     This covenant shall not apply to:

          (1) transactions between Cogentrix Energy or any of its Subsidiaries and any employee of Cogentrix Energy or any of its Subsidiaries who is not a holder of 5% or more of any class of Capital Stock of Cogentrix Energy, or a member of such holder's immediate family, that are approved by the Board of Directors or any committee of the Board of Directors consisting of Cogentrix Energy's independent directors,

          (2) the payment of reasonable and customary regular fees to directors of Cogentrix Energy or a Subsidiary of Cogentrix Energy, including directors who are employees,

          (3) any transaction between Cogentrix Energy and any of its Subsidiaries or between any of its Subsidiaries,

          (4) any Permitted Payment and any Restricted Payment not otherwise prohibited by the covenant described in "-- Restricted Payments" above or

          (5) equipment and real property lease transactions with and loans to ELP outstanding on the date of the indenture, indebtedness of the shareholders of Cogentrix Energy outstanding on the date of the indenture and the agreements with George T. Lewis, Jr., David J. Lewis and Robert W. Lewis.

  Liens

     PROHIBITED LIENS. Cogentrix Energy may not Incur any Debt which is secured, directly or indirectly, with, nor will Cogentrix Energy grant or cause or suffer to exist, a Lien on the Property of Cogentrix Energy now owned or hereafter acquired unless contemporaneous therewith or prior thereto the exchange notes are equally and ratably secured.
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

     PERMITTED LIENS. Despite the preceding sentence, each and all of the following Debt may be Incurred by Cogentrix Energy, and Cogentrix Energy may grant or cause to suffer to exist, each and all of the following Liens on its Property now owned or hereafter acquired:

          (1) any such Debt secured by Liens existing on the assets of any entity at the time such assets are acquired by the Company, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens

             (A) are not created, incurred or assumed in contemplation of such assets being acquired by Cogentrix Energy and

             (B) do not extend to any other Property of Cogentrix Energy;

          (2) any other Debt required to be equally and ratably secured as a result of the Incurrence of such Debt;

          (3) Liens on Cogentrix Energy's interest in Subsidiaries and Joint Ventures in which Cogentrix Energy is a partner, shareholder, member or other participant, which Liens are granted in good faith in connection with the acquisition of such assets or as part of the financing of a Power Generation Facility; provided that the President or Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate that such Liens are required in order to effect such financing and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted -- or in the absence of any industry custom, reasonably acceptable -- in substantially Non-Recourse project financing;

          (4) Liens on the stock or partnership interests of Subsidiaries and interests in Joint Ventures in which Cogentrix Energy directly or indirectly becomes a partner, shareholder, member or other participant, which Liens are granted in good faith as part of a project financing or the development of a project; provided that the President or Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such Liens are required in order to effect such transaction and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted -- or in the absence of industry custom, reasonably acceptable -- in substantially Non-Recourse project financing;

          (5) Liens existing on the date of the original issuance of the exchange notes;

          (6) purchase money Liens incurred to secure Debt incurred by Cogentrix Energy as permitted by the "-- Debt" covenant, which Debt finances the purchase price of Property acquired in the ordinary course of business, and which Liens will not cover any property other than that being purchased, improved or constructed;

          (7) Liens on any assets of Cogentrix Energy securing up to $50 million in obligations pursuant to Permitted Working Capital Facilities and any Guarantees thereof;

          (8) Liens incurred in connection with Capitalized Lease Obligations incurred by Cogentrix Energy as permitted by the "-- Debt" covenant;

          (9) Liens in respect of extensions, renewals, refunding or refinancing of any Debt secured by the Liens referred to in clauses (1), (2), (3), (4),
     (5), (6), (7) or (8) above, provided that the Liens in connection with such renewal, extension, refunding or refinancing shall be limited to all or part of the specific Property which was subject to the original Lien; and

          (10) any Lien arising by reason of:

             (A) any judgment, decree or order or any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired,

             (B) taxes not yet delinquent or which are being contested in good faith,
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

             (C) security for payment of worker's compensation or other insurance,

             (D) security for the performance of tenders, contracts other than contracts for the payment of money or leases,

             (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business,

             (F) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialman, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof,

             (G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Cogentrix Energy or

             (H) leases and subleases of real property which do not interfere with the ordinary conduct of the business of Cogentrix Energy, and which are made on customary and usual terms applicable to similar properties; or

             (I) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $1 million.

  Repurchase of Exchange Notes Upon a Change of Control

     If a Change of Control occurs, each Holder of the exchange notes shall have the right to require Cogentrix Energy to repurchase the Holder's exchange notes. The repurchase price shall be payable in cash and shall be equal to 101% of the principal amount of exchange notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase. After giving effect to a transaction that, except for this sentence, would constitute a Change of Control, a Change of Control shall not be deemed to have occurred if the exchange notes are rated BB+ or better by Standard & Poor's Corporation and Ba1 or better by Moody's Investors Service, Inc.

     The trustee or the Board of Directors may not waive the Change of Control provisions, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the exchange notes, in the event that Cogentrix Energy or its Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise.

     Within 30 days following any Change of Control, Cogentrix Energy shall mail a notice to each Holder with a copy to the trustee stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require Cogentrix Energy to repurchase such Holder's exchange notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase;

          (2) the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

          (3) the repurchase date, which shall be a Business Day and be not earlier than 30 days or later than 60 days from the date such notice is mailed;

          (4) that interest on any exchange note not tendered will continue to accrue;

          (5) that interest on any exchange note accepted for payment in a repurchase shall cease to accrue after the repurchase date;

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

          (6) that Holders electing to have a exchange note purchased will be required to surrender the exchange note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the exchange note completed, to the paying agent at the address specified in the notice prior to the close of business on the repurchase date;

          (7) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day, or such shorter periods as may be required by applicable law, preceding the repurchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of exchange notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such exchange notes purchased; and

          (8) that Holders which elect to have their exchange notes purchased only in part will be issued new exchange notes in a principal amount equal to the unpurchased portion of the exchange notes surrendered.

     On the Business Day preceding the repurchase date, Cogentrix Energy shall

          (1) accept for payment exchange notes or portions thereof tendered pursuant to the Change of Control,

          (2) deposit with the trustee money sufficient to pay the purchase price of all exchange notes or portions thereof so tendered and

          (3) deliver or cause to be delivered to the trustee exchange notes so accepted together with an Officers' Certificate identifying the exchange notes or portions thereof tendered to Cogentrix Energy.

     The trustee shall promptly mail to the Holders of the exchange notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new exchange note in a principal amount equal to any unpurchased portion of the exchange notes surrendered. Cogentrix Energy will publicly announce the results of any repurchases of exchange notes upon a Change of Control on or as soon as practicable after the repurchase date.

     Cogentrix Energy will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with any repurchases of exchange notes upon a Change of Control.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Cogentrix Energy may not consolidate with, merge with or into, or transfer all or substantially all of its assets, as an entirety or substantially an entirety in one transaction or a series of related transactions, to any Person unless:

          (1) Cogentrix Energy shall be the continuing Person, or, if Cogentrix Energy is not the continuing Person, the Person formed by such consolidation or into which Cogentrix Energy is merged or to which properties and assets of Cogentrix Energy are transferred shall:

             (A) be a corporation organized and existing under the laws of the U.S. or any State thereof or the District of Columbia and

             (B) expressly assume in writing all the obligations of Cogentrix Energy under the Indenture and the exchange notes;

          (2) immediately after giving effect to such transaction, no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing;

          (3) the Net Worth of Cogentrix Energy or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction, is not less than the Net Worth of Cogentrix Energy immediately prior to such transaction; and
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

          (4) immediately after giving effect to such transaction on a pro forma basis, Cogentrix Energy or the surviving entity would be able to Incur at least $1 of Debt under the first paragraph of the "-- Debt" covenant described above.

If a transaction does not have as one of its purposes the evasion of the limitations imposed by the covenant described in this paragraph, then clause (4) of this covenant shall not prohibit a transaction, the principal purpose of which is, as determined in good faith by the Board of Directors and evidenced by a Board resolution, to change the state of incorporation of Cogentrix Energy.

CHANGE IN COVENANTS WHEN EXCHANGE NOTES ARE RATED INVESTMENT GRADE

     Following the first date upon which the exchange notes are rated Investment Grade and provided that no Event of Default -- or event which with notice or passage of time would constitute an Event of Default -- shall exist on the date of rating, substantially all of the provisions and covenants described under "-- Important Negative Covenants" above will no longer apply to the exchange notes. The provisions and covenants of "-- Transactions with Affiliates" and "-- Liens" and clause (4) under "-- Mergers, Consolidations and Sales of Assets" will, however, continue to apply. In addition to the covenants and provisions that will remain applicable, the covenant described below under "-- Sale/ Leaseback Transactions" will also apply. There can be no assurance the exchange notes will be rated Investment Grade or, if they are rated Investment Grade, that the exchange notes will continue to be rated Investment Grade. If, after the exchange notes are rated Investment Grade, an Event of Default -- or event which with notice or passage of time would constitute an Event of Default -- shall exist with respect to the exchange notes, the provisions and covenants contained in the indenture at the time of issuance of the exchange notes that cease to apply after the exchange notes are rated Investment Grade will not be reinstated. Additionally, if after the exchange notes are rated Investment Grade, the exchange notes are rated less than Investment Grade, the provisions and covenants contained in the indenture at the time of the issuance of the exchange notes that cease to apply after the exchange notes are rated Investment Grade will not be reinstated.

  Sale/Leaseback Transactions

     Following the first date upon which the exchange notes are rated Investment Grade, so long as any of the exchange notes remain outstanding, neither Cogentrix Energy nor any Subsidiary shall enter into any sale and leaseback transaction unless:

          (1) such transaction involves a lease for a term, including renewals, of not more than three years;

          (2) such transaction is between Cogentrix Energy or a Subsidiary, on the one hand, and a Subsidiary of Cogentrix Energy on the other hand;

          (3) Cogentrix Energy would be entitled to incur Debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the exchange notes, pursuant to "-- Liens" above; or

          (4) (A) Cogentrix Energy or a Subsidiary, receives consideration at the time of each sale and leaseback transaction at least equal to the fair market value of the property sold or otherwise disposed of, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution, and

             (B) Cogentrix Energy or a Subsidiary within 365 days following the later of the date of sale and leaseback transaction or the receipt of Net Cash Proceeds related thereto, regardless of whether such sale or transfer may have been made by Cogentrix Energy or such Subsidiary, as the case may be, applies, in the case of a sale or transfer for cash, an amount equal to the Net Cash Proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement, as
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

        determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution, to

                (x) the retirement of Indebtedness of Cogentrix Energy or any Subsidiary owed to a Person other than an Affiliate of Cogentrix Energy or

                (y) investment in properties or assets that will be used in the business of Cogentrix Energy or a Subsidiary, as the case may be, existing on the date that the exchange notes are issued or in businesses reasonably related thereto.

     To the extent that any or all of the Net Cash Proceeds of any Foreign Sale/Leaseback Transaction is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States. Cogentrix Energy will agree to promptly take or cause the applicable Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation shall be promptly effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this provision as if such Foreign Sale/Leaseback Transaction had occurred on the date of such repatriation.

     To the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Cash Proceeds of any Foreign Sale/Leaseback Transaction would have a material adverse tax consequence to Cogentrix Energy, the Net Cash Proceeds so affected need not be repatriated to the United States by the applicable Subsidiary for so long as such material adverse tax consequence would continue.

MODIFICATION OF THE INDENTURE

     With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding exchange notes, Cogentrix Energy and the trustee, may modify the indenture or any supplemental indenture or the rights of the Holders of the exchange notes. However, in addition, no modification shall:

          (1) without the consent of the Holder of each of the exchange notes so affected:

             (A) extend the final maturity of any of the exchange notes,

             (B) reduce the principal amount thereof,

             (C) reduce the rate or extend the time of payment of interest thereon,

             (D) reduce any amount payable on redemption thereof,

             (E) impair or affect the right of any Holder to institute suit for the payment thereof or

             (F) make any change in the covenant regarding a Change of Control, or

          (2) without the consent of the Holders of all outstanding exchange notes, reduce the percentage of outstanding exchange notes which is referred for any such modification.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default as to the payment of principal, the Change of Control purchase price or premium, if any, when due on any exchange note;

          (2) default as to the payment of interest on any exchange note 30 days after payment is due;

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

          (3) default on any other Debt of Cogentrix Energy or any Significant Subsidiary if either

             (A) such default results from failure to pay principal of such Debt in excess of $10 million at final maturity of such Debt, or

             (B) as a result of such default, the maturity of such Debt has been accelerated, so that the same shall be or becomes due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not be rescinded or annulled within 30 days, and the principal amount of such Debt, together with the principal amount of any other Debt of Cogentrix Energy or any Significant Subsidiary in default, or the maturity of which has been accelerated, aggregates $10 million or more; provided that such default shall not be an Event of Default if:

                (x) such Debt is Debt of a Significant Subsidiary,

                (y) is Non-Recourse to Cogentrix Energy in respect of the amounts not paid or due upon acceleration and

                (z) Cogentrix Energy could, at the time of default, Incur at least $1 of Debt under the covenant described in the first paragraph of "-- Debt" above;

          (4) default in the performance, or breach, of any other of the covenants or agreements contained in the indenture and the exchange notes and such failure continues for 30 days after written notice is given to Cogentrix Energy by the trustee or the Holders of at least 25% in principal amount of the outstanding exchange notes, as provided in the indenture,

          (5) the entry by a court of one or more judgments or orders against Cogentrix Energy or any Significant Subsidiary for the payment of money which in the aggregate exceeds $3 million, excluding the amount thereof covered by insurance or by a bond written by third parties, and which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 30 days from the entry thereof; provided, that such a judgment or order shall not be an Event of Default if such judgment or order is against a Significant Subsidiary and does not require any payment by Cogentrix Energy and Cogentrix Energy could, at the expiration of the applicable 30 day period, Incur at least $1 of Debt under the covenant described in the first paragraph of "-- Debt" above; and

          (6) some events involving bankruptcy, insolvency or reorganization of Cogentrix Energy.

     If the trustee considers it in the interest of Holders to do so, it may withhold notice to the Holders of any default, except in payment of principal of, premium, if any, the Change of Control purchase price or interest on the exchange notes.

     If an Event of Default, other than an event of bankruptcy, insolvency or reorganization of Cogentrix Energy, shall have occurred and be continuing, either the trustee or the Holders of not less than 25% in principal amount of the outstanding exchange notes may declare the principal of all exchange notes to be due and payable immediately. Upon some conditions specified in the indenture, such declaration may be annulled and the Holders of a majority in principal amount of the then outstanding exchange notes may waive past defaults except, unless theretofore cured, a default in payment of principal of, or Change of Control purchase price or premium, if any, or interest on the exchange notes. If an Event of Default due to the bankruptcy, insolvency or reorganization of Cogentrix Energy occurs, all unpaid principal, premium, if any, and interest will become immediately due and payable.

     The Holders of a majority in principal amount of the then outstanding exchange notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the exchange notes, subject to limitations specified in the indenture, if the Holders of the exchange notes shall have offered to the trustee reasonable indemnity against expenses and liabilities. Cogentrix Energy is required to file annually with the trustee a written statement as to compliance with the principal covenants contained in the indenture.

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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Cogentrix Energy, may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes ("Legal Defeasance") except for, among other matters, obligations:

          (1) to register the transfer or exchange of the exchange notes,

          (2) to replace stolen, lost or mutilated exchange notes,

          (3) to maintain paying agencies and

          (4) to hold monies for payment in trust.

     In addition, Cogentrix Energy may, at its option and at any time, elect to have the obligations of Cogentrix Energy released with respect to the covenants described in clauses (3) and (4) under "-- Mergers, Consolidations and Sales of Assets" and all of the covenants described herein under "-- Important Negative Covenants," "-- Changes in Covenants When Exchange Notes are Rated Investment Grade" and clause (4) under "-- Events of Default and Remedies" with respect to the covenants described therein and with respect to clauses 3 and (4) under "-- Mergers, Consolidations and Sales of Assets" ("Covenant Defeasance"). In the event Covenant Defeasance occurs, clauses (3) and (5) under "-- Events of Default and Remedies" shall not be deemed to be Events of Default under the indenture.

     In order to exercise either Legal Defeasance or Covenant Defeasance, the following must occur as applicable:

          (1) Cogentrix Energy has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the exchange notes, on the Stated Maturity of such payments in accordance with the terms of the indenture and the exchange notes,

          (2) in the case of Legal Defeasance, Cogentrix Energy has delivered to the trustee:

             (A) either

                (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Cogentrix Energy's exercise of its option under the "Defeasance" provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance had not occurred, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture or

                (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the Opinion of Counsel described in (x) above and

             (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the 123rd day following the deposit, the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

          (3) in the case of Covenant Defeasance, Cogentrix Energy has delivered to the trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the 123rd day following the deposit, the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

          (4) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Cogentrix Energy is a party or by which Cogentrix Energy is bound,

          (5) if at such time the exchange notes are listed on a national securities exchange, Cogentrix Energy has delivered to the trustee an Opinion of Counsel to the effect that the exchange notes will not be delisted as a result of such deposit, defeasance and discharge, and

          (6) in the case of Covenant Defeasance, Cogentrix Energy has delivered to the trustee an Opinion of Counsel to the effect that, among other things, the Holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the covenants included in the definition of Covenant Defeasance and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Legal Defeasance and Covenant Defeasance will not occur until the 123rd day after the deposit referred to above has been made.

     If Cogentrix Energy exercises its option to omit compliance with the covenants and provisions of the indenture with respect to the exchange notes as described in the immediately preceding paragraph and the exchange notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the exchange notes at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the exchange notes at the time of acceleration resulting from such Event of Default. Cogentrix Energy will, however, remain liable for such payments.

GOVERNING LAW

     The indenture and the exchange notes are governed by, and construed in accordance with, the law of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

     The outstanding notes are, and the exchange notes will be, represented by one permanent global note in definitive, fully registered form without interest coupons. The global note will be deposited on the date of the acceptance for exchange of the outstanding votes and the issuance of the exchange notes with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of individual notes in registered form without coupons. The outstanding notes are not issuable, and the exchange notes will not be issuable, in bearer form.

     Upon the issuance of the global note, DTC or the custodian will credit, on its internal system, the respective principal amount of the individual beneficial interest represented by the global note to the accounts of Persons who have accounts with such depository. Ownership of beneficial interests in the global note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. Persons who are not participants may beneficially own securities held by or behalf of DTC indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture and the exchange notes. Unless DTC
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

notifies Cogentrix Energy that it is unwilling or unable to continue as depository for the global note, or ceases to be a "Clearing Agency" registered under the Exchange Act, owners of beneficial interests in the global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in individual definitive form and will not be considered the owners or holders of the global note, or any exchange notes represented thereby, under the indenture or the exchange notes. In addition, no beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, premium, if any, and interest on, the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Cogentrix Energy, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made for beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cogentrix Energy expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Cogentrix Energy also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds. If a Holder requires physical delivery of individual notes for any reason, including to sell exchange notes to Persons in states which require delivery of the exchange notes or to pledge the exchange notes, such Holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Cogentrix Energy understands that DTC will take any action permitted to be taken by a Holder only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global note for certificated notes which it will distribute to its participants.

     Cogentrix Energy understands that DTC is a limited-purpose trust company that was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other similar organizations. Indirect access to the DTC system is available to others such as banks, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Cogentrix Energy nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depository for the global note and Cogentrix Energy does not appoint a successor depository within 90 days, Cogentrix will issue certificated notes in exchange for the global note.

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

IMPORTANT DEFINITIONS

     Set forth below is a summary of the defined terms used in this description. Reference is made to the indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person became a Subsidiary of Cogentrix Energy -- or such Person is merged into Cogentrix Energy or one of its Subsidiaries -- or assumed in connection with the acquisition of assets from any such Person, other than assets acquired in the ordinary course of business, including Debt Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Cogentrix Energy -- but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of Cogentrix Energy.

     "Adjusted Consolidated Net Income" is defined to mean for any period, for any Person the aggregate Net Income or loss of such Person and its consolidated Subsidiaries for such period determined in conformity with GAAP plus the Net Income of any Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of such Person, other than a Subsidiary thereof, in which any third Person has a joint interest for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income without duplication:

          (1) the Net Income or loss of such Person, other than a Subsidiary thereof, in which any third Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person during such period by such Person in which the joint interest is held, which dividends and distributions shall be included in such computation;

          (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the covenant described in clause
     (3)(A) or (3)(B) of the first paragraph of "-- Restricted Payments" above -- and in such case, except to the extent includable pursuant to clause (1) above -- Net Income, if positive, such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries;

          (3) the Net Income of any Subsidiary of such Person, except to the extent that (A) such Net Income, if positive, is actually paid in cash to such Person during such period and (B) such Net Income, if negative, is actually paid in cash to such Subsidiary during such period;

          (4) any gains or losses on an after-tax basis attributable to Asset Sales;

          (5) the cumulative effect of a change in accounting principle; and

          (6) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person.

     "Affiliate" of any Person is defined to mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with," when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean:

          (1) an investment by Cogentrix Energy or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of Cogentrix Energy or any of its Subsidiaries or shall be merged into or consolidated with Cogentrix Energy or any of its Subsidiaries or

          (2) an acquisition by Cogentrix Energy or any of its Subsidiaries of the Property of any Person other than Cogentrix Energy or any of its Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

     "Asset Disposition" is defined to mean, with respect to any Person, any sale, transfer, conveyance, lease or other disposition, including by way of merger, consolidation or sale-leaseback, by such Person or any of its Subsidiaries to any Person, other than to such Person or a Subsidiary of such Person and other than in the ordinary course of business, of:

          (1) any Property of such Person or any of its Subsidiaries or

          (2) any shares of Capital Stock of such Person's Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition. In addition, the term "Asset Disposition" shall not include

             (1) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of Subsidiaries pursuant to the terms of any power sales agreements or steam sales agreements to which such Subsidiaries are parties on the date of the original issuance of the exchange notes or pursuant to the terms of any power sales agreements or steam sales agreements to which such Subsidiaries become a party after such date if the Board of Directors determines in good faith, as evidenced by a Board resolution, that such provisions are necessary in order to effect such agreements and are reasonable,

             (2) any sale, transfer, conveyance, lease or other disposition of assets governed by the "-- Mergers, Consolidations and Sales of Assets" covenant described above,

             (3) the sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of Cogentrix of Pennsylvania, Inc. and ReUse Technology, Inc. and

             (4) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or assets with a fair market value aggregating less than $5 million.

The term "Asset Disposition" also shall not include (1) the grant of a Lien by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Subsidiary of such Person or any Joint Venture in which such Person has an interest, which Lien is not prohibited under the covenant described in "-- Liens" above or the exercise of remedies thereunder or (2) a sale-leaseback transaction involving substantially all of the assets of a Power Generation Facility where a Subsidiary of Cogentrix Energy sells the Power Generation Facility to a Person in exchange for the assumption by that Person of the Debt financing the Power Generation Facility and the Subsidiary leases the Power Generation Facility from such Person.

     "Asset Sale" is defined to mean the sale or other disposition by Cogentrix Energy or any of its Subsidiaries, other than to Cogentrix Energy or another Subsidiary of Cogentrix Energy, of

          (1) all or substantially all of the Capital Stock of any Subsidiary of Cogentrix Energy or

          (2) all or substantially all of the Property that constitutes an operating unit or business of Cogentrix Energy or any of its Subsidiaries.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value discounted at the interest rate assumed in making calculations in accordance with GAAP of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

     "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Average Life" is defined to mean, at any date of determination with respect to any Debt security or Preferred Stock, the quotient obtained by dividing

          (1) the sum of the product of

             (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by

             (B) the amount of such principal or involuntary liquidation value payment by

          (2) the sum of all such principal or involuntary liquidation value payments.

     "Board of Directors" is defined to mean either the Board of Directors of Cogentrix Energy or any committee of such Board duly authorized to act on behalf of such Board.

     "Business Day" is defined to mean a day which in the city, or in any of the cities, if more than one, where amounts are payable in respect of the exchange notes is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents however designated, whether voting or non-voting, of, or interests in, the equity of such Person which is outstanding or issued on or after the date of the indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Change of Control" is defined to mean the occurrence of one or more of the following events:

          (1) prior to the initial Public Equity Offering Consummation Date, any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, or has the absolute power to direct the vote of, with respect to the election of directors of Cogentrix Energy, shares of Capital Stock entitled to cast more than the greater of 35% or the Original Group Percentage of the votes entitled to be cast with respect to the election of directors of Cogentrix Energy. The "Original Group Percentage" shall mean, as of any date of determination, the percentage of the votes entitled to be cast with respect to the election of directors of the Company, by the Permitted Holders and by persons who have agreed to vote as directed by the Permitted Holders with respect to the election of such directors;

          (2) subsequent to the initial Public Equity Offering Consummation Date, any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in clause (1) above, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Cogentrix Energy; provided, however, that the Permitted Holders "beneficially own," directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Cogentrix Energy than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors, for the purposes of this clause (2), any person shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such person "beneficially owns" -- as so defined -- directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" -- as so defined -- directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation; or

          (3) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors -- together with any new directors elected by such Board of Directors or nominated for election by the shareholders of Cogentrix Energy by a vote of at least a majority of the directors of Cogentrix Energy then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved -- cease for any reason to constitute a majority of the Board of Directors then in office.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one or more of the above events occur or circumstances exist and, after giving effect thereto, the exchange notes are rated Ba1 or better by Moody's Investors Service, Inc. and BB+ or better by Standard & Poor's Corporation.

     "Common Stock" is defined to mean with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus:

          (1) income taxes, excluding income taxes -- either positive or negative -- attributable to extraordinary and nonrecurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP,

          (2) Consolidated Fixed Charges,

          (3) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP,

          (4) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and

          (5) the aggregate amount actually received in cash by such Person during such period relating to non-cash items increasing Adjusted Consolidated Net Income for prior periods, and less:

             (A) all non-cash items increasing Adjusted Consolidated Net Income during such period and

             (B) the aggregate amount actually paid in cash by such Person during such period relating to non-cash items reducing Adjusted Consolidated Net Income for prior periods; provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income shall be excluded without duplication in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period.

     "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of

          (1) Consolidated Interest Expense,

          (2) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person and

          (3) cash and noncash dividends due whether or not declared on the Preferred Stock of any Subsidiary of such Person and any Redeemable Stock of such Person.

     "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt, including amortization or original issue discount and non-cash interest payments or accruals, of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of Cogentrix Energy shall not include any interest expense, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements, in respect of that portion of Debt of a Subsidiary of Cogentrix Energy that is Non-Recourse to Cogentrix Energy; and provided further that Consolidated Interest Expense of Cogentrix Energy in respect of a Guarantee by Cogentrix Energy of Debt of a Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if

          (1) Cogentrix Energy is not actually making directly or indirectly interest payments on such Debt and

          (2) GAAP does not require Cogentrix Energy on an unconsolidated basis to record such Debt as a liability of Cogentrix Energy.

     "Consolidated Total Assets" is defined to mean, with respect to any Person at any time, the total assets of such Person and its consolidated Subsidiaries at such time determined in conformity with GAAP.

     "Currency Protection Agreement" is defined to mean with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

     "Debt" is defined to mean, with respect to any Person at any date of determination without duplication,

          (1) all indebtedness of such Person for borrowed money,

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (3) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments or reimbursement obligations with respect thereto,

          (4) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables,

          (5) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases,

          (6) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt,

          (7) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person,

          (8) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and

          (9) to the extent not otherwise included in this definition, all obligations of such Person under Currency Protection Agreements and Interest Rate Protection Agreements.

     "Excess Cash Flow" of any Person for any period is defined to mean Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid during such period.

     "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of

          (1) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to

          (2) the aggregate Consolidated Fixed Charges of such Person during such Reference Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges,

             (A) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period,

             (B) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date -- but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above -- shall be assumed to have occurred on the first day of the Reference Period,

             (C) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period,

             (D) Consolidated Interest Expense attributable to any Debt, whether existing or being Incurred, computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Subsidiaries is a party to an Interest Rate Protection Agreement, which shall remain in effect for the twelve month period after the Transaction Date, which has the effect of fixing the interest rate on the date of computation, in which case such rate whether higher or lower shall be used and

             (E) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed, as adjusted pursuant to clause (D),

                (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or

                (y) pursuant to the covenant described in clause (3) in the second paragraph of "-- Debt" above.

             For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Subsidiary of Cogentrix Energy or been merged with or into Cogentrix Energy or any Subsidiary of Cogentrix Energy during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis, including all of the calculations referred to in clauses (A) through (E) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

     "Foreign Asset Disposition" means an Asset Disposition in respect of the Capital Stock or assets of a Foreign Subsidiary or a Foreign Joint Venture to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Joint Venture" means a Joint Venture organized under the laws of a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "Foreign Sale/Leaseback Transaction" means a Sale/Leaseback Transaction in respect of the Capital Stock or assets of a Foreign Subsidiary or a Foreign Joint Venture to the extent that the proceeds of such Sale/Leaseback Transaction are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the indenture applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of Cogentrix Energy's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay or advance or supply funds for the purchase or payment of such Debt or other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, or to maintain financial statement conditions or otherwise, or

          (2) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder", "holder of exchange notes" and other similar terms are defined to mean the registered holder of any exchange note.

     "Incur" is defined to mean with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest, whether such interest is payable in cash or kind, nor the accretion of original issue discount shall be considered an Incurrence of Debt.

     "Independent Financial Advisor" is defined to mean a nationally recognized investment banking firm (1) which does not, and whose directors, officers, employees and Affiliates do not, have a direct or indirect material financial interest in Cogentrix Energy and (2) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

     "Interest Rate Protection Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

     "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to, such Person.

     "Investment Grade" is defined to mean, with respect to the exchange notes, a rating of Baa3 or better by Moody's Investors Service, Inc. and a rating of BBB- or better by Standard & Poor's Corporation.

     "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property; provided, however, that the term "Lien" shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto. For purposes of the indenture, Cogentrix Energy shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Net Cash Proceeds" from an Asset Disposition or a Sale/Leaseback Transaction is defined to mean cash payments received -- including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, including any cash received upon sale or disposition of such note or receivable, excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or Sale/Leaseback Transaction, as the case may be, or received in any other noncash form -- therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred or payable, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP:

          (1) as a consequence of such Asset Disposition or Sale/Leaseback Transaction, as the case may be,

          (2) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or

          (3) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition or Sale/ Leaseback Transaction, as the case may be, and in each case net of a reasonable reserve for the after-tax-cost of any indemnification payments fixed and contingent attributable to seller's indemnities to the purchaser undertaken by Cogentrix Energy or any of its Subsidiaries in connection with such Asset Disposition or Sale/Leaseback Transaction, as the case may be, but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made prior to the Stated Maturity of the exchange notes, and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition or Sale/Leaseback Transaction, as the case may be, and net of all distributions and other payments made to holders of minority interests in Subsidiaries or Joint Ventures as a result of such Asset Disposition or Sale/Leaseback Transaction, as the case may be.

     "Net Income" of any Person for any period is defined to mean the net income
(loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

     "Net Worth" of any Person is defined to mean, as of any date the aggregate of capital, surplus and retained earnings, including any cumulative translation adjustment, of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

     "Non-Recourse" to a Person as applied to any Debt or portion thereof is defined to mean that such Person is not, directly or indirectly, liable to make any payments with respect to such Debt or portion thereof, that no Guarantee of such Debt or portion thereof has been made by such Person other than a Guarantee limited in recourse to the Capital Stock of the Person incurring such Debt -- or any shareholder, partner, member or participant of such Person -- and that such Debt or portion thereof is not secured by a Lien on any asset of such Person other than the Capital Stock of the Person incurring such Debt -- or any shareholder, partner, member or participant of such Person -- or of the Person whose obligations were Guaranteed, provided that for purposes of this definition the status of a Subsidiary as a general partner of a partnership or Joint Venture shall not, without more, cause such Person to be, directly or indirectly, liable to make payments with respect to such Debt or constitute a Guarantee of such Debt for purposes of determining whether Debt is Non-Recourse, and provided further that none of the following shall cause any Debt to fail to be Non-Recourse: the incurrence of Debt, Guarantees or Liens jointly by

          (1) Cogentrix Eastern Carolina Corporation and Cogentrix of North Carolina, Inc., or a successor to the merger or other combination of such entities, with respect to the cogeneration facilities located at Elizabethtown, Kenansville, Lumberton, Southport and Roxboro, North Carolina;

          (2) Cogentrix Virginia Leasing Corporation and James River Cogeneration Company, or a successor to the merger or other combination of such entities, with respect to the cogeneration facilities located at Portsmouth and Hopewell, Virginia; and

          (3) Subsidiaries or Joint Ventures in which Cogentrix Energy or one of its Subsidiaries is a partner, shareholder, member or other participant, which become such after the date of the indenture, incurred thereafter with respect to the future development or acquisition of multiple Power Generation Facilities.

     "Officers' Certificate" is defined to mean a certificate signed by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or any Vice President or by the Chief Financial Officer or the Secretary or any Assistant Secretary of Cogentrix Energy and delivered to the trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the indenture if and to the extent required thereby.

     "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel satisfactory to the trustee, who may be an employee of or counsel to Cogentrix Energy. Each such opinion shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the indenture, if and to the extent required thereby.

     "Permitted Holders" is defined to mean George T. Lewis, Jr., Betty G. Lewis, Robert W. Lewis, David J. Lewis, James E. Lewis (collectively, the "Current Holders"), members of the immediate families of the Current Holders, trusts for the benefit of the Current Holders or members of the immediate families of the Current Holders, and a non-profit corporation or foundation controlled by any of the Permitted Holders. Members of a Person's "immediate family" shall mean such Person's parents, brothers, sisters, spouse and lineal descendants.

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

     "Permitted Investment" is defined to mean any Investment of the type specified in clause (4) of the definition of Restricted Payment which is made directly or indirectly by the Company and its Subsidiaries; provided that the Person in which the Investment is made is:

          (1) a Subsidiary which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility or

          (2) a Joint Venture; provided further, that, in the case of an Investment in a Joint Venture:

             (A) at the time such Investment is made, Cogentrix Energy could Incur at least $1 of Debt under the covenant described in "-- Debt" above;

             (B) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

             (C) such Investment is in a Joint Venture which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility.

     "Permitted Payments" is defined to mean with respect to Cogentrix Energy or any of its Subsidiaries:

          (1) any dividend on shares of Capital Stock payable or to the extent paid solely in shares of Capital Stock, other than Redeemable Stock, or in options, warrants or other rights to purchase Capital Stock, other than Redeemable Stock;

          (2) any dividend or other distribution payable to Cogentrix Energy by any of its Subsidiaries or by a Subsidiary to a Wholly-Owned Subsidiary;

          (3) the repurchase or other acquisition or retirement for value of any shares of Cogentrix Energy's Capital Stock, or any option, warrant or other right to purchase shares of Cogentrix Energy's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock, unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed;

          (4) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks subordinate in right of payment to the exchange notes with the proceeds from the issuance of

             (A) Debt which is also subordinate to the exchange notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to the exchange notes; provided that such subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise including defeasance by Cogentrix Energy -- including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an "asset disposition" or a "change of control" covenant which is no more favorable to the holders of such Debt than the provisions contained in the "-- Dispositions" or the "-- Change of Control" covenants described above and such Debt provides that the Company will not repurchase such Debt pursuant to such provisions prior to Cogentrix Energy's repurchase of the exchange notes required to be repurchased by Cogentrix Energy pursuant to the "-- Repurchase of Exchange Notes Upon a Change of Control" or the "-- Dispositions" covenants described above -- prior to, or in an amount greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or

             (B) Capital Stock, other than Redeemable Stock;

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

          (5) in respect of any actual payment on account of an Investment, other than a Permitted Investment, which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "Original Restricted Payment Charge") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at a rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (5) shall in no event exceed the payment actually made;

          (6) any amount required to be paid with respect to an obligation outstanding on the date of the original issuance of the exchange notes or

          (7) a Permitted Investment.

     "Permitted Working Capital Facilities" is defined to mean one or more credit agreements providing for the extension of credit to Cogentrix Energy and/or its Subsidiary Cogentrix Delaware Holdings, Inc. for working capital purposes in an aggregate principal amount at any one time outstanding not to exceed $125 million, provided, however, that such limit shall not apply following the Rating Event Date.

     "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Power Generation Facility" is defined to mean an electric power or thermal energy generation or cogeneration facility or related facilities, including residual waste management and, to the extent such facilities are in existence on the date of original issuance of the exchange notes or are required by contract or applicable law, rule or regulation, facilities that use thermal energy from a cogeneration facility, and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management or operation of the foregoing, as well as other contractual arrangements with customers, suppliers and contractors.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents however designated, whether voting or non-voting, of preferred or preference stock of such Person which is outstanding or issued on or after the date of original issuance of the exchange notes.

     "Property" of any Person is defined to mean all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

     "Public Equity Offering" means a public offering, registered under the Securities Act, of Common Stock of Cogentrix Energy made after the date of original issuance of the exchange notes.

     "Public Equity Offering Consummation Date" means the date on which Cogentrix Energy receives any proceeds from a Public Equity Offering.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is

          (1) required to be redeemed prior to the Stated Maturity of the exchange notes,

          (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the exchange notes or

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

          (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Debt having a scheduled maturity prior to the Stated Maturity of the exchange notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require Cogentrix Energy to repurchase or redeem such Capital Stock upon the occurrence of an "asset disposition" or a "change of control" occurring prior to the Stated Maturity of the exchange notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described in "-- Dispositions" and "-- Repurchase of Exchange Notes Upon a Change of Control" above and such Capital Stock specifically provides that Cogentrix Energy will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to Cogentrix Energy's repurchase of the exchange notes required to be repurchased by Cogentrix Energy under the covenants described in "-- Dispositions" and "-- Repurchase of Exchange Notes Upon a Change of Control" above.

     "Reference Period" is defined to mean the four complete fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

     "Restricted Payment" is defined to mean, with respect to any Person:

          (1) any dividend or other distribution on any shares of such Person's Capital Stock;

          (2) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock;

          (3) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to the Stated Maturity of any Debt ranked subordinate in right of payment to the exchange notes; and

          (4) any Investment made in an Affiliate, other than Cogentrix Energy or Cogentrix Delaware Holdings. Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

     "Senior Debt" is defined to mean the principal of and interest on all Debt of Cogentrix Energy whether created, Incurred or assumed before, on or after the date of original issuance of the exchange notes, other than the exchange notes; provided that Senior Debt shall not include:

          (1) Debt that, when Incurred and without respect to any election under
     Section 1111(b) of Title 11, United States Code, was Non-Recourse to Cogentrix Energy,

          (2) Debt of Cogentrix Energy to any Affiliate and

          (3) any Debt of Cogentrix Energy which by the terms of the instrument creating or evidencing the same is specifically designated as not being senior in right of payment to the exchange notes.

     "Significant Subsidiary" of a Person is defined to mean, as of any date, any Subsidiary, or two or more Subsidiaries taken together in the event of a cross-collateralization of such multiple Subsidiaries' Debt, which has two or more of the following attributes:

          (1) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or

          (2) it contributed 15% or more of Net Income before tax of such Person and its consolidated Subsidiaries for such Person's most recently completed fiscal quarter or

          (3) it constituted 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

     "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity -- as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the date fixed for redemption, or if such Statistical Release is no longer published, any publicly available source of similar market data -- most nearly equal to the then remaining years to Stated Maturity of the exchange notes; provided that if the number of years to Stated Maturity of the exchange notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which such yields are given except that if the average life to Stated Maturity of the exchange notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "U.S. Government Obligations" is defined to mean securities which are

          (1) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or

          (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., which, in either case are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, or persons fulfilling similar responsibilities, of such Person.

     "Wholly-Owned Subsidiary" is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Capital Stock or other ownership interests in such Subsidiary having ordinary voting power to elect the entire board of directors or entire group of other persons performing similar functions -- other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law -- is owned directly or indirectly, by one or more Wholly-Owned Subsidiaries of such Person's Wholly-Owned Subsidiaries, by such Person.

               DESCRIPTION OF NON-OPERATING SUBSIDIARY GUARANTEE

     THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE SUBSIDIARY GUARANTEE. YOU SHOULD READ THE GUARANTEE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS THIRD-PARTY BENEFICIARIES OF THE GUARANTEE. WE HAVE FILED A COPY OF THE GUARANTEE AS AN EXHIBIT TO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS.

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

     Cogentrix Delaware Holdings has guaranteed all of the existing and future senior, unsecured outstanding indebtedness for borrowed money of Cogentrix Energy, including as specifically referenced in the guarantee, the exchange notes. In the event Cogentrix Energy is unable to make payments on its senior, unsecured indebtedness when due, whether at the stated maturity, or otherwise, Cogentrix Delaware Holdings will be obligated to make these payments instead. Cogentrix Delaware Holdings will not be required to satisfy its obligations under the guarantee unless it has assets in excess of $150,000, except for assets constituting investments in subsidiaries, on the day it is required to satisfy these obligations. The maximum liability of Cogentrix Delaware Holdings under the guarantee will also be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law. Unless Cogentrix Energy's corporate credit facility is renewed or letters of credit issued to Cogentrix Energy by the lenders under its corporate credit facility remain outstanding, the guarantee terminates by its terms upon the expiration of Cogentrix Energy's corporate credit facility in 2001. See "Risk Factors -- Risk Related to Termination of Guarantee of Exchange Notes by Non-operating Subsidiary of Cogentrix Energy."

     The guarantee contains negative covenants for the direct benefit of the lenders under Cogentrix Energy's corporate credit facility and the indirect benefit of the other holders of Cogentrix Energy's senior, unsecured indebtedness for borrowed money. These negative covenants limit, among other things, Cogentrix Delaware Holdings' ability to:

     - incur additional debt and liens other than non-recourse project financing debt secured by liens on Cogentrix Delaware Holdings' interests in these project subsidiaries or joint ventures

     - restrict its ability to transfer assets to Cogentrix Energy, including the payment of dividends

     - extend credit or make investments other than investments in any subsidiary of Cogentrix Delaware Holdings and other limited permitted investments.

     The terms or provisions of the guarantee may be waived, amended, supplemented or otherwise modified at any time and from time to time by Cogentrix Delaware Holdings and the agent bank for Cogentrix Energy's corporate credit facility. Any waiver, amendment, supplement or modification will be effective against all holders of Cogentrix Energy's senior unsecured outstanding indebtedness for borrowed money, including the holders of the exchange notes, the trustee under the indenture for the exchange notes and the trustee under the 2004 indenture, despite any reliance by them, or any of them, on the guarantee.

         DESCRIPTION OF COGENTRIX ENERGY'S OTHER MATERIAL INDEBTEDNESS

THE 2004 SENIOR NOTES

     On March 15, 1994, Cogentrix Energy issued $100 million aggregate principal amount of 8.10% senior notes due 2004 in an underwritten public offering. The 2004 senior notes are unsecured obligations of Cogentrix Energy and will rank equally in right of payment with the exchange notes offered in the exchange offer.

     The 2004 senior notes bear interest at a rate of 8.10% per annum payable semiannually on March 15 and September 15 of each year and mature on March 15, 2004. They are redeemable at any time at the option of Cogentrix Energy at a redemption price equal to

          (1) the then outstanding principal amount of the 2004 senior notes plus accrued and unpaid interest thereon to the date of redemption plus

          (2) a premium equal to the excess of

             (A) the present value at the time of redemption of the principal amount of the 2004 senior notes plus any required interest payments due on the 2004 senior notes through Stated Maturity, as defined in the 2004 indenture, computed using a discount rate equal to the Treasury Rate, as defined in the 2004 indenture, plus 50 basis points over

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

             (B) the then outstanding principal amount of the 2004 senior notes. Upon a Change of Control, as defined in the 2004 indenture, each holder of 2004 senior notes will have the right to require Cogentrix Energy to repurchase such 2004 senior notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 2004 indenture contains negative covenants that are substantially the same as the negative covenants contained in the indenture and which, among other things, limit

             - the incurrence of additional debt by Cogentrix Energy,

             - the payment of dividends on and redemptions of capital stock by
               Cogentrix Energy,

             - the use of proceeds from the sale of assets and subsidiary stock,

             - transactions with affiliates,

             - the incurrence of liens,

             - sale and leaseback transactions and

             - consolidations, mergers and some transfers of assets.

     The foregoing description is a summary of the material provisions of the 2004 indenture and the 2004 senior notes. You should read the 2004 indenture because it, and not this description, defines the rights of the holders of the 2004 senior notes. A copy of the 2004 indenture is available upon request made to Cogentrix Energy or any of the initial purchasers of the outstanding notes. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 2004 indenture and the form of 2004 senior notes.

CORPORATE CREDIT FACILITY

     Australia and New Zealand Banking Group Limited, as agent for a group of lending banks, has extended Cogentrix Energy a revolving credit facility that provides for direct advances to, or the issuance of letters of credit for, the benefit of Cogentrix Energy in an amount up to $125 million. This corporate credit facility is unsecured and imposes covenants on Cogentrix Energy substantially the same as the covenants contained in the indentures and financial condition covenants. Cogentrix Energy has used approximately $60 million of the credit availability under the corporate credit facility for letters of credit issued in connection with the Bechtel Acquisition and its investment in the electric generating plant under construction in Batesville, Mississippi. See "Business -- New Facility Under Construction in Batesville, Mississippi." The balance of the commitment under the corporate credit facility is available, subject to any limitations imposed by the covenants contained therein and in the indentures, to be drawn upon by Cogentrix Energy to repay other outstanding indebtedness or for general corporate purposes, including equity investments in new projects or acquisitions of existing electric generating facilities or those under development.

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

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The discussion set forth in this summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, including possibly on a retroactive basis. Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the tax consequences to holders of outstanding notes and exchange notes.

     This summary addresses the material federal income tax consequences that may be applicable to a holder of outstanding notes or exchange notes. The tax treatment of a holder of outstanding notes or exchange notes may, however, vary depending on its particular situation. For example, some holders, including individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, this discussion addresses the tax consequences to the initial holders of the outstanding notes and not the tax consequences to subsequent transferees of the outstanding notes or exchange notes.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES AND OF HOLDING AND DISPOSING OF THE OUTSTANDING NOTES AND EXCHANGE NOTES.

EXCHANGE OFFER

     Under Section 1001 of the Code, modifications in debt instruments may be deemed to constitute a taxable exchange of the existing debt instrument for a new debt instrument. The IRS has issued Regulations providing rules for determining when a modification of a debt instrument constitutes a taxable exchange. Because the terms of the exchange notes are identical to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, each exchange note will be viewed as a continuation of the corresponding outstanding note. As a result, the issuance of the exchange note will be disregarded for federal income tax purposes, and a holder exchanging an outstanding note for an exchange note, as well as a non-exchanging holder, will not recognize any gain or loss as a result of the exchange.

STATED INTEREST

     A holder of an outstanding note or an exchange note will be required to report as income for federal income tax purposes interest earned on an outstanding note or an exchange note in accordance with the holder's method of tax accounting. A holder of an outstanding note or an exchange note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest income when cash payments are received, or made available for receipt, by such holder.

ORIGINAL ISSUE DISCOUNT -- OUTSTANDING NOTES ISSUED ON OCTOBER 20, 1998

     Because the outstanding notes issued on October 20, 1998 were issued with original issue discount ("OID") within the meaning of Sections 1272 and 1273 of the Code and the pertinent Treasury Regulations, holders of these outstanding notes and exchange notes generally will be required to include OID in gross income as it accrues. The total amount of OID with respect to each outstanding note issued on October 20, 1998 or corresponding exchange note is the excess of its "stated redemption price at maturity" over its "issue price". The "issue price" of the outstanding notes issued on October 20, 1998 and corresponding exchange notes was 99.518% of the aggregate principal amount of outstanding notes and exchange notes outstanding which was the first price at which a substantial amount of outstanding notes were sold. The "stated redemption price at maturity" of the outstanding notes issued on October 20, 1998 or corresponding exchange notes is the sum of all payments provided by these outstanding notes or exchange notes other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. A holder of an outstanding note issued on October 20, 1998 or a corresponding exchange note is required to include the OID in income for federal income tax purposes as it accrues under a "constant yield method" regardless of such holder's method of accounting for tax purposes. Cogentrix will furnish to the IRS and to record holders of the outstanding notes and the exchange notes information with respect to the OID accruing during the calendar year, as well as interest paid during that year.

AMORTIZABLE BOND PREMIUM -- OUTSTANDING NOTES ISSUED ON NOVEMBER 25, 1998

     The outstanding notes issued on November 25, 1998 were issued to holders at a price which exceeded the amount payable at maturity of these outstanding notes. The "issue price" of the outstanding notes issued on November 25, 1998 and corresponding exchange notes was 105.397% of the aggregate principal amount of outstanding notes and exchange notes outstanding which was the first price at which a substantial amount of then outstanding notes were sold. If a holder holds the outstanding notes issued on November 25, 1998 and corresponding exchange notes as a "capital asset" within the meaning of Section 1221 of the Code, the holder may elect under Section 171 of the Code to amortize the premium under a constant yield method that reflects compounding based on the interval between payments on the outstanding notes and exchange notes. This election is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the holder on or after the first day of the taxable year to which the election applies. To the extent that amounts are deducted as amortizable bond premium, the holder's adjusted tax basis in the outstanding notes issued on November 25, 1998 and the corresponding exchange notes will be reduced. The IRS recently published final Treasury Regulations covering the amortization of bond premiums. These Treasury Regulations describe the constant yield method for amortizing premium and provide that the holder may offset the premium against corresponding interest income only as that interest income is taken into account under the holder's regular method of accounting. For instruments that may be called or prepaid prior to maturity, a holder will be deemed to exercise its option and an issuer will be deemed to exercise its redemption right in a manner that maximizes the holder's yield. Purchasers of the outstanding notes issued on November 25, 1998 and the corresponding exchange notes should consult their tax advisors regarding the election to amortize premium and the method to be employed.

SALE, EXCHANGE, OR REDEMPTION OF AN OUTSTANDING NOTE OR AN EXCHANGE NOTE

     Except for transfers in the exchange offer as discussed above, upon the sale, exchange, or redemption of an outstanding note or an exchange note, a holder will recognize taxable gain or loss equal to the difference between

     - the amount of cash -- other than amounts received attributable to interest not previously taken into account, which amount will be treated as interest received -- and the fair market value of property received and

     - the holder's adjusted tax basis in the outstanding note or exchange note.

     A holder's adjusted tax basis in an outstanding note or exchange note generally will equal the cost of the outstanding note or exchange note to the holder, increased by the amount of any OID previously included in income by the holder with respect to the outstanding note or exchange note and reduced by any payments previously received by the holder with respect to the outstanding note or exchange note, other than qualified stated interest payments, and by any premium amortization deductions previously claimed by the holder. Provided that the outstanding note or exchange note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of an outstanding note or an exchange note may be subject to a backup withholding at the rate of 31% on interest paid on the outstanding note or exchange note or on any cash payment with respect to the sale or redemption of the outstanding note or exchange note unless such holder is a corporation or comes under other exempt categories and when required demonstrates this fact or such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations.

     Cogentrix will report to the holders of the outstanding notes and exchange notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the outstanding notes and exchange notes.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information in furnished to the IRS.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE WITH RESPECT TO THE CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE OUTSTANDING NOTES AND EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired for the broker-dealer's own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from Cogentrix Energy or an "affiliate" of Cogentrix Energy. Cogentrix Energy has agreed that it will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale for a period starting on the expiration date and ending on the close of business on the first anniversary of the expiration date. A broker-dealer intending to use this prospectus in the resale of exchange notes must notify Cogentrix Energy on or before the expiration date, that it intends to use this prospectus. This notice may be given in the space provided for in the letter of transmittal or may be delivered to the exchange agent. Cogentrix Energy has agreed that, for a period starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, it will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests these documents in the letter of transmittal. See "The Exchange
Offer -- Resales of Exchange Notes" for more information.

     Cogentrix Energy will not receive any proceeds from any sale of exchange notes. Broker-dealers acquiring exchange notes for their own accounts in the exchange offer may sell the exchange notes in one or more transactions in the over-the-counter market or, in negotiated transactions, through the writing of options on the exchange offer or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any of the exchange notes.

     Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date, Cogentrix Energy will promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests such documents in the letter of transmittal. Cogentrix Energy has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against liabilities specified in the registration agreements, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for Cogentrix Energy by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements of Cogentrix Energy, Inc. as of December 31, 1997 and June 30, 1997 and 1996 and for the six-month period ended December 31, 1997 and for each of the three fiscal years in the period ended June 30, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In this report, that firm states that with respect to the summarized financial data for Bolivian Power Company Limited, its opinion is based on the report of other independent public accountants, namely PricewaterhouseCoopers LLP. The consolidated financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

     The consolidated financial statements of Cogentrix Delaware Holdings, Inc. as of December 31, 1997 and June 30, 1997 and 1996 and for the six-month period ended December 31, 1997 and for each of the three fiscal years in the period ended June 30, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of LSP-Cottage Grove L.P. and LSP-Whitewater Limited Partnership as of December 31, 1997 and for the year then ended included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of LSP-Cottage Grove L.P. and LSP-Whitewater Limited Partnership as of December 31, 1996 and for each of the two fiscal years in the period ended December 31, 1996 included in this prospectus have been audited by KPMG LLP, independent public accountants, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Logan Generating Company, L.P., Keystone Urban Renewal Limited Partnership, Northampton Generating Company, L.
P. and its subsidiaries, Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P. and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation and Panther Creek Leasing, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants. In this report, that firm states that with respect to the financial statements of Gilberton Power Company, Cedar Bay Generating Company, L.P., Morgantown Energy Associates or Indiantown Cogeneration, L.P., its opinion is based on the reports of other independent auditors, namely Ernst & Young, LLP, Arthur Andersen LLP and Deloitte & Touche LLP. The combined financial statements referred to above have been included herein in reliance upon such reports given on the authority of those firms as experts in accounting and auditing.

     The combined financial statements of Indiantown Cogeneration, L.P. and Cedar Bay Generating, L.P. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of J. Makowski Company, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Selkirk Cogen Partners, LP and Mass Power as of December 31, 1997 and 1996 and for each of the three fiscal years in the period ended December 31, 1997 included in this prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Notwithstanding that it is not required to remain subject to the informational reporting requirements of the Exchange Act, Cogentrix Energy has covenanted in the indentures to, and, in accordance therewith, files, and will continue to file, reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices in New York at Seven World Trade Center, 13th Floor, New York, New York 10048, and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the public reference facilities maintained by the Securities and Exchange Commission may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     This prospectus constitutes part of a registration statement on Form S-4 and amendments to it filed by Cogentrix Energy with the Securities and Exchange Commission under the Securities Act. This prospectus omits some of the information set forth in the registration statement. Reference is hereby made to the registration statement and to its exhibits for further information with respect to Cogentrix Energy and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Securities and Exchange Commission. Copies of the registration statement and the exhibits thereto are on file at the offices of the Securities and Exchange Commission and may be obtained upon payment of the fee prescribed by the Securities and Exchange Commission, or may be examined without charge at the public reference facilities of the Securities and Exchange Commission described above. The registration statement and the exhibits that are filed with the registration statement relating thereto may also be viewed at the Securities and Exchange Commission's site on the world wide web at http://www.sec.gov.

            INCORPORATION OF PREVIOUSLY FILED DOCUMENTS BY REFERENCE

     Cogentrix Energy has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended June 30, 1997, its Transition Report on Form 10-K for the six-month period ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998, and September 30, 1998, its Current Reports on Form 8-K filed January 12, 1998, March 10, 1998 and March 23, 1998, April 6, 1998, September 4, 1998 and November 4, 1998 and its Current Reports on Form 8-K/A filed June 2, 1998 and November 12, 1998 and are incorporated herein by reference.

     All documents filed by Cogentrix Energy with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of exchange notes made by this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     Cogentrix will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Cogentrix Energy, 9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273, telephone number (704) 525-3800.

                                    INDEX TO

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Balance Sheets at December 31, 1997, June 30,
  1997 and June 30, 1996....................................   F-4

Consolidated Statements of Operations for the Six-Month
  Periods Ended December 31, 1997 and 1996 (unaudited), and
  the Years Ended June 30, 1997, 1996 and 1995..............   F-5

Consolidated Statements of Changes in Shareholders' Equity
  for the Six-Month Period Ended December 31, 1997, and the
  Years Ended June 30, 1997, 1996 and 1995..................   F-6

Consolidated Statements of Cash Flows for the Six-Month
  Periods Ended December 31, 1997 and 1996 (unaudited), and
  the Years Ended June 30, 1997, 1996 and 1995..............   F-7

Notes to Consolidated Financial Statements..................   F-8

Consolidated Balance Sheets at September 30, 1998
  (unaudited) and December 31, 1997.........................  F-25

Consolidated Statements of Income for the Nine Months Ended
  September 30, 1998 and 1997 (unaudited)...................  F-26

Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (unaudited).............  F-27

Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................  F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO COGENTRIX ENERGY, INC.:

     We have audited the accompanying consolidated balance sheets of Cogentrix Energy, Inc. (a North Carolina corporation) and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The summarized financial data for Bolivian Power Company Limited contained in Note 4 are based on the financial statements of Bolivian Power Company Limited which were audited by other auditors. Their report has been furnished to us and our opinion, insofar as it relates to the data in Note 4, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Cogentrix Energy, Inc. and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the results of their operations and their cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
  March 20, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS:

Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited

     We have audited the consolidated financial statements of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income of cash flows and of shareholders' equity for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          PRICEWATERHOUSECOOPERS LLP

                                          La Paz, Bolivia

                                          February 28, 1997

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
                 DECEMBER 31, 1997, AND JUNE 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,   JUNE 30,   JUNE 30,
                                                                  1997         1997       1996
                                                              ------------   --------   --------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 71,833     $ 62,596   $ 33,351
  Restricted cash...........................................      27,742       30,888     42,203
  Marketable securities.....................................      42,118       21,494          0
  Restricted investments....................................           0       20,000          0
  Accounts receivable.......................................      49,781       57,880     57,331
  Inventories...............................................      15,210       15,723     19,086
  Other current assets......................................       2,465        5,779      2,883
                                                                --------     --------   --------
          Total current assets..............................     209,149      214,360    154,854
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation: $206,961; December 31, 1997, $188,227; June
  30, 1997, $169,761; June 30, 1996, $156,215...............     496,589      514,449    604,491
LAND AND IMPROVEMENTS.......................................       2,540        2,540      2,424
DEFERRED FINANCING, START-UP AND ORGANIZATION COSTS, net of
  accumulated amortization: $13,681; December 31, 1997,
  $16,592; June 30, 1997, $17,509; June 30, 1996, $19,653...      21,085       22,601     25,105
RESTRICTED INVESTMENTS......................................           0            0     63,695
NATURAL GAS RESERVES........................................       2,384        2,829      3,611
INVESTMENTS IN UNCONSOLIDATED AFFILIATES....................      79,072       84,599     56,028
OTHER ASSETS................................................      12,155       18,450     11,433
                                                                --------     --------   --------
                                                                $822,974     $859,828   $921,641
                                                                ========     ========   ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $ 74,680     $ 62,370   $ 48,416
  Accounts payable..........................................      13,755       22,147     21,453
  Accrued compensation......................................       4,923       12,290      4,393
  Accrued interest payable..................................       2,935        3,308      4,063
  Accrued dividends payable.................................       2,140        5,000      4,759
  Other accrued liabilities.................................       8,182       13,040      8,816
                                                                --------     --------   --------
          Total current liabilities.........................     106,615      118,155     91,900
LONG-TERM DEBT..............................................     595,112      631,624    670,900
DEFERRED INCOME TAXES.......................................      25,872       23,074     46,971
MINORITY INTERESTS..........................................      15,131       14,354     22,044
OTHER LONG-TERM LIABILITIES.................................      21,946       22,912      6,816
                                                                --------     --------   --------
                                                                 764,676      810,119    838,631
                                                                --------     --------   --------
COMMITMENTS AND CONTINGENCIES (NOTES 8 AND 10)
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares authorized;
     282,000 shares issued and outstanding..................         130          130        130
  Net unrealized gain on available for sale securities......          26            0          0
  Accumulated earnings......................................      58,142       49,579     82,880
                                                                --------     --------   --------
                                                                  58,298       49,709     83,010
                                                                --------     --------   --------
                                                                $822,974     $859,828   $921,641
                                                                ========     ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED) AND
                  THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
      (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS (LOSS) PER COMMON SHARE)

                                                            SIX-MONTH
                                                           PERIOD ENDED
                                                           DECEMBER 31,             YEAR ENDED JUNE 30,
                                                      ----------------------   ------------------------------
                                                        1997        1996         1997       1996       1995
                                                      --------   -----------   --------   --------   --------
                                                                 (UNAUDITED)
OPERATING REVENUE
  Electric..........................................  $154,810    $162,909     $315,203   $356,459   $357,674
  Steam.............................................    12,721      13,284       26,686     27,703     23,320
  Income from unconsolidated investments in power
    projects........................................     1,186         348          574      3,862      1,116
  Other.............................................     9,229       4,608       10,343     22,522      2,992
                                                      --------    --------     --------   --------   --------
                                                       177,946     181,149      352,806    410,546    385,102
                                                      --------    --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel expense......................................    60,500      71,350      131,405    171,310    168,184
  Operations and maintenance........................    33,189      36,998       73,041     74,272     66,822
  General, administrative and development
    expenses........................................    18,242      16,017       39,425     29,983     30,499
  Depreciation and amortization.....................    20,407      18,610       40,047     37,842     37,642
  Loss on impairment and cost of removal of
    cogeneration facilities.........................         0      65,628       65,628          0          0
                                                      --------    --------     --------   --------   --------
                                                       132,338     208,603      349,546    313,407    303,147
                                                      --------    --------     --------   --------   --------
OPERATING INCOME (LOSS).............................    45,608     (27,454)       3,260     97,139     81,955
OTHER INCOME (EXPENSE):
  Interest expense..................................   (25,680)    (28,144)     (56,328)   (58,354)   (59,621)
  Investment and other income.......................     4,334       7,729       13,184      7,478      8,269
  Equity in net income (loss) of unconsolidated
    affiliates, net.................................    (1,813)     (1,088)        (813)    (1,758)     8,696
                                                      --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME,
  INCOME TAXES AND EXTRAORDINARY LOSS...............    22,449     (48,957)     (40,697)    44,505     39,299
MINORITY INTERESTS IN INCOME BEFORE EXTRAORDINARY
  LOSS..............................................    (2,273)     (1,614)      (4,013)    (4,749)    (4,789)
                                                      --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  LOSS..............................................    20,176     (50,571)     (44,710)    39,756     34,510
BENEFIT (PROVISION) FOR INCOME TAXES................    (7,971)     18,895       17,112    (15,961)   (13,337)
                                                      --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS.............    12,205     (31,676)     (27,598)    23,795     21,173
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT,
  net of minority interest and income tax benefit...    (1,502)       (703)        (703)         0          0
                                                      --------    --------     --------   --------   --------
NET INCOME (LOSS)...................................  $ 10,703    $(32,379)    $(28,301)  $ 23,795   $ 21,173
                                                      ========    ========     ========   ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary loss...........  $  43.28    $(112.32)    $ (97.87)  $  84.38   $  75.08
  Extraordinary loss................................     (5.33)      (2.49)       (2.49)      0.00       0.00
                                                      --------    --------     --------   --------   --------
                                                      $  37.95    $(114.81)    $(100.36)  $  84.38   $  75.08
                                                      ========    ========     ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..........   282,000     282,000      282,000    282,000    282,000
                                                      ========    ========     ========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         FOR THE SIX-MONTH PERIOD ENDED
      DECEMBER 31, 1997, AND THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
         (DOLLARS IN THOUSANDS, EXCEPT FOR DIVIDENDS PER COMMON SHARE)

                                                        NET UNREALIZED
                                                        GAIN (LOSS) ON
                                              COMMON     AVAILABLE FOR     ACCUMULATED
                                              STOCK     SALE SECURITIES     EARNINGS       TOTAL
                                              ------    ---------------    -----------    --------
Balance, June 30, 1994....................     $130          $(476)         $ 46,906      $ 46,560
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $34........................        0            120                 0           120
Net income................................        0              0            21,173        21,173
Common stock dividends ($15.01 per common
  share)..................................        0              0            (4,235)       (4,235)
                                               ----          -----          --------      --------
Balance, June 30, 1995....................      130           (356)           63,844        63,618
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $256.......................        0            356                 0           356
Net income................................        0              0            23,795        23,795
Common stock dividends ($16.88 per common
  share)..................................        0              0            (4,759)       (4,759)
                                               ----          -----          --------      --------
Balance, June 30, 1996....................      130              0            82,880        83,010
Net loss..................................        0              0           (28,301)      (28,301)
Common stock dividends ($17.73 per common
  share)..................................        0              0            (5,000)       (5,000)
                                               ----          -----          --------      --------
Balance, June 30, 1997....................      130              0            49,579        49,709
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $14........................        0             26                 0            26
Net income................................        0              0            10,703        10,703
Common stock dividends ($7.59 per common
  share)..................................        0              0            (2,140)       (2,140)
                                               ----          -----          --------      --------
Balance, December 31, 1997................     $130          $  26          $ 58,142      $ 58,298
                                               ====          =====          ========      ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED)
                AND THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                       SIX-MONTH
                                                      PERIOD ENDED
                                                      DECEMBER 31,             YEAR ENDED JUNE 30,
                                                 ----------------------   ------------------------------
                                                   1997        1996         1997       1996       1995
                                                 --------   -----------   --------   --------   --------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................  $ 10,703    $(32,379)    $(28,301)  $ 23,795   $ 21,173
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization..............    20,407      18,610       40,047     37,842     37,642
    Loss on impairment and cost of removal of
       cogeneration facilities.................         0      65,628       65,628          0          0
    Deferred income taxes......................     4,628     (24,192)     (27,585)     8,569      7,718
    Extraordinary loss on early extinguishment
       of debt, non-cash portion...............     1,395       1,173        1,173          0          0
    Minority interests in income, net of
       dividends...............................       777      (8,848)      (7,690)     3,407      3,680
    Gain on sale of investment in Bolivian
       Power...................................         0      (3,243)      (3,137)         0          0
    Equity in net (income) loss of
       unconsolidated affiliates...............       627         740          239     (2,104)   (11,057)
    Dividends received from unconsolidated
       affiliates..............................     8,491         288        7,152        617     14,853
    Loss on sale of securities, net............         0           0            0        890          0
    Decrease (increase) in accounts
       receivable..............................     8,099       4,113         (549)      (795)    (1,313)
    Decrease (increase) in inventories.........       958         718        4,145        667        317
    Increase (decrease) in accounts payable....    (8,392)      1,792          (61)     1,628     (2,708)
    Increase (decrease) in accrued
       liabilities.............................   (12,598)     (1,731)      12,121      3,809        585
    Decrease (increase) in other...............     6,710        (550)         866        141        564
                                                 --------    --------     --------   --------   --------
  Net cash flows provided by operating
    activities.................................    41,805      22,119       64,048     78,466     71,454
                                                 --------    --------     --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Property, plant and equipment additions....      (732)       (837)      (2,956)    (1,555)    (8,171)
    Decrease (increase) in marketable
       securities..............................      (834)          0       22,201    (12,456)     1,506
    Investments in affiliates..................    (3,591)       (750)     (58,222)    (6,516)   (48,323)
    Acquisition of Facilities, net of cash
       acquired................................         0           0            0          0          0
    Proceeds from sale of investment in
       Bolivian Power, net.....................         0      25,504       25,398          0          0
    Decrease (increase) in restricted cash.....     3,146      12,929       11,315     (8,190)    (4,157)
                                                 --------    --------     --------   --------   --------
  Net cash flows provided by (used in)
    investing activities.......................    (2,011)     36,846       (2,264)   (28,717)   (59,145)
                                                 --------    --------     --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds of notes payable and long-term
       debt....................................    62,728      67,750       70,661        406      1,622
    Repayments of notes payable and long-term
       debt....................................   (86,761)    (63,535)     (95,552)   (46,642)   (42,513)
    Increase in deferred financing costs.......    (1,524)     (2,584)      (2,889)         0        (93)
    Common stock dividends paid................    (5,000)     (4,759)      (4,759)    (4,235)    (3,328)
                                                 --------    --------     --------   --------   --------
  Net cash flows (used in) provided by
    financing activities.......................   (30,557)     (3,128)     (32,539)   (50,471)   (44,312)
                                                 --------    --------     --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................     9,237      55,837       29,245       (722)   (32,003)
CASH AND CASH EQUIVALENTS, beginning of
  period.......................................    62,596      33,351       33,351     34,073     66,076
                                                 --------    --------     --------   --------   --------
CASH AND CASH EQUIVALENTS, end of period.......  $ 71,833    $ 89,188     $ 62,596   $ 33,351   $ 34,073
                                                 ========    ========     ========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Cogentrix Energy, Inc. and subsidiary companies (collectively, the "Company") is principally engaged in the business of acquiring, developing, owning and operating independent power generating facilities (individually, a "Facility," or collectively, the "Facilities"). As of December 31, 1997, the Company owned or had interests in eleven Facilities in the United States with an aggregate installed capacity of approximately 1,140 megawatts. Two of the eleven Facilities are owned 50% by the Company and 50% by other independent power producers. Electricity generated by each Facility is sold to an electric utility (the "Utility") and steam is sold to an industrial company (the "Steam Purchaser"), all under long-term contractual agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation -- The accompanying consolidated financial statements include the accounts of Cogentrix Energy, Inc., its subsidiary companies and a 50% owned joint venture in which the Company has effective control through majority representation on the board of directors of the managing general partner. Investments in other affiliates in which the Company has a 20% to 50% interest and/or the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. All material intercompany transactions and balances among Cogentrix Energy, Inc. and its subsidiary companies and its consolidated joint venture have been eliminated in the accompanying consolidated financial statements.

     Information presented for the six-month period ended December 31, 1996 is unaudited. In the opinion of management however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the results of operations and cash flows for the six-month period ended December 31, 1996. The results of operations for this interim period is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

     Cash and Cash Equivalents -- Cash and cash equivalents include bank deposits, commercial paper, government securities and certificates of deposit that mature within three months of their purchase. Amounts in debt service accounts which might otherwise be considered cash equivalents are treated as current restricted cash.

     Marketable Securities -- Marketable securities include commercial paper, corporate obligations, government securities, and certificates of deposit with maturity dates in excess of three months from their date of purchase. All investments in debt securities held by the Company are classified as available for sale securities and are reported at fair value. Realized gains or losses are determined on the specific identification method and are reflected in income. Unrealized gains and losses are reported net of taxes as a separate component of shareholders' equity, except those unrealized losses that are deemed to be other than temporary, which are reflected in income.

     Construction Agreement -- In December 1994, the Company executed an engineering, procurement and construction agreement (the "Construction Agreement") with Public Utility District No. 1 of Clark County, Washington ("Clark"). Under this Construction Agreement, the Company is engineering, procuring equipment for and constructing a 248-megawatt combined-cycle, gas-fired electric generation facility (the "Clark Facility"). The Company is accounting for the construction under the completed-contract method, and, as such, all third-party construction costs and reimbursements are deferred until the contract is completed. Costs incurred as of December 31, 1997, June 30, 1997 and June 30, 1996 of $121,396,000, $104,960,000 and $37,117,000, respectively, are netted against the related reimbursed costs of $120,531,000, $99,552,000 and $35,572,000, respectively, and the difference is included in accounts receivable on the accompanying consolidated balance sheets.

     Inventories -- Coal inventories consist of the contract purchase price of coal and all transportation costs incurred to deliver the coal to each Facility. Gas inventories represent the cost of natural gas purchased as fuel

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES reserves for a Facility that is forecasted to be consumed during the next fiscal year. Spare parts inventories consist of major equipment and recurring maintenance supplies required to be maintained in order to facilitate routine maintenance activities and minimize unscheduled maintenance outages. As of December 31, 1997, June 30, 1997 and June 30, 1996, fuel and spare parts inventories are comprised of the following (dollars in thousands):

                                                         DECEMBER 31,   JUNE 30,   JUNE 30,
                                                             1997         1997       1996
                                                         ------------   --------   --------
Coal...................................................    $ 8,230      $ 8,274    $11,951
Natural gas............................................        700          700        700
Spare parts............................................      6,280        6,749      6,435
                                                           -------      -------    -------
                                                           $15,210      $15,723    $19,086
                                                           =======      =======    =======

     Coal inventories at certain Facilities are recorded at last-in, first-out ("LIFO") cost, with the remaining Facilities' coal inventories recorded at first-in, first-out ("FIFO") cost. The cost of coal inventories recorded on a LIFO basis was $427,000, $900,000 and $1,458,000 less than the cost of these inventories on a FIFO basis as of December 31, 1997, June 30, 1997 and June 30, 1996, respectively. Spare parts inventories are recorded at average cost.

     Property, Plant and Equipment -- Property, plant and equipment is recorded at actual cost. Substantially all property, plant and equipment consists of cogeneration facilities which are depreciated on a straight-line basis over their estimated useful lives (ranging from 9 to 30 years). Other property and equipment is depreciated on a straight-line basis over the estimated economic or service lives of the respective assets (ranging from 3 to 10 years). Maintenance and repairs are charged to expense as incurred. Emergency and rotatable spare parts inventories are included in plant and are depreciated over the useful life of the related components.

     Deferred Financing, Start-up and Organization Costs -- Financing costs, consisting primarily of legal and other direct costs incurred to obtain financing for the Facilities, are deferred and amortized over the permanent financing term. Start-up and organization costs include payroll costs and fees paid to consultants, technicians and vendors associated with the formation of each entity and the start-up of the Facilities. All start-up costs were fully amortized as of June 30, 1997.

     Natural Gas Reserves -- Natural gas reserves consist of the cost of natural gas purchased as long-term fuel reserves for a Facility. These reserves are recorded at cost.

     Investments in Affiliates -- Investments in affiliates include investments in unconsolidated entities which own or derive revenues from power projects currently in operation, investments in unconsolidated entities which own and operate greenhouses, and investments in unconsolidated development joint venture entities. The Company's share of income or loss from investments in operating power projects is included in operating revenues in the accompanying consolidated statements of operations. The Company's share of income or loss from investments in greenhouses and development joint venture entities is included in other income (expense) in the accompanying consolidated statements of operations.

     Project Development Costs -- Project development costs represent costs incurred after executing a power sales contract or obtaining a viable project site or signing a letter of intent and prior to obtaining project financing and starting physical construction. These costs represent amounts incurred for professional services, salaries, permits, options and other direct and incremental costs and are included in construction in progress when project financing is obtained or expensed at the time the Company determines the project will not be developed.

     Revenue Recognition -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates specified under contract terms. Significant portions of the Company's

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES revenues have been derived from certain electric utility customers. Two customers accounted for 63% and 22% of revenues in the six-month period ended December 31, 1997, 62% and 25% of revenues in the year ended June 30, 1997, 55% and 33% of revenues in the year ended June 30, 1996, and 57% and 34% of revenues in the year ended June 30, 1995.

     Interest Rate Protection Agreements -- The Company enters into interest-rate protection agreements with major financial institutions to fix or limit the volatility of interest rates on its variable-rate, long-term debt. The differential paid or received is recognized as an adjustment to interest expense. Any premiums associated with interest rate protection agreements are capitalized and amortized to interest expense over the term of the agreement. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets.

     Income Taxes -- Deferred income tax assets and liabilities are recognized for the estimated future income tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are also established for the estimated future effect of net operating loss and tax credit carryforwards when it is more likely than not that such assets will be realized. Deferred taxes are calculated based on provisions of the enacted tax law.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     Change of Fiscal Year -- Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

     Reclassifications -- Certain amounts included in the accompanying consolidated financial statements for the fiscal years ended June 30, 1997, 1996 and 1995 have been reclassified from their original presentation to conform with the presentation for the six-month period ended December 31, 1997.

3. INVESTMENT IN DEBT SECURITIES

     At December 31, 1997, investments in debt securities included in marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. The Company's net unrealized gain of $40,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholders' equity, net of $14,000 in deferred income taxes.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     At June 30, 1997, investments in debt securities included in restricted cash and marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. These securities are recorded at their fair market value which approximates cost. Restricted investments consist of an investment in a certificate of deposit which collateralizes the Company's obligation under a letter of credit (Note 10).

     At June 30, 1996, there were no debt securities held in restricted cash or marketable securities. Restricted investments consisted of investments in certificates of deposit which collateralized the Company's obligations under certain letters of credit.

     At June 30, 1995, the Company's net unrealized loss of $834,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholders' equity, net of $222,000 allocated to minority interest in joint venture and net of $256,000 in deferred income taxes.

4. INVESTMENTS IN UNCONSOLIDATED POWER PROJECTS

Bolivian Power Company Limited

     In November 1994, the Company acquired 719,206 shares of common stock of Bolivian Power Company Limited ("Bolivian Power"), representing approximately 17.1% of Bolivian Power's issued and outstanding shares of common stock, for a purchase price of approximately $18 million. In conjunction with the transaction, three executive officers of the Company were elected to the seven-member board of directors of Bolivian Power. In addition, the Company was providing to Bolivian Power general administrative and management services, as well as significant advisory services with respect to financial, regulatory and governmental matters, pursuant to a management agreement. The investment in Bolivian Power was accounted for using the equity method, because the Company had the ability to exercise significant influence over Bolivian Power's operating and financial policies.

     In January 1996, Bolivian Power closed the sale of its distribution subsidiaries, realizing an after-tax gain of approximately $13.5 million. The Company's share of this gain was approximately $2.3 million. In December 1996, the Company sold its investment in Bolivian Power pursuant to a cash tender offer made for all of the outstanding common stock of Bolivian Power at a price of $43 per share. The Company received proceeds from the sale of $25.4 million, net of transaction costs, which included payments to certain unaffiliated individuals who performed development activities for Bolivian Power. The resulting book gain of $3.1 million is included in investment and other income in the accompanying consolidated statement of operations for the year ended June 30, 1997. The Company recognized approximately $0.4 million, $3.9 million and $1.1 million in income from unconsolidated investments in power projects in the accompanying consolidated statements of operations for the years ended June 30, 1997, 1996 and 1995, respectively, related to its investment in Bolivian Power. The following table presents summarized financial information for Bolivian Power as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 (dollars in thousands):

                                                                1996        1995
                                                              --------    --------
BALANCE SHEET DATA:
  Current assets............................................  $ 72,550    $ 54,686
  Noncurrent assets.........................................    81,211      93,849
                                                              --------    --------
          Total assets......................................  $153,761    $148,535
                                                              ========    ========
  Current liabilities.......................................  $ 12,818    $ 12,237
  Noncurrent liabilities....................................    15,036      20,138
  Shareholders' equity......................................   125,907     116,160
                                                              --------    --------
                                                              $153,761    $148,535
                                                              ========    ========

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                                                                1996        1995
                                                              --------    --------
INCOME STATEMENT DATA:
  Operating revenues........................................  $ 20,009    $ 52,874
  Operating income (loss)...................................    (4,159)      6,929
  Net income................................................     8,434       7,963

Birchwood Power Partners, L.P.

     In December 1994, the Company acquired a 50% interest in Birchwood Power Partners, L.P. ("Birchwood Power"), a partnership formed to construct and own a 240-megawatt coal-fired cogeneration facility (the "Birchwood Facility") in King George County, Virginia, from two indirect wholly-owned subsidiaries of The Southern Company. The Company initially paid $29.5 million for its 50% interest in Birchwood Power. In addition, pursuant to the equity funding obligation under Birchwood Power's project financing arrangements, the Company provided an equity contribution to Birchwood Power of approximately $43.7 million in March 1997. The initial distribution of $6.9 million received by the Company from Birchwood Power in April 1997 was also subsequently paid to a subsidiary of The Southern Company in accordance with the terms of the original transaction agreement and was treated as part of the purchase price of the Company's interest in Birchwood Power.

     The Birchwood Facility, which commenced commercial operations in November 1996, sells electricity to a utility and provides thermal energy to a 36-acre greenhouse under long-term contracts. The Birchwood Facility is operated by an affiliate of The Southern Company under a long-term operations and maintenance agreement. The Company has 50% representation on Birchwood Power's management committee, which must approve all material transactions of Birchwood Power. The Company is accounting for its investment in Birchwood Power under the equity method. The Company's share of net income of Birchwood Power is recorded net of the amortization of the $36.4 million premium paid to purchase the Company's 50% share interest in Birchwood Power. This premium is being amortized on a straight-line basis over the estimated useful life of the Birchwood Facility. The Company recognized approximately $1,727,000 and $147,000 in income from unconsolidated investments in power projects, net of premium amortization, in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and for the year ended June 30, 1997, respectively, related to its investment in Birchwood Power. The following table presents summarized financial information for Birchwood Power as of and for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):

                                                           1997       1996       1995
                                                         --------   --------   --------
BALANCE SHEET DATA:
  Current assets.......................................  $ 30,577   $ 25,701   $  1,234
  Noncurrent assets....................................   374,560    385,171    313,402
                                                         --------   --------   --------
          Total assets.................................  $405,137   $410,872   $314,636
                                                         ========   ========   ========
  Current liabilities..................................  $  6,818   $ 89,599   $ 92,968
  Noncurrent liabilities...............................   335,134    321,247    221,668
  Partners' capital....................................    63,185         26          0
                                                         --------   --------   --------
                                                         $405,137   $410,872   $314,636
                                                         ========   ========   ========
INCOME STATEMENT DATA:
  Operating revenues...................................  $ 69,275   $  9,745   $      0
  Operating income.....................................    35,087      4,527          0
  Net income...........................................     6,451         26          0

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

5. INVESTMENT IN OTHER UNCONSOLIDATED AFFILIATES

DEVELOPMENT JOINT VENTURES

     Michigan Cogeneration Partners -- In partnership with Wolverine Energy, Inc., an indirect subsidiary of Northern States Power Company, a Minnesota-based investor-owned electric utility, the Company pursued the development of a 65-megawatt cogeneration power facility in Michigan. Development of this project began in September 1993 when the Company and its joint venture partner (the "Michigan Partnership") purchased from another developer a power sales agreement with Consumers Power Company providing for the sale of up to 65 megawatts of electric power. In July 1994, the Michigan Partnership joined with Consumers Power Company to terminate the power sales agreement pursuant to terms under which the Partnership received $29.9 million. The Company, which owns a 50% interest in the Michigan Partnership, recognized its share of the Michigan Partnership's net income of $22.9 million for the year ended June 30, 1995, which was comprised solely of the proceeds received from this transaction net of project development costs. The Company recorded the $10.2 million gain from this transaction, which consisted of the Company's share of the net income of the Michigan Partnership net of corporate incentive compensation costs related to the transaction, as equity in net income of affiliates in the accompanying consolidated statement of operations for the year ended June 30, 1995. The Michigan Partnership was dissolved in June 1996.

     Other Development Joint Ventures -- The Company makes investments in other joint venture partnerships whose purpose is to develop power projects. The Company utilizes the equity method of accounting for those partnerships in which it holds an ownership interest between 20% and 50%. The Company recognized approximately $103,000 in equity losses for the six-month period ended December 31, 1997, and $1,257,000, $1,758,000 and $1,546,000 in equity losses for the years ended June 30, 1997, 1996 and 1995, respectively, related to its investments in these partnerships. These losses are reflected in equity in income (loss) of affiliates in the accompanying consolidated statements of operations.

GREENHOUSES

     The Company has entered into an agreement with Agro Power Development, Inc., a developer and operator of greenhouse facilities, to make investments in partnerships which develop, construct and operate greenhouses which produce tomatoes. As of December 31, 1997, the Company held a 50% interest in four limited partnerships which had a combined 107 acres of production capacity in operation. The Company is accounting for its investment in these partnerships under the equity method. The Company recognized approximately $1,710,000 in equity losses and $444,000 in equity income from affiliates in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and the year ended June 30, 1997, respectively, related to its investments in these partnerships.

6. LONG-TERM DEBT

     The following long-term debt was outstanding as of December 31, 1997, June 30, 1997, and June 30, 1996, respectively (dollars in thousands):

                                                     DECEMBER 31,   JUNE 30,    JUNE 30,
                                                         1997         1997        1996
                                                     ------------   ---------   ---------
PROJECT FINANCING DEBT:
HOPEWELL FACILITY:
  As of December 31, 1997 and June 30, 1997 -- Note
     payable to banks; As of June 30,
     1996 -- commercial paper notes payable, net of
     unamortized issue discount of $87.............    $ 45,417     $  49,513   $  42,403
PORTSMOUTH FACILITY:
  Note payable to banks............................      61,489        60,500      68,250

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                                                     DECEMBER 31,   JUNE 30,    JUNE 30,
                                                         1997         1997        1996
                                                     ------------   ---------   ---------
ROCKY MOUNT FACILITY:
  Note payable to financial institution............    $125,761     $ 126,409   $ 127,576
RINGGOLD FACILITY:
  Note payable to banks............................      15,737        16,900      18,799
RICHMOND FACILITY:
  Commercial paper notes payable, net of
     unamortized issue discount of $365, $409 and
     $319, respectively, and tax-exempt bonds......     198,113       203,651     214,379
ELIZABETHTOWN, LUMBERTON AND KENANSVILLE
  FACILITIES:
  Notes payable to banks...........................      26,716        31,688      44,464
ROXBORO AND SOUTHPORT FACILITIES:
  Note payable to banks............................      93,036       102,074      99,750
OTHER..............................................       1,436           959         967
                                                       --------     ---------   ---------
Total Project Financing Debt.......................     567,705       591,694     616,588
SENIOR NOTES (including unamortized gain on hedge
  transaction of $2,087, $2,300 and $2,728,
  respectively)....................................     102,087       102,300     102,728
                                                       --------     ---------   ---------
Total Long-Term Debt...............................     669,792       693,994     719,316
Less: Current portion..............................     (74,680)      (62,370)    (48,416)
                                                       --------     ---------   ---------
Long-term portion..................................    $595,112     $ 631,624   $ 670,900
                                                       ========     =========   =========

     Information related to each of these borrowings is as follows:

HOPEWELL FACILITY

     In July 1996, the Hopewell Facility's project debt agreement was amended, which effectively replaced commercial paper notes with a note payable to banks and resulted in a $13,000,000 increase in the amount of outstanding indebtedness. The amended project debt accrues interest at an annual rate equal to the applicable London Interbank Offering Rate ("LIBOR") as chosen by the Company, plus .875% per annum through July 1999 and 1.125% thereafter (6.81% at December 31, 1997). Principal is payable quarterly with interest payable the earlier of the maturity of the applicable LIBOR term or quarterly through June 2002. The Hopewell Facility's project debt agreement was amended in February 1998 (see Note 14).

PORTSMOUTH FACILITY

     The Portsmouth Facility's project debt agreement was amended in December 1997, resulting in the extension of the final maturity of the loan by three months to December 31, 2002. The amended terms of the loan agreement also increased the outstanding credit commitment from the project lenders by $40.5 million in the form of a revolving credit facility. As of December 31, 1997, there were no outstanding balances under this credit facility. The amended terms of the loan agreement provide for interest to accrue at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through December 1998 and 1.0% thereafter (6.845% at December 31,
1997). The banks' outstanding credit commitment under the loan agreement is reduced quarterly, with interest payable the earlier of the maturity of the applicable LIBOR term or quarterly through December 2002. The loan agreement also provides for a $6 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the senior credit facility for any cash deficits the Portsmouth Facility could experience as a result of incurring certain costs, subject to a cap of $30 million.

     An extraordinary loss of $2,458,000 was recorded in the six-month period ended December 31, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan of $1,395,000 and net swap termination fees of $1,063,000 related to interest rate swap agreements hedging the original project

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES debt. This extraordinary loss is shown net of a tax benefit of $956,000 in the accompanying consolidated statements of operations.

ROCKY MOUNT FACILITY

     The note payable to financial institution consists of a $125,761,000 senior loan which accrues interest at a fixed annual rate of 7.58%. Payment of principal and interest is due quarterly through December 2013.

RINGGOLD FACILITY

     The note payable to banks consists of a $15,737,000 senior loan which accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .95% to 1.35% per annum (6.9% at December 31, 1997). Interest is payable the earlier of the maturity of the applicable LIBOR term or quarterly in arrears. Payments of principal under the senior loan are due semiannually through April 2004.

RICHMOND FACILITY

     Commercial paper notes outstanding are supported by an irrevocable, direct-pay letter of credit provided by a syndicate of banks (the "Banks"). The maximum amount of commercial paper notes supported by the letter of credit is $150,114,000 as of December 31, 1997. The annual interest rate incurred is the yield on the commercial paper notes plus a 1.25% to 1.50% per annum fee (weighted average rate of 7.17% at December 31, 1997) paid to the Banks for providing the letter of credit.

     Tax-exempt industrial development bonds (the "Bonds") have been issued to support the purchase of certain pollution control and solid waste disposal equipment for a Facility ($48,000,000 outstanding at December 31, 1997). Principal and interest payments on the Bonds are supported by an irrevocable, direct-pay letter of credit provided by the Banks. The annual interest rate is the yield on the Bonds plus a 1.25% to 1.50% per annum fee (6.875% at December 31, 1997). The letters of credit described above are part of one credit facility (the "Credit Facility"). The Credit Facility provides for commitment reductions through September 2007.

ELIZABETHTOWN, LUMBERTON AND KENANSVILLE FACILITIES

     The project debt on the Elizabethtown, Lumberton and Kenansville Facilities, which consisted of a senior loan with a syndicate of banks and a subordinated credit facility with a financial institution, was refinanced in September 1996 with the proceeds of a $39 million senior credit facility and $5.5 million capital contribution by the Company. The senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997 and 1% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the applicable LIBOR term or quarterly through September 2000. The senior credit facility also provides for a $3.3 million letter of credit to secure the project's obligations to pay debt service. An extraordinary loss of $1.2 million was recorded in the fiscal year ended June 30, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan and subordinated credit facility. This extraordinary loss is shown net of a tax benefit of $470,000 in the accompanying consolidated statements of operations.

ROXBORO AND SOUTHPORT FACILITIES

     The project debt agreement for the Roxboro and Southport Facilities was amended in September 1996, resulting in an $18.4 million increase in the amount of outstanding indebtedness. The revised senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997, 1% thereafter through September 2001 and 1.125% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES applicable LIBOR term or quarterly through June 2002. The senior credit facility also provides for a $6.5 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the senior credit facility for any cash deficits the Roxboro and Southport Facilities could experience as a result of incurring certain costs, subject to a cap of $11.3 million.

INTEREST RATE PROTECTION AGREEMENTS

     The Company has entered into interest rate cap, interest rate collar and interest rate swap agreements (Note 12) to manage its interest rate risk on its variable-rate project financing debt. The notional amounts of debt covered by these agreements as of December 31, 1997 and June 30, 1997 are $259,191,000 and $391,371,000, respectively. The agreements effectively change the interest rate on the portion of debt covered by the notional amounts from a weighted average variable rate of 7.06% to a weighted average effective rate of 7.29% at December 31, 1997. These agreements expire at various dates through July 2006.

SENIOR NOTES

     On March 15, 1994, the Company issued $100 million of registered, unsecured senior notes due 2004 (the "Senior Notes") in a public debt offering. The Senior Notes were priced at par to yield 8.10%. In February 1994, the Company entered into a forward sale of ten-year U.S. Treasury Notes in order to protect against a possible increase in the general level of interest rates prior to the completion of the Senior Notes offering. This hedge transaction resulted in the recognition of a gain which has been deferred and included as part of the Senior Notes on the accompanying consolidated balance sheets. This deferred gain will be recognized over the term of the Senior Notes, reducing the effective rate of interest on the Senior Notes to 7.5%. The Senior Notes require annual sinking fund payments beginning in March 2001. The impact of the sinking fund requirements has been reflected in the schedule of future maturities of long-term debt contained herein.

CORPORATE CREDIT FACILITY

     In May 1997, the Company entered into a credit agreement with Australia and New Zealand Banking Group Limited, as Agent, which provides for a $50,000,000 revolving credit facility with an initial term of three years (the "Corporate Credit Facility"). The Corporate Credit Facility allows for direct advances or the issuance of letters of credit. The outstanding balance at the end of the three-year term (May 2000) is payable over two years in four equal semiannual repayments of direct advances or collateralization of letters of credit. Borrowings bear interest at LIBOR plus an applicable margin based on the credit rating on the Company's Senior Notes. Commitment fees related to the Corporate Credit Facility are currently 30 basis points per annum, payable each quarter on the outstanding unused portion of the Corporate Credit Facility. As of December 31, 1997, the Company had no borrowings or letters of credit outstanding.

     The project financing debt is substantially non-recourse to the Company (as parent). The project financing agreements of the Company's subsidiaries, the Indenture for the Senior Notes and the Corporate Credit Facility agreement contain certain covenants which, among other things, place limitations on the payment of dividends, limit additional indebtedness, and restrict the sale of assets. The project financing agreements also require certain cash to be held with a trustee as security for future debt service payments. In addition, the Facilities, as well as the long-term contracts which support them, are pledged as collateral for the Company's obligations under the project financing agreements.

     The ability of the Company's project subsidiaries to pay dividends and management fees periodically to the Company (as parent) is subject to certain limitations in their respective project credit documents. Such limitations generally require that: (i) project debt service payments be current, (ii) project debt service coverage ratios be met, (iii) all project debt service and other reserve accounts be funded at required levels,

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES and (iv) there be no default or event of default under the relevant project credit documents. Dividends, when permitted, are declared and paid immediately to the Company at the end of such period.

     The Company's ability to pay dividends to its shareholders is restricted by certain covenants of the Indenture for the Senior Notes and the Corporate Credit Facility agreement. These covenants did not restrict the Company's ability to declare a $2.1 million dividend to the Company's shareholders for the six-month period ended December 31, 1997.

     Future maturities of long-term debt at December 31, 1997, net of unamortized issue discounts on commercial paper notes and excluding the unamortized balance of the deferred gain on the Senior Notes hedge transaction, are as follows (dollars in thousands):

YEAR ENDED
DECEMBER 31,
------------
     1998...................................................  $ 74,680
     1999...................................................    78,823
     2000...................................................    81,442
     2001...................................................    79,099
     2002...................................................    61,417
Thereafter..................................................   292,244
                                                              --------
                                                              $667,705
                                                              ========

     Cash paid for interest on the Company's long-term debt amounted to $29,249,000, $54,458,000, $58,253,000 and $58,952,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

7. INCOME TAXES

     The provision (benefit) for income taxes for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995 consists of the following (dollars in thousands):

                                                 SIX-MONTH
                                                PERIOD ENDED       YEAR ENDED JUNE 30,
                                                DECEMBER 31,   ----------------------------
                                                    1997         1997      1996      1995
                                                ------------   --------   -------   -------
Current
  Federal.....................................     $1,047      $  9,025   $ 6,893   $ 5,264
  State.......................................      1,340           978       499       355
                                                   ------      --------   -------   -------
                                                    2,387        10,003     7,392     5,619
                                                   ------      --------   -------   -------
Deferred
  Federal.....................................      4,917       (23,085)    6,406     6,191
  State.......................................       (289)       (4,500)    2,163     1,527
                                                   ------      --------   -------   -------
                                                    4,628       (27,585)    8,569     7,718
                                                   ------      --------   -------   -------
                                                   $7,015      $(17,582)  $15,961   $13,337
                                                   ======      ========   =======   =======
Statements of Operations Captions
  Tax effect of extraordinary loss............     $ (956)     $   (470)  $     0   $     0
  Provision (benefit) for income taxes........      7,971       (17,112)   15,961    13,337
                                                   ------      --------   -------   -------
                                                   $7,015      $(17,582)  $15,961   $13,337
                                                   ======      ========   =======   =======

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Reconciliations between the federal statutory income tax rate and the Company's effective income tax rate are as follows:

                                                    SIX-MONTH
                                                   PERIOD ENDED     YEAR ENDED JUNE 30,
                                                   DECEMBER 31,    ---------------------
                                                       1997        1997     1996    1995
                                                   ------------    -----    ----    ----
Federal statutory tax rate.......................      35.0%       (35.0)%  35.0%   35.0%
State income taxes, net of loss carryforwards and
  federal tax impact.............................       3.3         (5.0)    4.6     4.2
Other............................................       1.3          1.7      .5     (.6)
                                                       ----        -----    ----    ----
Effective tax rate...............................      39.6%       (38.3)%  40.1%   38.6%
                                                       ====        =====    ====    ====

     The net current and noncurrent components of deferred income taxes reflected in the accompanying consolidated balance sheets as of December 31, 1997, June 30, 1997 and June 30, 1996 are as follows (dollars in thousands):

                                                 DECEMBER 31,      JUNE 30,      JUNE 30,
                                                     1997            1997          1996
                                                 ------------      --------      --------
Net current deferred tax (asset) liability...      $(1,615)        $(3,460)      $   228
Net noncurrent deferred tax liability........       25,872          23,074        46,971
                                                   -------         -------       -------
Net deferred tax liability...................      $24,257         $19,614       $47,199
                                                   =======         =======       =======

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. Significant components of the Company's net deferred tax liability as of December 31, 1997, June 30, 1997 and June 30, 1996 are as follows (dollars in thousands):

                                                        DECEMBER 31,   JUNE 30,   JUNE 30,
                                                            1997         1997       1996
                                                        ------------   --------   --------
Deferred tax liabilities:
  Depreciation/amortization and book/tax basis
     differences......................................    $60,072      $60,575    $ 86,246
  Book/tax timing differences on joint venture
     interest.........................................     11,727        8,528       8,656
  Other...............................................      5,323        5,592       6,554
                                                          -------      -------    --------
                                                           77,122       74,695     101,456
                                                          -------      -------    --------
Deferred tax assets:
  Depreciation/amortization and book/tax basis
     differences......................................     11,626       10,873       6,697
  Operating loss carryforwards........................      2,726        2,194      16,762
  Accrued expenses not currently deductible...........      7,066        8,721       3,005
  Investment tax credit carryforwards.................      2,291          749       5,127
  Alternative minimum tax credit
carryforwards.........................................     23,537       25,537      17,227
  Other...............................................      5,619        7,007       5,439
                                                          -------      -------    --------
                                                           52,865       55,081      54,257
                                                          -------      -------    --------
  Net deferred tax liability..........................    $24,257      $19,614    $ 47,199
                                                          =======      =======    ========

     At December 31, 1997, the Company had federal investment tax carryforwards of approximately $1,086,000 expiring 2002 and $1,205,000 expiring in 2006 and alternative minimum tax credit carryforwards of approximately $23,537,000 with no expiration date available to reduce its future federal income tax liabilities.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Cash paid for income taxes amounted to $4,142,000, $8,271,000, $7,023,000 and $4,664,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

8. LEASE COMMITMENTS

     The Company leases an office building and land from Equipment Leasing Partners ("ELP"), a partnership formed by several of the Company's shareholders, with remaining initial lease terms of 7 years and 50 years, respectively. The Company also leases certain equipment from ELP used to transport and handle coal and ash at certain Facilities. Future minimum lease payments under the agreements with ELP and agreements with other equipment providers at December 31, 1997 are as follows (dollars in thousands):

                                                                        OTHER
                        YEAR ENDED                                    EQUIPMENT
                       DECEMBER 31,                           ELP     PROVIDERS   TOTAL
                       ------------                          ------   ---------   ------
  1998.....................................................  $1,633     $411      $2,044
  1999.....................................................   1,316      317       1,633
  2000.....................................................   1,275      257       1,532
  2001.....................................................   1,260       93       1,353
  2002.....................................................   1,260        0       1,260
Thereafter.................................................   6,073        0       6,073

9. LOSS ON IMPAIRMENT AND COST OF REMOVAL OF COGENERATION FACILITIES

     During the fiscal year ended June 30, 1997, the Company undertook an analysis of the post-contract operating environment for all of its operating facilities in light of the dramatic market changes that are taking place in the power generation industry. The analysis included assumptions regarding future levels of operations, operating costs and market prices for equivalent generation available from other sources. As a part of this analysis, in accordance with the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company assessed whether any impairment of the Company's Facilities had occurred. This assessment included comparing the projected future cash flows to be provided by these assets to the net book value of such assets. Based on this assessment, the Company determined that an impairment loss had occurred on the Elizabethtown, Lumberton, Kenansville and Ringgold Facilities. This loss on impairment of cogeneration facilities of $57.3 million represents the excess of the net book value of these cogeneration facilities over their current fair value, determined by discounting to present value projected future cash flows to be provided by such assets. The Company believes that its projections of future cash flows are based upon reasonable assumptions about the future performance of these assets. Because of the risks and uncertainties associated with any projections, there can be no assurances, however, that actual events will be consistent with the assumptions made, and future cash flows may be greater or less than those projected. The analysis also resulted in the recognition of an $8.3 million liability related to the Company's estimated cost of removal obligations under the land leases for the Elizabethtown, Lumberton and Kenansville Facilities. The total impairment loss and cost of removal of $65.6 million has been reflected in the accompanying consolidated statements of operations for the year ended June 30, 1997.

     Also in connection with the overall assessment of the post-contract operating environment for its cogeneration facilities, the Company concluded that the estimated useful lives of the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport Facilities should be adjusted to reflect the economic lives of the plants as determined by the remaining terms of their respective power purchase agreements. The annual depreciation expense for these five facilities, in aggregate, increased approximately $6.1 million per year as a result of the changes in estimated useful lives and the impairment loss recognized during the fiscal year ended June 30, 1997.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

10. COMMITMENTS AND CONTINGENCIES

     Long-Term Contracts -- The Company has several long-term contractual commitments that comprise a significant portion of its financial obligations. These contractual commitments with original terms varying in length from 10 to 25 years are the basis for a major portion of the revenue and operating expenses recognized by the Company and provide for specific services to be provided at fixed or indexed prices. The major long-term contractual commitments are as follows:

          (i) The Company is required to sell electricity generated by each Facility to a Utility and the Utility is required to purchase this electricity at pre-established or annually escalating prices.

          (ii) The Company is required to sell and the Steam Purchaser is required to purchase a minimum amount of process steam from each Facility for each contract year. The Steam Purchaser is generally required to purchase its entire steam requirements from the Company. The purchase price of steam under these contracts escalates annually or is fixed and determinable during the term of the contracts.

          (iii) The Company is obligated to purchase and fuel suppliers are required to supply all the fuel requirements of each Facility. Fuel requirements include the quality and estimated quantity of fuel required to operate each Facility. The price of fuel escalates annually for the term of each contract. In addition, the Company has transportation contracts with various entities to deliver the fuel to each Facility. These contracts also provide for annual escalations throughout the term of the contracts.

     Effective September 1996, the Company amended the power sales agreements on its Lumberton, Elizabethtown, Kenansville, Roxboro and Southport Facilities. These amendments provide the purchasing utility additional rights related to the dispatch of the Facilities and eliminated the purchase options which the utility held related to the Roxboro and Southport Facilities.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth Facility. This amendment provided the purchasing utility additional rights related to the dispatch of the Facility. The terms of the amended power sales agreement also eliminated Portsmouth's accrued obligation to return previously disallowed capacity payments to the purchasing utility.

     Under terms of contracts with one Utility, the Company is obligated to pay up to $8,850,000 in liquidated damages to the Utility if two of the Company's Facilities do not demonstrate certain operating and reliability standards. A bank has issued letters of credit in favor of the Utility which secure the Company's obligations to the Utility under this provision of the contracts.

     Under certain contracts with one Utility, the Utility is permitted, subsequent to the maturity date of the original project financing debt, to reduce future payments or recover certain payments previously made in the event that a state utility commission prohibits the Utility from recovering such payments made under a power sales agreement.

     Construction Agreement -- In October 1995, the Company delivered to Clark a $20 million letter of credit, provided by a bank, which was collateralized with a pledge of marketable securities. This letter of credit supported certain contingent obligations of the Company under the Construction Agreement. In December 1997, the Company substantially completed construction of the Clark Facility and earned a construction fee of $4.5 million, which is included in other operating revenue in the accompanying consolidated statement of operations for the six-month period ended December 31, 1997. The $20 million letter of credit was also released to the Company at this time. Upon final completion of the Clark Facility and acceptance by the owner, the Company will earn an additional $500,000 fee. The Company will also share in 50% of the amount, if any, equal to the excess of the contract amount over the costs and expenses incurred in constructing the Clark Facility.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Management Incentive Compensation Plans -- The Company has entered into various incentive compensation plans with certain employees which provide for compensation to the employees (during the period of employment) equal to a percentage, as determined by the board of directors, of the Company's income before income taxes or certain subsidiaries' cash flow. The Company incurred expense under these plans of $3,710,000 for the fiscal year ended June 30, 1996 and $3,950,000 for the fiscal year ended June 30, 1995. During the fiscal year ended June 30, 1997, the Company incurred $10.7 million of expenses in connection with the restructuring or termination of these incentive compensation plans. During the six-month period ended December 31, 1997, the Company incurred $1,067,000 of expense related to these incentive compensation plans.

     Employee Benefit Plans -- The Company sponsors a defined contribution 401(k) savings plan for its full-time employees. The Company matches employees' contributions to the plan up to specified limitations. Company contributions to the plan were $804,000 in the six-month period ended December 31, 1997, $1,618,000 in the fiscal year ended June 30, 1997, $1,629,000 in fiscal 1996 and $1,612,000 in fiscal 1995.

     The Company has a non-qualified Supplemental Retirement Plan agreement with certain directors and officers. Under the plan, the participants may elect to have up to 35% of their compensation deferred. In addition, the Company will credit the participant's deferral account, up to specified limitations, with an amount equal to the participant deferral. The participants' account balances are distributable upon termination of employment or death. The Company purchases insurance on the participants' lives (cash surrender value of $2,685,000 at December 31, 1997) which is used to fully fund the liability under the plan on an annual basis. The Company is owner and beneficiary of the policies.

     Guarantees -- In connection with its substantially non-recourse project financings and certain other subsidiary contracts, the Company and its subsidiary, Cogentrix, Inc. have expressly undertaken certain limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments include guarantees by Cogentrix, Inc. of a certain subsidiary's obligation capped at $1.5 million and certain subsidiaries' performance under their contracts with one Utility. In addition, Cogentrix Energy, Inc. has indemnified the project lenders of certain subsidiaries for any cash deficits such subsidiaries could experience as a result of incurring certain costs, subject to an aggregate cap of $51.9 million, which includes the impact of the JRCC refinancing in February 1998 (see Note 14).

     Pending Claims and Litigation -- Effective September 1996, the Company amended the power sales agreements on its Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities. Under the amended terms of these power sales agreements, the purchasing utility has exercised its right of economic dispatch resulting in significant reductions in fuel requirements at each of these facilities. In response to this reduction in fuel requirements, one of the coal suppliers for these facilities initiated an arbitration proceeding and another filed a civil action against certain subsidiaries of the Company. The arbitration proceeding was completed in October, 1997, with the arbitration panel denying any recovery to the coal supplier. The coal supplier subsequently challenged the arbitration panel's ruling. Management believes that the coal supplier's claims provide no basis by which a court could vacate an arbitration ruling. With respect to the civil action filed by the other coal supplier, management believes that there is no basis for certain claims and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth facility. Under the amended terms, the purchasing utility has exercised its right of economic dispatch which has led to significant reductions in that facility's fuel requirements. In response to the reduced fuel requirements, the coal supplier for the Portsmouth facility has filed a civil action against a subsidiary of the Company. Management believes that there is no basis for certain claims of the coal supplier and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     The Company has established reserves which management believes to be adequate to cover any costs resulting from these matters. Management believes that the resolution of these disputes will not have a material adverse impact on the Company's consolidated financial position or results of operations.

     In addition, the Company experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the consolidated financial position or results of operations of the Company.

11. FUNDS HELD BY TRUSTEES

     The majority of revenue received by the Company is required by the terms of various credit agreements to be deposited in accounts administered by certain banks (the "Trustees"). The Trustees invest funds held in these accounts at the direction of the Company. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of each Facility. In addition, special accounts are established to provide debt service payments and income taxes. The funds in these accounts are pledged as security under the project financing agreements of each subsidiary.

     Funds held by the Trustees were $42,170,000 at December 31, 1997, $49,187,000 at June 30, 1997,and $59,287,000 at June 30, 1996. Debt service account balances are reflected as restricted cash, whereas all other accounts are classified as cash and cash equivalents in the accompanying consolidated balance sheets.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The Company invests its temporary cash balances in U.S. government obligations, corporate obligations and financial instruments of highly-rated financial institutions. A substantial portion of the Company's accounts receivable are from two major regulated electric utilities and the associated credit risks are limited.

     The carrying values reflected in the accompanying consolidated balance sheets at December 31, 1997, June 30, 1997, and June 30, 1996 approximate the fair values for cash and cash equivalents and variable-rate long-term debt. Investments in debt securities and certificates of deposit included in restricted cash, marketable securities and restricted investments are also reported at fair market value, which approximates cost, at December 31, 1997, June 30, 1997, and June 30, 1996 (Note 3). The fair value of the Company's fixed-rate borrowings at December 31, 1997 is $8,376,000 greater than the historical carrying value of $225,761,000. At June 30, 1997, the fair value of the Company's fixed-rate borrowings was $1,759,000 lower than the historical carrying value of $226,409,000, and at June 30, 1996, the fair value of the Company's fixed-rate borrowings was $3,631,000 lower than the historical carrying value of $238,018,000. In making such calculations, the Company utilized credit reviews, quoted market prices and discounted cash flow analyses, as appropriate.

     The Company is exposed to credit-related losses in the event of non-performance by counterparties to the Company's interest rate protection agreements (Note 6). The Company does not obtain collateral or other security to support such agreements but continually monitors its positions with, and the credit quality of, the counterparties to such agreements. As of December 31, 1997, the gross unrealized loss on the interest rate protection agreements was $2,670,000. As of June 30, 1997, the gross unrealized gains and losses on the Company's interest rate protection agreements were $3,130,000 and $2,102,000, respectively, resulting in an estimated net unrealized gain of $1,028,000, and as of June 30, 1996, the gross unrealized gains and losses on the Company's interest rate protection agreements were $4,984,000 and $4,185,000, respectively, resulting in an estimated net unrealized gain of $799,000.

13. RELATED PARTY TRANSACTIONS

     The Company has notes receivable and advances due from shareholders and an affiliated entity of approximately $118,000, $450,000 and $678,000 as of December 31, 1997, June 30, 1997 and June 30, 1996,

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES respectively. The notes receivable bear interest at various rates, all of which are in excess of the prime rate in effect from time to time, and have specified repayment terms. These notes have been classified as other assets in the accompanying consolidated balance sheets.

     The Company leases certain equipment, its principal executive office building and land from an affiliated entity. Payments by the Company under these lease agreements were approximately $869,000, $1,968,000, $2,041,000, and $2,158,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

     In September 1991, the Company entered into a consulting agreement with a shareholder, director and former executive officer to provide consulting services related to general business matters. The agreement provided for monthly payments of $12,500 through December 1995 and monthly payments of $8,333 thereafter through December 1996. In addition, the shareholder was a participant in management incentive compensation plans (Note 10) while employed as an executive officer of the Company and continues to receive incentive compensation annually pursuant to such plans equal to a percentage of net cash flow, as defined, of certain subsidiaries. Total compensation to the shareholder under the consulting agreement and incentive compensation plans was approximately $100,000, $374,000, $442,000, and $510,000 for the six-month period ended
December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

     Three shareholders, who are also employees of the Company, terminated their participation in certain management incentive compensation plans during the fiscal year ended June 30, 1997 (Note 10). The Company recognized $3.5 million of expense related to the termination of the shareholders' participation in these plans.

14. SUBSEQUENT EVENTS

COGENTRIX OF PENNSYLVANIA, INC.

     In January 1998, the Company signed an agreement with Pennsylvania Electric Company ("Penelec") to terminate the Ringgold Facility's power purchase agreement. This termination agreement was the result of a request for proposals to buy-back or restructure power sales agreements issued to all operating IPP projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $25 million which will be sufficient to retire all of Cogentrix of Pennsylvania, Inc.'s ("CPA") outstanding project debt. The buy-back of the power purchase agreement is subject to the issuance of an order by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect this event to have an adverse impact on the Company's consolidated results of operations or financial position.

JAMES RIVER COGENERATION COMPANY

     Effective February 1998, James River Cogeneration Company ("James River"), a joint venture owned 50% by the Company, which owns a cogeneration facility located in Hopewell, Virginia (the "Hopewell Facility"), amended its power sales agreement with Virginia Power to provide Virginia Power additional rights related to the dispatch of the Hopewell Facility. In connection with the amendment of the power sales agreement, the Company amended the terms of the existing project debt on the Hopewell Facility.

     The amended terms of the Hopewell project debt resulted in an extension of the final maturity of the note payable by six months to December 31, 2002 and increased outstanding borrowings $34.6 million, the proceeds of which (net of transaction costs) were paid as a distribution to the James River partners. The amended note payable accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through February 1998 and 1.00% thereafter. The amended note payable also provides for a $5 million letter of credit to secure the project's obligation to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the note payable for any cash deficits the Hopewell

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

Facility could experience as a result of incurring certain costs, subject to a cap of $10.6 million. An extraordinary loss of $2.4 million will be recorded in the first quarter of 1998 related to the write-off of unamortized deferred financing costs from the original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

     The pro forma future maturities of long-term debt as of December 31, 1997, excluding unamortized issue discounts on commercial paper notes and the unamortized balance of the deferred gain on the Senior Notes hedge transaction and taking into account the amended project debt agreement for the Hopewell Facility, are as follows (dollars in thousands):

YEAR ENDED
DECEMBER 31,
------------
     1998...................................................  $ 78,261
     1999...................................................    85,625
     2000...................................................    87,663
     2001...................................................    84,578
     2002...................................................    73,553
Thereafter..................................................   292,608
                                                              --------
                                                              $702,288
                                                              ========

WHITEWATER AND COTTAGE GROVE TRANSACTION

     In March 1998, the Company acquired from LS Power Corporation an approximate 74% ownership interest in two power generation facilities in Whitewater, Wisconsin (the "Whitewater Facility") and in Cottage Grove, Minnesota (the "Cottage Grove Facility"). Each of the Cottage Grove and Whitewater Facilities are 245-megawatt gas-fired, combined-cycle cogeneration facilities. Commercial operations of the facilities commenced in the last half of calendar 1997. The Cottage Grove Facility sells capacity and energy to Northern States Power Company under a 30-year power sales contract terminating in 2027. The Whitewater Facility sells capacity and energy to Wisconsin Electric Power Company under a 25-year power sales contract terminating in 2022. The aggregate acquisition price for the equity interest in the Cottage Grove and Whitewater Facilities was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners. This distribution represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. Cogentrix Energy, Inc. will be entitled to a distribution of the $16.7 million in calendar 1998. The purchase price was funded with proceeds of the Corporate Credit Facility and corporate cash balances.

BGCI ACQUISITION

     In March 1998, the Company signed an agreement with Bechtel Generating Company, Inc. ("BGCI") to acquire an ownership interest in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline in the United States (the "BGCI Acquisition"). The closing of the BGCI Acquisition, which is subject to customary conditions including the obtaining of certain consents and regulatory approvals, is currently expected to occur in calendar 1998. Management anticipates accounting for these investments under the equity method.

     In connection with the BGCI Acquisition, the Company plans to issue up to $250 million of senior notes in a Rule 144A offering with a covenant to register exchange notes with the U.S. Securities and Exchange Commission. These senior notes will be unsecured and will rank pari passu with the Company's $100 million of outstanding Senior Notes due 2004. The proceeds will be used by the Company to finance the BGCI Acquisition and to repay the outstanding borrowings under the Corporate Credit Facility. In connection with this anticipated debt offering, the Company executed an interest rate agreement in March 1998 covering a notional amount of $237 million to hedge against fluctuations in interest rates prior to the completion of the debt offering.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
              SEPTEMBER 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                                               (UNAUDITED)     (AUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   29,638       $ 71,833
  Restricted cash...........................................       53,688         27,742
  Marketable securities.....................................           --         42,118
  Accounts receivable.......................................       65,718         49,781
  Inventories...............................................       19,869         15,210
  Other current assets......................................        3,875          2,465
                                                               ----------       --------
          Total current assets..............................      172,788        209,149
NET INVESTMENT IN LEASES....................................      497,966             --
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation: September 30, 1998, $216,415; December 31,
  1997, $188,227............................................      480,077        496,589
LAND AND IMPROVEMENTS.......................................        3,574          2,540
DEFERRED FINANCING AND ORGANIZATION COSTS, net of
  accumulated amortization: September 30, 1998, $14,550;
  December 31, 1997, $16,592................................       31,218         21,085
NATURAL GAS RESERVES........................................        1,748          2,384
INVESTMENTS IN UNCONSOLIDATED AFFILIATES....................       72,846         79,072
OTHER ASSETS................................................       47,053         12,155
                                                               ----------       --------
                                                               $1,307,270       $822,974
                                                               ==========       ========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................   $   77,641       $ 74,680
  Accounts payable..........................................       26,244         13,755
  Accrued compensation......................................        5,893          4,923
  Accrued interest payable..................................        7,930          2,935
  Accrued dividends payable.................................           --          2,140
  Other accrued liabilities.................................       15,449          8,182
                                                               ----------       --------
          Total current liabilities.........................      133,157        106,615
LONG-TERM DEBT..............................................      960,621        595,112
DEFERRED INCOME TAXES.......................................       37,004         25,872
MINORITY INTERESTS..........................................       60,728         15,131
OTHER LONG-TERM LIABILITIES.................................       23,529         21,946
                                                               ----------       --------
                                                                1,215,039        764,676
                                                               ----------       --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares authorized;
     282,000 shares issued and outstanding..................          130            130
  Net unrealized gain on available for sale securities......           --             26
  Accumulated earnings......................................       92,101         58,142
                                                               ----------       --------
                                                                   92,231         58,298
                                                               ----------       --------
                                                               $1,307,270       $822,974
                                                               ==========       ========

  The accompanying notes to consolidated condensed financial statements are an integral part of these consolidated balance sheets.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                       CONSOLIDATED STATEMENTS OF INCOME
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
OPERATING REVENUE:
  Electric..................................................  $231,200   $234,652
  Steam.....................................................    19,325     19,451
  Lease revenue.............................................    23,567         --
  Service revenue under capital leases......................    25,955         --
  Income from unconsolidated investments in power
     projects...............................................     2,626        623
  Other.....................................................    14,855      8,463
                                                              --------   --------
                                                               317,528    263,189
                                                              --------   --------
OPERATING EXPENSES:
  Fuel expense..............................................    62,500     91,254
  Operations and maintenance................................    49,581     52,739
  Cost of services under capital leases.....................    29,358         --
  General, administrative and development expenses..........    27,765     31,547
  Depreciation and amortization.............................    31,382     31,583
                                                              --------   --------
                                                               200,586    207,123
                                                              --------   --------
OPERATING INCOME............................................   116,942     56,066
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (51,993)   (41,419)
  Investment and other income, net..........................     5,169      7,378
  Equity in net loss of affiliates, net.....................    (3,242)      (410)
                                                              --------   --------
INCOME BEFORE MINORITY INTERESTS IN INCOME, INCOME TAXES AND
  EXTRAORDINARY LOSS........................................    66,876     21,615
MINORITY INTERESTS IN INCOME BEFORE EXTRAORDINARY LOSS......    (9,800)    (3,763)
                                                              --------   --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS...........    57,076     17,852
PROVISION FOR INCOME TAXES..................................   (22,374)    (6,756)
                                                              --------   --------
INCOME BEFORE EXTRAORDINARY LOSS............................    34,702     11,096
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, net of
  minority interest and income tax benefit of $473..........      (743)        --
                                                              --------   --------
NET INCOME..................................................  $ 33,959   $ 11,096
                                                              ========   ========
EARNINGS PER COMMON SHARE:
  Income before extraordinary loss..........................  $ 123.06   $  39.35
  Extraordinary loss........................................     (2.64)        --
                                                              --------   --------
                                                              $ 120.42   $  39.35
                                                              ========   ========

  The accompanying notes to consolidated condensed financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   33,959   $   11,096
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      31,382       31,583
     Deferred income taxes..................................      11,132        2,349
     Extraordinary loss on early extinguishment of debt,
      non-cash portion......................................       2,067           --
     Minority interests in income, net of dividends.........     (14,933)       2,522
     Equity in net loss (income) of unconsolidated
      affiliates, net of dividends..........................       7,232         (213)
     Minimum lease payments received........................      22,242           --
     Amortization of unearned lease income..................     (23,567)          --
     Decrease (increase) in accounts receivable.............      (6,410)         869
     Decrease (increase) in inventories.....................      (2,392)       3,460
     Decrease in accounts payable...........................      (3,479)      (3,806)
     Increase in accrued liabilities........................       3,073        2,444
     Increase in other liabilities..........................       1,557        6,806
     Increase in other......................................     (30,134)      (5,902)
                                                              ----------   ----------
  Net cash flows provided by operating activities...........      31,729       51,208
                                                              ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Property, plant and equipment additions................      (4,510)      (1,591)
     Decrease in marketable securities......................      42,118       12,684
     Investments in affiliates..............................      (1,000)     (53,443)
     Acquisition of facilities, net of cash acquired........    (155,324)          --
     Decrease in restricted cash............................       9,868        2,179
                                                              ----------   ----------
  Net cash flows used in investing activities...............    (108,848)     (40,171)
                                                              ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of debt.........................     192,310        2,618
     Repayments of debt.....................................    (155,673)     (48,976)
     Increase in deferred financing costs...................      (1,713)        (581)
     Common stock dividend paid.............................          --       (5,000)
                                                              ----------   ----------
  Net cash flows provided by (used in) financing
     activities.............................................      34,924      (51,939)
                                                              ----------   ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (42,195)     (40,902)
CASH AND CASH EQUIVALENTS, beginning of period..............      71,833       89,188
                                                              ----------   ----------
CASH AND CASH EQUIVALENTS, end of period....................  $   29,638   $   48,286
                                                              ==========   ==========

  The accompanying notes to consolidated condensed financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   UNAUDITED

1. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The accompanying unaudited consolidated condensed financial statements include the accounts of Cogentrix Energy, Inc. and its wholly-owned and majority-owned subsidiary companies (collectively, the "Company") and a 50%-owned joint venture in which the Company has effective control through majority representation on the board of directors of the managing general partner. Investments in other affiliates in which the Company has a 20% to 50% interest and/or the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. All material intercompany transactions and balances among Cogentrix Energy, Inc., its subsidiary companies and its consolidated joint venture have been eliminated in the accompanying consolidated condensed financial statements.

     Information presented as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1998, and the results of operations for the nine-month periods ended September 30, 1998 and 1997 and cash flows for the nine months ended September 30, 1998 and 1997. The results of operations for these interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

     The accompanying unaudited consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although management believes that the disclosures made are adequate to make the information presented not misleading. These unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's most recent Report on Form 10-K for the Six-Month Transition Period Ended December 31, 1997, which was filed with the United States Securities and Exchange Commission on March 31, 1998.

2. COGENTRIX OF PENNSYLVANIA, INC.

     In January 1998, the Company signed an agreement with Pennsylvania Electric Company ("Penelec") to terminate the Ringgold Facility's power purchase agreement. This termination agreement was the result of a request for proposals to buyback or restructure power sales agreements issued to all major operating independent power producer projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $24 million, which will be sufficient to retire all of Cogentrix of Pennsylvania, Inc.'s ("CPA") outstanding project debt. The buyback of the power purchase agreement is subject to the issuance of an order (satisfactory to Penelec) by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect the termination of the Ringgold Facility's power purchase agreement with Penelec, if it occurs, to have an adverse impact on the Company's consolidated results of operations, cash flows or financial position.

3. JAMES RIVER COGENERATION COMPANY

     Effective February 1998, James River Cogeneration Company ("JRCC"), a joint venture owned 50% by the Company, which owns a cogeneration facility located in Hopewell, Virginia (the "Hopewell Facility"), amended its power sales agreement with Virginia Electric and Power Company ("Virginia Power") to provide Virginia Power additional rights related to the dispatch of the Hopewell Facility. In connection with the

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES amendment of the power sales agreement, the Company amended the terms of the existing project debt on the Hopewell Facility.

     The amended terms of the JRCC project debt resulted in an extension of the final maturity of the note payable by six months to December 31, 2002 and an increase in the amount of outstanding borrowings of $34.6 million, the proceeds of which (net of transaction costs) were distributed to the JRCC partners. The amended note payable accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through February 1999 and 1.00% thereafter. The amended credit facility also provides for a $5 million letter of credit to secure the project's obligation to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the credit facility for any cash deficits the Hopewell Facility could experience as a result of incurring certain costs, subject to a cap of $10.6 million. An extraordinary loss of $2.4 million was recorded in the first quarter of 1998 related to the write-off of unamortized deferred financing costs from the original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

4. WHITEWATER AND COTTAGE GROVE ACQUISITION

     In March 1998, the Company acquired from LS Power Corporation (the "LS Power Acquisition") an approximate 74% ownership interest in two partnerships which own and operate electric generating facilities located in Whitewater, Wisconsin, (the "Whitewater Facility") and Cottage Grove, Minnesota (the "Cottage Grove Facility"). Each of the Cottage Grove and Whitewater Facilities is a 245-megawatt gas-fired, combined-cycle cogeneration facility. Commercial operations of both of these facilities commenced in the last half of calendar 1997. The Cottage Grove Facility sells capacity and energy to Northern States Power Company under a 30-year power sales contract terminating in 2027. The Whitewater Facility sells capacity and energy to Wisconsin Electric Power Company under a 25-year power sales contract terminating in 2022. Each of the power sales contracts has characteristics similar to a lease in that the agreement gives the purchasing utility the right to use specific property, plant and equipment. As such, each of the power sales contracts is accounted for as a "sales-type" capital lease in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

     The aggregate acquisition price for the equity interests in the Cottage Grove and Whitewater Facilities acquired by the Company was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners, which represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. Cogentrix Energy, Inc. received $15.7 million of this distribution in April 1998 and expects to receive a distribution of the remaining $1 million in calendar 1998. The purchase price was funded with proceeds of the Company's corporation credit facility and corporate cash balances.

     The Company accounted for the LS Power Acquisition using the purchase method of accounting. The purchase price has been allocated to the assets and liabilities acquired based on their fair market values at the date of consummation. An adjustment in the amount of $22.2 million was recorded to reflect the Company's portion of the excess of the fair value of the Partnerships' fixed rate debt over its historical carrying value. This Fair Value adjustment or "debt premium", will be amortized to income over the life of the debt acquired using the effective interest method. The historical book values of the remaining assets and liabilities approximated their fair values at the date of consummation. The excess of the purchase price over the fair value of the net assets acquired of approximately $27.7 million has been recorded as goodwill. Goodwill is being amortized on a straight-line basis over the lives of the PPAs for the two facilities. The minority owner's share of each partnership's net assets is included in "minority interests" on the accompanying consolidated balance sheet as of September 30, 1998. The accompanying consolidated statement of income for the nine months ended September 30, 1998 include the results of operations of the acquired facilities since the closing date of the LS Power Acquisition (March 20, 1998).

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     The following unaudited pro forma consolidated results for the Company for the nine months ended September 30, 1998 give effect to the LS Power Acquisition as if the transaction had occurred on January 1, 1998 (in thousands, expect per share amount).

                                                              PRO FORMA
                                                          NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1998
                                                          ------------------
Revenues................................................       $336,938
Net Income..............................................       $ 34,066
Earnings per share......................................       $ 120.80

5. BECHTEL ASSET ACQUISITION

     In October 1998, the Company acquired from Bechtel Generating Company, Inc. ("BGCI") ownership interests in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline in the United States (the "BGCI Acquisition"). The aggregate acquisition price, including acquisition costs, for the equity interests in the BGCI assets was approximately $189.9 million. The BGCI Acquisition will be accounted for using the purchase method of accounting. Management will account for each of the underlying projects using the equity method.

     In connection with the BGCI Acquisition, the Company issued $220 million of senior notes due 2008 in a Rule 144A offering (the "2008 Senior Notes") with a covenant to register exchange notes with the U.S. Securities and Exchange Commission. These senior notes are unsecured and rank pari passu with the Company's $100 million of outstanding senior notes due 2004 (the "2004 Senior Notes"). The Company used the net proceeds to finance the BGCI Acquisition and related transaction costs, to pay settlement costs for an interest rate hedge agreement related to the offering of the 2008 Senior Notes, and for general corporate purposes.

6. BATESVILLE FACILITY ACQUISITION

     In August 1998, the Company acquired an approximate 52% interest in an 800-megawatt, gas-fired electric generating facility (the "Batesville Facility") under construction in Batesville, Mississippi (the "Batesville Acquisition"). The Company has committed to provide an equity contribution to the project subsidiary of approximately $54 million upon the earliest to occur of (i) the incurrence of construction costs after all project financing has been expended,
(ii) an event of default under the project subsidiary's financing arrangements and (iii) June 30, 2001. This equity commitment is supported by a $54 million letter of credit provided under the Company's corporate credit facility. The Company expects the Batesville Facility, which will be operated by the Company, to commence commercial operation in June 2000. Electricity generated by the Batesville Facility will be sold under long-term power purchase agreements with two investment-grade utilities.

7. PENDING CLAIMS AND LITIGATION

     Effective September 1996, the Company amended the power sales agreements on its Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport Facilities. Under the amended terms of these power sales agreements, the purchasing utility has exercised its right of economic dispatch resulting in significant reductions in fuel requirements at each of these facilities. In response to this reduction in fuel requirements, one of the coal suppliers for these facilities initiated an arbitration proceeding and another filed a civil action against certain subsidiaries of the Company. The arbitration proceeding was completed in October 1997, with the arbitration panel denying any recovery to the coal supplier. The coal supplier subsequently challenged the arbitration panel's ruling on grounds of partiality by the neutral arbitrator. On April 15, 1998, the federal district court issued an order vacating the arbitration award and directing a new arbitration be conducted. The

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

Company has appealed this decision to the United States Court of Appeals for the Fourth Circuit. The Company believes that the district court action was in error, that the arbitration award is valid and will be upheld on appeal. With respect to the civil action filed by the other coal supplier, we filed a motion to compel arbitration of the contract claim, consented to, and filed a demand for, arbitration of the claim. In March 1999, the dispute was submitted to arbitration before a three-member panel of arbitrators. With one member of the panel dissenting, the arbitrators ruled in favor of the coal supplier, awarding approximately $8,000,000 payable in 1999. Approximately $3 million of this settlement relates to reduction in purchase quantities for prior periods and approximately $5 million relates to a reduction in purchase quantities from the date of the settlement through the end of the coal contract (September 2001). The future reduction provides a future economic benefit to the project subsidiary.


     Effective December 1997, the Company amended the power sales agreement on its Portsmouth Facility. Under the amended terms, the purchasing utility has exercised its right of economic dispatch which has led to significant reductions in that facility's fuel requirements. In response to the reduced fuel requirements, the coal supplier for the Portsmouth Facility filed a civil action in federal district court against a subsidiary of the Company. Upon motion by the Company, the court has stayed the action pending arbitration of the claims in Charlotte, North Carolina. On March 11, 1999, our project subsidiary entered into a comprehensive settlement agreement with this coal supplier, which is subject to the approval of the Company's and coal supplier's board of directors and to the approval of the lenders to our project subsidiary.

     The Company has established reserves which management believes to be adequate to cover any expense resulting from these matters. Management believes that the resolution of these disputes will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

8. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in current earnings unless specified hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Early adoption is allowed. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997.

     The Company has not yet quantified the impacts of adopting SFAS No. 133 on the consolidated financial statements and has not determined the timing or method of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     In April 1998, the American Institute of Certified Public Accounts ("AICPA") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP No. 98-5 requires costs incurred for start-up activities to be expensed as incurred. For purposes of this SOP, start-up activities are defined broadly as those one-time activities related to opening a new facility, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing a new operation. Start-up activities include activities related to organizing a new entity

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

(commonly referred to as organization costs). The Company will adopt SOP No. 98-5 as of January 1, 1999. The Company has determined that SOP No. 98-5 will not have a material impact on the consolidated financial statements for the project subsidiaries the Company controls.

9. SALES TYPE CAPITAL LEASE

     The power purchase agreements acquired by the Company as a result of the LS Power Acquisition have characteristics similar to leases in that the agreements confer to the purchasing utility the right to use specific property, plant and equipment. At the commercial operations date, the partnerships accounted for the power purchase agreements as "sales-type" capital leases in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases".

     Upon the commercial operations dates of the Cottage Grove and Whitewater Facilities, the partnerships acquired by the Company recognized a gain on sales type lease of approximately $184.1 million reflecting the difference between the estimated fair market value ($495.3 million) and the historical cost ($311.2 million).

     The components of the net investment in the leases at September 30, 1998 are as follows (dollars in thousands):

Gross Investment in Leases                                    $1,192,408
Unearned Income on Leases                                       (674,442)
                                                              ----------
Net Investment in Leases                                      $  497,966
                                                              ==========

     Gross investment in leases represent total capacity payments receivable over the term of the power purchase agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

     Estimated minimum lease payments over the remaining term of the power purchase agreements as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $   42,001
1999........................................................      43,119
2000........................................................      45,176
2001........................................................      45,190
2002........................................................      47,249
Thereafter..................................................     960,169
                                                              ----------
          Total.............................................  $1,182,904
                                                              ==========

                                    INDEX TO

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-34

Consolidated Balance Sheets at December 31, 1997, June 30,
  1997 and June 30, 1996....................................  F-35

Consolidated Statements of Operations For the Six-Month
  Periods Ended December 31, 1997 and 1996 (unaudited) and
  the Years Ended June 30, 1997, 1996 and 1995..............  F-36

Consolidated Statements of Changes in Shareholder's Equity
  For the Six-Month Period Ended December 31, 1997 and the
  Years Ended June 30, 1997, 1996 and 1995..................  F-37

Consolidated Statements of Cash Flows For the Six-Month
  Periods Ended December 31, 1997 and 1996 (unaudited) and
  the Years Ended June 30, 1997, 1996 and 1995..............  F-38

Notes to Consolidated Financial Statements..................  F-39

Financial Statement Schedules:

     Schedule I -- Condensed Financial Information of the
      Registrant............................................  F-53

Consolidated Balance Sheets at September 30, 1998
  (unaudited) and December 31, 1997.........................  F-57

Consolidated Statements of Operations for the Nine Months
  Ended September 30, 1998 and 1997 (unaudited).............  F-58

Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (unaudited).............  F-59

Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................  F-60

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO COGENTRIX DELAWARE HOLDINGS, INC.:

     We have audited the accompanying consolidated balance sheets of Cogentrix Delaware Holdings, Inc. (a Delaware corporation) and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Cogentrix Delaware Holdings, Inc. and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the results of their operations and their cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
March 20, 1998

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 1997, JUNE 30, 1997 AND JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,   JUNE 30,   JUNE 30,
                                                                  1997         1997       1996
                                                              ------------   --------   --------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 63,205     $ 51,958   $ 21,389
  Restricted cash...........................................      25,331       29,199     40,486
  Marketable securities.....................................      42,118       21,494         --
  Accounts receivable.......................................      48,305       51,719     56,369
  Inventories...............................................      15,210       15,723     19,086
  Other current assets......................................       2,391        3,420      2,530
                                                                --------     --------   --------
         Total current assets...............................     196,560      173,513    139,860
PROPERTY, PLANT AND EQUIPMENT,
  net of accumulated depreciation: December 31, 1997,
  $186,514; June 30, 1997, $168,209; June 30, 1996,
  $155,108..................................................     496,183      513,936    603,866
LAND AND IMPROVEMENTS.......................................       2,540        2,540      2,424
DEFERRED FINANCING, START-UP AND ORGANIZATION COSTS, net of
  accumulated amortization: December 31, 1997, $13,970; June
  30, 1997, $15,101; June 30, 1996, $18,777.................      18,876       20,178     22,461
RESTRICTED INVESTMENTS......................................          --           --     43,695
NATURAL GAS RESERVES........................................       2,384        2,829      3,611
INVESTMENTS IN AFFILIATES...................................      79,072       85,345     34,227
NOTES RECEIVABLE FROM AFFILIATES............................      44,405       54,675     69,890
OTHER ASSETS................................................       6,943       16,292      8,229
                                                                --------     --------   --------
                                                                $846,963     $869,308   $922,263
                                                                ========     ========   ========

                              LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $ 74,680     $ 62,370   $ 48,416
  Accounts payable..........................................      11,589       13,510     18,308
  Payable to Parent.........................................       5,537        5,709        938
  Income taxes payable to Parent............................      20,191       22,160     21,934
  Other accrued liabilities.................................      10,095       11,388      7,133
                                                                --------     --------   --------
         Total current liabilities..........................     122,092      115,137     96,729
LONG-TERM DEBT..............................................     493,025      529,323    568,172
NOTES PAYABLE TO PARENT.....................................       6,233          761        905
DEFERRED INCOME TAXES.......................................      80,735       77,485     91,091
MINORITY INTEREST IN JOINT VENTURE..........................      15,131       14,354     22,044
OTHER LONG-TERM LIABILITIES.................................      10,853       12,681      3,319
                                                                --------     --------   --------
                                                                 728,069      749,741    782,260
                                                                --------     --------   --------
COMMITMENTS AND CONTINGENCIES (NOTES 1 AND 9) SHAREHOLDER'S
  EQUITY:
  Common stock..............................................           1            1          1
  Additional paid-in capital................................     224,069      199,937    157,595
  Net unrealized gain on available for sale securities......          26           --         --
  Accumulated deficit.......................................    (105,202)     (80,371)   (17,593)
                                                                --------     --------   --------
                                                                 118,894      119,567    140,003
                                                                --------     --------   --------
                                                                $846,963     $869,308   $922,263
                                                                ========     ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED) AND
                  THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                         SIX-MONTH PERIOD
                                                               ENDED
                                                           DECEMBER 31,            YEAR ENDED JUNE 30,
                                                        -------------------   ------------------------------
                                                          1997       1996       1997       1996       1995
                                                        --------   --------   --------   --------   --------
                                                                   (UNAUDITED)
OPERATING REVENUE:
  Electric............................................  $154,810   $162,909   $315,203   $356,459   $357,674
  Steam...............................................    12,721     13,284     26,686     27,703     23,320
  Income from unconsolidated investment in power
    projects..........................................     1,186        348        574      3,862      1,116
  Other...............................................     7,370      4,556     10,450     17,710      4,710
                                                        --------   --------   --------   --------   --------
                                                         176,087    181,097    352,913    405,734    386,820
                                                        --------   --------   --------   --------   --------
OPERATING EXPENSES:
  Fuel expense........................................    60,500     71,350    131,405    171,310    168,184
  Operations and maintenance..........................    33,189     36,998     73,041     74,272     66,822
  General, administrative and development expenses....    10,988      8,056     19,568     12,142     13,725
  Depreciation and amortization.......................    19,741     18,179     38,775     36,656     35,768
  Loss on impairment and cost of removal of
    cogeneration facilities...........................        --     65,628     65,628         --         --
                                                        --------   --------   --------   --------   --------
                                                         124,418    200,211    328,417    294,380    284,499
                                                        --------   --------   --------   --------   --------
OPERATING INCOME (LOSS)...............................    51,669    (19,114)    24,496    111,354    102,321
OTHER INCOME (EXPENSE):
  Interest expense....................................   (21,828)   (24,319)   (47,340)   (50,752)   (51,899)
  Investment and other income.........................     4,424      4,821      9,739      8,100      8,516
  Equity in net (loss) income of affiliates, net......    (1,710)    (1,242)      (814)    (5,315)     8,824
                                                        --------   --------   --------   --------   --------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF
  JOINT VENTURE, INCOME TAXES AND EXTRAORDINARY
  LOSS................................................    32,555    (39,854)   (13,919)    63,387     67,762
MINORITY INTERESTS IN INCOME OF JOINT VENTURE.........    (2,273)    (1,614)    (4,013)    (4,749)    (4,789)
                                                        --------   --------   --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  LOSS................................................    30,282    (41,468)   (17,932)    58,638     62,973
(PROVISION) BENEFIT FOR INCOME TAXES..................   (11,992)    15,494      6,868    (23,514)   (24,308)
                                                        --------   --------   --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS...............    18,290    (25,974)   (11,064)    35,124     38,665
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT,
  NET OF INCOME TAX BENEFIT...........................    (1,502)      (703)      (703)        --         --
                                                        --------   --------   --------   --------   --------
NET INCOME (LOSS).....................................  $ 16,788   $(26,677)  $(11,767)  $ 35,124   $ 38,665
                                                        ========   ========   ========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                         FOR THE SIX-MONTH PERIOD ENDED
      DECEMBER 31, 1997, AND THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                NET UNREALIZED
                                                   ADDITIONAL   GAIN (LOSS) ON
                                          COMMON    PAID-IN      AVAILABLE FOR    ACCUMULATED
                                          STOCK     CAPITAL     SALE SECURITIES     DEFICIT      TOTAL
                                          ------   ----------   ---------------   -----------   --------
Balance, June 30, 1994..................    $1      $116,607         $(476)        $  (8,882)   $107,250
Net unrealized gain on available for
  sale securities, net of deferred
  income tax provision of $34...........    --            --           120                --         120
Net income..............................    --            --            --            38,665      38,665
Capital contribution....................    --         3,950            --                --       3,950
Dividends paid to Cogentrix Energy,
  Inc...................................    --            --            --           (37,952)    (37,952)
                                            --      --------         -----         ---------    --------
Balance, June 30, 1995..................     1       120,557          (356)           (8,169)    112,033
Net unrealized gain on available for
  sale securities, net of deferred
  income tax provision of $256..........    --            --           356                --         356
Net income..............................    --            --            --            35,124      35,124
Capital contribution....................    --        37,038            --                --      37,038
Dividends paid to Cogentrix Energy,
  Inc...................................    --            --            --           (44,548)    (44,548)
                                            --      --------         -----         ---------    --------
Balance, June 30, 1996..................     1       157,595            --           (17,593)    140,003
Net loss................................    --            --            --           (11,767)    (11,767)
Capital contribution....................    --        42,342            --                --      42,342
Dividends paid to Cogentrix Energy,
  Inc...................................    --            --            --           (51,011)    (51,011)
                                            --      --------         -----         ---------    --------
Balance, June 30, 1997..................     1       199,937            --           (80,371)    119,567
Net income..............................    --            --            --            16,788      16,788
Net unrealized gain on available for
  sale securities, net of deferred
  income tax provision of $14...........    --            --            26                --          26
Capital contribution....................    --        24,132            --                --      24,132
Dividends paid to Cogentrix Energy,
  Inc...................................    --            --            --           (41,619)    (41,619)
                                            --      --------         -----         ---------    --------
Balance, December 31, 1997..............    $1      $224,069         $  26         $(105,202)   $118,894
                                            ==      ========         =====         =========    ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED)
                AND THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                         SIX-MONTH PERIOD
                                                        ENDED DECEMBER 31,           YEAR ENDED JUNE 30,
                                                      ----------------------   -------------------------------
                                                        1997        1996         1997        1996       1995
                                                      --------   -----------   ---------   --------   --------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $ 16,788    $ (26,677)   $ (11,767)  $ 35,124   $ 38,665
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization...................    19,741       18,179       38,775     36,656     35,768
    Increase in unrealized gain on investments......        26           --           --        356        120
    Loss on impairment and cost of removal of
      cogeneration facilities.......................        --       65,628       65,628         --         --
    Deferred income taxes...........................     3,250      (18,961)     (13,606)     3,717     11,225
    Extraordinary loss on early extinguishment of
      debt, non cash portion........................     1,395        1,173        1,173         --         --
    Minority interest in income of joint venture,
      net of dividends..............................       777       (8,848)      (7,690)     3,636      3,680
    Equity in net (income) loss of unconsolidated
      affiliates....................................       524          894          240      1,453     (9,940)
    Dividends received from unconsolidated
      affiliates....................................     8,491          288        7,152        617     14,853
    Loss on sale of securities, net.................        --           --           --        449         --
    Decrease (increase) in accounts receivable......     3,414        8,616        4,650      6,850     (8,260)
    Decrease in inventories.........................       958          718        4,145        667        317
    Decrease (increase) in other assets.............    10,378       (2,105)      (8,953)     2,006        418
    (Decrease) increase in accounts payable.........    (2,093)        (888)         (27)   (27,999)     3,778
    (Decrease) increase in accrued liabilities......    (3,262)      (7,689)       4,481     13,100      8,613
    (Increase) decrease in other....................    (1,828)         456        1,364     (1,309)       877
                                                      --------    ---------    ---------   --------   --------
  Net cash flows provided by operating activities...    58,559       30,784       85,565     75,323    100,114
                                                      --------    ---------    ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant and equipment additions...........      (553)        (718)      (2,761)    (1,137)    (6,835)
  (Increase) decrease in marketable securities......   (20,624)          --       22,201      7,847        975
  Investments in affiliates.........................    (2,742)        (658)     (58,510)    (7,092)   (31,457)
  Decrease (increase) in restricted cash............     3,868       13,601       11,287     (9,590)    (3,504)
                                                      --------    ---------    ---------   --------   --------
  Net cash flows (used in) provided by investing
    activities......................................   (20,051)      12,225      (27,783)    (9,972)   (40,821)
                                                      --------    ---------    ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of notes payable and long-term debt......    62,773      210,072      210,271        656      1,622
  Repayments of notes payable and long-term debt....   (86,761)    (205,775)    (235,166)   (46,641)   (42,467)
  Increase in deferred financing costs..............    (1,528)      (2,779)      (2,720)        --       (224)
  Decrease (increase) in notes from affiliate,
    net.............................................    15,742       16,809        9,071    (13,856)   (17,109)
  Capital contributions.............................    24,132       21,280       42,342     37,038      3,950
  Dividends paid....................................   (41,619)     (38,942)     (51,011)   (44,192)   (37,952)
                                                      --------    ---------    ---------   --------   --------
  Net cash flows (used in) provided by financing
    activities......................................   (27,261)         665      (27,213)   (66,995)   (92,180)
                                                      --------    ---------    ---------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    11,247       43,674       30,569     (1,644)   (32,887)
CASH AND CASH EQUIVALENTS, beginning of period......    51,958       21,389       21,389     23,033     55,920
                                                      --------    ---------    ---------   --------   --------
CASH AND CASH EQUIVALENTS, end of period............  $ 63,205    $  65,063    $  51,958   $ 21,389   $ 23,033
                                                      ========    =========    =========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Cogentrix Delaware Holdings, Inc. is a Delaware holding company whose subsidiary companies are principally engaged in the business of acquiring, developing, owning and operating independent power generating facilities (individually, a "Facility," or collectively, the "Facilities"). Cogentrix Delaware Holdings, Inc. and subsidiary companies are collectively referred to as the "Company". As of December 31, 1997, the Company owned or had interests in eleven Facilities in the United States with an aggregate installed capacity of approximately 1,120 megawatts. Two of the eleven Facilities are owned 50% by the Company and 50% by other independent power producers. Electricity generated by each Facility is sold to an electric utility (the "Utility") and steam is sold to an industrial company (the "Steam Purchaser"), all under long-term contractual agreements.

     Cogentrix Delaware Holdings, Inc. is a wholly-owned subsidiary of Cogentrix Energy, Inc. (the "Parent") and has guaranteed all of the Parent's existing and future senior unsecured debt for borrowed money (Note 9). This guarantee was given to the lenders under the Parent's corporate credit facility and terminates, unless the term of the credit agreement is extended, when the credit agreement for the corporate credit facility terminates in 2001. As of December 31, 1997, the Parent had $100 million of senior notes outstanding due 2004 and had no borrowings outstanding under the corporate credit facility.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation -- The accompanying consolidated financial statements include the accounts of Cogentrix Delaware Holdings, Inc., its subsidiary companies and a 50% owned joint venture in which the Company has effective control through majority representation on the board of directors of the managing general partner. Investments in other affiliates in which the Company has a 20% to 50% interest and/or the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. All material intercompany transactions and balances among Cogentrix Delaware Holdings, Inc. and its subsidiary companies and its consolidated joint venture have been eliminated in the accompanying consolidated financial statements.

     Information presented for the six-month period ended December 31, 1996 is unaudited. In the opinion of management however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the results of operations and cash flows for the six-month period ended December 31, 1996. The results of operations for this interim period is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

     Cash and Cash Equivalents -- Cash and cash equivalents include bank deposits, commercial paper, government securities and certificates of deposit that mature within three months of their purchase. Amounts in debt service accounts which might otherwise be considered cash equivalents are treated as current restricted cash.

     Marketable Securities -- Marketable securities include commercial paper, corporate obligations, government securities, and certificates of deposit with maturity dates in excess of three months from their date of purchase. All investments in debt securities held by the Company are classified as available for sale securities and are reported at fair value. Realized gains or losses are determined on the specific identification method and are reflected in income. Unrealized gains and losses are reported net of taxes as a separate component of shareholders' equity, except those unrealized losses that are deemed to be other than temporary, which are reflected in income.

     Inventories -- Coal inventories consist of the contract purchase price of coal and all transportation costs incurred to deliver the coal to each Facility. Gas inventories represent the cost of natural gas purchased as fuel reserves for a Facility that is forecasted to be consumed during the next fiscal year. Spare parts inventories

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES consist of major equipment and recurring maintenance supplies required to be maintained in order to facilitate routine maintenance activities and minimize unscheduled maintenance outages. As of December 31, 1997, June 30, 1997 and June 30, 1996, fuel and spare parts inventories are comprised of the following (dollars in thousands):

                                                         DECEMBER 31,   JUNE 30,   JUNE 30,
                                                             1997         1997       1996
                                                         ------------   --------   --------
Coal...................................................    $ 8,230      $ 8,274    $11,951
Natural gas............................................        700          700        700
Spare parts............................................      6,280        6,749      6,435
                                                           -------      -------    -------
                                                           $15,210      $15,723    $19,086
                                                           =======      =======    =======

     Coal inventories at certain Facilities are recorded at last-in, first-out ("LIFO") cost, with the remaining Facilities' coal inventories recorded at first-in, first-out ("FIFO") cost. The cost of coal inventories recorded on a LIFO basis was $427,000, $900,000 and $1,458,000 less than the cost of these inventories on a FIFO basis as of December 31, 1997, June 30, 1997 and June 30, 1996, respectively. Spare parts inventories are recorded at average cost.

     Property, Plant and Equipment -- Property, plant and equipment is recorded at actual cost. Substantially all property, plant and equipment consists of cogeneration facilities which are depreciated on a straight-line basis over their estimated useful lives (ranging from 9 to 30 years). Other property and equipment is depreciated on a straight-line basis over the estimated economic or service lives of the respective assets (ranging from 3 to 10 years). Maintenance and repairs are charged to expense as incurred. Emergency and rotatable spare parts inventories are included in plant and are depreciated over the useful life of the related components.

     Deferred Financing, Start-up and Organization Costs -- Financing costs, consisting primarily of legal and other direct costs incurred to obtain financing for the Facilities, are deferred and amortized over the permanent financing term. Start-up and organization costs include payroll costs and fees paid to consultants, technicians and vendors associated with the formation of each entity and the start-up of the Facilities. All start-up costs were fully amortized as of June 30, 1997.

     Natural Gas Reserves -- Natural gas reserves consist of the cost of natural gas purchased as long-term fuel reserves for a Facility. These reserves are recorded at cost.

     Investments in Affiliates -- Investments in affiliates include investments in unconsolidated entities which own or derive revenues from power projects currently in operation, investments in unconsolidated entities which own and operate greenhouses, and investments in unconsolidated development joint venture entities. The Company's share of income or loss from investments in operating power projects is included in operating revenues in the accompanying consolidated statements of operations. The Company's share of income or loss from investments in greenhouses and development joint venture entities is included in other income (expense) in the accompanying consolidated statements of operations.

     Revenue Recognition -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates specified under contract terms. Significant portions of the Company's revenues have been derived from certain electric utility customers. Two customers accounted for 64% and 22% of revenues in the six-month period ended December 31, 1997, 62% and 25% of revenues in the year ended June 30, 1997, 55% and 33% of revenues in the year ended June 30, 1996, and 57% and 34% of revenues in the year ended June 30, 1995.

     Interest Rate Protection Agreements -- The Company enters into interest-rate protection agreements with major financial institutions to fix or limit the volatility of interest rates on its variable-rate, long-term

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES debt. The differential paid or received is recognized as an adjustment to interest expense. Any premiums associated with interest rate protection agreements are capitalized and amortized to interest expense over the term of the agreement. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets.

     Income Taxes -- The Company files a consolidated federal tax return with the Parent, but records its income tax provisions on a separate-entity basis for financial reporting purposes. Deferred income tax assets and liabilities are recognized for the estimated future income tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are also established for the estimated future effect of net operating loss and tax credit carryforwards when it is more likely than not that such assets will be realized. Deferred taxes are calculated based on provisions of the enacted tax law.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     Change of Fiscal Year -- Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

3. INVESTMENT IN DEBT SECURITIES

     At December 31, 1997, investments in debt securities included in marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. The Company's net unrealized gain of $40,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholder's equity, net of $14,000 in deferred income taxes.

     At June 30, 1997, investments in debt securities included in restricted cash and marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. These securities are recorded at their fair market value which approximates cost.

     At June 30, 1996, there were no debt securities held in restricted cash or marketable securities. Restricted investments consisted of investments in certificates of deposit which collateralized the Company's obligations under certain letters of credit.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

     At June 30, 1995, the Company's net unrealized loss of $834,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholder's equity, net of $222,000 allocated to minority interest in joint venture and net of $256,000 in deferred income taxes.

4. INVESTMENT IN UNCONSOLIDATED POWER PROJECT

Birchwood Power Partners, L.P.

     In December 1994, the Company acquired a 50% interest in Birchwood Power Partners, L.P. ("Birchwood Power"), a partnership formed to construct and own a 220 megawatt coal-fired cogeneration facility (the "Birchwood Facility") in King George County, Virginia, from two indirect wholly-owned subsidiaries of The Southern Company. The Company initially paid $29.5 million for its 50% interest in Birchwood Power. In addition, pursuant to the equity funding obligation under Birchwood Power's project financing arrangements, the Company provided an equity contribution to Birchwood Power of approximately $43.7 million in March 1997. The initial distribution of $6.9 million received by the Company from Birchwood Power in April 1997 was also subsequently paid to a subsidiary of The Southern Company in accordance with the terms of the original transaction agreement and was treated as part of the purchase price of the Company's interest in Birchwood Power.

     The Birchwood Facility, which commenced commercial operations in November 1996, sells electricity to a utility and provides thermal energy to a 36-acre greenhouse under long-term contracts. The Birchwood Facility is operated by an affiliate of The Southern Company under a long-term operations and maintenance agreement. The Company has 50% representation on Birchwood Power's management committee, which must approve all material transactions of Birchwood Power. The Company is accounting for its investment in Birchwood Power under the equity method. The Company's share of net income of Birchwood Power is recorded net of the amortization of the $36.4 million premium paid to purchase the Company's 50% share interest in Birchwood Power. This premium is being amortized on a straight-line basis over the estimated useful life of the Birchwood Facility. The Company recognized approximately $1,727,000 and $147,000 in income from unconsolidated investments in power projects, net of premium amortization, in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and for the year ended June 30, 1997, respectively, related to its investment in Birchwood Power. The following table presents summarized financial information for Birchwood Power as of and for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):

                                                           1997       1996       1995
                                                         --------   --------   --------
BALANCE SHEET DATA:
  Current assets.......................................  $ 30,577   $ 25,701   $  1,234
  Noncurrent assets....................................   374,560    385,171    313,402
                                                         --------   --------   --------
          Total assets.................................  $405,137   $410,872   $314,636
                                                         ========   ========   ========
  Current liabilities..................................  $  6,818   $ 89,599   $ 92,968
  Noncurrent liabilities...............................   335,134    321,247    221,668
  Shareholders' equity.................................    63,185         26          0
                                                         --------   --------   --------
                                                         $405,137   $410,872   $314,636
                                                         ========   ========   ========
INCOME STATEMENT DATA:
  Operating revenues...................................  $ 69,275   $  9,745   $      0
  Operating income.....................................    35,087      4,527          0
  Net income...........................................     6,451         26          0

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

5. INVESTMENT IN OTHER UNCONSOLIDATED AFFILIATES

Development Joint Ventures

     Michigan Cogeneration Partners -- In partnership with Wolverine Energy, Inc., an indirect subsidiary of Northern States Power Company, a Minnesota-based investor-owned electric utility, the Company pursued the development of a 65 megawatt cogeneration power facility in Michigan. Development of this project began in September 1993 when the Company and its joint venture partner (the "Michigan Partnership") purchased from another developer a power sales agreement with Consumers Power Company providing for the sale of up to 65 megawatts of electric power. In July 1994, the Michigan Partnership joined with Consumers Power Company to terminate the power sales agreement pursuant to terms under which the Partnership received $29.9 million. The Company, which owns a 50% interest in the Michigan Partnership, recognized its share of the Michigan Partnership's net income of $22.9 million for the year ended June 30, 1995, which was comprised solely of the proceeds received from this transaction net of project development costs. The Company recorded the $10.2 million gain from this transaction, which consisted of the Company's share of the net income of the Michigan Partnership net of corporate incentive compensation costs related to the transaction, as equity in net income of affiliates in the accompanying consolidated statement of operations for the year ended June 30, 1995. The Michigan Partnership was dissolved in June 1996.

GREENHOUSES

     The Company has entered into an agreement with Agro Power Development, Inc., a developer and operator of greenhouse facilities, to make investments in partnerships which develop, construct and operate greenhouses which produce tomatoes. As of December 31, 1997, the Company held a 50% interest in four limited partnerships which had a combined 107 acres of production capacity in operation. The Company is accounting for its investment in these partnerships under the equity method. The Company recognized approximately $1,710,000 in equity losses and $444,000 in equity income from affiliates in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and the year ended June 30, 1997, respectively, related to its investments in these partnerships.

6. LONG-TERM DEBT

     The following long-term debt was outstanding as of December 31, 1997, June 30, 1997, and June 30, 1996, respectively (dollars in thousands):

                                                         DECEMBER     JUNE       JUNE
                                                         31, 1997   30, 1997   30, 1996
                                                         --------   --------   --------
PROJECT FINANCING DEBT:
HOPEWELL FACILITY:
  As of December 31, 1997 and June 30, 1997 -- Note
     payable to banks;
  As of June 30, 1996 -- commercial paper notes
     payable, net of unamortized issue discount of
     $87...............................................  $ 45,417   $ 49,513   $ 42,403
PORTSMOUTH FACILITY:
  Note payable to banks................................    61,489     60,500     68,250
ROCKY MOUNT FACILITY:
  Note payable to financial institution................   125,761    126,409    127,576
RINGGOLD FACILITY:
  Note payable to banks................................    15,737     16,900     18,799

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                                                         DECEMBER     JUNE       JUNE
                                                         31, 1997   30, 1997   30, 1996
                                                         --------   --------   --------
RICHMOND FACILITY:
  Commercial paper notes payable, net of unamortized
     issue discount of $365, $409 and $319,
     respectively, and tax-exempt bonds................   198,113    203,651    214,379
ELIZABETHTOWN, LUMBERTON AND KENANSVILLE FACILITIES:
  Notes payable to banks...............................    26,716     31,688     44,464
ROXBORO AND SOUTHPORT FACILITIES:
  Note payable to banks................................    93,036    102,074     99,750
OTHER..................................................     1,436        958        967
                                                         --------   --------   --------
Total Long-Term Debt...................................   567,705    591,693    616,588
Less: Current portion..................................   (74,680)   (62,370)   (48,416)
                                                         --------   --------   --------
Long-term portion......................................  $493,025   $529,323   $568,172
                                                         ========   ========   ========

     Information related to each of these borrowings is as follows:

HOPEWELL FACILITY

     In July 1996, the Hopewell Facility's project debt agreement was amended, which effectively replaced commercial paper notes with a note payable to banks and resulted in a $13,000,000 increase in the amount of outstanding indebtedness. The amended project debt accrues interest at an annual rate equal to the applicable London Interbank Offering Rate ("LIBOR") as chosen by the Company, plus .875% per annum through July 1999 and 1.125% thereafter (6.81% at December 31, 1997). Principal is payable quarterly with interest payable the earlier of the maturity of the applicable LIBOR term or quarterly through June 2002. The Hopewell Facility's project debt agreement was amended in February 1998 (see Note 13).

PORTSMOUTH FACILITY

     The Portsmouth Facility's project debt agreement was amended in December 1997, resulting in the extension of the final maturity of the loan by three months to December 31, 2002. The amended terms of the loan agreement also increased the outstanding credit commitment from the project lenders by $40.5 million in the form of a revolving credit facility. As of December 31, 1997, there were no outstanding balances under this credit facility. The amended terms of the loan agreement provide for interest to accrue at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through December 1998 and 1.0% thereafter (6.845% at December 31,
1997). The banks' outstanding credit commitment under the loan agreement is reduced quarterly, with interest payable the earlier of the maturity of the applicable LIBOR term or quarterly through December 2002. The loan agreement also provides for a $6 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the senior credit facility for any cash deficits the Portsmouth Facility could experience as a result of incurring certain costs, subject to a cap of $30 million.

     An extraordinary loss of $2,458,000 was recorded in the six-month period ended December 31, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan of $1,395,000 and net swap termination fees of $1,063,000 related to interest rate swap agreements hedging the original project debt. This extraordinary loss is shown net of a tax benefit of $956,000 in the accompanying consolidated statements of operations.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

ROCKY MOUNT FACILITY

     The note payable to financial institution consists of a $125,761,000 senior loan which accrues interest at a fixed annual rate of 7.58%. Payment of principal and interest is due quarterly through December 2013.

RINGGOLD FACILITY

     The note payable to banks consists of a $15,737,000 senior loan which accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .95% to 1.35% per annum (6.9% at December 31, 1997). Interest is payable the earlier of the maturity of the applicable LIBOR term or quarterly in arrears. Payments of principal under the senior loan are due semiannually through April 2004.

RICHMOND FACILITY

     Commercial paper notes outstanding are supported by an irrevocable, direct-pay letter of credit provided by a syndicate of banks (the "Banks"). The maximum amount of commercial paper notes supported by the letter of credit is $150,114,000 as of December 31, 1997. The annual interest rate incurred is the yield on the commercial paper notes plus a 1.25% to 1.50% per annum fee (weighted average rate of 7.17% at December 31, 1997) paid to the Banks for providing the letter of credit.

     Tax-exempt industrial development bonds (the "Bonds") have been issued to support the purchase of certain pollution control and solid waste disposal equipment for a Facility ($48,000,000 outstanding at December 31, 1997). Principal and interest payments on the Bonds are supported by an irrevocable, direct-pay letter of credit provided by the Banks. The annual interest rate is the yield on the Bonds plus a 1.25% to 1.50% per annum fee (6.875% at December 31, 1997). The letters of credit described above are part of one credit facility (the "Credit Facility"). The Credit Facility provides for commitment reductions through September 2007.

ELIZABETHTOWN, LUMBERTON AND KENANSVILLE FACILITIES

     The project debt on the Elizabethtown, Lumberton and Kenansville Facilities, which consisted of a senior loan with a syndicate of banks and a subordinated credit facility with a financial institution, was refinanced in September 1996 with the proceeds of a $39 million senior credit facility and $5.5 million capital contribution by the Company. The senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997 and 1% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the applicable LIBOR term or quarterly through September 2000. The senior credit facility also provides for a $3.3 million letter of credit to secure the project's obligations to pay debt service. An extraordinary loss of $1.2 million was recorded in the fiscal year ended June 30, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan and subordinated credit facility. This extraordinary loss is shown net of a tax benefit of $470,000 in the accompanying consolidated statements of operations.

ROXBORO AND SOUTHPORT FACILITIES

     The project debt agreement for the Roxboro and Southport Facilities was amended in September 1996, resulting in an $18.4 million increase in the amount of outstanding indebtedness. The revised senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997, 1% thereafter through September 2001 and 1.125% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the applicable LIBOR term or quarterly through June 2002. The senior credit facility also provides for a $6.5 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES indemnified the lenders of the senior credit facility for any cash deficits the Roxboro and Southport Facilities could experience as a result of incurring certain costs, subject to a cap of $11.3 million.

INTEREST RATE PROTECTION AGREEMENTS

     The Company has entered into interest rate cap, interest rate collar and interest rate swap agreements to manage its interest rate risk on its variable-rate project financing debt. The notional amounts of debt covered by these agreements as of December 31, 1997 and June 30, 1997 are $259,191,000 and $391,371,000, respectively. The agreements effectively change the interest rate on the portion of debt covered by the notional amounts from a weighted average variable rate of 7.06% to a weighted average effective rate of 7.29% at December 31, 1997. These agreements expire at various dates through July 2006.

     The project financing debt is substantially non-recourse to Cogentrix Delaware Holdings, Inc. The project financing agreements of the subsidiaries place limitations on the payment of dividends, limit additional indebtedness, and restrict the sale of assets. The project financing agreements also require certain cash to be held with a trustee as security for future debt service payments. In addition, the Facilities, as well as the long-term contracts which support them, are pledged as collateral for the Company's obligations under the project financing agreements.

     The ability of the project subsidiaries to pay dividends periodically to Cogentrix Delaware Holdings, Inc. is subject to certain limitations in their respective project credit documents. Such limitations generally require that:
(i) project debt service payments be current, (ii) project debt service coverage ratios be met, (iii) all project debt service and other reserve accounts be funded at required levels, and (iv) there be no default or event of default under the relevant project credit documents. Dividends, when permitted, are declared and paid immediately to Cogentrix Delaware Holdings, Inc. at the end of such period.

     Future maturities of long-term debt at December 31, 1997, net of unamortized issue discounts on commercial paper notes are as follows (dollars in thousands):

YEAR ENDED
DECEMBER 31,
------------
     1998...................................................  $ 74,680
     1999...................................................    78,823
     2000...................................................    81,442
     2001...................................................    79,099
     2002...................................................    61,417
     Thereafter.............................................   192,244
                                                              --------
                                                              $567,705
                                                              ========

     Cash paid for interest on the Company's long-term debt amounted to $25,199,000, $46,358,000, $50,153,000 and $50,852,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

7. INCOME TAXES

     The Company files a consolidated federal tax return with the Parent, but records its income tax provisions on a separate-entity basis for financial reporting purposes. Deferred income tax assets and liabilities are recognized for the estimated future income tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are also established for the estimated future effect of net operating loss and tax credit carryforwards when it is more likely than not that such assets will be realized. Deferred taxes are calculated based on provisions of the enacted tax law.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

     The net current and noncurrent components of deferred income taxes reflected in the accompanying consolidated balance sheets as of December 31, 1997, June 30, 1997 and June 30, 1996 are as follows (dollars in thousands):

                                                          DECEMBER     JUNE       JUNE
                                                          31, 1997   30, 1997   30, 1996
                                                          --------   --------   --------
Net current deferred tax (asset) liability..............  $ (1,684)  $ (1,388)  $   469
Net noncurrent deferred tax liability...................    80,735     77,485    91,091
                                                          --------   --------   -------
Net deferred tax liability..............................  $ 79,051   $ 76,097   $91,560
                                                          ========   ========   =======

     Reconciliations between the federal statutory income tax rate and the Company's effective income tax rate are as follows:

                                                     SIX-MONTH
                                                      PERIOD
                                                       ENDED       YEAR ENDED JUNE 30,
                                                     DECEMBER    -----------------------
                                                     31, 1997    1997      1996     1995
                                                     ---------   -----     ----     ----
Federal statutory tax rate.........................    35.0%     (35.0)%   35.0%    35.0%
State income taxes, net of loss carryforwards and
  federal tax impact...............................     3.3       (5.0)     4.6      4.2
Other..............................................     1.3        1.7       .5      (.6)
                                                       ----      -----     ----     ----
Effective tax rate.................................    39.6%     (38.3)%   40.1%    38.6%
                                                       ====      =====     ====     ====

     Cash paid for income taxes amounted to $1,771,500, $369,000, $26,000 and $64,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

8. LOSS ON IMPAIRMENT AND COST OF REMOVAL OF COGENERATION FACILITIES

     During the fiscal year ended June 30, 1997, the Company undertook an analysis of the post-contract operating environment for all of its operating facilities in light of the dramatic market changes that are taking place in the power generation industry. The analysis included assumptions regarding future levels of operations, operating costs and market prices for equivalent generation available from other sources. As a part of this analysis, in accordance with the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company assessed whether any impairment of the Company's Facilities had occurred. This assessment included comparing the projected future cash flows to be provided by these assets to the net book value of such assets. Based on this assessment, the Company determined that an impairment loss had occurred on the Elizabethtown, Lumberton, Kenansville and Ringgold Facilities. This loss on impairment of cogeneration facilities of $57.3 million represents the excess of the net book value of these cogeneration facilities over their current fair value, determined by discounting to present value projected future cash flows to be provided by such assets. The Company believes that its projections of future cash flows are based upon reasonable assumptions about the future performance of these assets. Because of the risks and uncertainties associated with any projections, there can be no assurances, however, that actual events will be consistent with the assumptions made, and future cash flows may be greater or less than those projected. The analysis also resulted in the recognition of an $8.3 million liability related to the Company's estimated cost of removal obligations under the land leases for the Elizabethtown, Lumberton and Kenansville Facilities. The total impairment loss and cost of removal of $65.6 million has been reflected in the accompanying consolidated statements of operations for the year ended June 30, 1997.

     Also in connection with the overall assessment of the post-contract operating environment for its cogeneration facilities, the Company concluded that the estimated useful lives of the Elizabethtown,

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

Lumberton, Kenansville, Roxboro and Southport Facilities should be adjusted to reflect the economic lives of the plants as determined by the remaining terms of their respective power purchase agreements. The annual depreciation expense for these five facilities, in aggregate, increased approximately $6.1 million per year as a result of the changes in estimated useful lives and the impairment loss recognized during the fiscal year ended June 30, 1997.

9. COMMITMENTS AND CONTINGENCIES

     Parent Debt Guaranteed by the Cogentrix Delaware Holdings, Inc.
-- Cogentrix Delaware Holdings, Inc. has guaranteed all of the Parent's existing and future senior unsecured debt for borrowed money. This guarantee was given to the lenders under the Parent's corporate credit facility and terminates, unless the term of the credit agreement is extended, when the credit agreement for the corporate credit facility terminates in 2001 (Note 1). The agreement under which the guarantee was given provides that the terms or provisions of the guarantee may be waived, amended, supplemented or otherwise modified at any time and from time to time by Cogentrix Delaware Holdings, Inc. and the agent bank for the lenders under the credit agreement.

SENIOR NOTES

     On March 15, 1994, the Parent issued $100 million of registered, unsecured senior notes due 2004 (the "Senior Notes") in a public debt offering. The Senior Notes were priced at par to yield 8.10%. The Senior Notes require annual sinking fund payments beginning in March 2001.

CORPORATE CREDIT FACILITY

     In May 1997, the Parent entered into a credit agreement with Australia and New Zealand Banking Group Limited, as Agent, which provides for a $50,000,000 revolving credit facility with an initial term of three years (the "Corporate Credit Facility"). The Corporate Credit Facility allows for direct advances or the issuance of letters of credit. As of December 31, 1997, the Parent had no borrowings or letters of credit outstanding.

     Long-Term Contracts -- The Company has several long-term contractual commitments that comprise a significant portion of its financial obligations. These contractual commitments with original terms varying in length from 10 to 25 years are the basis for a major portion of the revenue and operating expenses recognized by the Company and provide for specific services to be provided at fixed or indexed prices. The major long-term contractual commitments are as follows:

          (i) The Company is required to sell electricity generated by each Facility to a Utility and the Utility is required to purchase this electricity at pre-established or annually escalating prices.

          (ii) The Company is required to sell and the Steam Purchaser is required to purchase a minimum amount of process steam from each Facility for each contract year. The Steam Purchaser is generally required to purchase its entire steam requirements from the Company. The purchase price of steam under these contracts escalates annually or is fixed and determinable during the term of the contracts.

          (iii) The Company is obligated to purchase and fuel suppliers are required to supply all the fuel requirements of each Facility. Fuel requirements include the quality and estimated quantity of fuel required to operate each Facility. The price of fuel escalates annually for the term of each contract. In addition, the Company has transportation contracts with various entities to deliver the fuel to each Facility. These contracts also provide for annual escalations throughout the term of the contracts.

     Effective September 1996, the Company amended the power sales agreements on its Lumberton, Elizabethtown, Kenansville, Roxboro and Southport Facilities. These amendments provide the purchasing

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES utility additional rights related to the dispatch of the Facilities and eliminated the purchase options which the utility held related to the Roxboro and Southport Facilities.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth Facility. This amendment provided the purchasing utility additional rights related to the dispatch of the Facility. The terms of the amended power sales agreement also eliminated Portsmouth's accrued obligation to return previously disallowed capacity payments to the purchasing utility.

     Under terms of contracts with one Utility, the Company is obligated to pay up to $8,850,000 in liquidated damages to the Utility if two of the Company's Facilities do not demonstrate certain operating and reliability standards. A bank has issued letters of credit in favor of the Utility which secure the Company's obligations to the Utility under this provision of the contracts.

     Under certain contracts with one Utility, the Utility is permitted, subsequent to the maturity date of the original project financing debt, to reduce future payments or recover certain payments previously made in the event that a state utility commission prohibits the Utility from recovering such payments made under a power sales agreement.

     Employee Benefit Plans -- The Parent sponsors a defined contribution 401(k) savings plan for its full-time employees. The Company matches employees' contributions to the plan up to specified limitations. Company contributions to the plan were $487,000 in the six-month period ended December 31, 1997, $1,064,000 in the fiscal year ended June 30, 1997, $1,119,000 in fiscal 1996 and $1,034,000 in fiscal 1995.

     Guarantees -- In connection with its substantially non-recourse project financings and certain other subsidiary contracts, the Parent and a subsidiary of the Company, Cogentrix, Inc. have expressly undertaken certain limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments include guarantees by Cogentrix, Inc. of a certain subsidiary's obligation capped at $1.5 million and certain subsidiaries' performance under their contracts with one Utility.

     Pending Claims and Litigation -- Effective September 1996, the Company amended the power sales agreements on its Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities. Under the amended terms of these power sales agreements, the purchasing utility has exercised its right of economic dispatch resulting in significant reductions in fuel requirements at each of these facilities. In response to this reduction in fuel requirements, one of the coal suppliers for these facilities initiated an arbitration proceeding and another filed a civil action against certain subsidiaries of the Company. The arbitration proceeding was completed in October, 1997, with the arbitration panel denying any recovery to the coal supplier. The coal supplier subsequently challenged the arbitration panel's ruling. Management believes that the coal supplier's claims provide no basis by which a court could vacate an arbitration ruling. With respect to the civil action filed by the other coal supplier, management believes that there is no basis for certain claims and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth facility. Under the amended terms, the purchasing utility has exercised its right of economic dispatch which has led to significant reductions in that facility's fuel requirements. In response to the reduced fuel requirements, the coal supplier for the Portsmouth facility has filed a civil action against a subsidiary of the Company. Management believes that there is no basis for certain claims of the coal supplier and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

     The Company has established reserves which management believes to be adequate to cover any costs resulting from these matters. Management believes that the resolution of these disputes will not have a material adverse impact on the Company's consolidated financial position or results of operations.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

     In addition, the Company experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the consolidated financial position or results of operations of the Company.

10. FUNDS HELD BY TRUSTEES

     The majority of revenue received by the Company is required by the terms of various credit agreements to be deposited in accounts administered by certain banks (the "Trustees"). The Trustees invest funds held in these accounts at the direction of the Company. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of each Facility. In addition, special accounts are established to provide debt service payments and income taxes. The funds in these accounts are pledged as security under the project financing agreements of each subsidiary.

     Funds held by the Trustees were $42,170,000 at December 31, 1997, $49,187,000 at June 30, 1997,and $59,287,000 at June 30, 1996. Debt service account balances are reflected as restricted cash, whereas all other accounts are classified as cash and cash equivalents in the accompanying consolidated balance sheets.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The Company invests its temporary cash balances in U.S. government obligations, corporate obligations and financial instruments of highly-rated financial institutions. A substantial portion of the Company's accounts receivable are from two major regulated electric utilities and the associated credit risks are limited.

     The carrying values reflected in the accompanying consolidated balance sheets at December 31, 1997, June 30, 1997, and June 30, 1996 approximate the fair values for cash and cash equivalents and variable-rate long-term debt. Investments in debt securities and certificates of deposit included in restricted cash, marketable securities and restricted investments are also reported at fair market value, which approximates cost, at December 31, 1997, June 30, 1997, and June 30, 1996. The fair value of the Company's fixed-rate borrowings at December 31, 1997 is $5,594,000 greater than the historical carrying value of $125,761,000. At June 30, 1997, the fair value of the Company's fixed-rate borrowings was $1,263,000 lower than the historical carrying value of $126,409,000, and at June 30, 1996, the fair value of the Company's fixed-rate borrowings was $1,931,000 lower than the historical carrying value of $138,018,000. In making such calculations, the Company utilized credit reviews, quoted market prices and discounted cash flow analyses, as appropriate.

     The Company is exposed to credit-related losses in the event of non-performance by counterparties to the Company's interest rate protection agreements (Note 6). The Company does not obtain collateral or other security to support such agreements but continually monitors its positions with, and the credit quality of, the counterparties to such agreements. As of December 31, 1997, the gross unrealized loss on the interest rate protection agreements was $2,670,000. As of June 30, 1997, the gross unrealized gains and losses on the Company's interest rate protection agreements were $3,130,000 and $2,102,000, respectively, resulting in an estimated net unrealized gain of $1,028,000, and as of June 30, 1996, the gross unrealized gains and losses on the Company's interest rate protection agreements were $4,984,000 and $4,185,000, respectively, resulting in an estimated net unrealized gain of $799,000.

12. RELATED-PARTY TRANSACTIONS

     The Company has had transactions in the normal course of business with various affiliate corporations including the Parent. The Company had notes receivable due from affiliates of $44.4 million, $54.7 million and $63.9 million as of December 31, 1997, June 30, 1997 and June 30, 1996, respectively. These notes accrue interest at the prime rate and principal and interest are due upon demand. The Company also had note payables due to the Parent of $6.2 million, $.8 million and $.9 million as of December 31, 1997, June 30, 1997

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES and June 30, 1996. These notes consist primarily of working capital loans which accrue interest at the prime rate. Principal and interest of these notes are due upon demand.

13. SUBSEQUENT EVENTS

Cogentrix of Pennsylvania, Inc.

     In January 1998, the Company signed an agreement with Pennsylvania Electric Company ("Penelec") to terminate the Ringgold Facility's power purchase agreement. This termination agreement was the result of a request for proposals to buy-back or restructure power sales agreements issued to all operating IPP projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $25 million which will be sufficient to retire all of Cogentrix of Pennsylvania, Inc.'s ("CPA") outstanding project debt. The buy-back of the power purchase agreement is subject to the issuance of an order by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect this event to have an adverse impact on the Company's consolidated results of operations or financial position.

JAMES RIVER COGENERATION COMPANY

     Effective February 1998, James River Cogeneration Company ("James River"), a joint venture owned 50% by the Company, which owns a cogeneration facility located in Hopewell, Virginia (the "Hopewell Facility"), amended its power sales agreement with Virginia Power to provide Virginia Power additional rights related to the dispatch of the Hopewell Facility. In connection with the amendment of the power sales agreement, the Company amended the terms of the existing project debt on the Hopewell Facility.

     The amended terms of the Hopewell project debt resulted in an extension of the final maturity of the note payable by six months to December 31, 2002 and increased outstanding borrowings $34.6 million, the proceeds of which (net of transaction costs) were paid as a distribution to the James River partners. The amended note payable accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through February 1998 and 1.00% thereafter. The amended note payable also provides for a $5 million letter of credit to secure the project's obligation to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the note payable for any cash deficits the Hopewell Facility could experience as a result of incurring certain costs, subject to a cap of $10.6 million. An extraordinary loss of $2.4 million will be recorded in the first quarter of 1998 related to the write-off of unamortized deferred financing costs from the original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

     The pro forma future maturities of long-term debt as of December 31, 1997, excluding unamortized issue discounts on commercial paper notes and the unamortized balance of the deferred gain on the Senior Notes hedge transaction and taking into account the amended project debt agreement for the Hopewell Facility, are as follows (dollars in thousands):

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
  1998......................................................  $ 78,261
  1999......................................................    85,625
  2000......................................................    87,663
  2001......................................................    84,578
  2002......................................................    73,553
Thereafter..................................................   192,608
                                                              --------
                                                              $602,288
                                                              ========

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

WHITEWATER AND COTTAGE GROVE TRANSACTION

     In March 1998, the Company acquired from LS Power Corporation an approximate 74% ownership interest in two power generation facilities in Whitewater, Wisconsin (the "Whitewater Facility") and in Cottage Grove, Minnesota (the "Cottage Grove Facility"). Each of the Cottage Grove and Whitewater Facilities are 245 megawatt gas-fired, combined-cycle cogeneration facilities. Commercial operations of the facilities commenced in the last half of calendar 1997. The Cottage Grove Facility sells capacity and energy to Northern States Power Company under a 30-year power sales contract terminating in 2027. The Whitewater Facility sells capacity and energy to Wisconsin Electric Power Company under a 25-year power sales contract terminating in 2022. The aggregate acquisition price for the equity interest in the Cottage Grove and Whitewater Facilities was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners. This distribution represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. The Company will be entitled to a distribution of the $16.7 million in calendar 1998. The purchase price was funded with proceeds of the Corporate Credit Facility and corporate cash balances.

BECHTEL ASSET ACQUISITION

     In March 1998, the Company signed an agreement with Bechtel Generating Company, Inc. to acquire an ownership interest in 12 electric generating facilities, comprising a net equity interest of approximately 360 megawatts, and one interstate natural gas pipeline in the United States (the "Bechtel Asset Acquisition"). The closing of the Bechtel Asset Acquisition, which is subject to customary conditions including the obtaining of certain consents and regulatory approvals, is currently expected to occur in calendar 1998. Management anticipates accounting for these investments under the equity method.

     In connection with the Bechtel Asset Acquisition, the Parent plans to issue up to $250 million of senior notes in a Rule 144A offering with a covenant to register exchange notes with the U.S. Securities and Exchange Commission. These senior notes will be unsecured and will rank pari passu with the Parent's $100 million of outstanding Senior Notes due 2004. The proceeds will be used by the Parent to finance the Bechtel Asset Acquisition and to repay the outstanding borrowings under the Corporate Credit Facility. Cogentrix Delaware Holdings, Inc. will be a guarantor of these senior notes in accordance with the terms of the Corporate Credit Facility (Note 1).

                                   SCHEDULE I
                       COGENTRIX DELAWARE HOLDINGS, INC.

                     CONDENSED BALANCE SHEETS OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                                                  JUNE 30,
                                                              DECEMBER 31,   -------------------
                                                                  1997         1997       1996
                                                              ------------   --------   --------
                                             ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 50,213     $ 36,574   $ 11,751
  Marketable securities.....................................      42,118       21,494         --
  Accounts receivable.......................................         756          484      9,254
                                                                --------     --------   --------
          Total current assets..............................      93,087       58,552     21,005
                                                                --------     --------   --------
INVESTMENT IN SUBSIDIARIES (ON THE EQUITY METHOD)...........     (45,756)     (43,041)     9,792
                                                                --------     --------   --------
OTHER ASSETS:
  Restricted investments....................................                       --     43,695
  Notes receivable from affiliates..........................      79,150      104,031     73,441
  Other.....................................................       6,272       11,694         --
                                                                --------     --------   --------
          Total other assets................................      85,422      115,725    117,136
                                                                --------     --------   --------
Total Assets................................................    $132,753     $131,236   $147,933
                                                                ========     ========   ========

                              LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities............    $     29     $     --   $     --
                                                                --------     --------   --------
          Total current liabilities.........................          29           --         --
                                                                --------     --------   --------
LONG-TERM LIABILITIES:
  Deferred income taxes.....................................      13,830       11,669      7,930
                                                                --------     --------   --------
          Total long-term liabilities.......................      13,830       11,669      7,930
                                                                ========     ========   ========
          Total liabilities.................................      13,859       11,669      7,930
                                                                --------     --------   --------
SHAREHOLDER'S EQUITY:
  Common stock..............................................           1            1          1
  Additional paid-in capital................................     224,069      199,937    157,595
  Unrealized gain on available for sale securities..........          26           --         --
  Accumulated deficit.......................................    (105,202)     (80,371)   (17,593)
                                                                --------     --------   --------
          Total shareholders' equity........................     118,894      119,567    140,003
                                                                --------     --------   --------
Total liabilities and shareholders' equity..................    $132,753     $131,236   $147,933
                                                                ========     ========   ========

                                                                      SCHEDULE I

                       COGENTRIX DELAWARE HOLDINGS, INC.

                  CONDENSED STATEMENTS OF INCOME OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                         SIX-MONTH
                                                        PERIOD ENDED   FOR THE YEARS ENDED JUNE 30,
                                                        DECEMBER 31,   ----------------------------
                                                            1997         1997      1996      1995
                                                        ------------   --------   -------   -------
OPERATING REVENUE.....................................         --            --        --        --
                                                          -------      --------   -------   -------
OPERATING EXPENSES:
  General, administrative and development expenses....         87            61        98       928
          Total operating expenses....................         87            61        98       928
                                                          -------      --------   -------   -------
OPERATING LOSS........................................        (87)          (61)      (98)     (928)
                                                          -------      --------   -------   -------
OTHER INCOME (EXPENSE):
  Interest expense....................................         --            --       (48)       --
  Investment and other income.........................      5,260         9,821     8,800     7,167
                                                          -------      --------   -------   -------
          Total other income..........................      5,260         9,821     8,752     7,167
                                                          -------      --------   -------   -------
INCOME BEFORE INCOME TAXES............................      5,173         9,760     8,654     6,239
                                                          -------      --------   -------   -------
INCOME TAX PROVISION..................................      2,048         3,738     3,470     2,409
EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES.............     13,663       (17,789)   29,940    34,835
                                                          -------      --------   -------   -------
NET INCOME (LOSS).....................................    $16,788      $(11,767)  $35,124   $38,665
                                                          =======      ========   =======   =======

                                                                      SCHEDULE I

                       COGENTRIX DELAWARE HOLDINGS, INC.

                CONDENSED STATEMENTS OF CASH FLOWS OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                       SIX-MONTH
                                                      PERIOD ENDED        YEAR ENDED JUNE 30,
                                                        DECEMBER     ------------------------------
                                                        31, 1997       1997       1996       1995
                                                      ------------   --------   --------   --------
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES......    $ 29,620     $ 55,798   $ 47,725   $ 50,793
                                                        --------     --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in restricted investments.....          --       43,695          5    (43,700)
  (Increase) decrease in marketable securities......     (20,624)     (21,494)     7,467     44,676
  Investments in subsidiaries.......................      (2,751)     (13,917)   (28,696)    (3,798)
                                                        --------     --------   --------   --------
  Net cash flows (used in) provided by investing
     activities.....................................     (23,375)       8,284    (21,224)    (2,822)
                                                        --------     --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease (increase) in notes receivable from
     affiliates.....................................      24,881      (30,590)   (18,500)   (47,541)
  Contributed capital from Parent...................      24,132       42,342     37,038      3,950
  Dividends paid to Parent..........................     (41,619)     (51,011)   (44,548)   (37,952)
                                                        --------     --------   --------   --------
  Net cash flows provided by (used in) financing
     activities.....................................       7,394      (39,259)   (26,010)   (81,543)
                                                        --------     --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................      13,639       24,823        491    (33,572)
CASH AND CASH EQUIVALENTS, beginning of period......      36,574       11,751     11,260     44,832
                                                        --------     --------   --------   --------
CASH AND CASH EQUIVALENTS, end of period............    $ 50,213     $ 36,574   $ 11,751   $ 11,260
                                                        ========     ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- CASH DIVIDENDS RECEIVED............    $ 19,129     $ 48,961   $ 44,548   $ 46,277
                                                        ========     ========   ========   ========

                                                                      SCHEDULE I

                       COGENTRIX DELAWARE HOLDINGS, INC.

             NOTES TO CONDENSED FINANCIAL STATEMENTS OF REGISTRANT

1. SIGNIFICANT ACCOUNTING POLICIES

     Accounting for Subsidiaries -- Cogentrix Delaware Holdings, Inc. (the Company) has accounted for its investment in and earnings of its subsidiaries on the equity method in the condensed financial information.

     Income Taxes -- The provision for income taxes has been computed based on the Company's consolidated effective income tax rate.

     Change of Fiscal Year -- Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

2. GUARANTEE OF PARENT DEBT

     Cogentrix Delaware Holdings, Inc. has directly guaranteed all existing and future senior unsecured debt for borrowed money of its parent company, Cogentrix Energy, Inc. (the Parent). This guarantee, provided for in the credit agreement for the Parent's corporate credit facility, expires by its terms in 2001, unless the term of the credit agreement is extended. The agreement under which the guarantee was given provides that the terms or provisions of the guarantee may be waived, amended, supplemented or otherwise modified at any time and from time to time by Cogentrix Delaware Holdings, Inc. and the agent bank for the lenders under the credit agreement. The following summary provides information regarding Parent debt.

SENIOR NOTES

     On March 15, 1994, the Parent issued $100 million of registered, unsecured senior notes due 2004 (the "Senior Notes") in a public debt offering. The Senior Notes were priced at par to yield 8.10%. The Senior Notes require annual sinking fund payments beginning in March 2001.

     Future maturities of long-term debt at December 31, 1997 are as follows (dollars in thousands):

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
  1998......................................................  $      0
  1999......................................................         0
  2000......................................................         0
  2001......................................................    20,000
  2002......................................................    20,000
Thereafter..................................................    60,000
                                                              --------
                                                              $100,000
                                                              ========

CORPORATE CREDIT FACILITY

     In May 1997, the Parent entered into a credit agreement with Australia and New Zealand Banking Group Limited, as Agent, which provides for a $50,000,000 revolving credit facility (the "Corporate Credit Facility") with an initial term of three years (the "Revolving Term"). The Corporate Credit Facility provides for one-year extensions of the Revolving Term, subject to lender consent. The Corporate Credit Facility allows for direct advances or the issuance of letters of credit. As of December 31, 1997, the Parent had no borrowings or letters of credit outstanding.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
              SEPTEMBER 30, 1998 (UNAUDITED) AND DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1998            1997
                                                              --------------   ------------
                                                               (UNAUDITED)      (AUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   22,865      $  63,205
  Restricted cash...........................................        53,348         25,331
  Marketable securities.....................................            --         42,118
  Accounts receivable.......................................        62,729         48,305
  Inventories...............................................        19,869         15,210
  Other current assets......................................         4,889          2,391
                                                                ----------      ---------
         Total current assets...............................       163,700        196,560
NET INVESTMENT IN LEASES....................................       497,966             --
PROPERTY, PLANT AND EQUIPMENT, Net of accumulated
  depreciation: September 30, 1998, $214,358; December 31,
  1997, $186,514............................................       477,620        496,183
LAND AND IMPROVEMENTS.......................................         2,494          2,540
DEFERRED FINANCING, START-UP AND ORGANIZATION COSTS,
  Net of accumulated amortization: September 30, 1998,
  $11,603; September 30, 1997, $13,970......................        28,638         18,876
NATURAL GAS RESERVES........................................         1,748          2,384
INVESTMENTS IN AFFILIATES...................................        72,846         79,072
NOTES RECEIVABLE FROM AFFILIATES............................        84,966         44,405
OTHER ASSETS................................................        41,106          6,943
                                                                ----------      ---------
                                                                $1,371,084      $ 846,963
                                                                ==========      =========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $   77,641      $  74,680
  Accounts payable..........................................        25,998         11,589
  Payable to Parent.........................................        12,009          5,537
  Income taxes payable to Parent............................        22,979         24,710
  Other accrued liabilities.................................        20,497          5,576
                                                                ----------      ---------
         Total current liabilities..........................       159,124        122,092
LONG-TERM DEBT..............................................       858,855        493,025
NOTES PAYABLE TO PARENT.....................................         5,765          6,233
DEFERRED INCOME TAXES.......................................        95,030         80,735
MINORITY INTEREST IN JOINT VENTURE..........................        60,728         15,131
OTHER LONG-TERM LIABILITIES.................................        10,677         10,853
                                                                ----------      ---------
                                                                 1,190,179        728,069
                                                                ----------      ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
    Common stock............................................             1              1
    Additional paid-in capital..............................       320,497        224,069
    Net unrealized gain on available-for-sale securities....            --             26
    Accumulated deficit.....................................      (139,593)      (105,202)
                                                                ----------      ---------
                                                                   180,905        118,894
                                                                ----------      ---------
                                                                $1,371,084      $ 846,963
                                                                ==========      =========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
OPERATING REVENUE:
  Electric..................................................  $231,200   $234,652
  Steam.....................................................    19,325     19,451
  Lease revenue.............................................    23,567         --
  Service revenue under capital leases......................    25,955         --
  Income from unconsolidated investment in power projects...     2,626        623
  Other.....................................................    14,344      9,255
                                                              --------   --------
                                                               317,017    263,981
                                                              --------   --------
OPERATING EXPENSES:
  Fuel expense..............................................    62,500     89,960
  Operations and maintenance................................    49,581     52,739
  Cost of services under capital leases.....................    29,358         --
  General, administrative and development expenses..........    19,812     18,221
  Depreciation and amortization.............................    30,469     30,584
                                                              --------   --------
                                                               191,720    191,504
                                                              --------   --------
OPERATING INCOME............................................   125,297     72,477
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (45,437)   (34,310)
  Investment and other income...............................     5,854      6,993
  Equity in net loss of affiliates, net.....................    (3,017)       (35)
                                                              --------   --------
INCOME BEFORE MINORITY INTEREST IN INCOME OF
  JOINT VENTURE, INCOME TAXES AND EXTRAORDINARY LOSS........    82,697     45,125
MINORITY INTEREST IN INCOME OF JOINT VENTURE................    (8,584)    (3,764)
                                                              --------   --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS...........    74,113     41,361
PROVISION FOR INCOME TAXES..................................   (29,057)   (15,653)
                                                              --------   --------
INCOME BEFORE EXTRAORDINARY LOSS............................    45,056     25,708
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, NET OF
  INCOME TAX BENEFIT........................................    (2,432)      (470)
                                                              --------   --------
NET INCOME..................................................  $ 42,624   $ 25,238
                                                              ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1997
                                                              ---------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  42,624   $25,238
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     30,469    30,584
     Decrease in unrealized gain on investments.............        (26)       --
     Deferred income taxes..................................     14,295    21,024
     Extraordinary loss on early extinguishment of debt, non
      cash portion..........................................      2,067        --
     Minority interest in income of joint venture, net of
      dividends.............................................    (14,933)    2,522
     Equity in net loss of unconsolidated affiliates, net of
      dividends.............................................      7,234      (213)
     Minimum lease payments received........................     22,242        --
     Amortization of unearned lease income..................    (23,567)
     Increase in accounts receivable........................     (4,897)   (2,815)
     (Increase) decrease in inventories.....................     (3,028)    4,067
     (Increase) decrease in other assets....................     (9,880)       49
     Increase in accounts payable...........................      4,913     3,963
     Increase in accrued liabilities........................      5,171     3,467
     Decrease in other liabilities..........................       (176)   (9,553)
                                                              ---------   -------
  Net cash flows provided by operating activities...........     72,508    78,333
                                                              ---------   -------
  CASH FLOWS FROM INVESTING ACTIVITIES:
     Property, plant and equipment additions................       (378)   (1,464)
     Decrease in marketable securities......................     42,118     6,423
     Investments in affiliates..............................     (1,007)  (53,725)
     Acquisition of facilities, net of cash acquired........   (155,324)       --
     Decrease in restricted cash............................      7,797       128
                                                              ---------   -------
  Net cash flows used in investing activities...............   (106,794)  (48,638)
                                                              ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds of notes payable and long-term debt...........    120,900     2,618
     Repayments of notes payable and long-term debt.........   (105,036)  (48,656)
     Increase in deferred financing costs...................     (1,540)     (135)
     (Increase) decrease in notes receivable from
      affiliates............................................    (39,791)      932
     Capital contributions..................................     96,428    24,172
     Common stock dividends paid............................    (77,015)  (37,681)
                                                              ---------   -------
  Net cash flows used in financing activities...............     (6,054)  (58,750)
                                                              ---------   -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (40,340)  (29,055)
CASH AND CASH EQUIVALENTS, beginning of period..............     63,205    65,063
                                                              ---------   -------
CASH AND CASH EQUIVALENTS, end of period....................  $  22,865   $36,008
                                                              =========   =======

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   UNAUDITED

1. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The accompanying unaudited consolidated condensed financial statements include the accounts of Cogentrix Delaware Holdings, Inc. and its wholly-owned and majority-owned subsidiary companies (collectively, the "Company") and a 50%-owned joint venture in which the Company has effective control through majority representation on the board of directors of the managing general partner. Investments in other affiliates in which the Company has a 20% to 50% interest and/or the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. All material intercompany transactions and balances among Cogentrix Delaware Holdings, Inc., its subsidiary companies and its consolidated joint venture have been eliminated in the accompanying consolidated condensed financial statements.

     Information presented as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1998, and the results of operations for the nine-month periods ended September 30, 1998 and 1997 and cash flows for the nine months ended September 30, 1998 and 1997. The results of operations for these interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

     The accompanying unaudited consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although management believes that the disclosures made are adequate to make the information presented not misleading.

2. COGENTRIX OF PENNSYLVANIA, INC.

     In January 1998, the Company signed an agreement with Pennsylvania Electric Company ("Penelec") to terminate the Ringgold Facility's power purchase agreement. This termination agreement was the result of a request for proposals to buyback or restructure power sales agreements issued to all major operating independent power producer projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $24 million, which will be sufficient to retire all of Cogentrix of Pennsylvania, Inc.'s ("CPA") outstanding project debt. The buyback of the power purchase agreement is subject to the issuance of an order (satisfactory to Penelec) by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect the termination of the Ringgold Facility's power purchase agreement with Penelec, if it occurs, to have an adverse impact on the Company's consolidated results of operations, cash flows or financial position.

3. JAMES RIVER COGENERATION COMPANY

     Effective February 1998, James River Cogeneration Company ("JRCC"), a joint venture owned 50% by the Company, which owns a cogeneration facility located in Hopewell, Virginia (the "Hopewell Facility"), amended its power sales agreement with Virginia Electric and Power Company ("Virginia Power") to provide

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

Virginia Power additional rights related to the dispatch of the Hopewell Facility. In connection with the amendment of the power sales agreement, the Company amended the terms of the existing project debt on the Hopewell Facility.

     The amended terms of the JRCC project debt resulted in an extension of the final maturity of the note payable by six months to December 31, 2002 and an increase in the amount of outstanding borrowings of $34.6 million, the proceeds of which (net of transaction costs) were distributed to the JRCC partners. The amended note payable accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through February 1999 and 1.00% thereafter. The amended credit facility also provides for a $5 million letter of credit to secure the project's obligation to pay debt service. An extraordinary loss of $2.4 million was recorded in the first quarter of 1998 related to the write-off of unamortized deferred financing costs from the original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

4. WHITEWATER AND COTTAGE GROVE ACQUISITION

     In March 1998, the Company acquired from LS Power Corporation (the "LS Power Acquisition") an approximate 74% ownership interest in two partnerships which own and operate electric generating facilities located in Whitewater, Wisconsin, (the "Whitewater Facility") and Cottage Grove, Minnesota (the "Cottage Grove Facility"). Each of the Cottage Grove and Whitewater Facilities is a 245-megawatt gas-fired, combined-cycle cogeneration facility. Commercial operations of both of these facilities commenced in the last half of calendar 1997. The Cottage Grove Facility sells capacity and energy to Northern States Power Company under a 30-year power sales contract terminating in 2027. The Whitewater Facility sells capacity and energy to Wisconsin Electric Power Company under a 25-year power sales contract terminating in 2022. Each of the power sales contracts has characteristics similar to a lease in that the agreement gives the purchasing utility the right to use specific property, plant and equipment. As such, each of the power sales contracts is accounted for as a "sales-type" capital lease in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

     The aggregate acquisition price for the equity interests in the Cottage Grove and Whitewater Facilities acquired by the Company was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners, which represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. The Company received $15.7 million of this distribution in April 1998 and expects to receive a distribution of the remaining $1 million in calendar 1998.

     The Company accounted for the LS Power Acquisition using the purchase method of accounting. The purchase price has been allocated to the assets and liabilities acquired based on their fair market values at the date of consummation. An adjustment in the amount of $22.2 million was recorded to reflect the Company's portion of the excess of the fair value of the Partnerships' fixed rate debt over its historical carrying value. This Fair Value adjustment or "debt premium", will be amortized to income over the life of the debt acquired using the effective interest method. The historical book values of the remaining assets and liabilities approximated their fair values at the date of consummation. The excess of the purchase price over the fair value of the net assets acquired of approximately $27.7 million has been recorded as goodwill. Goodwill is being amortized on a straight-line basis over the lives of the PPAs for the two facilities. The minority owner's share of each partnership's net assets is included in "minority interests" on the accompanying consolidated balance sheet as of September 30, 1998. The accompanying consolidated statement of income for the nine months ended September 30, 1998 include the results of operations of the acquired facilities since the closing date of the LS Power Acquisition (March 20, 1998).

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES

     The following unaudited pro forma consolidated results for the Company for the nine months ended September 30, 1998 give effect to the LS Power Acquisition as if the transaction had occurred on January 1, 1998 (in thousands, expect per share amount).

                                                              PRO FORMA
                                                          NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1998
                                                          ------------------
Revenues................................................       $336,427
Net Income..............................................       $ 42,731

5. BECHTEL ASSET ACQUISITION

     In October 1998, the Company acquired from Bechtel Generating Company, Inc. ("BGCI") ownership interests in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline in the United States (the "BGCI Acquisition"). The aggregate acquisition price, including acquisition costs, for the equity interests in the BGCI assets was approximately $189.9 million. The BGCI Acquisition will be accounted for using the purchase method of accounting. Management will account for each of the underlying projects using the equity method.

     In connection with the BGCI Acquisition, Cogentrix Energy, Inc. (the "Parent") issued $220 million of senior notes due 2008 in a Rule 144A offering (the "2008 Senior Notes") with a covenant to register exchange notes with the U.S. Securities and Exchange Commission. These senior notes are unsecured and rank pari passu with the Parent's $100 million of outstanding senior notes due 2004 (the "2004 Senior Notes"). Cogentrix Delaware Holdings, Inc. will be a guarantor of the 2008 Senior Notes pursuant to the terms of the Parent's corporate credit facility.

6. BATESVILLE FACILITY ACQUISITION

     In August 1998, the Company acquired an approximate 52% interest in an 800-megawatt, gas-fired electric generating facility (the "Batesville Facility") under construction in Batesville, Mississippi (the "Batesville Acquisition"). The Company has committed to provide an equity contribution to the project subsidiary of approximately $54 million upon the earliest to occur of (i) the incurrence of construction costs after all project financing has been expended,
(ii) an event of default under the project subsidiary's financing arrangements and (iii) June 30, 2001. This equity commitment is supported by a $54 million letter of credit provided under the Parent's corporate credit facility. The Company expects the Batesville Facility, which will be operated by the Company, to commence commercial operation in June 2000. Electricity generated by the Batesville Facility will be sold under long-term power purchase agreements with two investment-grade utilities.

7. PENDING CLAIMS AND LITIGATION

     Effective September 1996, the Company amended the power sales agreements on its Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport Facilities. Under the amended terms of these power sales agreements, the purchasing utility has exercised its right of economic dispatch resulting in significant reductions in fuel requirements at each of these facilities. In response to this reduction in fuel requirements, one of the coal suppliers for these facilities initiated an arbitration proceeding and another filed a civil action against certain subsidiaries of the Company. The arbitration proceeding was completed in October 1997, with the arbitration panel denying any recovery to the coal supplier. The coal supplier subsequently challenged the arbitration panel's ruling on grounds of partiality by the neutral arbitrator. On April 15, 1998, the federal district court issued an order vacating the arbitration award and directing a new arbitration be conducted. The Company has appealed this decision to the United States Court of Appeals for the Fourth Circuit. The Company believes that the district court action was in error, that the arbitration award is valid and will be

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES upheld on appeal. With respect to the civil action filed by the other coal supplier, one count has been dismissed with prejudice and the court has directed the remaining claim be resolved by arbitration conducted in Charlotte, North Carolina. The Company intends to vigorously contest the arbitration and is confident it will prevail.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth Facility. Under the amended terms, the purchasing utility has exercised its right of economic dispatch which has led to significant reductions in that facility's fuel requirements. In response to the reduced fuel requirements, the coal supplier for the Portsmouth Facility filed a civil action in federal district court against a subsidiary of the Company. Upon motion by the Company, the court has stayed the action pending arbitration of the claims in Charlotte, North Carolina. The Company intends to vigorously contest the claims in arbitration and is confident it will prevail.

     The Company has established reserves which management believes to be adequate to cover any costs resulting from these matters. Management believes that the resolution of these disputes will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

8. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in current earnings unless specified hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Early adoption is allowed. SFAS No. 133 must be applied to derivative instruments and certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997.

     The Company has not yet quantified the impacts of adopting SFAS No. 133 on the consolidated financial statements and has not determined the timing or method of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     In April 1998, the American Institute of Certified Public Accounts ("AICPA") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities" which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP No. 98-5 requires costs incurred for start-up activities to be expensed as incurred. For purposes of this SOP, start-up activities are defined broadly as those one-time activities related to opening a new facility, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing a new operation. Start-up activities include activities related to organizing a new entity (commonly referred to as organization costs). The Company will adopt SOP No. 98-5 as of January 1, 1999. The Company has determined that SOP No. 98-5 will not have a material impact on the consolidated financial statements for the project subsidiaries the Company controls.

9. SALES TYPE CAPITAL LEASE

     The power purchase agreements acquired by the Company as a result of the LS Power Acquisition have characteristics similar to leases in that the agreements confer to the purchasing utility the right to use specific

           COGENTRIX DELAWARE HOLDINGS, INC. AND SUBSIDIARY COMPANIES property, plant and equipment. At the commercial operations date, the partnerships accounted for the power purchase agreements as "sales-type" capital leases in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases".

     Upon the commercial operations dates of the Cottage Grove and Whitewater Facilities, the partnerships acquired by the Company recognized a gain on sales type lease of approximately $184.1 million reflecting the difference between the estimated fair market value ($495.3 million) and the historical cost ($311.2 million).

     The components of the net investment in the leases at September 30, 1998 are as follows (dollars in thousands):

Gross Investment in Leases                                    $1,192,408
Unearned Income on Leases                                       (674,442)
                                                              ----------
Net Investment in Leases                                      $  497,966
                                                              ==========

     Gross investment in leases represent total capacity payments receivable over the term of the power purchase agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

     Estimated minimum lease payments over the remaining term of the power purchase agreements as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $   42,001
1999........................................................      43,119
2000........................................................      45,176
2001........................................................      45,190
2002........................................................      47,249
Thereafter..................................................     960,169
                                                              ----------
          Total.............................................  $1,182,904
                                                              ==========

                                    INDEX TO

             HISTORICAL FINANCIAL STATEMENTS OF RECENT ACQUISITIONS

                                                                    PAGE
                                                                    -----
LS POWER ACQUISITION

  I.  LSP-Cottage Grove, L.P.

      Financial Statements as of September 30, 1998 (unaudited),
      December 31, 1997 and 1996 and for the Nine-Month Periods
      Ended September 30, 1998 (unaudited) and 1997 (unaudited)
      and for the Years Ended December 31, 1997, 1996, and 1995...   F-68

 II.  LSP-Whitewater Limited Partnership

      Financial Statements as of September 30, 1998 (unaudited),
      December 31, 1997 and 1996 and for the Nine-Month Periods
      Ended September 30, 1998 (unaudited) and 1997 (unaudited)
      and for the Years Ended December 31, 1997, 1996 and 1995....   F-83

BGCI ACQUISITION

  I.  Logan Generating Company, L.P., Keystone Urban Renewal
      Limited Partnership, Northampton Generating Company L.P. and
      Subsidiaries, Chambers Cogeneration Limited Partnership, and
      Scrubgrass Generating Company, L.P. and Subsidiaries

      Combined Financial Statements as of September 30, 1998
      (unaudited), December 31, 1997 and 1996 and for the
      Nine-Month Periods Ended September 30, 1998 (unaudited) and
      1997 (unaudited) and for the Years Ended December 31, 1997,
      1996 and 1995...............................................   F-98

 II.  Birch Power Corporation, Cedar Power Corporation, Hickory
      Power Corporation, Palm Power Corporation, and Panther Creek
      Leasing, Inc.

      Combined Financial Statements as of September 30, 1998
      (unaudited), December 31, 1997 and 1996 and for the
      Nine-Month Period Ended September 30, 1998 (unaudited) and for the Years Ended December 31, 1997, 1996 and 1995........  F-124

III.  Indiantown Cogeneration, L.P., Cedar Bay Generating Company,
      L.P.

      Combined Financial Statements as of September 30, 1998
      (unaudited), December 31, 1997 and 1996 and for the
      Nine-Month Periods Ended September 30, 1998 (unaudited) and
      1997 (unaudited) and for the Years Ended December 31, 1997,
      1996 and 1995...............................................  F-134

 IV.  J. Makowski Company, Inc.

      Consolidated Financial Statements as of September 30, 1998
      (unaudited), December 31, 1997 and 1996 and for the
      Nine-Month Periods Ended September 30, 1998 (unaudited) and
      1997 (unaudited) and for the Years Ended December 31, 1997,
      1996 and 1995...............................................  F-153

  V.  Selkirk Cogen Partners L.P., Mass Power

      Combined Financial Statements as of September 30, 1998
      (unaudited), December 31, 1997 and 1996 and for the Nine
      Months Ended September 30, 1998 (unaudited) and 1997
      (unaudited) and for the Years Ended December 31, 1997, 1996 and 1995....................................................  F-174

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Partners
LSP-Cottage Grove, L.P.:

     We have audited the accompanying balance sheet of LSP-Cottage Grove, L.P. (a Delaware limited partnership) as of December 31, 1997 and the related statements of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of LSP-Cottage Grove, L.P. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
April 9, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Partners
LSP-Cottage Grove, L.P.:

     We have audited the accompanying balance sheet of LSP-Cottage Grove, L.P. as of December 31, 1996, and the related statements of income, changes in partners' capital and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Cottage Grove, L.P. as of December 31, 1996, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Billings, Montana,
February 13, 1997.

                            LSP-COTTAGE GROVE, L.P.

                                 BALANCE SHEETS
           SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------
                                                               1998           1997        1996
                                                           -------------    --------    --------
                                                            (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents..............................    $    516       $  8,816    $    103
  Restricted cash........................................      17,764         11,475      28,108
  Accounts receivable -- trade...........................       4,892          4,598           0
  Accounts receivable -- other...........................          --          3,012           0
  Fuel inventories.......................................       1,776          1,869           0
  Spare parts inventories................................         317            443           0
  Other current assets...................................         121             53           0
                                                             --------       --------    --------
          Total current assets...........................      25,386         30,266      28,211
                                                             --------       --------    --------
Net investment in lease (Notes 2 and 6)..................     235,170        234,034           0
Construction in process..................................          --              0     125,597
Debt issuance and financing costs, net of accumulated
  amortization of $801 (unaudited), $605 and $348........       6,321          6,517       6,774
Investment in unconsolidated affiliate...................           1              1           1
                                                             --------       --------    --------
          Total assets...................................    $266,878       $270,818    $160,583
                                                             ========       ========    ========

                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable.......................................    $  5,965       $  8,360    $  5,582
  Accrued expenses.......................................       4,818             72           0
                                                             --------       --------    --------
          Total current liabilities......................      10,783          8,432       5,582
First Mortgage Bonds payable.............................     155,000        155,000     155,000
                                                             --------       --------    --------
          Total liabilities..............................     165,783        165,783     160,582
Commitments and contingencies (Note 11)
Partners' capital........................................     101,095        107,386           1
                                                             --------       --------    --------
          Total liabilities and partners' capital........    $266,878       $270,818    $160,583
                                                             ========       ========    ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                            LSP-COTTAGE GROVE, L.P.

                              STATEMENTS OF INCOME
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                         NINE-MONTH PERIODS ENDED
                                              SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                        --------------------------    -----------------------------
                                           1998           1997         1997       1996       1995
                                        -----------    -----------    -------    -------    -------
                                        (UNAUDITED)    (UNAUDITED)
Operating revenue:
  Lease revenue.......................    $15,842        $     0      $ 5,265    $     0    $     0
  Service revenue.....................     15,296              0        4,879          0          0
  Other...............................      3,054              0          594          0          0
                                          -------        -------      -------    -------    -------
                                           34,192              0       10,738          0          0
                                          -------        -------      -------    -------    -------
Operating expenses:
  Cost of services....................     19,577              0        5,851          0          0
                                          -------        -------      -------    -------    -------
Operating income......................     14,615              0        4,887          0          0
Non-operating income (expense):
  Gain on sales-type capital lease....          0              0       87,056          0          0
  Interest expense....................     (9,239)             0       (3,087)         0          0
  Interest income.....................        861              0          362          0          0
                                          -------        -------      -------    -------    -------
Net income............................    $ 6,237        $     0      $89,218    $     0    $     0
                                          =======        =======      =======    =======    =======

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
         FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 LIMITED       GENERAL
                                                                 PARTNERS      PARTNER    TOTAL
                                                              --------------   -------   --------
Capital contributions at inception..........................     $      1       $  0     $      1
                                                                 --------       ----     --------
Balance, December 31, 1995 and 1996.........................            1          0            1
Capital contributions.......................................       18,167          0       18,167
Net income..................................................       88,326        892       89,218
                                                                 --------       ----     --------
Balance, December 31, 1997..................................      106,494        892      107,386
Partner distributions.......................................      (12,486)       (42)     (12,528)
Net income..................................................        6,175         62        6,237
                                                                 --------       ----     --------
Balance, September 30, 1998 (unaudited).....................     $100,183       $912     $101,095
                                                                 ========       ====     ========

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                            STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                               NINE-MONTH PERIODS ENDED
                                                     SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                               -------------------------   --------------------------------
                                                  1998          1997         1997        1996       1995
                                               -----------   -----------   ---------   --------   ---------
                                               (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities:
  Net income.................................   $  6,237      $      0     $  89,218   $      0   $       0
  Adjustments to reconcile net income to net
    cash used in operating activities
  Gain on sales-type capital lease...........          0             0       (87,056)         0           0
  Amortization of unearned lease income......    (15,842)            0        (5,265)         0           0
  Amortization of debt issuance and financing
    costs....................................        196             0            66          0           0
  Minimum lease payments received............     14,706             0         4,866          0           0
  (Increase) decrease in accounts
    receivable -- trade......................      2,718             0        (4,598)         0           0
  (Increase) decrease in fuel inventories....         93             0        (1,648)         0           0
  (Increase) decrease in spare parts
    inventories..............................        126             0          (134)         0           0
  Increase in other current assets...........        (68)            0           (53)         0           0
  Increase (decrease) in accounts payable....     (2,395)            0         2,032          0           0
  Increase in accrued expenses...............      4,746             0            72          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) operating
  activities.................................     10,517             0        (2,500)         0           0
                                                --------      --------     ---------   --------   ---------
Cash Flows from Investing Activities:
  Acquisition of land and improvements.......          0             0             0          0         (97)
  Payments on construction in process........          0       (25,339)      (24,771)   (87,157)    (40,289)
  Investments held by Trustee................          0       (18,167)      (18,167)         0    (155,000)
  Investments drawn..........................          0        25,607        35,984     87,358      47,410
  Investment in Funding......................          0             0             0          0          (1)
  Increase in restricted cash................     (6,289)            0             0          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) investing
  activities.................................     (6,289)      (17,899)       (6,954)       201    (147,977)
                                                --------      --------     ---------   --------   ---------
Cash Flows from Financing Activities:
  Debt issuance and financing costs..........          0             0             0       (153)     (6,969)
  Proceeds from First Mortgage Bonds.........          0             0             0          0     155,000
  Capital contributions......................          0        18,167        18,167          0           0
  Partner distributions......................    (12,528)            0             0          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) financing
  activities.................................    (12,528)       18,167        18,167       (153)    148,031
                                                --------      --------     ---------   --------   ---------
Increase (decrease) in cash and cash
  equivalents................................     (8,300)          268         8,713         48          54
Cash and cash equivalents, beginning of
  period.....................................      8,816           103           103         55           1
                                                --------      --------     ---------   --------   ---------
Cash and cash equivalents, end of period.....   $    516      $    371     $   8,816   $    103   $      55
                                                ========      ========     =========   ========   =========
RECONCILIATION OF CHANGES IN CONSTRUCTION IN
  PROCESS
Decrease (increase) in total construction in
  process....................................          0      $(21,979)    $ 125,499   $(82,877)  $ (42,622)
Construction in process sold in lease
  transaction................................          0             0      (146,481)         0           0
Amortization of debt issuance and financing
  costs......................................          0           191           191        239         109
Interest income on investments held by
  Trustee....................................          0        (1,181)       (1,184)    (4,163)     (3,713)
Increase in accounts receivable -- other.....          0        (4,851)       (3,012)         0           0
Decrease (increase) in other current
  assets.....................................          0             0             0         13         (13)
Increase in fuel inventories.................          0             0          (221)         0           0
Increase in spare parts inventories..........          0             0          (309)         0           0
Pre-operation cash receipts..................          0        (5,023)            0          0           0
Increase in interest payable.................          0         3,021             0          0           0
Increase (decrease) in accounts payable......          0         4,483           746       (369)      5,950
                                                --------      --------     ---------   --------   ---------
Payments on construction in process..........   $      0      $(25,339)    $ (24,771)  $(87,157)  $ (40,289)
                                                ========      ========     =========   ========   =========
Supplemental disclosure of cash flow
  information:
Cash paid for interest during the year.......                              $  12,085   $ 12,085   $   6,043
                                                                           =========   ========   =========

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     LSP-Cottage Grove, L.P. (the "Partnership") is a Delaware limited partnership that was formed on December 14, 1993 to develop, finance, construct and own a gas fired cogeneration facility with a design capacity of approximately 245 megawatts located in Cottage Grove, Minnesota (the "Facility"). Construction and start-up of the Facility was substantially completed and commercial operation commenced October 1, 1997 (the "Commercial Operations Date"). As of December 31, 1997, the 1% general partner of the Partnership was LSP-Cottage Grove, Inc., a wholly owned subsidiary of Granite Power Partners, L.P., a Delaware limited partnership ("Granite"). Granite and TPC Cottage Grove, Inc., a Delaware corporation ("TPC"), were the sole limited partners of the Partnership, owning approximately 72% and 27% limited partnership interests, respectively. The general partner of Granite is LS Power Corporation ("LS Power"), a Delaware corporation. See Note 15 for discussion of a change in ownership which occurred on March 20, 1998.

     The Partnership holds a 50% equity ownership interest in LS Power Funding Corporation ("Funding"), which was established on June 23, 1995 as a special purpose funding corporation to issue debt securities (the "Senior Secured Bonds") in connection with financing construction of the Facility and a similar gas fired cogeneration facility located in Whitewater, Wisconsin (the "Whitewater Facility"). On June 30, 1995, a portion of the proceeds from the offering and sale of the Senior Secured Bonds issued by Funding was used to purchase $155 million of First Mortgage Bonds issued simultaneously by the Partnership.

     All of the electric capacity and energy generated by the Facility is sold to Northern States Power Company ("NSP" or, as the context requires, the "Utility") under a 30-year power purchase agreement (the "Power Purchase Agreement"). The thermal energy generated by the Facility is sold in the form of steam to Minnesota Mining and Manufacturing Company ("3M" or, as the context requires, the "Steam Purchaser") under a 30-year thermal energy sales agreement (the "Steam Supply Agreement").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The financial statements as of September 30, 1998 and for the periods ended September 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include unrestricted short-term investments with original maturities of three months or less.

RESTRICTED INVESTMENTS

     Restricted Investments represent overnight repurchase obligations secured by U.S. Treasury notes. These investments are carried at cost, which approximated market at December 31, 1997 and 1996. Amounts held by the trustee under the trust indenture for the First Mortgage Bonds (the "Trustee") in accounts designated for debt service, major maintenance and construction, which might otherwise be considered cash equivalents, are treated as restricted investments.

                            LSP-COTTAGE GROVE, L.P.

COMMENCEMENT OF POWER PURCHASE AGREEMENT

     The Power Purchase Agreement described in Note 11 has characteristics similar to a lease in that the agreement confers to the purchasing utility the right to use specific property, plant and equipment. At the Commercial Operations Date, the Partnership accounted for the Power Purchase Agreement as a "sales-type" capital lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases" (see Note 6).

CONSTRUCTION IN PROCESS

     Prior to commercial operation, all costs incurred to develop and construct the Facility, including net costs associated with performance testing prior to the Commercial Operation Date, as well as interest costs (including amortization of debt issuance and financing costs), net of interest income on excess proceeds, were capitalized and classified as construction in process.

     In recording the Partnership's gain on sales-type capital lease, all construction in process costs were included in the historical cost basis of the Facility. All interest costs subsequent to the Commercial Operations Date have been charged to expense. As of December 31, 1996, capitalized interest including amortization of debt issuance and financing costs was $10,600,000, ($10,251,000, before amortization).

DEBT ISSUANCE AND FINANCING COSTS

     Debt issuance and other financing costs are deferred and amortized over the term of the related debt. Amortization of deferred financing costs was capitalized as part of construction in process prior to commercial operations and is included in interest expense subsequent to commercial operations in the accompanying financial statements.

CURRENT LIABILITIES

     As of December 31, 1997 and 1996, $6,328,000 and $5,582,000 of current liabilities were considered project costs and were eligible for payment from funds held by the Trustee included in restricted investments in the accompanying balance sheets.

LEASE REVENUE

     Lease revenue represents the amortization of unearned income on lease using the effective interest rate method as well as contingent rentals that result from changes in payment escalators occurring subsequent to the Commercial Operations Date. These contingent rentals are not expected to materially change the lease revenue recognized over the life of the Power Purchase Agreement.

SERVICE REVENUE

     Service revenue represents reimbursement to the Partnership of costs incurred to operate the Facility and to provide variable electric energy to the Utility and thermal energy to the Steam Purchaser.

OTHER REVENUES

     Other revenues consist primarily of commodity sales of excess natural gas fuel inventory, including amounts remarketed directly to third parties.

COST OF SERVICES

     Cost of services represent expenses related to operating the Facility and providing variable electric energy to the Utility as well as thermal energy to the Steam Purchaser.

                            LSP-COTTAGE GROVE, L.P.

INCOME TAXES

     Under current tax laws, income or loss of partnerships is included in the income tax returns of the partners. Accordingly, the Partnership makes no provision for federal and state income taxes. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes with respect to the Partnership qualification, or in changes in distributable partnership income or loss, the tax liability of the partners would be changed accordingly.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

3. ACCOUNTS RECEIVABLE -- OTHER

     Accounts Receivable-Other represents amounts due from Westinghouse Electric Corporation ("Westinghouse Electric"), the Partnership's construction contractor, for delay liquidated damages and extension fees due as a result of Westinghouse Electric's failure to complete the construction and start-up of the Facility by May 31, 1997. Such liquidated damages and extension fees were capitalized as a reduction of construction in process.

4. FUEL INVENTORIES

     Fuel inventories consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Natural Gas.................................................     $1,490           $0
Fuel Oil....................................................        379            0
                                                                 ------           --
                                                                 $1,869           $0
                                                                 ======           ==

     Natural Gas is stated at weighted average cost and fuel oil is stated at cost based on the first-in first-out method.

                            LSP-COTTAGE GROVE, L.P.

5. RESTRICTED INVESTMENTS

     Restricted investments consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Overnight repurchase obligations............................    $19,908        $28,108
Less: Unrestricted accounts.................................     (8,433)             0
                                                                -------        -------
Restricted accounts.........................................    $11,475        $28,108
                                                                =======        =======

     Overnight repurchase obligations are secured by U.S. Treasury notes. The majority of revenue received by the Partnership is required to be deposited into accounts administered by the Trustee. The Trustee invests funds held in these accounts at the direction of the Partnership. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of the Partnership. In addition, special accounts are established to provide for debt service reserves and payments and major maintenance reserves. The use of funds held by the Trustee prior to the Commercial Operations Date was restricted to payment of project costs, including payment of interest on the First Mortgage Bonds. Debt service reserves, major maintenance reserves and construction fund account balances are reflected as restricted investments, whereas all other account balances are classified as cash and cash equivalents in the accompanying balance sheets.

6. SALES-TYPE CAPITAL LEASE

     Upon the Commercial Operations Date of the Facility, the Partnership recognized a gain on sales-type capital lease of $87.1 million reflecting the difference between the estimated fair market value ($233.6 million) and the historical cost ($146.5 million) of the Facility. The interest rate implicit in the lease is 9.01%. The estimated residual value of the Facility at the end of the lease term is $0. The components of the net investment in lease at December 31, 1997, are as follows (dollars in thousands):

Gross Investment in Lease...................................  $ 567,415
Unearned Income on Lease....................................   (333,381)
                                                              ---------
Net Investment in Lease.....................................  $ 234,034
                                                              =========

     Gross investment in lease represents total capacity payments receivable over the life of the Power Purchase Agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

     Estimated minimum lease payments over the remaining term of the Power Purchase Agreement as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $ 19,609
1999........................................................    20,175
2000........................................................    21,140
2001........................................................    21,058
2002........................................................    22,109
Thereafter..................................................   463,324
                                                              --------
          Total.............................................  $567,415
                                                              ========

                            LSP-COTTAGE GROVE, L.P.

7. INVESTMENT IN UNCONSOLIDATED AFFILIATE

     Investment in unconsolidated affiliate represents the Partnership's 50% ownership interest in Funding. The Partnership's investment in Funding is accounted for using the equity method. The following is summarized financial information for Funding (dollars in thousands):

STATEMENT OF INCOME DATA

                                          FOR THE YEAR ENDED   FOR THE YEAR ENDED   INCEPTION (JUNE 23, 1995)
                                           DECEMBER 31,1997    DECEMBER 31, 1996      TO DECEMBER 31, 1995
                                          ------------------   ------------------   -------------------------
  Interest income.......................       $25,886              $25,886                  $12,943
  Interest expense......................        25,886               25,886                   12,943
                                               -------              -------                  -------
  Net income............................       $     0              $     0                  $     0
                                               =======              =======                  =======

BALANCE SHEET DATA

                                                              DECEMBER 31,
                                                              1997 AND 1996
                                                              -------------
Current assets..............................................    $      1
Investment in First Mortgage Bonds..........................     332,000
                                                                --------
          Total assets......................................    $332,001
                                                                ========
Senior Secured Bonds payable................................    $332,000
Stockholders' equity........................................           1
                                                                --------
          Total liabilities and stockholders' equity........    $332,001
                                                                ========

8. FIRST MORTGAGE BONDS PAYABLE

     First Mortgage Bonds payable consists of the following at December 31, 1997 and 1996 (dollars in thousands):

7.19% First Mortgage Bonds
  due June 30, 2010 ("2010 Bonds")..........................  $ 49,278
8.08% First Mortgage Bonds
  due December 30, 2016 ("2016 Bonds")......................   105,722
                                                              --------
                                                              $155,000
                                                              ========

     On June 30, 1995, the Partnership issued and sold $155,000,000 of First Mortgage Bonds to Funding. The bonds are secured by substantially all assets of the Partnership. Interest is payable semi-annually on June 30 and December 30 of each year, commencing December 30, 1995. Principal on the First Mortgage Bonds is also payable semi-annually in varying amounts beginning on June 30, 2000 for the 2010 Bonds, and beginning

                            LSP-COTTAGE GROVE, L.P.

on December 30, 2010 for the 2016 Bonds. Collective future maturities of the First Mortgage Bonds as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $      0
1999........................................................         0
2000........................................................     1,084
2001........................................................     1,547
2002........................................................     2,129
Thereafter..................................................   150,240
                                                              --------
                                                              $155,000
                                                              ========

     The trust indenture and other financing documents for the First Mortgage Bonds include a number of covenants with which the Partnership must comply. These covenants include, among others, compliance with certain reporting requirements and limitations of activities relating to the bond proceeds, additional debt, new and existing agreements, partnership distributions and other activities. The trust indenture also describes events of default of the First Mortgage Bonds which include, among others, certain events involving bankruptcy of the Partnership and failure to maintain and comply with agreements made by the Partnership.

9. CREDIT AGREEMENT

     The Partnership has a Credit Agreement which provides for working capital loans of up to $3,000,000 and letter of credit commitments of up to $5,500,000. The interest rate for loans made under the Credit Agreement is based upon various short-term indices at the Partnership's option and is determined separately for each draw. These commitments expire on June 30, 2000. The Credit Agreement includes commitment fees, payable quarterly in arrears, ranging from
 .25% to .375% on the daily average unused amount of the commitment until the Credit Agreement is terminated. For all periods through December 31, 1997, no working capital loans had been issued under the Credit Agreement. In October 1997, a $500,000 letter of credit, in favor of NSP pursuant to the Power Purchase Agreement, was issued under the Credit Agreement.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The majority of the Company's accounts receivables are from a major regulated utility (NSP) and the associated credit risk is considered limited. The carrying amounts of the Partnership's cash and cash equivalents, accounts receivables, restricted investments held by Trustee, accounts payable and accrued expenses approximate fair value. The fair value of the Partnership's First Mortgage Bonds at December 31, 1997, is $14,181,000 higher than the historical carrying value of $155,000,000. At December 31, 1996, the fair value of the Partnership's First Mortgage Bonds approximated carrying value.

11. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION

     The Partnership has a $107 million turnkey construction contract (inclusive of executed change orders) with Westinghouse Electric. Westinghouse Electric had committed to complete the construction and start-up of the Facility to specified performance levels by May 31, 1997 and is required under the contract to reimburse the Partnership for extension fees paid under the Power Purchase Agreement with NSP, and to pay certain liquidated damages in the event of a delay. During 1997, Westinghouse Electric was required to pay $1,333,000 and $5,073,000 of reimbursable extension fees and delay liquidated damages, respectively. The Partnership has recorded receivables from Westinghouse Electric of $3,012,000 at December 31, 1997, which is comprised of reimbursable extension fees of $267,000 and delay liquidated damages of $2,745,000 (see Note
3).

                            LSP-COTTAGE GROVE, L.P.

POWER PURCHASE AGREEMENT

     Under and subject to the terms of the Power Purchase Agreement, the Utility is obligated to purchase all of the electric capacity made available to it and all associated energy which the Utility chooses to dispatch from the Facility beginning on the Commercial Operations Date. Payments by the Utility to the Partnership under the Power Purchase Agreement consist of capacity payments and energy payments which fluctuate based upon published indices and/or a fixed schedule.

THERMAL ENERGY SALES

     The Steam Supply Agreement obligates the Partnership to supply all of the Steam Purchaser's steam requirements up to a maximum of 664 million pounds of steam annually at a rate not to exceed 190,000 pounds per hour when the Facility's cogeneration process is operating and 160,000 pounds per hour when the steam is generated by the Facility's auxiliary boilers.

GAS SUPPLY

     The Partnership has 20-year gas supply contracts with two fuel suppliers to provide 100% of the Facility's natural gas requirements. The gas supply contracts each provide for the sale of up to 17,060 MMBtu per day of gas to the Partnership. The price paid by the Partnership under the gas supply contracts fluctuates based upon published indices.

     Under the gas supply contracts, the Partnership is subject to annual minimum take requirements which may be satisfied by delivering gas to the Facility, taking gas into storage or remarketing gas to third parties.

GAS TRANSPORTATION

     The Partnership has various gas transportation agreements with fuel transportation companies which provide for delivery of gas to the Facility. The price paid by the Partnership under the gas transportation contracts fluctuate based on published indices.

OPERATIONS AND MAINTENANCE

     The Facility is operated and maintained under an operations and maintenance agreement with Westinghouse Operating Services Company, Inc. ("Westinghouse Services"). Under the terms of the operations and maintenance agreement, the Partnership is required to pay Westinghouse Services an annual management fee of $350,000 as well as reimbursement of payroll, fringe benefits, insurance and certain subcontractor costs and a bonus based on a targeted plant performance. If targeted plant performance is not attained, Westinghouse Services is required to pay a performance penalty to the Partnership. The management fee is adjusted annually based on certain published indices. The term of the operations and maintenance agreement extends for an initial period of seven years (through October, 2004). The Partnership has the option to extend the term of the agreement for two additional seven-year terms, provided that the Partnership and Westinghouse Services mutually agree in writing as to the terms of such extension.

PARTS AGREEMENT

     The Partnership has a spare parts agreement (the "Parts Agreement") with Westinghouse Electric. Under the terms of the Parts Agreement, Westinghouse Electric provides (i) certain combustion turbine parts and refurbishment services, (ii) other spare parts at discounted prices and (iii) other repair services at direct cost plus a percent mark-up to the Partnership. The compensation payable to Westinghouse Electric is an annual fee of $977,000 (escalated annually based on published indices) payable for 12 years.

                            LSP-COTTAGE GROVE, L.P.

LITIGATION

     The Partnership experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the financial position or results of operations of the Partnership.

12. DEPENDENCE ON THIRD PARTIES

     The Partnership is highly dependent on a single utility for purchases of electric generating capacity and energy from its Facility, a single operator to perform the operation and maintenance of its Facility, and a single steam purchaser for purchases of thermal energy. In addition, the Partnership has contracted with two gas companies to supply the gas requirements of the Facility, and has contracted with a single interstate gas transporter to transport gas. Any material breach by any one of these parties of their respective obligations to the Partnership could affect the ability of the Partnership to make payments under its First Mortgage Bonds. In addition, bankruptcy or insolvency of certain other parties or defaults by such parties relative to their contractual or regulatory obligations could adversely affect the ability of the Partnership to make payments under its First Mortgage Bonds. If an agreement were to be terminated due to a breach of such agreement, the Partnership's ability to enter into a substitute agreement having substantially equivalent terms and conditions, or with an equally creditworthy third party, is uncertain.

13. RELATED PARTY TRANSACTIONS

     The initial costs incurred to develop the Facility, consisting principally of site development costs, engineering fees, legal fees, permitting costs, interest and LS Power employee costs, were incurred by Granite. At June 30, 1995, the Partnership paid development fees and reimbursed certain costs totaling approximately $11,730,000 to Granite. These payments were capitalized and included in construction in process.

     LS Power provided certain management services to the Partnership pursuant to management services agreements. Under these agreements, LS Power managed the business affairs of the Partnership during construction and operation of the Cottage Grove Project. As compensation for its services, LS Power received a monthly management fee of $60,000 during construction, and $50,000 during operation (both in 1995 dollars). These fees were escalated annually beginning on January 1, 1996 pursuant to the rate of change in a consumer-price related index. LS Power was also reimbursed for its reasonable and necessary expenses incurred in performing its services, including salaries of its personnel to the extent related to services provided under the agreements. Under these agreements, the Partnership incurred expenses of approximately $1,406,000, $1,391,000 and $515,000 during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnership recorded accounts payable to LS Power of approximately $231,000 and $57,000, respectively. See
Note 15 for discussion of assignment of the management services agreements which occurred on March 20, 1998.

14. PARTNERS' CAPITAL

     In 1997, TPC contributed $18,167,000 of equity for financing the construction of the Facility. TPC received a limited partner interest in the Partnership of approximately 27% and equity commitment fees of $350,000.

     Profits, losses and distributions will be allocated based on the respective partnership interests. Distributions will be made in accordance with the trust indenture and other financing documents. Such distributions are subject to the prior satisfaction of a number of conditions including, among others, maintenance of required funding levels in various Trustee accounts and compliance with minimum levels of current and projected debt service coverage.

                            LSP-COTTAGE GROVE, L.P.

15. SUBSEQUENT EVENT -- CHANGE IN CONTROL

     On March 6, 1998, LS Power and Granite (collectively, the "Sellers") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Cogentrix Mid America, Inc. (CMA) and Cogentrix Cottage Grove, LLC (collectively, the "Purchasers") and Cogentrix Energy, Inc. ("Cogentrix Energy") which controls each of the Purchasers as wholly -- owned indirect subsidiaries.

     On March 20, 1998, pursuant to the Securities Purchase Agreement, the Sellers sold all of the Sellers' capital stock of LSP Cottage Grove, Inc., and all of the Sellers' limited partnership interest in the Partnership to the Purchasers. As a result, Cogentrix Cottage Grove, LLC, a wholly-owned subsidiary of CMA, acquired all of the capital stock of LSP-Cottage Grove, Inc., the 1% general partner of the Partnership, as well as a 72.22% limited partnership interest in the Partnership for a combined total ownership interest of 73.22% in the Partnership.

     On the same date that the wholly-owned indirect subsidiaries of Cogentrix Energy identified above acquired their ownership interests in the Partnership, Cogentrix Energy and LS Power entered into an Assignment and Assumption Agreement, by the terms of which LS Power assigned, and Cogentrix Energy assumed, all of the rights and obligations of LS Power under certain management services agreements between LS Power and each of LSP-Cottage Grove, Inc. and the Partnership.

16. SUBSEQUENT EVENT -- EXTENSION FEES AND LIQUIDATED DAMAGES -- UNAUDITED

     At December 31, 1997, the Partnership had receivables of $3,012,000 included in Accounts Receivable -- Other. This amount represented reimbursable extension fees and delay liquidated damages Westinghouse Electric was required to pay in the event of delay of start-up of the Facility. During 1998, these amounts were received as a reduction of the final construction payment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Partners
LSP-Whitewater Limited Partnership:

     We have audited the accompanying balance sheet of LSP-Whitewater Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and the related statements of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Whitewater Limited Partnership as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
April 9, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Partners
LSP-Whitewater Limited Partnership:

     We have audited the accompanying balance sheet of LSP-Whitewater Limited Partnership as of December 31, 1996 and the related statements of income, changes in partners' capital and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Whitewater Limited Partnership as of December 31, 1996 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Billings, Montana,
February 13, 1997.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                                 BALANCE SHEETS
           SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------
                                                               1998           1997        1996
                                                           -------------    --------    --------
                                                            (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents..............................    $  1,207       $  7,749    $    101
  Restricted cash........................................      18,115         13,752      34,415
  Accounts receivable -- trade...........................       5,657          4,983           0
  Accounts receivable -- other...........................         643          2,195           0
  Fuel inventories.......................................         948          1,361           0
  Spare parts inventories................................         620            432           0
  Other current assets...................................         439            682           1
                                                             --------       --------    --------
          Total current assets...........................      27,629         31,154      34,517
                                                             --------       --------    --------
Net investment in lease (Notes 2 and 6)..................     262,796        262,072           0
Construction in process..................................           0              0     149,232
Greenhouse facility, net.................................       8,257          8,281           0
Debt issuance and finance costs, net of accumulated
  amortization of $816 (unaudited), $616 and $355........       6,407          6,607       6,868
Investment in unconsolidated affiliate...................           1              1           1
                                                             --------       --------    --------
          Total assets...................................    $305,090       $308,115    $190,618
                                                             ========       ========    ========
                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable.......................................    $  6,116       $ 11,492    $ 13,617
  Accrued expenses.......................................       6,677             64           0
                                                             --------       --------    --------
          Total current liabilities......................      12,793         11,556      13,617
First Mortgage Bonds payable.............................     177,000        177,000     177,000
                                                             --------       --------    --------
          Total liabilities..............................     189,793        188,556     190,617
Commitments and contingencies (Note 12)
Partners' capital........................................     115,297        119,559           1
                                                             --------       --------    --------
          Total liabilities and partners' capital........    $305,090       $308,115    $190,618
                                                             ========       ========    ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                              NINE-MONTH PERIODS ENDED
                                                   SEPTEMBER 30,                DECEMBER 31,
                                             --------------------------    -----------------------
                                                1998           1997         1997      1996    1995
                                             -----------    -----------    -------    ----    ----
                                             (UNAUDITED)    (UNAUDITED)
Operating revenue:
  Lease revenue............................    $17,518        $   752      $ 6,579    $  0    $  0
  Service revenue..........................     19,219            641        5,944       0       0
  Greenhouse revenue.......................      1,530              0            0       0       0
  Other....................................        950              0          825       0       0
                                               -------        -------      -------    ----    ----
                                                39,217          1,393       13,348       0       0
                                               -------        -------      -------    ----    ----
Operating expenses:
  Cost of services.........................     21,102            254        6,948       0       0
  Greenhouse operating expenses............      1,153            376          799       0       0
                                               -------        -------      -------    ----    ----
                                                22,255            630        7,747       0       0
                                               -------        -------      -------    ----    ----
Operating income...........................     16,962            763        5,601       0       0
Non-operating income (expense):
  Gain on sales-type capital lease.........          0         97,042       97,042       0       0
  Interest expense.........................    (10,551)           508       (4,024)      0       0
  Interest income..........................        700              7          383       0       0
                                               -------        -------      -------    ----    ----
Net income.................................    $ 7,111        $97,304      $99,002    $  0    $  0
                                               =======        =======      =======    ====    ====

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
         FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNER    TOTAL
                                                              --------   -------   --------
Capital contributions at inception..........................  $      1   $    0    $      1
                                                              --------   ------    --------
Balance, December 31, 1995 and 1996.........................         1        0           1
Capital contributions.......................................    20,556        0      20,556
Net income..................................................    98,012      990      99,002
                                                              --------   ------    --------
Balance, December 31, 1997..................................   118,569      990     119,559
Partner distributions.......................................   (11,332)     (41)    (11,373)
Net income..................................................     7,040       71       7,111
                                                              --------   ------    --------
Balance, September 30, 1998 (unaudited).....................  $114,277   $1,020    $115,297
                                                              ========   ======    ========

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      NINE-MONTH PERIODS ENDED
                                                            SEPTEMBER 30,                   DECEMBER 31,
                                                      -------------------------   --------------------------------
                                                         1998          1997         1997        1996       1995
                                                      -----------   -----------   ---------   --------   ---------
                                                      (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities:
  Net income........................................   $   7,111     $  97,304    $  99,002   $      0   $       0
  Adjustments to reconcile net income to net cash
    used in operating activities
    Gain on sales-type capital lease................          --       (97,042)     (97,042)         0           0
    Amortization of unearned lease income...........     (17,518)         (752)      (6,579)         0           0
    Amortization of debt issuance and finance
      costs.........................................         200            10           76          0           0
    Minimum lease payments received.................      16,794           721        6,247          0           0
    Depreciation....................................         208            14          112          0           0
    (Increase) decrease in accounts
      receivable -- trade...........................         873        (1,362)      (4,983)         0           0
    (Increase) decrease in fuel inventories.........         413        (1,196)        (984)         0           0
    Increase in spare parts inventories.............        (188)            0         (136)         0           0
    Increase (decrease) in other current assets.....         243             0         (682)         0           0
    Increase (decrease) in accounts payable.........      (5,376)          895        2,865          0           0
    Increase in accrued expenses....................       6,613             0           64          0           0
                                                       ---------     ---------    ---------   --------   ---------
        Net cash provided by (used in) operating
          activities................................       9,378        (1,408)      (2,040)         0           0
                                                       ---------     ---------    ---------   --------   ---------
Cash Flows from Investing Activities:
  Sales (acquisition) of land and improvements......           0           939          939       (146)     (3,394)
  Payments on construction in process...............           0       (35,128)     (33,847)   (96,746)    (43,983)
  Investments held by Trustee.......................           0       (20,556)     (20,556)         0    (177,000)
  Investments drawn.................................           0        35,793       42,596     97,075      54,518
  Investment in Funding.............................           0             0            0          0          (1)
  Purchases of equipment............................        (184)            0            0          0           0
  Decrease in restricted cash.......................      (4,363)            0            0          0           0
                                                       ---------     ---------    ---------   --------   ---------
        Net cash provided by (used in) investing
          activities................................      (4,547)      (18,952)     (10,868)       183    (169,860)
                                                       ---------     ---------    ---------   --------   ---------
Cash Flows from Financing Activities:
  Debt issuance and financing costs.................           0             0            0       (153)     (7,070)
  Proceeds from First Mortgage Bonds................           0             0            0          0     177,000
  Capital contributions.............................           0        20,556       20,556          0           0
  Partner distributions.............................     (11,373)            0            0          0           0
                                                       ---------     ---------    ---------   --------   ---------
        Net cash provided by (used in) financing
          activities................................     (11,373)       20,556       20,556       (153)    169,930
                                                       ---------     ---------    ---------   --------   ---------
Net increase (decrease) in cash and cash
  equivalents.......................................      (6,542)         (196)       7,648         30          70
Cash and cash equivalents, beginning of year........       7,749           101          101         71           1
                                                       ---------     ---------    ---------   --------   ---------
Cash and cash equivalents, end of year..............   $   1,207     $     297    $   7,749   $    101   $      71
                                                       =========     =========    =========   ========   =========
RECONCILIATION OF CHANGES IN
CONSTRUCTION IN PROCESS
  Decrease (increase) in total construction in
    process.........................................   $       0     $ 145,694    $ 145,694   $(99,555)  $ (46,139)
  Construction in process sold in lease
    transaction.....................................           0      (170,142)    (170,493)         0           0
  Amortization of debt issuance and financing
    costs...........................................           0           185          185        244         111
  Increase in accounts receivable -- other..........           0        (2,632)      (2,195)         0           0
  Interest income on investments held by Trustee....           0        (1,272)      (1,375)    (4,802)     (4,206)
  Increase in fuel inventories......................           0             0         (378)         0           0
  Increase in spare parts inventories...............           0             0         (296)         0           0
  Decrease in other current assets..................           0             1            1          0           1
  Pre-operation cash receipts.......................           0        (5,859)           0          0           0
  Increase in interest payable......................           0         3,450            0          0           0
  Increase (decrease) in accounts payable...........           0        (4,553)      (4,990)     7,367       6,250
                                                       ---------     ---------    ---------   --------   ---------
  Payments on construction in process...............   $       0     $ (35,128)   $ (33,847)  $(96,746)  $ (43,983)
                                                       =========     =========    =========   ========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest during the year............                              $  13,801   $ 13,801   $   6,900
                                                                                  =========   ========   =========

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     LSP-Whitewater Limited Partnership (the "Partnership") is a Delaware limited partnership that was formed on December 14, 1993 to develop, finance, construct and own a gas-fired cogeneration facility with a design capacity of approximately 245 megawatts located in Whitewater, Wisconsin (the "Facility"). Construction and start-up of the Facility was substantially completed and commercial operation commenced September 18, 1997 (the "Commercial Operations Date"). As of December 31, 1997, the 1% general partner of the Partnership was LSP-Whitewater I, Inc., a wholly owned subsidiary of Granite Power Partners, L.P., a Delaware limited partnership ("Granite"). Granite and TPC Whitewater, Inc., a Delaware corporation ("TPC"), were the sole limited partners of the Partnership, owning approximately 73% and 26% limited partnership interests, respectively. The general partner of Granite is LS Power Corporation ("LS Power"), a Delaware corporation. See Note 16 for discussion of a change in ownership which occurred on March 20, 1998.

     The Partnership holds a 50% equity ownership interest in LS Power Funding Corporation ("Funding"), which was established on June 23, 1995 as a special purpose Delaware corporation to issue debt securities (the "Senior Secured Bonds") in connection with financing construction of the Facility and a similar gas-fired cogeneration facility located in Cottage Grove, Minnesota (the "Cottage Grove Facility"). On June 30, 1995, a portion of the proceeds from the offering and sale of the Senior Secured Bonds issued by Funding was used to purchase $177 million of First Mortgage Bonds issued simultaneously by the Partnership.

     The Partnership sells up to 236.5 megawatts of electric capacity and associated energy generated by the Facility to Wisconsin Electric Power Company ("WEPCO" or, as the context requires, the "Utility") pursuant to a 25-year power purchase agreement (the "Power Purchase Agreement"). The Partnership may also sell to third parties up to 12 megawatts of electric capacity and any energy which is not dispatched by WEPCO. The thermal energy generated by the Facility is provided in the form of steam to the University of Wisconsin-Whitewater under a steam supply agreement expiring on June 30, 2005 and in the form of hot water to a greenhouse (the "Greenhouse") owned by the Partnership (collectively, the "Steam Purchasers").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The financial statements as of September 30, 1998 and for the periods ended September 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include unrestricted short-term investments with original maturities of three months or less.

RESTRICTED INVESTMENTS

     Restricted investments represent overnight repurchase obligations secured by U.S. Treasury notes. These investments are carried at cost, which approximated market at December 31, 1997 and 1996. Amounts held by the trustee under the trust indenture for the First Mortgage Bonds (the "Trustee") in accounts designated for debt service, major maintenance and construction, which might otherwise be considered cash equivalents, are treated as restricted investments.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

COMMENCEMENT OF POWER PURCHASE AGREEMENT

     The Power Purchase Agreement described in Note 12 has characteristics similar to a lease in that the agreement confers to the purchasing utility the right to use specific property, plant and equipment. At the Commercial Operations Date, the Partnership accounted for the Power Purchase Agreement as a sales type capital lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases" (see Note 6).

CONSTRUCTION IN PROCESS

     Prior to commercial operation, all costs incurred to develop and construct the Facility, including net costs associated with performance testing prior to the Commercial Operation Date, as well as interest costs (including amortization of debt issuance and financing costs), net of interest income on excess proceeds, were capitalized and classified as construction in process.

     In recording the Partnership's gain on sales-type capital lease, all construction in process costs related to the Facility were included in the historical cost basis of the Facility. All interest costs subsequent to the Commercial Operations Date have been charged to expense. As of December 31, 1996, capitalized interest including amortization of debt issuance and financing costs was $12,048,000 ($11,694,000, before amortization).

GREENHOUSE FACILITY

     Depreciation on the Greenhouse Facility and related equipment is computed using the straight-line method over 25 years and 10 years, respectively (see
Note 7).

DEBT ISSUANCE AND FINANCING COSTS

     Debt issuance and financing costs are deferred and amortized over the term of the related debt. Amortization of deferred financing costs was capitalized as part of construction in process prior to commercial operations and is included in interest expense subsequent to commercial operations in the accompanying financial statements.

CURRENT LIABILITIES

     As of December 31, 1997 and 1996, $8,632,000 and $13,617,000 of current liabilities were considered project costs and were eligible for payment from funds held by the Trustee included in restricted investments in the accompanying balance sheets.

LEASE REVENUE

     Lease revenue represents the amortization of unearned income on lease using the effective interest rate method as well as contingent rentals that result from changes in payment escalators occurring subsequent to the Commercial Operations Date. These contingent rentals are not expected to materially change the lease revenue recognized over the life of the Power Purchase Agreement.

SERVICE REVENUE

     Service revenue represents reimbursement to the Partnership of costs incurred to operate the Facility and to provide variable electric energy to the Utility and thermal energy to the Steam Purchasers.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

OTHER REVENUES

     Other revenues consist primarily of commodity sales of excess natural gas fuel inventory, including amounts remarketed directly to third parties, as well as sales of horticultural products produced by the Partnership's Greenhouse Facility.

COST OF SERVICES

     Cost of services represent expenses related to operating the Facility and providing variable electric energy to the Utility as well as thermal energy to the Steam Purchasers.

GREENHOUSE OPERATING EXPENSES

     Greenhouse operating expenses include all operating costs specifically related to greenhouse activities including depreciation on the Greenhouse Facility.

INCOME TAXES

     Under current tax laws, income or loss of partnerships is included in the income tax returns of the partners. Accordingly, the Partnership makes no provision for federal and state income taxes. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes with respect to the Partnership qualification, or in changes in distributable partnership income or loss, the tax liability of the partners would be changed accordingly.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

3. ACCOUNTS RECEIVABLE -- OTHER

     Accounts Receivable -- Other represents amounts due from Westinghouse Electric Corporation ("Westinghouse Electric"), the Partnership's construction contractor, for delay liquidated damages and extension fees due as a result of Westinghouse Electric's failure to complete the construction and start-up of

                       LSP-WHITEWATER LIMITED PARTNERSHIP
the Facility by May 31, 1997. Such liquidated damages and extension fees were capitalized as a reduction of construction in process.

4. FUEL INVENTORIES

     Fuel inventories consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Natural Gas.................................................     $  983           $0
Fuel Oil....................................................        378            0
                                                                 ------           --
                                                                 $1,361           $0
                                                                 ======           ==

     Natural gas inventory is stated at weighted average cost and fuel oil inventory is stated at cost based on the first-in first-out method.

5. RESTRICTED INVESTMENTS

     Restricted investments consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Overnight repurchase obligations............................    $21,070        $34,415
Less: Unrestricted accounts.................................     (7,318)             0
                                                                -------        -------
Restricted accounts.........................................    $13,752        $34,415
                                                                =======        =======

     Overnight repurchase obligations are secured by U.S. Treasury notes. The majority of revenue received by the Partnership is required to be deposited into accounts administered by the Trustee. The Trustee invests funds held in these accounts at the direction of the Partnership. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of the Partnership. In addition, special accounts are established to provide for debt service reserves and payments and major maintenance reserves. The use of funds held by the Trustee prior to the Commercial Operations Date was restricted to payment of project costs, including payment of interest on the First Mortgage Bonds. Debt service reserves, major maintenance reserves and construction fund account balances are reflected as restricted investments, whereas all other account balances are classified as cash and cash equivalents in the accompanying balance sheets.

6. SALES-TYPE CAPITAL LEASE

     Upon the Commercial Operations Date of the Facility, the Partnership recognized a gain on sale-type capital lease of $97.0 million reflecting the difference between the estimated fair market value ($261.7 million) and the historical cost ($164.7 million) of the Facility. The interest rate implicit in the lease is 8.93%. The estimated residual value of the Facility at the end of the lease term is $0. The components of the net investment in lease at December 31, 1997, are as follows (dollars in thousands):

Gross Investment in Lease...................................  $615,489
Unearned Income on Lease....................................  (353,417)
                                                              --------
Net Investment in Lease.....................................  $262,072
                                                              ========

     Gross investment in lease represents total capacity payments receivable over the life of the Power Purchase Agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

     Estimated minimum lease payments over the remaining term of the Power Purchase Agreement as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $ 22,392
1999........................................................    22,944
2000........................................................    24,036
2001........................................................    24,132
2002........................................................    25,140
Thereafter..................................................   496,845
                                                              --------
          Total.............................................  $615,489
                                                              ========

7. GREENHOUSE FACILITY

     Greenhouse Facility consists of (dollars in thousands):

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Building....................................................     $7,488
Equipment...................................................        905
                                                                 ------
                                                                  8,393
Less: Accumulated Depreciation..............................       (112)
                                                                 ------
                                                                 $8,281
                                                                 ======

     Building and equipment comprise the cost of the Greenhouse under a turnkey construction contract inclusive of change orders and interest capitalized during the construction period.

8. INVESTMENT IN UNCONSOLIDATED AFFILIATE

     Investment in unconsolidated affiliate represents the Partnership's 50% ownership interest in Funding. The Partnership's investment in Funding is accounted for using the equity method. The following is summarized financial information for Funding (dollars in thousands):

     STATEMENT OF INCOME DATA

                                        FOR THE YEAR        FOR THE YEAR           INCEPTION
                                            ENDED               ENDED           (JUNE 23, 1995)
                                      DECEMBER 31, 1997   DECEMBER 31, 1996   TO DECEMBER 31, 1995
                                      -----------------   -----------------   --------------------
Interest income.....................       $25,886             $25,886              $12,943
Interest expense....................        25,886              25,886               12,943
                                           -------             -------              -------
Net income..........................       $     0             $     0              $     0
                                           =======             =======              =======

                       LSP-WHITEWATER LIMITED PARTNERSHIP

     BALANCE SHEET DATA

                                                              DECEMBER 31,
                                                              1997 AND 1996
                                                              -------------
Current assets..............................................    $      1
Investment in First Mortgage Bonds..........................     332,000
                                                                --------
          Total assets......................................    $332,001
                                                                ========
Senior Secured Bonds payable................................    $332,000
Stockholders' equity........................................           1
                                                                --------
          Total liabilities and stockholders' equity........    $332,001
                                                                ========

9. FIRST MORTGAGE BONDS PAYABLE

     First Mortgage Bonds payable consists of the following at December 31, 1997 and 1996 (dollars in thousands):

7.19% First Mortgage Bonds due June 30, 2010 ("2010
  Bonds")...................................................  $ 56,273
8.08% First Mortgage Bonds due December 30, 2016 ("2016
  Bonds")...................................................   120,727
                                                              --------
                                                              $177,000
                                                              ========

     On June 30, 1995, the Partnership issued and sold $177,000,000 of First Mortgage Bonds to Funding. The bonds are secured by substantially all assets of the Partnership. Interest is payable semi-annually on June 30 and December 30 of each year, commencing December 30, 1995. Principal on the First Mortgage Bonds is also payable semi-annually in varying amounts beginning on June 30, 2000 for the 2010 Bonds, and beginning on December 30, 2010 for the 2016 Bonds. Collective future maturities of the First Mortgage Bonds as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $      0
1999........................................................         0
2000........................................................     1,239
2001........................................................     1,767
2002........................................................     2,430
Thereafter..................................................   171,564
                                                              --------
                                                              $177,000
                                                              ========

     The trust indenture and other financing documents for the First Mortgage Bonds include a number of covenants with which the Partnership must comply. These covenants include, among others, compliance with certain reporting requirements and limitations of activities relating to the bond proceeds, additional debt, new and existing agreements, partnership distributions and other activities. The trust indenture also describes events of default of the First Mortgage Bonds which include, among others, certain events involving bankruptcy of the Partnership and failure to maintain and comply with agreements made by the Partnership.

10. CREDIT AGREEMENT

     The Partnership has entered into a Credit Agreement which provides for working capital loans of up to $3,000,000 and letter of credit commitments of up to $5,000,000. The interest rate for loans made under the Credit Agreement is based upon various short-term indices at the Partnership's option and is determined separately for each draw. These commitments expire on June 30, 2000. The Credit Agreement includes commitment fees, payable quarterly in arrears, ranging from .25% to .375% on the daily average unused amount of the commitment until the Credit Agreement is terminated. There were no letters of credit

                       LSP-WHITEWATER LIMITED PARTNERSHIP
outstanding under the Credit Agreement at December 31, 1997 and 1996. For all periods through December 31, 1997, no working capital loans had been made to the Partnership under the Credit Agreement.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The majority of the Company's accounts receivables are from a major regulated utility (WEPCO) and the associated credit risk is considered limited. The carrying amounts of the Partnership's cash and cash equivalents, accounts receivables, restricted investments, accounts payable and accrued expenses approximate fair value. The fair value of the Partnership's First Mortgage Bonds at December 31, 1997, is $16,194,000 higher than the historical carrying value of $177,000,000. At December 31, 1996, the fair value of the Partnership's First Mortgage Bonds approximated carrying value.

12. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION

     The Partnership has a $115 million turnkey construction contract (inclusive of executed change orders) with Westinghouse Electric. Westinghouse Electric had committed to complete the construction and start-up of the Facility to specified performance levels by May 31, 1997 and is required under the contract to reimburse the Partnership for extension fees paid under its Power Purchase Agreement with WEPCO, and to pay certain liquidated damages in the event of a delay. During 1997, Westinghouse Electric was required to pay $110,000 and $4,539,000 of reimbursable extension fees and delay liquidated damages, respectively. The Partnership has recorded receivables from Westinghouse Electric of $2,195,000 at December 31, 1997, which is comprised of reimbursable extension fees of $35,000 and delay liquidated damages of $2,160,000 (see Note
3).

POWER PURCHASE AGREEMENT

     Under and subject to the terms of the Power Purchase Agreement, the Utility is obligated to purchase the electric capacity made available to it up to 236.5 megawatts and associated energy which the Utility chooses to dispatch from the Facility beginning on the Commercial Operations Date. Payments by the Utility to the Partnership under the Power Purchase Agreement consist of capacity payments and energy payments which fluctuate based upon published indices and/or a fixed schedule.

     In accordance with the Power Purchase Agreement, the Partnership was responsible for reimbursing the Utility for the actual increased costs of capacity and energy acquired to replace the capacity and energy, which were to be provided by the Facility. The Partnership's obligation to reimburse the Utility for these "Replacement Power" costs began on June 23, 1997 and continued through September 17, 1997. The Partnership had an obligation for Replacement Power costs if the Utility's actual costs of capacity and energy exceeded the amounts, which would have been paid to the Partnership under the Power Purchase Agreement. For the period from June 23, 1997 through September 17, 1997, the Partnership was required to pay the Utility approximately $3,300,000 for Replacement Power costs. The Partnership has recorded remaining accounts payable to the Utility of $2,060,000 at December 31, 1997 for Replacement Power in the accompanying balance sheet.

THERMAL ENERGY SALES

     The Partnership has a thermal energy sales agreement with the Department of Administration of the State of Wisconsin ("DOA") which provides for the Partnership to supply the steam requirements of UWW (the "Thermal Energy Agreement"). The initial term of the agreement runs through June 30, 2005. The DOA has the option to extend the agreement for up to four extension periods of four years each. The Thermal Energy Agreement obligates the Partnership to supply all of UWW's steam requirements up to a maximum of 350 million pounds of steam annually at a rate not to exceed 100,000 pounds per hour.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

GAS SUPPLY

     The Partnership has 20-year gas supply agreements with two fuel suppliers to provide 100% of the Facility's natural gas requirements. The gas supply contracts provide for the sale of up to 11,855 MMBtu per day of gas to the Partnership. The price paid by the Partnership to the fuel suppliers under the gas supply contracts fluctuate based on published indices.

     Under the gas supply contracts, the Partnership is subject to annual minimum take requirements which may be satisfied by delivering gas to the Facility, taking gas into storage or remarketing gas to third parties.

GAS TRANSPORTATION

     The Partnership has entered into various gas transportation agreements with fuel transportation companies which provide for delivery of gas to the Facility. The price paid by the Partnership under the gas transportation contracts fluctuate based upon published indices.

OPERATIONS AND MAINTENANCE

     The Facility is operated and maintained under an operations and maintenance agreement with Westinghouse Operating Services Company, Inc. ("Westinghouse Services"). Under the terms of the operations and maintenance agreement, the Partnership is required to pay Westinghouse Services an annual management fee of $350,000, reimbursement of payroll, fringe benefits, insurance, and certain subcontractor costs and a bonus based on target plant performance. If targeted plant performance is not attained, Westinghouse Services is required to pay a performance penalty to the Partnership. The management fee is adjusted annually based on certain published indices. The term of the operations and maintenance agreement extends for an initial period of seven years (through September, 2004). The Partnership has the option to extend the term of the agreement for two additional seven-year terms, provided that the Partnership and Westinghouse Services mutually agree in writing as to the terms of such extension.

PARTS AGREEMENT

     The Partnership has a spare parts agreement (the "Parts Agreement") with Westinghouse Electric. Under the terms of the Parts Agreement, Westinghouse Electric provides (i) certain combustion turbine parts and refurbishment services, (ii) other spare parts at discounted prices and (iii) other repair services at direct cost plus a percent mark-up to the Partnership. The compensation payable to Westinghouse Electric is an annual fee of $977,000 (escalated annually based upon published indices) payable for 12 years.

GREENHOUSE

     Construction of the Greenhouse was substantially complete on June 2, 1997. The Partnership has an operational services agreement with Floriculture, Inc. ("Floriculture"), an affiliate of the Partnership, which operates the Greenhouse for the benefit of the Partnership. Under the terms of the operational services agreement, Floriculture is required to provide all the services to produce, market, and sell horticulture products and maintain the Greenhouse. As compensation for its services Floriculture is reimbursed on a monthly basis for its approved costs in connection with conducting the Greenhouse business and operating the Greenhouse, and will receive an annual management fee equal to 12% of the Partnership's net profit from the operation of the Greenhouse. The term of the operational services agreement will expire on May 31, 2002. For the year ended December 31, 1997, Floriculture received payments pursuant to the operations services agreement of approximately $669,000. The Partnership has recorded accounts payable to Floriculture of approximately $197,000 at December 31, 1997.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

LITIGATION

     The Partnership experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the financial position or results of operations of the Partnership.

13. DEPENDENCE ON THIRD PARTIES

     The Partnership is highly dependent on a single utility for purchases of electric generating capacity and energy from its Facility, and a single operator to perform the operation and maintenance of its Facility. In addition, the Partnership has contracted with two gas companies to supply the gas requirements of the Facility, and has contracted with a single interstate gas transporter to transport gas. Any material breach by any one of these parties of their respective obligations to the Partnership could affect the ability of the Partnership to make payments under its First Mortgage Bonds. In addition, bankruptcy or insolvency of certain other parties or defaults by such parties relative to their contractual or regulatory obligations could adversely affect the ability of the Partnership to make payments under its First Mortgage Bonds. If an agreement were to be terminated due to a breach of such agreement, the Partnership's ability to enter into a substitute agreement having substantially equivalent terms and conditions, or with an equally creditworthy third party, is uncertain.

14. RELATED PARTY TRANSACTIONS

     The initial costs incurred to develop the Facility, consisting principally of site acquisition and development costs, engineering fees, legal fees, permitting costs, interest and LS Power employee and office costs, were incurred by Granite. At June 30, 1995, the Partnership paid development fees and reimbursed certain costs totaling approximately $12,160,000 to Granite. These payments were capitalized and included in construction in process.

     LS Power provided certain management services to the Partnership pursuant to management services agreements. Under these agreements, LS Power managed the business affairs of the Partnership during construction and operation of the Whitewater Project. As compensation for its services, LS Power received a monthly management fee of $60,000 during construction, and $50,000 during operation (both in 1995 dollars). These fees were escalated annually beginning on January 1, 1996 pursuant to the rate of change in a consumer-price related index. LS Power was also reimbursed for its reasonable and necessary expenses incurred in performing its services, including salaries of its personnel to the extent related to services provided under the agreements. Under these agreements, the Partnership incurred expenses of approximately $1,534,000, $1,392,000 and $544,000 during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnership recorded accounts payable to LS Power of approximately $235,000 and $53,000, respectively. See
Note 16 for discussion of assignment of the management services agreements which occurred on March 20, 1998.

15. PARTNERS' CAPITAL

     In 1997, TPC, contributed $20,556,000 of equity for financing the construction of the Facility. TPC received a limited partner interest in the Partnership of approximately 26% and equity commitment fees of $350,000.

     Profits, losses and distributions will be allocated based on the respective partnership interests. Distributions will be made in accordance with the trust indenture and other financing documents. Such distributions are subject to the prior satisfaction of a number of conditions including, among others, maintenance of required funding levels in various Trustee accounts and compliance with minimum levels of current and projected debt service coverage.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

16. SUBSEQUENT EVENT -- CHANGE IN CONTROL

     On March 6, 1998, LS Power and Granite (collectively, the "Sellers") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Cogentrix Mid American, Inc. (CMA) and Cogentrix Cottage Grove, LLC (collectively, the "Purchasers") and Cogentrix Energy, Inc. ("Cogentrix Energy") which controls each of the Purchasers as wholly-owned indirect subsidiaries.

     On March 20, 1998, pursuant to the Securities Purchase Agreement, the Sellers sold all of the Sellers' capital stock of Floriculture, Inc. ("Floriculture") and LSP-Whitewater I, Inc., as well as all of the Sellers' limited partnership interest in the Partnership to the Purchasers. As a result, CMA acquired all of the capital stock of Floriculture, and Cogentrix Whitewater, LLC, a wholly-owned subsidiary of CMA, acquired all of the capital stock of LSP-Whitewater I, Inc., the 1% general partner of the Partnership, as well as a 73.17% limited partnership interest in the Partnership for a combined total ownership interest of 74.17% in the Partnership.

     On the same date that the indirect subsidiaries of Cogentrix Energy identified above acquired their ownership interests in the Partnership, Cogentrix Energy and LS Power entered into an Assignment and Assumption Agreement, by the terms of which LS Power assigned, and Cogentrix Energy assumed, all of the rights and obligations of LS Power under certain management service agreements between LS Power and LSP-Whitewater, Inc. and the Partnership.

17. SUBSEQUENT EVENT -- EXTENSION FEES AND LIQUIDATED DAMAGES -- UNAUDITED

     At December 31, 1997, the Partnership had receivables of $2,195,000 included in Accounts Receivable -- Other. This amount represented reimbursable extension fees and delay liquidated damages Westinghouse Electric was required to pay in the event of delay of start-up of the Facility. During 1998, these amounts were received as a reduction of the final construction payment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Logan Generating Company, L.P.,
Keystone Urban Renewal Limited Partnership,
Northampton Generating Company, L.P.,
Chambers Cogeneration Limited Partnership, and
Scrubgrass Generating Company, L.P.:

     We have audited the accompanying combined balance sheets of Logan Generating Company, L.P. (a Delaware limited partnership), Keystone Urban Renewal Limited Partnership (a Delaware limited partnership), Northampton Generating Company, L.P. (a Delaware limited partnership) and subsidiaries, Chambers Cogeneration Limited Partnership (a Delaware limited partnership) and Scrubgrass Generating Company, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Logan Generating Company, L.P., Keystone Urban Renewal Limited Partnership, Northampton Generating Company, L.P. and subsidiaries, Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
January 15, 1998

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
        AS OF SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                          SEPTEMBER 30,   -----------------------
                                                              1998           1997         1996
                                                          -------------   ----------   ----------
                                                           (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................   $   12,458     $    8,559   $    3,459
  Restricted cash.......................................        6,099          4,171        4,539
  Accounts receivable...................................       29,428         28,735       27,138
  Notes and loans receivable -- current portion.........            2            912          385
  Fuel inventory........................................        7,584          7,603        7,691
  Prepaid expenses and other............................        7,016          3,332        4,651
                                                           ----------     ----------   ----------
          Total current assets..........................       62,587         53,312       47,863
INVESTMENTS HELD BY TRUSTEE.............................       30,290         25,509       29,469
RESTRICTED CASH.........................................           --          1,208       31,792
NET INVESTMENT IN LEASE.................................      230,640        228,936      226,228
LAND AND EASEMENTS......................................       15,646         15,646       15,646
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $1,301,486 (unaudited), $106,282 and
  $76,376, respectively.................................    1,170,787      1,192,523    1,216,839
LONG-TERM NOTES RECEIVABLE..............................        2,806          4,400        2,312
DEFERRED FINANCING COSTS, net of accumulated
  amortization of $13,829 (unaudited), $13,706 and
  $10,531, respectively.................................       17,977         21,347       22,365
OTHER CAPITALIZABLE COSTS, net of accumulated
  amortization of $697, $11,991 and $8,970,
  respectively..........................................          368            490          654
OTHER LONG-TERM ASSETS..................................          226            463          445
                                                           ----------     ----------   ----------
                                                           $1,531,327     $1,543,834   $1,593,613
                                                           ==========     ==========   ==========
                                LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt.....................   $   28,523     $   35,262   $   40,366
  Accounts payable......................................        8,159          6,537        7,688
  Interest payable......................................       14,088         10,743       11,517
  Accrued liabilities...................................       10,015          9,263        6,125
                                                           ----------     ----------   ----------
          Total current liabilities.....................       60,785         61,805       65,696
MAJOR MAINTENANCE RESERVE...............................        7,123          5,682        4,024
LONG-TERM DEBT..........................................    1,190,934      1,209,802    1,226,723
                                                           ----------     ----------   ----------
          Total liabilities.............................    1,258,842      1,277,289    1,296,443
PARTNERS' CAPITAL.......................................      272,485        266,545      297,170
                                                           ----------     ----------   ----------
                                                           $1,531,327     $1,543,834   $1,593,613
                                                           ==========     ==========   ==========

 The accompanying notes are an integral part of these combined balance sheets.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                         NINE-MONTH PERIODS ENDED
                                               SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
OPERATING REVENUE:
  Electric capacity and capacity
     bonus.............................   $ 76,592      $ 75,738     $101,001   $100,112   $ 94,683
  Electric energy revenue..............     90,381        85,996      117,015    113,243     76,420
  Steam revenue........................      6,045         7,064        9,423      9,318      9,662
  Interest rate mode agreement.........     21,903        22,899       30,628     31,336     33,719
  Lease revenues.......................     12,366        12,307       16,172     17,151     18,474
  Other revenue........................      8,937         8,759        2,374      2,205         --
                                          --------      --------     --------   --------   --------
                                           216,224       212,763      276,613    273,365    232,958
                                          --------      --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel and ash.........................     44,309        44,409       63,957     62,675     52,686
  Operating and maintenance............     37,857        35,136       35,246     33,059     26,149
  General and administrative...........      4,452         3,806        5,248      6,116      4,189
  Insurance and taxes..................      5,183         5,422        7,136      7,749      7,229
  Depreciation and amortization........     24,837        24,930       30,176     37,667     32,725
                                          --------      --------     --------   --------   --------
                                           116,638       113,703      141,763    147,266    122,978
                                          --------      --------     --------   --------   --------
OPERATING INCOME.......................     99,586        99,060      134,850    126,099    109,980
                                          --------      --------     --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest expense.....................    (62,989)      (67,891)     (96,362)   (97,702)   (85,798)
  Other................................     (3,019)          761        3,124      3,805      4,361
                                          --------      --------     --------   --------   --------
                                           (66,008)      (67,130)     (93,238)   (93,897)   (81,437)
                                          --------      --------     --------   --------   --------
NET INCOME BEFORE INCOME TAXES.........     33,578        31,930       41,612     32,202     28,543
BENEFIT (PROVISION) FOR INCOME TAXES...         --            (2)          42        (41)        --
                                          --------      --------     --------   --------   --------
NET INCOME.............................   $ 33,578      $ 31,928     $ 41,654   $ 32,161   $ 28,543
                                          ========      ========     ========   ========   ========

   The accompanying notes are an integral part of these combined statements.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
         FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

PARTNERS' CAPITAL, DECEMBER 31, 1994........................         $245,421
  Capital contributions.....................................           15,658
  Net income................................................           28,543
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1995........................          289,622
  Capital distributions.....................................          (24,613)
  Net income................................................           32,161
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1996........................          297,170
  Capital distributions.....................................          (72,279)
  Net income................................................           41,654
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1997........................          266,545
  Capital distributions.....................................          (27,638)
  Net income................................................           33,578
                                                                     --------
PARTNERS' CAPITAL, SEPTEMBER 30, 1998 (UNAUDITED)...........         $272,485
                                                                     ========

   The accompanying notes are an integral part of these combined statements.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                       NINE-MONTH PERIODS
                                                       ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                    -------------------------   -------------------------------
                                                       1998          1997         1997       1996       1995
                                                    -----------   -----------   --------   --------   ---------
                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $ 33,578      $ 31,928     $ 41,654   $ 32,161   $  28,543
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................     24,910        24,714       33,342     40,510      33,465
    Amortization of unearned lease income.........    (14,071)       (1,581)     (18,384)   (17,888)    (17,855)
    Decrease in restricted cash...................     (1,928)       24,311           83        763       3,332
    (Increase) decrease in accounts receivable....     14,923            51       14,179     14,578      (3,947)
    Decrease (increase) in fuel inventory.........         18           871           88     (1,450)      1,153
    Decrease (increase) in deposits...............         (6)           --          (18)      (133)      2,265
    Decrease (increase) in prepaid expenses.......       (891)       (3,184)       1,319       (464)     (1,058)
    Increase in notes receivable..................       (497)          435       (2,615)    (1,068)        (20)
    Increase (decrease) in accounts payable and
      other accrued liabilities...................      2,372         4,020        1,987     (4,005)      2,215
    Increase in major maintenance reserve.........      1,439          (462)          84      1,556       2,396
    Increase (decrease) in interest payable.......      3,346        (3,768)         800       (472)        844
                                                     --------      --------     --------   --------   ---------
         Net cash provided by operating
           activities.............................     63,193        77,335       72,519     64,088      51,333
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in investment held by trustee..........     (4,783)        5,466        3,960      2,643      27,123
  Payment for construction in progress, including
    capitalized interest..........................         --            --           --         --     (32,991)
  Additions to property, plant and equipment......     (2,394)       (1,343)      (5,597)    (2,720)    (74,541)
  Adjustments to property, plant and equipment....         --            --           --        120          --
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by investing
           activities.............................     (7,177)        4,123       (1,637)        43     (80,409)
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease (increase) in restricted cash for
    financing.....................................      1,208            --       30,869     (4,801)     (7,930)
  Decrease (increase) in deferred financing
    costs.........................................         --          (161)      (2,347)        14      (2,547)
  Proceeds from long-term debt....................         --         3,383       19,775      8,662     415,496
  Repayment of long-term debt.....................    (25,606)      (17,291)     (41,800)   (41,630)   (396,086)
  Increase in other equity........................        (81)          (82)          --         --          --
  Capital (distributions) contributions...........    (27,638)      (59,157)     (72,279)   (24,613)     15,658
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by financing
           activities.............................    (52,117)      (73,308)     (65,782)   (62,368)     24,591
                                                     --------      --------     --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................      3,899         8,150        5,100      1,763      (4,485)
CASH AND CASH EQUIVALENTS, beginning of year......      8,559         3,459        3,459      1,696       6,181
                                                     --------      --------     --------   --------   ---------
CASH AND CASH EQUIVALENTS, end of year............   $ 12,458      $ 11,609     $  8,559   $  3,459   $   1,696
                                                     ========      ========     ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................                              $ 89,398   $ 91,951   $  96,249
                                                                                ========   ========   =========

   The accompanying notes are an integral part of these combined statements.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION AND BUSINESS

LOGAN GENERATING COMPANY, L.P.

     Logan Generating Company, L.P. ("Logan"), formerly Keystone Energy Service Company, L.P., is a Delaware limited partnership formed on October 4, 1991. The general partners of Logan are Aspen Power Corporation ("Aspen"), a Delaware corporation and a wholly owned subsidiary of Bechtel Generating Company, Inc. ("BGCI") and Eagle Power Corporation ("Eagle"), a California corporation and a wholly-owned subsidiary of PG&E Generating Company ("PGC"). Eagle is also a limited partner of Logan.

     PGC will transfer its entire ownership interest in Eagle to U.S. Generating Company, LLC ("USGenLLC") pending approval by the Federal Energy Regulatory Commission ("FERC"). The transfer will be retroactive to December 31, 1997.

     The net operating profits and losses of Logan are allocated to Aspen and Eagle (collectively, the "Logan Partners") based on the following ownership percentages:

GENERAL PARTNERS:
  Aspen.....................................................   50%
  Eagle.....................................................   49%
LIMITED PARTNER:
  Eagle.....................................................    1%

     All distributions other than liquidating distributions will be made based on the Logan Partners' percentage interests as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Logan determines.

KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP

     Keystone Urban Renewal Limited Partnership ("Urban") is a Delaware limited partnership formed on September 13, 1991. The general partner of Urban is Keystone Cogeneration Company Limited Partnership ("Keystone"), a Delaware limited partnership whose general partners are Aspen (50%) and Eagle (49%), and whose limited partner is Eagle (1%). The limited partner of Urban is Granite Generating Company, L.P. ("Granite"), a Delaware limited partnership whose general partners are Aspen (50%) and Eagle (49%), and whose limited partner is Eagle (1%).

     The operating profits and losses of Urban are allocated to Keystone and Granite based on the following ownership percentages:

GENERAL PARTNER:
  Keystone..................................................   99%
LIMITED PARTNER:
  Granite...................................................    1%

     All distributions other than liquidating distributions will be made based on the percentage interests as shown above, in accordance with the project documents and at such times and in such amounts as the general partner determines.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Logan and Urban (collectively, the "Logan Partnerships") were formed to develop, construct, own and operate a 217 megawatt ("mw") pulverized coal-fired cogeneration station (the "Logan Project") in the Township of Logan, New Jersey. Urban holds title to the land upon which the Logan Project is situated as well as the Logan Project itself. Logan leases the Logan Project from Urban pursuant to a facilities lease agreement dated April 1, 1992. The lease commenced on the first funding date of the Logan Project's construction, and will terminate upon
1) the merger of the Logan Partnerships, 2) mutual consent between the Logan Partnerships and the Township of Logan, or 3) final payment of the Logan Partnerships' obligations incurred to finance the Logan Project. The Logan Project is designed to produce electricity for sale to Atlantic City Electric Company ("ACEC") and process steam for sale to Monsanto Chemical Company ("Monsanto") for use in its industrial operations. Logan assigned the Monsanto steam and electricity sales agreement to ACEC effective September 24, 1996. The Logan Project entered commercial operations and achieved final completion in 1994.

NORTHAMPTON GENERATING COMPANY, L.P.

     Northampton Generating Company, L. P. ("Northampton") is a Delaware limited partnership formed on July 2, 1991. The partners are Jaeger Power Corporation ("Jaeger"), a wholly-owned indirect subsidiary of USGenLLC and Poplar Power Corporation ("Poplar"), a wholly-owned subsidiary of BGCI.

     Northampton was formed to construct, own and operate a 98 mw anthracite waste coal-fired electric generating project (the "Northampton Project") located in Northampton, Pennsylvania. The Northampton Project is designed to produce electricity for sale to Metropolitan Edison Company. The Northampton Project also sells a minimum of 104 million pounds per year of process steam to an unrelated third party for use in its industrial operations.

     The net operating profits and losses of Northampton are allocated to Jaeger and Poplar (collectively, the "Northampton Partners") based on the following ownership percentages:

Jaeger......................................................   50%
Poplar......................................................   50%

     All distributions other than liquidating distributions will be made based on the Northampton Partners' percentage interests as shown above, in accordance with the Northampton Project documents and at such times and in such amounts as the Board of Control of the partnership determines. The Northampton Partners have entered into equity commitment agreements which require funding up to $11,225,000 for certain Northampton Project conditions defined in the Northampton Project documents.

     Northampton Fuel Supply Company, Inc. (the "Fuel Company") is a wholly-owned subsidiary of Northampton. The Fuel Company was formed to (1) obtain, hold or dispose of culm, silt, tailings or other fuel components for the Northampton Project, (2) to build, construct, own or lease, operate, maintain, repair, replace or refurbish facilities, equipment, systems, components, parts, supplies or other materials necessary to obtain, handle or process or prepare such fuel components, and (3) to provide such fuel components to Northampton or any other owner or operator of the Northampton Project.

     Northampton Water Company, Inc. (the "Water Company") is a wholly-owned subsidiary of Northampton. The Water Company was formed to own, lease or otherwise acquire certain rights and interests and to perform certain obligations relating to the water supply for the Northampton Project.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CHAMBERS COGENERATION LIMITED PARTNERSHIP

     Chambers Cogeneration Limited Partnership ("Chambers") is a Delaware limited partnership formed on August 17, 1988. The general partners of Chambers are Peregrine Power Corporation ("Peregrine"), a California corporation and a wholly-owned indirect subsidiary of USGenLLC, and Maple Power Corporation ("Maple"), a Delaware corporation and a subsidiary of BGCI. TIFD III-T, Inc. ("TIFD"), a wholly-owned subsidiary of General Electric Capital Corporation ("GECC"), is a limited partner. Chambers is not to continue in existence beyond December 31, 2028.

     Chambers was formed to construct, own and operate a 262 mw coal-fired cogeneration station (the "Chambers Project") at DuPont's Chambers Works chemical complex near Carneys Point, New Jersey. The Chambers Project is designed to produce electricity for sale to ACEC, and electricity and process steam for sale to E.I. DuPont de Nemours & Company ("DuPont") for use in its industrial operations. The Chambers Project entered commercial operations and achieved final completion in 1994.

     Chambers is managed by U.S. Generating Company ("USGen") pursuant to a Management Services Agreement (the "MSA"). The Facility is operated by U.S. Operating Services Company ("USOSC") pursuant to an Operation and Maintenance Agreement (the "O&M Agreement"). USGen and USOSC are general partnerships originally formed between affiliates of PG&E Enterprises and Bechtel Enterprises. On September 19, 1997, USGen and USOSC each separately redeemed Bechtel Enterprises' interests in USGen and USOSC so that PG&E Enterprises now indirectly owns all of the interests in USGen and USOSC. This will not affect USGen's obligations under the MSA or USOSC's obligations under the O&M Agreement. In addition, on September 19, 1997, Peregrine purchased one-third of Maple's interest in Chambers, which represents a 5% ownership interest.

     The net income and losses of Chambers are allocated to Peregrine, Maple and TIFD (collectively, the "Chambers Partners") based on the following ownership percentages.

                                                            POST       PRE
                                                           9/20/97   9/20/97
                                                           -------   -------
Peregrine................................................    50%       45%
Maple....................................................    10%       15%
TIFD.....................................................    40%       40%

     All distributions other than liquidating distributions are made based on the Chambers Partners' percentage interests as shown above, in accordance with the Chambers Project documents and at such times and in such amounts as the Board of Control of Chambers determines.

SCRUBGRASS GENERATING COMPANY, L.P.

     Scrubgrass Generating Company, L.P. ("Scrubgrass") is a Delaware limited partnership formed on December 1, 1990. The general partners of Scrubgrass are Falcon Power Corporation ("Falcon"), a California corporation and a wholly-owned indirect subsidiary of USGenLLC; Scrubgrass Power Corporation ("SPC"), a Pennsylvania corporation and a wholly-owned subsidiary of Falcon; and Pine Power Leasing, Inc. ("Pine"), a Delaware corporation and a wholly-owned subsidiary of BGCI. Falcon is also a limited partner in Scrubgrass. DCC Project Finance Four, Inc. ("DCC"), a Delaware corporation and a wholly-owned subsidiary of Dana Commercial Credit Corporation, was admitted as a limited partner after acquiring a portion of Falcon's interest in Scrubgrass. Scrubgrass is not to continue in existence after December 31, 2030.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The purpose of Scrubgrass is to participate in the developing, financing, engineering, construction, ownership, operation, maintenance, and leasing of a waste coal-fired 87 mw (net) electrical generating facility located in Venango County, Pennsylvania (the "Scrubgrass Project"). The Scrubgrass Project commenced commercial operations in 1993, and Scrubgrass entered into a lease agreement with Buzzard Power Corporation ("Buzzard"), a wholly-owned subsidiary of Environmental Power Corporation ("EPC"), effective June 17, 1994. (See Note
4).

     Scrubgrass formed two subsidiaries: Clearfield Properties, Inc. ("Clearfield"), for the purpose of purchasing a 175-acre site in Clearfield County, Pennsylvania, and acquiring access to certain coal fines material, and Leechburg Properties, Inc. ("Leechburg"), for the purpose of acquiring access rights to certain waste coal sites.

     The net operating profits and losses of Scrubgrass are allocated to Falcon, SPC, Pine, and DCC (collectively, the "Scrubgrass Partners") based on the following sharing ratios, in accordance with the amended partnership agreement:

GENERAL PARTNERS:
  Falcon....................................................  24.63%
  SPC.......................................................  24.87%
  Pine......................................................  20.00%
LIMITED PARTNERS:
  Falcon....................................................   0.50%
  DCC.......................................................  30.00%

     Distributions are made pursuant to the amended partnership agreement. Generally, distributions of basic rent (contractually scheduled payments in the lease) are made in accordance with the Scrubgrass Partners' sharing ratios as shown above, and distributions of additional rent (variable based on Buzzard's monthly distributable residual operating cash) are to be 20 percent to Pine and 80 percent to Falcon. During 1996, as a result of the expiration of the bond interest rate swap (see Note 3), Falcon began sharing a portion of its additional rent with DCC based on a formula of the lesser of 10 percent of the Falcon distribution or 4 percent of the savings differential between bond interest calculated at 6.5 percent per annum and the actual monthly all-in cost of the bonds including actual interest, the cost of credit support and remarketing fees payable by Scrubgrass.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRESENTATION

     The accompanying financial statements of Logan, Urban, Northampton, Chambers, and Scrubgrass (collectively, the "Partnerships") are presented on a combined basis due to the common management of the underlying projects of the Partnerships. All inter-partnership transactions have been eliminated in combination.

     The accompanying combined financial statements were prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     Information presented as of September 30, 1998 and for the six-month periods ended September 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the combined entities as of September 30, 1998 and the results of their operations and cash flows for the six-month periods ended September 30, 1998 and 1997. The results of operations for these interim periods are not necessarily indicative of results which may be expected for any other interim period or for the years as a whole.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with original maturities of three months or less.

RESTRICTED CASH

     Restricted cash includes cash and cash equivalent amounts, as defined above, which are restricted under the terms of certain of the Partnerships' agreements. Restricted cash includes amounts restricted for debt service, major maintenance, subordinated operations and maintenance costs, and amounts escrowed with the Township of Logan and Logan Municipal Utilities Authority. Restricted cash amounts held for long-term use are classified as non-current assets.

FUEL INVENTORY

     Fuel inventory is stated at the lower of cost or market using the average cost method.

PREPAID EXPENSES

     Prepaid expenses include $358,101 and $540,644 of prepaid insurance expenses related to property damage and other general liability policies, $1,751,573 and $2,436,563 of advance funding for expenses related to operations and maintenance, $57,500 and $60,597 of prepaid agency and bond rating fees, $886,582 and $343,511 in prepaid fuel and ash site development costs, $132,418 and $978,300 in future relocation reserves, and $145,933 and $292,025 in other prepaid expenses at December 31, 1997 and 1996, respectively.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, which consist primarily of the projects, are recorded at actual cost. The projects are depreciated on a straight-line basis over 35 years. As of January 1, 1997, two of the Partnerships prospectively revised their calculation of depreciation to include a residual value on the projects approximating 25 percent of the gross project costs. This change increased net income for 1997 by approximately $7.9 million.

     Other property, plant and equipment are depreciated on a straight-line basis over the estimated remaining economic or service lives of the respective assets (ranging from 5 to 10 years). Routine maintenance and repairs are charged to expense as incurred.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

LEASE ACCOUNTING

     The lease described in Note 4 meets the criteria for a "sales-type" capital lease. Accordingly, the investment in lease, unearned lease income, and lease revenues are accounted for in conformity with Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13").

RIGHT TO FUEL INVENTORY

     Scrubgrass amortizes the right to remove fuel from their fee property located in Clearfield County over the estimated minimum life of available waste fuel fines using the straight-line method. For the years ended December 31, 1997, 1996 and 1995, $161,000 of annual amortization related to these costs has been included in amortization in the accompanying combined statements of operations.

ORGANIZATION COSTS

     The Partnerships amortize organization costs over the life of the projects using the straight-line method. Annual amortization of these costs has been included in amortization expense in the accompanying combined statements of operations.

DEFERRED FINANCING COSTS

     Financing costs, consisting primarily of the costs incurred to obtain project financing, are deferred and amortized using the effective interest rate method over the term of financing. Financing costs related to the Debt Service Reserve Letter of Credit (see Note 3) were capitalized and accrued in 1995. Actual total costs were less than estimated; accordingly, deferred financing costs were reduced by $175,750 in 1996. Deferred financing costs incurred to obtain the Bond Letter of Credit, the Working Capital Loan commitment and the Debt Service Loan commitment are amortized on a straight-line basis over the term of the related commitment, which is not materially different from the effective interest rate method.

MAJOR MAINTENANCE RESERVE

     The major maintenance reserve represents an accrual for anticipated expenditures for scheduled significant maintenance of the projects. The accrual is recognized ratably over the maintenance cycle of the related equipment.

REVENUE RECOGNITION

     Revenues from the sale of electricity and steam are recorded based on monthly output delivered as specified under contractual terms.

INTEREST INCOME

     In 1995, interest income included a $513,966 gain related to the sale of zero coupon bonds.

INCOME TAXES

     Under current law, no Federal or state income taxes are paid directly by the Partnerships. All items of income and expense of the Partnerships are allocable to and reportable by the partners in their respective

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

income tax returns. Accordingly, no provision is made in the accompanying combined financial statements for Federal or state income taxes. Income taxes reported on the accompanying combined financial statements are Federal and State income taxes paid or accrued by Clearfield and Leechburg.

3. BONDS AND LOANS PAYABLE

     The following represents the total amounts of bonds and notes payable for the Partnerships. All bonds and loans payable are secured by the assets of the projects or the real estate covered by ground leases.

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY ("NJEDA") BONDS

     The NJEDA issued and sold $190,000,000 of its Exempt Facility Revenue Bonds (the "Bonds") in order to finance a portion of the costs of constructing and equipping both the Logan and Chambers Projects. The issuance of the Bonds was made pursuant to an Indenture of Trust, which named First Fidelity, N.A. and Citibank, N.A., respectively, as the bond trustees. The proceeds were lent to the Partnerships pursuant to the NJEDA Authority Loan Agreement. The Bonds, which are secured by an irrevocable letter of credit, provide for interest at variable rates. The weighted-average interest rates on the Bonds were 3.59% and 3.40% at December 31, 1997 and 1996, respectively.

RESOURCE RECOVERY REVENUE BONDS

     In 1994, in order to finance a portion of the costs of constructing and equipping the Northampton Project and the culm facility, Northampton issued and sold $205 million of Resource Recovery Revenue Bonds through the Pennsylvania Economic Development Financing Authority. The bonds were issued in three series and feature maturity dates ranging from January 1, 2007 to January 1, 2021 and interest rates ranging from 6.40% to 6.95%.

VIDA BONDS

     In order to finance a portion of the costs of constructing and equipping the Scrubgrass Project, the Venango Industrial Development Authority ("VIDA") issued and sold $135,600,000 of its resource recovery revenue bonds (Series 1990 A and B, and Series 1993 -- Scrubgrass Project). For the years ended December 31, 1997, 1996 and 1995, tax exempt interest was incurred on the outstanding bonds at an average rate of 3.68 percent, 3.72 percent and 4.00 percent, respectively.

CREDIT AND REIMBURSEMENT AGREEMENTS

     Pursuant to the Third Amended and Restated Reimbursement and Loan Agreement (the "Reimbursement and Loan Agreement") dated as of November 1, 1995, the Logan Partnerships entered into a financing facility with a group of banks (the "Senior Lenders"). Funding from the financing facility is drawn on Union Bank of Switzerland, New York ("UBS"), as the agent for the Senior Lenders. The financing facility provides for a construction/term loan, a bond letter of credit, a debt service reserve letter of credit and a working capital loan. The Reimbursement and Loan Agreement is secured by the Logan Project.

     On January 1, 1994, in order to finance a portion of the costs of constructing and equipping the Northampton Project and the culm facility, Northampton entered into a Credit and Reimbursement Agreement with a group of banks (the "Northampton Banks") wherein the Northampton Banks would

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

provide Northampton with a financing facility. Funding from the financing facility is drawn on ABN AMRO Bank N. V., as the agent for the Northampton Banks.

     In order to finance a portion of the costs of constructing and equipping the Chambers Project, Chambers entered into a credit agreement (the "Original Credit Agreement") in 1991 with a group of banks (the "Chambers Banks"), wherein the Chambers Banks provided Chambers with a financing facility. Funding from the financing facility was drawn on Swiss Bank Corporation, New York ("Swiss Bank") as the agent for the Chambers Banks. The financing facility provided for a construction loan commitment, which was converted to a term loan commitment in 1994 (the "Chambers Conversion Date"), a supplemental loan commitment and a letter of credit commitment.

     On June 9, 1997 the Original Credit Agreement was amended (the "Amendment") and restated (the "Amended and Restated Credit Agreement"). The Amendment replaced Swiss Bank Corporation, New York with ING (U.S.) Capital Corporation ("ING") as the agent bank. The Amendment increased the amount of the debt by $7,939,750, extended the maturity of the debt five years from 2009 to 2014, and consolidated the term loans (the "Term Loans").

     Chambers incurred $3,759,664 in financing costs in conjunction with the Amended and Restated Credit Agreement. Of this total, $2,346,219 representing creditor bank fees (including creditor legal costs) was capitalized as deferred financing costs and is being amortized using the effective interest rate method over the term of the debt as prescribed in EITF 96-19. The remainder was expensed as required by EITF 96-19.

     In order to finance a portion of the costs of constructing and equipping the Scrubgrass Project, Scrubgrass entered into the Reimbursement and Loan Agreement (the "Original RLA") with a group of banks (the "Scrubgrass Banks"), wherein the Scrubgrass Banks would provide Scrubgrass with various financing facilities. Funding from the financing facilities was initially drawn on National Westminster Bank, PLC, New York ("NatWest"), as the Agent for the Scrubgrass Banks. In December 1995, Scrubgrass entered into the Amended and Restated Reimbursement and Loan Agreement (the "New RLA") which provided a new term loan facility of $12,000,000.

     On May 22, 1997, Scrubgrass entered into an agreement to amend the New RLA which restructured the Debt Service Loan Commitment of $6,000,000. As defined in the New RLA, an applicable margin is added to the base component of interest rates for each type of loan under each of the loan facilities provided in the New RLA. The applicable margins consist of a Eurodollar and a base component and range from 1.50% to 1.75% over the term of the New RLA.

CONSTRUCTION AND TERM LOANS

     The Logan term loan commitment was entered into on January 24, 1995 (the "Logan Conversion Date") and was drawn to repay the outstanding balance on the construction loan. The interest rate on the term loan is based upon various short-term indices at the Logan Partnerships' option and may be changed periodically, also at the Logan Partnerships' option.

     Upon the construction loan maturity date of September 22, 1995 (the "Construction Loan Maturity Date"), the Term Loan commitment was made available to Northampton and was drawn upon to repay the Construction Loan.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The interest rate is based upon various short-term indices at Northampton's option and may be changed periodically, also at Northampton's option. It is calculated as set forth in the Credit and Reimbursement Agreement. For the three years ending September 30, 1998, interest is either (1) the base rate, which approximates the prime rate of interest plus a margin of 0.750 percent, (2) the London Interbank Offering Rate ("LIBOR") plus a margin of 1.500 percent, or (3) the CD rate plus a margin of 1.625 percent. At December 31, 1997 and 1996, the Term Loan interest rate was 7.44 and 7.32 percent respectively.

     The original Chambers term loan was drawn in 1994 to repay the construction loan and the supplemental loan was drawn in late 1994 to fund additional construction costs. An additional term loan amount of $7,939,750 was drawn in 1997. The June 1997 Amendment combined the three outstanding loan facilities into one term loan facility ("Term Loan"). The interest on the Term Loan is based upon various short-term rates at Chamber's option and may be changed periodically, also at Chamber's option, within certain limitations as set forth in the Amendment.

     The term loan commitment became available to Scrubgrass on June 30, 1994 (the "Scrubgrass Conversion Date") and was drawn to repay the construction loan. Principal repayments, based on percentages of the outstanding balance ranging from 0.100 percent to 1.617 percent, will be due monthly between July 1995 and January 2006 according to an amortization schedule provided in the New RLA. Type and term for each loan under the facility is determined at Scrubgrass's option. The interest is determined as set forth in the New RLA and is either the Eurodollar rate plus the applicable margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

BOND LETTER OF CREDIT

     In order to support certain payments of the NJEDA bonds, the Logan Partnerships requested the Senior Lenders to issue an irrevocable letter of credit. The committed amount of the letter of credit is reduced in the same amounts as the related bond principal is repaid. The expiration date may be extended for one-year periods, annually, at the sole discretion of the Senior Lenders.

     Draws upon the letter of credit are to be used for the payment of principal or interest on the bonds and are to be made only when funds are not available or adequate from the debt service fund or the bond redemption fund, as established in the Bond Indenture of Trust dated April 1, 1992. The Logan Partnerships do not expect a draw on the letter of credit. If any draws are made, however, interest is calculated at a default rate that approximates the prime rate of interest plus a margin of 2.0 percent. If there is any balance outstanding on the letter of credit, the Logan Partnerships also have the option of drawing on a liquidity commitment and a refunding notes commitment by the Senior Lenders. Interest on these draws is based on various short-term interest rates as chosen by the Logan Partnerships, plus an applicable margin. The refunding notes are used to repay the liquidity notes. The refunding notes are to be repaid according to amortization schedules set forth in the Reimbursement and Loan Agreement, with final payment on September 30, 2009.

     In order to support certain payments of its NJEDA bonds, Chambers requested the Chambers Banks to issue an irrevocable letter of credit. Interest is calculated at a base rate which approximates the prime rate of interest plus 2.0 percent and is payable upon demand. The letter of credit secures the NJEDA bonds. The letter of credit currently expires June 9, 2007. Upon request of Chambers, the expiration date of the letter of credit may be extended at the sole discretion of the Chambers Banks.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In order to support principal and interest payments on the VIDA bonds, NatWest has issued an irrevocable letter of credit to Scrubgrass. In 1995, Credit Lyonnais became the Agent, replacing NatWest. Interest on the drawn portion is calculated as a base rate that approximates the prime rate of interest plus an additional margin as defined in the New RLA.

TERM LETTER OF CREDIT

     At the beginning of commercial operations on August 28, 1995 (the "Commercial Operation Date"), Northampton established an irrevocable letter of credit with a full commitment amount available up to $66.6 million and a stated amount, at the Commercial Operation Date of $7.154 million, determined pursuant to the Power Purchase Agreement. This letter of credit secures the balance in a suspense account, which balance is determined by factoring projected energy deliveries for each generation year (the anniversary of the Commercial Operation
Date) by the excess of the contract energy sales rate over a projected rate. The suspense account and the letter of credit will be provided until the balance in the suspense account becomes a negative amount or until the end of the sixteenth generation year, whichever occurs earlier. If at the end of the sixteenth year a positive balance remains, Northampton will pay the utility the amount of the balance. In accordance with the terms of the Power Purchase Agreement, the stated amount of the term letter of credit was increased to $36,582,155 in January of 1997, and $36,983,156 in January of 1998. No draws were made against the term letter of credit during 1997 or 1996.

DEBT SERVICE RESERVE LETTERS OF CREDIT

     In order to release $15,624,000 from a debt service reserve, the Logan Partnerships requested the Senior Lenders to consent to and issue a $20,000,000 letter of credit in its stead. The Senior Lenders consented and the letter of credit was integrated into the existing financing structure, creating the Reimbursement and Loan Agreement. The funds released were used to pay amounts due the construction contractor, costs to achieve the letter of credit and distributions to the Partners. The initial expiration date was November 15, 2000, with an annual provision of extending the five-year term at the sole discretion of the providers of the letter of credit. The letter of credit currently expires November 15, 2002.

     In accordance with Chambers' Amended and Restated Credit Agreement, the $25,000,000 debt service reserve account was replaced with a $22,750,000 letter of credit issued by the Chambers Banks. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term rates selected by Chambers for each draw. The letter of credit currently expires June 9, 2004. Upon request of Chambers, the expiration date of the letter of credit may be extended at the sole discretion of the Chambers Banks.

     In order to fund general debt service, the Banks have provided Scrubgrass with a debt service loan commitment. The commitment of $6,303,000 under the Original RLA has been reduced to $6,000,000 under the New RLA. On May 22, 1997, Scrubgrass entered into an agreement to amend the New RLA which restructured the debt service loan commitment of $6,000,000. Credit Lyonnais assumed from NatWest a debt service (Series A/B) loan commitment of $3,000,000. At December 31, 1997 Scrubgrass and Buzzard had drawn $3,000,000 on this commitment. This amount has been included as a debt service loan receivable in the accompanying combined balance sheets.

     The debt service (Series A) principal of this loan commitment must be reduced in increments of $600,000 every six months beginning on or before July 1, 1998 and ending on or before July 3, 2000. Principal reductions of the Credit Lyonnais debt service (Series A) loan will result in an increase in the outstanding

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

commitment value of the Credit Lyonnais debt service (Series B) loan until it becomes a $3,000,000 commitment on or before July 3, 2000. The $3,000,000 debt service (Series B) loan commitment balance remained with NatWest. Type and term for each loan under the facility is determined at Scrubgrass's option. The interest is determined as set forth in the New RLA and is either the Eurodollar rate plus the applicable margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

WORKING CAPITAL LOANS

     A working capital loan commitment provides up to $9,500,000 for the seasonal working capital requirements of the Logan Project. The Logan Partnerships are required to pay down the loan to zero for a minimum of one week per year. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term indices at the Logan Partnerships' option and is determined separately for each draw.

     A working capital loan commitment ("Working Capital Loan") provided for the initial working capital requirements of the Northampton Project. The interest rate is based upon various short-term indices at Northampton's option and is determined separately for each draw. On the Construction Loan Maturity Date, the working capital loan commitment was increased by $3 million and extends for a period of four years from the Construction Loan Maturity Date. No draws were made against the working capital loan commitment during 1997 and 1996.

     The Chambers' Amended and Restated Credit Agreement provides for a working capital loan commitment from the Chambers Banks of up to $5,000,000 to fund operation and maintenance expense requirements of the Project. Chambers is required to repay and maintain a zero balance for a minimum of one week per year. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term rates selected by Chambers, for each draw. The full amount of the principal is due at the earlier of June 9, 2004 or on the date on which all loans under the Amended and Restated Credit Agreement are due in full.

     Pursuant to the New RLA, the working capital loan provides for seasonal working capital requirements of the lessee, occurring after the Conversion Date. The Chambers Banks agreed to make a portion of the working capital facility available to fund net startup costs prior to the Conversion Date; $1,600,000 of proceeds from the new term loan were used to repay these borrowings. Type and term for each working capital loan under the New RLA is determined at Scrubgrass's option. The interest is either the Eurodollar rate plus the applicable margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

     Pursuant to the New RLA, the core component was set at $2,000,000. The outstanding loan balance is required to be paid down to the core level for 20 consecutive days each calendar year. A commitment fee of 0.125 percent was applied to the undrawn loan commitment through December 31, 1995.

     In 1994, Scrubgrass entered into a lessee working capital loan agreement with Buzzard whereby Scrubgrass is to provide Buzzard with funds for seasonal working capital requirements with regard to the Scrubgrass Project. The terms and conditions set forth in this agreement are consistent with those above for Scrubgrass's working capital loan facility with the Scrubgrass Banks. The commitment extends to any undrawn amounts on Scrubgrass's working capital loan as described above. Pursuant to the New RLA, the

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

lessee working capital loan agreement was amended to maintain consistency with the terms of Scrubgrass's working capital loan facility. At December 31, 1997 and 1996, Buzzard had drawn $2,311,666 and $2,696,143, respectively, on this commitment. These amounts have been included as a note receivable in the accompanying combined balance sheets.

JUNIOR LOAN AGREEMENT

     On November 1, 1993, in order to finance a portion of the costs of constructing and equipping the Logan Project, the Logan Partnerships renegotiated a junior loan agreement (the "Junior Loan Agreement") with Foster Wheeler Energy Corporation (the "Junior Lender") in the amount of $4,800,000. No cash was advanced to the Logan Partnerships by the Junior Lender. The advances were made by deferring the final $4,800,000 payment due to the Junior Lender from BPC under the construction subcontract between the Junior Lender and BPC. In addition, accrued interest of $143,205 was added to the principal outstanding at the Conversion Date. Interest is due quarterly at the rate equal to the Treasury rate, as defined, plus 4.95 percent. Principal payments are due quarterly between March 31, 1996 and December 31, 2009, according to an amortization schedule provided in the Junior Loan Agreement.

TRANSMISSION LINE INTERCONNECTION LETTER OF CREDIT

     At Funded Closing, which occurred on February 1, 1994, Northampton provided an irrevocable letter of credit in the amount of $100,000 pursuant to the Transmission Service Agreement. This letter of credit secures Northampton's obligation to reimburse the utility owning the transmission line for any improvements, changes or repairs to its regional transmission system that are necessitated by the interconnection of the Project to the system. The transmission line interconnection letter of credit will be maintained throughout the term of the Transmission Service Agreement, which extends until 25 years from the Commercial Operation Date.

CONTRACT LETTER OF CREDIT

     In order to support obligations of Scrubgrass pursuant to the power sales agreement with Pennsylvania Electric Company ("Penelec"), the Scrubgrass Banks have provided Scrubgrass with a contract letter of credit commitment. At December 31, 1997 and 1996, the contract letter of credit had a stated value of $7,410,000 and $10,700,000, respectively. The letter of credit was issued to Penelec during 1993, and it will be drawn only if liquidated damages are due to Penelec. Repayment of any draw is due immediately, at a default rate that approximates the prime rate of interest plus 2.00 percent. Effective January 1, 1997, Amendment Number One to the New RLA assigned all of Credit Lyonnais's rights and obligations as contract letter of credit issuer to Landesbank Hessen-Thuringen Girozentrale Bank ("Helaba"). The stated amount of the contract letter of credit was reduced to $4,100,000 by Helaba on January 1, 1998, as required by Penelec under the power sales agreement.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

VENDOR LOANS

     Vendor loans at December 31, 1997 and 1996, which were entered into at lease commencement and subsequently restructured in December 1995, are as follows:

                                                                1997        1996
                                                              --------   ----------
To USGen, $900,000 with interest payable at eight percent,
  payable in forty-eight equal monthly installments of
  principal and interest, commencing January 1996...........  $504,413   $  718,337
To USGen, $429,000 with interest payable at eight percent,
  payable in two annual installments of principal and
  interest, commencing January 1997.........................   157,610      429,000
To EPC, $452,000 with interest payable at eight percent,
  principal and interest payable on demand, commencing
  January 1996..............................................    85,190      121,319
                                                              --------   ----------
          Total.............................................  $747,213   $1,268,656
                                                              ========   ==========

     Payment of principal and interest on these loans is subordinated to the VIDA bonds and the loans under the New RLA.

NOTE AND MORTGAGE PAYABLE

     On December 22, 1993, in order to finance the purchase of several waste fuel sites, the Fuel Company entered into a $6 million Promissory Note and Purchase Money Mortgage with unrelated third parties.

FUTURE MINIMUM PAYMENTS

     Future minimum principal payments at December 31, 1997, required by the debt instruments outstanding are as follows (in thousands):

1998.....................................................  $   35,262
1999.....................................................      39,187
2000.....................................................      45,731
2001.....................................................      50,511
2002.....................................................      53,511
Thereafter...............................................   1,020,862
                                                           ----------
          Total..........................................  $1,245,064
                                                           ==========

INTEREST RATE SWAP AGREEMENTS

     The Partnerships have entered into a total of sixteen interest rate swap agreements, with an aggregate notional balance of $349,574,000, to manage interest costs and the risk associated with changing interest rates. The agreements have effectively converted the variable rate tax-exempt bond debt into fixed rate debt, as they require the Partnerships to pay fixed rates under the agreements and receive variable rate-based payments in return. Total swap interest cost was $10,329,241, $10,924,438 and $8,867,209 in 1997, 1996 and
1995, respectively. Refer to Note 8 for fair value information related to the swap agreements.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Counterparties to the interest rate swap agreements are major financial institutions. While the Partnerships may be exposed to credit losses in the event of nonperformance by these counterparties, they do not anticipate losses.

4. LEASE AND SUBLEASE AGREEMENTS

GENERAL

     Certain of the Partnerships have long-term lease agreements with third parties for the use of land and equipment and for certain other services. These leases have initial terms expiring between October 1999 and July 2020. Future minimum lease payments under these lease agreements are as follows (in thousands):

1998........................................................  $ 1,208
1999........................................................    1,218
2000........................................................    1,079
2001........................................................      836
2002........................................................      639
Thereafter..................................................   13,903
                                                              -------
          Total.............................................  $18,883
                                                              =======

PROJECT LEASE

     Buzzard agreed to lease the Scrubgrass Project facility and sublease the project site from Scrubgrass (the "Lease") for a term of 22 years with a renewal option for an additional three years. The residual value of the property at the end of the lease term is $0. Estimated minimum lease payments over the term (including the renewal period) of the Lease as of December 31, 1997 are as follows (dollars in thousands):

1998........................................................  $ 16,602
1999........................................................    16,857
2000........................................................    17,581
2001........................................................    17,317
2002........................................................    18,673
Thereafter..................................................   414,489
                                                              --------
          Total.............................................  $501,519
                                                              ========

     The implicit rate in the Lease is 8.34 percent. The components of the net investment in lease at December 31, 1997 are as follows:

Gross investment in lease...................................  $501,519
Unearned income.............................................  (272,583)
                                                              --------
  Net investment in lease...................................  $228,936
                                                              ========

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. SUPPLY AGREEMENTS

COAL SUPPLY

     Certain of the Partnerships have long-term coal supply agreements with third parties to supply the coal requirements of the respective electric generating facilities. These contracts have initial terms of 20 years and do not require the Partnerships to purchase any minimum quantities. Prices under the agreements are either nominated on a periodic basis based on expected dispatch or increase periodically based on price index formulas as defined in the respective agreements.

LIME SUPPLY

     Certain of the Partnerships have long-term lime purchase agreements with third parties to supply the lime requirements of the respective electric generating facilities. These agreements have contract periods ranging from 10 to 25 years. One of the agreements requires the purchase of a minimum of 1,500 tons of limestone per year, at an initial delivered cost of $76 per ton. Prices under the agreements generally increase based on price index formulas as defined in the respective agreements.

OTHER

     Certain of the Partnerships have long-term agreements for ash management services with third parties. These contracts have terms ranging from 15 to 20 years and prices under the agreements generally increase annually based on price index formulas as defined in the respective agreements.

6. SALES AGREEMENTS

POWER PURCHASE AGREEMENTS

     Each of the Partnerships has a long-term power purchase agreement with a public utility for sales of the respective electric generating facilities' power output. These agreements have contract terms ranging from 25 to 30 years and generally provide for both capacity and energy payments. Prices paid by the utilities generally escalate annually based on formulas contained in the respective agreements. One of the Partnerships has entered into a cost-based dispatch agreement with its purchasing utility with a guaranteed minimum dispatch level. Another of the Partnerships has entered into an excess capacity and energy sales agreement with its purchasing utility under which the pricing of capacity and energy is negotiated at market prices. Another of the Partnerships has entered into an agreement that allows its purchasing utility to decide interest rate elections available to the Partnership from time to time under certain loan and bond agreements. The purchasing utility in turn makes payments to the Partnership sufficient to cover interest costs based upon these elections.

STEAM AND ELECTRICITY SALES AGREEMENTS

     Certain of the Partnerships have steam and electric sales agreements with third parties which have contract terms ranging from 15 to 30 years. Prices under the agreements are generally adjusted periodically based on formulas contained in the respective agreements.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

OTHER

     One of the Partnerships has a 25-year contract with a public utility to provide for the transmission of that facility's electrical output to the ultimate purchasing utility under the power purchase agreement.

7. RELATED-PARTY TRANSACTIONS

CONSTRUCTION CONTRACT

     Urban and Northampton entered into separate turnkey construction contracts with Bechtel Power Corporation ("BPC"), an affiliate of BGCI, for the design, engineering, procurement, construction, start-up and testing of their respective projects. The Urban contract provided for certain bonuses and fees in addition to the fixed price for the plant. The contract also provided BPC a 50 percent share in net profits, as defined in the contract, from the sale of any excess energy entered into within 2 years of final acceptance, December 19, 1994, for the lesser of the initial term of the excess power sales agreement or 5 years. This provision applies to the Excess Capacity and Energy Sales Agreements described in Note 6. Logan incurred $13,727, $60,234 and $41,079 of expense in 1997, 1996 and 1995, which is included in other accrued liabilities in the accompanying combined balance sheets, related to this provision of the contract.

     Construction of the Northampton Project commenced in October 1993. Substantial completion occurred on August 26, 1995 and final completion on December 22, 1995. All construction contract payments including retainage have been made as of December 31, 1996. A warranty claim receivable to BGCI for items totaling $61,120 is outstanding as of December 31, 1997 and is included in accounts receivable in the accompanying combined balance sheets.

MANAGEMENT SERVICES AGREEMENT

     The Partnerships have separate management services agreements with USGen, a wholly owned indirect subsidiary of USGenLLC. The agreement provides for USGen to provide day-to-day management and administration of the Partnerships' business relating to the projects. The agreement will continue for 33 years from commencement for Logan, 25 years from commencement for Northampton, and until either party terminates the agreement for Chambers. Compensation to USGen under the agreements includes an annual base fee totalling approximately $1,200,000, escalated annually, wages and benefits for employees working on behalf of the Partnerships and other costs directly related to the Partnerships. Total payments to USGen were $4,951,578, $5,345,169 and $4,648,625 in 1997, 1996 and
1995, respectively. At December 31, 1997 and 1996, the Partnerships owed USGen $658,539 and $779,884, respectively, which is included in accounts payable in the accompanying combined balance sheets.

OPERATIONS AND MAINTENANCE AGREEMENT

     The Partnerships have separate operations and maintenance agreements with USOSC, a wholly owned indirect subsidiary of USGenLLC, for operations and maintenance of the Projects during construction and for 10 to 25 years after substantial completion of construction of the Projects. Thereafter, the agreement will be automatically renewed for periods of 5 years for the three of the Projects until terminated by either party with at least 6 to 12 months notice. Compensation to USOSC includes the reimbursement of direct and indirect operational expenses, a base fee totaling $2,115,900 per year, additional fees based on targeted plant performance, safety bonuses of up to approximately $425,000 per year and an employee incentive bonus.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

These fees are adjusted annually by a measure of inflation as defined in the agreement. If targeted plant performance is not reached, USOSC will pay liquidated damages to the Partnership. Total payments to USOSC were $24,390,226, $25,514,646 and $19,848,237 in 1997, 1996 and 1995, respectively. At December
31, 1997 and 1996, the Partnerships owed USOSC $2,777,214 and $2,964,606, respectively, which are included in other accrued liabilities in the accompanying combined balance sheets. At December 31, 1997, $446,000 had been advanced to USOSC and is included in prepaid expenses.

POWER BROKERING/MARKETING AGREEMENT

     The Partnerships of Logan and Chambers have a power brokering/marketing agreement with PG&E ET. The agreement provides for PG&E ET to provide certain services to the Partnerships related to the sale of capacity and energy as well as other power-related services, including but not limited to spinning reserves, operating reserves and emission allowances from the Partnerships to various electric utilities and other entities. The agreements both commenced on April 7, 1995 and shall expire automatically three years from the commencement date; provided, however, that either party may terminate the agreement upon 60 days' prior written notice to the other party. Compensation to PG&E ET is negotiated on a deal-by-deal basis. Payments of $0, $67,341 and $69,830 were made to PG&E ET in 1997, 1996 and 1995, respectively. Payments of $3,969,879, $2,956,473 and
$0 were received from PG&E ET in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, PG&E ET owed the Partnerships $352,769 and $380,718, respectively, which is included in accounts receivable in the accompanying combined balance sheets.

LEASE AGREEMENT

     Chambers has a lease agreement with Carneys Point Generating Company, L.P. ("CPGC"), which is owned 50% by Topaz Power Corporation and 50% by Garnet Power Corporation, both subsidiaries of USGen. CPGC agreed to lease the plant and sublease the site from Chambers. In addition, certain contracts and agreements related to Chambers are assigned to CPGC by Chambers. The lease commenced upon the Chambers Conversion Date pertaining to the Credit Agreement for a period of 24 years.

WASTE DISPOSAL AGREEMENT

     In December 1993, Northampton entered into a Waste Disposal Agreement with the Fuel Company. Under the terms of the agreement, the Partnership will dispose of anthracite coal refuse material which the Fuel Company will make available to Northampton from waste coal sites leased and owned by the Fuel Company. Northampton will supply ash to the Fuel Company for use in the reclamation of the waste coal sites and ash disposal areas. The Fuel Company presently has access to waste coal supplies sufficient to supply approximately 17.8 years of waste coal to Northampton. Northampton is required to reimburse the Fuel Company for all expenses incurred in the excavation, handling and loading of the waste coal and in the unloading and handling of ash. During 1997, 1996 and 1995, this reimbursement amounted to $8,686,684, $9,276,824 and $1,923,560, respectively.

FUEL SERVICES AGREEMENT

     The Fuel Company entered into a Fuel Services Agreement with USOSC effective January 1, 1996. The agreement is effective for five years from the agreement date. At the sole discretion of the Fuel Company, the agreement may be extended for up to two additional 10 year terms. Under the terms of the agreement,

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

USOSC will staff and operate the fuel, ash and silt sites and manage the operation and maintenance of the culm facility. Compensation to USOSC includes the reimbursement of direct and indirect operational expenses. In addition, a base fee of $250,000 is paid annually. If targeted plant performance for each operating year based on fuel recoveries is reached, a recovery earned fee shall be paid by the Fuel Company to USOSC. Liquidated damages shall be paid by USOSC to the Fuel Company if the targeted fuel recoveries are not met. Similarly, if targeted cost incentives are met, an earned fee shall be paid by the Fuel Company to USOSC. If not met, liquidated damages shall be incurred by USOSC. The cost incentive fee or related liquidated damages were not effective for 1996 and were not incurred in 1997. Payment of the base fee, earned fees, and discretionary fees are subordinated to debt service on the Project. During 1997, 1996 and 1995, $3,032,351, $2,210,991 and $0, respectively, in cost reimbursement and fees was incurred and is included in fuel inventory in the accompanying consolidated balance sheets and fuel expense in the accompanying consolidated statements of operations. At December 31, 1997, $103,400 had been advanced to USOSC and is carried as a prepaid expense on the accompanying combined balance sheets.

     In December 1993, the Fuel Company entered into a fuel services agreement with an unrelated third party, which was replaced by the agreement described above. During 1995, $2,507,181 in cost reimbursements and fees was capitalized as part of the Fuel Company cost of construction. Cost reimbursement and fees of $1,349,822 incurred during the 4th quarter of 1995 are included in fuel expense in the accompanying combined statement of operations.

EXCESS CAPACITY SALES AGREEMENT

     In June 1996, Northampton entered into an excess capacity sales agreement with PG&E ET. The sales agreement became effective June 1, 1996 and is to extend through May 31, 1998. The agreement states that Northampton will supply to PG&E ET an amount of installed capacity up to 24mw. During 1997, 1996 and 1995, $229,950, $94,050 and $0, respectively, was received from PG&E ET under the provisions of the agreement.

INTERCOMPANY LOAN

     During the period from July through September 1995, Scrubgrass received $375,028 of equity rents from Buzzard. These funds were restricted pending release by the Scrubgrass Banks, which occurred during December 1995. Scrubgrass borrowed $375,028 from USOSC during 1995 to fund scheduled distributions to the Partners. Pursuant to an agreement between USOSC, Scrubgrass and the Agent, restricted cash of this amount was paid directly to USOSC in January 1996.

CONSULTING AND OTHER SERVICES

     In 1996 and 1995, respectively, Chambers incurred and recorded expenses for consulting and other services in the amount of $228 and $6,068 from BGCI and $28,352 and $15,073 from Bechtel Power Corporation, an affiliate of BGCI. No such expenses were incurred in 1997.

     Northampton entered into a services agreement with BGCI to provide management, administrative, procurement, environmental and financial services to the Partnership. Compensation to BGCI includes reimbursement for personnel and other direct costs as defined in the agreement. Payments for 1997, 1996 and 1995 were $416,993, $408,770 and $61,581, respectively, and are included in general and administrative expenses in the accompanying combined statement of operations. At December 31, 1997 and 1996, the

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Partnership owed BGCI $33,750 and $91,719 respectively, which is included in other accrued liabilities in the accompanying combined balance sheet.

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Partnerships' cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses, accounts payable, interest payable, accrued financing and acquisition costs, working capital loan and other accrued liabilities approximate fair value because of the short maturities of these instruments.

     The carrying amounts of the Partnerships' bonds payable, term loan payable and junior loan payable are equal to their fair value because of the variable nature of the interest obligations thereon. The fair value of the vendor loans approximates their carrying value because market rates of interest approximate the actual rates on these loans. The fair value on other long-term debt is estimated based on currently quoted market prices for similar types of borrowing arrangements and is also considered to approximate its carrying value.

     The fair value of interest rate swap agreements, which are not carried on the accompanying combined balance sheets, is estimated by determining the difference between the fixed payments on the agreements and what the fixed payments would be based on current market fixed rates for the appropriate maturity, then calculating the present value of that difference for the remaining terms of the agreements at current fixed market rates. The estimated fair value of the interest rate swap agreements is a liability of approximately $18.1 million and $27.4 million, respectively, at December 31, 1997 and 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bechtel Enterprises, Inc.
San Francisco, California

     We have audited the accompanying combined balance sheets of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. (collectively, the "Entities") as of December 31, 1997 and 1996 and the related combined statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Entities' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Gilberton Power Company; Cedar Bay Generating Company, L.P.; Morgantown Energy Associates (a partnership); or Indiantown Cogeneration, L.P. (collectively, the "Investees"). The Entities' combined investment in the Investees was $23,583,000 and $29,895,000 at December 31, 1997 and 1996,
respectively. The Entities' combined equity income (loss) in the Investees was $801,000, $394,000 and $(2,216,000) for the years ended December 31, 1997, 1996, and 1995, respectively. The financial statements of the Investees were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the Investees, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. as of December 31, 1997 and 1996, and the combined results of their operations and their combined cash flows for the years ended December 31, 1997, 1996, and 1995 in conformity with generally accepted accounting principles.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
June 8, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Control
Gilberton Power Company

     We have audited the balance sheets of Gilberton Power Company as of December 31, 1997 and 1996, and the related statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilberton Power Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Harrisburg, Pennsylvania
January 16, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Morgantown Energy Associates:

     We have audited the balance sheets of Morgantown Energy Associates (a "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgantown Energy Associates at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Richmond, Virginia
February 25, 1998

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                            COMBINED BALANCE SHEETS
        AS OF SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                           (IN THOUSANDS OF DOLLARS)

                                                   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                       1998            1997           1996
                                                   -------------   ------------   ------------
                                                    (UNAUDITED)
                                    ASSETS
Current assets:
  Cash...........................................    $  3,587        $ 23,268       $  6,593
  Accounts and notes receivable from investees...      18,921          17,088         17,732
                                                     --------        --------       --------
          Total current assets...................      22,508          40,356         24,325
Equity in investees..............................      21,308          23,583         29,895
Investment in leveraged lease....................      18,497          18,831         31,036
                                                     --------        --------       --------
          Total assets...........................    $ 62,313        $ 82,770       $ 85,256
                                                     ========        ========       ========

                                  LIABILITIES
Current liabilities:
  Accounts payable...............................    $    735        $    242       $    106
  Accrued expenses...............................         642             588            633
  Income taxes payable...........................       4,345           4,009            399
                                                     --------        --------       --------
          Total current liabilities..............       5,722           4,839          1,138
Unearned and deferred income.....................       6,342           7,120         13,575
Deferred income taxes............................      20,940          19,462         20,088
Minority interest................................      14,920          15,010         17,217
                                                     --------        --------       --------
          Total liabilities......................      47,924          46,431         52,018
                                                     --------        --------       --------
Commitments and contingencies (Note 7)

                             STOCKHOLDER'S EQUITY
Common stock.....................................          50              50             50
Additional paid-in capital.......................      24,816          48,379         48,379
Accumulated deficit..............................     (10,477)        (12,090)       (15,191)
                                                     --------        --------       --------
          Total stockholder's equity.............      14,389          36,339         33,238
                                                     --------        --------       --------
               Total liabilities and
                 stockholder's equity............    $ 62,313        $ 82,770       $ 85,256
                                                     ========        ========       ========

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                       COMBINED STATEMENTS OF OPERATIONS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                NINE-MONTH PERIOD
                                               ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                            -------------------------   -----------------------------
                                               1998          1997        1997       1996       1995
                                            -----------   -----------   -------    -------    -------
                                            (UNAUDITED)   (UNAUDITED)
Operating income:
  Income (loss) from investees............    $ 1,438       $ 1,497     $   801    $   394    $(2,216)
  Income from leveraged lease.............        778         1,397       1,885      2,018      2,201
  Service revenue from investees..........        708           800       1,081        954        407
                                              -------       -------     -------    -------    -------
                                                2,924         3,694       3,767      3,366        392
                                              -------       -------     -------    -------    -------
Operating expenses:
  General and administrative expenses.....        167           255         373        323        337
  Service costs...........................        454           603         755        604        269
                                              -------       -------     -------    -------    -------
                                                  621           858       1,128        927        606
                                              -------       -------     -------    -------    -------
          Net operating income (loss).....      2,303         2,836       2,639      2,439       (214)
Other income (expense):
  Gain on partial sale of equity in
     investees............................         --         2,721       2,721         --         --
  Loss on partial sale of investment in
     leveraged lease......................         --        (1,919)     (1,919)        --         --
  Interest from investees, net............      2,293         2,079       3,397      2,616      3,664
  Other income (expenses).................          9             2         (81)       (62)      (213)
                                              -------       -------     -------    -------    -------
Income before minority interest...........      4,605         5,719       6,757      4,993      3,237
Minority share in loss....................         90            74         238        218        329
                                              -------       -------     -------    -------    -------
Income before income taxes................      4,695         5,793       6,995      5,211      3,566
Provision for income taxes................     (3,082)       (5,147)     (3,894)    (1,338)    (4,021)
                                              -------       -------     -------    -------    -------
          Net income (loss)...............    $ 1,613       $   646     $ 3,101    $ 3,873    $  (455)
                                              =======       =======     =======    =======    =======

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
         FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                          ADDITIONAL                       TOTAL
                                                COMMON     PAID-IN      ACCUMULATED    STOCKHOLDER'S
                                                STOCK      CAPITAL        DEFICIT         EQUITY
                                                ------    ----------    -----------    -------------
Balance, January 1, 1995......................   $50       $48,379       $ (9,865)        $38,564
Net loss......................................    --            --           (455)           (455)
                                                 ---       -------       --------         -------
Balance, December 31, 1995....................    50        48,379        (10,320)         38,109
Net income....................................    --            --          3,873           3,873
Common stock dividends........................    --            --         (8,744)         (8,744)
                                                 ---       -------       --------         -------
Balance, December 31, 1996....................    50        48,379        (15,191)         33,238
Net income....................................    --            --          3,101           3,101
                                                 ---       -------       --------         -------
Balance, December 31, 1997....................    50        48,379        (12,090)         36,339
Net income (Unaudited)........................    --            --          1,613           1,613
Distribution to stockholder, return of
  additional paid in capital (Unaudited)......    --       (23,563)            --         (23,563)
                                                 ---       -------       --------         -------
Balance, September 30, 1998 (Unaudited).......   $50       $24,816       $(10,477)        $14,389
                                                 ===       =======       ========         =======

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                              NINE-MONTH
                                                             PERIOD ENDED
                                                             SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                        -----------------------   ----------------------------
                                                            1998         1997      1997      1996       1995
                                                        -------------   -------   -------   -------   --------
                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................    $  1,613      $   646   $ 3,101   $ 3,873   $   (455)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Minority share of losses..........................         (90)         (74)     (238)     (218)      (329)
    Deferred income taxes.............................       1,478        2,895      (626)      300      4,587
    Equity in net income (loss) of investees..........      (1,438)      (1,497)     (801)     (394)     2,216
    Income from leveraged lease.......................        (778)      (1,397)   (1,885)   (2,018)    (2,201)
    Leveraged lease payment received..................         334          115       115       133      1,219
    Gain on partial sale of equity in investees.......          --       (2,721)   (2,721)       --         --
    Loss on partial sale of investment in leveraged
      lease...........................................          --        1,919     1,919        --         --
    Dividends received from investees.................       3,713        3,702     4,831     5,972      3,834
    Decrease (increase) in accounts and notes
      receivable from investees.......................      (1,833)         (55)      644    (2,239)    (2,206)
    Increase in accounts payable......................         493            6       136        93         12
    Increase (decrease) in accrued liabilities........          54         (285)      (45)      200        225
    Increase (decrease) in income taxes payable.......         336        2,631     3,610       455     (1,168)
                                                          --------      -------   -------   -------   --------
         Net cash flows provided by operating
           activities.................................       3,882        5,885     8,040     6,157      5,734
                                                          --------      -------   -------   -------   --------
Cash flows from investing activities:
  Additional investment in investees..................          --          (23)      (23)      (24)   (16,811)
  Proceeds from partial sale of equity in investees...          --        5,027     5,027        --         --
  Proceeds from partial sale of investment in
    leveraged lease...................................          --        5,600     5,600        --         --
  Proceeds from sale of equipment.....................          --           --        --        --      2,022
                                                          --------      -------   -------   -------   --------
         Net cash flows provided by (used in)
           investing activities.......................          --       10,604    10,604       (24)   (14,789)
                                                          --------      -------   -------   -------   --------
Cash flows from financing activities:
  Common stock dividends..............................          --           --        --    (8,744)        --
  Distribution to stockholder, return of additional
    paid in capital...................................     (23,563)          --        --        --         --
  Partial redemption of minority interest.............          --       (1,546)   (1,969)       --         --
                                                          --------      -------   -------   -------   --------
         Net cash flows used in financing
           activities.................................     (23,563)      (1,546)   (1,969)   (8,744)        --
                                                          --------      -------   -------   -------   --------
         Net increase (decrease) in cash..............     (19,681)      14,943    16,675    (2,611)    (9,055)
Cash at beginning of period...........................      23,268        6,593     6,593     9,204     18,259
                                                          --------      -------   -------   -------   --------
Cash at end of period.................................    $  3,587      $21,536   $23,268   $ 6,593   $  9,204
                                                          ========      =======   =======   =======   ========
         SUPPLEMENTAL DISCLOSURE OF CASH FLOW
           INFORMATION
Cash paid during the period for taxes.................    $  1,255      $   228   $   910   $   583   $    602
                                                          ========      =======   =======   =======   ========

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

1. NATURE OF BUSINESS

     The accompanying combined financial statements of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. (collectively, the Entities) represent a combination of these five Entities which are each wholly-owned subsidiaries of Bechtel Enterprises, Inc. (Parent). Four of these entities hold interests in power plants through equity investments in investees and one holds an interest in a leveraged lease of a power plant through a partnership investment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Information presented as of September 30, 1998 and for the nine-month periods ended September 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Entities as of September 30, 1998 and the results of operations and cash flows for the nine-month periods ended September 30, 1998 and 1997. The results of operations for this interim period are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

EQUITY IN INVESTEES

     Equity in investees are investments in entities which own or derive revenues from power projects. The investees are accounted for on the equity basis due to the Entities' ability to exercise significant influence over them. Each Entity's share of income or loss from equity in investees is included in operating revenues in the combined statements of operations.

INCOME TAXES

     The Entities were included in the consolidated federal income tax return of Bechtel Group, Inc. (BGI) in 1996 and 1995 and Bechtel Generating Company, Inc.
(BGCI) in 1997. It is the policy of BGI and BGCI to allocate their consolidated current income tax liability to each profitable company in the group on the basis of the ratio of each profitable company's current income tax liability to the total consolidated current income tax liability, except for companies with separate tax-sharing agreements. No current tax benefit is allocated to loss companies of the consolidated group other than companies with separate tax sharing agreements with BGI in 1996 and 1995 and BGCI in 1997.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes are calculated based on provisions of enacted tax law.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other nonowner changes in equity. This statement was adopted by the Entities effective January 1, 1998 with no effect to the financial statements.

3. EQUITY IN INVESTEES

     The following table summarizes each Entity's percentage equity in investees as of September 30, 1998 (unaudited), December 31, 1997, 1996, and 1995:

                                                                                     DECEMBER 31,
                                                                  SEPTEMBER 30,   ------------------
ENTITY                                      AFFILIATE                 1998        1997   1996   1995
------                                      ---------             -------------   ----   ----   ----
Birch Power Corporation          Gilberton Power Company               19%         19%    19%    19%
Cedar Power Corporation          Cedar Bay Generating Company,
                                   L.P.                                16          16     16     16
Hickory Power Corporation        Morgantown Energy Associates
                                   (a partnership)                     15          15     15     15
Palm Power Corporation           Indiantown Cogeneration, L.P.         10          10     12     12

     In September 1997, Palm Power Corporation decreased its ownership from 12% to 10% of its equity in Indiantown Cogeneration, L.P. for $5,027 with a gain of $2,721.

     The following table presents summarized financial information for the above four Investees in which the Entities hold interests:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Balance sheet data:
  Current assets............................................   $   95,341     $  108,830
  Noncurrent assets.........................................    1,401,621      1,441,600
                                                               ----------     ----------
          Total assets......................................   $1,496,962     $1,550,430
                                                               ==========     ==========
  Current liabilities.......................................   $  104,538     $   99,947
  Noncurrent liabilities....................................    1,209,134      1,242,895
  Partners' equity..........................................      183,290        207,588
                                                               ----------     ----------
          Total liabilities and partners' equity............   $1,496,962     $1,550,430
                                                               ==========     ==========

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
Statement of operations data:
  Operating revenues...................................  $367,311   $362,857   $199,300
  Net income (loss)....................................    12,363      7,160    (11,675)
  The Entities' share of net income (loss).............       801        394     (2,216)

4. INVESTMENT IN LEVERAGED LEASE

     Panther Creek Leasing, Inc. (Panther) is the lessor in a leveraged lease agreement entered into in 1993 under which a power plant having an estimated economic life of 20 years was leased for a term of 19.5 years.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Panther's equity investment represented 21 percent of the purchase price; the remaining 79 percent was furnished by third-party financing in the form of long-term debt that provides for no recourse against Panther and is collateralized by a first lien on the property. At the end of the lease term, the power plant will be turned back to Panther. The residual value at that time is estimated to be 20 percent of the cost.

     Panther's net investment in the leveraged lease is composed of the following elements at December 31, 1997 and 1996:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Rentals receivable (net of principal and interest on the
  nonrecourse debt).........................................    $13,441        $ 22,186
Estimated residual value of leased assets...................      5,390           8,850
Less: Unearned and deferred income..........................     (7,120)        (13,575)
                                                                -------        --------
Investment in leveraged lease...............................     11,711          17,461
Less: Deferred taxes........................................     (4,917)         (8,580)
                                                                -------        --------
Net investment in leveraged lease...........................    $ 6,794        $  8,881
                                                                =======        ========

     In December 1997, Panther sold 39.1% of its investment in the leveraged lease for $5,600 at a loss of $1,919.

5. COMMON STOCK

     The common stock of the Entities at September 30, 1998 (unaudited), December 31, 1997 and 1996 was as follows:

                                                                          NUMBER OF SHARES
                                                                      ------------------------
                                                          PAR VALUE                ISSUED AND
                                                          PER SHARE   AUTHORIZED   OUTSTANDING
                                                          ---------   ----------   -----------
Birch Power Corporation.................................    $1.00      100,000       10,000
Cedar Power Corporation.................................    $1.00       10,000       10,000
Hickory Power Corporation...............................    $1.00       10,000       10,000
Palm Power Corporation..................................    $1.00       10,000       10,000
Panther Creek Leasing, Inc..............................    $1.00       10,000       10,000

6. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1997, 1996, and 1995 consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
Current:
  Federal...................................................  $4,239   $  815   $ (893)
  State.....................................................     281      223      327
                                                              ------   ------   ------
                                                               4,520    1,038     (566)
                                                              ------   ------   ------
Deferred:
  Federal...................................................    (626)     300    4,587
                                                              ------   ------   ------
                                                              $3,894   $1,338   $4,021
                                                              ======   ======   ======

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliations between the federal statutory income tax rate and the Entities' combined effective tax rates are as follows:

                                              YEAR ENDED DECEMBER 31,
                             ----------------------------------------------------------
                                   1997                 1996                 1995
                             ----------------     ----------------     ----------------
Tax at federal statutory
  rate.....................  $2,448      35.0%    $1,824      35.0%    $1,248      35.0%
State income taxes, net of
  federal tax effect.......     186       2.7        118       2.2        194       5.4
Effect of consolidated tax
  allocation...............   1,311      18.7       (471)     (9.0)     2,813      78.9
Other......................     (51)     (0.7)      (133)     (2.5)      (234)     (6.5)
                             ------     -----     ------     -----     ------     -----
Effective tax rate.........  $3,894      55.7%    $1,338      25.7%    $4,021     112.8%
                             ======     =====     ======     =====     ======     =====

     Significant components of the Entities' net deferred tax liability as of December 31, 1997 and 1996 are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Deferred tax liability:
  Tax loss from investees...................................    $(19,019)      $(15,906)
  Leveraged lease...........................................      (4,917)        (8,580)
  Other.....................................................         (29)            --
                                                                --------       --------
                                                                 (23,965)       (24,486)
                                                                --------       --------
Deferred tax asset:
  Net operating losses......................................       4,503          4,301
  Other.....................................................          --             97
                                                                --------       --------
                                                                   4,503          4,398
                                                                --------       --------
Net deferred tax liability..................................    $(19,462)      $(20,088)
                                                                ========       ========

7. COMMITMENTS AND CONTINGENCIES

LINE OF CREDIT

     An associate of the Parent has made available to the Entities a total revolving credit facility of $125,000 at December 31, 1997 against which the Entities had no borrowings. An associated company has guaranteed the credit facility which requires the associated company to maintain a minimum level of stockholder's equity.

GUARANTEES AND LETTERS OF CREDIT

     Letters of credit of $762 were outstanding at December 31, 1997.

     At December 31, 1997, the Entities have committed to contribute to certain investee entities capital of $2,012, all of which is contingent upon certain conditions. The aforementioned capital contributions are secured by letters of credit or collateral of the Parent and the associated company.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

TAX CREDITS

     The Internal Revenue Service (IRS) has issued a technical advice memorandum disallowing energy tax credits taken by the partners of Gilberton Power Company
(GPC). GPC is appealing this decision and believes it will prevail. An unsuccessful appeal could nullify the Birch Limited Partnership (BLP) sharing ratio change which occurred on April 1, 1993. As a result, Birch Power Corporation could take a charge to pre-tax book income and owe cash to its BLP partner, ESI Energy Inc. The maximum potential liability is approximately $1,200 through 1997. This estimate does not include interest or any other charges.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Indiantown Cogeneration, L.P. and
Cedar Bay Generating Company, L.P.:

     We have audited the accompanying combined balance sheets of Indiantown Cogeneration, L.P. (a Delaware limited partnership) and Cedar Bay Generating Company, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiantown Cogeneration, L.P. and Cedar Bay Generating Company, L.P. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
Washington, D.C.
January 19, 1998

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                            COMBINED BALANCE SHEETS
        AS OF SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                          SEPTEMBER 30,   -----------------------
                                                              1998           1997         1996
                                                          -------------   ----------   ----------
                                                           (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................   $    1,838     $    3,342   $      407
  Restricted cash.......................................        7,349          8,584       18,501
  Accounts receivable...................................       27,045         27,276       28,191
  Inventories...........................................        4,047          1,675        3,784
  Prepaid expenses......................................        1,540          1,861        1,717
  Investments held by Trustee, including restricted
     funds of $19,231 (unaudited), $2,765 and $3,673,
     respectively.......................................       27,299         13,009       18,750
                                                           ----------     ----------   ----------
          Total current assets..........................       69,118         55,747       71,350
INVESTMENTS HELD BY TRUSTEE, restricted funds...........       13,770         13,501       13,001
DEPOSITS................................................           70             65           60
LAND....................................................        8,582          8,582        8,579
PROPERTY, PLANT & EQUIPMENT, net of accumulated
  depreciation of $106,606 (unaudited), $84,614 and
  $55,084, respectively.................................    1,094,943      1,114,688    1,141,711
FUEL RESERVE............................................        3,429          3,141        3,592
DEFERRED FINANCING COSTS, net of accumulated
  amortization of $51,658 (unaudited), $49,875 and
  $47,342, respectively.................................       30,586         32,370       34,903
                                                           ----------     ----------   ----------
                                                           $1,220,498     $1,228,094   $1,273,196
                                                           ==========     ==========   ==========
                                LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt.....................   $   18,104     $   20,052   $   16,278
  Current portion of lease payable......................          282            267          248
  Accounts payable and accrued liabilities..............       25,401         22,255       24,417
  Accrued interest......................................       16,237          2,337       12,180
                                                           ----------     ----------   ----------
          Total current liabilities.....................       60,024         44,911       53,123
LONG-TERM DEBT:
  Interest payable......................................       38,836         29,703       18,088
  Bonds and notes payable...............................      991,787      1,001,234    1,021,286
  Retainage payable.....................................       20,000         20,000       20,000
  Lease payable -- railcars.............................        4,657          4,871        5,138
                                                           ----------     ----------   ----------
          Total long-term debt..........................    1,055,280      1,055,808    1,064,512
                                                           ----------     ----------   ----------
          Total liabilities.............................    1,115,304      1,100,719    1,117,635
PARTNERS' CAPITAL.......................................      105,194        127,375      155,561
                                                           ----------     ----------   ----------
                                                           $1,220,498     $1,228,094   $1,273,196
                                                           ==========     ==========   ==========

 The accompanying notes are an integral part of these combined balance sheets.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                       COMBINED STATEMENTS OF OPERATIONS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                          NINE-MONTH PERIOD ENDED
                                               SEPTEMBER 30,         FISCAL YEAR ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
OPERATING REVENUES:
  Electric capacity and capacity
     bonus.............................   $156,082      $155,292     $206,762   $198,489   $ 83,019
  Electric energy revenue..............     50,827        52,154       68,988     73,068     31,100
  Steam revenue........................     11,811        12,725       15,774     15,355     14,695
                                          --------      --------     --------   --------   --------
                                           218,720       220,171      291,524    286,912    128,814
                                          --------      --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel and ash.........................     52,796        58,192       92,485     95,958     51,390
  Operating and maintenance............     39,284        37,548       39,334     32,356     16,484
  General and administrative...........      8,508         6,128       13,581     14,483     11,998
  Insurance and taxes..................      8,806         9,380        6,705      7,483        222
  Depreciation and amortization........     23,626        23,594       31,201     34,872     15,433
                                          --------      --------     --------   --------   --------
                                           133,020       134,842      183,306    185,152     95,527
                                          --------      --------     --------   --------   --------
OPERATING INCOME.......................     85,700        85,329      108,218    101,760     33,287
OTHER INCOME (EXPENSE):
  Interest expense.....................    (81,604)      (82,136)    (111,867)  (112,674)   (54,332)
  Other................................        204           724        3,543      5,636      3,390
                                          --------      --------     --------   --------   --------
                                           (81,400)      (81,412)    (108,324)  (107,038)   (50,942)
                                          --------      --------     --------   --------   --------
NET INCOME (LOSS)......................   $  4,300      $  3,917     $   (106)  $ (5,278)  $(17,655)
                                          ========      ========     ========   ========   ========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
     FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND THE
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

PARTNERS' CAPITAL, DECEMBER 31, 1994........................         $ 74,889
  Capital contributions.....................................          140,000
  Net loss..................................................          (17,655)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1995........................          197,234
  Capital distributions.....................................          (36,395)
  Net loss..................................................           (5,278)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1996........................          155,561
  Capital distributions.....................................          (28,080)
  Net loss..................................................             (106)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1997........................          127,375
  Capital distributions.....................................          (26,481)
  Net Income................................................            4,300
                                                                     --------
PARTNERS' CAPITAL, SEPTEMBER 30, 1998 (UNAUDITED)...........         $105,194
                                                                     ========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                        NINE-MONTH PERIOD
                                                       ENDED SEPTEMBER 30,      FISCAL YEAR ENDED DECEMBER 31,
                                                    -------------------------   -------------------------------
                                                       1998          1997         1997       1996       1995
                                                    -----------   -----------   --------   --------   ---------
                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................   $  4,300      $  3,917     $   (106)  $ (5,278)  $ (17,655)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Depreciation and amortization...............     23,776        23,882       32,063     35,747      15,445
      Decrease (increase) in restricted cash......      1,235       (15,175)       9,917     (2,553)      5,566
      Decrease (increase) in accounts
         receivable...............................        231        (1,705)         915     (7,186)     (5,553)
      Decrease (increase) in fuel inventory and
         reserves.................................     (2,660)        1,648        2,560     (1,743)      3,440
      (Increase) decrease in deposits and other
         prepaid expenses.........................        316        (1,031)        (149)     1,017         (32)
      Increase (decrease) in accounts payable,
         other accrued liabilities, and accrued
         interest.................................     24,782        16,648         (389)       695      12,035
                                                     --------      --------     --------   --------   ---------
         Net cash provided by operating
           activities.............................     51,980        28,184       44,811     20,699      13,246
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in investment held by trustee..........    (14,559)           --        5,241     40,001      33,218
  Cash paid for construction in progress..........         --            --           --         --    (167,448)
  Additions to property, plant and equipment......     (2,248)       (2,286)      (2,511)   (12,411)     (5,144)
  Sale of property, plant and equipment...........         --            --           --         --       7,882
  Decrease in retainage payable...................         --            --           --         --     (11,946)
                                                     --------      --------     --------   --------   ---------
         Net cash provided by (used in) investing
           activities.............................    (16,807)       (2,286)       2,730     27,590    (143,438)
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred financing costs............         --            --           --         --      (5,287)
  Proceeds from long-term debt....................         --            --           --         --     142,045
  Repayment of long-term debt.....................     (9,982)       (9,760)     (16,278)   (14,200)   (145,838)
  Decrease in lease payable -- railcars...........       (214)           --         (248)      (231)         --
  Capital contributions...........................         --            --           --         --     140,000
  Capital distributions...........................    (26,481)      (16,278)     (28,080)   (36,395)         --
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by
           financing..............................    (36,677)      (26,038)     (44,606)   (50,826)    130,920
                                                     --------      --------     --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS................................     (1,504)         (140)       2,935     (2,537)        728
CASH AND CASH EQUIVALENTS, beginning of period....      3,342           407          407      2,944       2,216
                                                     --------      --------     --------   --------   ---------
CASH AND CASH EQUIVALENTS, end of period..........   $  1,838      $    267     $  3,342   $    407   $   2,944
                                                     ========      ========     ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest........................                              $107,338   $ 99,184   $ 105,723
                                                                                ========   ========   =========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

INDIANTOWN COGENERATION, L.P.

     Indiantown Cogeneration, L.P. ("Indiantown") is a special purpose Delaware limited partnership formed on October 4, 1991. The general partners are Toyan Enterprises ("Toyan"), a California corporation and a wholly-owned special purpose indirect subsidiary of U.S. Generating Company LLC ("USGenLLC"), and Palm Power Corporation ("Palm"), a Delaware corporation and a special purpose indirect subsidiary of Bechtel Enterprises, Inc. ("BEn"). The sole limited partner is TIFD III-Y, Inc. ("TIFD"), a special purpose indirect subsidiary of General Electric Capital Corporation ("GECC"). During 1994, Indiantown formed its sole, wholly owned subsidiary, Indiantown Cogeneration Funding Corporation ("ICL Funding"), to act as agent for, and co-issuer with, Indiantown in accordance with the 1994 bond offering discussed in Note 5. ICL Funding has no separate operations and has only $100 in assets and capitalization.

     Indiantown was formed to develop, construct, and operate a 330 megawatt
(net) pulverized coal-fired cogeneration facility (the "Facility") located on approximately 240 acres in southwestern Martin County, Florida. The Facility was designed to produce electricity for sale to Florida Power & Light Company ("FP&L") in accordance with the Power Purchase Agreement discussed in Note 7. The Facility also supplies steam to Caulkins Indiantown Citrus Co. ("Caulkins") for its plant located near the Facility in accordance with the Energy Services Agreement discussed in Note 7.

     Indiantown was in the development stage through December 21, 1995 and commenced commercial operations on December 22, 1995 (the "Commercial Operation Date"). Indiantown's continued existence is dependent on its ability to sustain successful operations. Management of Indiantown is of the opinion that its assets are realizable at their current carrying value.

     Indiantown is managed by U.S. Generating Company ("USGen") pursuant to a Management Services Agreement (the "MSA"). The Facility is operated by U.S. Operating Services Company ("USOSC") pursuant to an Operation and Maintenance Agreement (the "O&M Agreement"). USGen and USOSC are general partnerships originally formed between affiliates of PG&E Enterprises and Bechtel Enterprises. On September 19, 1997, USGen and USOSC each separately redeemed Bechtel Enterprises' interests in USGen and USOSC so that PG&E Enterprises through USGenLLC now indirectly owns all of the interests in USGen and USOSC. This will not affect USGen's obligations under the MSA or USOSC's obligations under the O&M Agreement. In addition, on September 19, 1997, Toyan purchased 16.67% of Palm's interest in Indiantown, which represents a 2% ownership interest in the partnership.

     The net profits and losses of Indiantown are allocated to Toyan, Palm and TIFD (collectively, the "Indiantown Partners") based on the following ownership percentages:

                                      FROM SEPTEMBER 20, 1997   UNTIL SEPTEMBER 20, 1997
                                      -----------------------   ------------------------
Toyan...............................            50%                       48%
Palm................................            10%                       12%
TIFD................................            40%                       40%

     All distributions other than liquidating distributions will be made based on the Indiantown Partners' percentage interest as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Indiantown determines. The Indiantown Partners contributed, pursuant to an equity commitment agreement, approximately $140,000,000 of equity when commercial operation commenced in December 1995.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CEDAR BAY GENERATING COMPANY, L.P.

     Cedar Bay Generating Company, L.P. ("Cedar Bay") is a Delaware limited partnership formed on April 2, 1993. The general partners of Cedar Bay are Cedar Bay Cogeneration, Inc. ("CBCI"), a California corporation and special purpose indirect subsidiary of PG&E Enterprises ("PG&EE"), and Cedar II Power Corporation ("Cedar II"), a Delaware corporation and special purpose indirect subsidiary of BEn. CBCI is also the limited partner of Cedar Bay.

     Cedar Bay was formed to construct, own and operate a 250 megawatt power plant (the "Project") located in Jacksonville, Florida. The Project produces electricity for sale to FP&L. The Project sells a minimum of 3,328 million pounds per year of process steam to Stone Container Corporation ("Stone"), formerly Seminole Kraft, an unrelated third party, for use in its industrial operations.

     Cedar Bay has incurred significant net losses during the three years ended December 31, 1997. The Project is experiencing positive operating cash flow from operations but the level of the operating cash flow is not sufficient to pay full debt service. When Cedar Bay was formed, it was anticipated that there would be recurring net losses (declining over time) until 2005. The reduction of future net losses is the result of gradually increasing rates under the Power Purchase Agreement discussed in Note 7 with FP&L and the related reduction of interest expense due to the pay-down of the bonds and notes payable. The amount of the current net losses has also been impacted negatively by the underpayment of capacity payments by FP&L. Management believes that capacity payments are significantly understated as a result of FP&L's breach of the PPA. Cedar Bay has filed suit against FP&L to recover these additional payments and for declaratory (future) relief. However, until Cedar Bay obtains substantial discovery from FP&L concerning the dispatch of its system, it is not possible to precisely compute the damages claimed (see Note 8). No revenue has been recorded for disputed capacity payments. Cedar Bay's current projections show that, due to the increasing energy rates and the decrease in debt service, positive net earnings will occur in 2003. Cedar Bay's ability to meet its financial obligations is dependent on its ability to sustain successful operations and the successful resolution of its litigation with FP&L.

     The net operating profits and losses of Cedar Bay are allocated to CBCI and Cedar II (collectively, the "Cedar Bay Partners") based on the following ownership percentages:

CBCI........................................................  80%
Cedar II....................................................  20%

     All distributions other than liquidating distributions will be made based on the Cedar Bay Partners' percentage interest as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Cedar Bay determines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The accompanying financial statements of Indiantown and Cedar Bay, (collectively the "Partnerships"), are presented on a combined basis due to the common management of the operating facilities of the Partnerships.

     The accompanying combined financial statements were prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL STATEMENTS

     The combined financial statements as of September 30, 1998 and for the periods ended September 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying combined financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with original maturities of three months or less.

RESTRICTED CASH

     Restricted cash, which consists of cash and cash equivalent amounts as defined above, includes amounts restricted for use in operations and for capital expenditures.

FUEL INVENTORY

     Coal and lime inventories are stated at the lower of cost or market using the average cost method.

PREPAID EXPENSES

     Prepaid expenses of approximately $1,500,000 as of December 31, 1997, include $968,000 for operation and maintenance funding, $427,000 for insurance costs related to property damage and other general liability policies and $97,000 for prepayments of the annual administrative fees for the letters of credit and for the trustee.

     Prepaid expenses of approximately $1,356,000 as of December 31, 1996, include $363,000 for operation and maintenance funding, $871,000 for insurance costs related to property damage and other liability policies and $121,000 for prepayments of the annual administrative fees for the letters of credit and for the trustee.

DEPOSITS

     Deposits are stated at cost plus accrued interest and include amounts required under certain of Indiantown's agreements, as described in Note 4, and approximately $168,000 for Cedar Bay utility deposits, as of December 31, 1997 and 1996.

INVESTMENTS HELD BY TRUSTEE

     Investments held by the trustee represent bond and equity proceeds held by a bond trustee/disbursement agent and are carried at cost which approximates market. All funds are invested in either Nations Treasury Fund-Class A or other permitted investments for longer periods. The proceeds include $12,501,000 of restricted tax-exempt debt service reserve to be held long term, as required by the financing documents.

     Indiantown maintains restricted investments covering a portion of debt principal and interest payable, as required by the financing documents. These investments are classified as current assets in the accompanying combined balance sheets. A qualifying facility ("QF") reserve of $1 million is also held long term (see Note 5).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is being depreciated over its useful life, estimated to be 35 years, using the straight-line method. As of January 1, 1997, Indiantown prospectively revised its calculation of depreciation to include a residual value on its Facility approximating 25 percent of the gross Facility costs. This charge increased net income for 1997 by approximately $4.5 million.

     Other property, plant and equipment are depreciated on a straight-line basis over the estimated economic or service lives of the respective assets (ranging from 5 to 7 years). Routine maintenance and repairs are charged to expense as incurred.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121, which was adopted by the Partnerships as of January 1, 1996, establishes criteria for recognizing and measuring impairment losses when recover of recorded long-lived asset values is uncertain. The adoption of this pronouncement did not have an impact on the Partnerships' combined financial condition or results of operations in 1997 or 1996.

FUEL RESERVE

     The fuel reserve, carried at cost, represents an approximate thirty-day supply of coal held for emergency purposes.

DEFERRED FINANCING COSTS

     Financing costs, consisting primarily of the costs incurred to obtain project financing, are deferred and amortized using the effective interest rate method over the term of the related permanent financing.

MAJOR MAINTENANCE RESERVE

     The major maintenance reserve represents an accrual for anticipated expenditures for scheduled significant maintenance of the projects. The expense is recognized ratably over the maintenance cycle of the related equipment. The major maintenance reserve was $865,000 and $1,455,000 at December 31, 1997 and 1996, respectively and is included in accounts payable and accrued liabilities in the accompanying combined balance sheets.

INCOME TAXES

     Under current law, no Federal or state income taxes are paid directly by the Partnerships. All items of income and expense of the Partnerships are allocable to and reportable by the Partners in their respective income tax returns. Accordingly, no provision is made in the accompanying combined financial statements for Federal or state income taxes.

RECLASSIFICATIONS

     Certain 1995 and 1996 balances have been reclassified to conform to the current year presentation.

3. DETAIL OF PARTNERS' CAPITAL

     The detail of Partners' capital as reflected in the accompanying combined balance sheets as of December 31, 1997 and 1996 is as follows (dollars in thousands).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                1997       1996
                                                              --------   --------
INDIANTOWN:
          Toyan Enterprises.................................  $ 53,063   $ 55,775
          Palm Power Corporation............................    10,613     13,943
          TIFD III-Y, Inc...................................    42,450     46,479
                                                              --------   --------
                    Total...................................  $106,126   $116,197
CEDAR BAY:
          Cedar Bay Cogeneration, Inc.......................  $ 16,999   $ 31,491
          Cedar II Power Corporation........................     4,250      7,873
                                                              --------   --------
                    Total...................................    21,249     39,364
                                                              --------   --------
                    Total Partners' Capital.................  $127,375   $155,561
                                                              ========   ========

4. DEPOSITS

     In 1991, in accordance with a contract between Indiantown and Martin County, Indiantown provided Martin County with a security deposit in the amount of $149,000 to secure installation and maintenance of required landscaping materials. This amount is included in current assets as of December 31, 1997 and 1996. The landscaping has been completed and Indiantown has applied to Martin County for a return of funds in excess of the required deposit as security for the first year maintenance.

     In 1991, in accordance with the Planned Unit Development Zoning Agreement between Indiantown and Martin County, Indiantown deposited $1,000,000 in trust with the Board of County Commissioners of Martin County (the "PUD Trustee"). Income from this trust will be used solely for projects benefiting the community of Indiantown. On July 23, 2025, the PUD Trustee is required to return the deposit to Indiantown. As of December 31, 1997 and 1996, estimated present values of this deposit of $65,000 and $60,000, respectively, are included in deposits in the accompanying combined balance sheets. The remaining balance is included in deferred financing costs.

5. BONDS AND NOTES PAYABLE

FIRST MORTGAGE BONDS

     Indiantown and ICL Funding jointly issued $505,000,000 of First Mortgage Bonds (the "First Mortgage Bonds") in a public issuance registered with the Securities and Exchange Commission. Proceeds from the issuance were used to repay outstanding balances of $273,513,000 on a prior construction loan and to complete the Facility. The First Mortgage Bonds are secured by a lien on and security interest in substantially all of the assets of Indiantown. The First Mortgage Bonds were issued in 10 separate series with interest rates ranging from 7.38 to 9.77 percent and with maturities ranging from 1996 to 2020. Interest is payable semi-annually on June 15 and December 15 of each year and commenced on June 15, 1995. Interest expense related to the First Mortgage Bonds was $46,800,091, $47,456,604 and $47,513,881 in 1997, 1996 and 1995,
respectively.

TAX EXEMPT FACILITY REVENUE BONDS

     Indiantown invested the proceeds from the issuance of $113,000,000 of Series 1992A and 1992B Industrial Development Revenue Bonds (the "1992 Bonds") through the Martin County Industrial Development Authority (the "MCIDA") in an investment portfolio with Fidelity Investments Institutional Services Company. On November 22, 1994, Indiantown refunded the 1992 Bonds with proceeds from the issuance of $113,000,000 Series 1994A and of $12,010,000 Series 1994B Tax Exempt Facility Refunding Revenue Bonds

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

which were issued on December 20, 1994 (the Series 1994A Bonds and the Series 1994B Bonds, collectively, the "1994 Tax Exempt Bonds").

     The 1994 Tax Exempt Bonds were issued by the MCIDA pursuant to an Amended and Restated Indenture of Trust between the MCIDA and NationsBank of Florida, N.A. (succeeded by The Bank of New York Trust Company of Florida, N.A.) as trustee (the "Trustee"). Proceeds from the 1994 Tax Exempt Bonds were loaned to Indiantown pursuant to the MCIDA Amended and Restated Authority Loan Agreement dated as of November 1, 1994 (the "Authority Loan"). The Authority Loan is secured by a lien on and a security interest in substantially all of the assets of Indiantown. The 1994 Tax Exempt Bonds, which mature December 15, 2025, carry fixed interest rates of 7.875 percent and 8.05 percent for Series 1994A and 1994B, respectively. Total interest paid related to the 1994 Tax Exempt Bonds was $9,865,555 for each of the years ended December 31, 1997 and 1996 and $10,939,752 for the year ended December 31, 1995. The Tax Exempt Bonds and the First Mortgage Bonds are equal in seniority.

SENIOR PROJECT DEBT

     Cedar Bay's Senior Project Debt consists of borrowings from a syndicate of banks led by Banque Paribas as agent (the "Bank Lenders") and a group of institutions (the "Institutional Lenders") (collectively, the "Senior Lenders"). Senior Project Debt advances funded by the Bank Lenders are accruing interest at the London Interbank Offered Rate ("LIBOR") plus 1.50 percent or a Federal Funds rate plus 0.50 percent. Senior project debt advances funded by the Institutional Lenders are accruing interest at a fixed rate of approximately 12.14 percent.

     Debt due Bank Lenders will be repaid as scheduled quarterly payments through the year 2009. Debt due Institutional Lenders is scheduled to be repaid in quarterly installments throughout the year 2013. Prepayments are permitted. Collateral for the Senior Project Debt consists of the plant and related facilities and all agreements relating to the operation of the Cedar Bay Project. The Senior Project Debt also requires maintenance of certain negative and affirmative covenants.

     Cedar Bay pays a commitment fee of 0.5 percent per annum until completion on the undisbursed portion of the Bank Lenders' commitment. In addition, Cedar Bay shall pay to the agent a fee of $100,000 per annum, adjusted for inflation.

SUBORDINATED PROJECT DEBT

     Cedar Bay's Subordinated Project Debt commitments have been assigned to, and assumed by, Gray Hawk Power Corporation ("GHPC"), a special purpose indirect subsidiary of PG&EE, and Cedar I Power Corporation ("Cedar I"), a special purpose indirect subsidiary of BEn, and the terms of such commitments have been modified. The principal amount of this debt commenced bearing interest on January 1, 1994, and bears interest at an annual rate of 15.6 percent thereafter until the principal amount of such loans is paid in full. The unpaid subordinated interest accrues interest at the prime commercial lending rate announced by The Chase Manhattan Bank plus 3 percentage points. Interest on the Subordinated Project Debt is to be paid at the time cash becomes available to Cedar Bay. Management does not anticipate a positive cash flow sufficient to repay the balance of accrued interest outstanding as of December 31, 1997 within the next twelve months. Accordingly, this amount is classified as a noncurrent liability in the accompanying combined balance sheets. The Subordinated Project Debt is scheduled to be repaid by the year 2019.

     Future minimum lease payments related to outstanding First Mortgage Bonds, 1994 Tax Exempt Bonds, Senior Project Debt, and Subordinated Project Debt at December 31, 1997 are as follows (in thousands).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1998.............................................  $   20,052
1999.............................................      17,362
2000.............................................       7,928
2001.............................................      13,045
2002.............................................      11,666
Thereafter.......................................     951,233
                                                   ----------
          Total..................................  $1,021,286
                                                   ==========

EQUITY LOAN

     In 1994, with proceeds from the issuance of the First Mortgage Bonds, an equity loan in the amount of $139,000,000 was paid in full and Indiantown and TIFD entered into an Amended and Restated Equity Loan Agreement (the "Equity Loan Agreement") for a maximum loan of $139,000,000 to be drawn at Indiantown's request, incorporating the same terms as the original loan. As of the Commercial Operation Date, the maximum amount of the loan had been drawn and was outstanding. This loan was repaid with an equity contribution on December 26, 1995, as discussed below. Indiantown paid $2,813,357 in interest and $2,561,428 in commitment fees during 1995. No such interest or fees related to this loan were paid in 1997 or 1996.

EQUITY CONTRIBUTION AGREEMENT

     Pursuant to an Equity Contribution Agreement, dated as of November 1, 1994, between TIFD and NationsBank of Florida, N.A. (succeeded by The Bank of New York Trust Company of Florida, N.A.), the Indiantown Partners contributed approximately $140,000,000 of equity on December 26, 1995. Proceeds were used to repay the $139,000,000 outstanding under the Equity Loan Agreement. The remaining $1,000,000 was deposited with the Trustee according to the disbursement agreement among Indiantown, the Trustee and the other lenders and is included in current investments held by trustee in the accompanying combined balance sheet as of December 31, 1997 and 1996.

REVOLVING CREDIT AGREEMENT

     The Revolving Credit Agreement provides for the availability of funds for the working capital requirements of the Indiantown Facility. It has a term of seven years from November 1, 1994, subject to extension at the discretion of the banks party thereto. The interest rate is based upon various short-term indices chosen at Indiantown's option and is determined separately for each draw. This credit facility includes commitment fees, to be paid quarterly, of .375 percent on the unborrowed portion. The face amount of the original working capital letter of credit was increased in November 1994 from $10 million to $15 million. Under the original and new working capital credit facilities, Indiantown paid $57,031, $57,187 and $57,031 in commitment fees in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, no draws for working capital had been made to Indiantown under the Revolving Credit Agreement.

TERMINATION FEE LETTER OF CREDIT

     On or before the Commercial Operation Date, Indiantown was required to provide FP&L with a letter of credit equal to the total termination fee as defined in the Power Purchase Agreement in each year not to exceed $50,000,000. Pursuant to the terms of the Letter of Credit and Reimbursement Agreement, Indiantown obtained a commitment for the issuance of this letter of credit. At the Commercial Operation Date, this letter of credit replaced the completion letter of credit outlined below. The initial amount of $13,000,000 was issued for the first year of operations and increased to $23,000,000 in January of 1997. During

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1997, 1996 and 1995 no draws were made on this letter of credit. Commitment fees of $572,819 and $509,395 were paid on this letter of credit in 1997 and 1996, respectively.

     Cedar Bay has provided FP&L with a letter of credit in the amount of $10 million. The total letter of credit facility is $20 million. FP&L may draw on this letter of credit in the event a termination fee is due and owed under the terms of the Power Purchase Agreement (see Note 7).

FP&L COMPLETION LETTER OF CREDIT

     At financial closing in October 1992, Indiantown provided to FP&L a letter of credit in the amount of $9,000,000 pursuant to the Power Purchase Agreement. This letter of credit was terminated in 1994 and a new one was issued with essentially the same terms. The Power Purchase Agreement (see Note 7) requires that Indiantown pay FP&L for each day beyond December 1, 1995, that the Facility did not achieve commercial operation. Because the commercial operation date did not occur before December 1, 1995, commencing December 1, 1995 and until December 22, 1995, FP&L was entitled to draw on the letter of credit in the amount of $750,000 per calendar month pro-rated for a partial month. In lieu of drawing on the letter of credit, Indiantown paid FP&L $508,065 in delay damages on December 22, 1995. Upon issuance of the above Termination Fee Letter of Credit, the FP&L Completion Letter of Credit was terminated. Commitment fees of $102,656 were paid on this letter of credit in 1995.

FP&L QF LETTER OF CREDIT

     Within 60 days after the Commercial Operation Date, Indiantown was required to provide a letter of credit for use in the event of a loss of QF status under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). The initial amount was $500,000 increasing by $500,000 per agreement year to a maximum of $5,000,000. Pursuant to the terms of the Letter of Credit and Reimbursement Agreement, Indiantown obtained a commitment for the issuance of this letter of credit. The amount will be used by Indiantown as necessary to maintain or reinstate the Facility's qualifying facility status. Indiantown may, in lieu of a letter of credit, make regular cash deposits to a dedicated account in amounts totaling $500,000 per agreement year to a maximum of $5,000,000. In February 1996, Indiantown established a QF account with the trustee. The balance in this account at December 31, 1997 and 1996, was $1,000,000 and $500,000,
respectively, and is included in noncurrent, restricted investments held by trustee in the accompanying combined balance sheets.

STEAM HOST LETTER OF CREDIT

     At financial closing in October 1992, Indiantown provided Caulkins a letter of credit in the amount of $10,000,000 pursuant to the Energy Services Agreement (see Note 7). This letter of credit was terminated in 1994 and a new one was issued with essentially the same terms. In the event of a default under the Energy Services Agreement (see Note 7), Indiantown is required to pay liquidated damages in the amount of $10,000,000. Failure by Indiantown to pay the damages within 30 days allows the steam host to draw on the letter of credit for the amount of damages suffered by Caulkins. As of December 31, 1997, 1996 and 1995, no draws had been made on this letter of credit. Commitment fees of $60,833 were paid relating to this letter of credit in each of 1997, 1996 and 1995.

DEBT SERVICE RESERVE LETTER OF CREDIT

     On November 22, 1994, Indiantown also entered into a debt service reserve letter of credit and reimbursement agreement with Banque Nationale de Paris pursuant to which a debt service reserve letter of credit in the amount of approximately $60 million was issued. Such agreement has a rolling term of five years subject to extension at the discretion of the banks party thereto. Drawings on the debt service reserve letter of credit are available to pay principal and interest on the First Mortgage Bonds, the 1994 Tax-Exempt Bonds

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and interest on any loans created by drawings on such debt service reserve letter of credit. Cash and other investments held in the debt service reserve account will be drawn on prior to any drawings on the debt service reserve letter of credit. As of December 31, 1997, 1996 and 1995, no draws had been made on this letter of credit. Commitment fees of $875,496 and $835,435 were paid on this letter of credit in 1997 and 1996, respectively.

     Cedar Bay has issued a letter of credit in favor of Wilmington Trust Company ("Wilmington Trust"), the trustee, in the amount of $10 million. If, at any time, funds available are insufficient to pay all amounts required to be paid to the Senior Lenders, Wilmington Trust shall make a drawing under the debt service letter of credit. Any payment under the letter of credit converts to a debt service reimbursement obligation which must be repaid prior to any subordinated obligations or distributions.

RETAINAGE LETTER OF CREDIT

     Cedar Bay has provided Multipower Associates ("MPA") with a letter of credit in the amount of $20 million to secure the Partnership's obligation to pay retainage amounts due (see Note 6).

INTEREST RATE SWAP AGREEMENT

     Cedar Bay has entered into an interest rate swap agreement having a total notional principal amount of $156 million. This agreement effectively changes the interest rate on the portion of the debt covered by the notional amounts to a fixed rate of 9.58 percent. At December 31, 1997, the notional amount outstanding under the swap agreement was $130 million. The notional amounts outstanding will vary according to a fixed schedule that is based on scheduled amortization of principal amounts. The swap agreement will terminate on December 31, 2000. Total cash paid under the agreement was $5,113,354, $5,412,154 and $4,451,245 in 1997, 1996 and 1995, respectively.

     Counterparties to the interest rate swap agreement are major financial institutions. While Cedar Bay may be exposed to credit losses in the event of non-performance by these counterparties, Cedar Bay does not anticipate losses.

6. COMMITMENTS AND CONTINGENCIES

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

     The final fixed price of Cedar Bay's engineering, procurement and construction contract with MPA is $319.5 million. The contract provides for $20 million of the retainage to be paid after five years. Cedar Bay's obligation to pay this amount is secured by a letter of credit (see Note 5). However, Cedar Bay intends to borrow an additional $20 million from the Senior Lenders in 1999 in order to pay the retainage amount due under this contract. Such additional advance has been approved by the Senior Lenders as of December 31, 1997.

     Cedar Bay has entered into an amended and restated contract dated as of March 31, 1993 (the "Contract") with MPA. Cedar Bay had informed MPA that MPA did not complete successfully in January and March 1994 certain performance tests set forth in the Contract. Cedar Bay had also informed MPA that it has failed to provide Cedar Bay a functional ash pelletizer system ("APS"). In 1995, Cedar Bay and MPA reached a settlement which provides a lump sum payment from MPA of $15 million to settle all claims, other than a specific list of open warranty items. The settlement amount has been paid through a release of the $11.9 million held in retention as of December 31, 1994, plus a cash payment of $3.1 million. $7.3 million of the settlement amount representing recovery of incremental operating costs was recorded as a reduction in operating and maintenance expense in 1995. The remaining $7.7 million of the settlement amount, representing recovery of incremental costs incurred during construction and start-up testing, was recorded as a

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

reduction in property, plant and equipment as of December 31, 1995. As part of the settlement, the final performance acceptance was deemed to have been achieved as of March 11, 1994.

GROUND LEASE AGREEMENT

     Commencing April 29, 1991, Stone leased the plant site (approximately 30 acres), along with certain easements, to Cedar Bay for a term of 50 years, unless extended by mutual agreement. For the first 23 years, the rent is $500,000 per year, payable in arrears. After the first 23 years, the rent will be a fair market rate, as defined and as mutually determined by Cedar Bay and Stone. There is also an additional rent provision which is effective if the Steam Services Agreement (see Note 7) is terminated through Cedar Bay's breach.

COAL PURCHASE AND TRANSPORTATION AGREEMENT

     Indiantown entered into a 30-year purchase contract with Lodestar Energy, Inc. ("Lodestar") (formerly known as Costain Coal, Inc.), commencing from the first day of the calendar month following the Commercial Operation Date, for the purchase of the Facility's annual coal requirements at a price defined in the agreement, as well as for the disposal of ash residue. Indiantown has no obligation to purchase a minimum quantity of coal under this agreement.

     In 1997, Indiantown entered into an arrangement with Lodestar and the coal transporter to compensate Indiantown for reduced FP&L revenues when the Facility runs at minimum load during decommit periods. In exchange for Indiantown's continued purchase and transportation of coal during these periods, Lodestar and the coal transporter each pay Indiantown a portion of the foregone FP&L revenues.

     Cedar Bay executed an agreement with Lodestar, for the supply and transportation of coal and ash waste transportation and disposal services. The term of the agreement is for 20 years from January 25, 1994. Lodestar will supply 100 percent of the Project's requirements, expected to be approximately 925,000 tons of coal per year, and the pricing is based on the cost of coal, as defined in the agreement.

LIME PURCHASE AGREEMENT

     On May 1, 1992, Indiantown entered into a lime purchase agreement with Chemical Lime Company of Alabama, Inc. for supply of the Facility's lime requirements for the Facility's dry scrubber sulfur dioxide removal system. The initial term of the agreement is 15 years from the Commercial Operation Date and may be extended for successive 5-year periods. The agreement may be canceled by either party after January 1, 2000, upon proper notice. Indiantown has no obligation to purchase a minimum quantity of lime under the agreement.

7. SALES AND SERVICES AGREEMENTS

INDIANTOWN

  Power Purchase Agreement

     On May 21, 1990, Indiantown entered into a Power Purchase Agreement with FP&L for sales of the Facility's electric output. As amended, the agreement is effective for a 30-year period, commencing with the Commercial Operation Date. The pricing structure provides for both capacity and energy payments.

     Capacity payments remain relatively stable because the amounts do not vary with dispatch. Price increases are contractually provided. Capacity payments include a bonus or penalty payment if actual capacity is in excess of or below specified levels of available capacity. Energy payments are derived from a contractual formula defined in the agreement based on the actual cost of domestic coal at another FP&L plant, St. Johns River Power Park.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Energy Services Agreement

     On September 30, 1992, Indiantown entered into an Energy Services Agreement with Caulkins. Commencing on the Commercial Operation Date and continuing throughout the 15-year term of the agreement, Caulkins is required to purchase the lesser of 525 million pounds of steam per year or the minimum quantity of steam per year necessary for the Facility to maintain its status as a Qualifying Facility under PURPA. The Facility provided steam to Caulkins in 1995 during start-up and testing of the Facility, and declared Commercial Operation with Caulkins on March 1, 1996.

CEDAR BAY

  Power purchase agreement

     Cedar Bay has a 31-year Power Purchase Agreement with FP&L for the sale of the Project's electric power output. On January 25, 1994, the contract was approved by the Florida Public Service Commission and was effective commencing with commercial operations, as defined in the agreement. The pricing structure provides for both capacity and energy payments. Capacity payments remain relatively stable as the amount does not vary with dispatch and price increases are contractually provided. Energy payments are based on a formula as defined in the agreement. Certain obligations under the agreement are secured on a second lien subordinated basis by all owned assets of Cedar Bay.

  Steam services agreement

     The Steam Services Agreement ("Steam Agreement") between Cedar Bay and Stone has an initial contract term of 22 years from January 25, 1994. The Project will supply up to 380,000 pounds per hour of steam to the Stone mill and Stone must purchase and productively use at least 600 million pounds of steam per year, which is sufficient for the Project to maintain its status as a Qualifying Facility under PURPA. Stone's payments for steam will include a monthly fixed capacity payment escalating at a fixed rate and an energy payment based on the amount of steam actually delivered. Stone's energy payment escalates with the cost of coal delivered to the Project.

     If Cedar Bay causes an interruption in Stone's production through loss of steam supply then Cedar Bay is liable for liquidated damages. At December 31, 1997 and 1996 Cedar Bay owed Stone $226,510 and $289,844, respectively, for liquidated damages, which are included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

     Stone has taken the position that Cedar Bay may be in default of its obligations under the Steam Agreement for an alleged failure by Cedar Bay to take, utilize, or pay for short recycled fiber rejects. Cedar Bay has informed Stone that it has met its obligations under the Steam Agreement. Stone has instituted legal action against Cedar Bay with respect to this matter. As management of Cedar Bay believes that it currently has no obligation in connection with the fiber reject materials, no such liability has been recorded in the accompanying financial statements. See Note 11 for further discussion of this matter.

     Cedar Bay received a letter of credit in the amount of $10 million from Stone for use in the event of a loss of qualifying status under PURPA. The amount would be used by Cedar Bay as necessary to maintain or reinstate the qualifying status.

8. LEGAL MATTERS

     In December 1997, Cedar Bay filed an action in Circuit Court for Duval County, Florida against FP&L. This action seeks damages and declaratory relief for underpayment of capacity payments arising out of FP&L's breach of the Power Purchase Agreement between FP&L and Cedar Bay (see Note 6), and FP&L's

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

breach of the implied covenant of good faith, fair dealing and commercial reasonableness between the parties. Although Cedar Bay intends to vigorously pursue this matter to recover amounts owed by FP&L, and to have future capacity payments made in a manner consistent with the Power Purchase Agreement, the outcome in this action is uncertain at this time.

9. RELATED PARTY TRANSACTIONS

CONSTRUCTION CONTRACT

     Indiantown entered into a construction agreement with Bechtel Power Corporation ("Bechtel Power"), an affiliate of BEn, for the design, engineering, procurement, construction, start-up and testing of the Facility (the "Construction Contract"). As of December 31, 1997, the total contract value was $440,442,879 including change orders to date. Payments of $440,442,879 have been made to Bechtel Power under the Construction Contract since inception, including $450,000 paid in 1997 as a final settlement for punch list items paid in 1997 for which $900,000 had been retained in 1996.

     Bechtel Power guaranteed that Substantial Completion of the Indiantown Facility would occur on or prior to January 21, 1996, the Guaranteed Completion Date. Substantial Completion is achieved when the Facility demonstrates that it has met emissions guarantees and has achieved 88 percent of guaranteed net electrical output during required test periods. A schedule bonus for Substantial Completion prior to the Guaranteed Completion Date is provided in the Construction Contract. Substantial Completion was declared as of December 22, 1995 and a $6.1 million schedule bonus was paid on April 4, 1996. Performance bonuses of $4.5 million were paid on April 4, 1996, as a portion of the estimate of the total performance bonuses and a final payment of $3.9 million was made on September 17, 1996. Final completion occurred on December 13, 1996.

CONSULTING SERVICES

     In 1997, 1996 and 1995 Indiantown paid engineering consulting fees of $0, $10,159 and $13,279, respectively, to Bechtel Generating Company, a wholly-owned subsidiary of BEn.

RAILCAR LEASE

     Indiantown entered into a 15 year Car Leasing Agreement with GE Capital Railcar Services Corporation, an affiliate of GECC, to furnish and lease 72 pressure differential hopper railcars to Indiantown for the transportation of fly ash and lime. The cars were delivered starting in April 1995, at which time the lease was recorded as a capital lease. The leased asset of $5,753,375 and accumulated depreciation of $1,017,347, is included in property, plant and equipment at December 31, 1997. Payments of $629,856, including principal and interest, were made in 1997, and the lease obligation of approximately $5,138,000 at December 31, 1997 is reported as a lease payable in the accompanying combined balance sheets.

     Future minimum payments related to the Car Leasing Agreement at December 31, 1997, are approximately as follows:

1998.............................................  $  267,000
1999.............................................     287,000
2000.............................................     309,000
2001.............................................     332,000
2002.............................................     383,000
Thereafter.......................................   3,560,000
                                                   ----------
                    Total                          $5,138,000
                                                   ==========

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

DEVELOPMENT COSTS

     At the original financial closing in October 1992, Indiantown paid development fees and reimbursed certain costs, totaling $14.8 million to PG&E Enterprises, $3.9 million to BEn, $11.1 million to GECC and $1.2 million to USGen, related to the development of the Facility.

DISTRIBUTION TO PARTNERS

     On June 16 and December 15, 1997, as provided in the Partnership Agreement, Indiantown distributed approximately $16.3 million and approximately $11.8 million, respectively, to the Indiantown Partners. An additional $3 million of distributable cash was retained for capital projects and is included in cash and cash equivalents as of December 31, 1997, on the accompanying combined balance sheet. Funds distributed were from electric and steam revenues collected during the second full year of commercial operations.

SERVICES AGREEMENT

     Cedar Bay entered into a services agreement with BEn to provide management, administrative, procurement, engineering and financial services to the Partnership. Compensation to BEn includes reimbursement for personnel and other direct costs as defined in the agreement. Payments of $414,716, $450,161 and $412,674 were made to BEn in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, Cedar Bay owed BEn $79,785 and $78,816, respectively, which is included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

     Cedar Bay entered into a services agreement with Bechtel Power, a related party of BEn, to provide management, technical, administrative, procurement, engineering and financial services to the Partnership. Compensation to Bechtel Power includes reimbursement for personnel and other direct costs as defined in the agreement. Payments of $1,733, $163,381 and $590,321 were made to Bechtel Power in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, there were no amounts owed to Bechtel Power.

MANAGEMENT SERVICES AGREEMENT

     Indiantown and Cedar Bay both have separate Management Services Agreements with USGen. The agreements provide for USGen to provide day-to-day management and administration of each entity's business relating to their respective projects. The Cedar Bay agreement will continue for the term of the Power Purchase Agreement while the Indiantown agreement will last for a term of 34 years. Compensation to USGen under the agreement includes an annual base fee of $1.5 million for Cedar Bay and $650,000 for Indiantown, wages and benefits for employees performing work on behalf of the Partnerships and other costs directly related to the Partnerships. The base fee is subject to an annual adjustment. Payments of $8.4 million, $3.9 million and $6.3 million were made to USGen in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnerships' owed USGen $831,741 and $4.3 million, respectively, which is included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

OPERATIONS AND MAINTENANCE AGREEMENT

     Indiantown and Cedar Bay both have separate Operation and Maintenance Agreements with USOSC for periods of 30 and 31 years, respectively. Under the Indiantown agreement, after the 30 year period the agreement will be automatically renewed for periods of 5 years until terminated by either party with 12 months notice. If targeted plant performance is not reached, USOSC will pay liquidated damages to the Partnerships. Compensation to USOSC under the agreement includes an annual base fee of $1.5 million ($900,000 of which is subordinate to debt service and certain other costs) for Indiantown, $1.0 million for Cedar Bay, certain earned fees and bonuses based on the Facility's performance and reimbursement for certain costs

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

including payroll, supplies, spare parts, equipment, certain taxes, licensing fees, insurance and indirect costs expressed as a percentage of payroll and personnel costs. The fees are adjusted quarterly by a measure of inflation as defined in the agreement. Payments of $21.0 million, $13.7 million, and $14.7 million were made to USOSC in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, Indiantown owed USOSC $212,458 and $61,802 respectively, which is included in accounts payable and accrued liabilities in the accompanying combined balance sheets. At December 31, 1997 and 1996, Cedar Bay had prepaid USOSC $218,423 and $363,124, respectively, which is included in deposits and other prepaid expenses in the accompanying combined balance sheets.

9. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Partnerships' cash and cash equivalents, accounts receivable, deposits, prepaid expenses, investments held by trustee, accounts payable, accrued liabilities and accrued interest approximate fair value because of the short maturities of these instruments.

     Interest rate swap agreement entered into by Cedar Bay have no carrying value on the accompanying combined balance sheets. The fair value of Cedar Bay's swap agreement is based upon estimated market values provided by an independent investment bank, and is estimated to be a liability of $13,885,900 and $15,872,638 as of December 31, 1997 and 1996, respectively.

     The following table presents the carrying amounts and estimated fair values of certain of the Partnerships' financial instruments at December 31, 1997 and 1996.

                                                              DECEMBER 31, 1997
                   FINANCIAL LIABILITIES                       CARRYING AMOUNT     FAIR VALUE
                   ---------------------                      -----------------   ------------
Tax Exempt Bonds............................................    $125,010,000      $146,016,272
First Mortgage Bonds........................................    $486,504,000      $590,214,789
Senior Project Debt/Subordinated Project Debt...............    $409,772,000      $343,798,018

                                                              DECEMBER 31, 1996
                   FINANCIAL LIABILITIES                       CARRYING AMOUNT     FAIR VALUE
                   ---------------------                      -----------------   ------------
Tax Exempt Bonds............................................    $125,010,000      $143,067,534
First Mortgage Bonds........................................    $496,205,000      $570,178,669
Senior Project Debt/Subordinated Project Debt...............    $416,349,000      $380,502,000

     For the Tax Exempt Bonds and First Mortgage Bonds, the fair values of the Partnerships' bonds payable are based on the stated rates of the Tax Exempt Bonds and First Mortgage Bonds and current market interest rates to estimate market values for the Tax Exempt Bonds and the First Mortgage Bonds. For the Senior Project Debt and Subordinated Project Debt fair values are based upon current market prices for similar instruments.

10. SUBSEQUENT EVENT

     On January 19, 1998, the Florida Department of Environmental Protection issued a Consent Order which resolved Cedar Bay's dispute with Stone regarding the short recycled fiber rejects in favor of Cedar Bay. Cedar Bay expects that Stone will submit an objection to the terms of the order.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of J. Makowski Company, Inc.:

     We have audited the accompanying consolidated balance sheets of J. Makowski Company, Inc. (a Delaware corporation) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. Makowski Company, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Washington, D.C.                                         /s/ Arthur Andersen LLP
February 5, 1998

                           J. MAKOWSKI COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
        AS OF SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                                  1998            1997           1996
                                                              -------------   ------------   ------------
                                                               (UNAUDITED)
                                                 ASSETS
Current Assets:
  Cash......................................................    $ 10,535        $ 35,377       $  9,625
  Restricted cash...........................................         562             218            243
  Accounts receivable.......................................      16,292          19,975         27,336
  Due from parent -- income taxes...........................          --           6,437          7,125
  Fuel inventory and supplies...............................       3,616           1,855          2,816
  Prepaid and other.........................................         493             848            391
                                                                --------        --------       --------
         Total current assets...............................      31,498          64,710         47,536
                                                                --------        --------       --------
Notes Receivable -- Long-term...............................       1,505           1,480          1,696
Equity investments..........................................     186,736         211,857        219,133
Property, plant and equipment:
  Feedline facility, net of accumulated depreciation of
    $1,842 (unaudited), $1,543 and $1,173...................       6,264           6,540          6,910
  Office and other equipment, net of accumulated
    depreciation of $610 (unaudited), $2,805 and $1,592.....       1,453           3,239          3,307
                                                                --------        --------       --------
                                                                   7,717           9,779         10,217
Power sales and other deposits..............................          --             343            343
Power sales agreements, net of accumulated amortization of
  $4,804 and $3,597 in 1997 and 1996, respectively..........      14,703          15,333         16,540
Goodwill, net of accumulated amortization of $10,795
  (unaudited), $9,424 and $6,005............................      63,182          65,492         68,911
Management service agreements, net of accumulated
  amortization of $10,795 and $9,785 in 1997 and 1996,
  respectively..............................................          --           5,900          6,910
                                                                --------        --------       --------
         Total assets.......................................    $305,341        $374,894       $371,286
                                                                ========        ========       ========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  7,321        $ 11,568       $  4,057
  Accrued expenses..........................................      14,104          19,085         17,270
  Current portion of long-term debt.........................         565           3,040          3,054
  Due to affiliate..........................................       2,530              --             --
  Dividend payable..........................................          --          10,000             --
  Notes payable to affiliates...............................      43,804          43,804         43,804
                                                                --------        --------       --------
         Total current liabilities..........................      68,324          87,497         68,185
Deferred lease liability....................................          --              --          1,330
Deferred revenue............................................         497             125             --
Deferred income taxes.......................................      80,778          92,145         89,984
Long-term debt..............................................      12,770          22,130         24,195
Other long-term liabilities.................................       5,920           5,022          3,920
Commitments and contingencies...............................          --              --         16,407
Minority interest...........................................       1,836           1,818          1,761
                                                                --------        --------       --------
         Total liabilities..................................     170,125         208,737        205,782
                                                                --------        --------       --------
Stockholders' equity:
Preferred stock, $.01 par value; 10,000 shares authorized,
  none issued...............................................          --              --             --
Class A common stock, $.01 par value; 2,000,000 shares
  authorized, 1,094,585 issued..............................          11              11             11
Additional paid-in capital..................................     170,694         203,886        202,577
Accumulated deficit.........................................     (35,489)        (37,740)       (37,084)
                                                                --------        --------       --------
         Total stockholders' equity.........................     135,216         166,157        165,504
                                                                --------        --------       --------
         Total liabilities and stockholders' equity.........    $305,341        $374,894       $371,286
                                                                ========        ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                           J. MAKOWSKI COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                          NINE-MONTH PERIOD ENDED
                                               SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
Revenues:
     Steam and power sales.............    $61,452       $69,960     $ 94,461   $ 87,812   $ 85,275
     Fuel sales........................     26,132        30,684       35,565     35,366     32,517
     Service billings, primarily to
       affiliates......................      1,524         6,340        9,586     13,081     17,791
     Equity in earnings of operational
       projects........................      8,903        12,087       17,172     17,813      5,268
                                           -------       -------     --------   --------   --------
          Total revenues...............     98,011       119,071      156,784    154,072    140,851
                                           -------       -------     --------   --------   --------
Operating expenses:
     Cost of sales -- steam and
       power...........................     27,342        44,561       59,988     56,193     51,072
     Fuel costs........................     25,617        30,684       35,565     35,366     32,517
     Cost related to service
       billings........................        591            --        4,151      4,252      1,905
     Operating lease
       payments-Pittsfield.............     16,829        16,829       24,350     25,197     22,439
     General and administrative........      7,616         8,239        9,436     13,679     23,567
     Depreciation and amortization.....      9,113         8,951       17,452     11,878     11,168
     Feasibility and development.......         --           378          258      1,384      8,991
                                           -------       -------     --------   --------   --------
          Total operating expenses.....     87,108       109,642      151,200    147,949    151,659
                                           -------       -------     --------   --------   --------
Operating income.......................     10,903         9,429        5,584      6,123    (10,808)
Interest income........................        792         1,296        1,533      1,135        764
Interest expense.......................     (4,923)       (4,151)      (5,428)    (5,520)    (3,140)
Write-down of asset to fair value......         --            --           --    (39,702)        --
Other (expense)/income.................     (1,932)       (3,234)      (4,487)     4,344        399
                                           -------       -------     --------   --------   --------
Income (loss) before income taxes and
  minority interest in earnings........      4,840         3,340       (2,798)   (33,620)   (12,785)
Minority interest in earnings..........       (336)         (305)        (412)      (399)      (342)
                                           -------       -------     --------   --------   --------
Income (loss) before income taxes......      4,504         3,035       (3,210)   (34,019)   (13,127)
Provision (benefit) for income taxes...      4,876         1,208       (2,554)    (8,846)    (4,714)
                                           -------       -------     --------   --------   --------
Net income (loss)......................    $  (372)      $ 1,827     $   (656)  $(25,173)  $ (8,413)
                                           =======       =======     ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND THE YEARS
                     ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                             CLASS A            CLASS B
                                          COMMON STOCK        COMMON STOCK
                                        -----------------   ----------------   ADDITIONAL
                                         NUMBER      PAR     NUMBER     PAR     PAID-IN     ACCUMULATED
                                         SHARES     VALUE    SHARES    VALUE    CAPITAL       DEFICIT      TOTAL
                                        ---------   -----   --------   -----   ----------   -----------   --------
Balance at December 31, 1994..........  1,094,585    $11     150,000    $ 2     $237,204     $ (3,498)    $233,719
Retirement of Class B
  Common Stock........................         --     --    (150,000)    (2)     (38,048)          --      (38,050)
Net loss..............................         --     --          --     --           --       (8,413)      (8,413)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1995..........  1,094,585     11          --     --      199,156      (11,911)     187,256
                                        =========    ===    ========    ===     ========     ========     ========
Contributed capital...................         --     --          --     --        3,421           --        3,421
Net loss..............................         --     --          --     --           --      (25,173)     (25,173)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1996..........  1,094,585     11          --     --      202,577      (37,084)     165,504
                                        =========    ===    ========    ===     ========     ========     ========
Contributed capital...................         --     --          --     --       16,559           --       16,559
Dividend, September 1997..............         --     --          --     --       (5,250)          --       (5,250)
Dividend, December 1997...............         --     --          --     --      (10,000)          --      (10,000)
Net loss..............................         --     --          --     --           --         (656)        (656)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1997..........  1,094,585     11          --     --      203,886      (37,740)     166,157
                                        =========    ===    ========    ===     ========     ========     ========
Retained Earnings Adjustment..........                                                          2,623        2,623
Distribution of MSA's to Bechtel......         --     --          --     --        8,014           --        8,014
Other Equity Adjustment...............         --     --          --     --      (13,579)          --      (13,579)
Dividend, June 1998...................         --     --          --     --       (1,027)          --       (1,027)
Dividend, July 1998...................                                           (26,600)                  (26,600)
Net Loss..............................         --     --          --     --           --         (372)        (372)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at September 30, 1998
  (Unaudited).........................  1,094,585    $11          --    $--     $170,694     $(35,489)    $135,216
                                        =========    ===    ========    ===     ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997
                                  (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 NINE-MONTH PERIODS
                                                                 ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                              -------------------------   -------------------------------
                                                                 1998          1997         1997       1996       1995
                                                              -----------   -----------   --------   --------   ---------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income.......................................   $   (372)      $ 1,827     $   (656)  $(25,173)  $  (8,413)
    Adjustments to reconcile net loss to net cash provided
      by operating activities:
      Write-down of asset to fair value.....................         --            --           --     39,702          --
      Investment earnings on projects.......................     (8,903)       (8,132)     (17,172)   (17,813)     (5,268)
      Cash distributions from projects......................      6,912         6,228       19,724     18,834      11,013
      Write-off of equity investments, net..................       (332)           --        1,240         --          --
      Depreciation and amortization.........................      9,113         6,324       17,452     12,562      11,168
      Provision for deferred income taxes...................      4,876        (1,949)       2,161    (12,097)      1,372
      Minority interest in earnings.........................        336           203          412        399         342
      Gain on sale of investment............................         --            --           --         --        (773)
      Loss on sale of Mason Assets..........................      3,143            --           --         --          --
      Other equity adjustments..............................    (16,102)           --           --         --          --
      Change in assets and liabilities:
        Restricted cash.....................................       (344)           28           25        697        (705)
        Accounts receivable.................................      3,683        (3,700)       7,361      2,099     (11,847)
        Due to parent.......................................         --            --           --     (2,961)      2,961
        Fuel inventory and supplies.........................     (1,761)          267          961       (512)       (577)
        Prepaid and other...................................        355          (224)        (457)       983        (545)
        Notes receivable long-term..........................        (25)           --           --         --          --
        Goodwill............................................         --            --           --        181          --
        Accounts payable....................................     (4,247)        9,526        7,511     (1,110)      9,980
        Due to Affiliate....................................     (2,530)           --           --         --          --
        Accrued expenses....................................     (4,981)       (1,090)       1,815     (7,063)        617
        Due from parent -- income taxes.....................      6,437         3,532          688      2,785      (6,011)
        Deferred lease liability............................         --          (592)      (1,330)       331        (102)
        Other long-term liabilities.........................        898           232        1,102     (1,589)       (350)
        Deferred revenue....................................        372            --          125         --          --
        Refundable income taxes.............................         --                         --         --          --
        Commitments and contingencies.......................         --            --      (16,407)        --          --
                                                               --------       -------     --------   --------   ---------
            Net cash (used in) provided by operating
              activities....................................     (3,472)       12,480       24,555     10,255       2,862
                                                               --------       -------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investments in projects.................................        483          (450)      (6,621)    (4,215)    (10,254)
    Proceeds from sale of investments.......................         --            --           --         --       8,050
    Plant and equipment.....................................         --          (390)      (1,057)      (980)     (1,155)
                                                               --------       -------     --------   --------   ---------
        Net cash provided by (used in) investing
          activities........................................        483          (840)      (7,678)    (5,195)     (3,359)
                                                               --------       -------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes payable to affiliates...............         --            --           --         --      33,804
    Proceeds from long-term debt............................         --            --           --         --
    Repayment of long-term debt.............................    (11,835)       (1,025)      (2,079)    (2,482)     (1,494)
    Equity contributions....................................     27,627            --       16,559      3,421          --
    Return of capital.......................................         --            --           --         --      (8,050)
    Retirement of Class B common stock......................         --            --           --         --     (30,000)
    Proceeds from other loans...............................         --            --           --        120         130
    Distribution to stockholders............................    (37,627)           --       (5,250)        --          --
    Net increase (decrease) in line of credit...............         --            16           --       (853)        876
    Distributions to minority investor......................        (18)         (175)        (355)      (367)       (357)
                                                               --------       -------     --------   --------   ---------
        Net cash (used in) provided by financing
          activities........................................    (21,853)       (1,184)       8,875       (161)     (5,091)
                                                               --------       -------     --------   --------   ---------
Net increase (decrease) in cash.............................    (24,842)       10,456       25,752      4,899      (5,588)
Cash at beginning of period.................................     35,377         9,625        9,625      4,726      10,314
                                                               --------       -------     --------   --------   ---------
Cash at end of period.......................................   $ 10,535       $20,081     $ 35,377   $  9,625   $   4,726
                                                               ========       =======     ========   ========   =========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
    Interest, net of amounts capitalized....................                              $  2,481   $  3,705   $   3,128
    Income taxes............................................                                    --         --         252
                                                                                          ========   ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS AND PRINCIPLES OF CONSOLIDATION

     J. Makowski Company, Inc. (the "Company" or "JMC") is principally engaged in the development and management of electric generation and natural gas projects in which it has an equity ownership interest. The Company also provides consulting, managerial, administrative and fuel supply services, under management service agreements, to these projects and other entities engaged in the generation of electricity and steam and the transportation and management of natural gas supplies.

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned and controlled partnerships: Pittsfield Generating Company, L.P. ("Pittsfield") and Berkshire Feedline Acquisition, L.P. ("BFALP"). Pittsfield leases and operates the Pittsfield project, a 160-megawatt natural gas-fired cogeneration facility. BFALP owns and operates the pipeline that connects the natural gas transmission line of the Tennessee Gas Pipeline Company to the Pittsfield project (the "Feedline"). All material intercompany accounts and transactions have been eliminated.

     On August 25, 1994, PG&E Enterprises and Bechtel Enterprises through Beale Generating Company, ("Beale") acquired the stock of the Company. The acquisition was accounted for under the purchase method and the related adjustments to the fair value of the assets acquired and liabilities assumed were pushed down to the Company. See Note 13 for discussion of significant transactions affecting the Company and Beale in 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     Information presented as of September 30, 1998 and for the nine-month periods ended September 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1998 and the results of operations and cash flows for the nine-month periods ended September 30, 1998 and 1997. The results of operations for these interim periods is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid securities with a maturity of three months or less to be cash equivalents.

FUEL INVENTORY AND SUPPLIES

     Inventories are stated at the lower of cost or market. Costs for materials, supplies and oil inventories are determined by the first-in, first-out method.

EQUITY INVESTMENTS

     Most of the Company's investments in projects (see Note 3) are accounted for under the equity method. Such investments are carried at cost, determined to be the fair market value assigned at the Beale acquisition

                           J. MAKOWSKI COMPANY, INC.

in 1994, adjusted for the Company's proportionate share of undistributed earnings or losses and project distributions during the year and the differences between the Company's cost and the related underlying book values of the Company's equity investments which are being amortized on a straight-line basis over the estimated remaining lives of the projects (as of August 25, 1994), 25 to 38 years.

DEVELOPMENT COSTS

     Project development costs (included in equity investments) of $1,467,720 and $221,505 as of December 31, 1997 and 1996, respectively, represent costs incurred after executing a power sales contract or obtaining a viable project site or signing a letter of intent and prior to obtaining project financing and starting physical construction. These costs represent amounts incurred for professional services, salaries, permits, options and other direct and incremental costs and are included in construction in progress when the project financing is obtained or expensed at the time the Company determines the project will not be developed.

     Development costs expensed include project-screening costs associated with identifying a potential project and include salaries, feasibility studies, legal and other costs. These costs are expensed as incurred, as they relate to projects not yet under development.

DEPRECIATION

     The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives:

Feedline facility........................................    22 years
Critical spare parts.....................................    16 years
Furniture and fixtures...................................     7 years
Office equipment.........................................     5 years

CRITICAL SPARE PARTS

     Critical spare parts consist of major replacement equipment and recurring maintenance supplies required to be maintained in order to facilitate routine maintenance activities and minimize unscheduled maintenance outages. These parts are included in office and other equipment in the accompanying consolidated balance sheets and are depreciated using the straight-line method over the remaining useful life of the operating lease, which expires in 2010.

POWER SALES AGREEMENTS

     Power sales agreements are intangible assets resulting from the Beale acquisition and are being amortized using the straight-line method over the remaining terms of the agreements (as of August 25, 1994), 15 years.

GOODWILL

     Goodwill results from the Beale acquisition and is being amortized on a straight-line basis over 30 years.

MANAGEMENT SERVICE AGREEMENTS

     Management service agreements are an intangible asset resulting from the Beale acquisition and are being amortized using the straight-line method over the remaining weighted average term of the agreements (as of August 25, 1994),
17.5 years.

                           J. MAKOWSKI COMPANY, INC.

INCOME TAXES

     Pursuant to the provisions of Statement of Financial Accounting Standards No. 109, deferred income tax assets and liabilities are recorded for the estimated future tax resulting from differences in the carrying value of assets and liabilities for tax and financial reporting purposes.

LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets and requires that a loss be recognized for those assets if the sum of the expected future cash flows from the use of the asset and its eventual disposition (undiscounted) is less that the carrying amount of the asset. The Company adopted SFAS No. 121 on January 1, 1996.

RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

3. EQUITY INVESTMENTS

     The Company holds equity interests in several partnerships, which were formed to build, own and operate various energy production, gas storage and transportation facilities. See Note 13 for discussion of the sale of the Ocean State Power ("OSP") projects in June 1998 and see the discussion later in this note related to the sale of TBG Cogen ("TBG"). The Company also participates in a cost-sharing agreement related to the Portland Pipeline project, for which a partnership has not yet been formed. The investment in the Portland Pipeline project was dividended to Beale in March 1998 (see Note 13). The Company's ownership interest in this project was 6.6%. Debt incurred by the partnerships is nonrecourse to the Company.

     The Company generally has developed its cogeneration projects as "qualifying facilities" ("QF's") under the Public Utility Regulatory Policies Act of 1978, as amended, so that the projects are not subject to rate and operational regulation under the Federal Power Act or state laws, and the Company is not subject to regulation as a public utility holding company under the Public Utility Holding Company Act of 1935, as amended.

     The following is a summary of aggregated financial information for all of the Company's investments, which are accounted for under the equity method:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
                                                             ------------    ------------
                                                               (000'S)         (000'S)
COMBINED BALANCE SHEETS
  Current assets...........................................   $  280,538      $  289,478
  Development costs........................................       48,975          49,980
  Property and equipment, net..............................    1,398,750       1,470,130
  Other assets.............................................       68,098          55,159
                                                              ----------      ----------
          Total assets.....................................   $1,796,361      $1,864,747
                                                              ==========      ==========
  Current liabilities......................................      132,876         149,533
  Other liabilities, principally nonrecourse project
     indebtedness..........................................    1,241,654       1,280,052
  Equity...................................................      421,831         435,162
                                                              ----------      ----------
          Total liabilities and equity.....................   $1,796,361      $1,864,747
                                                              ==========      ==========
The Company's share of equity..............................   $   57,727      $   63,686
                                                              ==========      ==========

                           J. MAKOWSKI COMPANY, INC.

                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
                                                 (000'S)          (000'S)         (000'S)
COMBINED STATEMENTS OF OPERATIONS
Net sales.....................................    $675,334        $677,814        $626,713
                                                  ========        ========        ========
Operating profit..............................    $233,527        $242,783        $198,739
                                                  ========        ========        ========
Earnings before taxes.........................    $124,863        $125,154        $ 67,434
                                                  ========        ========        ========
The Company's share of equity in earnings of
  operational projects........................    $ 17,172        $ 17,813        $  5,268
                                                  ========        ========        ========

SUMMARY OF INVESTMENTS
The Company's share of equity in the net
  assets of projects..........................    $ 57,727        $ 63,686        $ 55,814
Basis difference in carrying value of
  investees and Company's investments.........     155,610         157,143         213,200
                                                  --------        --------        --------
                                                  $213,337        $220,829        $269,014
                                                  ========        ========        ========

OPERATIONAL PROJECTS

     At December 31, 1997, the Company had investments in six operational facilities (five electric projects and one pipeline project). See Note 13 related to the sale of two of the operational facilities (the OSP projects and a pipeline development project). Also see information later in this note related to the sale of TBG in February 1998. The five electric facilities have contracted to sell electric generating capacity to utilities and other customers under long-term power sales agreements. The facilities are fueled primarily by natural gas purchased under long-term supply agreements and, with a few exceptions, long-term firm transportation contracts. Generally, changes in energy payments under a project's power sales contract correspond approximately to changes in fuel cost, and, in certain cases, prices and costs are directly linked. Each project, except for the OSP projects, which are not QF facilities, also sells steam for industrial and other purposes under a long-term contract to an unaffiliated company located adjacent to the project site. These steam sales contracts require the purchaser to take at least the minimum steam necessary for the project to maintain its QF status. The operations of and the rates charged by the OSP projects and Iroquois Gas Transmission System ("IGTS") are subject to regulation on the federal and state levels in the United States and certain gas transportation agreements are subject to regulation on the federal and provincial levels in Canada. The Company's interests in each of these projects have been pledged as collateral for each of the projects' respective nonrecourse financing.

TBG COGEN

     On February 5, 1998, Calpine Corporation ("Calpine") acquired JMC's interest in TBG Cogen. This 10% interest was held by a wholly-owned subsidiary of JMC. The purchase price included a $125,000 non-refundable good faith deposit paid prior to December 31, 1997, which is included as deferred revenue in the accompanying consolidated balance sheet, and $1,125,000 in cash, paid at the time of sale. Subsequent to the purchase, Calpine assumes all liabilities of the Company's wholly-owned subsidiary, including the $1,000,000 demand notes discussed in Note 6. This sale resulted in an immaterial loss to the Company; accordingly, no adjustments to the Company's investment in TBG Cogen are included in the accompanying consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

SELKIRK COGEN PARTNERS, L.P. ("SELKIRK")

     In October 1995, Niagara Mohawk Power Corporation ("NIMO") filed its "Power Choice" proposal with the New York State Public Service Commission and filed a Report on Form 8-K with the Securities and Exchange Commission whereby NIMO described proposals to restructure the utility's business, including the reorganization of its assets and the renegotiations of its contracts with non-regulated generators, like Selkirk. NIMO had proposed that, if it cannot renegotiate its contracts with the non-regulated generators, it would take possession of such independent power projects through the power of eminent domain and subsequently sell such assets. Further, NIMO stated that it had not ruled out the ultimate possibility of a filing for restructuring under Chapter 11 of the U.S. Bankruptcy Code.

     On March 10, 1997, NIMO filed a Form 8-K with the Securities and Exchange Commission in which it announced an agreement in principle to terminate certain power purchase contracts. The Company is committed to negotiate to reach agreement on a restructured power purchase agreement for Selkirk. The Company cannot definitively determine the effect, if any, the restructured power purchase agreement will have on the Selkirk project. At this time the Company believes any agreement with NIMO will not threaten the continued existence of the Selkirk project.

     Given the current facts, the Company believes its investment in Selkirk is probable of recovery. However, should current facts change, there is a reasonable possibility of loss. See Note 13 for additional disclosure related to negotiations with NIMO.

     Consolidated Edison ("ConEd"), a power purchaser at Selkirk, by a letter dated September 19, 1994, claimed the right to acquire a portion of Unit 2's natural gas supply not used in operating Unit 2 (the "excess gas"), when Unit 2 is dispatched off-line or at less than full capacity. The ConEd power purchase agreement contains no express language granting ConEd any rights to such excess gas and Selkirk has stated to ConEd that claims to excess gas are without merit. To date ConEd has paid all amounts invoiced by Selkirk in accordance with the ConEd power purchase agreement.

     If ConEd were to prevail in its claim to Unit 2's excess natural gas volumes, Selkirk would lose its ability to engage in lay-off sales of such volumes at favorable prices relative to their costs, and thus cash flows from gas resale activities would also be materially and adversely affected. The Company is unable to determine the outcome of this uncertainty.

     On June 20, 1990 and October 29, 1992, Selkirk entered into currency exchange agreements to hedge against future exchange rate fluctuations which could result in additional costs incurred under fuel transportation agreements which are denominated in Canadian dollars. Selkirk is exposed to credit loss under the currency agreements. In the unlikely event that a counterparty fails to meet the terms of the agreements, Selkirk's exposure is limited to the currency exchange rate differential. However, Selkirk does not anticipate nonperformance by the counterparties.

MASSPOWER

     MASSPOWER has entered into interest rate exchange agreements to mitigate the interest rate risks associated with its floating-rate term loans. The agreements provide for the exchange of fixed-rate interest payment obligations for floating-rate interest payment obligations on notional amounts of principal. In addition, MASSPOWER has three currency exchange agreements with different banks to mitigate the currency exchange risks associated with MASSPOWER's Canadian fuel transportation costs. In the event of default by any of the bank counterparties to the interest rate and currency exchange agreements, MASSPOWER could be exposed to interest rate and currency exchange rate risks. MASSPOWER does not anticipate nonperformance by any of the counterparties.

                           J. MAKOWSKI COMPANY, INC.

DEVELOPMENT AND CONSTRUCTION PROJECTS

  Altresco Lynn, L.P. ("Riverworks")

     At December 31, 1995, Riverworks had an outstanding development loan due to General Electric Capital Corporation ("GECC") that amounted to $12,568,000, which was used to finance development and pre-construction costs. The note had as a maturity date the earlier of March 31, 1996 or the date of construction financing. The development loan was a liability of Riverworks, the partnership had no assets, and the loan was nonrecourse to the Company. In March 1996, Boston Edison Company ("BECO") and GECC negotiated a tentative agreement that BECO would pay $9.2 million to Riverworks for withdrawing the power bid. In June 1996, $7.025 million was paid to GECC, $700,000 was paid to the Company's former partners in the West Lynn Creamery project and $1.475 million was retained by Riverworks. An additional $550,000 related to the Riverworks project was received by the Company from ComElec. The receipt of $2.025 million by the Company was recognized as income during 1996 and is included as other income in the accompanying statements of operations.

  Avoca Natural Gas Storage Project ("Avoca")

     Brine disposal problems encountered during construction in 1996 caused the Company to evaluate this project for possible impairment. A write-down of $39,702,000 was required and included the purchase price premium and allocated goodwill resulting from the Beale acquisition, cash invested since the Beale acquisition and a liability reflecting the Company's equity commitments related to the project. The carrying value of the investment is zero at December 31, 1997 and 1996, and $0 and $16,407,000 is included as a liability to reflect future equity commitments at December 31, 1997 and 1996, respectively. This equity commitment was satisfied by a $16,559,000 equity infusion by the Beale shareholders during May 1997. The Company believes it has accrued the full extent of the losses incurred or to be incurred with respect to this project.

     Avoca and JMC Avoca, Inc. ("JMC Avoca"), a wholly-owned subsidiary of JMC, filed for protection under Chapter 11 of the U.S. Bankruptcy Code on July 29, 1997 (See Note 10). Management believes this action does not have a material impact on the JMC consolidated financial statements at December 31, 1997.

                           J. MAKOWSKI COMPANY, INC.

  Other

     From time to time, the Company enters into cost-sharing arrangements to fund the feasibility and development of various projects, including nonutility generating projects and gas storage facilities throughout North America. As of December 31, 1997 the Company's share of the one outstanding project was 6.6% (see Note 4). On March 1, 1998, the Company dividended to Beale its interest in this project (See Note 13).

     Details of the Company's projects in operations and development are shown in Table 1.

                           J. MAKOWSKI COMPANY, INC.
                          PROJECTS INVESTMENT SCHEDULE
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                     (000S)

                                                                                                       JMC SHARE OF:
                                                                                                    -------------------
                                       IN-     SIZE                           JMC INVESTMENT (2)     PROJECT EARNINGS
                                     SERVICE    IN                  JMC       -------------------   -------------------
       PROJECT           LOCATION     DATE      MW      TYPE    OWNERSHIP %   12/31/97   12/31/96   12/31/97   12/31/96
----------------------  -----------  -------  ------  --------  -----------   --------   --------   --------   --------
DEVELOPMENT:
Portland(5)...........    ME/NH/       N/A     N/A    Pipeline     6.60%      $  2,242   $    222         --         --
                           VT/MA
OPERATIONS:
TBG Cogen(3)..........   Bethpage,   Aug-89     50     Cogen      10.00%         1,266      1,229   $     (4)  $    154
                            NY
OSP(4)................  Burrillville, Dec-90   250    Combined    10.10%        12,336     12,726      1,655      1,707
                            RI                         Cycle
OSP II(4).............  Burrillville, Oct-91   250    Combined    10.10%         8,393      8,389      1,529      1,565
                            RI                         Cycle
IGTS..................     NY/CT     Dec-91    N/A    Pipeline     4.93%        10,053      9,956      2,808      2,231
Selkirk...............  Selkirk, NY  Sep-94   344.90   Cogen      47.21%(1)    137,161    146,886      8,039      9,688
MASSPOWER.............  Springfield, Sep-93    240     Cogen      30.00%        40,406     39,725      3,145      2,468
                            MA
Total operational..........................................................    209,615    218,911     17,172     17,813
Total equity investments...................................................   $211,857   $219,133   $ 17,172   $ 17,813

                                JMC SHARE OF:
                             -------------------
                             CASH DISTRIBUTIONS
                             -------------------
       PROJECT               12/31/97   12/31/96
----------------------       --------   --------
DEVELOPMENT:
Portland(5)................        --         --
OPERATIONS:
TBG Cogen(3)...............  $     --   $    (24)
OSP(4).....................    (1,939)    (1,878)
OSP II(4)..................    (1,495)    (1,980)
IGTS.......................    (2,929)    (1,774)
Selkirk....................   (11,979)   (11,075)
MASSPOWER..................    (1,382)    (2,103)
Total operational..........   (19,724)   (18,834)
Total equity investments...  $(19,724)  $(18,834)

---------------

(1) Ownership percentage reflects JMC's effective interest in the project.
(2) Includes the Company's underlying equity in the net assets of each project and the unamortized portion of the basis difference when Beale purchased the Company
(3) Sold in February 1998
(4) Sold in June 1998 (See Note 13)
(5) Interest dividended to Beale in March 1998 (See Note 13).

4. RELATED-PARTY TRANSACTIONS

     The Company provides consulting, managerial and administrative services to several entities in which the Company has an interest. Transactions with these entities represented 84%, 93% and 87% of revenues from service billings for the years ended December 31, 1997, 1996 and 1995, respectively, and 93% and 65% of total accounts receivable at December 31, 1997 and 1996, respectively.

     During the years ended December 31, 1997 and 1996, Orchard Gas, a wholly-owned subsidiary of the Company, purchased from unrelated third parties approximately $35,565,000 and $35,366,000, respectively, in fuel for sale to its customers. Orchard Gas does not generate a profit on its fuel sales, as all natural gas is sold at a cost equal to that incurred by the Company. Approximately 97% and 94% of this fuel was purchased by MASSPOWER, an affiliate of the Company, during 1997 and 1996, respectively. As of December 31, 1997

                           J. MAKOWSKI COMPANY, INC.

and 1996, Orchard Gas was due $2,963,223 and $3,031,279, respectively, from MASSPOWER for fuel sales. This amount due is included in accounts receivable in the accompanying consolidated balance sheets.

     Employees of JMC were merged into U.S. Generating Company's ("USGen"), an affiliated entity, payroll and this payroll cost, for management and administrative services, is billed directly to JMC including a contractual profit margin. JMC also reimburses USGen for other direct costs incurred on their behalf during the year. During 1997 and 1996, labor, benefits and other direct costs incurred by USGen for JMC amounted to $11,778,000 and $11,878,000, respectively.

     The Company funds development costs of projects in which it has an ownership interest in accordance with certain cost-sharing agreements. For the periods ended December 31, 1997, 1996 and 1995, $258,000, $1,384,000 and
$5,216,000, respectively, of such costs were incurred by these projects and is included in feasibility and development expense in the accompanying consolidated statements of operations. Of these balances, $0 and $112,000 is included in accounts payable in the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

     The Company has demand notes for $10,000,000 and $33,803,800 payable to Beale and Pentagen Investors, L.P. ("Pentagen"), respectively. Pentagen is an affiliated partnership and a former subsidiary of the Company whose sole asset is a 53.02% effective interest in Selkirk. The note to Beale accrues interest at the prime rate (8.50%, 8.25% and 8.50% at December 31, 1997, 1996 and 1995,
respectively) and interest expense of approximately $844,000, $827,000 and $879,000 was recorded for the years ended December 31, 1997, 1996 and 1995. The promissory note to Pentagen issued in June 1995, accrues interest at LIBOR plus 0.5% (6.26%, 6.11% and 6.50% at December 31, 1997, 1996 and 1995, respectively)
and interest expense of approximately $2,103,000, $2,054,000 and $1,185,000 was recorded for the years ended December 31, 1997, 1996 and 1995, respectively. No interest has been paid as of December 31, 1997 on either demand note. Under certain conditions, including bankruptcy or insolvency of the Company, and notification from the note holder, the unpaid principal may require prepayment in whole or in part, otherwise the entire principal amount shall be due and payable in June 2000. Interest is payable quarterly in arrears commencing September 29, 1995. The note is secured by a pledge of the Company's partnership interests, via a subsidiary and the affiliated partnership, in the Selkirk project.

5. INCOME TAXES

     For financial reporting purposes, federal income taxes are provided for in accordance with a federal tax-sharing agreement between the Company and its parent, which provides, among other things, that the Company will generally pay the amount required assuming separate Company tax returns were filed. The tax-sharing agreement also provides that a member of the federal consolidated tax group can recognize the tax effects of its separate losses to the extent those losses are used or are expected to be utilized on a consolidated basis. At December 31, 1997 and 1996, the Company was owed by its parent $6,437,000 and $7,125,000, respectively, for current federal income taxes.

     State income taxes are provided for based on amounts, which the Company anticipates paying separately to various states. The Company is currently not operating under any tax sharing agreements relating to state taxes.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. A valuation allowance of $10,961,000 has been established. Of this total, $ 4,316,000 was created at the Beale acquisition date as a result of certain restrictions on utilization of tax assets due to ownership change limitations and the Company's uncertainty of its ability to realize the tax benefits on a portion of its net operating loss and credit carryforwards. Any subsequent reversal of the valuation allowance relating to net operating losses existing at the acquisition date will first reduce goodwill related to the Company's acquisition, then other noncurrent intangible assets related to the acquisition, and then income tax expense.

                           J. MAKOWSKI COMPANY, INC.

     At December 31, 1997, the Company has unused net investment credits, which may be used to offset future federal taxes payable, of approximately $972,000 which expire in year 2004. The Company also has federal net operating loss carryforwards of approximately $7,804,000 that begin to expire in year 2004. Approximately $3,300,000 of those net operating loss carryforwards resulted from the period prior to the Beale acquisition.

     At December 31, 1997, the Company has Massachusetts net operating loss carryforwards of approximately $27,000,000 which may be used to offset future Massachusetts taxable income and which will expire in years 1997-2000.

     The significant components of net deferred income tax liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                1997        1996
                                                              --------    --------
Deferred income tax liabilities:
  Partnership differences...................................  $  4,147    $     --
  Allocation of premium.....................................    91,301      91,908
                                                              --------    --------
          Total deferred tax liabilities....................    95,448      91,908
Deferred income tax assets:
  Development costs.........................................     1,487       1,723
  Partnership differences...................................        --       2,244
  Deferred state taxes......................................     6,173        (302)
  Other.....................................................       683         510
  Net operating losses......................................     4,425       7,454
  Investment tax credit.....................................       972       1,163
  Alternative minimum tax credit............................       524         524
                                                              --------    --------
          Total deferred tax assets.........................    14,264      13,316
Valuation allowance.........................................   (10,961)    (11,392)
                                                              --------    --------
     Net deferred tax asset.................................     3,303       1,924
                                                              --------    --------
Net deferred tax liability..................................  $ 92,145    $ 89,984
                                                              ========    ========

     Significant components of the Company's income tax expense (benefit) attributable to continuing operations are as follows:

                                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                            1997            1996            1995
                                                        ------------    ------------    ------------
                                                         (000'S)          (000'S)         (000'S)
Current
     Federal..........................................    $(4,588)        $  3,189        $(5,954)
     State............................................       (127)              59            (20)
                                                          -------         --------        -------
          Total current...............................     (4,715)           3,248         (5,974)
Deferred
     Federal..........................................      2,848          (12,356)         1,888
     State............................................       (687)             262           (628)
                                                          -------         --------        -------
          Total deferred..............................      2,161          (12,094)         1,260
          Total income tax benefit....................    $(2,554)        $ (8,846)       $(4,714)
                                                          =======         ========        =======

                           J. MAKOWSKI COMPANY, INC.

     The reconciliation of the differences between the U.S. statutory rate and the effective tax rate based on income before taxes is as follows:

                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
Federal statutory income tax rate.............     (35.00)%        (35.00)%        (35.00)%
Items that affect tax expense:
  State taxes, net of federal effect..........     (16.48)           (.55)          (5.75)
  Amortization of goodwill....................      25.71            5.76            4.84
  Other permanent differences.................        .95              --              --
True-up of prior year taxes...................     (54.74)           3.79              --
                                                   ------          ------          ------
Effective tax rate............................     (79.56)%        (26.00)%        (35.91)%
                                                   ======          ======          ======

6. DEBT

SENIOR SECURED NOTES PAYABLE

     In November 1992, a subsidiary of the Company obtained $19,000,000 through the issuance of 12-year senior secured notes to fund its equity commitments to OSP. These notes bear interest, payable quarterly, at a fixed rate of 7.42%. The notes amortize quarterly over the life of the loan and mature on December 31, 2004.

     The subsidiary entered into a collateral agency agreement whereby all distributions from OSP and OSP II are remitted to a cash collateral account and pledged to the agent bank. All required quarterly principal and interest payments are deducted from the account by the bank and any excess is remitted to the subsidiary. The Company pledged all rights, title and interest in the capital stock of the subsidiary to the security agent and the subsidiary assigned all rights, title and interest in the partnerships. The notes are nonrecourse to the Company.

MORTGAGE LOAN PAYABLE

     In March 1993, BFALP obtained a $10,000,000 mortgage loan in order to refinance the remaining construction costs related to the Feedline. The mortgage loan carries a per annum floating rate of interest equal to the 30-day rate for commercial paper, in effect at the end of the month, plus 6.07% (11.65% and 12.02% at December 31, 1997 and 1996, respectively). Interest was payable monthly on the outstanding balance through December 31, 1995. Subsequent to December 31, 1995, principal and interest are due monthly, with a maturity date of December 31, 2010.

     The loan is secured by a first mortgage on the Feedline and collateralized by all the outstanding shares of a subsidiary of the Company and the pledge of all partnership interests. In addition, each of the partners has guaranteed $500,000 of the mortgage loan.

TERM LOAN PAYABLE

     Pittsfield has a term loan agreement with GECC. The loan, which expires in 2009, has a fixed interest rate of 10.38%. Principal and interest are payable quarterly in arrears.

OTHER

     The Company is obligated, as a result of one of its equity investments, to fund $1,000,000 in an escrow account in favor of one of the power purchasers, which will be returned in the years 2003 and 2004. These fundings are financed by noninterest-bearing demand notes, are included in accounts receivable on the accompanying consolidated balance sheets and totaled $1,000,000 at both December 31, 1997 and 1996.

                           J. MAKOWSKI COMPANY, INC.

     As of December 31, 1997 and 1996, the Company's long-term debt consisted of the following:

                                                               1997       1996
                                                              -------    -------
                                                              (000'S)    (000'S)
Senior secured notes payable, interest payable quarterly at
  7.42%.....................................................  $10,429    $11,949
Mortgage loan payable, interest payable monthly at
  commercial paper rate plus 6.07%..........................    9,435      9,745
Term loan payable, interest payable quarterly at 10.38%.....    4,306      4,508
Other.......................................................    1,000      1,047
                                                              -------    -------
                                                               25,170     27,249
Less current portion........................................    3,040      3,054
                                                              -------    -------
                                                              $22,130    $24,195
                                                              =======    =======

     Following are maturities of long-term debt for each of the next five years (in thousands):

1998.......................................................    3,040
1999.......................................................    2,109
2000.......................................................    2,181
2001.......................................................    2,262
2002.......................................................    2,354
Thereafter.................................................   13,224
                                                             -------
          Total............................................  $25,170
                                                             =======

7. DISCLOSURE OF FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, restricted cash, accounts receivable, accounts payable, accrued expenses, notes payable to affiliates and long-term debt. The fair value of these financial instruments, with the exception of the senior secured notes payable and the term loan payable, approximate their carrying value as of December 31, 1997 and 1996. The fair value of the senior secured notes payable and the term loan payable as of December 31, 1997 and 1996 was approximately $13,542,000 and $15,150,000, respectively. The fair value was estimated using discounted cash flows analysis, based on the Company's current incremental borrowing rate. The carrying value of these two notes is $14,735,000 and $16,457,000 at December 31, 1997 and 1996,
respectively.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

     The declaration and payment of dividends on the Class A common stock and the amount thereof, are solely at the discretion of the Board of Directors, and holders of such stock are not entitled to any rights of conversion. In December 1997, the Company declared a $10,000,000 dividend. See Note 13 for discussion of subsequent payment of this dividend.

9. COMMITMENTS

PITTSFIELD

  Operating lease

     The Pittsfield project lease with GECC has been accounted for as an operating lease. The lease has an initial term of 20 years, with two five-year renewal options, exercisable by the Company. Rent is due in quarterly installments of approximately $5,610,000. Supplemental rent is due under certain circumstances and remitted in the form of lessor distributions. The Company has the option to purchase the plant during years 12

                           J. MAKOWSKI COMPANY, INC.

and 20 of the lease agreement; in year 12, at the higher of its then fair market value or the stipulated loss value (as defined in the lease) and in year 20, at its then fair market value.

     For the years ended December 31, 1997, 1996 and 1995, rent expense amounted to $24,349,916, $25,196,731 and $22,445,667, respectively (of which $1,911,000,
$2,758,000 and $6,389,000, respectively, is related to supplemental rents) all of which is included in rent under operating lease payments-Pittsfield in the accompanying consolidated statements of operations.

     Future minimum lease payments (in thousands), at December 31, 1997, under the operating lease are as follows:

1998......................................................    22,439
1999......................................................    22,439
2000......................................................    22,439
2001......................................................    22,439
2002......................................................    22,439
Thereafter................................................   173,905
                                                            --------
          Total...........................................  $286,100
                                                            ========

     In accordance with the lease, GECC provided a funding mechanism for the estimated remaining costs of completing the Pittsfield project (the completion fund). At December 31, 1997 and 1996, approximately $435,000 and $436,000, respectively, was available from GECC in their completion fund for remaining facility costs. These funds are available to the Pittsfield project, subject to GECC approval.

     The Pittsfield project lease is collateralized by the assignment of the Company's rights, title and interest in all project contracts and the pledge of all Company interests to the trustee and is nonrecourse to the individual partners.

     Certain operative documents related to the lease contain warranties and covenants including, among others, a restriction on Company distributions and additional indebtedness. In addition, a lease reserve account is required to be maintained due to lease covenants under certain circumstances. On an annual basis, the funding requirement if any is determined based on the terms of the disbursement and security agreement. This account is not currently required.

  Power sales agreements -- electricity

     Pittsfield has a power sales agreement, as amended, with New England Power Company ("NEPCO") to sell 65.6% of the net electric output of the project through 2010, subject to one six-year extension. In accordance with the agreement, Pittsfield has agreed to provide NEPCO with a security interest in a specified portion of its electric revenues. Should Pittsfield experience an event of default under the terms of the power sales agreement and NEPCO terminates the agreement, Pittsfield is obligated to pay NEPCO the total amount accumulated as liquidated damages. As of December 31, 1997 and 1996, the amount totaled approximately $34,307,000 and $49,612,000 respectively. In January 1995, the liquidating damages began to decline and will continue until eliminated.

     In addition, Pittsfield is required to provide an irrevocable letter of credit to NEPCO to secure payment of liquidated damages in the event of nonperformance under the power sales agreement. The letter of credit increases monthly to the extent of 4% of NEPCO electric revenues received by Pittsfield until the letter of credit equals the lesser of the amount of liquidating damages or $18,000,000. At December 31, 1997 and 1996, the letter of credit totaled approximately $18,000,000 and $18,071,000, respectively.

     Pittsfield has power sales agreements with Cambridge Electric Light Company and Commonwealth Electric Company to sell a total of 34.4% of the net electric output of the Pittsfield project. Delivery of this net

                           J. MAKOWSKI COMPANY, INC.

electric output will continue until December 31, 2011. Pittsfield is required to provide irrevocable letters of credit to Cambridge Electric Light Company and Commonwealth Electric Company to secure its performance under these power sales agreements. At December 31, 1997 and 1996, the letters of credit outstanding were approximately $5,737,000 and $5,109,000 for Cambridge Electric Light Company, respectively, and $4,554,000 and $4,209,000 for Commonwealth Electric Company, respectively. The letters of credit reach a maximum of $11,100,000 for calendar year 1998 and expire on December 31, 2002 and December 31, 2001, respectively.

  Steam sales agreements

     Pittsfield has a steam sales agreement with General Electric ("GE") through 2008, subject to two five-year extensions. GE has committed to purchase a minimum of 700 million pounds (mmlbs.) of steam per year, up to a maximum of 840 mmlbs. per year.

     The basic contract price (subject to escalation or renegotiation) of $1,000,000 annually for up to 840 mmlbs. of steam per year will be reduced if steam sales are less than 840 mmlbs. per year, with the total reduction not to exceed $400,000 annually. Total operating revenue from GE was approximately $712,000, $780,000 and $600,000 for steam delivered during the years ended December 31, 1997, 1996 and 1995, respectively.

  Fuel supply agreements

     Pittsfield has two new long-term gas purchase and sale agreements with Talisman Energy, Inc. ("Talisman") and Home Oil Company Limited ("Home"). The Talisman agreement, which expires on September 1, 2010, calls for a daily fuel supply of 22,420 Mcf/day. The Home agreement expires on October 31, 2011, and calls for a daily fuel supply of 11,759 Mcf/day.

     In addition, Pittsfield provides irrevocable letters of credit to Talisman and Home to secure performance under the agreements. At December 31, 1997 and 1996, the total outstanding amount under the letters of credit was $3,300,000.

  Fuel transportation agreements

     Pittsfield's Canadian fuel suppliers have contracted for the transportation of fuel from the wellhead in Empress, Alberta on the Nova Pipeline ("Nova") to the TCPL interconnect. Pittsfield has entered into a firm transportation agreement for the delivery of fuel from the Nova/TCPL interconnect to the U.S./Canadian border. In addition, Pittsfield entered into a long-term transportation agreement for firm transportation of fuel from the U.S./Canadian border to the Feedline.

     In June 1995, Pittsfield entered into a short-term firm service transportation agreement with TCPL to transport fuel of 21,500 Mcf/day from the Nova/TCPL pipeline interconnect at Empress, Alberta to the U.S./Canadian border at Niagara Falls. This agreement expired on March 31, 1996. In December 1995, the National Energy Board ("NEB") approved Pittsfield's application for long-term transportation service on TCPL. Pittsfield has negotiated to replace the short-term firm service transportation agreement with a firm long-term transportation agreement. The term of the long-term firm transportation agreement commenced on April 1, 1996 and expires on October 31, 2010. Under the terms of this agreement, Pittsfield is required to provide an irrevocable letter of credit to secure performance. At December 31, 1997 and 1996, the total letter of credit outstanding was approximately $1,600,000.

     In October 1995, Pittsfield entered into a temporary capacity assignment agreement with NEPCO for firm transportation on TCPL. Pittsfield took assignment of 10,000 Mcf/day of TCPL capacity effective November 1, 1995. The capacity assignment allows Pittsfield to transport fuel on TCPL from Empress, Alberta to Waddington, New York. In September 1997, the temporary capacity assignment agreement was

                           J. MAKOWSKI COMPANY, INC.

made permanent effective from November 1, 1997 through October 31, 2006. Under the terms of the permanent assignment agreement, Pittsfield is required to provide an irrevocable letter of credit to secure performance. At December 31, 1997, the total letter of credit outstanding was approximately $413,000.

     In October 1997, Pittsfield entered into two temporary capacity assignment agreements with Renaissance Energy, Ltd. ("Renaissance") for firm transportation on TCPL. These agreements exchange delivery points from Waddington, New York to Niagara Falls, New York to allow Pittsfield to deliver Canadian gas supplies to the interconnect at Niagara Falls to match the downstream firm transportation. Effective November 1, 1997, Pittsfield assigned to Renaissance 10,000 Mcf/day of capacity for fuel transportation on TCPL from Empress, Alberta to Waddington, New York. In return, Pittsfield took assignment from Renaissance for 10,000 Mcf/day of capacity for fuel transportation on TCPL from Empress, Alberta to Niagara Falls, New York. The temporary capacity assignment agreements are effective from November 1, 1997 to November 1, 1998. Renaissance and Pittsfield are in the process of executing permanent assignment agreements to be effective November 1, 1998.

  NEPCO contingency

     Pursuant to the rate formula established in the NEPCO power sales agreement, Pittsfield bills NEPCO for reimbursement of transportation charges (including finance charges) related to the Feedline. The NEPCO contingency exists because NEPCO has not acknowledged in writing its obligation to reimburse the Company for such charges using the rate formula or terms set forth in the NEPCO power sales agreement. As of December 31, 1997, NEPCO continued to reimburse the Company for amounts billed for transportation charges related to the Feedline.

  Transmission agreements

     Pittsfield has an interconnection agreement whereby Northeast Utilities ("NU") provides the transmission of electricity to NEPCO through 2010. In December 1994, the agreement was amended and Pittsfield provided NU with a $343,388 application deposit, which is refundable upon expiration of certain agreements (December 31, 2011) and is reflected as a long-term transmission deposit, included as power sales and other deposits in the accompanying consolidated balance sheets as of December 31, 1997 and 1996.

     Pittsfield has agreements with Montaup Electric Company and Boston Edison Company for the transmission of electricity to third-party purchasers terminating on December 31, 2011.

  Operation and maintenance agreement

     Pittsfield and GE entered into a six-year, fee-based agreement whereby GE provides ongoing operating and maintenance services. GE is also entitled to an annual bonus based on the performance of the Pittsfield plant. The agreement with GE expired on September 30, 1996.

     Pittsfield paid GE $375,000 in November 1996 for the bonus earned during the nine months ended September 30, 1996. Pittsfield entered into a new agreement on October 1, 1996 with U.S Operating Services Company ("USOSC"), an affiliated entity, which extends through October 31, 2002 and automatically extends for an additional five years unless terminated by either party. The USOSC agreement provides for ongoing operating and maintenance services similar to those in the GE agreement. Pittsfield paid USOSC $125,000 in February 1997, which was accrued for at December 31, 1996, for the bonus earned during the three months ended December 31, 1996. As of December 31, 1997, Pittsfield has $500,000 in accrued bonuses due to USOSC included in the accompanying consolidated balance sheet and in operating expenses in the accompanying consolidated statement of operations for the year then ended.

                           J. MAKOWSKI COMPANY, INC.

  Site lease

     Pittsfield has a lease with GE for certain property on which its plant is located. The lease term expires the later of April 2028 or the economic useful life of the plant. The lease may be terminated in the event that the steam sales agreement with GE is terminated for default. The lease provides for rent of $1 for the entire lease term.

  Office lease

     In 1989, the Company entered into a ten year operating lease for office space, commencing June 1989, with payments beginning September 1990. The Company provided for the obligation on a straight-line basis over the term of the lease and accrued a deferred lease liability for rent incurred from the commencement date through October 31, 1996.

     This lease was terminated on October 31, 1996 by the Company and assumed by USGen. The Company's deferred lease liability has been relieved to zero. Total rent expense was approximately $1,272,000 and $938,000 for the years ended December 31, 1996 and 1995, respectively, and is included in general and administrative expense in the accompanying consolidated statement of operations.

10. CONTINGENCIES

AVOCA

     During 1997, JMC Avoca was named in several civil suits on behalf of contractors and other vendors seeking damages related to Avoca, an unsuccessful development project. This project, located in Steuben County, New York, was a development project owned by JMC Avoca and two other general partners. In July 1997, Avoca and its partners, including JMC Avoca, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. JMC and the other non-debtor affiliates of JMC named in any such lawsuits are responding to the above claims and undertaking their respective legal defenses. Given the uncertainty associated with this litigation, management cannot predict the outcome or estimate JMC's exposure at this time.

11. CONCENTRATION OF CREDIT RISK

     The Company provides management and consulting services to, and invests in, projects and entities engaged in the generation of electricity and transportation of natural gas. The majority of the Company's service revenues are from affiliated entities; therefore, the Company does not perform credit evaluations of these entities' financial condition and does not require collateral. Credit losses historically have been small, which is consistent with management's expectations.

12. SALE OF MANAGEMENT SALES AGREEMENTS

     On January 1, 1998, the Company sold its management sales agreements with Alberta Northeast Gas and Boundary Gas, Inc., and use of the name Northeast Gas Marketing for approximately $2,000,000. Management does not believe the outcome of this will have a material impact on the financial position, results of operations, or cash flows of the Company.

13. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

     On March 1, 1998, JMC distributed the stock of ten subsidiary companies to Beale. The distribution was intended to complete the purchase and sale transaction entered into in September 1997 between PG&E Generating Company ("PGen"), a wholly owned indirect subsidiary of PG&E Enterprises and Bechtel Generating Company ("BGen"), a wholly owned indirect subsidiary of Bechtel Enterprises. Subsequent to this distribution, the stock of the companies was further distributed or sold.

                           J. MAKOWSKI COMPANY, INC.

     In May 1998, PGen's indirect ownership interest in Beale was transferred to U.S. Generating Company, LLC ("USGenLLC") and subsequently contributed by USGenLLC to its subsidiary, USGen Power Group, LLC ("Power").

     On June 24, 1998, Power and BGen each contributed cash totaling approximately $1 million in exchange for the stock of Mason Generating Company. The cash contribution and the related allocation of stock was consistent with their ownership ratio of Beale. Immediately following the formation of Mason, it purchased six wholly-owned subsidiaries of JMC for approximately $1 million. The sale resulted in a loss of approximately $3 million to JMC. JMC the distributed the cash proceeds from this sale to Beale, who in turn distributed the cash pro rata to Power and BGen.

     On October 15, 1998, Beale was merged with and into JMC. JMC was then renamed Beale Generating Company ("New Beale"), indicating a reverse merger. The surviving company, New Beale, consists of all the assets and liabilities previously held by both Beale and JMC and is owned 89.1% by Power and 10.9% by BGen.

     The transactions described above, except for the transfer of ownership interest in Beale in May 1998, were performed to prepare BGen's 10.9% interest in Beale for sale. Such sale is expected to occur in October 1998 by a subsidiary of Cogentrix Energy, Inc, a North Carolina corporation.

     In June 1998, JMC sold its interest in the OSP projects which resulted in a nominal gain.

     On August 31, 1998 Selkirk and NIMO consummated the transactions relating to the amendment and restatement of the existing power purchase agreement between Selkirk and NIMO pursuant to the Master Restructuring Agreement dated as of July 9, 1997, as amended, among NIMO, Selkirk and certain other independent power producers (the "MRA"). As contemplated by the MRA, on that date (i) Selkirk notified NIMO of Selkirk's determination that the requirements of Selkirk's Trust Indenture, dated as of May 1, 1994 (the "Indenture"), with respect to the restructuring of certain project contracts relating to the operation of Unit 1 of the Selkirk facility had been satisfied: (ii) the Amended ad Restated Power Purchased Agreement, dated as of July 1, 1998 between Selkirk and NIMO became effective; and (iii) NIMO made certain payments into Selkirk's Project Revenue Fund maintained at Bankers Trust Company, as Depository Agent under the May 1, 1994 Deposit and Disbursement Agreement. In addition, Selkirk has delivered notices to Paramount Resources Limited ("Paramount") and TransCanada Pipelines Limited ("TransCanada") that the Second Amended and Restated Gas Purchase Contract, dated as of May 6, 1998 between Selkirk and Paramount, and the Amending Agreement to Gas Transportation Contract, dated as of July 20, 1998, between Selkirk and TransCanada have become effective.

     In June 1998, the $10,000,000 dividend declared in 1997 was paid.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Selkirk Cogen and MASSPOWER:

     We have audited the accompanying combined balance sheets of Selkirk Cogen Partners L.P. (a Delaware limited partnership) and MASSPOWER (a Massachusetts general partnership) as of December 31, 1997 and 1996, and the related statements of income, changes in partner's capital and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Selkirk Cogen Partners L.P. and MASSPOWER as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Washington, D.C.
January 12, 1998

                            SELKIRK COGEN/MASSPOWER

                            COMBINED BALANCE SHEETS
        AS OF SEPTEMBER 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                              -------------   -------------------
                                                                  1998          1997       1996
                                                              -------------   --------   --------
                                                               (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,255      $  8,164   $  9,022
  Restricted funds..........................................      46,140        19,994     18,374
  Accounts receivable.......................................      33,134        34,675     36,253
  Inventories...............................................       9,585         9,205      8,635
  Due from affiliates.......................................          16            14         40
  Other current assets......................................         517           530        664
                                                                --------      --------   --------
          Total current assets..............................      91,647        72,582     72,988
                                                                --------      --------   --------
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
  DEPRECIATION OF $96,919 (unaudited), $81,893 AND
  $61,627...................................................     488,293       503,304    523,776
DEFERRED CHARGES AND OTHER ASSETS:
  Deferred financing cost, net of accumulated amortization
     of $8,980 (unaudited), $8,057 and $6,248...............      14,490        15,873     17,682
  Other assets..............................................       7,470         6,944      5,157
  Prepaid rent..............................................       9,413         8,195      6,010
  Long-term restricted funds................................      27,091        21,494     20,446
                                                                --------      --------   --------
          Total assets......................................    $638,404      $628,392   $646,059
                                                                ========      ========   ========
                                LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $  9,740      $  8,811   $  6,630
  Short-term debt...........................................       5,600         8,400     13,000
  Accounts payable and accrued expenses.....................      20,521        24,678     25,122
  Due to affiliated companies...............................         437         1,212      1,519
  Accrued interest..........................................       9,277         2,536      1,217
  Customer advances.........................................          --            --         17
                                                                --------      --------   --------
          Total current liabilities.........................      45,575        45,637     47,505
                                                                --------      --------   --------
COMMITMENTS AND CONTINGENCIES
DEFERRED REVENUES...........................................       6,748            --         --
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................     564,318       574,171    584,516
OTHER LIABILITIES...........................................      23,715        18,665     16,522
PARTNERS' CAPITAL...........................................      (1,952)      (10,081)    (2,484)
                                                                --------      --------   --------
          Total liabilities and partners' capital...........    $638,404      $628,392   $646,059
                                                                ========      ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                         COMBINED STATEMENTS OF INCOME
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                          ---------------------------   ------------------------------
                                              1998           1997         1997       1996       1995
                                          ------------   ------------   --------   --------   --------
                                                  (UNAUDITED)
OPERATING REVENUES:
  Electric and steam....................    $209,029       $205,886     $279,344   $261,810   $244,659
  Gas resale............................       6,522         11,864       14,909     26,313     18,974
                                            --------       --------     --------   --------   --------
          Total operating revenues......     215,551        217,750      294,253    288,123    263,633
                                            --------       --------     --------   --------   --------
COST OF REVENUES:
  Fuel costs............................     107,121        116,436      156,847    147,414    143,537
  Operating and maintenance expenses....      19,779         22,499       29,994     30,240     27,405
  Ground lease..........................       2,112          2,112        2,816      4,090      5,000
  Depreciation..........................      15,535         15,697       20,931     20,795     20,604
                                            --------       --------     --------   --------   --------
          Total cost of revenues........     144,547        156,744      210,588    202,539    196,546
                                            --------       --------     --------   --------   --------
GENERAL AND ADMINISTRATIVE
  EXPENSES..............................       6,181          7,602       10,336     10,578     11,206
                                            --------       --------     --------   --------   --------
          Operating income..............      64,823         53,404       73,329     75,006     55,881
INTEREST EXPENSE, NET...................      38,390         38,806       51,386     51,598     52,082
                                            --------       --------     --------   --------   --------
          Net income....................    $ 26,433       $ 14,598     $ 21,943   $ 23,408   $  3,799
                                            ========       ========     ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               GENERAL    LIMITED
                                                               PARTNERS   PARTNERS    TOTAL
                                                               --------   --------   -------
BALANCE, DECEMBER 31, 1994..................................   $14,221    $ 24,539   $38,760
  Distributions.............................................    (5,599)    (20,321)  (25,920)
  Conversion and assignment of JMCSI Investors L.P.
     interest...............................................     4,411      (4,411)       --
  Net income................................................     2,119       1,680     3,799
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1995..................................    15,152       1,487    16,639
  Distributions.............................................    (7,379)    (35,152)  (42,531)
  Net income................................................     8,380      15,028    23,408
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1996..................................    16,153     (18,637)   (2,484)
  Distributions.............................................    (4,861)    (24,679)  (29,540)
  Net income................................................    10,598      11,345    21,943
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1997..................................    21,890     (31,971)  (10,081)
  Distributions.............................................    (9,410)     (8,894)  (18,304)
  Net income................................................    12,640      13,793    26,433
                                                               -------    --------   -------
BALANCE, SEPTEMBER 30, 1998 (UNAUDITED).....................   $25,120    $(27,072)  $(1,952)
                                                               =======    ========   =======

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                       COMBINED STATEMENTS OF CASH FLOWS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                -----------------------   ------------------------------
                                                  1998           1997       1997       1996       1995
                                                --------       --------   --------   --------   --------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................   $ 26,433       $ 14,598   $ 21,943   $ 23,408   $  3,799
  Adjustments to reconcile net income to net
    cash provided by operating activities --
    Depreciation.............................     15,535         15,217     20,931     20,795     20,604
    Amortization of deferred financing
      activities.............................        873          1,357      1,170      1,173      1,130
    Other....................................      2,441            (25)      (472)    (1,053)      (268)
    Decrease (increase) in accounts
      receivable.............................      1,541          1,076      1,728      1,309     (6,022)
    Decrease (increase) in inventory.........       (380)          (451)      (570)    (2,242)       233
    Increase in other current assets.........     (1,207)        (1,024)    (2,019)    (5,314)        (2)
    (Decrease) increase in accounts payable
      and accrued expenses...................        917          7,385      1,006      4,232     (3,331)
    Increase in other liabilities............      5,050          2,945      2,140      3,903      5,158
                                                --------       --------   --------   --------   --------
         Net cash provided by operating
           activities........................     51,203         41,078     45,857     46,211     21,301
                                                --------       --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of proceeds......        (14)            31         28     (2,973)    (4,497)
  Other long-term assets -- escrow
    deposits.................................       (924)       (15,294)    (2,802)      (424)    15,619
                                                --------       --------   --------   --------   --------
         Net cash (used in) provided by
           investing activities..............       (938)       (15,263)    (2,774)    (3,397)    11,122
                                                --------       --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt................     (8,924)        (5,191)    (8,164)    (6,330)    (3,998)
  (Repayment) proceeds from short-term debt,
    net......................................     (2,800)        (5,900)    (4,600)     4,900      2,100
  Capital distributions......................    (18,304)       (17,860)   (29,540)   (42,531)   (25,920)
  Advances...................................         --            (17)       (17)      (136)    (5,282)
  Financing costs............................         --             --         --         --       (217)
                                                --------       --------   --------   --------   --------
         Net cash used in financing
           activities........................    (30,028)       (28,968)   (42,321)   (44,097)   (33,317)
                                                --------       --------   --------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................     20,237         (3,153)       762     (1,283)      (894)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR.......................................     28,158         27,396     27,396     28,679     29,573
                                                --------       --------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR.......   $ 48,395       $ 24,243   $ 28,158   $ 27,396   $ 28,679
                                                ========       ========   ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest.....                             $ 51,820   $ 52,877   $ 56,555
                                                                          ========   ========   ========
  Purchase of inventory -- noncash...........                             $     --   $    182   $  3,800
                                                                          ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                     COMBINED NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BUSINESS

ORGANIZATION

     Selkirk Cogen Partners, L.P. (Selkirk) was organized on December 15, 1989 as a Delaware limited partnership. Prior to the Partnership Agreement, the partners had a cost-sharing arrangement for costs incurred from the project's inception in October 1987.

     Selkirk was formed for the purpose of constructing, owning and operating a natural gas-fired combined-cycle cogeneration facility located on General Electric Company's (GE) property in Bethlehem, New York (the Facility). The Facility consists of one unit (Unit 1) with an electric generating capacity of approximately 79.9 megawatts (MW) and a second unit (Unit 2) with an electric generating capacity of approximately 265 MW. Unit 1 and Unit 2 have been designed to operate independently for electrical generation, while thermally integrated for steam generation, thereby optimizing efficiencies in the combined performance of the Facility. Selkirk received construction financing for Unit 1 in June 1990 and commercial operations commenced on April 17, 1992. Unit 2 obtained construction financing in October 1992 and commercial operations commenced September 1, 1994. Both units are fueled by Canadian natural gas purchased under firm 15-year natural gas supply contracts (extendible to 20 years upon satisfaction of certain conditions). Unit 1 is selling at least 79.9 MW of electric capacity and associated energy to Niagara Mohawk Power Corporation (NIMO) under a 20-year contract, and Unit 2 is selling 265 MW of electric capacity and associated energy to Consolidated Edison Company of New York (ConEd) under a 20-year contract. Also, Selkirk makes excess gas layoff sales during periods when Units 1 and 2 are not operating at full capacity (see
Note 4). Historical natural gas resale prices have resulted in significant gas resale margins for Selkirk.

     Unit 1 of Selkirk is currently certified as a qualifying facility (QF) under the Public Utility Regulatory Policy Act of 1978, as amended (PURPA). Accordingly, the prices charged for the sale of electricity and steam are not regulated. When Unit 2 commenced operations, Selkirk was no longer qualified by the State of New York but continues to be certified by the Federal Energy Regulation Commission (FERC) as a QF. However, this is not expected to have a material impact on Selkirk's financial position or operations. Certain fuel transportation agreements entered into by Selkirk are subject to regulation on the federal and provincial levels in Canada. Selkirk has obtained all material Canadian governmental permits and authorizations required for operation.

     MASSPOWER is a Massachusetts General Partnership formed under the terms of a Joint Venture Agreement dated August 8, 1989 and as amended and restated on August 14, 1991. The partnership consists of five general partners and is managed by a committee comprised of one representative from each general partner. MASSPOWER has no employees, and the administration and operation of the project are arranged under various contractual agreements (see Note 4).

     MASSPOWER was formed to construct, own and operate a gas-fired combined cycle cogeneration facility located on the property of Solutia Company (Solutia) in Springfield, Massachusetts. The Facility's average net capacity is approximately 240 MW. The Facility is fueled by Canadian natural gas and revaporized liquefied natural gas (LNG), which are both purchased under firm long-term contracts (see Note 5). The Facility's electrical generation is sold to five utility companies under long-term power purchase agreements (see Note
5). The steam generation is sold to Solutia under a 20-year stream purchase agreement (see Note 5). MASSPOWER also enters into short-term (less than six months) contracts for sale of a portion of its electrical generation capability.

     MASSPOWER is currently certified by the Federal Energy Regulatory Commission as a QF under the PURPA. Accordingly, the prices charged for the sale of electricity and steam are not regulated. However, MASSPOWER and certain agreements entered into by MASSPOWER are subject to regulation by various

                            SELKIRK COGEN/MASSPOWER
federal, state and Canadian authorities. The criteria for QF certification include requirements that a minimum of 5% of the Facility's output be useful thermal energy, that the Facility achieve at least a specified ratio of energy output to energy input, and that the ownership of the Facility by electric utilities be no greater than 50%.

     Construction and term financing was obtained on August 15, 1991, and commercial operations commenced on September 1, 1993.

PARTNERS' CAPITAL

     The general and limited partners of Selkirk, along with their respective equity interests, are as follows:

                                                                             INTEREST
                                                                       --------------------
GENERAL PARTNERS                              AFFILIATE OF             PREFERRED   ORIGINAL
----------------                              ------------             ---------   --------
JMC Selkirk, Inc.                       J. Makowski Company, Inc.          .09%      1.00%
                                          (JMC)
Cogen Technologies Selkirk GP, Inc.     Cogen Technologies, Inc.          1.00%        --%

                                                                             INTEREST
                                                                       --------------------
LIMITED PARTNERS                              AFFILIATE OF             PREFERRED   ORIGINAL
----------------                              ------------             ---------   --------
JMC Selkirk, Inc.                       J. Makowski Company, Inc.         1.95%     21.40%
Pentagen Investors, L.P.                J. Makowski Company, Inc.         5.25%     57.60%
EI Selkirk, Inc.                        GPU International, Inc.          13.55%     20.00%
Cogen Technologies Selkirk L.P., Inc.   Cogen Technologies, Inc.         78.16%        --%

     Under the terms of the Selkirk amended partnership agreement, cash available is distributed 99% to the partners in accordance with their respective equity interest (preferred equity) and 1% is allocated based on the original ownership structure between JMC affiliates and GPU International, Inc. (GPUI). Any additional funds available after the preferred distribution are distributed 99% to the initial equity holders and 1% to the preferred equity holders. Subsequent to the eighteenth anniversary of Unit 1's commercial operations or the date on which all the preferred partners achieve a specified return, distributions will be made in accordance with the residual interest: JMC affiliates at 64.8%, GPUI at 17.7% and Cogen Technologies, Inc. at 17.5%.

     The five general partners of MASSPOWER, along with their respective equity interests, are as follows:

                                                                                  EQUITY
PARTNER                                                    AFFILIATE OF          INTEREST
-------                                                    ------------          --------
MASSPOWER, Inc.                                     PG&E Enterprises               30.0%
Springfield Generating Company, L.P.                PG&E Enterprises               17.5%
MP Cogen, Inc.                                      General Electric Company       17.5%
Bay State Energy Development, Inc.                  Energy Investors Funds         17.5%
EPEC Independent Power I Company                    El Paso Energy                 17.5%

     The net profits or losses and cash distributions of MASSPOWER are allocated to the partners based on their respective equity interests.

                            SELKIRK COGEN/MASSPOWER

     The detail of partners capital, as reflected in the accompanying combined balance sheets as of December 31, 1997 and 1996, is as follows:

                                                                1997       1996
                                                              --------   --------
Selkirk --
  General Partners..........................................  $   (311)  $   (173)
  Limited Partners..........................................   (31,971)   (18,637)
MASSPOWER --
  General Partners..........................................    22,201     16,326

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements of Selkirk Cogen Partners, L.P. and MASSPOWER (collectively the Partnerships) are presented on a combined basis due to the common management of the operating facilities of the Partnerships. As such, all interpartnership transactions have been eliminated in combination.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The combined financial statements as of September 30, 1998 and for the periods ended September 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying combined financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with maturities of three months or less.

RESTRICTED FUNDS AND LONG-TERM RESTRICTED FUNDS

     The Partnerships are required to maintain cash reserve accounts for maintenance costs and debt service requirements as part of their credit agreement with a bank. Certain of the restricted funds are associated with transactions or events that are applicable to periods beyond the current accounting period and are, therefore, classified as long-term. All other funds are classified as current assets.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs for materials, supplies and oil inventories are determined using the average unit cost method.

                            SELKIRK COGEN/MASSPOWER

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Cogeneration facility.......................................  30 years
Computer systems............................................   7 years
Office equipment............................................   5 years
Furniture, fixtures and other equipment.....................  10 years

DEFERRED FINANCING COSTS

     Deferred financing costs represent the costs incurred to obtain project financing and are amortized using the effective interest rate method over the estimated life of the loans.

OTHER ASSETS

     Included in other assets is a $525 and $491 long-term deposit with Northeast Utilities Service Company (NUSCO) for long-term firm transmission service as of December 31, 1997 and 1996, respectively, and $6,059 and $4,666 in an escrow account to fulfill a potential repayment obligation under the power purchase agreement with Boston Edison Company (BECo) as of December 31, 1997 and 1996, respectively.

REAL ESTATE TAXES

     Real estate tax payments made under the Partnerships' payment in lieu of taxes (PILOT) agreements are recognized on a straight-line basis over the term of the agreement.

INCOME TAXES

     Income taxes have not been recorded in the accompanying combined financial statements because such taxes, if any, are the responsibility of the partners of Selkirk and MASSPOWER.

PLANNED MAJOR OVERHAULS

     Periodic major overhauls of the gas and steam turbines will be necessary to maintain the Facilities' operating capacity. A maintenance and repairs reserve is recorded by Selkirk based on scheduled major maintenance plans for 20 years. MASSPOWER will be conducting its next major overhaul of a gas turbine engine during 1998 at an estimated cost of $1,500. MASSPOWER follows the direct expensing method for these major overhaul costs. Deterioration in existing parts and required work scope could cause the estimates to change in the near term.

CURRENCY AND INTEREST RATE SWAPS

     In connection with its asset and liability management policies, the Partnerships have entered into foreign currency and interest rate swap agreements. Gains and losses on currency exchange contracts are deferred as hedges of firmly committed transactions and recognized in income in the same period that the hedged transactions are realized. In the unlikely event that the underlying transaction terminates, the deferred gains and losses on the associated swap agreement will be recorded in the income statement.

REVENUE RECOGNITION

     Revenues for the sale of electricity and steam are recorded based on monthly output delivered as specified under contractual terms. Revenues for the sale of excess gas are recorded in the month sold.

                            SELKIRK COGEN/MASSPOWER

3. DEBT FINANCING

SELKIRK

     On May 9, 1994, the Selkirk Funding Corporation, a wholly owned subsidiary of Selkirk Cogen, issued an aggregate of $392,000 in bonds, of which a portion was used to refinance the outstanding indebtedness of the Partnerships. The bonds consist of $165,000, which matures on December 26, 2007 at an interest rate of 8.65% with principal and interest payable semiannually on June 26 and December 26 of each year with principal payments commencing June 26, 1996, and $227,000, which matures on June 26, 2012 at an interest rate of 8.98% with principal and interest payable semiannually on June 26 and December 26 of each year with principal payments commencing December 26, 2007.

     The scheduled principal payments on the bonds are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1998........................................................  $  3,298
1999........................................................     4,822
2000........................................................     7,307
2001........................................................    11,062
2002........................................................    13,529
Thereafter..................................................   349,235

     The loans are secured by liens on, and security interests in, substantially all of the assets of Selkirk Cogen. These loans are nonrecourse to the individual partners. The trust indenture restricts the ability of Selkirk to make distributions to the partners under certain circumstances.

     In connection with the bonds, the Partnerships are required to maintain certain restricted funds to finance future debt, interest and maintenance payments. These funds have been included in restricted funds and long-term restricted funds in the accompanying combined balance sheets.

     In 1994, Selkirk entered into a combined working capital and bank reimbursement agreement (Credit Agreement). The Credit Agreement has a maximum available amount of $23,471 to be used by Selkirk for required letters of credit related to various project contracts and working capital purposes. The maximum amount available under the Credit Agreement for working capital purposes is $5,000. No amounts have been drawn under the Credit Agreement.

MASSPOWER

     The MASSPOWER loan payable represents borrowings under a $240,000 construction and term credit facility from a syndicate of banks (the Banks) dated August 15, 1991. The credit facility consists of $210,000 of original principal term loan, $15,000 available for letters of credit and $15,000 available for working capital loans.

TERM LOANS

     The term loans bear interest at the option of MASSPOWER at either 1% through September 14, 1997 and 1 3/8% thereafter, plus the greater of the prime rate or the Federal Funds rate plus 3/8%; or 1 1/2% through September 14, 1997 and 1 7/8% thereafter over the certificate of deposit rate; or 1 3/8% through September 14, 1997 and 1 3/4% thereafter over the LIBOR rate. The credit facility is secured by substantially all of the assets of the Facility. A commitment fee is payable on the letter of credit facility semiannually based on the daily average unused letter-of-credit commitment amount at a rate of 1/4% per annum, and an issuance fee is payable semiannually on the average daily stated amount of all outstanding letters of credit at a rate of 1 1/4% per annum.

                            SELKIRK COGEN/MASSPOWER

     The term credit facility lenders have no recourse to any general partner and do not benefit from a debt guarantee by any general partner.

     The credit agreement contains certain covenants, including restrictions on the distribution of cash or property to the partners, the incurrence of additional indebtedness, the creation of liens, the sale of assets, the creation of contingent obligations and the amendment of certain project contracts.

     At December 31, 1997 and 1996, term loans totaled $193,729 and $199,727, respectively. The effective interest rate on the loans without giving effect to the differences between amounts received and paid under MASSPOWER's interest rate swap agreements was 7.29%, 7.06% and 7.61% for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, approximately $15,000,000 in letters of credit were issued as security deposits under certain power sales agreements and certain other project contracts as of December 31, 1997, 1996 and 1995 (see Note 4). The letters of credit expire at various times through the year 2014.

     The scheduled principal payments on the term loans are as follows:

1998........................................................  $  5,513
1999........................................................     7,350
2000........................................................    11,025
2001........................................................    13,125
2002........................................................    15,750
Thereafter..................................................   140,966

SHORT-TERM DEBT

     As part of the credit facility, MASSPOWER has a $15,000 line of credit available for working capital loans. Working capital loans bear interest at the rate of 5/8% plus the greater of the prime rate or the federal funds rate plus
 3/8%. A commitment fee is payable semiannually on the daily average unused commitment amount at a rate of 3/8% per annum.

     At December 31, 1997 and 1996, $8,400 and $13,000, respectively, were outstanding under the working capital line of credit. The effective interest rates on these borrowings were 9.135%, 9.0% and 9.42% for the years ended December 31, 1997, 1996 and 1995, respectively.

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENTS

     In August 1991, MASSPOWER entered into several intercreditor and security arrangements with the Chase Manhattan Bank, N.A. (on behalf of itself as agent for the Banks), State Street Bank and Trust Company (as the collateral agent), Western Massachusetts Electric Company (WMECO), Commonwealth Electric Company (ComElec) (WMECO and ComElec, together, the Secured Power Purchasers) and Solutia. The credit facility is secured by a first priority lien and security interest granted by MASSPOWER in favor of the collateral agent. The intercreditor agreements have created a procedure for restructuring or selling the Facility in the event the Facility is unable to perform in accordance with its contracts and/or the credit facility.

     The First Intercreditor and Collateral Agency Agreement includes a First Mortgage, a Second Mortgage, an Equipment Security Agreement, and a Power Sales Security Agreement. These agreements subject the leased property, equipment and fixtures on the property, the Power Sales Agreements with the Secured Power Purchasers and related accounts receivable, to liens in favor of the collateral agent to benefit the Banks, and subordinately, to benefit the Secured Power Purchasers. Solutia subordinately benefits under the Equipment Security Agreement.

                            SELKIRK COGEN/MASSPOWER

     The remaining project contracts and all other assets of MASSPOWER, except equipment, are subject to the lien and security interest granted under the Second Intercreditor and Collateral Agency Agreement in favor of the collateral agent to benefit the Banks and WMECO.

4. INTEREST AND CURRENCY SWAP AGREEMENTS

     On June 20, 1990 and October 29, 1992, Selkirk entered into currency exchange agreements to hedge against future exchange rate fluctuations, which could result in additional costs incurred under fuel transportation agreements, which are denominated in Canadian dollars. The June 1990 agreement relates to Unit 1 under which Selkirk exchanges approximately $368 U.S. dollars for $458 Canadian dollars on a monthly basis commencing on December 25, 1992 and terminating December 25, 2002. The October 1992 agreement relates to Unit 2 under which Selkirk exchanges approximately $1,044 U.S. dollars for $1,300 Canadian dollars on a monthly basis commencing on May 25, 1995 and terminating on December 25, 2004.

     On August 22, 1991, MASSPOWER entered into an interest rate exchange agreement, as amended on December 1, 1993, effective from January 18, 1994 to January 15, 2004 at a fixed rate of 8.925% for monthly predetermined notional amounts as scheduled at the time of execution of this agreement. For the years ended December 31, 1997, 1996 and 1995, the weighted average floating rate at which MASSPOWER received interest payments was 5.72%, 5.65% and 6.05%, respectively. The notional amount of debt for which interest rate exchange has been entered into under this agreement is $105,000,000 at December 31, 1997, 1996 and 1995.

     On January 27, 1994, MASSPOWER entered into an additional interest rate exchange agreement with a bank. The agreement will be effective from January 16, 1996 to January 15, 2002 for predetermined interest rates and notional amounts as scheduled at the time of execution of the agreement. For the years ended December 31, 1997 and 1996, the weighted average floating rate at which MASSPOWER received interest payments was 5.72% and 5.65% respectively. The notional amount of debt for which interest rate exchange agreements have been entered into under this agreement at December 31, 1997 and 1996 is $50,000 and $55,000, respectively.

     On August 22, 1991, MASSPOWER entered into a currency exchange agreement with a bank to mitigate the currency exchange rate risks associated with MASSPOWER's Canadian fuel transportation costs (see Note 4), which are denominated in Canadian dollars. The currency exchange agreement commenced on February 20, 1994 and terminates on February 20, 2004. MASSPOWER will exchange U.S. dollars for Canadian dollars at an exchange rate of 1.20 Canadian dollars for each U.S. dollar on amounts scheduled at the time of the execution of the agreement.

     On October 6, 1994, MASSPOWER entered into two other currency exchange agreements with different banks to further mitigate its currency exchange risks associated with its Canadian fuel transportation costs. Both agreements commenced on October 20, 1994 and terminate on February 20, 2004. MASSPOWER will exchange U.S. dollars for Canadian dollars at various exchange rates on $CDN 400 per month as scheduled at the time of the execution of the agreement. Gross deferred unrealized gains from hedging firm purchase commitments were $787, $717 and $579, as of December 31, 1997, 1996 and 1995, respectively, and are expected to be realized by the end of the agreements.

     The monthly notional amount of transportation costs for which currency exchange agreements have been entered into is $CDN 1,301 at December 31, 1997 and 1996 and $CDN 1,450 at December 31, 1995.

     In the event of default by any of the bank counterparties to the interest rate and currency exchange agreements, the Partnerships could be exposed to interest rate and currency exchange rate risks. The Partnerships do not anticipate nonperformance by any of the counterparties.

                            SELKIRK COGEN/MASSPOWER

     The Partnerships have only the above-mentioned limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks (see Note 7 for fair value of financial instruments).

5. COMMITMENTS AND AGREEMENTS

     Selkirk and MASSPOWER have entered into respective site lease, property tax, fuel supply and transportation, power sales, steam sales, electric interconnection and transmission, operations and maintenance, water supply and project administrative agency agreements. In connection with the construction and operation of these facilities, Selkirk and MASSPOWER are obligated under the following agreements:

SITE LEASE

     Selkirk has entered into an agreement with General Electric to lease the property on which that facility is located. The amended lease term expires on the twentieth anniversary of the commercial operations date of Unit 2 and is renewable for the greater of five years or until termination of any power sales contract, to a maximum of 20 years. The lease may be terminated by Selkirk under certain circumstances with the appropriate written notice during the initial term. Annual rent payments under this agreement are $1,000.

     MASSPOWER has entered into an operating lease agreement, as amended in July 1991, to lease the property on which the Facility is located from Solutia. The original lease agreement was amended in 1996. The amendment gives MASSPOWER the right to extend the lease an additional 15 years. The amended lease term expires in 2028. At the end of the term, the lease may be renewed, or if not renewed, Solutia has the right to purchase the Facility at a fair market value or require that the site be restored to its original condition at the partnership's expense. The lease provides for annual rent of $5,000.

     In addition, Solutia has agreed to supply MASSPOWER with wastewater equalization and cooling water supply for 20 years or cancellation of the site lease agreement under a separate services agreement.

     Lease expense for MASSPOWER has been recorded ratably over the term of the amended lease with the difference between the lease expense and lease payments recorded as prepaid rent.

FUEL SUPPLY AND TRANSPORTATION PURCHASE AGREEMENTS

     Selkirk has entered into a firm natural gas supply agreement, as amended, with Paramount Resources Ltd., a Canadian corporation, for Unit 1. The agreement has an initial term of 15 years, which began in November 1992, with an option to extend for an additional five years upon satisfaction of certain conditions.

     Selkirk has entered into firm natural gas supply agreements with various suppliers for Unit 2. The agreements have an initial term of 15 years, which began November 1, 1994, and an option to extend for an additional five-year term upon satisfaction of certain conditions.

     Each Unit 2 gas supply contract requires that Selkirk purchase a minimum of 75% of the maximum annual contract volumes each year. If the partnership fails to take this minimum quantity, then the shortfall amount between the minimum required volumes and the actual nominations must be made up in the following year(s). The partnership is allowed up to two years under these contracts, during which time the partnership may make up any shortfall. If the partnership does not make up the shortfall within these periods, then the suppliers have a right to reduce the maximum daily contract quantity by the shortfall. The partnership purchased approximately $38,279 and $35,191 in gas from these suppliers for the years ended December 31, 1997 and 1996, respectively.

     Selkirk has entered three 20-year agreements for firm fuel transportation service to supply Unit 1 commencing November 1, 1992. In accordance with one of these agreements, Selkirk posted a letter of credit in the amount of approximately $586 in October 1992.

                            SELKIRK COGEN/MASSPOWER

     Selkirk has entered into three agreements for firm fuel transportation service for Unit 2. The agreements commenced in November 1994 and have terms of 20 years. Upon the execution of the transportation agreement with one transporter, the various fuel suppliers posted letters of credit totaling approximately $10,007,000 Canadian dollars for the benefit of the transporter on behalf of Selkirk, which was subsequently reduced to approximately $9,814 Canadian dollars in February 1997. Selkirk will reimburse all costs related to obtaining and maintaining the letters of credit. Selkirk also posted two letters of credit related to the remaining two firm fuel transportation agreements for approximately $796 and $2,090.

     MASSPOWER and Granite State Gas Transmission, Inc. (Granite State), a subsidiary of Bay State Gas Company (Bay State), designated Orchard Gas Corporation (Orchard Gas), an affiliate of J. Makowski Company, Inc. (JMC), as their agent to purchase Canadian natural gas and to enter into gas transportation contracts on their behalf for one half of the Facility's annual fuel supply.

     Orchard Gas entered into an 18.5-year Gas Purchase Contract with ProGas Limited (ProGas), a Canadian corporation. Orchard Gas also entered into a 20-year Firm Gas Transportation Agreement with Iroquois Gas Transmission System, L.P., and a 20-year Firm Gas Transportation Contract with Tennessee Gas Pipeline Company. Local transportation is provided by Bay State through a 20-year transportation agreement with MASSPOWER.

     MASSPOWER entered into a gas supply contract for the purchase of revaporized LNG from Distrigas of Massachusetts Corporation for a term of 20 years from the date of commercial operations for the remaining one-half of the Facility's gas supply.

     Additionally, MASSPOWER entered into two gas supply contracts with Bay State to supply MASSPOWER with natural gas in the event of nonperformance by MASSPOWER's primary gas supplier. Under the first contract, Bay State will provide a 305-day sales service contract. Under the second contract, Bay State will provide an interruptible sales service contract to facilitate the purchase of incremental gas supplies. MASSPOWER also entered into a Gas Peaking Service Agreement with Bay State for any 20 days during the period from November through March.

     MASSPOWER and Granite State entered into a release gas agreement whereby MASSPOWER agreed to release and Granite State agreed to accept the difference between the daily amount of gas required for use in the facility and 75% of the daily contracted ProGas supply.

ENERGY SALES AGREEMENT -- STEAM

     In February 1990, Selkirk entered into a steam sales agreement for Unit 1, as amended, with GE for an initial term of 20 years, effective from the date of commercial operations. On October 21, 1992, Selkirk and GE entered into a new steam sales agreement, as amended, with a term of 20 years from the commercial operations date of Unit 2 and may be extended under certain circumstances. The Unit 1 steam sales agreement terminated upon the commercial operations of Unit 2.

     Until Unit 2 achieved commercial operations, GE had agreed to forego (subject to later repayment plus interest) the discount on a certain quantity of steam supplied by Selkirk during a quarter to the extent necessary for Selkirk to maintain a quarterly debt service coverage ratio of 1.2 to 1, and the advances, with interest, are repayable to the extent Selkirk's quarterly debt service coverage ratio exceeds 1.3 to 1. Under this agreement, Selkirk had invoiced and received from GE approximately $5,022. In April 1995, the partnership paid off the outstanding principal amount and approximately 75% of the associated accrued interest. The partnership paid the remaining accrued interest in January 1996 and February 1997.

     GE is obligated under the steam sales agreement to purchase the minimum quantities of steam necessary for the Facility to maintain its QF status. In the event that GE were to fail to purchase and take this minimum

                            SELKIRK COGEN/MASSPOWER
quantity, the partnership could acquire title to the Facility site, terminating the lease agreement, at no cost to the partnership.

     The agreement provides GE the right of first refusal to purchase the Facility, subject to certain pricing considerations. Additionally, GE has the right to purchase the boiler facility that produces the steam at a mutually agreed-upon price if and when the steam sales agreement is terminated. The steam sales agreement may be terminated by Selkirk with one year's written notice if either the NIMO or ConEd power sales agreement is terminated. It may also be terminated by GE with two years' written notice if GE's plant no longer has a requirement for steam.

     In July 1990, MASSPOWER entered into an Energy Purchase Agreement (EPA) with Solutia. Under the terms of the EPA, MASSPOWER is obligated to sell Solutia steam for the period of 20 years from the date of commercial operations.

ENERGY/POWER SALES AGREEMENTS -- ELECTRICITY

     In December 1987, Selkirk entered into a power sales agreement, as amended, with NIMO for the sale of electricity for an initial term of 20 years commencing on the date of commercial operations, April 17, 1992. The agreement may be terminated upon two years' written notice to NIMO and payment of a termination fee or upon the loss of Selkirk's status as a QF.

     In April 1994, the power sales agreement with NIMO was amended and pursuant to this amended agreement Selkirk paid NIMO $1,250,000 as a consent fee from the proceeds of the bond offering. In addition, Selkirk posted a letter of credit for approximately $15,000 under the Credit Agreement.

     On October 6, 1996, NIMO filed its "PowerChoice" proposal with the New York State Public Service Commission (NYPSC). On October 12, 1995, NIMO filed a Report on Form 8-K with the Securities and Exchange Commission (the Commission) explaining the PowerChoice proposal (the PowerChoice Statement). In the PowerChoice Statement, NIMO describes a number of related proposals to restructure the utility's business, including the reorganization of its assets and the renegotiation of its contracts with generators which, like Selkirk, are not regulated as utilities (nonutility generators). On July 10, 1997, NIMO filed a Report on Form 8-K with the Commission stating that NIMO had entered into a Master Restructuring Agreement (MRA) pursuant to which it and the 29 independent power producers that had signed the MRA proposed to terminate, restate or amend their respective power sales agreements. On October 17, 1997, NIMO filed a Report on Form 8-K with the Commission stating that on October 11, 1997, NIMO filed its Power Choice settlement with the NYPSC which incorporates the terms of the MRA. On February 24, 1998, the NYPSC approved NIMO's Power Choice settlement proposal, which includes the implementation of the MRA.

     The consideration for the independent power sellers' agreement varies by party and may consist of cash, short term notes, shares of NIMO's common stock or certain swap contracts. Among the contracts proposed to be restructured is the NIMO power sales agreement for the electric output of Unit 1. Pursuant to the MRA and subject to implementation as described below, the parties proposed to restructure the NIMO power sales agreement to provide for the sale of electricity by Selkirk pursuant to a predetermined schedule of output at a price based on certain indices for a period of 10 years in lieu of the delivery and price provisions of the NIMO power sales agreement as currently in effect. Selkirk anticipates that if and when a restructured power sales agreement goes into effect, NIMO will relinquish its right to direct dispatch of Unit 1, the electrical output of Unit 1 will be sold to NIMO and other purchasers based on market conditions then in effect, and Selkirk will receive certain fixed payments from NIMO under the restructured power sales agreement and other payments under the MRA.

     The details of the physical delivery and pricing arrangements are subject to final agreement with NIMO, and possible modifications to other Selkirk contracts for Unit 1 continue to be the subject of extensive

                            SELKIRK COGEN/MASSPOWER
negotiations. Implementation of the MRA is subject to a number of significant conditions, including, without limitation, NIMO and Selkirk negotiating the restructured Unit 1 power sales agreement, the receipt of all regulatory approvals, the receipt of all consents by third parties necessary for the transaction contemplated by the MRA (including satisfying certain standards under Selkirk's trust indenture relating to the absence of material adverse changes or receiving any required approval of bondholders or other creditors), Selkirk's entering into new third-party arrangements that will enable Selkirk to restructure its project on a reasonably satisfactory economic basis, and the receipt by NIMO and Selkirk of all necessary approvals from their respective boards of directors, shareholders and partners. Should NIMO and Selkirk satisfy all of the conditions to effectuating the transactions contemplated by the MRA with respect to Selkirk, NIMO may nevertheless terminate the MRA if NIMO determines that as a result of the failure to satisfy the conditions of the MRA by other independent power producers the benefits anticipated to be received by NIMO pursuant to the MRA have been materially and adversely affected. Further, final implementation of the MRA is conditioned upon NIMO's successful completion of financing required to fund certain of its payment obligations under agreements to implement the MRA.

     Selkirk, as a party to the MRA, is committed to negotiate with NIMO and other parties to reach agreement on contractual arrangements required to restructure the NIMO power sales agreement pursuant to the MRA; however, Selkirk expresses no opinion with respect to the likelihood that all of the conditions to implementation of the MRA will be met. Further, Selkirk expresses no opinion with respect to the viability of NIMO's proposed alternatives should the implementation of the MRA not be completed, such as NIMO's proposal in the context of the Power Choice Statement to take possession of independent power projects through the power of eminent domain and to thereafter sell such projects or NIMO's position that it has not ruled out the ultimate possibility of a filing for restructuring under Chapter 11 of the U.S. Bankruptcy Code as set forth in the Power Choice Statement. Nevertheless, in the absence of agreement on a definitive restructured power sales agreement, Selkirk continues to believe that the NIMO power sales agreement is a valid and binding contract with NIMO. Given the uncertainties with respect to such implementation, Selkirk is unable to determine what effect, if any, the restructured power sales agreement or the Power Choice proposal will have on Selkirk, its business or net operating revenues. For the year ended December 31, 1997, electric sales to NIMO accounted for approximately 19.3% of total project revenues.

     Previously, in connection with NIMO's March 10, 1997 announcement of the agreement in principle, Standard & Poor's placed the bonds on creditwatch "with negative implications," based in part on its analysis of the current reports on Form 8-K filed in March 1997 by NIMO and Selkirk, respectively, and its belief that the restructuring has the potential to erode cash flow coverage derived from long-term contracts supporting the bonds. To date, Standard & Poor's has not changed its outlook on the bonds. Additionally, as of the date of this report, Moody's Investors Service has not changed its rating or its previous "negative outlook" on the bonds as a result of the developments.

     Selkirk has also entered into a power sales agreement with ConEd for the sale of electricity for an initial term of 20 years commencing on September 1, 1994, the date of Unit 2 commercial operations. The contract is extendible under certain circumstances.

     The power sales agreements with NIMO and ConEd each provide the purchasing utility with the contractual right to schedule the related Unit for dispatch on a daily basis at full capability, partial capability or off-line. Each purchasing utility's scheduling decisions are required to be based in part on economic criteria which, pursuant to the governing rules of the New York Power Pool, take into account the variable cost of the electricity to be delivered. Certain payments under these agreements are unaffected by levels of dispatch. However, certain payments may be rebated or reduced to NIMO and ConEd if Selkirk does not maintain a minimum availability level.

     ConEd, by a letter dated September 19, 1994, claimed the right to acquire that portion of Unit 2's natural gas supply not used in operating Unit 2 (the excess gas), when Unit 2 is dispatched off-line or at less than full

                            SELKIRK COGEN/MASSPOWER
capability. The ConEd power sales agreement contains no express language granting ConEd any rights to such excess gas and the partnership has stated to ConEd that claims to excess gas are without merit. To date, ConEd has paid all amounts invoiced by the partnership in accordance with the ConEd power purchase agreement.

     If ConEd were to prevail in its claim to Unit 2's excess natural gas volumes, Selkirk would lose its ability to engage in layoff sales of such volumes at favorable prices relative to their costs, and thus Selkirk's cash flows from gas resale activities would also be materially and adversely affected. Selkirk is unable to determine the outcome of this uncertainty.

     In August 1992, NIMO filed a petition requesting the NYPSC to authorize NIMO to curtail purchases from, and avoid payment obligations to, nonutility generators, including QFs such as the Facility, during certain periods. NIMO claimed that such curtailment would be consistent with PURPA, and the regulations promulgated thereunder, which contemplate utilities' curtailing purchases from QFs under certain circumstances. In October 1992, the NYPSC initiated a proceeding to investigate whether conditions existed justifying the exercise of the PURPA curtailment rights and, if so, to determine the procedures for implementing PURPA curtailment rights. ConEd also filed a petition in this proceeding seeking to implement PURPA curtailment rights during certain periods. An administrative law judge appointed by the NYPSC held hearings during the spring of 1993; however, his opinion was never released. On August 30, 1996, the NYPSC reopened the curtailment proceedings and directed an administrative law judge to prepare a recommended decision under an abbreviated deadline. On March 18, 1998, the NYPSC announced that an order instituting a curtailment policy would be forthcoming; however, a written order has not yet been issued. Selkirk expects that any agreement that it enters into with NIMO to implement the MRA will waive NIMO's right, if any, to curtail purchases from Selkirk.

     In any event, Selkirk has taken the position in this proceeding that it should not be subject to curtailment as a result of this proceeding, even if the NYPSC grants NIMO and ConEd some measure of generic curtailment rights. Selkirk's position is based in part on the fact that neither NIMO nor ConEd bargained for an express curtailment right in its power sales agreement and Selkirk agreed to permit NIMO and ConEd to direct the dispatch of the relevant Unit. Nevertheless, both NIMO and ConEd have refused to expressly waive their claimed curtailment rights against dispatchable facilities and have not agreed to exempt the Facility from curtailment, notwithstanding the absence of contractual language in the power sales agreements granting the utilities this right. If NIMO and ConEd were to receive NYPSC authorization to curtail power purchases from QFs, including dispatchable facilities, they may seek to implement curtailment with respect to Selkirk by avoiding not only energy payments but also capacity payments during periods in which the Facility is curtailed. Such a reduction in energy payments and capacity payments could materially and adversely affect Selkirk's net operating revenues.

     MASSPOWER has entered into long-term "take-and-pay" capacity and energy sales contracts with Massachusetts Municipal Wholesale Electric Company for 20 years, ComElec (Commonwealth I) for 15 years, ComElec (Commonwealth II) for 20 years, WMECO for 15 years and BECo for 20 years. These contracts account for 98% and 95% of the Facility's net stated capacity for the Summer and Winter period, respectively. The pricing methods for these contracts vary, but in general, are based on variable costs with inflation and other escalators, plus fixed amounts with annual escalation adjustments. In addition, MASSPOWER has entered into a 20-year energy-only contract with Consolidated Edison Company of New York, Inc. MASSPOWER has also entered into short-term sales agreements with various other parties.

ELECTRIC TRANSMISSION AND INTERCONNECTION AGREEMENTS

     Selkirk constructed an interconnection facility to transfer power from Unit 1 to NIMO and transferred title of the facility to NIMO. Selkirk has agreed to reimburse NIMO $150 annually for the operation and

                            SELKIRK COGEN/MASSPOWER
maintenance of the facility. The term of the agreement is for 20 years from the commercial operations date of Unit 1 and may be extended if the power sales agreement with NIMO is extended.

     In December 1990, Selkirk entered into a 20-year firm interruptible transmission agreement with NIMO, as amended, to transmit power from Unit 2 to ConEd, beginning with commercial operations. In connection with this agreement, Selkirk constructed an interconnection facility and transferred title to NIMO in 1995. Under the terms of this agreement, Selkirk will reimburse NIMO $450 annually for the maintenance of the facility.

     There are three transmission service agreements associated with transmitting power from the MASSPOWER facility. MASSPOWER entered into a firm service agreement with NUSCO to allow transmission of energy through the NUSCO system to all power purchasers and a non-firm transmission agreement to provide additional transmission capabilities. MASSPOWER also entered into an agreement with Montaup Electric Company (Montaup) to allow for transmission of energy from Montaup's interconnection with NUSCO to BECo, Commonwealth I and Commonwealth II.

     In March of 1997, MASSPOWER signed a Memorandum of Understanding and Settlement Agreement (Agreement) with Northeast Utilities Service Company (NU) and with Montaup. The Agreements are intended to provide for certain rights and obligations of the parties with respect to the Transmission Service Agreements with NU and Montaup under and in light of the Restated New England Power Pool Agreement (NEPOOL Agreement), filed with the Federal Energy Regulatory Commission on December 31, 1996, which filing includes a NEPOOL Open Access Transmission Tariff. These Agreements provide for firm transmission rates to be set as $14 per kilowatt-year and $8 per kilowatt-year for NU and Montaup, respectively. These Agreements are awaiting FERC approval, which is anticipated to occur in early 1998.

     MASSPOWER agreed to construct certain interconnection facilities to enable the Facility to interconnect with the NUSCO system. The costs of these facilities are included in property, plant and equipment in the accompanying combined financial statements. Under the terms of the interconnection agreement with WMECO, ownership of these facilities was transferred, without consideration, to WMECO after energization of the Facility. During 1997, 1996 and 1995, MASSPOWER reimbursed WMECO $133, $122 and $133, respectively, for the operation and maintenance costs of these facilities under a service agreement.

PROPERTY TAXES

     In October 1992, Selkirk entered into a PILOT agreement with the Town of Bethlehem Industrial Development Agency, a corporate governmental agency, which exempts Selkirk from all property taxes, except for special assessments. The agreement commenced on January 1, 1993 and terminates on December 31, 2012.

     MASSPOWER has entered into an agreement with the City of Springfield, Massachusetts, providing for payments in lieu of property taxes. Payments are due twice per year in equal installments. The combined PILOT payments of Selkirk and MASSPOWER scheduled for fiscal years are as follows:

1998........................................................  $3,766
1999........................................................   3,960
2000........................................................   4,173
2001........................................................   4,387
2002........................................................   4,601
Thereafter..................................................  55,832

                            SELKIRK COGEN/MASSPOWER

OTHER AGREEMENTS

     Selkirk has an operations and maintenance services agreement with GE whereby GE will provide certain operation and maintenance services during the operations of Unit 1 and the construction of Unit 2 and for seven years after the Unit 2 commercial operations date on a cost plus fixed fee basis. In addition, Selkirk has entered into a 20-year take or pay water supply agreement with the Town of Bethlehem under which Selkirk is committed to make minimum annual purchases of approximately $1,000, subject to adjustment for changes in market rates beginning in the tenth year.

6. RELATED PARTIES

     An affiliate of JMC Selkirk, Inc. has been appointed project administrative agent to manage the day-to-day affairs of Selkirk. This affiliate is compensated at agreed-upon billing rates, which are adjusted quadrennially in accordance with an administrative services agreement. For the years ended December 31, 1997 and 1996, approximately $2,852 and $2,715, respectively, were incurred for services rendered and are reflected in general and administrative expenses in the accompanying combined statements of operations.

     During the years ended December 31, 1997 and 1996, Selkirk purchased approximately $346 and $16, respectively, and sold approximately $26 and $238, respectively, in fuel at its fair market value in transactions with affiliates of JMC Selkirk, Inc. Purchases are included in fuel costs and sales are included in gas resales in the accompanying combined statements of operations.

     During the year ended December 31, 1996, Selkirk entered into an Enabling Agreement with US Gen Power Services, L.P. (USGEN PS), an affiliate of JMC Selkirk Inc., to enter into certain transactions for the purchase and sale of energy and other services. During the years ended December 31, 1997 and 1996, Selkirk entered into energy and capacity sales transactions with USGEN PS totaling approximately $100 and $45, respectively.

     Selkirk has two agreements with Iroquois Gas Transmission System (IGTS) to provide firm transportation of natural gas from Canada. An affiliate of JMC Selkirk, Inc. has a partnership interest in IGTS.

     MASSPOWER entered into an agreement with GE whereby GE provided certain operations and maintenance services for the one-year period prior to commercial operations (mobilization/start-up) and will continue to provide services for the seven-year period commencing on the date of commercial operations. For the years ended December 31, 1997, 1996 and 1995, respectively, MASSPOWER paid GE approximately $4,448, $4,519 and $4,222 for services rendered under this contract. In addition, certain plant equipment was purchased from GE through the construction contractor.

     An affiliate of JMC was appointed the project administrator to manage the day-to-day affairs of MASSPOWER. This affiliate is compensated at agreed-upon billing rates, which are adjusted annually. JMC's affiliate was paid approximately $1,729, $1,647 and $1,708 for the years ended 1997, 1996 and 1995, respectively. Orchard Gas, an affiliate of JMC, was reimbursed by MASSPOWER for fuel purchases it made acting in its capacity as agent for MASSPOWER. Orchard Gas was compensated $47, $52 and $62 for services performed during the years ended December 31, 1997, 1996 and 1995, respectively.

7. DISCLOSURE OF FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Partnerships in estimating their fair value disclosures for financial instruments as of December 31, 1997 and 1996:

     Cash -- The carrying amount reported in the accompanying combined balance sheets for cash approximates its fair value of $8,164 and $9,022 at December 31, 1997 and 1996, respectively.

                            SELKIRK COGEN/MASSPOWER

     Restricted funds -- The carrying amount reported in the accompanying combined balance sheets for restricted funds approximates its fair value of $41,488 and $38,820 at December 31, 1997 and 1996, respectively.

     Due from affiliates -- Management believes that the fair market value of these advances approximates market value.

     Due to affiliates -- The carrying amount reported in the accompanying combined balance sheets for amounts due to affiliates approximates its fair value due to the short-term maturities of these amounts.

     Long-term bonds -- The fair value of the long-term bonds is based on the current market rates for the bonds. The fair value of the long-term bonds (including the current portion) at December 31, 1997 and 1996 is approximately $598,010 and $591,451, respectively. The recorded value of these bonds is $574,171 and $584,516 at December 31, 1997 and 1996, respectively.

     Currency swap agreements -- The fair value of the currency exchange arrangements represents the termination value (liability) of approximately $(18,554) and $(8,433) at December 31, 1997 and 1996, respectively, estimated using current exchange rates.

     Interest rate swap agreements -- The fair value of the interest rate swap arrangements represents the termination value (liability) of approximately $14,680 at December 31, 1997 and 1996, respectively.

     The carrying amounts of other short-term liabilities (short-term debt, accrued interest and accounts payable and accrued expenses) reported in the accompanying combined balance sheet approximate market due to their short-term nature.

8. SELKIRK -- UNIT 1 RESTRUCTURING (UNAUDITED)

     As described in Note 5 herein, on February 24, 1998, the NYPSC approved NIMO's Power Choice settlement proposal, including the implementation of the MRA. The closing of the transactions provided under the MRA for the settling IPP's other than Selkirk occurred on June 30, 1998 (the "Other Settling IPP Closing"). At the Other Settling IPP Closing, Selkirk made $2.2 million in payments related to the agreed allocation among the settling IPP's of certain costs and benefits. Pursuant to the terms of the MRA, the closing of the MRA transactions between Selkirk and NIMO was deferred until August 31, 1998. On August 31, 1998 Selkirk and NIMO consummated the transactions relating to the Amended and Restated Unit 1 Agreement pursuant to the MRA. As contemplated by the MRA, on that date (i) Selkirk notified NIMO of Selkirk's determination that the requirements of Selkirk's Trust Indenture, dated as of May 1, 1994 (the "Indenture"), with respect to the restructuring of certain project contracts relating to the operation of Unit 1 of the Selkirk facility had been satisfied;
(ii) the Amended and Restated Power Purchase Agreement, dated as of July 1, 1998, between Selkirk and NIMO became effective; and (iii) NIMO made as its net share of the agreed allocation among IPP's for certain adjustments, cash payments of approximately $10.3 million into Selkirk's Project Revenue Fund maintained at Bankers Trust Company, as Depositary Agent under the May 1, 1994 Deposit and Disbursement Agreement. In addition, Selkirk delivered notices to Paramount Resources Limited ("Paramount") and TransCanada Pipelines Limited ("TransCanada") that the Second Amended and Restated Gas Purchase Contract, dated as of May 6, 1998, between Selkirk and Paramount, and the Amending Agreement to Gas Transportation Contract, dated as of July 20, 1998, between Selkirk and TransCanada had become effective. On September 16, 1998, Selkirk filed a current report on Form 8-K disclosing the consummation on August 31, 1998 of the transactions relating to the Amended and Restated Unit 1 Agreement and including the related Project documents as exhibits. The term of the Amended and Restated Unit 1 Agreement is ten years, effective July 1, 1998. The $2.2 million payment made by Selkirk to NIMO and the $10.3 million of payments received by Selkirk from NIMO (representing net receipts to Selkirk of approximately $8.1 million) were a condition to the Amended and Restated Unit 1 Agreement and are being deferred to be amortized over the life of the Amended and Restated Unit 1 Agreement. In addition,

                            SELKIRK COGEN/MASSPOWER
approximately $1.2 million in restructuring costs have been capitalized and will be amortized over the life of the Amended and Restated Unit 1 Agreement. Deferred revenues of approximately $173,000 are included in the Partnership's combined revenues for the nine months ended September 30, 1998. Deferred Revenues of approximately $6.7 million appear on the Partnership's Combined Balance Sheet at September 30, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COGENTRIX ENERGY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF COGENTRIX ENERGY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  $255,000,000

                                   COGENTRIX
                                  ENERGY, INC.

                                 EXCHANGE OFFER
                             FOR OUTSTANDING 8.75%
                             SENIOR NOTES DUE 2008

                                (COGENTRIX LOGO)

                             ---------------------

                                   PROSPECTUS

                             Dated           , 1999

                             ---------------------

     UNTIL           , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Cogentrix Energy, Inc.

     Cogentrix Energy is a North Carolina corporation Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. Cogentrix Energy's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors and officers under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director or officer of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director or officer of the corporation, or is or was serving at the request of such corporation as a director, officer, agent or employee of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses, including attorneys' fees, incurred in connection with a proceeding; provided that no such indemnification may be granted unless such director or officer (1) conducted himself or herself in good faith, (2) reasonably believed that (A) any action taken in his or her official capacity with the corporation was in the best interests of the corporation and (B) in all other cases, his or her conduct was at least not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In accordance with Section 55-8-55 of the Business Corporation Act, the determination of whether a director has met the requisite standard of conduct for the type of indemnification set forth above is made by the board of directors, a committee of directors, special legal counsel or the shareholders. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify or agree to indemnify any of its directors or officers against liability and expenses, including attorneys' fees, in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Pursuant to this nonstatutory scheme, Cogentrix Energy's bylaws provide for indemnification to the fullest extent permitted by law of (1) any person who at any time serves or has served as an officer, serving in a capacity of vice president or any more senior officer, or a director of Cogentrix Energy, (2) any person who serves or has served in such capacity at the request of Cogentrix Energy for another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan or
(3) any other persons as the directors of Cogentrix Energy may determine; provided such persons have not engaged in activities known or believed by the person who undertook them to be clearly in conflict with Cogentrix Energy's best interests when they occurred.

     Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify against reasonable expenses incurred by a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be made, a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

     In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify such party.

     Cogentrix Energy maintains a directors and officers insurance policy which, subject to certain exceptions, insures the officers and directors of Cogentrix Energy from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cogentrix Energy.

     Cogentrix Delaware Holdings, Inc.

     Cogentrix Delaware Holdings is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (3) conduct in violation of Section 174 of the Delaware Law (which section relates to unlawful distributions); or (4) for any transaction from which the director derived an improper personal benefit.

     Cogentrix Delaware Holdings' certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Cogentrix Delaware Holdings or, while serving as a director or officer of Cogentrix Delaware Holdings, is or was serving at the request of Cogentrix Delaware Holdings as a director or officer, among others, of another corporation or of a partnership, joint venture, trust or other enterprise, including, service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director or officer of Cogentrix Delaware Holdings or in any other capacity while serving as a director or officer of Cogentrix Delaware Holdings, shall be indemnified and held harmless by Cogentrix Delaware Holdings to the fullest extent authorized by Delaware Law. Additionally, the officers and directors of Cogentrix Delaware Holdings are to be indemnified against all expense, liability and loss (including, without limitation, attorneys' fees) reasonably incurred or suffered by the person and the indemnification shall continue as to a person who has ceased to be a director or officer of

Cogentrix Delaware Holdings and shall inure to the benefit of his or her heirs, executors and administrators. Under its certificate of incorporation, Cogentrix Delaware Holdings is to indemnify any person seeking indemnification in connection with a proceeding initiated by the person only if the proceeding was authorized by the board of directors of Cogentrix Delaware Holdings. The right to indemnification conferred in Cogentrix Delaware Holdings' certificate of incorporation is a contract right and includes the right to be paid by Cogentrix Delaware Holdings the expense incurred in defending any such proceeding in advance of its final disposition.

     Cogentrix Delaware Holdings' bylaws also provide that it shall indemnify to the fullest extent authorized by Delaware Law and the certificate of incorporation any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer, among others, of Cogentrix Delaware Holdings or any of its predecessors or serves or served any other enterprise as a director or officer, among others, at the request of Cogentrix Delaware Holdings or any of its predecessors.

     Cogentrix Delaware Holdings' certificate of incorporation allows Cogentrix Delaware Holdings to maintain insurance, at its expense, to protect any director and officer, among others, against any expense, liability or loss whether or not Cogentrix Delaware Holdings would have the power to indemnify the person against the expense, liability or loss under Delaware Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
   2.1          Purchase Agreement, dated as of March 6, 1998, between
                Cogentrix Energy, Inc. and Bechtel Generating Company, Inc.
                (10.2).(*)(17)
   2.1(a)       Amendment No. 1, dated October 14, 1998, to Purchase
                Agreement, dated March 6, 1998, between Cogentrix Energy,
                Inc. and Bechtel Generating Company, Inc. (2.1(a)). (23)
   2.2          Securities Purchase Agreement, dated March 6, 1998, by and among LS Power Corporation, Granite Power Partners, L.P.,
                Cogentrix Mid-America, Inc., Cogentrix Cottage Grove, LLC,
                Cogentrix Whitewater, LLC and Cogentrix Energy, Inc.
                (2).(16)
   3.1          Articles of Incorporation of Cogentrix Energy, Inc.
                (3.1).(1)
   3.2          Amended and Restated Bylaws of Cogentrix Energy, Inc., as
                amended (3.2).(15)
   3.3          Certificate of Incorporation of Cogentrix Delaware Holdings,
                Inc.+
   3.4          Bylaws of Cogentrix Delaware Holdings, Inc.+
   4.1          Indenture, dated as of March 15, 1994, between Cogentrix
                Energy, Inc. and First Union National Bank of North
                Carolina, as Trustee, including form of 8.10% 2004 Senior
                Note (4.1).(3)
   4.2          Indenture, dated as of October 20, 1998, between Cogentrix
                Energy, Inc. and First Union National Bank, as Trustee,
                including form of 8.75% Senior Note.(+)
   4.3          First Supplemental Indenture, dated as of October 20, 1998, between Cogentrix Energy, Inc. and First Union National
                Bank, as Trustee.(+)
   4.4          Registration Agreement, dated as of October 20, 1998, by and among Cogentrix Energy, Inc., Salomon Smith Barney Inc.,
                Goldman, Sachs & Co. and CIBC Oppenheimer Corp.(+)
   4.5          Registration Agreement, dated as of November 25, 1998,
                between Cogentrix Energy, Inc. and Salomon Smith Barney,
                Inc.(+)
   4.6          Amendment No. 1 to the First Supplemental Indenture, dated as of November 25, 1998, between Cogentrix Energy, Inc. and
                First Union National Bank, as Trustee.(+)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
   5.1          Opinion of Moore & Van Allen, PLLC.(+)
  10.1          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Elizabethtown
                Facility) (10.1).(1)
  10.1(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company
                (Elizabethtown Facility) (10.1(a)).(*)(11)
  10.2          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Lumberton Facility)
                (10.2).(1)
  10.2(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company (Lumberton
                Facility) (10.2(a)).(*)(11)
  10.3          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Kenansville
                Facility) (10.3).(1)
  10.3(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company (Kenansville
                Facility) (10.3(a)).(*)(11)
  10.4          Electric Power Purchase Agreement, dated as of December 17,
                1985, among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Cogentrix, Inc. (then known as Cogentrix of North Carolina,
                Inc.) and Carolina Power & Light Company, as amended
                (Roxboro Facility) (10.4).(1)
  10.4(a)       Third Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix of North Carolina,
                Inc. and Carolina Power & Light Company (Roxboro Facility)
                (10.4(a)).(*)(11)
  10.5          Electric Power Purchase Agreement, dated as of December 17,
                1985, among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Cogentrix, Inc. (then known as Cogentrix of North Carolina,
                Inc.) and Carolina Power & Light Company, as amended
                (Southport Facility) (10.5).(1)
  10.5(a)       Third Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix of North Carolina,
                Inc. and Carolina Power & Light Company (Southport Facility)
                (10.5(a)).(*)(11)
  10.6          Power Purchase and Operating Agreement, dated as of December
                31, 1985, between Cogentrix of Virginia, Inc. and Virginia
                Electric and Power Company, as amended (assigned to and
                assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.6).(1)
  10.6(a)       Amendment No. 4 to Power Purchase and Operating Agreement,
                dated as of January 1, 1996, by and between James River
                Cogeneration Company and Virginia Electric and Power Company
                (Hopewell Facility) (10.1).(10)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.6(b)       Fifth Amendment and Restatement of the Power Purchase and
                Operating Agreement, dated January 28, 1998, between James
                River Cogeneration Company and Virginia Electric and Power
                Company (Hopewell Facility) (10.6(b)).(15)
  10.7          Power Purchase and Operating Agreement, dated as of July 21,
                1986, between Cogentrix of Virginia, Inc. and Virginia
                Electric and Power Company, as amended (assigned to and
                assumed by Cogentrix Virginia Leasing Corporation)
                (Portsmouth Facility) (10.7).(1)
  10.7(a)       Third Amendment and Restatement of the Power Purchase and
                Operating Agreement, dated December 5, 1997, between
                Cogentrix Virginia Leasing Corporation and Virginia Electric
                and Power Company (Portsmouth Facility) (10.7(a)).(15)
  10.8          Power Purchase and Operating Agreement, dated as of January
                24, 1989, between Cogentrix of Rocky Mount, Inc. and
                Virginia Electric and Power Company, doing business in North
                Carolina as North Carolina Power, as amended (Rocky Mount
                Facility) (10.8).(1)
  10.9          Agreement, dated as of June 23, 1986, for the Sale of Energy from the Ringgold Cogeneration/Greenhouse Plant, between
                Xiox Corporation and Pennsylvania Electric Company, as
                amended (assigned to and assumed by Cogentrix of
                Pennsylvania, Inc.) (Ringgold Facility) (10.9).(1)
  10.10         Power Purchase and Operating Agreement, dated as of January
                24, 1989, between Cogentrix of Richmond, Inc. (formerly
                named Cogentrix of Petersburg, Inc.) and Virginia Electric and Power Company, as amended. (Richmond Facility, Unit I)
                (10.10).(1)
  10.11         Power Purchase and Operating Agreement, dated as of January
                24, 1989, between WV Hydro, Inc. and Virginia Electric and
                Power Company, as amended (assigned to and assumed by
                Cogentrix of Richmond, Inc.) (Richmond Facility, Unit II)
                (10.11).(1)
  10.12         Power Purchase Agreement, dated as of August 4, 1992,
                between Consumers Power Company and Muskegon Generation,
                Inc., as amended (assigned to and assumed by Michigan
                Cogeneration Partners) (Michigan Facility) (10.12).(1)
  10.12(a)      Memorandum of Agreement, dated as of July 18, 1994, among
                Consumers Power Company and Michigan Cogeneration Partners
                Limited Partnership (10.12(a)).(3)
  10.13         Power Purchase and Operating Agreement, dated as of July 13,
                1990, between SEI Birchwood, Inc. (assigned to and assumed by Birchwood Power Partners, L.P.) and Virginia Electric and
                Power Company, as amended (Birchwood Facility) (10.6).(12)
  10.14         Steam Purchase Agreement, dated as of August 23, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and West Point Stevens Inc.
                (then known as West-Point Pepperell, Inc.), as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation (Elizabethtown Facility) (10.13).(*)(2)
  10.15         Steam Purchase Agreement, dated as of August 23, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and West Point Stevens Inc.
                (then known as West-Point Pepperell, Inc.), as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation) (Lumberton Facility) (10.14).(*)(2)
  10.16         Steam Purchase Agreement, dated as of November 30, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and Guilford Mills, Inc., as
                amended (assigned to and assumed by Cogentrix Eastern
                Carolina Corporation) (Kenansville Facility) (10.15).(*)(2)
  10.17         Steam Purchase Agreement, dated as of December 31, 1985,
                among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation) and Collins &
                Aikman Corporation, as amended (Roxboro Facility)
                (10.16).(*)(2)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.18         Steam Purchase Agreement, dated as of December 31, 1985,
                among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Roxboro/Southport General Partnership and
                Archer-Daniels-Midland Company (as assignee of Pfizer Inc.), as amended (Southport Facility) (10.17).(*)(2)
  10.19         Steam Purchase Agreement, dated as of January 31, 1986,
                between Cogentrix of Virginia, Inc. and Allied-Signal Inc.
                (then known as Allied Corporation), as amended (assigned to and assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.18).(*)(2)
  10.20         Steam Purchase Agreement, dated as of December 31, 1985,
                between Cogentrix Virginia Leasing Corporation and
                Hoechst-Celanese Corporation (successor to Virginia
                Chemicals Inc.) (Portsmouth Facility) (10.19).(*)(2)
  10.21         Steam Purchase Agreement, dated as of November 15, 1988,
                between Cogentrix of Rocky Mount, Inc. and Abbott
                Laboratories, as amended (Rocky Mount Facility)
                (10.20).(*)(2)
  10.22         Lease Agreement dated as of September 21, 1993 between
                Cogentrix of Pennsylvania, Inc. and Keystone Village Farms,
                Inc., as amended (Ringgold Facility) (10.21).(*)(2)
  10.23         Steam Purchase Agreement, dated as of May 18, 1990, between
                Cogentrix of Richmond, Inc. and E.I. du Pont de Nemours and
                Company, as amended (Richmond Facility) (10.22).(*)(2)
  10.24         Coal Sales Agreement, dated as of November 15, 1991, among
                Blue Crystal Sales Company, Bell County Coal Corporation and
                Cogentrix Eastern Carolina Corporation (Elizabethtown,
                Lumberton and Kenansville Facilities) (10.23).(*)(2)
  10.24(a)      First Amendment to Coal Sales Agreement, dated as of April
                17, 1995, between James River Coal Sales, Inc. (formerly
                named Blue Crystal Coal Sales Company), Bell County Coal
                Corporation and Cogentrix Eastern Carolina Corporation
                (Elizabethtown, Lumberton and Kenansville Facilities)
                (10.1).(7)
  10.25         Coal Sales Agreement, dated as of March 11, 1986, between
                Martiki Coal Corporation and Cogentrix of North Carolina,
                Inc. (successor by merger to Cogentrix Carolina Leasing
                Corporation) (Roxboro Facility) (10.24).(*)(2)
  10.26         Coal Sales Agreement, dated as of June 30, 1997, by and
                between Pontiki Coal Corporation and Cogentrix of North
                Carolina, Inc. (Roxboro Facility) (10.26).(*)(14)
  10.27         Coal Sales Agreement, dated as of May 19, 1986, among
                Coastal Coal International Inc., Johnson Processing,
                Incorporated and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation) (Southport Facility) (10.25).(*)(2)
  10.28         Coal Sales Agreement, dated as of June 30, 1997, by and
                between MC Mining, Inc. and Cogentrix of North Carolina,
                Inc. (Southport Facility) (10.28).(*)(14)
  10.29         Coal Sales Agreement, dated as of December 1, 1986, between
                Pontiki Coal Corporation and Cogentrix of Virginia, Inc.
                (assigned to and assumed by James River Cogeneration
                Company) (Hopewell Facility) (10.26).(*)(2)
  10.30         Coal Sales Agreement, dated as of December 15, 1986, among
                AgipCoal Sales USA, Inc. (formerly named Enoxy Coal Sales,
                Inc.), AgipCoal USA, Inc. (formerly named Enoxy Coal, Inc.)
                and Cogentrix Virginia Leasing Corporation (Portsmouth
                Facility) (10.27).(*)(2)
  10.30(a)      First Amendment to Coal Sales Agreement, dated September 29,
                1995, by and between Arch Coal Sales Company, Inc., and
                Cogentrix Virginia Leasing Corporation (Portsmouth Facility)
                (10.1).(9)
  10.31         Coal Sales Agreement, dated as of October 1, 1989, among
                AgipCoal Sales USA, Inc., Laurel Creek Co., Inc. and
                Cogentrix of Rocky Mount, Inc., as amended (Rocky Mount
                Facility) (10.28).(*)(2)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.32         Gas Supply Contract, dated as of June 15, 1989, among
                Cogentrix of Pennsylvania, Inc., Cogentrix, Inc. and J. C.
                Enterprises, as amended (Ringgold Facility) (10.29).(1)
  10.33         Gas Sale and Purchase Agreement, dated as of September 8,
                1989, between Eastern Marketing Corporation and Cogentrix of
                Pennsylvania, Inc. (Ringgold Facility) (10.30).(1)
  10.34         Coal Sales Agreement, dated as of February 15, 1990, among
                Electric Fuels Corporation, Kentucky May Coal Company, Inc.
                and Cogentrix of Richmond, Inc., as amended (Richmond
                Facility, Unit I) (10.31).(*)(2)
  10.35         Coal Sales Agreement, dated as of January 1, 1990, between
                Coastal Coal Sales, Inc., and Cogentrix of Richmond, Inc.,
                as amended (Richmond Facility, Unit II) (10.32).(*)(2)
  10.36         Coal Supply Agreement, dated as of July 22, 1993, by and
                among Birchwood Power Partners, L.P., AgipCoal Holding USA,
                Inc. and AgipCoal Sales USA, Inc. (assigned to and assumed by Neweagle Coal Sales Corp. and Neweagle Industries, Inc.),
                Laurel Creek Co., Inc. and Rockspring Development, Inc.
                (Birchwood Facility) (10.7).(*)(12)
  10.36(a)      First Amendment to Coal Supply Agreement, dated as of May
                18, 1994, by and among Birchwood Power Partners, L.P.,
                Laurel Creek Co., Inc., Rockspring Development, Inc.,
                Neweagle Coal Sales Corp. and Neweagle Industries, Inc.
                (Birchwood Facility) (10.7(a)).(12)
  10.37         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railroad, Inc.), as amended (assigned to and assumed by Cogentrix Carolina Leasing Corporation)
                (Elizabethtown Facility) (10.33).(*)(2)
  10.37(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Elizabethtown
                Facility) (10.33(a)).(*)(2)
  10.37(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Elizabethtown
                Facility) (10.33(b)).(*)(8)
  10.38         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railway, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation)
                (Lumberton Facility) (10.34).(*)(2)
  10.38(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Lumberton
                Facility) (10.34(a)).(*)(2)
  10.38(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Lumberton
                Facility) (10.34(b)).(*)(8)
  10.39         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railway, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation)
                (Kenansville Facility) (10.35).(*)(2)
  10.39(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Kenansville
                Facility) (10.35(a)).(*)(2)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.39(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Kenansville
                Facility) (10.35(b)).(*)(8)
  10.40         Railroad Transportation Contract, dated as of July 15, 1986, between Cogentrix of North Carolina, Inc. (successor by
                merger to Cogentrix Carolina Leasing Corporation), and
                Norfolk Southern Railway Company (Roxboro Facility)
                (10.36).(*)(2)
  10.41         Railroad Transportation Contract, dated as of June 23, 1997, by and between Cogentrix of North Carolina, Inc. and Norfolk
                Southern Railway Company (Roxboro Facility) (10.41).(*)(14)
  10.42         Railroad Transportation Contract, dated as of July 15, 1986, between Cogentrix of North Carolina, Inc. (successor by
                merger to Cogentrix Carolina Leasing Corporation) and CSX
                Transportation, Inc. (then known as The Chesapeake and Ohio
                Railway Company and Seaboard System Railroad, Inc.), as
                amended (Southport Facility) (10.37).(*)(2)
  10.42(a)      Sixth Amendment to Railroad Transportation Contract,
                effective as of January 1, 1996, between Cogentrix of North
                Carolina, Inc. and CSX Transportation, Inc. (Southport
                Facility) (10.37(a)).(*)(11)
  10.43         Railroad Transportation Contract, dated as of June 30, 1997, by and among Cogentrix of North Carolina, Inc. and CSX
                Transportation, Inc. (Southport Facility) (10.43).(*)(14)
  10.43(a)      Amendment No. 1 to Contract CSXT-C-67123, effective on June
                3, 1998, between Cogentrix of North Carolina, Inc. and CSX
                Transportation, Inc. (Southport Facility).(**)(+)
  10.44         Railroad Transportation Contract, dated as of December 15,
                1986, between Cogentrix of Virginia, Inc., and Norfolk
                Southern Railway Company, as amended (assigned to and
                assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.38).(*)(2)
  10.45         Railroad Transportation Contract, dated as of December 22,
                1986, between Cogentrix Virginia Leasing Corporation, and
                Norfolk Southern Railway Company, as amended (Portsmouth
                Facility) (10.39).(*)(2)
  10.46         Barge Transportation Contract, dated as of December 23,
                1986, between Cogentrix Virginia Leasing Corporation and
                McAllister Brothers, Inc., as amended (Portsmouth Facility)
                (10.40).(1)
  10.47         Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc., as amended (Rocky Mount Facility)
                (10.41).(*)(2)
  10.47(a)      Fourth Amendment, dated as of August 23, 1995, to the
                Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.41(a)).(8)
  10.47(b)      Fifth Amendment, dated as of January 1, 1996, to the
                Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.41(b)).(11)
  10.47(c)      Amendment No. 6 to Contract CSXT-C-03951, dated as of
                January 1, 1997, between Cogentrix of Rocky Mount, Inc. and
                CSX Transportation, Inc. (Rocky Mount Facility) (10.9).(12)
  10.47(d)      Amendment No. 7 to Contract CSXT-C-03951, dated as of July
                1, 1997, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.47(d)).(14)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.48         Railroad Transportation Contract, dated as of March 1, 1990, between Cogentrix of Richmond, Inc. and CSX Transportation,
                Inc., as amended (Richmond Facility, Unit I) (10.42).(*)(2)
  10.48(a)      Third Amendment to Railroad Transportation Contract, filed with the ICC on December 13, 1994, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit I) (10.4).(6)
  10.49         Railroad Transportation Contract, dated as of March 1, 1990, between Cogentrix of Richmond, Inc. and CSX Transportation,
                Inc., as amended (Richmond Facility, Unit II) (10.43).(*)(2)
  10.49(a)      Fourth Amendment to Railroad Transportation Contract, filed with the ICC on December 13, 1994, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit II) (10.5).(6)
  10.49(b)      Fifth Amendment to Railroad Transportation Contract,
                effective as of November 16, 1995, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit II) (10.43(b)).(*)(11)
  10.49(c)      Amendment No. 6 to Contract CSXT-C-04033, effective on June
                9, 1998, between Cogentrix of Richmond, Inc. and CSX
                Transportation, Inc. (Richmond Facility).(**)(+)
  10.50         Coal Transportation Agreement, dated as of July 22, 1993,
                between Birchwood Power Partners, L.P. and ER&L-Birchwood,
                Inc. (Birchwood Facility) (10.8).(*)(12)
  10.50(a)      First Amendment to Coal Transportation Agreement, dated as of April 28, 1994, between Birchwood Power Partners, L.P.
                and ER&L Birchwood, Inc. (Birchwood Facility)
                (10.8(a)).(*)(12)
  10.51         Amended and Restated Senior Term Loan Agreement, dated as of
                September 24, 1996, among Cogentrix Eastern Carolina
                Corporation, the Lenders party thereto, Credit Lyonnais New
                York Branch, as Issuing Bank and Agent (Elizabethtown,
                Lumberton and Kenansville Facilities) (10.44).(11)
  10.51(a)      First Amendment to the Amended and Restated Senior Term Loan
                Agreement, dated as of December 1, 1997, among Cogentrix
                Eastern Carolina Corporation, the Lenders party thereto,
                Credit Lyonnais New York Branch, as Issuing Bank and Agent
                (Elizabethtown, Lumberton and Kenansville Facilities)
                (10.51(a)).(15)
  10.52         Amended and Restated Senior Term Loan Agreement and
                Guarantee, dated as of September 24, 1996, among United
                States Trust Company of New York, as Roxboro Owner Trustee,
                United States Trust Company of New York, as Southport Owner
                Trustee, United States Trust Company of New York in its
                individual capacity only to the extent expressly provided
                therein, Cogentrix of North Carolina, Inc.,
                Roxboro/Southport General Partnership, Credit Lyonnais New
                York Branch, as Lender, Administrative Agent and Issuing
                Bank, and the other lenders party thereto (Roxboro and
                Southport Facilities) (10.45).(11)
  10.52(a)      First Amendment to the Amended and Restated Loan Agreement
                and Guarantee, dated as of December 1, 1997, among United
                States Trust Company of New York, as Roxboro Owner Trustee,
                United States Trust Company of New York, as Southport Owner
                Trustee, United States Trust Company of New York in its
                individual capacity only to the extent expressly provided
                therein, Cogentrix of North Carolina, Inc.,
                Roxboro/Southport General Partnership, Credit Lyonnais New
                York Branch, as Lender, Administrative Agent and Issuing
                Bank, and the other lenders party thereto (Roxboro and
                Southport Facilities) (10.52(a)).(15)

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
DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.53         Third Amended and Restated Application for Letter of Credit
                and Reimbursement Agreement, dated as of February 11, 1998, among James River Cogeneration Company, the Banks named
                therein, and Credit Lyonnais, as Issuing Bank and Agent
                (Hopewell Facility) (10.53).(15)
  10.54         Third Amended and Restated Loan Agreement, dated as of
                December 22, 1997, among Cogentrix Virginia Leasing
                Corporation, the lenders party thereto and Credit Lyonnais, as the Agent, Issuing Bank and a Lender (Portsmouth
                Facility) (10.54).(15)
  10.55         Amended and Restated Construction and Term Loan Agreement,
                dated as of December 1, 1993, among Cogentrix of Rocky
                Mount, Inc., the Tranche B Lenders party thereto, and The
                Prudential Insurance Company of America, as Credit Facility
                Agent (Rocky Mount Facility) (10.52).(1)
  10.55(a)      First Amendment, dated as of March 31, 1996, to the Amended and Restated Construction and Term Loan Agreement, dated as of December 1, 1993, among Cogentrix of Rocky Mount, Inc., the Tranche B Lenders party thereto, and The Prudential
                Insurance Company of America, as Credit Facility Agent
                (Rocky Mount Facility) (10.4).(10)
  10.55(b)      Second Amendment, dated as of May 31, 1996, to the Amended and Restated Construction and Term Loan Agreement, dated as of December 1, 1993, among Cogentrix of Rocky Mount, Inc., the Tranche B Lenders party thereto, and The Prudential
                Insurance Company of America, as Credit Facility Agent
                (Rocky Mount Facility)(10.48(b)). (11)
  10.55(c)      Third Amendment, dated as of December 1, 1997, to the
                Amended and Restated Construction and Term Loan Agreement,
                dated as of December 1, 1993, among Cogentrix of Rocky
                Mount, Inc, the Tranche B Lenders party thereto, and The
                Prudential Insurance Company of America, as Credit Facility
                Agent (Rocky Mount Facility) (10.55(c)).(15)
  10.56         Construction and Term Loan Agreement, dated as of June 15,
                1989, among Cogentrix of Pennsylvania, Inc., the lenders
                party thereto and Banque Paribas, New York Branch, as Agent, as amended (Ringgold Facility) (10.53).(1)
  10.56(a)      Third Amendment, dated as of December 1, 1997, to the
                Construction and Term Loan Agreement, dated as of June 15,
                1989, among Cogentrix of Pennsylvania, Inc., the Lenders
                party thereto and Banque Paribas, New York Branch, as Agent
                (Ringgold Facility) (10.56(a)).(15)
  10.57         Amended and Restated Subordinated Note dated April 22, 1994 of Cogentrix of Pennsylvania, Inc. payable to Cogentrix
                Delaware Holdings, Inc. (10.57).(15)
  10.58         Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent, as amended
                (Richmond Facility) (10.55).(1)
  10.58(a)      Fourth Amendment, dated as of February 15, 1995, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.55(a)).(8)
  10.58(b)      Fifth Amendment, dated as of June 1, 1995, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.55(b)).(8)
  10.58(c)      Sixth Amendment, dated as of March 31, 1996, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.5).(10)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.58(d)      Seventh Amendment, dated as of December 1, 1997, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.58(d)).(15)
  10.59         Indenture of Trust, dated as of December 1, 1990, between
                the Industrial Development Authority of the City of
                Richmond, Virginia and Sovran Bank, N.A., as Trustee,
                including First and Second Supplemental Indentures of Trust
                (Richmond Facility) (10.56).(1)
  10.60         Sale Agreement, dated as of December 1, 1990, between the
                Industrial Development Authority of the City of Richmond,
                Virginia and Cogentrix of Richmond, Inc., including First
                and Second Supplemental Sale Agreements (Richmond Facility)
                (10.57).(1)
  10.61         Amended and Restated Loan and Reimbursement Agreement, dated as of July 1, 1998, among Birchwood Power Partners, L.P.,
                the Banks party thereto, John Hancock Mutual Life Insurance
                Company, Allstate Insurance Company, New York Life Insurance
                Company and other Institutions party thereto, Banque
                Paribas, New York Branch, Barclays Bank PLC, Credit Suisse
                First Boston, Union Bank of California, as Co-Agents for the
                Banks, and Credit Suisse, as Issuing Bank and as
                Administrative Agent for the Banks (Birchwood Facility)
                (10.1).(22)
  10.62         Amended and Restated Security Deposit and Intercreditor
                Agreement, dated as of July 1, 1998, among Birchwood Power
                Partners, L.P., the Secured Parties named therein, and
                Credit Suisse First Boston, as Security Agent (Birchwood
                Facility) (10.2).(22)
  10.63         First Amendment to Composite Amendment and Consent to
                Project Loan Agreement and Security Deposit Agreement, among
                Birchwood Power Partners, L.P. and the persons party to the
                Loan and Reimbursement Agreement, dated as of May 18, 1994, as amended, and the Security Deposit and Intercreditor
                Agreement, dated as of May 18, 1994, as amended (Birchwood
                Facility) (10.3).(12)
  10.64         Greenhouse Restructure Amendment, dated as of March 27,
                1997, to the Loan and Reimbursement Agreement, the Security
                Deposit and Intercreditor Agreement, the Loan and
                Contribution Agreement and the Steam Sales Agreement, among the parties obligated under such agreements (Birchwood
                Facility) (10.64).(14)
  10.65         Amended and Restated Security Deposit Agreement, dated as of
                September 24, 1996, among Cogentrix Eastern Carolina
                Corporation, Credit Lyonnais New York Branch, as Senior Debt
                Agent and Issuing Bank and The Chase Manhattan Bank, as
                Security Agent (Elizabethtown, Lumberton and Kenansville
                Facilities) (10.54).(11)
  10.66         Amended and Restated Security Deposit Agreement, dated as of
                September 24, 1996, among United States Trust Company of New
                York, as Roxboro Owner Trustee, United States Trust Company
                of New York, as Southport Owner Trustee, Cogentrix of North
                Carolina, Inc., Roxboro/Southport General Partnership,
                Credit Lyonnais New York Branch, as Administrative Agent and
                Issuing Bank, and The Chase Manhattan Bank, as Security
                Agent (Roxboro and Southport Facilities) (10.55).(11)
  10.67         Third Amended and Restated Security Deposit Agreement, dated as of February 11, 1998, among James River Cogeneration
                Company, Cogentrix of Virginia, Inc., Credit Lyonnais, as
                Grantee and Issuing Bank, and First Union National Bank, as
                Security Agent (Hopewell Facility) (10.67).(15)
  10.68         Third Amended and Restated Security Deposit Agreement, dated as of December 22, 1997, among Cogentrix Virginia Leasing
                Corporation, Credit Lyonnais, as Agent and Issuing Bank, and
                First Union National Bank, as Security Agent (Portsmouth
                Facility) (10.68).(15)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.69         Amended and Restated Security Deposit Agreement, dated as of
                December 1, 1993, among Cogentrix of Rocky Mount, Inc., The
                Prudential Insurance Company of America, as Credit Facility
                Agent and First Union National Bank of North Carolina, as
                Security Agent (Rocky Mount Facility) (10.65).(1)
  10.70         Security Deposit Agreement, dated as of June 15, 1989, among
                Cogentrix of Pennsylvania, Inc., Banque Paribas, New York
                Branch, as Bank Agent and First Union National Bank of North
                Carolina, as Security Agent (Ringgold Facility) (10.66).(1)
  10.71         Security Deposit Agreement, dated as of December 1, 1990,
                among Cogentrix of Richmond, Inc., Banque Paribas, New York
                Branch, as Agent and First Union National Bank of North
                Carolina, as Security Agent (Richmond Facility) (10.67).(1)
  10.71(a)      First Amendment to Security Deposit Agreement, dated
                December 15, 1993, among Cogentrix of Richmond, Inc., Banque
                Paribas, New York Branch, as Agent and First Union National
                Bank of North Carolina, as Security Agent (Richmond
                Facility) (10.67(a)).(2)
  10.72         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Cogentrix, Inc. in favor of Credit
                Lyonnais New York Branch, as Agent (Elizabethtown, Lumberton
                and Kenansville Facilities) (10.61).(11)
  10.73         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Cogentrix of North Carolina Holdings, Inc.
                in favor of Credit Lyonnais New York Branch, as
                Administrative Agent (Roxboro and Southport Facilities)
                (10.62).(11)
  10.74         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Roxboro/Southport I, Inc. in favor of
                Credit Lyonnais New York Branch, as Administrative Agent
                (Roxboro and Southport Facilities) (10.63).(11)
  10.75         General Partner Assignment and Security Agreement, dated as of September 24, 1996, made by Roxboro/Southport II, Inc. in favor of Credit Lyonnais New York Branch, as Administrative
                Agent (Roxboro and Southport Facilities) (10.64).(11)
  10.76         General Partner Assignment and Security Agreement, dated as of September 24, 1996, made by Roxboro/Southport I, Inc. in favor of Credit Lyonnais New York Branch, as Administrative
                Agent (Roxboro and Southport Facilities) (10.65).(11)
  10.77         Stock Pledge Agreement, dated as of December 1, 1986,
                between Cogentrix, Inc., as Pledgor, and Banque Paribas, New
                York Branch, as Agent, as amended (Hopewell Facility)
                (10.78).(1)
  10.77(a)      Amendment No. 2 to Pledge and Security Agreement, dated as of July 1, 1996, made by Cogentrix, Inc., as Pledgor to
                Banque Paribas, New York Branch, as Grantee (Hopewell
                Facility) (10.66(a)).(11)
  10.77(b)      Amendment No. 3 to Pledge and Security Agreement, dated as of February 11, 1998, by and between Cogentrix, Inc., as
                Pledgor, and Credit Lyonnais, as Grantee (Hopewell Facility)
                (10.77(b)).(15)
  10.78         Assignment and Security Agreement, dated as of October 1,
                1987, between Cogentrix of Virginia, Inc. and Banque
                Paribas, New York Branch, as Grantee, as amended (Hopewell
                Facility (10.79).(1)
  10.78(a)      Amendment No. 2 to Assignment and Security Agreement, dated as of July 1, 1996, between Cogentrix of Virginia, Inc. and
                Banque Paribas, New York Branch, as Grantee (Hopewell
                Facility) (10.67(a)).(11)
  10.78(b)      Amendment No. 3 to Assignment and Security Agreement, dated as of February 11, 1998, between Cogentrix of Virginia, Inc.
                and Credit Lyonnais, as Grantee (Hopewell Facility)
                (10.78(b)).(15)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.79         Third Amended and Restated Pledge Agreement, dated as of
                December 22, 1997, made by Cogentrix, Inc., as Pledgor, and
                Credit Lyonnais, as Agent (Portsmouth Facility) (10.79).(15)
  10.80         Pledge Agreement, dated as of June 15, 1989, between
                Cogentrix, Inc., as Pledgor and Banque Paribas, New York
                Branch, as Agent (Ringgold Facility) (10.81).(1)
  10.81         Amended and Restated Stock Pledge Agreement, dated as of
                November 19, 1996, by and between Cogentrix/Birchwood Two,
                L.P., as Pledgor, and Birchwood Power Partners, L.P., as
                Lender (Birchwood Facility) (10.4).(12)
  10.82         Ground Lease, dated as of August 23, 1984, between Cogentrix of North Carolina, Inc. (then known as Cogentrix Leasing
                Corporation) and West Point Stevens Inc. (then known as West
                Point-Pepperell, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation) (Elizabethtown
                Facility) (10.82).(1)
  10.83         Ground Lease, dated as of August 23, 1984, between Cogentrix of North Carolina, Inc. (then known as Cogentrix Leasing
                Corporation) and West Point Stevens Inc. (then known as West
                Point-Pepperell, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation) (Lumberton
                Facility) (10.83).(1)
  10.84         Ground Lease, dated as of November 30, 1984, between
                Cogentrix of North Carolina, Inc. (then known as Cogentrix
                Leasing Corporation) and Guilford Mills, Inc., as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation) (Kenansville Facility) (10.84).(1)
  10.85         Lease (SBD 9284; RE-81558) from Seaboard System Railroad,
                Inc. to Cumberland Elkhorn Coal and Coke, Inc., dated
                December 17, 1985, assigned by Cumberland Elkhorn Coal &
                Coke, Inc. to Oxbow Carbon and Minerals Inc. and further
                assigned by Oxbow Carbon & Minerals, Inc. to Cogentrix
                Eastern Carolina Corporation, as amended (Kenansville
                Facility) (10.85).(1)
  10.86         Lease (SBD 8074; RE-81558) from Seaboard System Railroad,
                Inc. to Cumberland Elkhorn Coal & Coke, Inc., dated October
                4, 1985, assigned by Cumberland Elkhorn Coal & Coke, Inc. to
                Oxbow Carbon and Minerals Inc. and further assigned by Oxbow
                Carbon & Minerals, Inc. to Cogentrix Eastern Carolina
                Corporation, as amended (Kenansville Facility) (10.86).(1)
  10.87         Agreement (SBD 8801; RE-81558) dated October 2, 1985, as
                amended, between CSX Transportation, Inc. (as successor to the rights and obligations of Seaboard System Railroad,
                Inc.), and Cogentrix Eastern Carolina Corporation (as
                successor to the rights of Oxbow Carbon & Minerals, Inc.,
                which succeeded to the rights and obligations of Cumberland
                Elkhorn Coal & Coke, Inc. by assignment), as amended
                (Kenansville Facility) (10.87).(1)
  10.88         Agreement (SBD 10257; RE-83767) dated June 18, 1986, as
                amended, between CSX Transportation, Inc. (as successor to the rights and obligations of Seaboard System Railroad,
                Inc.), and Cogentrix Eastern Carolina Corporation (as
                successor to the rights of Oxbow Carbon & Minerals, Inc.,
                which succeeded to the rights and obligations of Cumberland
                Elkhorn Coal & Coke, Inc. by assignment), as amended
                (Elizabethtown and Lumberton Facilities) (10.88).(1)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.89         Lease Agreement, dated as of November 10, 1987, between
                United States Trust Company of New York, as Roxboro Owner
                Trustee, as Lessor, and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation), as Lessee, as amended (Roxboro Facility)
                (10.89).(1)
  10.89(a)      Fourth Amendment to Lease Agreement, dated as of September
                24, 1996, between United States Trust Company, as Roxboro
                Owner Trustee and Cogentrix of North Carolina, Inc. (Roxboro
                Facility) (10.77(a)).(11)
  10.90         Lease Agreement, dated as of November 10, 1987, between
                United States Trust Company of New York, as Southport Owner
                Trustee, as Lessor, and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation), as Lessee, as amended (Southport Facility)
                (10.90).(1)
  10.90(a)      Fourth Amendment to Lease Agreement, dated as of September
                24, 1996, between United States Trust Company, as Southport
                Owner Trustee and Cogentrix of North Carolina, Inc.
                (Southport Facility) (10.78(a)).(11)
  10.91         Ground Lease, dated as of December 31, 1985, between United
                States Trust Company, as Roxboro Owner Trustee, as Lessee,
                and Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation), as Lessor
                (Roxboro Facility) (10.91).(1)
  10.92         Amended and Restated Ground Lease, dated as of December 31,
                1985, between Carolina Power & Light Company, as Lessor, and
                Cogentrix of North Carolina, Inc. (successor by merger to
                Cogentrix Carolina Leasing Corporation), as Lessee, as
                amended (Southport Facility) (10.92).(1)
  10.93         Ground Lease, dated January 31, 1986, between Allied-Signal,
                Inc., as Lessor, and Cogentrix of Virginia, Inc., as Lessee,
                as amended (assigned to and assumed by James River
                Cogeneration Company) (Hopewell Facility) (10.93).(1)
  10.94         Ground Lease and Easement, dated as of December 15, 1986,
                between Virginia Chemicals, Inc., as Lessor and Cogentrix
                Virginia Leasing Corporation, as Lessee (Portsmouth
                Facility) (10.94).(1)
  10.95         Ground Lease, dated as of December 13, 1990, between
                Cogentrix of Richmond, Inc., as Lessee, and E.I. du Pont de
                Nemours and Company, as Lessor (Richmond Facility)
                (10.95).(1)
  10.96         Amended and Restated Land Lease Agreement, dated as of
                February 18, 1988, among Arrowpoint Associates Limited
                Partnership, as Landlord, and Cogentrix, Inc., CI
                Properties, Inc. and Equipment Leasing Partners, as Tenant,
                as amended (assigned to and assumed by Equipment Leasing
                Partners, with Cogentrix, Inc., as guarantor) (Corporate
                Headquarters) (10.96).(1)
  10.97         Amended and Restated Lease Agreement, dated as of April 30,
                1993, among Equipment Leasing Partners, as Landlord,
                Cogentrix, Inc., as Tenant, and CI Properties, Inc., as
                amended (Corporate Headquarters) (10.97).(1)
  10.98         Letter Agreement, dated May 25, 1989, among Cogentrix, Inc.,
                Cogentrix of Richmond, Inc. (formerly named Cogentrix of
                Petersburg, Inc.), and WV Hydro, Inc., as amended (Richmond
                Facility) (10.98).(1)
  10.99         Consulting Agreement, dated as of September 27, 1991,
                between Robert W. Lewis and Cogentrix, Inc., as amended
                (assigned to and assumed by Cogentrix Energy, Inc.)
                (10.99).(1)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.100        Consulting Agreement, dated as of September 30, 1993,
                between Cogentrix, Inc. and W.E. Garrett (assigned to and
                assumed by Cogentrix Energy, Inc.) (10.100).(1)
  10.101        Consulting Agreement, dated as of September 30, 1993,
                between Cogentrix, Inc. and C&L Account Ten Inc. (assigned to and assumed by Cogentrix Energy, Inc.) (10.101).(1)
  10.102        Form of Profit-Sharing Plan (I) (10.102).(1)
  10.103        Form of Profit-Sharing Plan (II) (10.103).(1)
  10.104        Executive Incentive Bonus Plan (10.104).(2)
  10.105        Facility Cash Flow Incentive Compensation Agreement with
                Robert W. Lewis (10.105).(1)
  10.106        General Partnership Agreement dated as of September 30, 1987 between Cogentrix of Virginia, Inc. and Capistrano
                Cogeneration Company (10.110).(1)
  10.107        Adoption of Stock Transfer Agreement dated as of December
                30, 1993 among Cogentrix Energy, Inc., Cogentrix Inc., David
                J. Lewis, Robert W. Lewis and James E. Lewis (10.111).(1)
  10.108        Employment Agreement, dated as of June 24, 1994, between
                David J. Lewis and Cogentrix Energy, Inc. (10.115).(3)
  10.109        Employment Agreement, dated as of May 1, 1997, between Mark
                F. Miller and Cogentrix Energy, Inc. (10.109).(14)
  10.110        Employment Agreement, dated as of January 1, 1994, between
                Dennis W. Alexander and Cogentrix Energy, Inc. (10.110).(15)
  10.111        Power Purchase Agreement, dated as of September 30, 1994,
                between Mangalore Power Company and Karnataka Electricity
                Board (Phase One Facility) (10.1).(4)
  10.112        Power Purchase Agreement, dated as of September 30, 1994,
                between Mangalore Power Company and Karnataka Electricity
                Board (Phase Two Facility) (10.2).(4)
  10.113        Transaction Agreement by and among SEI Birchwood, Inc.,
                Birchwood Development Corp., Birchwood Power Partners, L.P.,
                Cogentrix/Birchwood Two, L.P. and Cogentrix Energy, Inc.,
                dated as of November 23, 1994 (Birchwood Facility) (2.1).(5)
  10.114        Engineering, Procurement and Construction Agreement, dated as of December 8, 1994, between Cogentrix Energy, Inc. and
                Public Utility District No. 1 of Clark County, Washington,
                together with Letter Agreement, dated January 18, 1995
                (Clark Facility) (10.1).(6)
  10.115        Development and Engineering Agreement, dated as of December
                8, 1994, between Cogentrix of Vancouver, Inc. and Public
                Utility District No. 1 of Clark County, Washington (Clark
                Facility) (10.2).(6)
  10.116        Operation and Maintenance Agreement, dated as of December 8,
                1994, between Cogentrix of Vancouver, Inc. and Public
                Utility District No. 1 of Clark County, Washington (Clark
                Facility) (10.3).(6)
  10.117        Amended and Restated Facility Operations and Maintenance
                Agreement, dated as of May 18, 1994, between Southern
                Electric International, Inc. and Birchwood Power Partners,
                L.P. (Birchwood Facility) (10.5).(*)(12)
  10.118        Operating Agreement, dated as of November 14, 1997, between
                Greenhost, Inc., as Owner, and Village Farms of Virginia,
                Inc., as Operator (Birchwood Facility) (10.1).(*)(17)
  10.119        Amended and Restated Limited Partnership Agreement of
                Birchwood Power Partners, L.P., dated December 15, 1994
                (Birchwood Facility) (10.6).(6)
  10.120        Equity Contribution Agreement, dated as of December 15,
                1994, among Cogentrix Energy, Inc., Cogentrix Delaware
                Holdings, Inc., Birchwood Power Partners, L.P., and Credit
                Suisse (Birchwood Facility) (10.9).(6)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.121        Limited Partner Pledge Agreement, dated as of December 15,
                1994, made by Cogentrix/Birchwood Two, L.P. in favor of
                Credit Suisse (Birchwood Facility) (10.10).(6)
  10.122        General Partner Pledge Agreement, dated as of December 15,
                1994, made by Cogentrix/Birchwood Two, L.P. in favor of
                Credit Suisse (Birchwood Facility) (10.11).(6)
  10.123        Agreement of Limited Partnership of Rathdrum Generation
                Partners Limited Partnership, dated as of November 3, 1994, by and among BTU Energy I, Inc. and Cogentrix of Rathdrum I,
                Inc., as General Partners, and BTU Energy II, Inc. and
                Cogentrix of Rathdrum II, Inc., as Limited Partners
                (10.131).(8)
  10.124        Supplemental Retirement Savings Plan (10.132).(8)
  10.125        Trust Under Supplemental Retirement Savings Plan, dated
                April 17, 1995, by and between Cogentrix Energy, Inc. and
                Wachovia Bank of North Carolina, N.A. of Winston Salem,
                North Carolina, as Trustee (10.133).(8)
  10.126        Consulting and Noncompetition Employment Agreement, dated as of August 11, 1995, between Cogentrix Energy, Inc. and
                George T. Lewis, Jr. (10.135).(8)
  10.127        Joint Development Agreement, dated as of July 14, 1995,
                between Cogentrix Mauritius Company and Malconna Company
                Limited (10.136).(*)(8)
  10.128        Support Agreement, dated as of July 14, 1995, from Cogentrix
                Energy, Inc. to Malconna Company Limited (10.137).(8)
  10.129        Amended and Restated Credit Agreement, dated as of October
                29, 1998, among Cogentrix Energy, Inc., the Lenders (as
                defined therein), Australia and New Zealand Banking Group
                Limited, CIBC Oppenheimer Corporation, and The Bank of Nova
                Scotia, as the lead arrangers, and Australia and New Zealand
                Banking Group Limited, as the Agent (as defined therein) and as the Issuing Bank (as defined therein).(+)
  10.130        Amended and Restated Guarantee, dated as of October 29,
                1998, made by Cogentrix Delaware Holdings, Inc. in favor of the Borrower Creditors (as defined therein).(+)
  10.131        Agreement of Limited Partnership of Village Farms of Texas,
                L.P., dated as of February 6, 1996, by and among Cogentrix of Fort Davis I, Inc. and Village Farms of Delaware, L.L.C.,
                as General Partners, and Cogentrix of Fort Davis II, Inc.
                and Village Farms, L.L.C., as Limited Partners
                (10.6).(*)(10)
  10.132        Guaranty, dated as of February 14, 1996, made by Cogentrix
                Energy, Inc. in favor of Farm Credit Bank of Texas and Texas
                Production Credit Association, as Lenders, and CoBank, ACB,
                as Administrative Agent, to guarantee certain obligations of
                Village Farms of Texas, L.P. (10.7).(10)
  10.133        Agreement of Limited Partnership, dated as of March 10,
                1997, of Pocono Village Farms, L.P. by and among Cogentrix of Pocono, Inc., Cogentrix Greenhouse Investments, Inc.,
                Village Farms of Delaware, L.L.C. and Village Farms, L.L.C.
                (10.1).(13)
  10.134        Agreement of Limited Partnership, dated as of June 4, 1997, of Village Farms of Marfa, L.P. by and among Cogentrix of
                Marfa, Inc., Cogentrix Greenhouse Investments, Inc., Village
                Farms of Delaware, L.L.C. and Village Farms, L.L.C.
                (10.134).(*)(14)
  10.135        Agreement of Limited Partnership, dated as of September 4,
                1997, of Village Farms of Buffalo, L.P. by and among
                Cogentrix of Buffalo, Inc., Cogentrix Greenhouse
                Investments, Inc., Village Farms of Delaware, L.L.C. and
                Village Farms, L.L.C. (10.135).(*)(14)
  10.135(a)     Amendment to Agreement of Limited Partnership, dated as of
                April 17, 1998, by and among Cogentrix of Buffalo, Inc.,
                Cogentrix Greenhouse Investments, Inc., Village Farms of
                Delaware, L.L.C., and Village Farms, L.L.C. (10.3).(17)
  10.136        Amended and Restated Limited Partnership Agreement, dated as of June 30, 1995, among LSP-Cottage Grove, Inc., Granite
                Power Partners, L.P., and TPC Cottage Grove, Inc.(18)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.136(a)     Amendment #1 to the Cottage Grove Partnership Agreement.(19)
  10.136(b)     Consent, Waiver and Amendment No. 2, dated March 20, 1998, to the Amended and Restated Limited Partnership Agreement of
                LSP-Cottage Grove, L.P.(21)
  10.137        Amended and Restated Partnership Agreement, dated as of June
                30, 1995, among LSP-Whitewater I, Inc., Granite Power
                Partners, L.P. and TPC Whitewater, Inc.(18)
  10.137(a)     Consent, Waiver and Amendment No. 1, dated March 20, 1998, to the Amended and Restated Limited Partnership Agreement of
                LSP-Whitewater Limited Partnership.(21)
  10.138        Power Purchase Agreement, dated as of May 9, 1994, between
                Northern States Power Company and LSP-Cottage Grove,
                L.P.(18)
  10.139        Power Purchase Agreement, dated as of December 21, 1993,
                between Wisconsin Electric Power Company and LSP-Whitewater
                Limited Partnership.(18)
  10.139(a)     Amendment to Power Purchase Agreement, dated as of February
                10, 1994, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(18)
  10.139(b)     Second Amendment to Power Purchase Agreement, dated as of
                October 5, 1994, between Wisconsin Electric Power Company
                and LSP-Whitewater Limited Partnership.(18)
  10.139(c)     Third Amendment to Power Purchase Agreement, dated as of May
                5, 1995, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(18)
  10.139(d)     Fourth Amendment to Power Purchase Agreement, dated March
                18, 1997, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(20)
  10.139(e)     Fifth Amendment to Power Purchase Agreement, dated February
                26, 1998, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(21)
  10.140        Equity Contribution Agreement, dated as of August 28, 1998, among LSP Batesville Holding, LLC, LSP Energy Limited
                Partnership, and IBJ Schroder Bank and Trust Company
                (Batesville Facility).(+)
  12.1          Statement Regarding: Computation of Ratio of Earnings to
                Fixed Charges.(+)
  21.1          Direct and Indirect Subsidiaries of Cogentrix Energy,
                Inc.(+)
  23.1          Consent of Moore & Van Allen, PLLC (contained in the opinion filed as Exhibit 5.1).(+)
  23.2          Independent Auditors' Consent of Arthur Andersen LLP.
  23.3          Consent of Independent Accountants of PricewaterhouseCoopers
                LLP.
  23.4          Independent Certified Public Accountants' Consent of KPMG
                LLP.
  23.5          Consent of Independent Auditors of Ernst & Young LLP.
  23.6          Independent Auditors' Consent of Deloitte & Touche LLP.
  23.7          Consent of Independent Accountants of PricewaterhouseCoopers
                LLP.
  24.1          Power of Attorney of Directors and Officers of Cogentrix
                Energy, Inc.(+)
  24.2          Power of Attorney of Directors and Officers of Cogentrix
                Delaware Holdings, Inc.(+)
  25.1          Form T-1 Statement of Eligibility of First Union National
                Bank, as Trustee.(+)
  99.1          Form of Letter of Transmittal.(+)
  99.2          Form of Notice of Guaranteed Delivery.(+)

---------------

 (*) Certain portions of these exhibits have been omitted pursuant to previously approved requests for confidential treatment.

(**) Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

 (+) Previously filed.

 (1) Incorporated by reference to Registration Statement on Form S-1 (File No. 33-74254) filed January 19, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (2) Incorporated by reference to Amendment No. 2 to Registration Statement on Form S-1 (File No. 33-74254) filed March 7, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (3) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 28, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (4) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed November 14, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (5) Incorporated by reference to the Form 8-K (File No. 33-74254) filed December 29, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (6) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed February 14, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (7) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 16, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (8) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 28, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (9) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed November 14, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(10) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 3, 1996. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(11) Incorporated by reference to the Form 10-K (File No. 33-74254) filed October 10, 1996. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(12) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed February 14, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(13) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 15, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(14) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 29, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(15) Incorporated by reference to the Form 10-K (File No. 33-74254) filed March 30, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(16) Incorporated by reference to the Form 8-K (File No. 33-74254) filed April 6, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(17) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 15, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(18) Incorporated herein by reference from the Registration Statement on Form S-4, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership on August 16, 1995, as amended, or from the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(19) Incorporated herein by reference from the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(20) Incorporated herein by reference from the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(21) Incorporated herein by reference from the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(22) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed August 14, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(23) Incorporated by reference to the Form 8-K (File No. 33-74254) filed November 4, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

     (B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are included in Part II of the Registration Statement:

          None.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (1) Each undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrants hereby undertake to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrants hereby undertake to file an application for the purpose of determining eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Securities Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on March 16, 1999.


                                          COGENTRIX ENERGY, INC.

                                          By:    /s/ THOMAS F. SCHWARTZ
                                            ------------------------------------
                                                     Thomas F. Schwartz
                                              Senior Vice President - Finance
                                                       and Treasurer


     Pursuant to the requirements of the Securities Act, this amendment no. 5 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

              /s/ GEORGE T. LEWIS, JR.*                Chairman of the Board of Directors  March 16, 1999
-----------------------------------------------------
                George T. Lewis, Jr.

                 /s/ DAVID J. LEWIS*                   Vice Chairman, Chief Executive      March 16, 1999
-----------------------------------------------------    Officer and Director (Principal
                   David J. Lewis                        Executive Officer)

                 /s/ MARK F. MILLER*                   President, Chief Operating Officer  March 16, 1999
-----------------------------------------------------    and Director
                   Mark F. Miller

                 /s/ JAMES E. LEWIS*                   Executive Vice President and        March 16, 1999
-----------------------------------------------------    Director
                   James E. Lewis

               /s/ DENNIS W. ALEXANDER                 Group Senior Vice President,        March 16, 1999
-----------------------------------------------------    General Counsel, Secretary and
                 Dennis W. Alexander                     Director

                 /s/ JAMES R. PAGANO                   Group Senior Vice President --      March 16, 1999
-----------------------------------------------------    Development, Mergers and
                   James R. Pagano                       Acquisitions

                 /s/ BETTY G. LEWIS*                   Director                            March 16, 1999
-----------------------------------------------------
                   Betty G. Lewis

                /s/ ROBERT W. LEWIS*                   Director                            March 16, 1999
-----------------------------------------------------
                   Robert W. Lewis

                  /s/ W.E. GARRETT*                    Director                            March 16, 1999
-----------------------------------------------------
                    W.E. Garrett

              /s/ JOHN A. TILLINGHAST*                 Director                            March 16, 1999
-----------------------------------------------------
                 John A. Tillinghast

               /s/ THOMAS F. SCHWARTZ                  Senior Vice President -- Finance    March 16, 1999
-----------------------------------------------------    and Treasurer (Principal
                 Thomas F. Schwartz                      Financial and Accounting
                                                         Officer)

             *By: /s/ THOMAS F. SCHWARTZ
  ------------------------------------------------
                 Thomas F. Schwartz
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on March 16, 1999.


                                          COGENTRIX DELAWARE HOLDINGS, INC.

                                          By:    /s/ THOMAS F. SCHWARTZ
                                            ------------------------------------
                                                     Thomas F. Schwartz
                                              Senior Vice President - Finance
                                                       and Treasurer


     Pursuant to the requirements of the Securities Act, this amendment no. 5 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----
                 /s/ JAMES R. PAGANO                   President and Director (Principal   March 16, 1999
-----------------------------------------------------    Executive Officer)
                   James R. Pagano

               /s/ DAVID P. FONTELLO*                  Director                            March 16, 1999
-----------------------------------------------------
                  David P. Fontello

               /s/ THOMAS F. SCHWARTZ                  Senior Vice President -- Finance    March 16, 1999
-----------------------------------------------------    Treasurer and Director
                 Thomas F. Schwartz                      (Principal Financial and
                                                         Accounting Officer)

             *By: /s/ THOMAS F. SCHWARTZ
  ------------------------------------------------
                 Thomas F. Schwartz
                  Attorney-in-fact